  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 10, 1998
                                                   REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             UNITED RENTALS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
         DELAWARE                  7353                  06-1493538
     (STATE OR OTHER         (PRIMARY STANDARD        (I.R.S. EMPLOYER
     JURISDICTION OF     INDUSTRIAL CLASSIFICATION     IDENTIFICATION
     INCORPORATION OR             NUMBER)                  NUMBER)
      ORGANIZATION)

                          FOUR GREENWICH OFFICE PARK
                         GREENWICH, CONNECTICUT 06830
                                (203) 622-3131
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               BRADLEY S. JACOBS
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                             UNITED RENTALS, INC.
                          FOUR GREENWICH OFFICE PARK
                         GREENWICH, CONNECTICUT 06830
                                (203) 622-3131
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  Copies to:

  Stephen M. Besen, Esq.    Joseph Ehrenreich, Esq.     Kent V. Graham, Esq.
  Weil, Gotshal & Manges     Ehrenreich Eilenberg      O'Melveny & Myers LLP
           LLP               Krause & Zivian LLP      1999 Avenue of the Stars
     767 Fifth Avenue         11 East 44th Street      Los Angeles, CA 90067
    New York, NY 10153        New York, NY 10017           (310) 553-6700
      (212) 310-8000            (212) 986-9700

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger (the "Merger") of UR Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Registrant, with and into U.S. Rentals, Inc., a Delaware corporation ("USR"), as described in the Agreement and Plan of Merger attached as Exhibit A to the Joint Proxy Statement/Prospectus forming part of this Registration Statement.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

                                ---------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                                    PROPOSED
                                    AMOUNT     PROPOSED MAXIMUM     MAXIMUM        AMOUNT OF
     TITLE OF EACH CLASS OF         TO BE       OFFERING PRICE     AGGREGATE     REGISTRATION
  SECURITIES TO BE REGISTERED    REGISTERED(1)    PER UNIT(2)   OFFERING PRICE(3)    FEE(4)
---------------------------------------------------------------------------------------------
Common Stock, par value $0.01
 per share......................  29,620,913        $20.03        $593,341,518    $175,035.75
---------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) The amount of common stock, par value $0.01 per share, of the Registrant ("URI Common Stock") to be registered hereunder has been determined on the basis of the exchange rate for such shares in the Merger (i.e., 0.9625 of a share of URI Common Stock for each share of common stock, par value
    $0.01 per share, of USR ("USR Common Stock")).
(2) Represents the quotient obtained by dividing (i) the proposed maximum aggregate offering price (determined as described in note (3) below) and
    (ii) the number of shares of URI Common Stock being registered hereunder.
(3) Estimated pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee. Represents the product of (i) $19.28 (the average of the high and low sales prices per share of USR Common Stock as reported on the New York Stock Exchange on September 8, 1998) and (ii) 30,774,975 (the maximum number of outstanding shares of USR Common Stock which will be converted into shares of URI Common Stock in the Merger).
(4) Pursuant to Rules 0-11 and 14a-6(i) under the Securities Exchange Act of 1934, as amended, a fee of $283,217.19 was paid on July 14, 1998 upon the initial filing by the Registrant and USR with the Commission of their preliminary joint proxy materials relating to the Merger. Pursuant to such Rules and Rule 457(b) under the Securities Act, the registration fee in respect of this filing has been completely offset by the amount of the fee previously paid upon the filing of such preliminary proxy materials. Accordingly, no additional fee is payable to the Commission with the filing of this Registration Statement.
                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

UNITED RENTALS, INC.                                          U.S. RENTALS, INC.

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

  The respective Boards of Directors of United Rentals and U.S. Rentals have agreed on a merger transaction designed to create one of the largest and most geographically diversified equipment rental companies in North America. The combined company will continue under the name "UNITED RENTALS, INC." and will be headquartered in Greenwich, Connecticut.

  If the merger is completed, U.S. Rentals stockholders will receive 0.9625 shares of United Rentals Common Stock for each share of U.S. Rentals Common Stock that they own immediately prior to the effective time of the merger. United Rentals stockholders will continue to own their existing shares of United Rentals Common Stock after the merger. All outstanding options to purchase shares of U.S. Rentals Common Stock will be assumed by United Rentals and converted into options to purchase United Rentals Common Stock, subject to the exchange ratio. Based on the number of shares of U.S. Rentals Common Stock outstanding on August 28, 1998, approximately 29.6 million shares of United Rentals Common Stock may be issued to U.S. Rentals stockholders in connection with the merger, which will represent approximately 44.2% of the outstanding stock of United Rentals after the merger. The merger cannot be completed unless U.S. Rentals stockholders adopt the merger agreement and United Rentals stockholders approve an amendment to the United Rentals certificate of incorporation increasing the number of authorized shares of United Rentals Common Stock and the issuance of shares of United Rentals Common Stock to U.S. Rentals stockholders in connection with the merger.

  Each of our Boards of Directors has determined that the terms of the merger agreement and the merger are fair to and in the best interests of our respective stockholders and has unanimously approved and adopted the merger agreement. THEREFORE, THE UNITED RENTALS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITED RENTALS STOCKHOLDERS VOTE FOR APPROVAL OF AN AMENDMENT TO THE UNITED RENTALS CERTIFICATE OF INCORPORATION INCREASING THE AUTHORIZED NUMBER OF SHARES OF UNITED RENTALS COMMON STOCK AND THE ISSUANCE OF THE UNITED RENTALS COMMON STOCK TO U.S. RENTALS STOCKHOLDERS IN CONNECTION WITH THE MERGER; AND THE U.S. RENTALS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT U.S. RENTALS STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT. THE UNITED RENTALS BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT UNITED RENTALS STOCKHOLDERS VOTE FOR APPROVAL OF THE ADOPTION OF THE UNITED RENTALS 1998 STOCK OPTION PLAN.

  Whether or not you plan to attend a meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the adoption of the merger agreement, in the case of the U.S. Rentals meeting, in favor of the amendment to the United Rentals certificate of incorporation, the share issuance and the adoption of the United Rentals 1998 Stock Option Plan, in the case of the United Rentals meeting, and in the discretion of the proxy holder, in the case of either meeting, with respect to any other matter which may properly come before such meeting, including any adjournment or postponement thereof.

  The dates, times and places of the meetings are as follows:

FOR UNITED RENTALS STOCKHOLDERS:
SEPTEMBER 29, 1998; 11:00 A.M.
PLACE: THE ST. REGIS HOTEL
   2 EAST 55TH STREET
   NEW YORK, NEW YORK 10022


FOR U.S. RENTALS STOCKHOLDERS:
SEPTEMBER 29, 1998; 10:00 A.M.
PLACE: THE ST. REGIS HOTEL
   2 EAST 55TH STREET
   NEW YORK, NEW YORK 10022

  This Joint Proxy Statement/Prospectus constitutes a prospectus of United Rentals relating to the issuance of United Rentals Common Stock in connection with the merger and a joint proxy statement for both United Rentals and U.S. Rentals in connection with the solicitation of proxies by their respective Boards of Directors for use at their respective meetings of stockholders. This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

/s/ Bradley S. Jacobs                    /s/ Richard D. Colburn

Bradley S. Jacobs                        Richard D. Colburn
Chairman of the Board and Chief          Chairman of the Board of Directors
Executive Officer                        U.S. Rentals, Inc.
United Rentals, Inc.

 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE UNITED RENTALS COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS JOINT PROXY
 STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


This Joint Proxy Statement/Prospectus is dated September 11, 1998 and is being first mailed to stockholders on September 14, 1998.

                              UNITED RENTALS, INC.
                           FOUR GREENWICH OFFICE PARK

                          GREENWICH, CONNECTICUT 06830

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 29, 1998

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of United Rentals, Inc., a Delaware corporation ("United Rentals"), will be held at The St. Regis Hotel, 2 East 55th Street, New York, New York 10022 on September 29, 1998 at 11:00 a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve an amendment to the United Rentals certificate of incorporation (the "Charter Amendment") to increase the authorized number of shares of United Rentals common stock, par value $0.01 per share ("United Rentals Common Stock"), from 75,000,000 shares to 500,000,000 shares;

    2. To consider and vote upon a proposal to approve, subject to approval of the Charter Amendment, the issuance of United Rentals Common Stock (the "Share Issuance") pursuant to an Agreement and Plan of Merger, dated as of June 15, 1998, as amended and restated on August 31, 1998 (the "Merger Agreement"), among United Rentals, UR Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of United Rentals ("Merger Sub"), and U.S. Rentals, Inc. ("U.S. Rentals"). Pursuant to the Merger Agreement, Merger Sub would be merged with and into U.S. Rentals (the "Merger"), U.S. Rentals would become a wholly owned subsidiary of United Rentals and, among other things, each share of common stock, par value $0.01 per share, of U.S. Rentals outstanding at the effective time of the Merger would be converted into the right to receive 0.9625 shares of United Rentals Common Stock, all as more fully described in the materials that follow this notice;

    3. To consider and vote upon a proposal to approve the adoption of the United Rentals 1998 Stock Option Plan; and

    4. To transact such other business incident to the conduct of the meeting as may properly come before the Special Meeting or any adjournments or postponement thereof, including adjournment or postponements for the purpose of soliciting additional proxies to approve the Charter Amendment, the Share Issuance and the adoption of the United Rentals 1998 Stock Option Plan.

  The Board of Directors of United Rentals has fixed the close of business on August 28, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. Only holders of record of shares of United Rentals Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting.

  YOUR VOTE IS IMPORTANT. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF UNITED RENTALS COMMON STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING IS REQUIRED FOR APPROVAL OF THE CHARTER AMENDMENT AND THE AFFIRMATIVE VOTE OF A MAJORITY OF THOSE SHARES OF UNITED RENTALS COMMON STOCK PRESENT AND VOTING IS REQUIRED TO APPROVE THE ADOPTION OF THE UNITED RENTALS 1998 STOCK OPTION PLAN AND THE ISSUANCE OF UNITED RENTALS COMMON STOCK IN CONNECTION WITH THE MERGER (PROVIDED THAT THE TOTAL NUMBER OF VOTES CAST ON THE PROPOSAL REPRESENTS OVER 50% OF THE SHARES OF UNITED RENTALS COMMON STOCK ENTITLED TO VOTE ON THE PROPOSAL). EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU DO ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                         By Order of the Board of Directors,

                                         /s/ John N. Milne

                                         John N. Milne
                                         Vice Chairman and Secretary

Greenwich, Connecticut
September 11, 1998

                               U.S. RENTALS, INC.
                               1581 CUMMINS DRIVE

                           MODESTO, CALIFORNIA 95358

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 29, 1998

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of U.S. Rentals, Inc., a Delaware corporation ("U.S. Rentals"), will be held at The St. Regis Hotel, 2 East 55th Street, New York, New York 10022 on September 29, 1998 at 10:00 a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 15, 1998, as amended and restated on August 31, 1998 (the "Merger Agreement"), among U.S. Rentals, United Rentals, Inc., a Delaware corporation ("United Rentals"), and UR Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of United Rentals ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub would be merged with and into U.S. Rentals (the "Merger"), U.S. Rentals would become a wholly owned subsidiary of United Rentals and, among other things, each share of common stock, par value $.01 per share, of U.S. Rentals ("U.S. Rentals Common Stock") outstanding at the effective time of the Merger would be converted into the right to receive 0.9625 shares of common stock, par value $.01 per share, of United Rentals, all as more fully described in the materials that follow this notice; and

    2. To transact such other business incident to the conduct of the meeting as may properly come before the Special Meeting or any adjournments or postponements thereof, including adjournments or postponements of the Special Meeting for the purpose of soliciting additional proxies to adopt the Merger Agreement.

    The Board of Directors of U.S. Rentals has fixed the close of business on August 28, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. Only holders of record of shares of U.S. Rentals Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting. Holders of U.S. Rentals Common Stock are not entitled to any appraisal rights under Delaware law in respect of the Merger.

  RICHARD D. COLBURN, CHAIRMAN OF THE BOARD OF DIRECTORS OF U.S. RENTALS, BENEFICIALLY OWNS APPROXIMATELY 67% OF THE OUTSTANDING U.S. RENTALS COMMON STOCK AND HAS AGREED TO VOTE SUCH SHARES IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT. ACCORDINGLY, ADOPTION OF THE MERGER AGREEMENT BY THE STOCKHOLDERS OF U.S. RENTALS IS ASSURED. REGARDLESS, HOLDERS OF U.S. RENTALS COMMON STOCK ARE URGED TO VOTE ON THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

  EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU DO ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                         By Order of the Board of Directors,

                                         /s/ Richard D. Colburn

                                         Richard D. Colburn
                                         Chairman of the Board of Directors

Modesto, California
September 11, 1998

                        JOINT PROXY STATEMENT/PROSPECTUS
                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
QUESTIONS AND ANSWERS......................................................   1
SUMMARY....................................................................   3
  Market Price and Dividend Data...........................................   9
  United Rentals Selected Historical Consolidated Financial Information....  10
  U.S. Rentals Selected Historical Financial Information...................  11
  Summary Combined Unaudited Pro Forma Condensed Financial Information.....  12
  Comparative Unaudited Per Share Data.....................................  15
FORWARD-LOOKING STATEMENTS.................................................  16
THE COMPANIES..............................................................  17
  United Rentals...........................................................  17
  Merger Sub...............................................................  17
  U.S. Rentals.............................................................  17
RISK FACTORS...............................................................  18
THE SPECIAL MEETINGS.......................................................  23
  Date, Time and Place of the Meetings; Purposes of the Meetings...........  23
  Record Date and Outstanding Shares.......................................  24
  Voting and Revocation of Proxies.........................................  24
  Votes Required...........................................................  25
  Solicitation of Proxies..................................................  26
  Other Matters............................................................  26
THE MERGER.................................................................  27
  General Description of the Merger........................................  27
  Background of the Merger.................................................  27
  Reasons for the Merger; Recommendation of the Boards of Directors........  31
  Opinion of Financial Advisors to United Rentals..........................  35
  Opinion of Financial Advisors to U.S. Rentals............................  38
  Certain Information Provided.............................................  44
  Interests of Certain Persons in the Merger...............................  44
  Material United States Federal Income Tax Consequences...................  46
  Accounting Treatment.....................................................  47

                                                                          PAGE
                                                                          ----
  Governmental and Regulatory Approvals..................................  48
  Restrictions on Resales by Affiliates..................................  48
  Stock Market Listing...................................................  48
  Appraisal Rights.......................................................  48
MATERIAL TERMS OF THE MERGER AGREEMENT...................................  49
  The Merger.............................................................  49
  Effective Time.........................................................  49
  Conversion of Shares; Exchange of Stock Certificates; No Fractional
   Shares................................................................  49
  Treatment of U.S. Rentals Stock Options................................  50
  Representations and Warranties.........................................  51
  Certain Covenants......................................................  51
  Conditions.............................................................  54
  Termination............................................................  56
  Fees and Expenses......................................................  57
  Amendment; Extension; Waiver...........................................  58
  Certain Terms of the Voting Agreements.................................  59
COMBINED UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS..............  60
MANAGEMENT OF UNITED RENTALS FOLLOWING THE MERGER........................  74
  Board of Directors.....................................................  74
  Executive Officers.....................................................  75
ADDITIONAL MATTERS TO BE CONSIDERED AT THE UNITED RENTALS SPECIAL
 MEETING.................................................................  76
DESCRIPTION OF UNITED RENTALS CAPITAL STOCK..............................  81
COMPARISON OF STOCKHOLDERS' RIGHTS.......................................  83
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF UNITED
 RENTALS.................................................................  86
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF U.S.
 RENTALS.................................................................  88

                        JOINT PROXY STATEMENT/PROSPECTUS
                         TABLE OF CONTENTS--(CONTINUED)

                                                                           PAGE
                                                                           ----
LEGAL MATTERS............................................................   89
EXPERTS..................................................................   89
SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS...............................   90
WHERE YOU CAN FIND MORE INFORMATION......................................   91
INDEX OF DEFINED TERMS...................................................   92
APPENDICES
Exhibit A--Amended and Restated Agreement and Plan of Merger among U.S.
 Rentals, Inc., United Rentals, Inc. and UR Acquisition Corporation
Exhibit B--U.S. Rentals Voting Agreement
Exhibit C--United Rentals Voting Agreement
Exhibit D--Form of Employment Agreement between United Rentals and Mr.
 Berry
Exhibit E--Form of Employment Agreement between United Rentals and Mr.
 McKinney
Exhibit F--Form of Registration Rights Agreement
Exhibit G--Opinion of Goldman, Sachs & Co.
Exhibit H--Opinion of Donaldson, Lufkin & Jenrette Securities Corporation

                                                                          PAGE
                                                                          ----
Exhibit I--Description of United Rentals
      Selected Historical and Pro Forma Consolidated
       Financial Information.............................................  I-2
      Management's Discussion
       and Analysis of Financial
       Condition and Results of
       Operations........................................................  I-4
      Business........................................................... I-13
      Management......................................................... I-23
      Certain Transactions............................................... I-30
      Index to Financial Statements...................................... I-31
Exhibit J--United Rentals 1998 Stock Option Plan
Exhibit K--U.S. Rentals' Annual Report on Form 10-K for the year ended
 December 31, 1997
Exhibit L--U.S. Rentals' Quarterly Report on Form 10-Q for the quarter ended March 31, 1998
Exhibit M--U.S. Rentals' Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

                          QUESTIONS AND ANSWERS ABOUT
                    THE UNITED RENTALS/U.S. RENTALS MERGER

Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE? HOW WILL I BENEFIT?

A: We believe that the merger of United Rentals and U.S. Rentals will create one of the largest and most geographically diversified equipment rental companies in North America. We believe the merger will provide opportunities to achieve substantial operating and administrative benefits for the combined company and its stockholders that might not otherwise be available. The combination of United Rentals' and U.S. Rentals' financial resources, management and equipment will produce a stronger company better able to capitalize on growth opportunities and serve its existing customer base as well as new customers.

Q: WHAT WILL U.S. RENTALS STOCKHOLDERS RECEIVE FOR THEIR U.S. RENTALS SHARES?

A: U.S. Rentals stockholders will be entitled to receive 0.9625 shares of United Rentals Common Stock in exchange for each share of U.S. Rentals Common Stock. This exchange ratio will not change, even if the market price of United Rentals Common Stock or U.S. Rentals Common Stock increases or decreases between now and the date that the merger is completed.

Q: WILL UNITED RENTALS STOCKHOLDERS RECEIVE ANY SHARES AS A RESULT OF THE
   MERGER?

A: No. The merger will not have any effect on the number of shares of United
   Rentals Common Stock that United Rentals stockholders own.

Q: WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the September 29, 1998 United Rentals special meeting (if you are a United Rentals stockholder) or at the September 29, 1998 U.S. Rentals special meeting (if you are a U.S. Rentals stockholder).

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy card is voted at the applicable stockholder meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the appropriate meeting and vote in person. Your attendance alone will not, however, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the procedure provided by your broker to change those instructions.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If you are a U.S. Rentals stockholder, after the merger is completed you will receive written instructions for exchanging your stock certificate(s) representing shares of U.S. Rentals Common Stock as of the effective time for stock certificate(s) representing shares of United Rentals Common Stock. If you are a United Rentals stockholder, you will keep your stock certificates.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS?

A: The exchange of shares of U.S. Rentals Common Stock for shares of United
   Rentals Common Stock in connection with the merger is intended to be tax-free to U.S. Rentals stockholders for federal income tax purposes. You will, however, recognize gain or loss with respect to any cash received by you for fractional shares. Your tax basis in the shares of United Rentals Common Stock that you will receive in connection with the merger will equal your current tax basis in your U.S. Rentals Common Stock. The merger will not have any effect on United Rentals stockholders for federal income tax purposes.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We hope to complete the merger in the fall of 1998. We are working toward completing the merger as quickly as possible.

Q: WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

A: Both of our companies file periodic reports and other information with the Securities and Exchange Commission. You may read and copy this information at the Commission's public reference facilities. Please call the Commission at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the Commission at http://www.sec.gov and at the offices of the New York Stock Exchange. For a more detailed description of the information available, please see page 91.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you are a United Rentals stockholder and you have more questions about the merger, you should contact:

                                Michael J. Nolan
                              United Rentals, Inc.
                           Four Greenwich Office Park
                          Greenwich, Connecticut 06830
                           Telephone: (203) 622-3131

                                       or

                              Georgeson & Company
                                 Incorporated,
                             United Rentals' proxy
                               solicitor, who may
                              be called toll-free
                               at (800) 223-2064

  If you are a U.S. Rentals stockholder and you have more questions about the merger, you should contact:

                                John S. McKinney
                               U.S. Rentals, Inc.
                               1581 Cummins Drive
                           Modesto, California 95358
                           Telephone: (209) 544-9000

                                       or

                              Georgeson & Company
                                 Incorporated,
                              U.S. Rentals' proxy
                               solicitor, who may
                              be called toll-free
                               at (800) 223-2064

                                    SUMMARY

  This summary primarily highlights selected information from this document and may not contain all of the information that is important to you. To understand the proposed merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the other available information referred to in "Where You Can Find More Information" (page 91). The merger agreement is attached as Exhibit A to this Joint Proxy Statement/Prospectus. We encourage you to read the merger agreement. It is the legal document that governs the merger. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

                                 THE COMPANIES

UNITED RENTALS, INC. (PAGE 17)
Four Greenwich Office Park
Greenwich, Connecticut 06830

  United Rentals is a large and geographically diversified equipment rental company with 269 rental locations in 31 states and Canada. United Rentals rents a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies, homeowners and other individuals. United Rentals also sells used rental equipment, acts as a distributor for certain new equipment, and sells related merchandise and parts. United Rentals commenced equipment rental operations in October 1997 by acquiring six established equipment rental companies and has acquired 66 additional equipment rental companies to date in 1998.

U.S. RENTALS, INC. (PAGE 17)
1581 Cummins Drive
Modesto, California 95358

  U.S. Rentals is the second largest equipment rental company in the United States and the largest in the Western United States based on 1997 rental revenues. U.S. Rentals currently operates 129 stores in 23 states and Mexico and generates an average of approximately 145,000 rental contracts per month from a diverse base of customers including commercial and residential construction, industrial and homeowner customers. U.S. Rentals owns more than 100,000 pieces of rental equipment comprised of over 600 equipment categories including aerial work platforms, forklifts, paving and concrete equipment, compaction equipment, air compressors, hand tools and plumbing, landscaping and gardening equipment. U.S. Rentals also sells new equipment manufactured by nationally known companies, used equipment from its rental fleet and rental-related merchandise, parts and supplies.

                      OUR REASONS FOR THE MERGER (PAGE 31)

  We believe that the merger of United Rentals and U.S. Rentals will create one of the largest and most geographically diversified equipment rental companies in North America. We believe the merger will provide opportunities to achieve substantial operating and administrative benefits for the combined company and its stockholders that might not otherwise be available. The combination of United Rentals' and U.S. Rentals' financial resources, management and equipment will produce a stronger company better able to capitalize on growth opportunities and serve its existing customer base as well as new customers.

                       THE STOCKHOLDER MEETINGS (PAGE 23)

  United Rentals. A Special Meeting of the stockholders of United Rentals will be held on September 29, 1998, at The St. Regis Hotel, 2 East 55th Street, New York, New York 10022 at 11:00 a.m. local time. At the meeting, United Rentals stockholders will be asked to:

 . approve an amendment to the United Rentals certificate of incorporation to increase the number of authorized shares of United Rentals Common Stock from 75,000,000 to 500,000,000;

 . approve the issuance of shares of United Rentals Common Stock to U.S. Rentals stockholders in connection with the merger; and

 . approve the adoption of the United Rentals 1998 Stock Option Plan.

  U.S. Rentals. A Special Meeting of the stockholders of U.S. Rentals will be held on September 29, 1998, at The St. Regis Hotel, 2 East 55th Street, New York, New York 10022 at 10:00 a.m. local time. At the meeting, U.S. Rentals stockholders will be asked to adopt the merger agreement.

                 OUR RECOMMENDATIONS TO STOCKHOLDERS (PAGE 31)

 To United Rentals Stockholders:

  The United Rentals Board of Directors believes that the merger is fair to you and in your best interest and unanimously recommends that you vote "FOR" the approval of the amendment to the United Rentals certificate of incorporation, "FOR" the issuance of the United Rentals shares to the U.S. Rentals stockholders in connection with the merger and "FOR" the adoption of the United Rentals 1998 Stock Option Plan.

 To U.S. Rentals Stockholders:

  The U.S. Rentals Board of Directors believes that the merger is fair to you and in your best interest and unanimously recommends that you vote "FOR" adoption of the merger agreement.

                    RECORD DATE AND VOTING POWER (PAGE 24)

  United Rentals. You are entitled to vote at the United Rentals special meeting if you owned shares of United Rentals Common Stock at the close of business on August 28, 1998, the record date for the special meeting. You will have one vote at the United Rentals special meeting for each share of United Rentals Common Stock you owned on the record date on each of the matters to be considered at the special meeting. There are 37,328,491 shares of United Rentals Common Stock entitled to be voted at the special meeting.

  U.S. Rentals. You are entitled to vote at the U.S. Rentals special meeting if you owned shares of U.S. Rentals Common Stock at the close of business on August 28, 1998, the record date for the special meeting. You will have one vote at the U.S. Rentals special meeting for each share of U.S. Rentals Common Stock you owned on the record date for each of the matters to be considered at the special meeting. There are 30,774,975 shares of U.S. Rentals Common Stock entitled to be voted at the special meeting.

                           VOTES REQUIRED (PAGE 25)

  United Rentals. The transaction of business at the United Rentals special meeting requires the presence in person or by proxy of the holders of a majority of the outstanding shares of United Rentals Common Stock entitled to vote at the special meeting. If a quorum is present, (i) approval of the amendment to the certificate of incorporation of United Rentals requires the affirmative vote of a majority of the outstanding shares of United Rentals Common Stock entitled to vote and (ii) approval of the share issuance and adoption of the Stock Option Plan each requires the affirmative vote of a majority of the shares of United Rentals Common Stock cast on the proposal (provided that the total number of votes cast on the proposal represents a majority of the shares of United Rentals Common Stock entitled to vote on the proposal).

  Bradley S. Jacobs, Chairman and Chief Executive Officer of United Rentals, beneficially owns 10,000,100 shares of United Rentals Common Stock, constituting approximately 26.8% of the outstanding United Rentals Common Stock. Mr. Jacobs also has currently exercisable warrants to acquire an additional 5,000,000 shares which, if exercised, would give him ownership of a total of approximately 40.2% of the outstanding United Rentals Common Stock. Mr. Jacobs had not exercised any of such warrants as of the record date for the United Rentals special meeting. As part of the transaction, Mr. Jacobs has agreed to vote all of his shares of United Rentals Common Stock in favor of both the amendment to the United Rentals certificate of incorporation and the share issuance.

  U.S. Rentals. The transaction of business at the U.S. Rentals special meeting requires the presence in person or by proxy of the holders of a majority of the outstanding shares of U.S. Rentals Common Stock entitled to vote at the special meeting. If a quorum is present at the U.S. Rentals special meeting, adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of U.S. Rentals Common Stock entitled to vote thereon.

  Richard D. Colburn, Chairman of the Board of U.S. Rentals, beneficially owns 20,603,105 shares of U.S. Rentals Common Stock, constituting approximately 67% of the outstanding U.S. Rentals Common Stock. AS PART OF THE TRANSACTION, MR. COLBURN HAS AGREED TO VOTE ALL OF SUCH SHARES IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT. ACCORDINGLY, ADOPTION OF THE MERGER AGREEMENT IS ASSURED. NOTWITHSTANDING MR. COLBURN'S AGREEMENT, HOWEVER, ALL HOLDERS OF U.S. RENTALS COMMON STOCK ARE URGED TO VOTE ON THE ADOPTION OF THE MERGER AGREEMENT.

                       SHARE OWNERSHIP (PAGES 86 AND 88)

  United Rentals. As of the record date for the United Rentals special meeting, the directors and executive officers of United Rentals (including Mr. Bradley Jacobs) owned approximately 34% of the shares of United Rentals Common Stock entitled to vote at the special meeting. Each of them has advised United Rentals that he or she plans (or, in the case of Mr. Jacobs, has agreed) to vote all such shares in favor of the approval of the charter amendment, the share issuance and the adoption of the United Rentals 1998 Stock Option Plan.

  U.S. Rentals. As of the record date for the U.S. Rentals special meeting, the directors and executive officers of U.S. Rentals (including Mr. Richard D. Colburn) owned approximately 68.2% of the shares of U.S. Rentals Common Stock entitled to vote at the special meeting. Each of them has advised U.S. Rentals that he or she plans (or, in the case of Mr. Colburn, has agreed) to vote all such shares in favor of adoption of the merger agreement.

               OPINIONS OF FINANCIAL ADVISORS (PAGES 35 AND 38)

  United Rentals. Goldman, Sachs & Co. ("Goldman Sachs") has delivered its opinion dated June 15, 1998 to the United Rentals Board of Directors to the effect that, as of such date, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to United Rentals.

  The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Exhibit G and is incorporated herein by reference. The opinion of Goldman Sachs referred to herein does not constitute a recommendation as to how any holder of shares of United Rentals Common Stock should vote with respect to such transaction. HOLDERS OF SHARES OF UNITED RENTALS COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "The Merger--Opinion of Financial Advisors to United Rentals."

  U.S. Rentals. In deciding to approve the merger agreement, one of the factors that the U.S. Rentals Board of Directors considered was the opinion of its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), that, as of June 15, 1998, the exchange ratio was fair to the holders of shares of U.S. Rentals Common Stock (the "Public Stockholders") other than Ayr, Inc. and Richard D. Colburn from a financial point of view. The opinion of DLJ referred to herein does not constitute a recommendation as to how any holder of shares of U.S. Rentals Common Stock should vote with respect to such transaction. The full text of DLJ's opinion describes the bases and assumptions on which its opinion was rendered and is attached as Exhibit H to this Joint Proxy Statement/Prospectus. U.S. RENTALS URGES ITS STOCKHOLDERS TO READ DLJ'S OPINION CAREFULLY AND IN ITS ENTIRETY. See "The Merger--Opinion of Financial Advisors to U.S. Rentals."

                 WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 27)

  United Rentals Stockholders. After the merger, each share of United Rentals Common Stock will remain outstanding and will represent one share of the combined company, which will continue under the name "United Rentals, Inc."

  U.S. Rentals Stockholders. In connection with the merger, U.S. Rentals stockholders will be entitled to receive 0.9625 shares of United Rentals Common Stock in exchange for each share of U.S. Rentals Common Stock they own. Because the merger agreement provides that United Rentals will not issue fractional shares in connection with the merger, you will receive a cash payment for the value of the remaining fraction of a share of United Rentals Common Stock that you would otherwise receive in connection with the merger.

                          OWNERSHIP OF UNITED RENTALS
                             FOLLOWING THE MERGER

  Based on the number of shares of U.S. Rentals Common Stock outstanding as of the record date for the U.S. Rentals special meeting, we anticipate that United Rentals will issue approximately 29.6 million shares of United Rentals Common Stock to U.S. Rentals stockholders in connection with the merger and that such shares will constitute approximately 44.2% of the outstanding shares of United Rentals Common Stock after the merger.

BOARD OF DIRECTORS AND MANAGEMENT OF UNITED RENTALS FOLLOWING THE MERGER (PAGE
                                      74)

  Each of the current members of the United Rentals Board of Directors will continue to serve on the Board of Directors of the combined company. In addition, pursuant to the merger agreement, United Rentals and U.S. Rentals have agreed that the Board of Directors of United Rentals at the time the merger is completed will be increased by four members, and will include Mr. Colburn, William F. Berry, President and Chief Executive Officer of U.S. Rentals, one other member of the current U.S. Rentals Board of Directors selected by United Rentals and one person to be mutually agreed upon by Mr. Jacobs and Mr. Colburn. Mr. Colburn will become Chairman Emeritus of the United Rentals Board of Directors and Mr. Jacobs will remain as Chairman of the Board and Chief Executive Officer of United Rentals.

  In addition, pursuant to the merger agreement, United Rentals will enter into employment contracts with Mr. Berry and John S. McKinney, the Chief Financial Officer of U.S. Rentals. Mr. Berry will become President of United Rentals and Mr. McKinney will become Vice President, Finance. Wayland R. Hicks, currently President and Chief Operating Officer of United Rentals, will become Vice Chairman and Chief Operating Officer, John N. Milne will remain as Vice Chairman and Chief Acquisition Officer and Michael J. Nolan will remain as Chief Financial Officer of United Rentals.

                   OTHER INTERESTS OF OFFICERS AND DIRECTORS
                            IN THE MERGER (PAGE 44)

  In considering the recommendation of the U.S. Rentals Board of Directors that U.S. Rentals stockholders adopt the merger agreement, U.S. Rentals stockholders should be aware that a number of U.S. Rentals' officers and directors have interests in the merger that are different from other U.S. Rentals stockholders.

  Pursuant to the merger agreement, United Rentals will enter into employment contracts, which will become effective at the effective time of the merger, with Mr. Berry, who will become President of United Rentals, and Mr. McKinney, who will become Vice President, Finance. Pursuant to these employment contracts, Messrs. Berry and McKinney will receive options to purchase additional shares of United Rentals Common Stock. In addition, under their current employment contracts, certain deferred compensation payments will become due upon the merger pursuant to which Messrs. Berry and McKinney will receive $2,666,683 and $1,333,342, respectively.

  Under the terms of U.S. Rentals' stock option plan, all outstanding U.S. Rentals stock options issued pursuant to the plan will become vested on the affirmative vote by U.S. Rentals stockholders in favor of the adoption of the merger agreement. Under the terms of the merger agreement, the U.S. Rentals stock options will become options to purchase United Rentals Common Stock. In addition, Messrs. Berry and McKinney will have certain registration rights with respect to shares of United Rentals Common Stock subject to their options.

  In addition, United Rentals has agreed to indemnify each officer and director of U.S. Rentals against losses arising from his or her service as a director or officer of U.S. Rentals and will also continue to maintain directors' and officers' liability insurance for such persons.

                       CONDITIONS TO THE MERGER (PAGE 54)

  United Rentals and U.S. Rentals will not complete the merger unless a number of conditions are satisfied or, if permitted, waived by them. These include:

 . the adoption of the merger agreement by the stockholders of U.S. Rentals;

 . the approval by the stockholders of United Rentals of the amendment to the certificate of incorporation of United Rentals and the share issuance in connection with the merger;

 . the absence of any law, regulation or order making the merger illegal or prohibiting the merger;

 . the receipt of necessary approvals from U.S. governmental authorities; and

 . the receipt of letters from their respective independent accountants that it is appropriate to account for the merger as a pooling of interests.

                        GOVERNMENTAL APPROVALS (PAGE 48)

  On June 26, 1998, United Rentals and U.S. Rentals each filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 a premerger notification with the Department of Justice and the Federal Trade Commission in respect of the merger. On July 9, 1998, United Rentals and U.S. Rentals were advised that early termination of the waiting period under such Act had been granted.

                           NO SOLICITATION (PAGE 52)

  United Rentals and U.S. Rentals have each agreed not to initiate or, subject to certain exceptions which may not be exercised until after October 14, 1998, engage in any discussions with another party regarding a business combination with such other party while the merger is pending, provided that United Rentals or U.S. Rentals may each continue to acquire other companies.

                 TERMINATION OF THE MERGER AGREEMENT (PAGE 56)

  United Rentals and U.S. Rentals mutually can agree to terminate the merger agreement at any time, whether before or after the receipt of stockholder approval, without completing the merger. In addition, either company can terminate the merger agreement if:

 . the merger is not completed before December 31, 1998;

 . a governmental authority prohibits the merger;

 . the stockholders of U.S. Rentals do not adopt the merger agreement;

 . the stockholders of United Rentals do not approve the amendment to the United Rentals certificate of incorporation or the issuance of shares of United Rentals Common Stock in connection with the merger;

 . the other party materially breaches or fails to comply with (and fails to cure such breach or failure within the requisite time period) any of its representations, warranties, covenants or agreements set forth in the merger agreement; or

 . after October 14, 1998 and before the special meeting of its stockholders, under certain circumstances, by a party if the Board of Directors of such party withdraws or modifies its recommendation to its stockholders in accordance with the merger agreement or accepts a superior proposal from a third party.

                          TERMINATION FEES (PAGE 57)

  The merger agreement requires United Rentals or U.S. Rentals to pay the other certain fees if the merger agreement is terminated under the following circumstances: (i) $15 million if the agreement is terminated because of a non-willful breach of the agreement, (ii) $30 million if the merger agreement is terminated because of a willful breach of the merger agreement or (iii) $30 million if the merger agreement is terminated upon the occurrence of certain of the events described under the caption "Termination of the Merger Agreement" above.

                          VOTING AGREEMENTS (PAGE 58)

  Richard D. Colburn, Chairman of the Board of U.S. Rentals, beneficially owns 20,603,105 shares of U.S. Rentals Common Stock constituting approximately 67% of the outstanding U.S. Rentals Common Stock. As part of the transaction, Mr. Colburn has agreed to vote such shares in favor of adoption of the merger agreement. Accordingly, the adoption of the merger agreement is assured.

  Bradley S. Jacobs, Chairman and Chief Executive Officer of United Rentals, beneficially owns 10,000,100 shares of United Rentals Common Stock constituting approximately 26.8% of the outstanding United Rentals Common Stock. Mr. Jacobs also has currently exercisable warrants to acquire an additional 5,000,000 shares which, if exercised, would give him ownership of a total of approximately 40.2% of the outstanding United Rentals Common Stock. Mr. Jacobs had not exercised any of such warrants as of the record date for the United Rentals special meeting. As part of the transaction, Mr. Jacobs has agreed to vote all of his shares of United Rentals Common Stock in favor of both the amendment to the United Rentals certificate of incorporation increasing the number of authorized shares of United Rentals Common Stock and the issuance of shares of United Rentals Common Stock in connection with the merger.

                          MATERIAL FEDERAL INCOME TAX
                            CONSEQUENCES (PAGE 46)

  The merger is intended to be tax free to United Rentals, U.S. Rentals and U.S. Rentals stockholders, who will not recognize any gain or loss for federal income tax purposes in connection with the merger, except with respect to any cash received in lieu of fractional shares. The merger is conditioned upon the receipt of legal opinions to that effect.

  TAX MATTERS CAN BE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER TO YOU.

                  ANTICIPATED ACCOUNTING TREATMENT (PAGE 47)

  The merger is expected to be accounted for as a "pooling of interests" for financial accounting purposes. The receipt of letters from each of United Rentals' and U.S. Rentals' independent accountants to the effect that it is appropriate to account for the merger as a pooling of interests is a condition to the closing of the merger.

                              NO APPRAISAL RIGHTS

  Neither United Rentals' nor U.S. Rentals' stockholders are entitled to any appraisal rights in connection with the merger.

                      COMPARATIVE RIGHTS OF U.S. RENTALS
                   AND UNITED RENTALS STOCKHOLDERS (PAGE 83)

  In connection with the merger, if you are a U.S. Rentals stockholder, you will receive shares of United Rentals Common Stock and become a United Rentals stockholder. There are various differences between the rights of U.S. Rentals stockholders and the rights of United Rentals stockholders. If you are a United Rentals stockholder, there will be no change in your rights as a United Rentals stockholder after the merger. However, the number of authorized and outstanding shares of United Rentals Common Stock will be increased significantly as a result of the amendment to the certificate of incorporation of United Rentals and the consummation of the merger.

UNITED RENTALS 1998 STOCK OPTION PLAN (PAGE 76)

  The Compensation Committee of the United Rentals Board of Directors adopted the United Rentals 1998 Stock Option Plan in the form attached as Exhibit J to this Joint Proxy Statement/Prospectus. The United Rentals 1998 Stock Option Plan provides for the grant of up to 4,000,000 stock options to officers and directors of United Rentals and its subsidiaries. The plan is designed to provide incentives to attract, retain, and motivate highly competent persons as officers and directors of United Rentals and its subsidiaries by providing them opportunities to acquire United Rentals Common Stock, and to assist in aligning the interests of United Rentals' officers and directors with those of its stockholders.

                         MARKET PRICE AND DIVIDEND DATA

  The United Rentals Common Stock is listed for trading on the New York Stock Exchange (the "NYSE") under the symbol "URI." The U.S. Rentals Common Stock is listed for trading on the NYSE and the Pacific Stock Exchange under the symbol "USR." The following table sets forth the range of high and low per share sales prices for United Rentals Common Stock and U.S. Rentals Common Stock, as reported on the NYSE Composite Tape, for the period since December 18, 1997, in the case of United Rentals, and since February 21, 1997, in the case of U.S. Rentals. The exchange ratio for the merger is 0.9625 shares of United Rentals Common Stock for each share of U.S. Rentals Common Stock outstanding at the effective time of the merger.

                                                   UNITED RENTALS  U.S. RENTALS
                                                   --------------- -------------
                                                    HIGH     LOW    HIGH   LOW
                                                   ------- ------- ------ ------
1997
  First Quarter................................... $   --  $   --  $22.75 $16.50
  Second Quarter..................................     --      --   28.00  15.25
  Third Quarter...................................     --      --   29.63  28.75
  Fourth Quarter..................................   19.31   14.38  27.75  23.00
1998
  First Quarter................................... $ 27.38 $ 17.25 $29.13 $21.38
  Second Quarter..................................   42.00   24.13  39.44  27.13
  Third Quarter (through September 9, 1998).......   48.06   18.12  45.25  17.50

  On June 15, 1998, the last trading day immediately preceding the public announcement of the proposed merger, the closing sales prices on the NYSE per share of United Rentals Common Stock and U.S. Rentals Common Stock were $33.38 and $30.19, respectively. On September 9, 1998, the last trading day for which closing sales prices were available prior to the time of the printing of this Joint Proxy Statement/Prospectus, the closing sales prices on the NYSE per share of United Rentals Common Stock and U.S. Rentals Common Stock were $19.56 and $18.00, respectively.

  The equivalent per share price (as defined in the following sentence) of shares of U.S. Rentals Common Stock on June 15, 1998 and September 9, 1998, was $32.13 and $18.83, respectively. The "equivalent per share price" of shares of U.S. Rentals Common Stock represents the closing sales price on the NYSE per share of United Rentals Common Stock on the applicable date, multiplied by the exchange ratio.

  Because the market price of shares of United Rentals Common Stock inherently is subject to fluctuation, the market value of the shares of United Rentals Common Stock that holders of shares of U.S. Rentals Common Stock will receive in connection with the merger may increase or decrease before or after the proposed merger. See "Risk Factors--Fixed Exchange Ratio." STOCKHOLDERS ARE ENCOURAGED TO OBTAIN CURRENT QUOTATIONS FOR SHARES OF UNITED RENTALS COMMON STOCK AND U.S. RENTALS COMMON STOCK.

  Neither United Rentals nor U.S. Rentals has paid any dividends on its common stock. After the merger, United Rentals has no plans to pay dividends on its common stock and intends to continue to retain its earnings for the foreseeable future for use in the operation and expansion of its business. The agreements governing United Rentals' outstanding indebtedness prohibit or restrict the payment of cash dividends on the United Rentals Common Stock. The payment of future dividends on United Rentals Common Stock will be determined by the Board of Directors of United Rentals in light of conditions then existing.

       SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF UNITED RENTALS

  The following table presents selected income statement and balance sheet data of United Rentals. The balance sheet data of United Rentals as of December 31, 1997 and the income statement data of United Rentals for the period from August 14, 1997 (inception) to December 31, 1997 (which includes the operations of the companies acquired by United Rentals from their respective acquisition dates through December 31, 1997) are derived from the audited Consolidated Financial Statements of United Rentals included elsewhere in this Joint Proxy Statement/Prospectus. The balance sheet data of United Rentals as of June 30, 1998 and the income statement data of United Rentals for the six months ended June 30, 1998 are derived from the unaudited Consolidated Financial Statements of United Rentals included elsewhere in this Joint Proxy Statement/Prospectus. The following data should be read in conjunction with (i) the information set forth in Exhibit I to this Joint Proxy Statement/Prospectus under "Selected Historical and Pro Forma Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and
(ii) the Consolidated Financial Statements and the related notes thereto of United Rentals included elsewhere in this Joint Proxy Statement/Prospectus.

                                                         PERIOD FROM
                                                          AUGUST 14,
                                                             1997
                                                         (INCEPTION)  SIX MONTHS
                                                           THROUGH      ENDED
                                                         DECEMBER 31,  JUNE 30,
                                                             1997        1998
                                                         ------------ ----------
                                                          (IN THOUSANDS, EXCEPT
                                                                   PER
                                                               SHARE DATA)
INCOME STATEMENT DATA:
Total revenues..........................................   $10,633     $127,351
Total cost of operations................................     6,822       80,112
                                                           -------     --------
Gross profit............................................     3,811       47,239
Selling general and administrative expense..............     3,311       25,102
Non-rental depreciation and amortization................       262        3,815
                                                           -------     --------
Operating income........................................       238       18,322
Interest expense........................................       454        4,937
Other income............................................      (270)        (528)
                                                           -------     --------
Income before taxes.....................................        54       13,913
Income taxes............................................        20        5,693
                                                           -------     --------
Net income..............................................   $    34     $  8,220
                                                           =======     ========
Basic earnings per share................................   $  0.00     $   0.27
                                                           =======     ========
Diluted earnings per share..............................   $  0.00     $   0.23
                                                           =======     ========
Depreciation and amortization...........................   $ 1,301     $ 18,380
                                                           =======     ========
Dividends on Common Stock...............................       --           --

                                                             AS OF      AS OF
                                                          DECEMBER 31, JUNE 30,
                                                              1997       1998
                                                          ------------ --------
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents................................   $ 68,608   $  5,486
Rental equipment, net....................................     33,408    298,956
Total assets.............................................    169,110    889,164
Debt.....................................................      1,074    389,181
Stockholders' equity.....................................    157,730    418,394

               SELECTED HISTORICAL FINANCIAL DATA OF U.S. RENTALS
  The following selected historical financial data for the years ended December 31, 1995, 1996 and 1997 and as of December 31, 1996 and 1997 have been derived from the financial statements of U.S. Rentals, which have been audited by PricewaterhouseCoopers LLP, independent accountants, and included elsewhere in this Joint Proxy Statement/Prospectus. The selected historical financial data for the years ended December 1993 and 1994 and as of December 31, 1993, 1994 and 1995 have been derived from the financial statements of U.S. Rentals, which have been audited but are not contained in or incorporated by reference herein. The selected historical financial data as of June 30, 1997 and 1998 and for the six months ended June 30, 1997 and 1998 were derived from unaudited financial statements prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of U.S. Rentals' financial position and results of operations. The results of operations for any interim period are not necessarily indicative of results to be expected for a full year. The data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto of U.S. Rentals included elsewhere in this Joint Proxy Statement/Prospectus.

                                                                                    SIX MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,                      JUNE 30,
                           ------------------------------------------------------ ----------------------
                              1993       1994       1995       1996       1997       1997        1998
                           ---------- ---------- ---------- ---------- ---------- ----------  ----------
                                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenues................   $  143,582 $  187,758 $  242,847 $  305,837 $  424,693 $  177,415  $  271,360
Income from operations..       12,686     23,786     38,022     42,154     43,591      2,420      36,417
Income (loss) before
 income taxes and
 extraordinary item.....       13,891     22,484     31,092     33,458     35,748       (281)     27,530
Income tax expense (b)..          405        499        468        374     29,407     14,455      11,067
                           ---------- ---------- ---------- ---------- ---------- ----------  ----------
Net income (loss) before
 extraordinary item.....       13,486     21,985     30,624     33,084      6,341    (14,736)     16,463
Extraordinary item, net
 of tax benefit of
 $995...................          --         --         --         --       1,511      1,511         --
                           ---------- ---------- ---------- ---------- ---------- ----------  ----------
Net income (loss).......   $   13,486 $   21,985 $   30,624 $   33,084 $    4,830 $  (16,247) $   16,463
                           ========== ========== ========== ========== ========== ==========  ==========
Basic net income (loss)
 per share..............   $     0.65 $     1.06 $     1.48 $     1.59 $     0.17 $    (0.58) $     0.54
Diluted net income
 (loss) per share.......   $     0.65 $     1.06 $     1.48 $     1.59 $     0.16 $    (0.57) $     0.52
Basic weighted average
 shares outstanding.....   20,748,975 20,748,975 20,748,975 20,748,975 29,351,715 27,946,777  30,760,301
Diluted weighted average
 shares outstanding.....   20,748,975 20,748,975 20,748,975 20,748,975 29,843,752 28,537,859  31,920,944
PRO FORMA FOR THE
 RECAPITALIZATION AND
 THE IPO (a):
Pro forma income before
 income taxes...........                                               $   57,935 $   21,906
Pro forma income tax
 expense (b)............                                                   23,290      8,806
                                                                       ---------- ----------
Pro forma net income....                                               $   34,645 $   13,100
                                                                       ========== ==========
Pro forma net income per
 share..................                                               $     1.13 $     0.43
Shares used in computing
 pro forma net income
 per share..............                                               30,748,975 30,748,975
PRO FORMA TRANSACTIONS:
Termination of deferred
 compensation
 agreements.............                                               $   20,290 $   20,290
Interest expense........                                                    1,897      1,897
Non-recurring expenses
 of the Predecessor not
 transferred to the
 Company................                                                      --         --
                                                                       ---------- ----------
                                                                       $   22,187 $   22,187
                                                                       ========== ==========
BALANCE SHEET DATA (AT
 END OF PERIOD):
Rental equipment, net...   $   65,606 $  112,563 $  152,848 $  205,982 $  390,598 $  270,183  $  521,696
Total assets............      125,390    187,525    245,184    324,448    585,811    395,646     769,065
Total debt..............       48,419     84,751    105,696    186,710    220,300     77,300     378,600

--------
(a) The pro forma results of operations assume the Recapitalization (defined below) and the subsequent IPO (defined below) occurred on January 1, 1997, along with the following items: (i) one-time charge relating to termination of deferred compensation agreements with certain employees, (ii) interest expense as a result of reductions of indebtedness and (iii) income and expenses from non-operating assets of the Predecessor (defined below) not transferred to U.S. Rentals. The pro forma operations data has been prepared for comparative purposes only and does not purport to represent what U.S. Rentals' actual results of operations would have been had the Recapitalization and the subsequent IPO in fact occurred on January 1, 1997.
  U.S. Rentals' initial public offering ("IPO") was declared effective on February 20, 1997. Prior to the IPO, the equipment rental business was operated by Ayr, Inc. (formerly known as USR Holdings, Inc.), a California corporation (the "Predecessor") that was treated as an S corporation under the Internal Revenue Code. U.S. Rentals did not have any operations prior to its IPO. Prior to the closing of the IPO, the Predecessor transferred substantially all of its operating assets and associated liabilities to U.S. Rentals in exchange for 20,748,975 shares of U.S. Rentals Common Stock representing all of U.S. Rentals outstanding capital stock prior to the IPO. The Predecessor retained only non-operating assets and liabilities, including approximately $25.7 million of notes receivable from related parties and approximately $24.4 million of notes payable to related parties. These transactions are referred to as the "Recapitalization."
(b) Prior to the IPO and Recapitalization, U.S. Rentals was an S corporation, and accordingly, federal and state taxes were generally paid at the shareholder level only. Subsequent to February 26, 1997, U.S. Rentals is subject to federal and state income taxes as a C corporation. Pro forma income tax expense is computed as if U.S. Rentals were taxed as a C corporation for all periods presented.

      SUMMARY COMBINED UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
                          AND SUPPLEMENTAL INFORMATION

  The following summary combined unaudited pro forma condensed financial statements of United Rentals and U.S. Rentals gives effect to the merger under the "pooling of interests" method of accounting as if the merger had been consummated as of the beginning of the periods presented. Such pro forma information for the years ended December 31, 1995, 1996 and 1997 was prepared based upon the audited financial statements of U.S. Rentals for such periods, which financial statements are included elsewhere in this Joint Proxy Statement/Prospectus, and upon the audited financial statements of United Rentals for the period from August 14, 1997 (inception) to December 31, 1997, which financial statements are included elsewhere in this Joint Proxy Statement/Prospectus. Such pro forma information as of and for the six months ended June 30, 1998 was prepared based upon the respective unaudited financial statements of United Rentals and U.S. Rentals.

  United Rentals has completed 72 acquisitions since its formation in September 1997 as described in Exhibit I hereto. The following unaudited supplemental pro forma income statement data with respect to the year ended December 31, 1997 and the six months ended June 30, 1998 gives effect to the merger as described in the preceding paragraph and, in addition, gives effect to each acquisition completed by United Rentals after the beginning of such period, and the financing of each such acquisition, as if all such transactions had occurred at the beginning of the period. The following unaudited supplemental pro forma income statement data with respect to the years ended December 31, 1995 and 1996 gives effect to the merger as described in the preceding paragraph and, in addition, gives effect to the acquisition of Rental Tools and Equipment Co. International, Inc. (an acquisition which was completed by United Rentals in August 1998 and accounted for as a "pooling of interests"), as if such transaction had occurred at the beginning of the period presented. The following unaudited supplemental pro forma balance sheet data as of June 30, 1998 gives effect to the merger as described in the preceding paragraph and, in addition, gives effect to each acquisition completed by United Rentals after such date, and the financing of each such acquisition, as if all such transactions had occurred on June 30, 1998.

  The following data should be read in conjunction with (i) the Consolidated Financial Statements and the related notes thereto of United Rentals included elsewhere in this Joint Proxy Statement/Prospectus and the Consolidated Financial Statements and related notes thereto of U.S. Rentals which are included elsewhere in this Joint Proxy Statement/Prospectus, and (ii) the United Rentals and U.S. Rentals Combined Unaudited Pro Forma Condensed Financial Statements and the Supplemental Information relating thereto included elsewhere in this Joint Proxy Statement/Prospectus.

  The following pro forma data for each period presented is provided for informational purposes only and does not purport to be indicative of the results that would have actually been obtained had the merger and the acquisitions reflected therein been completed at the beginning of the period or of results that may be achieved in the future.

                    UNITED RENTALS AND U.S. RENTALS COMBINED

                                                                                      SIX MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                       JUNE 30, 1998
                          ------------------------------------------------------  ------------------------
                                                                                    SUMMARY
                                                                                   COMBINED
                          SUMMARY COMBINED UNAUDITED        SUPPLEMENTAL           UNAUDITED
                             PRO FORMA CONDENSED              UNAUDITED            PRO FORMA
                            FINANCIAL INFORMATION             PRO FORMA            CONDENSED  SUPPLEMENTAL
                          -------------------------- ---------------------------   FINANCIAL   UNAUDITED
                          1995(A)  1996(A)    1997   1995(B)  1996(B)    1997     INFORMATION  PRO FORMA
                          -------- -------- -------- -------- -------- ---------  ----------- ------------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues
 Equipment rentals......  $214,849 $257,486 $347,526 $254,889 $304,126 $ 860,050   $293,552     $459,753
 Sales of equipment,
  merchandise and other
  revenue...............    27,998   48,351   87,800   27,998   49,070   333,572    105,159      190,266
                          -------- -------- -------- -------- -------- ---------   --------     --------
 Total revenues.........   242,847  305,837  435,326  282,887  353,196 1,193,622    398,711      650,019
Cost of revenues
 Cost of equipment
  rentals, excluding
  depreciation..........   107,876  136,584  188,480  125,583  155,793   382,201    146,518      212,437
 Depreciation of rental
  equipment.............    43,885   56,105   70,270   51,947   65,293   167,339     60,544       96,473
 Cost of sales and other
  operating costs.......    16,111   27,532   55,065   16,111   27,532   234,444     68,768      127,324
                          -------- -------- -------- -------- -------- ---------   --------     --------
 Total cost of
  revenues..............   167,872  220,221  313,815  193,641  248,618   783,984    275,830      436,234
                          -------- -------- -------- -------- -------- ---------   --------     --------
Gross profit............    74,975   85,616  121,511   89,246  104,578   409,638    122,881      213,785
Selling, general and
 administrative
 expenses...............    31,440   35,934   45,908   40,147   45,913   197,120     56,652      109,734
Non-rental depreciation
 and amortization.......     5,513    7,528   11,484    6,916    9,383    37,971     11,490       21,228
Termination cost of
 deferred compensation
 agreements.............                      20,290                      20,290
                          -------- -------- -------- -------- -------- ---------   --------     --------
Operating income........    38,022   42,154   43,829   42,183   49,282   154,257     54,739       82,823
Interest expense........     5,310    8,031    7,824    7,471   10,936    74,339     13,824       32,982
Other (income) expense,
 net....................     1,620      665      203      947      247    (6,570)      (528)      (5,652)
                          -------- -------- -------- -------- -------- ---------   --------     --------
Income before provision
 for income taxes and
 extraordinary item.....    31,092   33,458   35,802   33,765   38,099    86,488     41,443       55,493
Provision for income
 taxes..................       468      374   29,427      468      374    50,209     16,760       22,531
                          -------- -------- -------- -------- -------- ---------   --------     --------
Income before
 extraordinary item.....  $ 30,624 $ 33,084 $  6,375 $ 33,297 $ 37,725 $  36,279   $ 24,683     $ 32,962
                          ======== ======== ======== ======== ======== =========   ========     ========
Basic earnings per share
 before extraordinary
 item...................  $   1.53 $   1.66 $   0.14 $   1.47 $   1.66 $    0.55   $   0.41     $   0.49
                          ======== ======== ======== ======== ======== =========   ========     ========
Diluted earnings per
 share before
 extraordinary item.....  $   1.53 $   1.66 $   0.14 $   1.47 $   1.66 $    0.53   $   0.38     $   0.46
                          ======== ======== ======== ======== ======== =========   ========     ========
Basic weighted average
 equivalent shares
 outstanding............    19,971   19,971   44,570   22,715   22,715    65,565     59,576       66,934
                          ======== ======== ======== ======== ======== =========   ========     ========
Diluted weighted average
 equivalent shares
 outstanding............    19,971   19,971   46,897   22,715   22,715    67,831     65,816       72,056
                          ======== ======== ======== ======== ======== =========   ========     ========
PRO FORMA FOR THE
 RECAPITALIZATION
 AND THE IPO (c):
Pro forma income before
 income taxes...........                    $ 57,989                   $ 108,675
Pro forma income tax ex-
 pense (d)..............                      23,311                      43,687
                                            --------                   ---------
Pro forma net income....                    $ 34,678                   $  64,988
                                            ========                   =========
Pro forma net income per
 diluted share..........                    $   0.73                   $    0.95
                                            ========                   =========
Diluted shares used in
 computing pro forma net
 income per share.......                      47,768                      68,702
                                            ========                   =========
PRO FORMA TRANSACTIONS:
Termination of deferred
 compensation agree-
 ments..................                    $ 20,290                   $  20,290
Interest expense........                       1,897                       1,897
Non-recurring expenses
 of the Predecessor not
 transferred to U.S.
 Rentals................                         --                          --
                                            --------                   ---------
                                            $ 22,187                   $  22,187
                                            ========                   =========

--------
(a) The Summary Combined Unaudited Pro Forma Condensed Financial Information for the years ended December 31, 1995 and 1996 reflect the results of operations of U.S. Rentals only, since United Rentals had not yet commenced operations.
(b) The Supplemental Unaudited Pro Forma data for the years ended December 31, 1995 and 1996 reflect the results of operations of U.S. Rentals and Rental Tools and Equipment Co. International, Inc. only, since United Rentals had not yet commenced operations.
(c) The pro forma results of operations assume the Recapitalization and the subsequent IPO occurred on January 1, 1997, along with the following items:
    (i) one-time charge relating to termination of deferred compensation agreements with certain employees, (ii) interest expense as a result of reductions of indebtedness and (iii) income and expenses from non-operating assets of the Predecessor not transferred to U.S. Rentals. The pro forma operations data has been prepared for comparative purposes only and does not purport to represent what U.S. Rentals' actual results of operations would have been had the Recapitalization and the subsequent IPO in fact occurred on January 1, 1997.
  U.S. Rentals' IPO was declared effective on February 20, 1997. Prior to the IPO, the equipment rental business was operated by Predecessor that was treated as an S corporation under the Internal Revenue Code. U.S. Rentals did not have any operations prior to its IPO. Prior to the closing of the IPO, the Predecessor transferred substantially all of its operating assets and associated liabilities to U.S. Rentals in exchange for 20,748,975 shares of U.S. Rentals Common Stock representing all of U.S. Rentals outstanding capital stock prior to the IPO. The Predecessor retained only non-operating assets and liabilities, including approximately $25.7 million of notes receivable from related parties and approximately $24.4 million of notes payable to related parties.
(d) Prior to the IPO and Recapitalization, U.S. Rentals was an S corporation, and accordingly, federal and state taxes were generally paid at the shareholder level only. Subsequent to February 26, 1997, U.S. Rentals is subject to federal and state income taxes as a C corporation. Pro forma income tax expense is computed as if U.S. Rentals were taxed as a C corporation for all periods presented.

                                                                   SUPPLEMENTAL
                                              COMBINED UNAUDITED     UNAUDITED
                                              PRO FORMA CONDENSED    PRO FORMA
                                             FINANCIAL INFORMATION     AS OF
                                              AS OF JUNE 30, 1998  JUNE 30, 1998
                                             --------------------- -------------
                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................      $   27,996        $   26,510
Rental equipment, net.......................         820,652         1,081,380
Total assets................................       1,658,229         2,374,226
Debt........................................         767,781         1,406,859
Stockholders' equity........................         640,863           669,823

                      COMPARATIVE UNAUDITED PER SHARE DATA

  The following table sets forth for the periods and as of the dates indicated
(a) basic and diluted earnings per share before extraordinary item, the book value per share and the tangible book value per share of United Rentals Common Stock; (b) basic and diluted earnings per share before extraordinary item, the book value per share and the tangible book value per share of U.S. Rentals Common Stock; (c) the combined unaudited pro forma basic and diluted earnings per share before extraordinary item, the unaudited pro forma book value per share and the unaudited tangible book value per share of United Rentals Common Stock after giving effect to the merger on a pooling of interests basis; and
(d) the U.S. Rentals equivalent combined unaudited pro forma basic and diluted earnings per share before extraordinary item, and the unaudited pro forma book value per share and tangible book value per share attributable to the 0.9625 shares of United Rentals Common Stock that will be received by U.S. Rentals stockholders for each share of U.S. Rentals Common Stock.

  The supplemental pro forma data shown in the table with respect to a specified period gives effect to the merger as described in the preceding paragraph and, in addition, gives effect to each acquisition completed by United Rentals after the beginning of such period and the financing of each such acquisition, as if all such transactions had occurred at the beginning of the period. The supplemental pro forma data as of June 30, 1998 shown in the table gives effect to the merger as described in the preceding paragraph and, in addition, gives effect to each acquisition completed by United Rentals after such date and the financing of each such acquisition, as if all such transactions had occurred on June 30, 1998.

  The following data should be read in conjunction with (i) the Consolidated Financial Statements and the related notes thereto of United Rentals included elsewhere in this Joint Proxy Statement/Prospectus and the Consolidated Financial Statements and related notes thereto of U.S. Rentals included elsewhere in this Joint Proxy Statement/Prospectus and (ii) the United Rentals and U.S. Rentals Combined Unaudited Pro Forma Condensed Financial Statements and the Supplemental Information relating thereto included elsewhere in this Joint Proxy Statement/Prospectus.

                                                                  U.S. RENTALS
                                                                   EQUIVALENT
                                                        COMBINED  COMBINED PRO
                            UNITED RENTALS U.S. RENTALS PRO FORMA    FORMA
                            -------------- ------------ --------- ------------
Basic and diluted earnings
 per share before
 extraordinary item:
 Historical:
  Year ended December 31,
   1995, basic and dilut-
   ed......................                   $1.48       $1.53      $1.47
  Year ended December 31,
   1996, basic and dilut-
   ed......................                    1.59        1.66       1.60
  Year ended December 31,
   1997, basic.............     $0.00          0.22        0.14       0.14
  Year ended December 31,
   1997, diluted...........      0.00          0.21        0.14       0.14
  Six months ended June 30,
   1998, basic.............      0.27          0.54        0.41       0.40
  Six months ended June 30,
   1998, diluted...........      0.23          0.52        0.38       0.37
 Supplemental--Pro Forma:
  Year ended December 31,
   1995, basic and dilut-
   ed......................                                1.47       1.41
  Year ended December 31,
   1996, basic and dilut-
   ed......................                                1.66       1.60
  Year ended December 31,
   1997, basic.............                                0.55       0.53
  Year ended December 31,
   1997, diluted...........                                0.53       0.51
  Six months ended June 30,
   1998, basic.............                                0.49       0.47
  Six months ended June 30,
   1998, diluted...........                                0.46       0.44
Book Value per share at
 June 30, 1998:
 Historical................     12.24          9.18       10.04       9.66
 Supplemental--Pro Forma...                               10.00       9.63
Tangible book value per
 share at June 30, 1998:
 Historical................     (0.31)         8.32        2.91       2.80
 Supplemental--Pro Forma ..                               (1.81)     (1.74)

  Neither United Rentals nor U.S. Rentals has ever declared or paid cash dividends on its common stock. See "Market Price and Dividend Data."

                          FORWARD-LOOKING STATEMENTS

  Certain information contained in this Joint Proxy Statement/Prospectus, including statements as to the benefits of the merger, synergies and cost savings expected to be realized as a result of the merger, and as to the future financial performance of United Rentals, may constitute "Forward-Looking Statements." Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy or financial projections. Numerous factors could cause actual results to differ from those suggested by such Forward Looking Statements, including the factors set forth in "Risk Factors." The Private Securities Litigation Reform Act of 1995 provides certain "safe harbor" protection for Forward-Looking Statements in order to encourage companies to provide prospective information about their businesses. Although each of United Rentals and U.S. Rentals believe that the assumptions upon which its Forward-Looking Statements were based were reasonable when made, because such assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond United Rentals' and U.S. Rentals' control, the estimates contained in such Forward-Looking Statements may not be realized and neither company is representing or warranting to that effect. None of United Rentals, U.S. Rentals or any of their respective agents, employees or advisors intend or have any duty or obligation to supplement, amend, update or revise any of the Forward-Looking Statements set forth in this Joint Proxy Statement/Prospectus. Neither United Rentals' nor U.S. Rentals' independent auditors have examined or compiled such statements or applied any procedures with respect to such statements. Accordingly, such auditors have not expressed any opinion or other form of assurances with respect to such statements.

                                 THE COMPANIES

UNITED RENTALS

  United Rentals is a large and geographically diversified equipment rental company with 269 locations in 31 states and Canada. United Rentals rents a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies, homeowners and other individuals. United Rentals also engages in related activities such as selling used rental equipment, acting as a distributor for certain new equipment, and selling related merchandise and parts. United Rentals commenced equipment rental operations in October 1997 by acquiring six established equipment rental companies and has acquired 66 additional equipment rental companies to date in 1998.

  The types of rental equipment offered by United Rentals include a broad range of light to heavy construction and industrial equipment (such as pumps, generators, forklifts, backhoes, cranes, bulldozers, aerial lifts and compressors), general tools and equipment (such as hand tools and garden and landscaping equipment) and, to a lesser extent, special event equipment (such as tents, tables and chairs). The equipment mix varies at each of United Rentals' locations, with some locations offering a general mix and some specializing in specific equipment categories. As of September 4, 1998, United Rentals' rental equipment included approximately 153,000 units (not including special event equipment), had an original purchase price of approximately $849 million and had a weighted average age (based on original purchase price) of approximately 32 months.

  On August 5, 1998, United Rentals completed a reorganization of its legal structure (the "Reorganization") pursuant to Section 251(g) of the General Corporation Law of the State of Delaware (the "DGCL") pursuant to which United Rentals was formed as a new parent holding company of United Rentals (North America), Inc. (formerly known as United Rentals, Inc.) ("Old URI"), which became a wholly owned subsidiary of United Rentals. As a result of the Reorganization, all of the common stock of Old URI was automatically converted into United Rentals Common Stock which began trading on the NYSE in place of the common stock of Old URI. The purpose of the Reorganization was to facilitate certain financings of United Rentals. All references to United Rentals herein include the operations of Old URI prior to the Reorganization and all references to United Rentals Common Stock include the common stock of Old URI which was converted in the Reorganization.

MERGER SUB

  UR Acquisition Corporation ("Merger Sub") is a direct wholly owned subsidiary of United Rentals that was incorporated in May 1998 in the State of Delaware. Merger Sub has conducted no operations other than those related to the transactions contemplated by the merger agreement.

U.S. RENTALS

  U.S. Rentals is the second largest equipment rental company in the United States and the largest in the Western United States based on 1997 rental revenues. U.S. Rentals currently operates 129 equipment rental locations in 23 states and Mexico and generates an average of approximately 145,000 rental contracts per month from a diverse base of customers including commercial and residential construction, industrial and homeowner customers. U.S. Rentals management estimates that more than 280,000 customers did business with U.S. Rentals in 1997. U.S. Rentals owns more than 100,000 pieces of rental equipment comprised of approximately 600 equipment categories including aerial work platforms, forklifts, paving and concrete equipment, compaction equipment, air compressors, hand tools, and plumbing, landscaping and gardening equipment. U.S. Rentals management believes that U.S. Rentals' fleet, which had a weighted average age of approximately 23 months and an original equipment cost of approximately $725 million at June 30, 1998, is one of the most comprehensive and well-maintained equipment rental fleets in the industry. U.S. Rentals also sells new equipment manufactured by nationally known companies, used equipment from its rental fleet and rental-related merchandise, parts and supplies.

                                 RISK FACTORS

  The following risk factors, in addition to the other information contained or incorporated by reference in this Joint Proxy Statement/Prospectus, should be carefully considered by holders of U.S. Rentals Common Stock in evaluating whether to adopt the merger agreement:

  FIXED EXCHANGE RATIO. Under the terms of the merger agreement, each share of U.S. Rentals Common Stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive
0.9625 shares (the "Exchange Ratio") of United Rentals Common Stock. The merger agreement does not contain any provisions for adjustment of the Exchange Ratio based on fluctuations in the price of United Rentals Common Stock or U.S. Rentals Common Stock. Accordingly, the value of the consideration to be received by stockholders of U.S. Rentals will depend on the market price of United Rentals Common Stock. Before and after the merger, the trading price of United Rentals Common Stock could be subject to, among other things, fluctuations in response to competitive factors in the equipment rental industry, periodic variations in operating and financial results, and general market conditions. See "--Quarterly Fluctuations of Operating Results," "--Volatility of Stock Price" and "--Shares Eligible For Future Sale." Because the Exchange Ratio will not be adjusted to reflect changes in the market value of United Rentals Common Stock or U.S. Rentals Common Stock, the market value of the United Rentals Common Stock issued in connection with the merger, and the market value of the U.S. Rentals Common Stock surrendered in the merger, may be higher or lower than the value of such shares at the time the merger agreement was entered into by United Rentals and U.S. Rentals or adopted by U.S. Rentals stockholders.

  SENSITIVITY TO GENERAL ECONOMIC AND WEATHER CONDITIONS. United Rentals believes that the equipment rental business is sensitive to changes in general economic conditions and may be temporarily disrupted by adverse weather conditions. Although United Rentals believes that the impact of these factors may be mitigated by its geographic diversification, which will be enhanced as a result of the consummation of the merger, there can be no assurance that United Rentals' business and financial condition will not be adversely affected by (i) changes in general economic conditions, including changes in construction and industrial activity, or increases in prevailing interest rates, or (ii) adverse weather conditions that may temporarily decrease construction and industrial activity in any one particular geographic area.

  INTEGRATION OF OPERATIONS OF UNITED RENTALS AND U.S. RENTALS. Realization of the anticipated benefits of the merger will depend, in part, upon the efficient, effective and timely integration of U.S. Rentals' business with United Rentals. No assurance can be given that the respective operations of the two companies can be integrated without encountering difficulties or disruption of operations or that the benefits expected from such integration will be fully realized.

  UNITED RENTALS' SUBSIDIARIES NOT HISTORICALLY OPERATED AS A COMBINED BUSINESS. The 72 companies acquired by United Rentals to date (the "Acquired Companies") have been in existence an average of 26.5 years and some have been in existence for more than 50 years. However, the businesses of these companies have not historically been operated as a combined business and there can be no assurance that United Rentals will be able to successfully integrate the businesses of the Acquired Companies with the business of U.S. Rentals (or the businesses of any companies acquired in the future), to profitably operate the business on a combined basis, or to effectively manage the combined business. Failure by United Rentals to successfully integrate or effectively manage the Acquired Companies and U.S. Rentals could have a material adverse effect on United Rentals' results of operations and financial condition.

  LIMITED OPERATING HISTORY. Old URI was incorporated in August 1997 and commenced equipment rental operations in October 1997 by acquiring six established rental companies. United Rentals (through Old URI) acquired 66 additional companies to date in 1998. Consequently, United Rentals has a limited operating history upon which an evaluation of United Rentals and its prospects can be based. Furthermore, United Rentals' historical financial statements included herein do not fully reflect its current operations in view of the fact that

(i) acquisitions completed after the commencement of a period are reflected in United Rentals' results for only a portion of the period and (ii) acquisitions completed subsequent to the end of a period are not reflected in United Rentals' results for such period.

  RISKS RELATING TO GROWTH STRATEGY. United Rentals' growth strategy includes continued expansion through its ongoing acquisition program, the start-up of new locations, and internal growth. However, there can be no assurance that United Rentals will successfully implement its growth strategy or that this strategy will result in continued profitability. In addition, under the terms of United Rentals' borrowing arrangements, United Rentals may not make acquisitions unless certain financial conditions are satisfied or the consent of the lenders is obtained. Furthermore, there can be no assurance that United Rentals' growth rate will be comparable to the past or future growth rate of the overall equipment rental industry or any segment thereof. United Rentals' growth strategy involves a number of risks and uncertainties, including:

    Availability of Acquisition Targets and Sites for Start-up
  Locations. United Rentals may encounter substantial competition in its efforts to identify and acquire appropriate acquisition candidates and sites for start-up locations, which could have the effect of increasing prices for acquisition or such sites. There can be no assurance that United Rentals will succeed in identifying appropriate acquisition candidates or sites for start-up locations or that United Rentals will be able to acquire any acquisition candidate or site that it does identify on terms that are acceptable to United Rentals.

    Need to Integrate New Operations. Realization of the anticipated benefits of completed and future acquisitions will depend, in part, upon the efficient, effective and timely integration of acquired operations. As United Rentals grows, it intends to focus substantial efforts on the efficient integration of new operations, the elimination of duplicative costs and the reduction of overhead. There can be no assurance, however, that United Rentals will be successful in these efforts or that these efforts may not in certain circumstances adversely affect existing operations.

    Certain Risks Related to Start-up Locations. United Rentals expects that start-up locations may initially have a negative impact on results of operations and margins due to several factors, including: (i) United Rentals will incur significant start-up expenses in connection with establishing each start-up location and (ii) it will generally take some time following the commencement of operations for a start-up location to become profitable. Although start-ups can generate long term growth, there can be no assurance that any start-up location will become profitable within any specific time period, if at all.

  DEPENDENCE ON ADDITIONAL CAPITAL TO FINANCE GROWTH. United Rentals' growth strategy will require substantial capital investment. Capital will be required by United Rentals for, among other purposes, completing acquisitions, establishing new rental locations, integrating completed acquisitions, acquiring rental equipment and maintaining the condition of its rental equipment. United Rentals intends to pay for future acquisitions using cash, capital stock, notes and/or assumption of indebtedness. To the extent that cash generated internally and cash available under United Rentals' borrowing facilities is not sufficient to fund United Rentals' capital requirements, United Rentals will require additional debt and/or equity financing. There can be no assurance, however, that such financing will be available or, if available, will be available on terms satisfactory to United Rentals. Failure by United Rentals to obtain sufficient additional capital in the future could limit United Rentals' ability to implement its business strategy. Future debt financings, if available, may result in increased interest and amortization expense, increased leverage and decreased income available to fund further acquisitions and expansion, and may limit United Rentals' ability to withstand competitive pressures and render United Rentals more vulnerable to economic downturns. Future equity financings may dilute the equity interest of existing stockholders of United Rentals. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--General" and "--General Cash Requirements Related to Operations" in
Exhibit I to this Joint Proxy Statement/Prospectus.

  CAPITAL REQUIREMENTS IN CONNECTION WITH THE MERGER. United Rentals has obtained commitments from a group of lenders to provide United Rentals with a new $750 million revolving credit facility which would replace United Rentals' existing credit facility. United Rentals expects that it will (i) use a portion of this new facility to refinance approximately $382 million of U.S. Rentals' outstanding indebtedness and pay approximately $60 million of expenses in connection with the merger and (ii) use the balance for general corporate purposes, including acquisitions. If for any reason United Rentals were unable to obtain the expected new credit facility, consummation of the merger could be delayed or prevented. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Cash Requirements Relating to the Merger" and "--General Cash Requirements Relating to Operations" in Exhibit I to this Joint Proxy Statement/Prospectus.

  POSSIBLE UNDISCOVERED LIABILITIES OF ACQUIRED COMPANIES. Although United Rentals performs a due diligence investigation of each business that it acquires, there may nevertheless be liabilities of the Acquired Companies or future acquired companies that United Rentals fails or is unable to discover during its due diligence investigation and for which United Rentals, as a successor owner, may be responsible. In connection with acquisitions, United Rentals seeks to minimize the impact of these liabilities by obtaining indemnities and warranties from the sellers which may be supported by deferring payment of a portion of the purchase price. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to their limited scope, amount, or duration, the financial limitations of the indemnitor or warrantor, or other reasons.

  DEPENDENCE ON MANAGEMENT. United Rentals is highly dependent upon its senior management team. The loss of the services of any member of senior management may have a material adverse effect on United Rentals. The agreements governing United Rentals' senior secured indebtedness provide that the failure of certain members of United Rentals' current senior management to continue to hold executive positions with United Rentals for a period of 30 consecutive days constitutes an event of default under such agreements unless replacement officers satisfactory to the lenders are appointed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" in Exhibit I to this Joint Proxy Statement/Prospectus. United Rentals does not presently maintain "key man" life insurance with respect to members of senior management.

  United Rentals' rental locations are managed by local managers who have extensive experience in the equipment rental industry and substantial knowledge of the local markets served. These managers are generally former owners or employees of the businesses acquired by United Rentals. The loss of one or more of these managers may have a material adverse effect on United Rentals if United Rentals is unable to find a suitable replacement in a timely manner.

  COMPETITION. The equipment rental industry is highly fragmented and competitive. United Rentals' competitors include public companies or divisions of public companies; regional competitors which operate in one or more states; small, independent businesses with one or two rental locations; and equipment vendors and dealers who both sell and rent equipment directly to customers. There can be no assurance that United Rentals will not encounter increased competition from existing competitors or new market entrants or that equipment manufacturers will not commence, or increase their efforts, to rent or sell equipment directly to United Rentals' customers. In addition, to the extent that competitors seek to gain or retain market share by reducing prices, United Rentals may be required to lower its prices, thereby affecting operating results. See "Business--Competition" in Exhibit I to this Joint Proxy Statement/Prospectus.

  QUARTERLY FLUCTUATIONS OF OPERATING RESULTS. United Rentals expects that its revenues and operating results may fluctuate from quarter to quarter due to a number of factors, including: seasonal rental patterns of United Rentals' customers (with rental activity tending to be lower in the winter); changes in general economic conditions in United Rentals' markets; the timing of acquisitions and the opening of start-up locations (which generally will require a period of time to become profitable) and related costs; the effect of the integration of acquired businesses and start-up locations; the timing of expenditures for new equipment and the disposition of used equipment; and price changes in response to competitive factors. These factors, among others, may result in United Rentals' results of operations in some future periods not meeting expectations, which could have a material adverse impact on the market price of the United Rentals Common Stock.

  LIABILITY AND INSURANCE. United Rentals is subject to various possible claims, including claims for personal injury or death caused by equipment rented or sold by United Rentals or motor vehicle accidents involving United Rentals' delivery and service personnel and compensation and other employment related claims. United Rentals carries a broad range of insurance for the protection of its assets and operations. However, such coverage is subject to a deductible of $250,000 and limited to a maximum of $25 million per occurrence. In addition, United Rentals does not maintain insurance coverage for environmental liability, since United Rentals believes that the cost for such coverage is high relative to the benefit that it provides. Furthermore, certain types of claims, such as claims for punitive damages or for damages arising from intentional misconduct, which are often alleged in third party lawsuits, might not be covered by United Rentals' insurance. There can be no assurance that insurance will continue to be available to United Rentals on economically reasonable terms, if at all, that existing or future claims will not exceed the level of United Rentals' insurance or relate to matters not covered by United Rentals' insurance (such as environmental liability), or that United Rentals will have sufficient capital available to pay any uninsured claims.

  ENVIRONMENTAL REGULATION. United Rentals uses hazardous materials, such as solvents, to clean and maintain its rental equipment and generates and disposes of wastes such as used motor oil, radiator fluid, solvents and batteries. In addition, United Rentals currently dispenses, or may in the future dispense, petroleum products from underground and above-ground storage tanks located at certain rental locations. These and other activities of United Rentals are subject to various federal, state and local laws and regulations governing the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for, among other things, (i) the costs of removal or remediation of certain hazardous or toxic substances located on, in, or emanating from, such property, as well as related costs of investigation and property damage and substantial penalties for violations of such laws, and (ii) environmental contamination at facilities where its waste is or has been disposed. Such laws often impose such liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of such hazardous or toxic substances. Although United Rentals investigates each business or property that it acquires or leases and believes there are no existing material liabilities relating to non-compliance with environmental laws and regulations, there can be no assurance that there are no undiscovered potential liabilities relating to non-compliance with environmental laws and regulations, that historic or current operations have not resulted in undiscovered conditions that will require investigation and/or remediation under environmental laws, or that future uses or conditions will not result in the imposition of environmental liability upon United Rentals or expose United Rentals to third-party actions such as tort suits. Furthermore, there can be no assurance that changes in environmental regulations in the future will not require United Rentals to make significant capital expenditures to change methods of disposal of hazardous materials or otherwise alter aspects of its operations. See "Business--Environmental Regulation" in Exhibit I to this Joint Proxy Statement/Prospectus.

  CONCENTRATED CONTROL. Immediately following consummation of the merger, the executive officers and directors of United Rentals will own an aggregate of 32,545,978 shares of United Rentals Common Stock and warrants and options to purchase an additional 9,500,913 shares of United Rentals Common Stock (including 2,852,500 options which are not currently exercisable), representing on a pro forma basis giving effect to the exercise of such warrants and options approximately 62.8% of the United Rentals Common Stock to be outstanding immediately following consummation of the merger (including 16,200,100 beneficially owned by Bradley S. Jacobs and 19,830,489 beneficially owned by Richard D. Colburn). Such share ownership may effectively give such persons the ability to elect the entire Board of Directors of United Rentals and to control United Rentals' management and affairs.

  VOLATILITY OF STOCK PRICE. Both before and after the merger, the market price of United Rentals Common Stock may experience significant volatility. The market price of United Rentals Common Stock could be subject to significant variation due to fluctuations in United Rentals' operating results, the degree of success United Rentals achieves in implementing its business strategy, changes in business or regulatory conditions affecting United Rentals, its customers or its competitors, and other factors. In addition, the financial markets may experience volatility that affects the market prices of securities in ways unrelated to the operating performance of the issuers of such securities, and such volatility may adversely affect the market price of United Rentals Common Stock. There can be no assurance that the market price of United Rentals Common Stock will not decline below the price at which United Rentals Common Stock was trading at the time the merger agreement was negotiated or adopted by U.S. Rentals stockholders. See"--Fixed Exchange Ratio."

  ABSENCE OF DIVIDENDS. United Rentals has never paid any dividends on its Common Stock and has no plans to pay dividends on its Common Stock in the foreseeable future. The agreements governing United Rentals' outstanding indebtedness prohibit United Rentals from paying dividends on its Common Stock. See "Market Price and Dividend Data."

  SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of United Rentals Common Stock (including shares issued upon exercise of warrants or options), or the perception that such sales could occur, could adversely affect prevailing market prices for United Rentals Common Stock. Subject to certain Affiliate Agreements (as described under "The Merger--Accounting Treatment"), many of the shares of United Rentals Common Stock held by current stockholders of United Rentals are eligible for immediate sale in the public market pursuant to a shelf registration statement previously filed by United Rentals. Other outstanding shares of United Rentals Common Stock are eligible for resale subject to the public information, manner of sale, volume limitation and notice of sale provisions of the federal securities laws. United Rentals has granted certain registration rights to certain holders of its outstanding Common Stock. In addition, United Rentals has granted certain registration rights to certain holders of U.S. Rentals Common Stock with respect to shares of United Rentals Common Stock that will be issued to such holders in connection with the merger. See "The Merger--Interests of Certain Persons in the Merger--Registration Rights Agreement."

  ANTI-TAKEOVER PROVISIONS. Certain provisions of United Rentals' certificate of incorporation and by-laws, as well as applicable Delaware law, may have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to gain control of United Rentals. These provisions provide, among other things, that (i) United Rentals' Board of Directors be divided into three classes, with directors of each class serving for a staggered three-year period, (ii) directors may be removed only for cause and only upon the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote, (iii) stockholders may not act by written consent, (iv) stockholder nominations and proposals may only be made if specified advance notice requirements are complied with, (v) stockholders are precluded from calling a special meeting of stockholders, and (vi) United Rentals' Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights of any such series without stockholder approval. Moreover, under certain conditions, Section 203 of the DGCL may prevent United Rentals from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time that a stockholder became an interested stockholder. See "Comparison of Stockholders' Rights."

  RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS. United Rentals' operations outside the United States are subject to risks normally associated with international operations, including currency conversion risks and complying with foreign laws.

                             THE SPECIAL MEETINGS

DATE, TIME AND PLACE OF THE MEETINGS; PURPOSES OF THE MEETINGS

 United Rentals

  The Special Meeting of Stockholders of United Rentals (the "United Rentals Special Meeting") will be held on September 29, 1998, at The St. Regis Hotel, 2 East 55th Street, New York, New York 10022 commencing at 11:00 a.m. local time. At the United Rentals Special Meeting, holders of United Rentals Common Stock will be asked (i) to approve an amendment to United Rentals' certificate of incorporation (the "United Rentals Charter") to increase the authorized number of shares of United Rentals Common Stock from 75,000,000 shares to 500,000,000 shares (the "Charter Amendment"), (ii) subject to approval of the Charter Amendment, to approve the issuance of United Rentals Common Stock pursuant to an Agreement and Plan of Merger, dated as of June 15, 1998, as amended and restated on August 31, 1998 (the "Merger Agreement"), among United Rentals, Merger Sub and U.S. Rentals (the "Share Issuance"), (iii) to approve the adoption of the United Rental 1998 Stock Option Plan and (iv) to consider such other matters incident to the conduct of the United Rentals Special Meeting as may properly be brought before the meeting or any adjournment or postponement thereof. Pursuant to the Merger Agreement, Merger Sub would be merged with and into U.S. Rentals (the "Merger"), U.S. Rentals would become a wholly owned subsidiary of United Rentals and, among other things, each share of U.S. Rentals Common Stock outstanding at the effective time of the Merger (the "Effective Time") would be converted into the right to receive 0.9625 shares of United Rentals Common Stock.

  Charter Amendment. The Charter Amendment increasing the authorized number of shares of United Rentals Common Stock from 75,000,000 shares to 500,000,000 shares will enable United Rentals to have a sufficient number of authorized shares of United Rentals Common Stock for the Share Issuance. If the Merger is consummated, United Rentals estimates that up to 33,604,110 shares of United Rentals Common Stock would be required for issuance in connection with the Merger (including the shares of United Rentals Common Stock issuable upon exercise of options to purchase U.S. Rentals Common Stock ("U.S. Rentals Options") which will become options to purchase United Rentals Common Stock at the Effective Time).

  While United Rentals has no present intention of issuing any of the shares sought to be authorized that are not required to be issued in connection with the Merger (other than shares issuable upon the exercise of outstanding options and warrants or upon conversion of convertible securities), United Rentals believes that the availability of additional authorized shares of United Rentals Common Stock would provide it with the ability to respond to future business needs and opportunities. The additional authorized shares would be available for issuance by United Rentals from time to time after the Effective Time without further action or authorization by stockholders (except as required by law or by a national securities exchange) in connection with possible financing activities, acquisitions of assets and other companies or for other corporate purposes as determined by the United Rentals Board of Directors. Such financing activities might include raising additional capital funds through offerings of shares of United Rentals Common Stock or of equity or debt securities convertible into or exchangeable for shares of United Rentals Common Stock. Such other corporate purposes might include the issuance of shares of United Rentals Common Stock in connection with employee benefit plans and executive compensation plans of United Rentals and its subsidiaries. If such additional authorized shares are issued to other than existing holders of United Rentals Common Stock, the percentage interest of existing holders in United Rentals would be reduced. Although the existence or issuance of authorized but unissued shares of United Rentals capital stock could, under certain circumstances, have an anti-takeover effect, United Rentals has no present intention to issue such shares for anti-takeover purposes.

  Shares Issuance. Approval of the Share Issuance by the holders of shares of United Rentals Common Stock is required by the NYSE because the number of shares of United Rentals Common Stock to be issued in connection with the Merger will exceed 20% of the shares of United Rentals Common Stock outstanding immediately prior to the Share Issuance.

  The number of shares of United Rentals Common Stock currently authorized by the United Rentals Charter but unissued or not reserved for issuance is insufficient to issue the number of shares of United Rentals Common

Stock required to be issued upon consummation of the Merger in exchange for shares of U.S. Rentals Common Stock outstanding at the Effective Time (30,774,975 as of the U.S. Rentals Record Date (as hereinafter defined) plus any shares of U.S. Rentals Common Stock issued prior to the Effective Time upon exercise of U.S. Rentals Options or otherwise) or upon exercise of U.S. Rentals Options assumed by United Rentals at the Effective Time. The Charter Amendment, if approved, will provide the necessary additional authorized United Rentals Common Stock. If the Charter Amendment is not approved, the Share Issuance cannot be effected and consequently the Merger will not be consummated. The Share Issuance will not be effected unless the Merger is consummated. United Rentals may elect to not effect the Charter Amendment if the Merger is not consummated.

  1998 Stock Option Plan. Approval of the adoption of the United Rentals 1998 Stock Option Plan by the holders of shares of United Rentals Common Stock is required by the rules of the NYSE and by Sections 162(m) and 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee of the United Rentals Board of Directors adopted the United Rentals 1998 Stock Option Plan in the form attached as Exhibit J to this Joint Proxy Statement/Prospectus. The United Rentals 1998 Stock Option Plan provides for the grant of up to 4,000,000 stock options to officers and directors of United Rentals and its subsidiaries. The plan is designed to provide incentives to attract, retain, and motivate highly competent persons as officers and directors of United Rentals and its subsidiaries by providing them opportunities to acquire United Rentals Common Stock, and to assist in aligning the interests of United Rentals' officers and directors with those of its stockholders.

 U.S. Rentals

  The Special Meeting of Stockholders of U.S. Rentals (the "U.S. Rentals Special Meeting") will be held on September 29, 1998, at The St. Regis Hotel, 2 East 55th Street, New York, New York 10022 commencing 10:00 a.m. local time. At the meeting, holders of U.S. Rentals Common Stock will be asked (i) to adopt the Merger Agreement and (ii) to consider such other matters incident to the conduct of the meeting as may properly be brought before the meeting.

RECORD DATE AND OUTSTANDING SHARES

 United Rentals

  Only holders of record of United Rentals Common Stock at the close of business on August 28, 1998 (the "United Rentals Record Date") are entitled to notice of, and to vote at, the United Rentals Special Meeting. On the United Rentals Record Date, there were approximately 229 holders of record of the 37,328,491 shares of United Rentals Common Stock then issued and outstanding. Each share of United Rentals Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See "Security Ownership by Certain Beneficial Owners and Management of United Rentals" for information regarding persons known to the management of United Rentals to be the beneficial owners of more than 5% of the outstanding United Rentals Common Stock.

 U.S. Rentals

  Only holders of record of U.S. Rentals Common Stock at the close of business on August 28, 1998 (the "U.S. Rentals Record Date") are entitled to notice of, and to vote at, the U.S. Rentals Special Meeting. On the U.S. Rentals Record Date, there were approximately 36 holders of record of the 30,774,975 shares of U.S. Rentals Common Stock then issued and outstanding. Each share of U.S. Rentals Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See "Security Ownership by Certain Beneficial Owners and Management of U.S. Rentals" for information regarding persons known to the management of U.S. Rentals to be the beneficial owners of more than 5% of the outstanding U.S. Rentals Common Stock.

VOTING AND REVOCATION OF PROXIES

  All properly executed proxies that are not revoked will be voted at the United Rentals Special Meeting or the U.S. Rentals Special Meeting, as applicable, in accordance with the instructions contained therein.

  If a holder of United Rentals Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted
(i) for approval of the Charter Amendment, (ii) for approval of the Share Issuance, (iii) for approval of the United Rentals 1998 Stock Option Plan and (iv) in the discretion of the proxy holder with respect to any other matter which may properly come before the United Rentals Special Meeting, including any adjournment or postponement thereof.

  THE UNITED RENTALS BOARD OF DIRECTORS RECOMMENDS THAT THE HOLDERS OF THE UNITED RENTALS COMMON STOCK VOTE (I) FOR APPROVAL OF THE CHARTER AMENDMENT,
(II) FOR APPROVAL OF THE SHARE ISSUANCE AND (III) FOR APPROVAL OF THE UNITED RENTALS 1998 STOCK OPTION PLAN.

  If a holder of U.S. Rentals Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "for" adoption of the Merger Agreement and in the discretion of the proxy holders with respect to any other matter which may properly come before the U.S. Rentals Special Meeting, including any adjournment or postponement thereof.

  THE U.S. RENTALS BOARD OF DIRECTORS RECOMMENDS THAT THE HOLDERS OF U.S. RENTALS COMMON STOCK VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

  A stockholder of United Rentals or a stockholder of U.S. Rentals who has executed and returned a proxy may revoke it at any time before it is voted at the appropriate Special Meeting by (i) executing and returning a proxy bearing a later date, (ii) filing written notice of such revocation with the Secretary of United Rentals or U.S. Rentals, as appropriate, stating that the proxy is revoked or (iii) attending the appropriate Special Meeting and voting in person. A stockholder's attendance at a Special Meeting will not, by itself, revoke a proxy. Any stockholder who has instructed a broker to vote his or her shares must follow the procedure provided by the broker to revoke those instructions.

VOTES REQUIRED

 United Rentals

  Quorum. The presence, in person or by proxy, at the United Rentals Special Meeting of the holders of a majority of the outstanding shares of United Rentals Common Stock entitled to vote at the meeting will constitute a quorum for the transaction of business. On the United Rentals Record Date, there were 37,328,491 shares of United Rentals Common Stock entitled to vote at the United Rentals Special Meeting. Abstentions and broker non-votes will be counted as shares present in determining the presence of a quorum.

  Charter Amendment. Approval of the Charter Amendment will require, under the applicable provisions of the DGCL and the United Rentals Charter, the affirmative vote of the holders of a majority of the outstanding shares of United Rentals Common Stock entitled to vote thereon. In determining whether the Charter Amendment has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the Charter Amendment.

  Share Issuance. The Share Issuance does not, under the DGCL, require stockholder approval. The rules of the NYSE require, however, that the Share Issuance be submitted to the stockholders of United Rentals and be approved by a majority of the votes cast on the proposal, provided that the total number of votes cast on the proposal represents over 50% of the shares of United Rentals Common Stock entitled to vote on the proposal. In determining for this purpose (i) the total number of votes cast on the proposal and (ii) whether the proposal has been approved by a majority of the votes cast, abstentions will be counted and will have the same effect as votes cast against the Share Issuance and broker non-votes will not be counted.

  1998 Stock Option Plan. Adoption of the United Rentals 1998 Stock Option Plan does not, under the DGCL, require stockholder approval. The rules of the NYSE and Sections 162(m) and 422 of the Code require, however, that the adoption of United Rentals 1998 Stock Option Plan be submitted to the stockholders of United Rentals and be approved by a majority of the votes cast on the proposal. In determining for this purpose (i) the total number of votes cast on the proposal and (ii) whether the proposal has been approved by a majority of the votes cast, abstentions will be counted and will have the same effect as votes cast against the adoption of the United Rentals 1998 Stock Option Plan and broker non-votes will not be counted.

 U.S. Rentals

  Quorum. The presence, in person or by proxy, at the U.S. Rentals Special Meeting of the holders of a majority of the outstanding shares of U.S. Rentals Common Stock entitled to vote at the U.S. Rentals Special Meeting will constitute a quorum for the transaction of business. On the U.S. Rentals Record Date, there were 30,774,975 shares of U.S. Rentals Common Stock outstanding and entitled to vote at the U.S. Rentals Special Meeting. Abstentions and broker non-votes will be counted as shares present in determining the presence of a quorum.

  Merger Agreement. Adoption of the Merger Agreement requires, under the DGCL, the affirmative vote of the holders of a majority of the issued and outstanding shares of U.S. Rentals Common Stock entitled to vote thereon. In determining whether the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against adoption of the Merger Agreement.

  Richard D. Colburn, Chairman of the Board of U.S. Rentals, beneficially owns (through his ownership of all of the outstanding stock of Ayr, Inc.) 20,603,105 shares of U.S. Rentals Common Stock constituting approximately 67% of the outstanding U.S. Rentals Common Stock. AS PART OF THE TRANSACTION, MR. COLBURN HAS AGREED TO VOTE SUCH SHARES IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT. ACCORDINGLY, THE ADOPTION OF THE MERGER AGREEMENT IS ASSURED. NOTWITHSTANDING MR. COLBURN'S AGREEMENT, ALL U.S. RENTALS' STOCKHOLDERS ARE URGED TO VOTE THEIR SHARES AT THE U.S. RENTALS SPECIAL MEETING.

SOLICITATION OF PROXIES

  In addition to solicitation by mail, the directors, officers, employees and agents of United Rentals and U.S. Rentals may solicit proxies from their respective stockholders by personal interview, telephone, telegram or otherwise. United Rentals and U.S. Rentals will each bear the costs of the solicitation of proxies from their respective stockholders, except that United Rentals and U.S. Rentals will each pay one-half of the cost of printing this Joint Proxy Statement/Prospectus. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold of record voting securities of United Rentals or U.S. Rentals for the forwarding of solicitation materials to the beneficial owners thereof. United Rentals and U.S. Rentals will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith. United Rentals has engaged the services of Georgeson & Company Incorporated ("Georgeson") to assist in the solicitation of proxies from United Rentals stockholders for a fee of $8,500 plus reimbursement of reasonable out-of-pocket expenses; and U.S. Rentals has engaged the services of Georgeson to assist in the solicitation of proxies from U.S. Rentals stockholders for a fee of $6,500 plus reimbursement of reasonable out-of-pocket expenses.

OTHER MATTERS

  At the date of this Joint Proxy Statement/Prospectus, the Boards of Directors of United Rentals and U.S. Rentals do not know of any business to be presented at their respective Special Meetings other than as set forth in the notices accompanying this Joint Proxy Statement/Prospectus. If any other matters should properly come before their respective Special Meetings, it is intended that, in the absence of instructions to the contrary set forth on such proxy, the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies, provided that no proxy which is voted against the Charter Amendment or the Share Issuance, in the case of the United Rentals Special Meeting, or against the adoption of the Merger Agreement, in the case of the U.S. Rentals Special Meeting, will be voted in favor of any adjournment or postponement of the respective Special Meeting.

  Representatives of Ernst & Young LLP, United Rentals' independent auditors, are expected to be present at the United Rentals Special Meeting, and representatives of PricewaterhouseCoopers LLP, U.S. Rentals' independent public accountants, are expected to be present at the U.S. Rentals Special Meeting. Such representatives will have an opportunity to make statements at these meetings if they so desire and will be available to respond to appropriate questions.

                                  THE MERGER

GENERAL DESCRIPTION OF THE MERGER

  The Merger Agreement provides for a business combination involving the merger of Merger Sub with and into U.S. Rentals, with U.S. Rentals surviving the Merger as a wholly owned subsidiary of United Rentals. At the Effective Time, each outstanding share of U.S. Rentals Common Stock (other than shares of U.S. Rentals Common Stock held in the treasury of U.S. Rentals or owned by United Rentals or by any direct or indirect wholly owned subsidiary of United Rentals or of U.S. Rentals, which shares shall be cancelled at the Effective
Time) will be converted into the right to receive 0.9625 shares of United Rentals Common Stock.

  Based on the number of shares of U.S. Rentals Common Stock outstanding as of the U.S. Rentals Record Date, 29,620,913 shares of United Rentals Common Stock will be issuable pursuant to the Merger Agreement (assuming no exercise of U.S. Rentals Options between the U.S. Rentals Record Date and the Effective
Time), representing approximately 44.2% of the total number of shares of United Rentals Common Stock to be outstanding after such issuance (based on the number of shares of United Rentals Common Stock outstanding as of the United Rentals Record Date).

BACKGROUND OF THE MERGER

  U.S. Rentals completed its initial public offering in February, 1997. At that time, and continuing through the present, a significant part of U.S. Rentals' business and growth strategy has been to participate in the accelerating consolidation of the equipment rental industry.

  In June, 1997, the sale of a leading company in the equipment rental business was announced at a valuation that Richard D. Colburn, Chairman and the majority stockholder of U.S. Rentals, and U.S. Rentals' management, believed to be very attractive.

  On June 19, 1997, at the request of Mr. Colburn, U.S. Rentals retained Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to explore whether there might be companies interested in a strategic combination with U.S. Rentals at valuation levels that would reflect the valuations implied by the recent transaction. At that time, Mr. Colburn indicated that he was willing to consider the possibility of a transaction, but emphasized that he had made no decision to dispose of his stock. DLJ compiled a list of companies that in its judgment might have an interest in a strategic transaction with U.S. Rentals, including equipment rental companies and other companies related to the equipment rental industry. DLJ made preliminary contacts with many of these companies, and seven of them indicated that they were interested in receiving additional information with respect to U.S. Rentals. U.S. Rentals exchanged certain financial information with five of those entities.

  On July 17, 1997, at a regular meeting, U.S. Rentals' Board of Directors (the "U.S. Rentals Board") discussed with counsel and management various issues associated with a possible transaction involving U.S. Rentals. The U.S. Rentals Board deferred any decisions with respect to this process, pending further discussions with management and counsel.

  On July 23, 1997, the U.S. Rentals Board held a special meeting to continue the discussions started at the July 17 meeting with respect to the implications of a possible transaction involving U.S. Rentals. Management reported that Mr. Colburn continued to be interested in exploring the possibility of a strategic transaction. It was reported that he had made no decisions with respect to any such matter, but was intrigued by the possible valuation of U.S. Rentals that could be implied from a recent transaction in the industry, and that a transaction reflecting that valuation could be attractive and of interest to all stockholders. The U.S. Rentals Board decided to authorize confidential discussions with two prospective equipment rental companies that they believed might be in a position to engage in a tax deferred transaction utilizing stock.

  On July 30, 1997, the U.S. Rentals Board held a special meeting to continue discussions about these matters. DLJ presented information with respect to companies in the equipment rental industry, various transactions in the industry, a preliminary framework for the consideration of valuation issues with respect to U.S. Rentals, an overview of the companies contacted, the process that DLJ had followed to date, and the possible timing of future events. Mr. Colburn again indicated that he was merely interested in exploring options with respect to his position in U.S. Rentals, and had made no decision to sell his interest or engage in definitive negotiations with respect thereto. After discussions about the relative merits of various alternatives, the U.S. Rentals Board instructed DLJ to focus on the possibility of a transaction with one particular public equipment rental company, which had indicated through its investment banker that it might be interested in a combination with U.S. Rentals.

   At a regular meeting of the U.S. Rentals Board on October 21, 1997, DLJ reported on its preliminary discussions with the foregoing party, and the U.S. Rentals Board concluded that it did not appear that an acceptable transaction could be accomplished. The U.S. Rentals Board then indicated to management that if there was no continuing interest in pursuing discussions with other companies, it would be appropriate to terminate the engagement of DLJ.

  DLJ was kept on engagement by U.S. Rentals management to assist in connection with the significant and accelerating consolidation of the equipment rental industry. Various possible larger acquisition candidates were discussed from time to time by management and DLJ.

  On December 15, 1997, Mr. Colburn met with the investment banker for the controlling stockholder of another publicly traded company in the equipment rental business. Mr. Colburn's initial inquiry was with respect to the possible acquisition of that company's equipment rental business by U.S. Rentals, or a joint venture. This company indicated that they were not interested in such a transaction, but might be interested in U.S. Rentals merging with it. Following discussions between DLJ and the other company's investment bankers during January 1998, U.S. Rentals' management concluded that a transaction at valuation levels that would be attractive to U.S. Rentals would be unlikely, and discussions were terminated. That was reported to the U.S. Rentals Board at a regular meeting on February 2, 1998.

  On February 25, 1998, Bradley S. Jacobs, Chairman and Chief Executive Officer of United Rentals, and John N. Milne, Vice Chairman and Chief Acquisition Officer of United Rentals, met in Beverly Hills, California with Mr. Colburn, William F. Berry, President and Chief Executive Officer of U.S. Rentals, John S. McKinney, Chief Financial Officer of U.S. Rentals, and a representative of DLJ at which time U.S. Rentals first raised the possibility of a business combination between United Rentals and U.S. Rentals. On March 12, 1998 in Beverly Hills, California and again on March 19, 1998 in New York, New York, Messrs. Jacobs and Colburn met to discuss the possibility of a merger between United Rentals and U.S. Rentals.

  On March 20, 1998, United Rentals engaged Goldman, Sachs & Co. ("Goldman Sachs") to act as its financial advisor in respect of a possible business combination transaction between United Rentals and U.S. Rentals.

  On March 26, 1998, United Rentals and U.S. Rentals executed a confidentiality agreement under which management of U.S. Rentals provided to United Rentals certain non-public information regarding U.S. Rentals. After execution of a confidentiality agreement with respect to United Rentals, similar information relating to United Rentals was received and evaluated by DLJ and U.S. Rentals' management.

  On March 27, 1998, Mr. Milne met with Messrs. Berry and McKinney in Modesto, California to begin preliminary financial and business due diligence with respect to U.S. Rentals. On April 17, 1998, management of each company held a conference call regarding related matters.

  On April 16, 1998, representatives of DLJ and representatives of Goldman Sachs met to discuss the potential business combination of United Rentals and U.S. Rentals.

  On April 21, 1998, at a regular meeting of the U.S. Rentals Board, the possibility of a combination with United Rentals was discussed. U.S. Rentals management provided information about United Rentals and its management, including its financial background, history as a public company, and acquisition activities. The U.S.

Rentals Board authorized management to further evaluate a possible business combination, but without authority to make commitment on terms without the approval of the U.S. Rentals Board. Management was instructed to review United Rentals financial information and other due diligence materials, and the potential structure of a transaction.

  On April 28, 1998, Messrs. Jacobs and Milne, Michael J. Nolan, Chief Financial Officer of United Rentals, Wayland R. Hicks, President and Chief Operating Officer of United Rentals, and representatives of Goldman Sachs met in Greenwich, Connecticut with Messrs. Colburn, Berry and McKinney and representatives of DLJ. The following day such persons met in New York to exchange certain due diligence information relating to their respective businesses and to discuss the potential structure and general terms of a combination of United Rentals and U.S. Rentals. On April 30, 1998, the parties' respective financial advisors engaged in preliminary discussions with respect to the exchange ratio at which shares of U.S. Rentals Common Stock would be converted into United Rentals Common Stock in such a transaction, and United Rentals proposed a post-transaction management structure for the combined company. Following such preliminary discussions, discussions between the parties ceased.

  On May 7, 1998, the U.S. Rentals Board held a special meeting and received an update from management with respect to issues associated with a possible transaction with United Rentals. Management reported on discussions that had taken place with management of United Rentals, and discussions that had taken place between the companies' financial advisors. The U.S. Rentals Board was also updated on acquisitions and financing activity involving other companies in the equipment rental industry. After discussion involving various elements of a possible transaction with United Rentals, the U.S. Rentals Board authorized management and DLJ to continue to pursue a possible business combination with United Rentals, but without authority to make a commitment on terms without approval of the U.S. Rentals Board.

  On May 16, 1998, representatives of DLJ contacted Mr. Jacobs to review United Rentals' position with respect to the transaction, to reiterate U.S. Rentals' position relating thereto, and to ascertain United Rentals' interest in resuming discussions regarding a possible transaction. Thereafter, various telephone discussions ensued between representatives of Goldman Sachs and DLJ concerning the proposed transaction.

  On May 18, 1998, a regularly scheduled meeting of the Board of Directors of United Rentals (the "United Rentals Board") was held. At such meeting, the management of United Rentals discussed with the United Rentals Board the history and status of the discussions regarding a potential merger between United Rentals and U.S. Rentals.

  On May 21, 1998, United Rentals instructed its legal counsel to deliver a draft of a merger agreement to U.S. Rentals and its advisors. On May 28, 1998, Messrs. Milne and Nolan, together with representatives of Goldman Sachs and counsel for United Rentals, met in New York with Messrs. Berry and McKinney, representatives of DLJ and counsel for U.S. Rentals, to resume business and operational due diligence and to discuss the general terms of the draft merger agreement and the other agreements contemplated thereby. Various telephone conversations concerning certain of the issues raised during such meeting ensued over the following week between representatives of United Rentals and U.S. Rentals. Between June 5 and June 11, 1998, representatives of United Rentals held numerous telephonic conferences with representatives of U.S. Rentals and counsel for Messrs. Colburn, Berry and McKinney to negotiate the terms of the draft transaction documents and narrow the number of unresolved issues. Among the principal issues discussed were matters relating to the exchange ratio; the circumstances under which a party could negotiate with third parties, or terminate the merger agreement, once the merger agreement had been executed; conditions to the parties' respective obligations to consummate the merger; the terms of Mr. Colburn's and Mr. Jacobs' voting agreements; the terms of the employment agreements to be entered into between United Rentals and Messrs. Berry and McKinney; and the composition of the combined company's board of directors following the merger.

  On June 2, 1998, a special meeting of the U.S. Rentals Board was held to continue discussion of a potential business combination with United Rentals, and to update the U.S. Rentals Board on the status of negotiations. In addition, representatives of O'Melveny & Myers LLP, U.S. Rentals' regular counsel, and representatives of Richards Layton & Finger, P.A., special Delaware counsel to the U.S. Rentals Board, attended the meeting. Representatives of DLJ updated the U.S. Rentals Board with respect to the status of discussions, and the U.S. Rentals Board and DLJ discussed the strategic and financial elements of a combination of the two companies. Among other things, the U.S. Rentals Board discussed the proposed financial terms of a proposed transaction, various structural considerations, post-transaction management structure, valuation issues, and Mr. Colburn's intentions and desires. Prior to the meeting a draft merger agreement from United Rentals had been distributed to the U.S. Rentals Board, and it was discussed at the meeting.

  On June 9, the U.S. Rentals Board held a special meeting to continue their discussion of these matters and to further discuss with counsel their duties and responsibilities in connection with these matters. Counsel, DLJ and management updated the U.S. Rentals Board on all aspects of the negotiations to date, including issues that had been negotiated with respect to economic terms, structure, timing, and post-transaction management structure. Various financial and economic items were discussed by the U.S. Rentals Board and its advisors. At this meeting, Mr. Colburn indicated that he was still interested in exploring the negotiations and recommended that additional seats on the combined company's board of directors should be sought to provide the benefits of U.S. Rentals' long history in the equipment rental business. The U.S. Rentals Board was advised that negotiations were moving in a satisfactory fashion, but that important business and economic terms had not been resolved, including the exchange ratio; the circumstances under which a party could negotiate with third parties, or terminate the merger agreement, once the merger agreement had been executed; conditions to the parties' respective obligations to consummate the merger; the terms of the employment agreements to be entered into between United Rentals and Messrs. Berry and McKinney; and the composition of the combined company's board of directors following the merger.

  By June 11, 1998, the principal unresolved issues with respect to the transaction were (i) the exchange ratio and (ii) certain matters relating to each party's ability to negotiate with third parties or terminate the merger agreement once it had been executed. On June 11, 1998, representatives of United Rentals provided United Rentals' proposal with respect to the remaining unresolved issues to representatives of U.S. Rentals.

  On June 11, 1998, the U.S. Rentals Board held a special meeting to review a summary of the principal terms that had been negotiated in each of the major agreements that were to be executed in connection with the merger. A mark-up of United Rentals' draft of the merger agreement, prepared by U.S. Rentals' counsel, had been sent to the U.S. Rentals Board and was discussed. U.S. Rentals management and advisors made presentations regarding various elements of the negotiations.

  On June 14, 1998, Mr. Milne called Mr. Berry to ascertain the status of U.S. Rentals' response to United Rentals' proposal. As a result of such conversation, various discussions between representatives of the companies ensued.

  On June 14, 1998, the United Rentals Board met to discuss and review the proposed terms of the transaction. At such meeting, United Rentals' management and advisors made presentations regarding the terms of the proposed merger. Also at such meeting, representatives of Goldman Sachs presented financial analyses relating to the proposed merger and indicated that if the definitive merger agreement were to be substantially similar to the draft of the merger agreement reviewed by Goldman Sachs at such time, Goldman Sachs would be in a position to provide an opinion to the effect that, as of the date of such opinion, based upon and subject to various qualifications and assumptions to be set forth in such opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to United Rentals. United Rentals' legal counsel reviewed the terms of the proposed merger agreement and other agreements related thereto with the United Rentals Board and discussed with the United Rentals Board its duties and responsibilities in connection with the consideration of the merger. Following further discussion, the United Rentals Board unanimously approved the merger agreement, authorized Messrs. Jacobs and Milne to negotiate the final terms of the merger agreement including the exchange ratio of 0.9625 and resolved to recommend that the holders of United Rentals Common Stock vote in favor of the transactions contemplated by the merger agreement, including the Charter Amendment and the Share Issuance.

  On June 15, 1998, the U.S. Rentals Board held a special meeting to enable its advisors to update it on the status of negotiations. The principal terms of the proposed transaction and the related documents were reviewed, but the exchange ratio had not yet been agreed upon. The meeting was adjourned until later in the day, at which time DLJ reported that the final negotiations with respect to the exchange ratio had resulted in a ratio of 0.9625 shares of United Rentals Common Stock for each share of U.S. Rentals Common Stock. The financial implications of that ratio were discussed by the U.S. Rentals Board. After discussion, representatives of DLJ delivered an oral opinion to the effect that as of such date, and based upon and subject to the various qualifications and assumptions described in its subsequent written opinion, the exchange ratio was fair to the public stockholders of U.S. Rentals from a financial point of view. Following further discussion, the U.S. Rentals Board unanimously approved the merger agreement, authorized its signature, and resolved to recommend that the holders of U.S. Rentals common stock vote in favor of the adoption of the merger agreement.

  On June 15, 1998, United Rentals and U.S. Rentals agreed upon an exchange ratio of 0.9625 shares of United Rentals Common Stock for each share of U.S. Rentals Common Stock and resolved the outstanding issues relating to the merger agreement and other transaction documents.

  On the evening of June 15, 1998, United Rentals and U.S. Rentals executed and delivered the merger agreement. A joint public announcement of the Merger was made by the parties on the morning of June 16, 1998.

  On July 31, 1998, United Rentals and U.S. Rentals amended the merger agreement to provide for the Reorganization. On August 31, 1998, the merger agreement was amended and restated in the form attached as Exhibit A to this Joint Proxy Statement/Prospectus.

  United Rentals, as part of its growth strategy, is continuously involved in discussions relating to potential acquisitions of equipment rental companies of varying size (including smaller companies to complement existing or anticipated locations and combinations with large companies that have an established presence in one or more regions), and in due diligence investigations of potential acquisition candidates. See "Business" in Exhibit I to this Joint Proxy Statement/Prospectus. In response to the rapid consolidation taking place in the equipment rental industry, U.S. Rentals also has routinely pursued potential acquisitions to complement and expand its business. Accordingly, during the period in which the Merger was being negotiated, both United Rentals and U.S. Rentals considered, and engaged in discussions and initiated due diligence with respect to, numerous potential acquisitions of equipment rental companies and, as discussed in Exhibit I to this Joint Proxy Statement/Prospectus, United Rentals consummated numerous acquisitions, and U.S. Rentals consummated a number of acquisitions as well. However, none of the other transactions considered by United Rentals or U.S. Rentals during the period in which the Merger was being negotiated was viewed by their respective boards of directors as an alternative to the Merger, nor did United Rentals or U.S. Rentals forego pursuing any of such transactions in order to pursue the Merger.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARDS OF DIRECTORS

 United Rentals

  The United Rentals Board has unanimously determined that the Merger, the Charter Amendment and the Share Issuance are fair to and in the best interests of United Rentals and its stockholders and has approved and adopted the Merger Agreement, approved the Charter Amendment and the Share Issuance. Accordingly, the United Rentals Board unanimously recommends that United Rentals stockholders vote in favor of the approval of the Charter Amendment and the Share Issuance.

  The United Rentals Board believes that approval of the Merger will provide opportunities to achieve substantial benefits for the combined company and its stockholders and customers that might not otherwise be available. As a result of the combination of United Rentals' and U.S. Rentals' financial resources, management and equipment, the United Rentals Board believes that United Rentals will be a stronger company and will be better able to capitalize on growth opportunities and compete more effectively in the markets it serves as well as new markets. The Merger furthers United Rentals' strategy of seeking continued expansion through disciplined acquisitions and of diversifying geographic locations, equipment categories and customers.

  The United Rentals Board believes that the Merger Agreement and the Merger are fair to and in the best interests of United Rentals and its stockholders. The following are the material factors considered by the United Rentals Board in reaching its conclusion:

  . the judgment, advice and analysis of the management of United Rentals with respect to the strategic, financial and operational benefits of the Merger, based in part on the due diligence performed with respect to U.S. Rentals;

  . the present and anticipated environment of the equipment rental business, which is experiencing rapid consolidation, and the opportunity for the combined company to secure a position as an industry leader by virtue of the Merger;

  . the strategic benefits of the Merger and the complementary geographic areas of the companies' businesses which will give the combined company a nationwide presence and increase the opportunities for future acquisitions and growth;

  . the historical market prices and trading information with respect to United Rentals Common Stock and U.S. Rentals Common Stock;

  . the financial condition, results of operations, business and prospects of each of United Rentals and U.S. Rentals;

  . the potential cost savings and synergies (estimated to be in the range of $5 million to $10 million per annum) and limited operating synergies to be realized by the combined operations of United Rentals and U.S. Rentals, including the opportunity to achieve savings through economies of scale, including greater purchasing power with suppliers;

  . the ability to retain key U.S. Rentals personnel by the combined entity after the Merger, including that Mr. Berry will become President and Mr. McKinney, Vice President, Finance of the combined company following the Merger;

  . the treatment of the Merger as a "tax-free reorganization" for federal income tax purposes and a "pooling-of-interests" transaction for accounting purposes (which avoids the reduction in earnings that would result from the creation and amortization of goodwill under purchase accounting);

  . the terms and conditions of the Merger Agreement, including the Exchange Ratio, which were viewed by management and the United Rentals Board as providing an equitable basis for the Merger from United Rentals' perspective;

  . the discussion and analysis of Goldman Sachs at the June 14, 1998 meeting of the United Rentals Board and its opinion to the effect that as of the date of such opinion, the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to United Rentals. In considering the opinion of Goldman Sachs, the United Rentals Board did not rely or place any specific emphasis on any particular analysis performed by Goldman Sachs and presented to the United Rentals Board. Rather, the United Rentals Board considered Goldman Sachs' analyses in their entirety as supporting the determination of the United Rentals Board that the Merger is in the best interests of United Rentals; and

  . a number of potential risks relating to the Merger, including (i) the challenges inherent in combining two large, geographically diversified business enterprises such as United Rentals and U.S. Rentals and the possible resulting diversion of management resources and attention from other strategic opportunities and operational matters for an extended period of time; (ii) the risk that the synergies and cost savings expected to result from the Merger may not be realized or, even if they are realized, may not be realized within the expected time periods;
     (iii) the risk that the Merger would not be consummated due to the failure of one or more conditions to the Merger to be satisfied (see "Material Terms of the Merger Agreement--Conditions"); (iv) the risk that certain members of U.S.

     Rentals' management would not remain with the combined company following the Merger and (v) the other factors described under "Risk Factors." Having assessed these and other risks, the United Rentals Board concluded that the management of the combined company would be likely to manage these risks successfully and that the numerous favorable factors described above, taken together, outweighed the potential risks.

  The foregoing discussion of the information and factors considered by the United Rentals Board is not meant to be exhaustive but includes all material factors considered by the United Rentals Board. The United Rentals Board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger Agreement and the Merger are fair to and in the best interests of United Rentals and its stockholders. Rather, the United Rentals Board made its determination based on the totality of the information presented to it, and the judgments of individual members of the United Rentals Board may have been influenced to a greater or lesser degree by different factors.

 U.S. Rentals

  The U.S. Rentals Board has unanimously determined that the Merger is fair to and in the best interests of U.S. Rentals and its stockholders and has unanimously approved the Merger Agreement. Accordingly, the U.S. Rentals Board unanimously recommends that stockholders of U.S. Rentals vote in favor of the adoption of the Merger Agreement.

  The U.S. Rentals Board believes that the Merger will provide opportunities to achieve substantial benefits for the combined company and its stockholders that might not otherwise be available. The U.S. Rentals Board believes that the combination of United Rentals' and U.S. Rentals' financial resources, management and equipment will result in a stronger company that will be better able to capitalize on growth opportunities and compete effectively in the markets it serves, as well as new markets. The U.S. Rentals Board believes that the Merger is consistent with U.S. Rentals' long term strategy of participating in the consolidation of the equipment rental industry. The U.S. Rentals Board believes that the Merger will enable U.S. Rentals stockholders to continue to own shares in a stronger equipment rental company that will have a more broadly diversified geographic, customer and equipment base, and the financial resources to seek continued expansion through disciplined acquisitions.

  The following are the material factors considered by the U.S. Rentals Board in reaching its conclusions.

  . U.S. Rentals' and United Rentals' business, financial condition, results of operations and future prospects, current and anticipated developments in the equipment rental business, and historical stock prices, and the U.S. Rentals Board's belief that the Merger consideration fairly reflects U.S. Rentals' intrinsic value and potential for future growth.

  . Management's view that the equipment rental industry trend of accelerated consolidation will continue in a manner that, unless met with increased acquisition activity by U.S. Rentals, could pose a significant strategic challenge to U.S. Rentals and reduce the perception among investors that it is a leading consolidator in the industry.

  . The U.S. Rentals Board's belief that the two companies have excellent management teams with complementary strengths; the fact that three U.S. Rentals directors will be on the board of the combined company and that U.S. Rentals' chief executive officer and chief financial officer will be involved as officers of the combined company; and the fact that the combined company will have Mr. Colburn and Mr. Jacobs as its largest stockholders following the Merger, but that no person will have actual or voting control of the combined company.

  . The U.S. Rentals Board's belief, based on discussions with DLJ regarding the historical performance of United Rentals and discussions with U.S. Rentals' management regarding anticipated future developments in the equipment rental industry, that United Rentals is a highly attractive, interested merger candidate with an impressive history of accomplishments and outstanding business prospects.

  . The U.S. Rentals Board's belief, based on discussions with DLJ regarding market conditions and discussions with U.S. Rentals' management regarding anticipated operations of the combined

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

     companies, that there would be, following the announcement of the proposed Merger, an increase in the value of the shares then owned by U.S. Rentals stockholders, based on the investment community's likely favorable reaction to the Merger.

  . The U.S. Rentals Board's belief, based on discussions with DLJ at meetings of the U.S. Rentals Board in June 1998 regarding market conditions and discussions with U.S. Rentals' management regarding anticipated operations of the combined companies, that there were excellent prospects for a substantial increase in the value of the shares of United Rentals to be owned by U.S. Rentals stockholders following the Merger, due in part to:

    . the possibility that U.S. Rentals' earnings, as a part of United Rentals, will be capitalized at a higher multiple in the stock market, because of the combined company's prospects.

    . the financial strength and buying power of the combined companies, which will enable greater access to capital, and provide greater diversification and protection in a downturn of the economy.

    . potential cost savings (estimated to be in the range of $5 million to $10 million per annum) and other potential synergies and efficiencies in the operations of the two companies.

  . The expressed desire and intention of Mr. Colburn to engage in the transaction; the tax deferred nature of the transaction, in light of the expressed desire of Mr. Colburn for such a transaction; and the limited number of attractive potential companies at this time that could reasonably pursue a tax-free business combination that fits the strategic direction of U.S. Rentals.

  . The events leading to the signing of the Merger Agreement, as described under "--Background of the Merger."

  . DLJ's opinion that the Exchange Ratio is fair to U.S. Rentals' Public Stockholders from a financial point of view. In considering the opinion of DLJ, the U.S. Rentals Board did not rely or place any specific emphasis on any particular analysis performed by DLJ and presented to the U.S. Rentals Board. Rather, the U.S. Rentals Board considered DLJ's opinion in its entirety as supporting the determination of the U.S. Rentals Board that the Merger is in the best interests of U.S. Rentals and its stockholders.

  . The terms and conditions of the Merger Agreement, including the Exchange Ratio, the absence of any "collars" (thereby providing U.S. Rentals' stockholders with the possible benefits of a post-announcement increase in the price of United Rentals' stock, and the possible risks associated with the absence of downside protection in connection therewith); and the restrictions on U.S Rentals' ability to discuss any alternative transaction with other parties.

  . The terms of the arrangements with Mr. Colburn and Mr. Jacobs with respect to voting of their shares for the Merger, and the legal restrictions on transfer of their shares after the Merger.

  . Possible alternatives to the Merger, including continuing to operate as an independent public company, seeking a combination with another strategic partner or seeking a sale of U.S. Rentals, and the effect, short term and long term, of such alternatives on the value of U.S. Rentals' common stock.

  . The advice of U.S. Rentals' management (and, to the extent set forth below, DLJ's advice at meetings of the U.S. Rentals Board in June 1998) as to the likelihood of other potential companies being willing or able to engage in a more favorable transaction with U.S. Rentals. In discussing this factor, U.S. Rentals management advised the U.S. Rentals Board that in management's view, no other prospective merger candidate would be likely to be able to offer the combination of these benefits that a merger with United Rentals would offer. This advice was based in part on their knowledge and information provided by DLJ at meetings of the U.S. Rentals Board in June 1998 about the structure of other past and potential combinations in the industry, the size and financial strength of U.S. Rentals compared to other companies in the industry, and the number of prospective merger candidates in the industry that might be able to provide prospects for the U.S. Rentals stockholders to accomplish a transaction on a tax-deferred basis. In addition, the ability of the parties to engage in a transaction that would qualify for pooling-of-interests accounting distinguished the transaction, since management did not believe that such accounting treatment would be possible at the time with most other possible merger candidates in the equipment rental industry.


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

  The foregoing discussion of the information and factors considered by the U.S. Rentals Board is not meant to be exhaustive, but summarizes the material factors considered by the U.S. Rentals Board, including the risk that some of the perceived benefits might not be realized. The U.S. Rentals Board did not quantify or attach any particular weight to the various factors, or determine that any particular factors were of primary importance. Rather, the U.S. Rentals Board made its determination that the Merger Agreement and the Merger are fair to and in the best interests of U.S. Rentals and its stockholders based on the totality of the information presented to and considered by it. Individual members of the U.S. Rentals Board may have given different weight to these different factors.

OPINION OF FINANCIAL ADVISORS TO UNITED RENTALS

  Goldman Sachs delivered its written opinion dated June 15, 1998 to the United Rentals Board to the effect that, as of the date of such opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to United Rentals.

  THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED JUNE 15, 1998, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS EXHIBIT G TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF UNITED RENTALS COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

  In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K of United Rentals and U.S. Rentals for the year ended December 31, 1997; (iii) the Registration Statement on Forms S-1 of U.S. Rentals, including the Prospectus forming a part thereof dated February 21, 1997, related to the initial public offering of the U.S. Rentals Common Stock;
(iv) the Registration Statement on Form S-1 of United Rentals including the Prospectus forming a part thereof dated December 16, 1997 related to the initial public offering of the United Rental Common Stock; (v) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of United Rentals and U.S. Rentals; (vi) certain other communications from United Rentals and U.S. Rentals to their respective stockholders; and (vii) certain financial analyses and forecasts for United Rentals and U.S. Rentals prepared by their respective managements (in the case of U.S. Rentals such forecasts were dated February 12, 1998). Goldman Sachs also held discussions with members of the senior managements of each of United Rentals and U.S. Rentals regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Merger Agreement and the past and current business operations, financial condition, and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for shares of United Rentals Common Stock and U.S. Rentals Common Stock, compared certain financial and stock market information for United Rentals and U.S. Rentals with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the equipment rental industry specifically and in other industries generally, and performed such other studies and analyses as it considered appropriate.

  Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it and assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of United Rentals or U.S. Rentals or any of their respective subsidiaries, and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs also assumed with the consent of the United Rentals Board that the transaction contemplated by the Merger Agreement will be accounted for as a pooling of interests under generally accepted accounting principles. The opinion of Goldman Sachs referred to in this Joint Proxy Statement/Prospectus was provided for the information and assistance of the United Rentals Board in connection with its consideration of the transaction contemplated by the Merger Agreement and such opinion does not constitute a recommendation as to how any holder of United Rentals Common Stock should vote with respect to such transaction.

  The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its opinion to the United Rentals Board dated June 15, 1998.

    (i) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to United Rentals and U.S. Rentals to corresponding financial information, ratios and public market multiples for two publicly traded corporations: Rental Service Corporation and Neff Corp. (the "Selected Companies"). The Selected Companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to United Rentals and U.S. Rentals. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of United Rentals were calculated using a price of $34.31 per share of United Common Rentals Stock, and the multiples of U.S. Rentals were calculated using a price of $30.56 per share of U.S. Rentals Common Stock, the closing prices of the United Common Stock and the U.S. Rentals Common Stock on the NYSE on June 12, 1998; the multiples of the Selected Companies were calculated using the respective closing prices of their shares on June 12, 1998. The multiples and ratios for United Rentals, U.S. Rentals and for the Selected Companies were based on recent publicly available information. With respect to the Selected Companies, Goldman Sachs considered levered market capitalization (i.e., market value of common equity plus in-the-money common equivalents plus book value of debt less cash) as a multiple of latest twelve months ("LTM") sales, as a multiple of LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"), as a multiple of estimates (based on various publicly available sources) of 1998 EBITDA, as a multiple of estimates (based on various publicly available sources) of 1999 EBITDA, and as a multiple of LTM earnings before interest and taxes ("EBIT"). Goldman Sachs' analyses of the Selected Companies indicated levered multiples of LTM sales of 2.0x and 3.0x, LTM EBITDA of 6.7x and 9.0x, estimated 1998 EBITDA of 3.2x (1998 EBITDA estimates were not available for Neff Corp.), estimated 1999 EBITDA of 2.4x (1999 EBITDA estimates were not available for Neff Corp.), and LTM EBIT of 19.5x and 20.4x, compared to levered multiples of 5.0x, 28.6x, 11.6x, 5.4x, and 57.6x, respectively for United Rentals and 2.7x, 8.0x, 5.3x, 4.3x and 18.9x, respectively for U.S. Rentals. Goldman Sachs also considered for Rental Service Corp. price/earnings ("PE") ratios (such ratios were not applicable to Neff Corp. because it did not have positive earnings per share ("EPS") in 1997 and it was not, at the time, covered by First Call Corporation), of 27.9x based on actual 1997 EPS for Rental Service Corp. (Neff Corp. did not have positive earnings in 1997) compared to 27.0x for U.S. Rentals (United Rentals' multiple of actual 1997 EPS did not provide a meaningful number because it reflected only a few months of operation); estimated 1998 and 1999 PE ratios (based on median estimates from First Call Corporation), of 20.1x for estimated 1998 and 16.4x for estimated 1999 compared to 56.3x and 27.5x, respectively for United Rentals and 21.7x and 17.6x, respectively for U.S. Rentals; estimates of five-year compound annual growth rate of EPS (provided by Institutional Broker Estimate Service) of 25.0% compared to 42.5% for United Rentals and 24.0% for U.S. Rentals; and multiples of estimated 1998 and 1999 P/E multiples to 5-year EPS growth of 0.81x compared to 1.32x for United Rentals and 0.90x for U.S. Rentals for 1998 and 0.65x for 1999 compared to 0.65x for United Rentals and 0.73x for U.S. Rentals.

    (ii) Historical Exchange Ratio Analysis. Goldman Sachs reviewed historical trading prices for the shares of United Rentals Common Stock and the U.S. Rentals Common Stock since the initial public offering of the United Rentals Common Stock in December 1997 and the initial public offering of the U.S. Rentals Common Stock in February 1997, and derived, from the daily closing prices of such shares (beginning on December 18, 1997), implied exchange ratios. Such analysis indicated that the daily implied exchange ratios for the period from December 18, 1997 to June 12, 1998 ranged from 1.650 to 0.823 with an average for such period of 1.046. Such analysis also indicated average implied exchange ratios of 0.985, 0.972, 0.904, 0.930, 0.914, 0.914 for the 90, 60, 30, 20, 15 and 10 trading days ending June 12, 1998, respectively.

    (iii) Contribution Analysis. Goldman Sachs reviewed certain historical and estimated future operating and financial information (including, among other things, revenues, EBITDA and net income) for United Rentals, U.S. Rentals and the pro forma combined company following the Merger based on United Rentals' and U.S. Rentals' managements' (in the case of U.S. Rentals' management both with (such estimates, together with United Rentals' management's estimates, the "Base Estimates") and without U.S.

  Rentals making acquisitions (such estimates, together with United Rentals' management's estimates, the "Base Estimates Without U.S. Rentals Acquisitions")) and financial forecasts from Merrill Lynch & Co.'s equity research reports dated April 28, 1998 and March 19, 1998 for each of United Rentals and U.S. Rentals, in each case without taking into account any synergies that may result from the Merger. This analysis indicated that for estimated 1998, United Rentals would have contributed 43.6%, 44.2% and 38.7% to combined revenues, 41.5%, 41.9% and 36.3% to combined EBITDA, and 40.1%, 40.6% and 37.4% to combined net income based on the Base Estimates, Base Estimates Without U.S. Rentals Acquisitions, and Merrill Lynch's estimates, respectively. The analysis also indicated that for estimated 1999, United Rentals would have contributed 57.4% and 60.6% to combined revenue, and 56.7% and 59.4% to combined EBITDA based on the Base Estimates and Base Estimates Without U.S. Rentals Acquisitions, respectively, and 53.4%, 54.4% and 55.5% to combined net income based on the Base Estimates, Base Estimates Without U.S. Acquisitions and Merrill Lynch's estimates, respectively. The analysis further indicated that for estimated 2000, United Rentals would have contributed 65.3% and 70.4% to combined revenue, 65.1% and 69.8% to combined EBITDA and 62.1% and 64.8% to combined net income based on the Base Estimates and Base Estimates Without U.S. Rentals Acquisitions, respectively.

    (iv) Pro Forma EPS Analysis. Goldman Sachs prepared pro forma analyses of the EPS impact of the Merger. Using earnings estimates for United Rentals and U.S. Rentals prepared by their respective managements and median earnings estimates provided by First Call Corporation in each case for 1998, 1999 and 2000, Goldman Sachs compared the EPS of United Rentals Common Stock, on a standalone basis, to the EPS of United Rentals Common Stock on a pro forma basis assuming completion of the Merger in three scenarios, (a) without achieving any synergies, (b) achieving $5.0 million in pre-tax synergies (in each case United Rentals informed Goldman Sachs that it expected that most of the synergies which might be realized as a result of the Merger would be achieved through the elimination of corporate and public company expenses), and (c) achieving $10.0 million in pre-tax synergies in each scenario at exchange ratios of 0.935, 0.950 and 0.975. Goldman Sachs performed this analysis based on a price of $34.31 per United Rentals Common Stock (the closing per share price of the United Rentals Common Stock on June 12, 1998). In each case and in all scenarios, the Merger was accretive to United Rentals' EPS on a pro forma basis.

    (v) Implied P/E Multiple Analysis. Goldman Sachs calculated implied P/E multiples for the combined company following the Merger. Goldman Sachs based this analysis on EPS growth rates for the combined company following the Merger ranging from 15.0% to 55.0% and 1999 P/E to earnings growth ratios ranging from 0.60x to 0.95x. Such analysis indicated implied P/E multiples for the combined company ranging from 9.0x to 52.3x for estimated 1999 EPS compared to 27.5x for United Rentals on a standalone basis and compared to 17.6x for U.S. Rentals Common Stock (using the median 1999 EPS estimates provided by First Call Corporation).

    (vi) Implied Value Creation Analysis. Goldman Sachs calculated the implied overall premium of the Merger to the share price of U.S. Rentals Common Stock and the United Rentals Common Stock based on pro forma earnings estimates for the combined company following the Merger and various P/E multiples. This analysis was conducted on two bases; first, assuming that no synergies would be achieved in the Merger and, second, assuming $7.5 million in pre-tax synergies would be achieved. Goldman Sachs calculated the pro forma EPS of the combined company based on median analysts' EPS estimates for United Rentals and U.S. Rentals (which were supplied by First Call Corporation) and exchange ratios ranging from 0.935 to 0.975. Based on the closing stock prices of the United Rentals Common Stock and the U.S. Rentals Common Stock on June 12, 1998 and estimated 1999 P/E multiples ranging from 23.0x to 27.5x, Goldman Sachs calculated an implied overall premium on a per share basis without synergies to the U.S. Rentals Common Stock ranging from 0.4% to 23.0% and to the United Rentals Common Stock ranging from negative 5.8% to positive 14.2%; with achieving $7.5 million in pre-tax synergies, it calculated an implied overall premium to the U.S. Rentals Common Stock ranging from 4.0% to 27.4% and to the shares of United Rentals Common Stock ranging from negative 2.5% to positive 18.2%.

    (vii) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis on U.S. Rentals, using the portion of the Base Estimates Without U.S. Rentals Acquisitions provided by U.S.

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

  Rentals' management. Goldman Sachs calculated a net present value of free cash flows for U.S. Rentals for the years 1998 through 2002. Goldman Sachs calculated U.S. Rentals' terminal values in 2002 based on multiples ranging from 5.0x EBITDA to 10.0x EBITDA. Goldman Sachs discounted the free cash flows and these terminal values to present value using discount rates ranging from 8.0% to 13.0% and such analysis indicated implied per share values for the U.S. Rentals Common Stock ranging from $19.39 to $57.95.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to United Rentals or U.S. Rentals or the Merger. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the United Rentals Board as to the fairness from a financial point of view of the Exchange Ratio to United Rentals and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of United Rentals, U.S. Rentals, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the United Rentals Board was one of many factors taken into consideration by the United Rentals Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Exhibit G hereto.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with United Rentals, having provided certain investment banking and financial advisory services to United Rentals from time to time, including having acted as lead manager of the offering of the 6 1/2% Convertible Quarterly Income Preferred Securities of United Rentals Trust I and as a co-manager of the offering of its 9.50% $200 million senior subordinated notes due 2008. United Rentals selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

  Goldman Sachs provides a full range of financial advisory and brokerage services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of United Rentals or U.S. Rentals for its own account and for the accounts of customers.

  Pursuant to a letter agreement dated March 20, 1998 (the "Engagement Letter"), United Rentals engaged Goldman Sachs to act as its financial advisor in connection with a possible acquisition of U.S. Rentals. Pursuant to the terms of the Engagement Letter, United Rentals has agreed to pay Goldman Sachs upon consummation of the Merger a transaction fee of $5,000,000. United Rentals has agreed to reimburse Goldman Sachs for its out-of-pocket expenses not exceeding $75,000 (other than sales, use or similar taxes), including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

OPINION OF FINANCIAL ADVISORS TO U.S. RENTALS

  In its role as financial advisor to U.S. Rentals, DLJ was asked by U.S. Rentals to render an opinion to the U.S. Rentals Board as to the fairness to the holders of shares of U.S. Rentals Common Stock (the "Public Stockholders") other than Ayr, Inc. and Richard D. Colburn from a financial point of view, of the Exchange Ratio pursuant to the terms of the Merger Agreement. DLJ was not retained as an advisor or agent to U.S. Rentals shareholders or any other person, other than as an advisor to the U.S. Rentals Board. On June 15, 1998 DLJ delivered an oral opinion (the "DLJ Opinion"), subsequently confirmed in writing as of the same date, to the effect that as of the date of such opinion, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Exchange Ratio was fair to the Public Stockholders from a financial point of view.

  THE FULL TEXT OF THE DLJ OPINION IS ATTACHED AS EXHIBIT H TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. U.S. RENTALS STOCKHOLDERS ARE URGED TO READ THE DLJ OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN IN ARRIVING AT SUCH OPINION. THE DLJ OPINION WAS PREPARED FOR THE U.S. RENTALS BOARD AND IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO TO THE PUBLIC STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW AND DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY U.S. RENTALS TO ENGAGE IN THE MERGER OR OTHER BUSINESS STRATEGIES CONSIDERED BY THE U.S. RENTALS BOARD. THE DLJ OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY U.S. RENTALS STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE U.S. RENTALS SPECIAL MEETING.

  The DLJ Opinion does not constitute an opinion as to the price at which United Rentals Common Stock will trade at any time. The Exchange Ratio was determined in arm's length negotiations between U.S. Rentals and United Rentals, in which negotiations DLJ advised U.S. Rentals. No restrictions or limitations were imposed by U.S. Rentals upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

  In arriving at its opinion, DLJ reviewed, among other things, the Merger Agreement dated June 15, 1998, and the exhibits thereto. DLJ also reviewed financial and other information that was publicly available or furnished to it by U.S. Rentals and United Rentals, including information provided during discussions with their respective managements. Included in the information provided to DLJ were certain financial projections of U.S. Rentals prepared by the management of U.S. Rentals and certain financial projections of United Rentals prepared by the management of United Rentals. In addition, DLJ compared certain financial and securities data of U.S. Rentals and United Rentals with various other companies whose securities are traded in the public markets, reviewed the historical stock prices and trading volumes of U.S. Rentals Common Stock and United Rentals Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

  In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by U.S. Rentals and United Rentals or their respective representatives, or that was otherwise reviewed by it. In particular, DLJ relied upon discussions with the management of U.S. Rentals of the operating synergies achievable as a result of the Merger (the "Synergies") and its discussion of the Synergies with the management of United Rentals. DLJ also assumed that the financial projections supplied to it were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the respective managements of U.S. Rentals and United Rentals as to the future operating and financial performance of U.S. Rentals and United Rentals, respectively. DLJ has not assumed any responsibility for making any independent evaluation or appraisal of the assets or liabilities of U.S. Rentals or United Rentals, nor did DLJ independently verify the information reviewed by it. DLJ relied on the advice of counsel to U.S. Rentals as to certain legal matters. DLJ assumed that United Rentals will account for the Merger as a pooling-of-interests in accordance with generally accepted accounting principles ("GAAP"), and that the Merger qualifies for such treatment.

  The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion as a result of changes in such conditions or otherwise.

  The following is a brief summary of the principal financial analyses performed by DLJ to arrive at its opinion dated June 15, 1998. This summary does not purport to be a complete description of the analyses performed by DLJ. DLJ drew no specific conclusions from any of these analyses but subjectively factored its observations from these analyses into its qualitative assessment of the relevant facts and circumstances.

  For purposes of the following analyses, the financial ratios were calculated based upon the closing prices of U.S. Rentals Common Stock and United Rentals Common Stock on June 15, 1998. For purposes of U.S. Rentals and United Rentals LTM financial results, the LTM results of U.S. Rentals are actual reported results as of March 31, 1998, adjusted for non-recurring charges, and the LTM results of United Rentals are as of December 31, 1997, pro forma for all acquisitions completed by United Rentals as of May 19, 1998.

  Common Stock Trading Price History. DLJ examined the historical closing prices of U.S. Rentals Common Stock for the period from February 21, 1997 (the date of U.S. Rentals' initial public offering) to June 15, 1998 and of United Rentals Common Stock for the period from December 18, 1997 (the date of United Rentals' initial public offering) to June 15, 1998. This information was presented solely to provide the U.S. Rentals Board with background regarding the stock prices of U.S. Rentals and United Rentals over the periods indicated.

  From February 21, 1997 to June 15, 1998, U.S. Rentals Common Stock closed at a low of $15.38 per share (on April 14, 1997) and a high of $33.31 per share (on June 2, 1998). DLJ also reviewed the history of closing prices of U.S. Rentals Common Stock for the 10, 20, 30, 60 and 90 trading days ending on June 15, 1998. During such periods, U.S. Rentals Common Stock closed at per share ranges of $30.19 to $33.31, $30.19 to $33.31, $30.19 to $33.31, $26.38 to
$33.31 and $22.06 to $33.31, respectively.

  From December 18, 1997 to June 15, 1998 United Rental's Common Stock closed at low of $15.00 per share (on December 22, 1997) and a high of $37.00 per share (on May 13, 1998). DLJ also reviewed the history of United Rental's closing prices for the 10, 20, 30, 60 and 90 trading days ending on June 15, 1998. During such periods, United Rentals Common Stock closed at per share ranges of $33.38 to $36.00, $33.38 to $36.00, $33.38 to $37.00, $21.94 to
$37.00 and $21.94 to $37.00, respectively.

  Exchange Ratio Analysis. DLJ reviewed the daily closing prices of U.S. Rentals Common Stock and United Rentals Common Stock to determine the implied exchange ratio based upon the relative prices of U.S. Rentals Common Stock and United Rentals Common Stock. Based on June 15, 1998 closing prices, the implied exchange ratio was 0.904x. DLJ analyzed the implied exchange ratio between U.S. Rentals Common Stock and United Rentals Common Stock for the period from December 18, 1997 to June 15, 1998. During such period, the implied exchange ratio reached a high of 1.650x (on December 18, 1997) and a low of 0.823x (on May 13, 1998). DLJ also calculated the average historical implied exchange ratios for the last 60, 30, 20 and 10 trading days ending on June 15, 1998. The average implied exchange ratios during each of the foregoing time periods were 0.971x, 0.902x, 0.920x and 0.910x, respectively.

  Premium Analysis. DLJ examined the premiums to market price offered in 45 selected public company merger and acquisition transactions announced since June 1993 in which the transaction value was between $750 million and $1.5 billion and in which common stock was offered as consideration. For the selected transactions, the average premiums to the market price one day, one week and one month prior to announcement were 26.4%, 29.4% and 37.7%, respectively. The value per share of U.S. Rentals Common Stock implied by the Exchange Ratio represented a 6.4%, 0.0% and 1.6% premium to the market price of U.S. Rentals Common Stock one day, one week and one month prior to June 15, 1998, respectively.

  No transaction utilized in the Premium Analysis is identical to the Merger. Accordingly, such analysis necessarily involves complex considerations and judgements concerning differences in financial and operating characteristics of U.S. Rentals and United Rentals and other factors that could affect the acquisition value of the companies to which they are being compared.

  Relative Contribution Analysis. DLJ analyzed the relative contribution of U.S. Rentals and United Rentals to the combined entity with respect to total revenues; EBITDA; EBIT; and net income. This analysis was performed for the LTM period and projected results for the three fiscal years ending December 31, 2000 (based on U.S. Rentals and United Rentals management projections) and did not reflect any Synergies. As of June 15, 1998, U.S. Rentals and United Rentals provided 44.4% and 55.6%, respectively, of the combined equity value (including shares underlying outstanding options using the treasury stock method) and 48.6% and 51.4%, respectively, of the combined Enterprise Value (as defined). This compares with U.S. Rentals' contribution to the combined entity's LTM pro forma results of approximately 60.0% of revenues, 65.3% of EBITDA, 62.4% of EBIT, and 62.0% of net income. U.S. Rentals' contribution to the combined entity's pro forma results for the projected fiscal years ended December 31, 1998, 1999 and 2000, are estimated as follows:

                                                               1998  1999  2000
                                                               ----  ----  ----
      Revenues................................................ 59.5% 46.1% 36.5%
      EBITDA.................................................. 62.6  47.4  36.9
      EBIT.................................................... 58.4  43.0  33.0
      Net Income.............................................. 59.8  46.6  35.8

  Pro Forma Earnings per Share Analysis and Pro Forma Value per Share Analysis. DLJ analyzed certain pro forma effects on the EPS of U.S. Rentals and United Rentals resulting from the Merger. The analysis was based on earnings estimates for U.S. Rentals and United Rentals prepared by their respective management and median earnings estimates provided by First Call Corporation ("First Call"), but did not take into account any restructuring charges or non-recurring transaction costs related to the Merger.

  The analysis indicated that on a pro forma basis, the EPS of a current share of U.S. Rentals Common Stock would be $0.48, or 34.2%, less in the fiscal year ending December 31, 1998 and $0.36, or 20.7%, less in the fiscal year ending December 31, 1999 than First Call EPS estimates for U.S. Rentals as a stand-alone entity during the same periods. On a pro forma basis using First Call EPS estimates, the EPS of a share of United Rentals Common Stock would be $0.34, or 54.4%, greater in the fiscal year ending December 31, 1998 and $0.20, or 16.0%, greater in the fiscal year ending December 31, 1999 than the First Call estimates for United Rentals as a stand-alone entity during the same periods.

  Assuming the realization of the Synergies, the analysis indicated that on a pro forma basis using First Call EPS estimates, the EPS of an equivalent share of U.S. Rentals Common Stock would be $0.40, or 28.7%, less in the fiscal year ending December 31, 1998 and $0.30, or 17.0%, less in the fiscal year ending December 31, 1999 than First Call EPS estimates for U.S. Rentals as a stand-alone entity during the same periods. On a pro forma basis, assuming realization of the Synergies, the EPS of a share of United Rentals Common Stock would be $0.42, or 67.2%, greater in the fiscal year ending December 31, 1998 and $0.27, or 21.5%, greater in the fiscal year ending December 31, 1999 than the First Call estimates for United Rentals as a stand-alone entity during the same periods.

  DLJ calculated the pro forma value of an equivalent share of U.S. Rentals Common Stock based on: (i) the Exchange Ratio; (ii) the pro forma fiscal year 1999 EPS of United Rentals; and (iii) the ratio of common stock price to projected EPS ("P/E Multiple") of United Rentals Common Stock. On June 15, 1998, the P/E Multiple (based on 1999 First Call EPS estimates) of U.S. Rentals Common Stock was 17.2x, and the P/E Multiple (based on 1999 First Call EPS estimates) of United Rentals Common Stock was 26.7x. Accordingly, the range of P/E Multiples for this analysis was set with a minimum of 17.2x and a maximum of 26.7x. This analysis indicated a range of pro forma values per equivalent share of U.S. Rentals Common Stock of $23.94 to $37.27, assuming no Synergies, and $25.07 to $39.02, assuming Synergies.

  Analysis of Certain Other Publicly Traded Companies. To provide comparative market information, DLJ compared selected historical Common Stock prices, earnings and operating and financial ratios for U.S. Rentals and United Rentals to the corresponding data and ratios of certain other companies whose securities are publicly traded (collectively, the "Comparable Companies"). The Comparable Companies were chosen because they possess general business, operating and financial characteristics representative of companies in the industry in which U.S. Rentals and United Rentals operate. The Comparable Companies consisted of: Neff Corp., Rental Service Corporation and The Hertz Corporation. Such data and ratios included Enterprise Value ("Enterprise

Value" is defined as (i) the product of the stock price and total shares outstanding plus (ii) Net Debt ("Net Debt" is defined as total debt less cash and cash equivalents, which for U.S. Rentals was assumed to be $273.9 million, the amount outstanding at March 31, 1998 and $92.5 million for United Rentals, the amount outstanding at December 31, 1997, pro forma for acquisitions completed as of May 19, 1998 and the private placement of $200 million of senior subordinated notes on May 19, 1998)) as a multiple of LTM revenues and LTM EBITDA. The multiples of Enterprise Value to LTM revenues for the Comparable Companies ranged from 2.0x to 2.4x, compared to 4.5x for United Rentals and 2.8x for U.S. Rentals based on the Exchange Ratio. The multiples of Enterprise Value to LTM EBITDA for the Comparable Companies ranged from 5.2x to 6.8x, compared to 16.7x for United Rentals and 8.4x for U.S. Rentals based on the Exchange Ratio.

  In addition, DLJ examined the 1998 and 1999 P/E Multiples (based on reported closing prices on June 15, 1998 and estimated fiscal year 1998 and 1999 EPS estimates provided by First Call). The 1998 P/E ratios for the Comparable Companies ranged from 18.4x to 28.2x, while the 1998 P/E Multiple was 53.8x for United Rentals and 22.9x for U.S. Rentals based on the Exchange Ratio. The 1999 P/E Multiples for the Comparable Companies ranged from 13.7x to 16.2x, while the 1999 P/E Multiple was 26.7x for United Rentals and 18.3x for U.S. Rentals based on the Exchange Ratio.

  No company utilized in the Analysis of Certain Other Publicly Traded Companies is identical to U.S. Rentals or United Rentals. Accordingly, such analysis necessarily involves complex considerations and judgements concerning differences in financial and operating characteristics of U.S. Rentals and United Rentals and other factors that could affect the public trading values of U.S. Rentals, United Rentals and companies included in such analysis.

  Comparable Transaction Analysis. DLJ reviewed six selected equipment rental industry acquisitions announced since December 1994, with transaction values greater than $100 million (the "Comparable Transactions"). The Comparable Transactions included Atlas Copco AB's acquisition of Prime Service Inc., Investcorp SA's acquisition of Primeco Inc., National Equipment Services, Inc.'s acquisition of Falconite Inc. (pending), Rental Service Corporation's acquisition of Rent-it-Center Inc. (d/b/a Center Rental and Sales), Rental Service Corporation's acquisition of JDW Enterprises, Inc. (d/b/a Valley Rentals) and Neff Corp's acquisition of Richbourg's Sales and Rentals, Inc. For purposes of the Comparable Transaction Analysis, total transaction value ("Transaction Value") was calculated as the aggregate purchase price of equity (in the case of stock purchases), or the aggregate purchase price of the assets (in the case of asset purchases) plus Net Debt. For each of the Comparable Transactions, DLJ calculated the multiple of Transaction Value to LTM revenues and LTM EBITDA. The analysis resulted in (i) a range of 1.4x to 3.3x of Transaction Value to LTM revenues for the Comparable Transactions, compared to 2.8x for U.S. Rentals based on the Exchange Ratio and (ii) a range of 4.7x to 11.3x of Transaction Value to LTM EBITDA for the Comparable Transactions, compared to 8.4x for U.S. Rentals based on the Exchange Ratio. For the only Comparable Transaction involving a publicly traded company, Atlas Copco AB's acquisition of Prime Service Inc. (the "Prime Service Transaction"), DLJ also calculated the multiple of price per share of Common Stock to (i) estimated EPS for the calendar year in which the announcement of the transaction occurred ("CY EPS") and (ii) the estimated EPS for the calendar year following the year in which the announcement of the transaction occurred ("CY+1 EPS"). The analysis resulted in (i) a price per share of Common Stock to CY EPS multiple of 20.9x for the Prime Service Transaction, compared to 22.9x for U.S. Rentals based on the Exchange Ratio and (ii) a price per share of Common Stock to CY+1 EPS multiple of 16.9x for the Prime Service Transaction, compared to 18.3x for U.S. Rentals based on the Exchange Ratio.

  No transaction utilized in the Comparable Transaction Analysis is identical to the Merger. Accordingly, such analysis necessarily involves complex considerations and judgements concerning differences in financial and operating characteristics of U.S. Rentals and United Rentals and other factors that could affect the acquisition value of the companies to which they are being compared.

  Discounted Cash Flow Analysis. DLJ performed a discounted cash flow analysis for the three-year period ending with fiscal year 2000 on the stand-alone unlevered free cash flows of U.S. Rentals and United Rentals, based on financial projections provided by the respective managements of both companies. Unlevered free cash flows were calculated as: (i) the projected EBIT adjusted for taxes; (ii) plus projected depreciation and amortization;
(iii) plus (or minus) projected net changes in working capital; and (iv) minus projected capital expenditures (including the cost of acquisitions). DLJ calculated terminal values by applying a range of estimated EBITDA multiples of 7.0x to 9.0x to the projected EBITDA of U.S. Rentals and United Rentals, respectively in the fiscal year 2000. The unlevered free cash flows and terminal values were then discounted to the present using a range of discount rates of 11% to 15%, representing an estimated range of the weighted average cost of capital for U.S. Rentals and United Rentals and other subjective judgements including industry prospects. Based on this analysis, DLJ calculated values per share of U.S. Rentals Common Stock ranging from $33.27 to $51.29 and of United Rentals Common Stock ranging from $37.93 to $62.78, resulting in implied exchange ratios of 0.817x to 0.877x.

  The summary set forth above does not purport to be a complete description of the analyses performed or factors considered by DLJ, but describes in summary form, the principal elements of the presentation made by DLJ to the U.S. Rentals Board on June 15, 1998. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinions. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

  Pursuant to the terms of an engagement letter dated June 19, 1997 U.S. Rentals agreed to pay DLJ (i) a fee of $1,000,000 (the "Opinion Fee") upon notification that DLJ is prepared to deliver the DLJ Opinion and (ii) an additional fee equal to 0.60 percent (0.60%) of the aggregate value of the outstanding common stock of U.S. Rentals (treating any shares issuable upon exercise of options, warrants or other rights of conversion as outstanding) based on the fair market value on the last day before the Closing of United Rentals Common Stock to be issued as consideration in the Merger, less the Opinion Fee, which amount will be paid upon consummation of the Merger. U.S. Rentals has also agreed to reimburse DLJ promptly for all out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of counsel) incurred by DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and U.S. Rentals believe are customary in transactions of this nature, were negotiated at arm's length between U.S. Rentals and DLJ and the U.S. Rentals Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the Merger. Based on the number of shares of U.S. Rentals Common Stock and options and warrants to purchase U.S. Rentals Common Stock and other rights of conversion outstanding on June 15, 1998 and the closing sales price of United Rentals Common Stock as of August 20, 1998, which was $30 1/4, the fee payable to DLJ upon consummation of the Merger would be approximately $4.6 million (not including the Opinion Fee).

  DLJ as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for U.S. Rentals and United Rentals in the past and has received usual and customary compensation for such services including (i) acting as the lead manager in the initial public offering of the U.S. Rentals' Common Stock in February 1997,
(ii) acting as a co-manager in the initial public offering of United Rentals' Common Stock in December 1997, (iii) acting as a co-manager in a public offering of United Rentals' Common Stock in March 1998, (iv) acting as a co-manager in a private offering of senior subordinated notes for United Rentals in May 1998 and (v) acting as a co-manager in a private offering of convertible quarterly income preferred securities of a trust affiliated with United Rentals in August 1998.

CERTAIN INFORMATION PROVIDED

  In connection with the discussions between United Rentals and U.S. Rentals described above under "--Background of the Merger," United Rentals and U.S. Rentals provided to each other certain confidential financial projections. In the case of United Rentals, such financial projections related to its projected operating results for the three years ending December 31, 2000 and, in the case of U.S. Rentals, the financial projections related to its projected operating results for the five years ending December 31, 2002. These financial forecasts were developed for internal use only; were not prepared with the intent that they would be publicly distributed; were based on numerous assumptions, many of which (e.g., projected revenues to be generated by businesses projected to be acquired in the future) are beyond the control of United Rentals or U.S. Rentals; and are not necessarily indicative of future results. See "Forward-Looking Statements." Such financial projections in the case of United Rentals reflected, among other things, growth in revenues, operating income and net income of approximately 283%, 331% and 322%, respectively, from projected 1998 to projected 2000 (the projected growth from 1997 (actual) to 1998 (projected) is not meaningful because the 1997 results only reflect the results of United Rentals from August 14, 1997 (inception) through December 31, 1997), and in the case of U.S. Rentals reflected, among other things, growth in revenues, operating income and net income of approximately 198%, 248% and 219%, respectively, from 1997 to projected 2002. In the case of United Rentals, such financial projections assumed a certain number of both identified and unidentified acquisitions together with assumed operating and net income margins and, in the case of U.S. Rentals, the financial projections assumed certain revenue growth rates and operating and net income margins as well as certain future acquisitions. Neither United Rentals nor U.S. Rentals customarily publishes financial projections and, whether or not the Merger is consummated, neither United Rentals nor U.S. Rentals intends to update the foregoing projections nor do they intend that the foregoing disclosure constitute a current projection of results for the periods set forth above.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the U.S. Rentals Board with respect to the adoption of the Merger Agreement, U.S. Rentals stockholders should be aware that certain of U.S. Rentals' directors and officers have interests respecting the Merger separate from their interests as holders of U.S. Rentals Common Stock, including those referred to below.

  Board Seats on the United Rentals Board of Directors. In the Merger Agreement, United Rentals and U.S. Rentals have agreed that the United Rentals Board at the time of the Merger will be increased by four members and will include Mr. Richard D. Colburn, Chairman of the Board of Directors of U.S. Rentals (to be added to the class of United Rentals directors whose term expires in 2001), William F. Berry, President, Chief Executive Officer and a Director of U.S. Rentals (to be added to the class of United Rentals directors whose term expires in 2000), a third member of U.S. Rentals' current board of directors to be selected by United Rentals, and a fourth person to be mutually selected by the Chairmen of United Rentals and U.S. Rentals.

  Employment Agreements. Pursuant to the Merger Agreement, United Rentals will enter into employment agreements (the "Employment Agreements") effective upon the Closing Date (as defined below) with each of Messrs. Berry and McKinney in the forms attached as Exhibits D and E to this Joint Proxy Statement/Prospectus. It is a condition to United Rentals' and U.S. Rentals' respective obligations to consummate the Merger that the Employment Agreements be executed. Certain terms of the Employment Agreements are summarized below.

  The Employment Agreements provide for Mr. Berry to serve as President (reporting to Wayland Hicks, who will become the Vice Chairman and Chief Operating Officer) and Mr. McKinney to serve as Vice President, Finance, of United Rentals following the Merger. The Employment Agreements provide for an annual base salary of $225,000 for Mr. Berry and $175,000 for Mr. McKinney, subject to minimum annual upward adjustments based upon changes in a designated cost of living index. The Employment Agreements do not provide for mandatory bonuses; however, the agreements provide that in addition to the compensation specifically provided for, United Rentals may pay such bonuses as may be authorized from time to time by the United Rentals Board. The agreements provide that Messrs. Berry and McKinney will participate in insurance, retirement and compensation plans and an automobile reimbursement program made available to United Rentals' senior executives. The agreement with Mr. Berry provides for United Rentals to reimburse him for certain relocation expenses up to a maximum of $100,000.

  The term of each of the Employment Agreements will commence on the closing date of the Merger (the "Closing Date") and continue for three years (unless terminated earlier as provided therein), provided that at no time will the balance of the term of the agreement be less than two years. Under each of the Employment Agreements, United Rentals or the employee may at any time terminate the agreement, with or without cause, provided that if United Rentals terminates the agreement without cause (as defined in the agreement), the employee will be entitled to receive from United Rentals his then current monthly base salary and benefits over the balance of the term of the agreement.

  The Employment Agreements provide for the grant (i) to Mr. Berry of options to purchase 200,000 shares and Mr. McKinney of options to purchase 100,000 shares of United Rentals Common Stock, in each case, at a price per share equal to the closing price per share of United Rentals Common Stock as reported on the NYSE on the Closing Date (the "Market Price"), and (ii) to Mr. Berry of options to purchase 75,000 shares and Mr. McKinney of options to purchase 37,500 shares of United Rentals Common Stock, in each case, at a price per share equal to the greater of (x) 125% of the Market Price and (y) $45. All of such options will vest over a three year term. The agreements provide that all stock options at any time granted to the employee will automatically vest upon a "change of control" of United Rentals, if the employee is terminated without "good cause" or if the employee resigns for "good reason" (as such terms are defined in the Employment Agreements).

  Stock Options. The directors and officers of U.S. Rentals hold an aggregate of 3,710,387 options to purchase U.S. Rentals Common Stock. Pursuant to the terms of the outstanding options to purchase U.S. Rentals Common Stock, such options will, by reason of the Merger, automatically accelerate and vest prior to their scheduled vesting time. Pursuant to the Merger Agreement, each such option will be assumed by United Rentals and be converted into an option to purchase the number of shares of United Rentals Common Stock equal to the number of shares of U.S. Rentals Common Stock subject to such option multiplied by the Exchange Ratio, at an exercise price per share of United Rentals Common Stock equal to the former exercise price per share of U.S. Rentals Common Stock under such option divided by the Exchange Ratio (subject to certain exceptions for options to which Section 421 of the Code applies. Except as provided in this paragraph, the substituted United Rentals stock options will be subject to the same terms and conditions (including expiration date and exercise provisions) as were applicable to the converted U.S. Rentals stock option immediately prior to the Merger. United Rentals has agreed to use its best efforts to file certain registration statements under the Securities Act to enable the holders of shares of United Rentals Common Stock acquired pursuant to the exercise of such options to publicly sell such shares. See "Material Terms of the Merger Agreement--Treatment of U.S. Rentals Stock Options."

  Deferred Compensation. Pursuant to the terms of their current employment agreements with U.S. Rentals, Messrs. Berry and McKinney are entitled to certain deferred compensation payments. As a result of the Merger, such deferred compensation will become accelerated and, therefore, on the Closing Date, Messrs. Berry and McKinney will receive cash payments of $2,666,683 and $1,333,342, respectively.

  Registration Rights Agreement. Pursuant to the Merger Agreement, upon completion of the Merger, United Rentals will enter into a registration rights agreement (the "Registration Rights Agreement") with Richard D. Colburn and each affiliate of U.S. Rentals who has executed an Affiliate Agreement described under "--Accounting Treatment" (collectively, the "Holders"). The form of Registration Rights Agreement is attached as Exhibit F to this Joint Proxy Statement/Prospectus. It is a condition to United Rentals' and U.S. Rentals' respective obligations to consummate the Merger that the Registration Rights Agreement be executed.

  Pursuant to the Registration Rights Agreement, commencing on such date as consolidated financial results covering at least 30 days of post-Merger combined operations of United Rentals and U.S. Rentals have been published by United Rentals, the Holders may demand that United Rentals file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), for an underwritten public offering of such number of shares of United Rentals Common Stock covered by the Registration Rights Agreement ("Registrable Securities") equal to the lesser of (a) one-third ( 1/3) of the aggregate number of Registrable Securities then owned by the Holders and (b) such number of Registrable Securities as would generate anticipated gross proceeds in such offering of not more than $200,000,000. In addition, commencing after the date which is 11 1/2 months after the Closing Date (or earlier under certain circumstances), the Holders will be entitled to three demands with respect to the filing of registration statements by United Rentals covering all or any part of the Registrable Securities.

  Indemnification of U.S. Rentals Officers and Directors. United Rentals has agreed to indemnify, defend and hold harmless each person who is, or has been at any prior time, or who becomes prior to completion of the Merger, an officer or director of U.S. Rentals to the fullest extent permitted by applicable law against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or amounts paid in settlement, arising out of actions or omissions occurring at or prior to the completion of the Merger that are based on or arise out of the fact that such person is or was a director or officer of U.S. Rentals and (ii) all such liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the Merger Agreement. Subject to certain limitations, United Rentals has also agreed that for a period of six years after the Closing Date, United Rentals will maintain in effect policies of directors' and officers' liability insurance covering acts or omissions occurring prior to the Closing Date for the benefit of directors and officers of U.S. Rentals who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage. United Rentals will also cause the surviving corporation, for a period of six years after the Closing Date, to (A) maintain in effect in its certificate of incorporation and by-laws the provisions regarding the elimination of liability of directors and indemnification of and advancement of expenses to officers, directors, employees and agents currently contained in the certificate of incorporation and by-laws of U.S. Rentals and (B) maintain the existing indemnification agreements covering such directors of U.S. Rentals. See "Material Terms of the Merger Agreement--Certain Covenants--Indemnification; Directors' and Officers' Insurance."

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is a general summary of the material federal income tax consequences of the Merger and is based on the Code, the final, proposed and temporary treasury regulations promulgated thereunder, administrative rulings and interpretations, and judicial decisions, in each case in effect as of the date hereof. All of the foregoing are subject to change at any time, possibly with retroactive effect. The discussion set forth below does not address all aspects of federal income taxation that may be relevant to a stockholder in light of such stockholder's particular circumstances or to stockholders subject to special rules under the federal income tax laws, such as non-United States persons, financial institutions, tax-exempt organizations, insurance companies, dealers in securities or stockholders who acquired their U.S. Rentals Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, nor any consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion assumes that holders of U.S. Rentals Common Stock hold their shares of stock as capital assets within the meaning of Section 1221 of the Code.

  Neither United Rentals nor U.S. Rentals intends to secure a ruling from the Internal Revenue Service with respect to the tax consequences of the Merger. United Rentals has received an opinion from Weil, Gotshal & Manges LLP to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; that United Rentals, Merger Sub and U.S. Rentals will each be a party to the reorganization within the meaning of Section 368(b) of the Code; and that United Rentals, Merger Sub and U.S. Rentals will not recognize any gain or loss as a result of the Merger. U.S. Rentals has received an opinion from O'Melveny & Myers LLP to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; that United Rentals, Merger Sub and U.S. Rentals will each be a party to the reorganization within the meaning of Section 368(b) of the Code; and that no gain or loss will be recognized by a holder of U.S. Rentals Common Stock upon receipt of United Rentals Common Stock in exchange for shares of U.S. Rentals Common Stock pursuant to the Merger (except with respect to cash received in lieu of fractional shares). The opinions of Weil, Gotshal & Manges LLP and O'Melveny & Myers LLP referred to in this paragraph were based on facts existing at the date this Joint Proxy Statement/Prospectus was filed with the Securities and Exchange Commission (the "Commission"). In rendering the opinions of counsel referred to in this paragraph, Weil, Gotshal & Manges LLP and O'Melveny & Myers LLP assumed the absence of changes in existing facts and relied on representations and covenants made by United Rentals, Merger Sub, U.S. Rentals and others.

  Tax Implications to U.S. Rentals Shareholders. No gain or loss will be recognized by a holder of U.S. Rentals Common Stock upon receipt of United Rentals Common Stock in exchange for shares of U.S. Rentals Common Stock pursuant to the Merger (except with respect to cash received in lieu of fractional shares). The aggregate tax basis of the shares of United Rentals Common Stock received by a U.S. Rentals stockholder in connection with the Merger (including any fractional share deemed received) will be the same as the aggregate tax basis of the shares of U.S. Rentals Common Stock surrendered in the exchange therefor. The holding period of the shares of United Rentals Common Stock received by a U.S. Rentals stockholder in connection with the Merger (including any fractional share deemed received) will include the holding period of the shares of U.S. Rentals Common Stock surrendered in exchange therefor.

  A stockholder of U.S. Rentals who receives cash in lieu of a fractional share of United Rentals Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis in the fractional share (as described above) and the amount of cash received. Such gain or loss will be capital gain or loss if the U.S. Rentals Common Stock is held by such stockholder as a capital asset at the time of the consummation of the Merger and the tax rate applicable to such capital gain or loss will depend on the holding period for the fractional share (as described above) as of that time.

  STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT

  The Merger is expected to be accounted for using the "pooling of interests" method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board ("APB 16") and applicable guidelines published by the Commission. The pooling of interests method of accounting assumes that the combining companies have been merged from inception, and the historical consolidated financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception. See the Combined Unaudited Pro Forma Condensed Financial Statements and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.

  Consummation of the Merger is conditioned upon receipt of letters from Ernst & Young LLP, United Rentals' independent auditors, and PricewaterhouseCoopers LLP, U.S. Rentals' independent accountants, regarding such accountants' concurrence with the conclusions of management of United Rentals and U.S. Rentals, respectively, as to the appropriateness of pooling of interests accounting treatment under APB 16. Such accountants' advice contemplates that each person who may be deemed an affiliate of United Rentals or U.S. Rentals will agree in writing ("Affiliate Agreements") not to sell or otherwise transfer any shares of U.S. Rentals Common Stock or United Rentals Common Stock, as the case may be, within 30 days prior to the consummation of the Merger or any United Rentals Common Stock thereafter prior to the publication of financial results that include at least 30 days of post-Merger combined operations of United Rentals and U.S. Rentals. Pursuant to the Merger Agreement, United Rentals and U.S. Rentals have heretofore obtained executed Affiliate Agreements from all persons known to the managements of United Rentals or U.S. Rentals to be affiliates of such corporations, respectively.

GOVERNMENTAL AND REGULATORY APPROVALS

  Each of United Rentals and U.S. Rentals filed pre-merger notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), on June 26, 1998, with the Antitrust Division of the Department of Justice and the Federal Trade Commission. On July 9, 1998, United Rentals and U.S. Rentals were advised that early termination of the waiting period under the HSR Act had been granted.

  At any time before or after the consummation of the Merger, governmental authorities or private persons or entities could seek under the antitrust or competition laws, among other things, to enjoin the Merger or to cause United Rentals to divest itself, in whole or in part, of some or all of U.S. Rentals' or United Rentals' businesses. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, United Rentals and U.S. Rentals will prevail. See "Material Terms of the Merger Agreement--Certain Covenants--Reasonable Best Efforts; Further Assurances."

RESTRICTIONS ON RESALES BY AFFILIATES

  The shares of United Rentals Common Stock to be received by U.S. Rentals stockholders in connection with the Merger have been registered under the Securities Act, and, except as set forth in this paragraph, may be traded without restriction. The shares of United Rentals Common Stock to be issued in connection with the Merger and received by persons who are deemed to be "affiliates" of U.S. Rentals prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in case of those persons who become affiliates of United Rentals, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. Pursuant to the Registration Rights Agreement, United Rentals has agreed to provide certain registration rights with respect to the shares of United Rentals Common Stock to be received by affiliates of U.S. Rentals. See "--Interests of Certain Persons in the Merger--Registration Rights Agreement."

STOCK MARKET LISTING

  United Rentals Common Stock trades on the NYSE under the symbol "URI." An application will be filed for the listing on the NYSE of the shares of United Rentals Common Stock to be issued in connection with the Merger. It is a condition to the parties' obligation to consummate the Merger that the shares of United Rentals Common Stock to be issued in connection with the Merger be authorized for listing on the NYSE upon official notice of issuance.

APPRAISAL RIGHTS

  Both of U.S. Rentals and United Rentals are Delaware corporations. Under Delaware law, neither holders of United Rentals Common Stock nor holders of U.S. Rentals Common Stock will be entitled to any appraisal rights in connection with the Merger.

                    MATERIAL TERMS OF THE MERGER AGREEMENT

  The following is a summary of material provisions of the Merger Agreement, a copy of which is attached as Exhibit A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the Merger Agreement. Capitalized terms used and not defined below or elsewhere in this Joint Proxy Statement/Prospectus have the respective meanings assigned to them in the Merger Agreement. All holders of United Rentals Common Stock and U.S. Rentals Common Stock are encouraged to read the Merger Agreement carefully and in its entirety.

THE MERGER

  The Merger Agreement provides that, subject to the satisfaction or waiver of the terms and conditions contained therein (including the requisite adoption of the Merger Agreement by the holders of outstanding shares of U.S. Rentals Common Stock and the requisite approval of the Charter Amendment and Share Issuance by the holders of outstanding shares of United Rentals Common Stock), Merger Sub will be merged with and into U.S. Rentals. Following the Merger, U.S. Rentals will continue as the surviving corporation and as a wholly-owned subsidiary of United Rentals.

EFFECTIVE TIME

  The Merger Agreement provides that, subject to the satisfaction or waiver of the terms and conditions contained therein, the Merger will become effective upon the filing of an appropriate Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger.

CONVERSION OF SHARES; EXCHANGE OF STOCK CERTIFICATES; NO FRACTIONAL SHARES

  At the Effective Time, pursuant to the Merger Agreement, each share of U.S. Rentals Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of U.S. Rentals Common Stock held by United Rentals or any of its subsidiaries) will, by virtue of the Merger and without any action on the part of United Rentals, U.S. Rentals, Merger Sub, or the holder thereof, be converted into the right to receive 0.9625 of a fully paid and nonassessable share of United Rentals Common Stock. If between the date of the Merger Agreement and the Effective Time the outstanding shares of United Rentals Common Stock and/or U.S. Rentals Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the amount of shares of United Rentals Common Stock constituting the Exchange Ratio will be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or other similar transaction. At the Effective Time, each outstanding share of common stock of Merger Sub will be converted into one share of common stock of the surviving corporation, and each share of U.S. Rentals Common Stock held by United Rentals or any of its subsidiaries will be canceled and cease to exist and no payment will be made with respect thereto.

  No fractional shares of United Rentals Common Stock will be issued in connection with the Merger to the holders of U.S. Rentals Common Stock, but in lieu thereof, each holder of U.S. Rentals Common Stock otherwise entitled to receive a fractional share of United Rentals Common Stock, upon surrender of its, his or her certificates evidencing shares of U.S. Rentals Common Stock, will be entitled to receive an amount of cash (without interest) determined by multiplying (x) the average closing price for United Rentals Common Stock as reported on the NYSE for the five trading days immediately preceding the Effective Time by (y) the fractional share interest to which such holder would otherwise be entitled.

  As of the Effective Time, United Rentals will make available to American Stock Transfer & Trust Company, as Exchange Agent, for the benefit of the holders of shares of U.S. Rentals Common Stock: (i) certificates representing the appropriate number of shares of United Rentals Common Stock issuable pursuant to the Merger Agreement in exchange for outstanding shares of U.S. Rentals Common Stock and (ii) cash to be paid in lieu of fractional shares of United Rentals Common Stock. As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of U.S. Rentals Common Stock whose shares were converted into the right to receive shares of United Rentals Common Stock (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates to the Exchange Agent and will be in such form and have such other provisions as United Rentals may reasonably specify) and (ii) instructions for use in effecting the surrender of the certificates in exchange for certificates representing shares of United Rentals Common Stock. Upon surrender of a stock certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such certificate will be entitled to receive in exchange therefor a certificate representing that number of whole shares of United Rentals Common Stock and, if applicable, a check representing the cash consideration to which such holder may be entitled pursuant to the Merger Agreement on account of a fractional share of United Rentals Common Stock, which such holder has the right to receive in exchange therefor, and the certificate so surrendered will forthwith be canceled.

  STOCKHOLDERS SHOULD NOT FORWARD THEIR CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL AND INSTRUCTIONS TO EFFECT THE PROPER DELIVERY THEREOF.

  Until surrendered, each certificate which immediately prior to the Effective Time represented shares of U.S. Rentals Common Stock will be deemed after the Effective Time to evidence only the right to receive upon such surrender a certificate representing the number of whole shares of United Rentals Common Stock and cash in lieu of any fractional shares which the holder of such certificate is entitled to receive in the Merger.

  The holder of any unexchanged certificate will not be entitled to receive any dividends or other distributions payable by United Rentals nor will any cash payment in lieu of fractional shares be paid until the certificate has been exchanged. Subject to the effect of applicable laws, following surrender of any such certificate there will be paid to such holder, without interest,
(i) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of United Rentals Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time paid with respect to such whole shares of United Rentals Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of United Rentals Common Stock.

  All shares of United Rentals Common Stock issued upon the surrender for exchange of certificate formerly representing shares of U.S. Rentals Common Stock (together with any cash payable to the holder thereof pursuant to the Merger Agreement) will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of U.S. Rentals Common Stock.

TREATMENT OF U.S. RENTALS STOCK OPTIONS

  Each option to purchase shares of U.S. Rentals Common Stock (a "U.S. Rentals Stock Option") pursuant to U.S. Rentals' 1997 Performance Award Plan (the "USR Stock Plan") which is outstanding as of the Effective Time will be assumed by United Rentals and converted into an option (or a new substitute option will be granted) to purchase the number of shares of United Rentals Common Stock (rounded up to the nearest whole share) equal to the number of shares of U.S. Rentals Common Stock subject to such option multiplied by the Exchange Ratio, at an exercise price per share of United Rentals Common Stock (rounded down to the nearest penny) equal to the former exercise price per share of U.S. Rentals Common Stock under such option immediately prior to the Effective Time divided by the Exchange Ratio; provided, however, that in the case of any U.S. Rentals Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula will be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as provided above and in the following paragraph, the substituted United Rentals Stock Option will be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the converted U.S. Rentals Stock Option immediately prior to the Effective Time. As soon as practicable after the Effective Time, United Rentals will deliver to the holders of U.S. Rentals Stock Options appropriate notices setting forth such holders' rights with respect thereto.

  United Rentals has agreed to use its best efforts to file or cause to be filed on or prior to the first anniversary of the Closing Date certain registration statements under the Securities Act registering the shares of United Rentals Common Stock issuable upon exercise of U.S. Rentals Stock Options converted as provided above. Except as set forth in this paragraph, United Rentals has no obligation to register under the Securities Act or any state securities laws any shares of United Rentals Common Stock issuable upon exercise of converted USR Stock Options.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by each of U.S. Rentals and United Rentals as to their respective organization and qualification under applicable law; subsidiaries; capitalization; requisite authority and approvals with respect to the transactions contemplated by the Merger Agreement; noncontravention of, and compliance with, applicable legal and contractual requirements; reports filed with the Commission and financial statements; absence of certain changes or liabilities; litigation; information supplied for use in this Joint Proxy Statement/Prospectus; tax matters; employee benefit and labor matters; environmental matters; material contracts; opinion of financial advisors; stockholder votes required in connection with approving the transactions contemplated by the Merger Agreement; tax-free reorganization and "pooling-of-interests" accounting matters; and brokers.

  The respective representations and warranties of the parties will not survive the Effective Time or termination of the Merger Agreement.

CERTAIN COVENANTS

  The Merger Agreement contains various covenants and agreements of the parties, certain of which are summarized below.

  Conduct of Business Pending the Merger. Each of United Rentals and U.S. Rentals has agreed that, until the Effective Time or earlier termination of the Merger Agreement (except as expressly contemplated or permitted by the Merger Agreement or to the extent the other parties have otherwise consented thereto in writing):

    (i) it will carry on its businesses in the usual, regular and ordinary course consistent with past custom and practice and use all commercially reasonable efforts to preserve intact its present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of work force needs and ongoing programs currently in force, keep available the services of their present officers and employees; provided, however, that neither party is restricted from (A) transferring operations to such party or any of its wholly owned subsidiaries, (B) agreeing to consummate or consummating acquisitions of entities engaged in, or assets useful in, the equipment rental business, (C) incurring additional indebtedness or refinancing its outstanding indebtedness, or (D) issuing additional equity or debt securities, provided that neither party may issue any securities (or options, warrants or rights in respect of the same) to any of its directors, officers or employees except for, in the case of U.S. Rentals, issuances of shares of U.S. Rentals Common Stock pursuant to outstanding U.S. Rentals Stock Options and options to purchase not more than 100,000 shares of U.S. Rentals Common Stock pursuant to the USR Stock Plan granted to employees other than directors and present officers, provided that the vesting of such options shall not accelerate upon the Merger, and in the case of United Rentals, issuances of securities (including stock options at fair market value) pursuant to United Rentals' 1997 Stock Option Plan and issuances of United Rentals Common Stock pursuant to the exercise of outstanding options and warrants to acquire United Rentals Common Stock;

    (ii) it will not declare or pay any dividends on or make other distributions in respect of any of its capital stock (other than, in the case of United Rentals, distributions of shares of United Rentals Common Stock to effect any stock split); or combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in lieu of or in substitution for shares of its capital stock; or redeem, repurchase or otherwise acquire any shares of its capital stock (except, in the case of United Rentals, for certain repurchases of United Rentals Common Stock (and warrants to acquire the same) pursuant to the terms of agreements previously publicly disclosed by United Rentals in its reports filed with the Commission);

    (iii) it will not amend or propose to amend its charter or by-laws (except as contemplated by the Merger and the Charter Amendment);

    (iv) it will not sell or dispose of certain assets except for sales of equipment or merchandise inventory and dispositions of assets in the ordinary course of business consistent with prior custom and practice;

    (v) it will not make any changes in its accounting methods (except as required by law or GAAP), or take any action which would, or would be reasonably likely to, prevent United Rentals and the surviving corporation from accounting for the Merger as a pooling-of-interests in accordance with GAAP and applicable Commission regulations;

    (vi) it will use commercially reasonable efforts to obtain all consents required in connection with the transactions contemplated by the Merger Agreement;

    (vii) it will not willfully take any action that would or is reasonably likely to result in a material breach of any provision of the Merger Agreement or in any of its representations and warranties set forth in the Merger Agreement being untrue as of the Closing Date; and

    (viii) except, in the case of United Rentals, for the United Rentals 1998 Stock Option Plan and the United Rentals stock option plan described under "Additional Matters to be Considered at the United Rentals Special Meeting--Proposal to Approve the Adoption of the United Rentals 1998 Stock Option Plan--Other Information," it will not enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other agreement, commitment, arrangement, plan, trust, fund or policy maintained by, contributed to or entered into by such party or increase, or enter into any agreement, commitment or arrangement to increase the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee, except for normal extensions and increases for employees other than officers or directors in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party or in connection with any acquisition permitted by the Merger Agreement; enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee other than in the ordinary course of business consistent with past practice; or deposit into any trust amounts in respect of any employee benefit obligations or obligations to directors (except that certain transfers with respect to non-qualified deferred compensation, may be made in accordance with past practice).

  Shareholders' Meetings. United Rentals and U.S. Rentals have agreed to call meetings of their respective stockholders for the purpose of U.S. Rentals stockholders adopting the Merger Agreement and United Rentals stockholders approving the Charter Amendment and Share Issuance, and each of United Rentals and U.S. Rentals has agreed to recommend that their respective stockholders approve such matters; provided, that at any time following the 120th day after the date of the Merger Agreement (October 14, 1998), U.S. Rentals' Board of Directors may withhold such recommendation if it shall conclude in good faith on the basis of advice of a nationally recognized firm of outside counsel that withholding such a recommendation may be necessary for such Board of Directors to act in a manner consistent with its fiduciary duties under applicable law.

  No Solicitation. Each of United Rentals and U.S. Rentals has agreed that it will not, and will not authorize or permit any of its representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below) from any person or entity, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; provided, however, that either party may (i) comply with Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, with regard to a tender or exchange offer; and (ii) at any time after October 14, 1998 and prior to the time U.S. Rentals' stockholders shall have voted to adopt the Merger Agreement, (A) engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the party or its representatives after the date of the Merger Agreement) seeks to initiate such discussions or negotiations, and may furnish such third party information concerning the party and its business, properties and assets if, and only to the extent that, (1)(w) the third party has first made an Acquisition Proposal that the Board of Directors of such party believes in good faith (after consultation with its financial advisor) is reasonably capable of being completed, taking into account all relevant legal, financial, regulatory and other aspects of the Acquisition Proposal and the source of its financing, on the terms proposed and, believes in good faith (after consultation with its financial advisor and after taking into account the strategic benefits anticipated to be derived from the Merger and the long-term prospects of U.S. Rentals and United Rentals as a combined company), would, if consummated, result in a transaction more favorable to the stockholders of U.S. Rentals or United Rentals, as the case may be, from a financial point of view, than the transactions contemplated by the Merger Agreement and believes in good faith (after consultation with its financial advisor) that the person making such Acquisition Proposal has, or is reasonably likely to have or obtain, any necessary funds or customary commitments to provide any funds necessary to consummate such Acquisition Proposal (any such more favorable Acquisition Proposal being referred to as a "Superior Proposal") and (x) the party's Board of Directors shall conclude in good faith, after considering applicable provisions of state law, on the basis of advice of a nationally recognized firm of outside counsel, that such action may be necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law, and (2) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, such party (y) provides prompt notice to the other party to the effect that it is furnishing information to or entering into discussions or negotiations with such person or entity and (z) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not materially more favorable to such person or entity than the terms contained in the Confidentiality Agreement between United Rentals and U.S. Rentals, and/or (B) accept a Superior Proposal from a third party, provided that the conditions set forth in clauses (A)(1) and (A)(2) above have been satisfied and such party terminates the Merger Agreement and pays any required termination fees described below under "--Fees and Expenses." Each of United Rentals and U.S. Rentals has agreed to notify the other party orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof, and to keep the other party informed of the status and details of any such inquiry, offer or proposal. The term "Acquisition Proposal" means a proposal or offer (other than by another party to the Merger Agreement) for a tender or exchange offer for the securities of a party to the Merger Agreement, or a merger, consolidation or other business combination involving an acquisition of a party or any material subsidiary of a party or any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of a party or any material subsidiary of a party.

  Indemnification; Directors' and Officers' Insurance. United Rentals has agreed that, from and after the Effective Time, United Rentals will, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is, or has been at any prior time, or who becomes prior to the Effective Time, an officer or director of U.S. Rentals (an "Indemnified Party") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director or officer of U.S. Rentals ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the Merger Agreement; provided, however, that United Rentals shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). In addition, United Rentals has agreed that for a period of six years after the Effective Time, United Rentals will cause to be maintained in effect policies of directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time for the benefit of directors and officers of U.S. Rentals who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage; provided, however, that United Rentals will not be required to expend in any year an amount in excess of 150% of the annual aggregate premiums currently paid by U.S. Rentals for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, United Rentals will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of United Rentals, for a cost not exceeding such amount. United Rentals will also cause the surviving corporation, for a period of six years after the Effective Date to (A) maintain in effect in its certificate of incorporation and by-laws the provisions regarding the elimination of liability of directors and indemnification of and advancement of expenses to officers, directors, employees and agents currently contained in the certificate of incorporation and by-laws of U.S. Rentals and (B) maintain the existing indemnification agreements covering such directors of U.S. Rentals.

  Post-Merger Board of Directors and Officers. United Rentals has agreed to take such action as may be necessary to cause the number of directors comprising the full Board of Directors of United Rentals at the Effective Time to be increased by four persons, two of whom shall be Richard D. Colburn and William F. Berry, one of whom shall be another current member of the U.S. Rentals Board of Directors to be chosen by United Rentals and one of whom shall be a person to be mutually agreed upon by the Chairmen of United Rentals and U.S. Rentals; provided that if, prior to the Effective Time, any such designee shall decline or be unable to serve, U.S. Rentals shall, subject to the written approval of United Rentals, designate another person to serve in such person's stead.

  In addition, United Rentals has agreed to take such action as is required to cause the persons listed below to be appointed, effective as of the Effective Time, to the offices of United Rentals set forth opposite their respective names:

              Richard D. Colburn--Chairman Emeritus
              Bradley S. Jacobs--Chairman and Chief Executive Officer John N. Milne--Vice Chairman and Chief Acquisition Officer Wayland R. Hicks--Vice Chairman and Chief Operating Officer William F. Berry--President
              Michael J. Nolan--Chief Financial Officer
              John S. McKinney--Vice President, Finance
              Robert P. Miner--Vice President, Strategic Planning

  For a description of the employment agreements to be entered into as of the Effective Time between United Rentals and Messrs. Berry and McKinney, respectively, see "The Merger--Interests of Certain Persons in the Merger-- Employment Agreements." In addition, U.S. Rentals has agreed to use its best efforts to cause the persons identified in writing by United Rentals to enter into employment agreements with United Rentals in form acceptable to United Rentals.

  Reasonable Best Efforts; Further Assurances. Subject to the provisions described under "--No Solicitation" above, each party to the Merger Agreement agreed to use its reasonable best efforts to (a) satisfy the conditions to closing thereunder and consummate the transactions contemplated thereby as promptly as reasonably practicable, and (b) execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms set forth in the Merger Agreement; provided that United Rentals shall not be required to (or be required to agree to) dispose of or hold separate any material part of its or U.S. Rentals' business or operations (or a combination of United Rentals' and U.S. Rentals' business or operations), or agree not to operate or compete in any geographic area or line of business, in order to satisfy the foregoing.

CONDITIONS

  The respective obligations of each of United Rentals and U.S. Rentals to effect the Merger is subject to the satisfaction (or, to the extent permitted by law, waiver) on or prior to the Closing Date of the following conditions: (i) U.S. Rentals' stockholders shall have duly adopted the Merger Agreement and United Rentals' stockholders shall have duly approved the Charter Amendment and the Share Issuance, and the Charter Amendment shall have been filed and become effective; (ii) no temporary restraining order or preliminary or permanent injunction or other order by any Governmental Authority preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated by the Merger Agreement shall not be prohibited under any applicable federal or state law or regulation; (iii) the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect;
(iv) the shares of United Rentals Common Stock issuable in connection with the Merger pursuant to the Merger Agreement shall have been approved for listing on the NYSE subject to official notice of issuance; (v) the waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have been terminated or shall have expired, and all other notices, filings, consents and approvals required by law or any Governmental Authority in connection with the Merger on the part of United Rentals or U.S. Rentals the failure of which to have been made or obtained would violate any applicable law or cause a Material Adverse Effect (as defined below) on such party shall have been made and obtained; (vi) each of United Rentals and U.S. Rentals shall have received a letter of its independent public accountants, dated the Closing Date, addressed to and in form and substance reasonably satisfactory to them, regarding such accountants' concurrence with the conclusions of management of United Rentals or U.S. Rentals, as the case may be, as to the appropriateness of pooling of interests accounting for the Merger under applicable accounting rules if the Merger is consummated in accordance with the Merger Agreement; and (vii) United Rentals and the other parties thereto shall have entered into the Registration Rights Agreement described under "The Merger--Interests of Certain Persons in the Merger--Registration Rights Agreement."

  The obligation of United Rentals to effect the Merger is further subject to the satisfaction (or waiver by United Rentals), on or prior to the Closing Date, of the following conditions: (i) U.S. Rentals shall have performed in all material respects its agreements and covenants contained in or contemplated by the Merger Agreement which are required to be performed by it at or prior to the Effective Time; (ii) the representations and warranties of U.S. Rentals set forth in the Merger Agreement shall be true and correct (A) on and as of the date of the Merger Agreement and (B) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time, and except in each of cases
(A) and (B) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, do not and would not be reasonably likely to result in a Material Adverse Effect on U.S. Rentals); (iii) United Rentals shall have received a certificate signed by the chief executive officer and chief financial officer of U.S. Rentals, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in the foregoing clauses (i) and (ii) have been satisfied; (iv) no Material Adverse Effect with respect to U.S. Rentals shall have occurred; (v) United Rentals shall have received an opinion from Weil, Gotshal & Manges LLP, counsel to United Rentals, in form and substance reasonably satisfactory to United Rentals, dated as of the Closing Date, substantially to the effect that (x) the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code, (y) U.S. Rentals, United Rentals and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code and (z) no gain or loss will be recognized by U.S. Rentals, United Rentals or Merger Sub pursuant to the Merger; (vi) United Rentals shall have received the Affiliate Agreements described under "The Merger--Accounting Treatment" from each "affiliate" of U.S. Rentals; (vii) United Rentals shall have received the consents or waivers with respect to the Merger and the transactions contemplated by the Merger Agreement set forth on a schedule thereto; and
(viii) each of Messrs. Berry and McKinney shall have executed the employment agreements with United Rentals described under "The Merger--Interests of Certain Persons in the Merger--Employment Agreements."

  The obligation of U.S. Rentals to effect the Merger is further subject to the satisfaction (or waiver by U.S. Rentals), on or prior to the Closing Date, of the following conditions: (i) United Rentals shall have performed in all material respects its agreements and covenants contained in or contemplated by the Merger Agreement which are required to be performed by it at or prior to the Effective Time; (ii) the representations and warranties of United Rentals set forth in the Merger Agreement shall be true and correct (A) on and as of the date of the Merger Agreement and (B) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time, and except in each of cases (A) and (B) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, do not and would not be reasonably likely to result in a Material Adverse Effect on United Rentals); (iii) U.S. Rentals shall have received a certificate signed by the chief executive officer and chief financial officer of United Rentals, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in the foregoing clauses (i) and
(ii) have been satisfied; (iv) no Material Adverse Effect with respect to United Rentals shall have occurred; (v) U.S. Rentals shall have received an opinion from O'Melveny & Myers LLP, counsel to U.S. Rentals, in form and substance reasonably satisfactory to U.S. Rentals, dated as of the Closing Date, substantially to the effect that (x) the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code, (y) U.S. Rentals, United Rentals and Merger Sub will each be a party to the reorganization within the meaning of
Section 368(b) of the Code, and (z) no gain or loss will be recognized by stockholders of U.S. Rentals as a result of the Merger (except to the extent that cash is received in lieu of fractional share interests); (vi) U.S. Rentals shall have received the Affiliate Agreements described under "The Merger--Accounting Treatment" from each "affiliate" of United Rentals; and
(vii) United Rentals shall have executed the employment agreements with each of Messrs. Berry and McKinney described under "The Merger--Interests of Certain Persons in the Merger--Employment Agreements" and offered at will employment agreements to certain employees of U.S. Rentals.

  As used in the Merger Agreement, a "Material Adverse Effect" on a party means any change or effect (i) that is materially adverse to the properties, business, results of operations or financial condition of such party and its subsidiaries, taken as whole, other than any change or effect arising out of general economic conditions or conditions generally affecting the equipment rental industry or (ii) that would impair the ability of such party to consummate the transactions contemplated by the Merger Agreement.

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the transactions contemplated thereby by the stockholders of U.S. Rentals and/or United Rentals:

    (i) by mutual written consent of the respective Boards of Directors of U.S. Rentals and United Rentals;

    (ii) by either United Rentals or U.S. Rentals (A) if there has been any breach of any representations, warranties, covenants or agreements on the part of the other set forth in the Merger Agreement, which breaches individually or in the aggregate would result in a Material Adverse Effect with respect to the breaching party, and which breaches have not been cured or are incapable of being cured within 20 days following receipt by the breaching party of notice of such breach or adequate assurance of such cure shall not have been given by or on behalf of the breaching party within such 20-day period, (B) if the Board of Directors of the other party shall approve, recommend or accept any Superior Proposal with respect to such party, or resolve to take any of such actions, or (C) if any state or federal law, order, rule or regulation is adopted or issued which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by any party to the Merger Agreement if any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

    (iii) by either United Rentals or U.S. Rentals, by written notice to the other parties, if the Effective Time shall not have occurred, for any reason, on or before December 31, 1998 (the "Walk-Away Date"); provided, however, that the right to terminate the Merger Agreement under this clause
  (iii) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; provided, further, that such party's right to terminate the Merger Agreement under this clause (iii) will be restored if such failure has been cured, and the Walk-Away Date shall be deemed to be extended by the number of days elapsed between such failure and its cure;

    (iv) by either United Rentals or U.S. Rentals, by written notice to the other parties, if at a duly held meeting of United Rentals stockholders convened for purposes of obtaining the same, the requisite approval by United Rentals' stockholders of the Charter Amendment and Share Issuance shall not have been obtained, including any adjournments thereof, or if at a duly held meeting of U.S. Rentals stockholders convened for purposes of obtaining the same, the requisite adoption by U.S. Rentals' stockholders of the Merger Agreement shall not have been obtained, including any adjournments thereof;

    (v) by U.S. Rentals, at any time after October 14, 1998 and prior to obtaining the requisite adoption of the Merger Agreement by U.S. Rentals stockholders, and on 72 hours prior notice to United Rentals (the "U.S. Rentals Notice") (a) if U.S. Rentals' Board of Directors withdraws or modifies, or resolves to withdraw or modify, in any manner material to United Rentals, its approval or recommendation of the Merger Agreement or the Merger pursuant to and in accordance with the Merger Agreement or (b) pursuant to clause (ii)(B) set forth under "--Certain Covenants--No Solicitation" but only if during the 72 hour period after the U.S. Rentals Notice, (x) U.S. Rentals shall have negotiated with, and shall have caused its respective financial and legal advisors to negotiate with, United Rentals to attempt to make such commercially reasonable adjustments in the terms and conditions of the Merger Agreement as would enable U.S. Rentals to proceed with the transactions contemplated thereby and (y) the Board of Directors of U.S. Rentals shall have concluded, after considering the results of such negotiations, that any Superior Proposal giving rise to such U.S. Rentals Notice continues to be a Superior Proposal as defined under "--Certain Covenants--No Solicitation." U.S. Rentals may not effect such termination unless contemporaneously therewith U.S. Rentals pays to United Rentals in immediately available funds the fees set forth under "-- Fees and Expenses;" and

    (vi) by United Rentals, at any time after October 14, 1998 and prior to obtaining the requisite approval of the Charter Amendment and Share Issuance by United Rentals stockholders, and on 72 hours prior notice to U.S. Rentals (the "United Rentals Notice") (a) if United Rentals' Board of Directors withdraws or modifies, or resolves to withdraw or modify, in any manner material to U.S. Rentals, its approval or recommendation of the transactions contemplated by the Merger Agreement pursuant to and in accordance with the Merger Agreement or (b) pursuant to clause (ii)(B) set forth under "--Certain Covenants--No Solicitation" but only if during the 72 hour period after the United Rentals Notice, (x) United Rentals shall have negotiated with, and shall have caused its respective financial and legal advisors to negotiate with, U.S. Rentals to attempt to make such commercially reasonable adjustments in the terms and conditions of the Merger Agreement as would enable United Rentals to proceed with the transactions contemplated thereby and (y) the Board of Directors of United Rentals shall have concluded, after considering the results of such negotiations, that any Superior Proposal giving rise to such United Rentals Notice continues to be a Superior Proposal as defined under "--Certain Covenants--No Solicitation." United Rentals may not effect such termination unless contemporaneously therewith United Rentals pays to U.S. Rentals in immediately available funds the fees set forth under "--Fees and Expenses."

  If the Merger Agreement is terminated as provided above, the Merger Agreement will become void and have no effect, without any liability on the part of United Rentals, U.S. Rentals or their respective directors, officers or stockholders, other than the provisions of the Merger Agreement relating to termination of the Merger Agreement, access to information and fees and expenses, and except for any liability for any willful breach of the Merger Agreement.

  No termination by a party of the Merger Agreement will be effective unless and until all fees required to be paid by such party as described under "-- Fees and Expenses" have been received by the other party.

FEES AND EXPENSES

  Except as set forth below, and except for the cost of printing and mailing this Joint Proxy Statement/Prospectus, which will be borne equally by United Rentals and U.S. Rentals, each of United Rentals and U.S. Rentals will pay its own expenses in connection with the transactions contemplated by the Merger Agreement.

  If the Merger Agreement is terminated pursuant to clause (ii)(A) described under "--Termination," then the breaching party shall promptly pay to the non-breaching party a fee of $15 million in cash, minus any amounts as may have been previously paid by such breaching party pursuant to the termination fee provisions of the Merger Agreement; provided, however, that, if the Merger Agreement is terminated by a party as a result of a willful breach by the other party, the breaching party shall pay to the non-breaching party a fee of $30 million in cash, minus any amounts as may have been previously paid by such breaching party pursuant to the termination fee provisions of the Merger Agreement. The Merger Agreement provides that the fees and expenses described in this paragraph are not intended to be the exclusive remedy available against any party that breaches the Merger Agreement.

  If the Merger Agreement is terminated (i) by U.S. Rentals pursuant to clause
(v) described under "--Termination," (ii) by United Rentals pursuant to pursuant to clause (vi) described under "--Termination," (iii) in the circumstances described in clause (ii)(B) under "--Termination," or (iv) by a party as a result of the other party's breach of its obligation to call a meeting of, and make a recommendation to, its stockholders in accordance with the Merger Agreement, then the party whose action gave rise to the right to terminate shall pay to the other party a fee of $30 million in cash minus any amounts as may have been previously paid by such party pursuant to the termination fee provisions of the Merger Agreement.

  If the Merger Agreement is terminated (i) following a failure of the stockholders of United Rentals or U.S. Rentals to grant the necessary approvals contemplated by the Merger Agreement, and (ii) prior to the meeting of the stockholders of the party whose stockholders failed to grant the necessary approval, there was an Acquisition Proposal involving such party or any of its affiliates (whether or not such Acquisition Proposal was rejected or withdrawn prior to the time of such termination or of the stockholders' meeting), and (iii) within 12 months of any such termination described in clause (i) above, the party or its affiliate which is the subject of the Acquisition Proposal (the "Target Party") becomes a subsidiary of the offeror of such Acquisition Proposal or an affiliate thereof or accepts a written offer to consummate or consummates an Acquisition Proposal with such offeror or affiliate thereof, then such Target Party, upon the signing of a definitive agreement relating to such an Acquisition Proposal, or, if no such agreement is signed then at the closing (and as a condition to the closing) of such transaction, shall pay to the other party a fee of $30 million in cash minus any amounts as may have been previously paid by the Target Party pursuant to the termination fee provisions of the Merger Agreement.

AMENDMENT; EXTENSION; WAIVER

  The Merger Agreement may be amended by the Boards of Directors of the parties thereto, at any time before or after the approval of the transactions contemplated thereby by the stockholders of U.S. Rentals and/or United Rentals and prior to the Effective Time, but after such stockholder approvals no such amendment which by law requires further approval by such stockholders shall be made without such further approval.

  At any time prior to the Effective Time, any party to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties and (iii) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. United Rentals and U.S. Rentals intend to notify their respective stockholders of any material amendment, extension or waiver of a material term of the Merger Agreement in the manner and to the extent such notification is required by applicable law or NYSE rule. In addition, United Rentals intends to resolicit stockholder approval of the Charter Amendment and the Share Issuance, and U.S. Rentals intends to resolicit stockholder approval of the adoption of the Merger Agreement, in the event of a material change occurring prior to consummation of the Merger in the anticipated United States federal income tax consequences or accounting treatment of the Merger from that described in this Joint Proxy Statement/Prospectus.

CERTAIN TERMS OF THE VOTING AGREEMENTS

  As an inducement and a condition to United Rentals entering into the Merger Agreement, Richard D. Colburn and Ayr, Inc., a corporation owned by Mr. Colburn (collectively, the "Colburn Stockholders"), entered into a Voting Agreement with United Rentals dated as of June 15, 1998 (the "Colburn Voting Agreement"). As an inducement and condition of U.S. Rentals entering into the Merger Agreement, Bradley S. Jacobs and certain affiliates (collectively, the "Jacobs Stockholders") entered into a voting agreement with U.S. Rentals dated as of June 15, 1998 (the "Jacobs Voting Agreement" and together with the Colburn Voting Agreement, the "Voting Agreements"). The Colburn Stockholders own approximately 67% of the outstanding U.S. Rentals Common Stock (the "Colburn Stockholders Shares"). The Jacobs Stockholders own approximately 26.8% of the outstanding United Rentals Common Stock and have the right to acquire an additional 13.4% upon the exercise of currently exercisable warrants to purchase United Rentals Common Stock (the "Jacobs Stockholders Shares" and together with the Colburn Stockholders Shares, the "Stockholders Shares"). The following summary of the Voting Agreements are qualified in their entirety by reference to the complete text of the Voting Agreements, which are incorporated by reference herein and attached as Exhibits B and C to this Joint Proxy Statement/Prospectus.

  The Colburn Stockholders have agreed, among other things, to vote the Colburn Stockholders Shares in favor of the adoption of the Merger Agreement; and each of the Jacobs Stockholders have agreed, among other things, to vote the Jacobs Stockholders Shares in favor of the approval of the Charter Amendment and the Share Issuance.

  The Voting Agreements provide that each of the Colburn Stockholders and the Jacobs Stockholders will not, among other things, directly or indirectly: (i) except as contemplated by the Merger Agreement or the Voting Agreements, offer for sale, sell, transfer, tender, pledge (other than to a bank or other financial institution), encumber, assign or otherwise dispose of, or grant or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of their respective Stockholder Shares or any interest therein (except for gifts by the Colburn Stockholders to charitable foundations that agree to be bound by the Colburn Voting Agreement); (ii) except as contemplated by the Voting Agreements, grant any proxies or powers of attorney, deposit the Stockholder Shares into a voting trust or enter into a voting agreement with respect to the Stockholder Shares; or (iii) take any action that would make any representation or warranty of such stockholders contained in the Voting Agreements untrue or incorrect or would result in a breach by such stockholders of their obligations thereunder. In addition, each of the Colburn Stockholders and the Jacobs Stockholders has agreed not to take any actions with respect to solicitation of offers which would lead to an Acquisition Proposal as described under "--Certain Covenants-- No Solicitation" above.

                        UNITED RENTALS AND U.S. RENTALS

          COMBINED UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

  The following combined unaudited pro forma condensed financial statements of United Rentals and U.S. Rentals gives effect to the Merger under the "pooling of interests" method of accounting, as if the Merger had been consummated as of the beginning of the periods presented. Such combined unaudited pro forma condensed financial statements for the years ended December 31, 1995, 1996 and 1997 were prepared based upon (i) the audited financial statements of U.S. Rentals for such periods (which financial statements are included elsewhere in this Joint Proxy Statement/Prospectus) and (ii) the audited financial statements of United Rentals for the period from August 14, 1997 (inception) to December 31, 1997 (which financial statements are included elsewhere in this Joint Proxy Statement/Prospectus). Such combined unaudited pro forma condensed financial statements as of June 30, 1998 and for the six months ended June 30, 1998 were prepared based upon the respective unaudited financial statements of United Rentals and U.S. Rentals. The following combined unaudited pro forma condensed financial statements should be read in conjunction with the respective financial statements of United Rentals and U.S. Rentals upon which they are based as described above. The following combined unaudited pro forma condensed financial statements are not necessarily indicative of the results that would have actually been obtained had the Merger been completed at the beginning of the periods presented or of results that may be achieved in the future.

                        UNITED RENTALS AND U.S. RENTALS

             COMBINED UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                                 JUNE 30, 1998

  The following combined unaudited pro forma condensed balance sheet presents the combined financial position of United Rentals and U.S. Rentals as of June 30, 1998. Such unaudited pro forma combined information is based on the historical unaudited condensed consolidated balance sheets of United Rentals and U.S. Rentals as of June 30, 1998, after giving effect to the Merger using the "pooling of interests" method of accounting and to the pro forma adjustments as described in the notes to the combined unaudited pro forma condensed financial statements.

                                      UNITED    U.S.    PRO FORMA      COMBINED
                                     RENTALS  RENTALS  ADJUSTMENTS    PRO FORMA
                                     -------- -------- -----------    ----------
                                       (IN THOUSANDS, EXCEPT SHARE AND PAR
                                                  VALUE AMOUNTS)
ASSETS:
Cash and cash equivalents..........  $  5,486 $ 22,510                $   27,996
Accounts receivable, net...........    67,203   74,124                   141,327
Inventory..........................    33,255   19,040                    52,295
Rental equipment, net..............   298,956  521,696                   820,652
Property and equipment, net........    32,349   93,130                   125,479
Intangible assets, net.............   429,028   26,398                   455,426
Prepaid expenses and other assets..    22,887   12,167                    35,054
                                     -------- --------  --------      ----------
                                     $889,164 $769,065                $1,658,229
                                     ======== ========  ========      ==========
LIABILITIES AND STOCKHOLDERS' EQUI-
 TY:
Liabilities
Accounts payable, accrued expenses
 and other liabilities.............  $ 79,213 $ 78,264  $ 60,000 (a)  $  217,477
Debt...............................   389,181  357,100                   746,281
Notes payable to related party.....             21,500                    21,500
Deferred income taxes..............     2,376   29,732                    32,108
                                     -------- --------  --------      ----------
  Total liabilities................   470,770  486,596    60,000       1,017,366
Commitments and contingencies
Stockholders' equity
United Rentals preferred stock--
 $.01 par value, 5,000,000 shares
 authorized, no shares
 outstanding.......................       --       --        --              --
Common stock:
United Rentals--$.01 par value,
 75,000,000 shares authorized
 historical 34,192,085 shares
 (63,812,998 pro forma shares)
 issued and outstanding............       342      --        296 (b)         638
U.S. Rentals--$.01 par value,
 100,000,000 shares authorized;
 30,774,975 issued and
 outstanding.......................       --       308      (308)(b)
Additional paid-in capital.........   409,817  244,830        12 (b)     654,659
Retained earnings..................     8,235   37,331   (60,000)(a)     (14,434)
                                     -------- --------  --------      ----------
  Total stockholders' equity.......   418,394  282,469  $(60,000)        640,863
                                     -------- --------  --------      ----------
                                     $889,164 $769,065                $1,658,229
                                     ======== ========  ========      ==========

   See notes to combined unaudited pro forma condensed financial statements.

                        UNITED RENTALS AND U.S. RENTALS

                    COMBINED UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS

  The following combined unaudited pro forma condensed statement of operations for the six months ended June 30, 1998 was prepared based on the historical unaudited statement of operations of United Rentals and U.S. Rentals for such period after giving effect to the Merger using the "pooling of interests" method of accounting and to the pro forma adjustments described in the notes to the combined unaudited pro forma condensed financial statements.

                          UNITED RENTALS  U.S. RENTALS
                            SIX MONTHS     SIX MONTHS
                          ENDED JUNE 30, ENDED JUNE 30,  PRO FORMA    COMBINED
                               1998           1998      ADJUSTMENTS   PRO FORMA
                          -------------- -------------- -----------   ---------
                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues
  Equipment rentals.....     $86,105        $207,447                  $293,552
  Sales of rental equip-
   ment.................      10,464          31,555                    42,019
  Sales of new equip-
   ment, merchandise and
   other revenue........      30,782          32,358                    63,140
                             -------        --------      ------      --------
  Total revenues........     127,351         271,360                   398,711
Cost of revenues
  Cost of equipment
   rentals, excluding
   depreciation.........      35,608         110,910                   146,518
  Depreciation of rental
   equipment............      14,565          45,979                    60,544
  Cost of rental equip-
   ment sales...........       5,828          15,898                    21,726
  Cost of new equipment
   and merchandise sales
   and other operating
   costs................      24,111          22,931                    47,042
                             -------        --------      ------      --------
  Total cost of reve-
   nues.................      80,112         195,718                   275,830
                             -------        --------      ------      --------
Gross profit............      47,239          75,642                   122,881
Selling, general and ad-
 ministrative expenses..      25,102          31,550                    56,652
Non rental depreciation
 and amortization.......       3,815           7,675                    11,490
                             -------        --------      ------      --------
Operating income........      18,322          36,417                    54,739
Interest expense........       4,937           8,293                    13,230
Related party interest
 expense (income), net..                         594                       594
Other (income) expense,
 net....................        (528)                                     (528)
                             -------        --------      ------      --------
Income before provision
 for income taxes.......      13,913          27,530                    41,443
Provision for income
 taxes..................       5,693          11,067                    16,760
                             -------        --------      ------      --------
Net income..............     $ 8,220        $ 16,463                  $ 24,683
                             =======        ========      ======      ========
Basic earnings per
 share..................     $  0.27        $   0.54                  $   0.41(c)
                             =======        ========                  ========
Diluted earnings per
 share..................     $  0.23        $   0.52                  $   0.38(c)
                             =======        ========                  ========
Basic weighted average
 equivalent shares
 outstanding............      29,970          30,760      (1,154)(c)    59,576
                             =======        ========      ======      ========
Diluted weighted average
 equivalent shares
 outstanding............      35,092          31,921      (1,197)(c)    65,816
                             =======        ========      ======      ========

   See notes to combined unaudited pro forma condensed financial statements.

                        UNITED RENTALS AND U.S. RENTALS

                    COMBINED UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS

  The following combined unaudited pro forma condensed statement of operations for the year ended December 31, 1997 gives effect to the Merger using the "pooling of interests" method of accounting and to the pro forma adjustments described in the notes to the combined unaudited pro forma condensed financial statements. Such statement is based upon (i) the historical statement of operations of United Rentals for the period from August 14, 1997 (inception) through December 31, 1997 and (ii) the historical statements of operations of U.S. Rentals for the year ended December 31, 1997.

                            UNITED RENTALS
                              PERIOD FROM
                            AUGUST 14, 1997   U.S. RENTALS
                          (INCEPTION) THROUGH  YEAR ENDED
                             DECEMBER 31,     DECEMBER 31,  PRO FORMA    COMBINED
                                 1997             1997     ADJUSTMENTS   PRO FORMA
                          ------------------- ------------ -----------   ---------
                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues
  Equipment rentals.....        $ 7,019         $340,507                 $347,526
  Sales of rental equip-
   ment.................          1,011           38,839                   39,850
  Sales of new
   equipment,
   merchandise and other
   revenue..............          2,603           45,347                   47,950
                                -------         --------     ------      --------
Total revenues..........         10,633          424,693                  435,326
Cost of revenues
  Cost of equipment
   rentals, excluding
   depreciation.........          3,203          185,277                  188,480
  Depreciation of rental
   equipment............          1,039           69,231                   70,270
  Cost of rental equip-
   ment sales...........            528           19,065                   19,593
  Cost of new equipment
   and merchandise sales
   and other operating
   costs................          2,052           33,420                   35,472
                                -------         --------     ------      --------
Total cost of revenues..          6,822          306,993                  313,815
                                -------         --------     ------      --------
Gross profit............          3,811          117,700                  121,511
Selling, general and ad-
 ministrative expenses..          3,311           42,597                   45,908
Non-rental depreciation
 and amortization.......            262           11,222                   11,484
Termination cost of
 deferred compensation
 agreements.............            --            20,290                   20,290
                                -------         --------     ------      --------
Operating income........            238           43,591                   43,829
Interest expense........            454            6,680                    7,134
Related party interest
 expense (income), net..                             690                      690
Other (income) expense,
 net....................           (270)             473                      203
                                -------         --------     ------      --------
Income before provision
 for income taxes and
 extraordinary item.....             54           35,748                   35,802
Provision for income
 taxes..................             20           29,407                   29,427
                                -------         --------     ------      --------
Income before extraordi-
 nary item..............        $    34         $  6,341                 $  6,375
                                =======         ========     ======      ========
Basic earnings per share
 before extraordinary
 item...................        $   --          $   0.22                 $   0.14(c)
                                =======         ========                 ========
Diluted earnings per
 share before
 extraordinary item.....        $   --          $   0.21                 $   0.14(c)
                                =======         ========                 ========
Basic weighted average
 equivalent shares out-
 standing...............         16,319           29,352     (1,101)(c)    44,570
                                =======         ========     ======      ========
Diluted weighted average
 equivalent shares
 outstanding............         18,172           29,844     (1,119)(c)    46,897
                                =======         ========     ======      ========

   See notes to combined unaudited pro forma condensed financial statements.

                        UNITED RENTALS AND U.S. RENTALS

                    COMBINED UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS

  The following combined unaudited pro forma condensed statement of operations for the year ended December 31, 1996 gives effect to the Merger using the "pooling of interests" method of accounting and to the pro forma adjustments described in the notes to the combined unaudited pro forma condensed financial statements. Such statement is based upon the historical statement of operations of U.S. Rentals for the year ended December 31, 1996. United Rentals was not in existence in 1996 and, accordingly, historical data for United Rentals is not presented for such period.

                             UNITED RENTALS U.S. RENTALS
                               YEAR ENDED    YEAR ENDED
                              DECEMBER 31,  DECEMBER 31,  PRO FORMA   COMBINED
                                  1996          1996     ADJUSTMENTS  PRO FORMA
                             -------------- ------------ -----------  ---------
                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Equipment rentals........                   $257,486                $257,486
  Sales of rental equip-
   ment....................                     24,629                  24,629
  Sales of equipment,
   merchandise and other
   revenue.................                     23,722                  23,722
                                  ---         --------      ----      --------
Total revenues.............                    305,837                 305,837
Cost of revenues:
  Cost of equipment
   rentals, excluding
   depreciation............                    136,584                 136,584
  Depreciation of rental
   equipment...............                     56,105                  56,105
  Cost of rental equipment
   sales...................                     10,109                  10,109
  Cost of new equipment and
   merchandise sales and
   other operating costs...                     17,423                  17,423
                                  ---         --------      ----      --------
Total cost of revenues.....                    220,221                 220,221
                                  ---         --------      ----      --------
Gross profit...............                     85,616                  85,616
Selling, general and admin-
 istrative expenses........                     35,934                  35,934
Non-rental depreciation and
 amortization..............                      7,528                   7,528
                                  ---         --------      ----      --------
Operating income...........                     42,154                  42,154
Interest expense...........                      8,373                   8,373
Related party interest ex-
 pense (income), net.......                       (342)                   (342)
Other (income) expenses,
 net.......................                        665                     665
                                  ---         --------      ----      --------
Income before provision for
 income taxes..............                     33,458                  33,458
Provision for income tax-
 es........................                        374                     374
                                  ---         --------      ----      --------
Net income.................                   $ 33,084                $ 33,084
                                  ===         ========      ====      ========
Basic and diluted earnings
 per share.................                      $1.59                   $1.66(c)
                                  ===         ========                ========
Basic and diluted weighted
 average equivalent shares
 outstanding...............                     20,749      (778)(c)    19,971
                                  ===         ========      ====      ========

   See notes to combined unaudited pro forma condensed financial statements.

                        UNITED RENTALS AND U.S. RENTALS

                    COMBINED UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS

  The following combined unaudited pro forma condensed statement of operations for the year ended December 31, 1995 gives effect to the Merger using the "pooling of interests" method of accounting and to the pro forma adjustments described in the notes to the combined unaudited pro forma condensed financial statements. Such statement is based upon the historical statement of operations of U.S. Rentals for the year ended December 31, 1995. United Rentals was not in existence in 1995 and, accordingly, historical data for United Rentals is not presented for such period.

                           UNITED RENTALS U.S. RENTALS
                            YEAR ENDING    YEAR ENDED
                            DECEMBER 31,  DECEMBER 31,  PRO FORMA   COMBINED
                                1995          1995     ADJUSTMENTS  PRO FORMA
                           -------------- ------------ -----------  ---------
                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Equipment rentals......                   $214,849                $214,849
  Sales of rental
   equipment.............                     10,832                  10,832
  Sales of equipment mer-
   chandise and other
   revenue...............                     17,166                  17,166
                               -----        --------      ----      --------
Total revenues...........                    242,847                 242,847
Cost of revenues:
  Cost of equipment
   rentals, excluding
   depreciation..........                    107,876                 107,876
  Depreciation of rental
   equipment.............                     43,885                  43,885
  Cost of rental equip-
   ment sales............                      4,693                   4,693
  Cost of new equipment
   and merchandise
   sales and other oper-
    ating costs..........                     11,418                  11,418
                               -----        --------      ----      --------
Total cost of revenues...                    167,872                 167,872
                               -----        --------      ----      --------
Gross profit.............                     74,975                  74,975
Selling, general and ad-
 ministrative expenses...                     31,440                  31,440
Non-rental depreciation
 and amortization........                      5,513                   5,513
                               -----        --------      ----      --------
Operating income.........                     38,022                  38,022
Interest expense.........                      4,575                   4,575
Related party interest
 expense (income), net...                        735                     735
Other (income) expense,
 net.....................                      1,620                   1,620
                               -----        --------      ----      --------
Income before provision
 for income taxes........                     31,092                  31,092
Provision for income tax-
 es......................                        468                     468
                               -----        --------      ----      --------
Net income...............                   $ 30,624                $ 30,624
                               =====        ========      ====      ========
Basic and diluted earn-
 ings per share..........                   $   1.48                $   1.53(c)
                               =====        ========                ========
Basic and diluted
 weighted average
 equivalent shares
 outstanding.............                     20,749      (778)(c)    19,971
                               =====        ========      ====      ========

   See notes to combined unaudited pro forma condensed financial statements.

                        UNITED RENTALS AND U.S. RENTALS

                NOTES TO COMBINED UNAUDITED PRO FORMA CONDENSED
                             FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The combined unaudited pro forma condensed financial statements assume the issuance of United Rentals Common Stock in exchange for all outstanding U.S. Rentals Common Stock. Such financial statements also assume that the Merger will be accounted for using the "pooling of interests" method of accounting pursuant to APB 16. The "pooling of interests" method of accounting assumes that the combining companies have been merged from their inception, and the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from their inception.

  Pursuant to the rules and regulations of the Commission, the combined unaudited pro forma condensed statements of operations exclude the results of operations associated with discontinued businesses, extraordinary items and cumulative effects of accounting changes. In addition, the combined unaudited pro forma condensed balance sheet includes an adjustment for estimated nonrecurring costs directly related to the Merger which are expected to be included in operations of United Rentals within the twelve months succeeding the consummation of the Merger. Such costs are currently estimated to be approximately $60 million.

  Certain reclassifications have been made to the historical financial statements of United Rentals and U.S. Rentals to conform to the pro forma presentation. Such reclassifications are not material to the combined unaudited pro forma condensed financial statements.

2. PRO FORMA ADJUSTMENTS

  (a) Reflects a charge to stockholders' equity and an increase in accrued liabilities for the estimated nonrecurring costs of $60 million related to the Merger. Actual nonrecurring merger costs may vary from such estimates.

  (b) The stockholders' equity accounts have been adjusted to reflect the assumed issuance of 29,620,913 shares of United Rentals Common Stock for all issued and outstanding shares of U.S. Rentals Common Stock (based on the exchange ratio of 0.9625 shares of United Rentals Common Stock for each share of U.S. Rentals Common Stock outstanding as of June 30, 1998). The actual number of shares of United Rentals Common Stock to be issued pursuant to the Merger will be based upon the number of shares of U.S. Rentals Common Stock issued and outstanding immediately prior to the consummation of the Merger.

  (c) Pro forma basic earnings per share for each period presented are based on the basic weighted average shares outstanding, after giving effect to the issuance of 0.9625 shares of United Rentals Common Stock for each share of U.S. Rentals Common Stock. Pro forma diluted earnings per share for each period presented are based on the basic weighted average shares outstanding adjusted for the effect of potentially dilutive securities, after giving effect to the issuance of 0.9625 shares of United Rentals Common Stock for each share of U.S. Rentals Common Stock.

                        UNITED RENTALS AND U.S. RENTALS

     SUPPLEMENTAL INFORMATION RELATING TO THE COMBINED UNAUDITED PRO FORMA
                        CONDENSED FINANCIAL STATEMENTS

  The following unaudited supplemental pro forma balance sheet data as of June 30, 1998 gives effect to the Merger under the "pooling of interests" method of accounting (as described in the notes to the Combined Unaudited Pro Forma Condensed Financial Statements) and, in addition, gives effect to each acquisition completed by United Rentals after such date, and the financing of each such acquisition, as if all such transactions had occurred on June 30, 1998.

  The following unaudited supplemental pro forma income statement data with respect to the year ended December 31, 1997 and the six months ended June 30, 1998 gives effect to the Merger under the "pooling of interests" method of accounting (as described in the notes to the Combined Unaudited Pro Forma Financial Statements) and, in addition, gives effect to each acquisition completed by United Rentals after the beginning of such period, and the financing of each such acquisition, as if all such transactions had occurred at the beginning of the period.

  The following unaudited supplemental pro forma income statement data with respect to the years ended December 31, 1995 and 1996 gives effect to the Merger under the "pooling of interests" method of accounting (as described in the notes to the Combined Unaudited Pro Forma Financial Statements) and, in addition, gives effect to the acquisition of Rental Tools and Equipment Co. International, Inc. (which was completed by United Rentals in August 1998 and accounted for as a "pooling of interests").

                        UNITED RENTALS AND U.S. RENTALS

                SUPPLEMENTAL UNAUDITED BALANCE SHEET INFORMATION
                                 JUNE 30, 1998

                                        EQUIPMENT   MCCLINCH INC.
                                         SUPPLY      AND MCCLINCH                               SUPPLEMENTAL
                           COMBINED   CO., INC. AND   EQUIPMENT       OTHER     SUPPLEMENTAL     UNAUDITED
                          PRO FORMA    AFFILIATES   SERVICES, INC. ACQUISITIONS ADJUSTMENTS      PRO FORMA
                          ----------  ------------- -------------- ------------ ------------    ------------
                                        (IN THOUSANDS, EXCEPT SHARE AND PAR VALUE AMOUNTS)
ASSETS:
Cash and cash
 equivalents............  $   27,996    $  1,784       $ 1,136       $ 11,895    $ (16,301)(a)   $   26,510
Accounts receivable,
 net....................     141,327      16,528         7,536         27,210                       192,601
Inventory...............      52,295       4,508         1,735         12,703                        71,241
Rental equipment, net...     820,652     111,618        38,172        100,154       10,784 (b)    1,081,380
Property and equipment,
 net....................     125,479       5,267         5,850         26,813       (2,448)(c)      160,961
Intangible assets, net..     455,426       3,639                                   331,868 (d)      790,933
Prepaid expenses and
 other assets...........      35,054       7,022         1,158          7,366                        50,600
                          ----------    --------       -------       --------    ---------       ----------
                          $1,658,229    $150,366       $55,587       $186,141    $ 323,903       $2,374,226
                          ==========    ========       =======       ========    =========       ==========
LIABILITIES AND
 STOCKHOLDERS' EQUITY:
Liabilities:
Accounts payable,
 accrued expenses and
 other liabilities......  $  217,477    $ 16,587       $ 6,873       $ 23,559                    $  264,496
Debt....................     767,781      94,819        32,052         96,139    $(185,113)(e)    1,406,859
                                                                                   601,181 (f)
Deferred income taxes...      32,108         940                                                     33,048
                          ----------    --------       -------       --------    ---------       ----------
  Total liabilities.....   1,017,366     112,346        38,925        119,698      416,068        1,704,403
Commitments and
 contingencies
Stockholders' equity:
United Rentals preferred
 stock--$.01 par value,
 5,000,000 shares
 authorized, no shares
 outstanding............
Common stock:
United Rentals--$.01 par
 value, 75,000,000
 shares authorized,
 historical 34,192,085
 shares (63,812,998
 combined pro forma
 shares and 66,947,915
 supplemental pro forma
 shares) issued and
 outstanding............         638           1            26          2,676       (2,703)(g)          669
                                                                                        31 (h)
Additional paid-in
 capital................     654,659         364          (608)        (1,199)       1,063 (g)      666,932
                                                                                    12,653 (h)
Retained earnings.......     (14,434)     37,655        17,244         64,966     (103,209)(g)        2,222
                          ----------    --------       -------       --------    ---------       ----------
  Total stockholders'
   equity...............     640,863      38,020        16,662         66,443      (92,165)         669,823
                          ----------    --------       -------       --------    ---------       ----------
                          $1,658,229    $150,366       $55,587       $186,141    $ 323,903       $2,374,226
                          ==========    ========       =======       ========    =========       ==========

                     See notes to supplemental information.

                        UNITED RENTALS AND U.S. RENTALS

           SUPPLEMENTAL UNAUDITED STATEMENT OF OPERATIONS INFORMATION
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

                                                         EQUIPMENT    MCCLINCH INC.
                                               POWER       SUPPLY     AND MCCLINCH                              SUPPLEMENTAL
                    COMBINED      ACCESS      RENTAL     CO., INC.      EQUIPMENT      OTHER     SUPPLEMENTAL    UNAUDITED
                    PRO FORMA  RENTALS, INC. CO., INC. AND AFFILIATES SERVICE, INC. ACQUISITIONS ADJUSTMENTS     PRO FORMA
                    ---------  ------------- --------- -------------- ------------- ------------ ------------   ------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues
 Equipment rent-
  als.............  $293,552      $2,313      $ 6,295     $34,382        $16,515      $106,696                    $459,753
 Sales of
  equipment,
  merchandise and
  other revenue...   105,159         841        1,555       8,958          5,601        68,152                     190,266
                    --------      ------      -------     -------        -------      --------     -------        --------
Total revenues....   398,711       3,154        7,850      43,340         22,116       174,848                     650,019
Cost of revenues
 Cost of equipment
  rentals,
  excluding
  depreciation....   146,518       1,131        3,416      12,529          6,770        42,073                     212,437
 Depreciation of
  rental equip-
  ment............    60,544         402        2,987      10,368          3,316        27,926     $(9,070)(a)      96,473
 Cost of sales and
  other operating
  costs...........    68,768         741          638       7,267          3,795        46,115                     127,324
                    --------      ------      -------     -------        -------      --------     -------        --------
Total cost of rev-
 enues............   275,830       2,274        7,041      30,164         13,881       116,114      (9,070)        436,234
                    --------      ------      -------     -------        -------      --------     -------        --------
Gross profit......   122,881         880          809      13,176          8,235        58,734       9,070         213,785
Selling, general
 and
 administrative
 expenses.........    56,652         774        3,200       9,672          3,535        46,463     (10,381)(c)     109,734
                                                                                                      (181)(d)
Non-rental
 depreciation and
 amortization.....    11,490          23          304         359            382         2,570       6,100 (e)      21,228
                    --------      ------      -------     -------        -------      --------     -------        --------
Operating income
 (loss)...........    54,739          83       (2,695)      3,145          4,318         9,701      13,532          82,823
Interest expense..    13,824         147          631       4,220            763         7,693     (11,203)(f)      32,982
                                                                                                    16,907 (g)
Other (income) ex-
 pense, net.......      (528)        (52)         (95)       (198)           (51)       (4,728)                     (5,652)
                    --------      ------      -------     -------        -------      --------     -------        --------
Income (loss)
 before provision
 for income
 taxes............    41,443         (12)      (3,231)       (877)         3,606         6,736       7,828          55,493
Provision for
 income taxes.....    16,760                               (2,638)           896           841       6,672 (h)      22,531
                    --------      ------      -------     -------        -------      --------     -------        --------
Net income
 (loss)...........  $ 24,683      $  (12)     $(3,231)    $ 1,761        $ 2,710      $  5,895     $ 1,156        $ 32,962
                    ========      ======      =======     =======        =======      ========     =======        ========
Basic earnings per
 share............  $   0.41                                                                                      $   0.49
                    ========                                                                                      ========
Diluted earnings
 per share........  $   0.38                                                                                      $   0.46
                    ========                                                                                      ========
Basic weighted
 average
 equivalent shares
 outstanding......    59,576                                                                                        66,934
                    ========                                                                                      ========
Diluted weighted
 average
 equivalent shares
 outstanding......    65,816                                                                                        72,056
                    ========                                                                                      ========

                     See notes to supplemental information.

                        UNITED RENTALS AND U.S. RENTALS

 SUPPLEMENTAL UNAUDITED STATEMENT OF OPERATIONS INFORMATION FOR THE YEAR ENDED
                               DECEMBER 31, 1997

                                                                               MCCLINCH
                                                                    EQUIPMENT  INC. AND
                                                 MISSION              SUPPLY   MCCLINCH
                              ACCESS   BNR GROUP  VALLEY    POWER   CO., INC.  EQUIPMENT                             SUPPLEMENTAL
                   COMBINED  RENTALS,     OF     RENTALS,  RENTAL      AND     SERVICES,    OTHER     SUPPLEMENTAL    UNAUDITED
                   PRO FORMA   INC.    COMPANIES   INC.   CO., INC. AFFILIATES   INC.    ACQUISITIONS ADJUSTMENTS     PRO FORMA
                   --------- --------  --------- -------- --------- ---------- --------- ------------ ------------   ------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues
 Equipment rent-
  als............  $347,526  $42,316    $ 9,403   $7,853   $35,382   $78,142    $30,615    $308,813                   $  860,050
 Sales of
  equipment,
  merchandise and
  other
  revenues.......    87,800    9,943     14,612      765     5,154    16,416      9,418     189,464                      333,572
                   --------  -------    -------   ------   -------   -------    -------    --------     --------      ----------
Total revenues...   435,326   52,259     24,015    8,618    40,536    94,558     40,033     498,277                    1,193,622
Cost of revenues
 Cost of
  equipment
  rentals,
  excluding
  depreciation...   188,480   12,415      4,662    3,437    12,678    23,510     11,590     125,429                      382,201
 Depreciation of
  rental
  equipment......    70,270    8,480      1,589    1,746     9,706    20,397      5,888      65,115     $(15,852)(a)     167,339
 Cost of sales
  and other
  operating
  costs..........    55,065    8,862     10,361      518     3,648    11,362      6,485     138,215          (72)(b)     234,444
                   --------  -------    -------   ------   -------   -------    -------    --------     --------      ----------
Total cost of
 revenues........   313,815   29,757     16,612    5,701    26,032    55,269     23,963     328,759      (15,924)        783,984
                   --------  -------    -------   ------   -------   -------    -------    --------     --------      ----------
Gross profit.....   121,511   22,502      7,403    2,917    14,504    39,289     16,070     169,518       15,924         409,638
Selling, general
 and
 administrative
 expenses........    45,908   10,440      5,402    3,062    12,147    17,875      8,605     117,195      (23,337)(c)     197,120
                                                                                                            (177)(d)
Non-rental
 depreciation and
 amortization....    11,484    1,355        104       32     1,226       878        714       6,683       15,495 (e)      37,971
Termination cost
 of deferred
 compensation
 agreements......    20,290                                                                                               20,290
                   --------  -------    -------   ------   -------   -------    -------    --------     --------      ----------
Operating in-
 come............    43,829   10,707      1,897     (177)    1,131    20,536      6,751      45,640       23,943         154,257
Interest ex-
 pense...........     7,824    3,700        501      434     2,344    11,186      2,195      19,008      (38,817)(f)      74,339
                                                                                                          65,964 (g)
Other (income)
 expense, net....       203     (809)                (61)     (370)   (2,859)      (715)     (1,959)                      (6,570)
                   --------  -------    -------   ------   -------   -------    -------    --------     --------      ----------
Income before
 provision for
 income taxes and
 extraordinary
 item............    35,802    7,816      1,396     (550)     (843)   12,209      5,271      28,591       (3,204)         86,488
Provision for in-
 come taxes......    29,427    2,745        459      (73)              1,242      1,189       3,215       12,005 (h)      50,209
                   --------  -------    -------   ------   -------   -------    -------    --------     --------      ----------
Income before ex-
 traordinary
 item............  $  6,375  $ 5,071    $   937   $ (477)  $  (843)  $10,967    $ 4,082    $ 25,376     $(15,209)     $   36,279
                   ========  =======    =======   ======   =======   =======    =======    ========     ========      ==========
Basic earnings
 per share before
 extraordinary
 item............  $   0.14                                                                                           $     0.55
                   ========                                                                                           ==========
Diluted earnings
 per share before
 extraordinary
 item............  $   0.14                                                                                           $     0.53
                   ========                                                                                           ==========
Basic weighted
 average
 equivalent
 shares
 outstanding.....    44,570                                                                                               65,565
                   ========                                                                                           ==========
Diluted weighted
 average
 equivalent
 shares
 outstanding.....    46,897                                                                                               67,831
                   ========                                                                                           ==========

                     See notes to supplemental information.

                        UNITED RENTALS AND U.S. RENTALS

           SUPPLEMENTAL UNAUDITED STATEMENT OF OPERATIONS INFORMATION
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                             SUPPLEMENTAL
                          COMBINED     OTHER    SUPPLEMENTAL  UNAUDITED
                          PRO FORMA ACQUISITION ADJUSTMENTS   PRO FORMA
                          --------- ----------- ------------ ------------
                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues
  Equipment rentals.....  $257,486    $46,640                  $304,126
  Sales of equipment,
   merchandise and other
   revenue..............    48,351        719                    49,070
                          --------    -------      -----       --------
Total revenues..........   305,837     47,359                   353,196
  Cost of revenues
  Cost of equipment
   rentals, excluding
   depreciation.........   136,584     19,209                   155,793
  Depreciation of rental
   equipment............    56,105      9,188                    65,293
  Cost of sales and
   other operating
   costs................    27,532                               27,532
                          --------    -------      -----       --------
Total cost of revenues..   220,221     28,397                   248,618
                          --------    -------      -----       --------
Gross profit............    85,616     18,962                   104,578
Selling, general and
 administrative
 expenses...............    35,934      9,979                    45,913
Non-rental depreciation
 and amortization.......     7,528      1,855                     9,383
                          --------    -------      -----       --------
Operating income........    42,154      7,128                    49,282
Interest expense........     8,373      2,563                    10,936
Other (income) expense,
 net....................       323        (76)                      247
                          --------    -------      -----       --------
Income before provision
 for income taxes.......    33,458      4,641                    38,099
Provision for income
 taxes..................       374                                  374
                          --------    -------      -----       --------
Net income..............  $ 33,084    $ 4,641                  $ 37,725
                          ========    =======      =====       ========
Basic and diluted earn-
 ings per share.........  $   1.66                             $   1.66
                          ========                             ========
Basic and diluted
 weighted average
 equivalent shares
 outstanding............    19,971                 2,744         22,715
                          ========                 =====       ========


                     See notes to supplemental information.

                        UNITED RENTALS AND U.S. RENTALS

           SUPPLEMENTAL UNAUDITED STATEMENT OF OPERATIONS INFORMATION
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                             SUPPLEMENTAL
                          COMBINED     OTHER    SUPPLEMENTAL  UNAUDITED
                          PRO FORMA ACQUISITION ADJUSTMENTS   PRO FORMA
                          --------- ----------- ------------ ------------
                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues
 Equipment rentals......  $214,849    $40,040                  $254,889
 Sales of equipment,
  merchandise and other
  revenue...............    27,998                               27,998
                          --------    -------      -----       --------
Total revenues..........   242,847     40,040                   282,887
Cost of revenues
 Cost of equipment
  rentals, excluding
  depreciation..........   107,876     17,707                   125,583
 Depreciation of rental
  equipment.............    43,885      8,062                    51,947
 Cost of sales and other
  operating costs.......    16,111                               16,111
                          --------    -------      -----       --------
Total cost of revenues..   167,872     25,769                   193,641
                          --------    -------      -----       --------
Gross profit............    74,975     14,271                    89,246
Selling, general and
 administrative
 expenses...............    31,440      8,707                    40,147
Non-rental depreciation
 and amortization.......     5,513      1,403                     6,916
                          --------    -------      -----       --------
Operating income........    38,022      4,161                    42,183
Interest expense........     5,310      2,161                     7,471
Other (income) expense,
 net....................     1,620       (673)                      947
                          --------    -------      -----       --------
Income before provision
 for income taxes.......    31,092      2,673                    33,765
Provision for income
 taxes..................       468                                  468
                          --------    -------      -----       --------
Net income..............  $ 30,624    $ 2,673                  $ 33,297
                          ========    =======      =====       ========
Basic and diluted earn-
 ings per share.........  $   1.53                             $   1.47
                          ========                             ========
Basic and diluted
 weighted average
 equivalent shares
 outstanding............    19,971                 2,744         22,715
                          ========                 =====       ========


                     See notes to supplemental information.

                        UNITED RENTALS AND U.S. RENTALS

                  NOTES TO SUPPLEMENTAL UNAUDITED INFORMATION

1. BASIS OF PRESENTATION

  The unaudited supplemental pro forma balance sheet data as of June 30, 1998 gives effect to the Merger under the "pooling of interests" method of accounting (as described in the notes to the Combined Unaudited Pro Forma Condensed Financial Statements) and, in addition, gives effect to each acquisition completed by United Rentals after such date, and the financing of each such acquisition, as if all such transactions had occurred on June 30, 1998.

  The unaudited supplemental pro forma income statement data with respect to the year ended December 31, 1997 and the six months ended June 30, 1998 gives effect to the Merger under the "pooling of interests" method of accounting (as described in the notes to the Combined Unaudited Pro Forma Financial Statements) and, in addition, gives effect to each acquisition completed by United Rentals after the beginning of such period, and the financing of each such acquisition, as if all such transactions had occurred at the beginning of the period.

  The unaudited supplemental pro forma income statement data with respect to the years ended December 31, 1995 and 1996 gives effect to the Merger under the "pooling of interests" method of accounting (as described in the notes to the Combined Unaudited Pro Forma Financial Statements) and, in addition, gives effect to the acquisition of Rental Tools and Equipment Co. International, Inc. (which was completed by United Rentals in August 1998 and accounted for as a "pooling of interests").

2. SUPPLEMENTAL INFORMATION--PRO FORMA ADJUSTMENTS

  Balance sheet adjustments:

  a. Records the portion of the acquisition consideration and debt repayment paid from available cash on hand.

  b. Adjusts the carrying value of rental equipment to fair market value.

  c. Adjusts the carrying value of property and equipment to fair market value.

  d. Records the excess of the acquisition consideration over the estimated fair value of net assets acquired.

  e. Records the repayment of certain indebtedness of the acquisitions.

  f. Records the portion of the acquisition consideration and debt repayment funded by borrowing under United Rentals' credit facility, senior subordinated notes and term loan.

  g. Records the elimination of the stockholders' equity of the acquisitions.

  h. Records the portion of the acquisition consideration paid in the form of common stock.

  Statement of operations adjustments:

  a. Adjusts the depreciation of rental equipment and other property and equipment based upon adjusted carrying values utilizing the following lives (subject to a salvage value ranging from 0 to 10%):

       Rental equipment.............................................. 2-10 years
       Other property and equipment.................................. 2-15 years

  b. Adjusts the method of accounting for inventory at one of the acquisitions from the LIFO method to the FIFO method.

  c. Adjusts the compensation to former owners and executives of the acquisitions to current levels of compensation.

  d. Adjusts the lease expense for real estate utilized by the acquisitions to current lease agreements.

  e. Records the amortization of the excess of cost over net assets acquired attributable to the acquisitions using an estimated life of 40 years.

  f. Eliminates interest expense related to the outstanding indebtedness of the acquisitions which was repaid by United Rentals.

  g. Records interest expense relating to the portion of the acquisitions funded through borrowing under United Rentals' credit facility using a rate per annum of 7%, senior subordinated notes using a rate per annum of 9 1/2% and term loan using a rate per annum of 7.6%.

  h. Records a provision for income taxes at an estimated rate of 41%.

               MANAGEMENT OF UNITED RENTALS FOLLOWING THE MERGER

BOARD OF DIRECTORS

  It is anticipated that the Board of Directors of United Rentals upon consummation of the Merger will be comprised of the following ten individuals:

 The Six Current Members of the United Rentals Board:

  Bradley S. Jacobs, 42, Chairman and Chief Executive Officer of United Rentals, founded United Waste Systems, Inc. in 1989 and served as its Chairman and Chief Executive Officer from inception until the sale of the company in August 1997. From 1984 to July 1989, Mr. Jacobs was Chairman and Chief Operating Officer of Hamilton Resources Ltd., an international trading company, and from 1979 to 1983, he was Chief Executive Officer of Amerex Oil Associates, Inc., an oil brokerage firm that he co-founded.

  Wayland R. Hicks, 55, President and Chief Operating Officer of United Rentals, served in various senior executive positions at Xerox Corporation where he worked for 28 years (1966-1994). His positions at Xerox Corporation included Executive Vice President, Corporate Operations (1993-1994), Executive Vice President, Corporate Marketing and Customer Support Operations (1989-
1993) and Executive Vice President, Engineering and Manufacturing--Xerox Business Products and Systems Group (1987-1989). Mr. Hicks served as Vice Chairman and Chief Executive Officer of Nextel Communications Corp. (1994-
1995) and as Chief Executive Officer and President of Indigo N.V. (1996-1997). He is also a director of Maytag Corporation. Following the Merger, Mr. Hicks will become Vice Chairman of United Rentals in place of his current position as President of United Rentals.

  John N. Milne, 39, Vice Chairman, Chief Acquisition Officer and Secretary of United Rentals, was Vice Chairman and Chief Acquisition Officer of United Waste Systems, Inc. from 1993 until August 1997 and held other senior executive positions at United Waste from 1990 until 1993. Mr. Milne had primary responsibility for implementing United Waste's acquisition program. From September 1987 to March 1990, Mr. Milne was employed in the Corporate Finance Department of Drexel Burnham Lambert Incorporated.

  Ronald M. DeFeo, 46, is the Chief Executive Officer, President, Chief Operating Officer and a director of Terex Corporation, a leading global provider of equipment for the manufacturing, mining and construction industries. Mr. DeFeo joined Terex in 1992 as President of the Terex heavy equipment group and was appointed President and Chief Operating Officer in 1993 and Chief Executive Officer in 1995. From 1984 to 1992, Mr. DeFeo held various management positions at Tenneco Inc., including Senior Vice President and Managing Director.

  Richard J. Heckmann, 54, has served since 1990 as Chairman, President and Chief Executive Officer of United States Filter Corporation, a leading global provider of industrial and commercial water and wastewater treatment systems and services. Mr. Heckmann is also a director of USA Waste Services, Inc. and K2 Inc.

  Gerald Tsai, Jr., 69, served as Chairman, Chief Executive Officer and President of Delta Life Corporation, an insurance company, from 1993 until the sale of the company in October 1997. Mr. Tsai was Chairman of the Executive Committee of the Board of Directors of Primerica Corporation, a diversified financial services company, from December 1988 until April 1991, and served as Chief Executive Officer of Primerica Corporation from April 1986 until December 1988. Mr. Tsai is currently a private investor and serves as a director of Meditrust Corporation, Proffitt's, Inc., Rite Aid Corporation, Sequa Corporation, Triarc Companies, Inc. and Zenith National Insurance Corp. He also serves as a trustee of Boston University and New York University Medical Center.

 Persons to Be Added to the United Rentals Board In Connection With The
Merger:

  Richard D. Colburn, 87, purchased U.S. Rentals (under its previous name of Leasing Enterprises, Inc.) on December 31, 1975 and has been Chairman of the Board of U.S. Rentals since that date. Mr. Colburn, a private investor, beneficially owns approximately 67% of the outstanding U.S. Rentals Common Stock. Following the Merger, Mr. Colburn will be Chairman Emeritus and a director of United Rentals.

  William F. Berry, 45, has been an employee of U.S. Rentals and one of its predecessors since 1966, became U.S. Rentals' President and Chief Executive Officer in January 1987 and became a director in 1996. In his more than 30 years with U.S. Rentals and its predecessor, Mr. Berry has held numerous operational and managerial positions, including Profit Center Manager, Division Manager and Regional Vice President. Following the Merger, Mr. Berry will become President and a director of United Rentals.

  Pursuant to the Merger Agreement, two other persons will be added to the United Rentals Board, one of whom will be a current member of the U.S. Rentals Board to be chosen by United Rentals and the other of whom will be mutually agreed upon by the Chairmen of United Rentals and U.S. Rentals. As of the date of this Joint Proxy Statement/Prospectus, such persons have not been identified.

 Classification of the United Rentals Board of Directors

  The United Rentals Board is divided into three classes. The term of office of the first class (anticipated to be comprised, following completion of the Merger, of Messrs. Hicks and Tsai) will expire at the first annual meeting of stockholders of United Rentals following January 1, 1998, the term of office of the second class (anticipated to be comprised, following completion of the Merger, of Messrs. Berry, DeFeo and Heckmann) will expire at the second annual meeting of stockholders of United Rentals following January 1, 1998 and the term of office of the third class (anticipated to be comprised, following completion of the Merger, of Messrs. Colburn, Jacobs and Milne) will expire at the third annual meeting of stockholders of United Rentals following January 1, 1998. At each annual meeting of United Rentals stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified.

EXECUTIVE OFFICERS

  It is anticipated that the executive officers of United Rentals following completion of the Merger will be as follows:

   Bradley S. Jacobs.......  42 Chairman and Chief Executive Officer
   Wayland R. Hicks........  55 Vice Chairman and Chief Operating Officer
   John N. Milne...........  39 Vice Chairman, Chief Acquisition Officer, and Secretary
   William F. Berry........  45 President
   Michael J. Nolan........  37 Chief Financial Officer
   John S. McKinney........  43 Vice President, Finance
   Robert P. Miner.........  48 Vice President, Strategic Planning

  Certain information with respect to Messrs. Jacobs, Hicks, Milne and Berry is set forth above under "--Board of Directors." Certain information relating to the other named executives follows.

  Michael J. Nolan served as the Chief Financial Officer of United Waste Systems, Inc. from February 1994 until August 1997. He served in other finance positions at United Waste from November 1991 until February 1994, including Vice President, Finance, from October 1992 to February 1994. From 1985 until November 1991, Mr. Nolan held various positions at the accounting firm of Ernst & Young, including senior audit manager, and is a Certified Public Accountant.

  John S. McKinney has been the Vice President--Finance and Chief Financial Officer of U.S. Rentals since 1990 and became a director of U.S. Rentals in 1996. Mr. McKinney joined U.S. Rentals in 1988 as Controller, and held that position until being promoted to his current positions. Prior to joining U.S. Rentals, Mr. McKinney served as the controller of an electrical wholesale company, held various financial positions at Iomega Corporation and spent several years as a certified public accountant with Arthur Andersen & Co.

  Robert P. Miner was an executive officer of United Waste Systems, Inc. from November 1994 until August 1997, serving first as Vice President, Finance and then Vice President, Acquisitions. Prior to joining United Waste, he was a research analyst with PaineWebber Incorporated (November 1988 to October 1994) and Needham & Co. (January 1987 to October 1988) and held various executive positions at General Electric Environmental Services, Inc., Stauffer Chemical Company, and OHM Corporation.

                    ADDITIONAL MATTERS TO BE CONSIDERED AT
                      THE UNITED RENTALS SPECIAL MEETING

PROPOSAL TO APPROVE THE ADOPTION OF THE UNITED RENTALS 1998 STOCK OPTION PLAN

 Background

  The United Rentals Board is proposing for stockholder approval the United Rentals 1998 Stock Option Plan. The United Rentals 1998 Stock Option Plan is intended to provide incentives which will attract and retain highly competent persons as officers and directors of United Rentals and its subsidiaries, by providing them with opportunities to acquire United Rentals Common Stock. In addition, the United Rentals 1998 Stock Option Plan is intended to assist in aligning the interests of officers and directors of United Rentals with those of its stockholders. The United Rentals Compensation Committee (the "Committee") adopted, and the United Rentals Board ratified, subject to stockholder approval, the United Rentals 1998 Stock Option Plan.

  The following summary of the United Rentals 1998 Stock Option Plan is not intended to be complete and is qualified in its entirety by reference to the United Rentals 1998 Stock Option Plan attached as Exhibit J to this Joint Proxy Statement/Prospectus.

 Shares Available

  The United Rentals 1998 Stock Option Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Code ("ISOs"), and non-statutory stock options which do not qualify under Section 422 of the Code ("NSOs" and together with ISOs the "Stock Options"), and makes available an aggregate of 4,000,000 shares of United Rentals Common Stock, subject to certain adjustments. During the term of the United Rentals 1998 Stock Option Plan, the maximum number of shares of United Rentals Common Stock with respect to which Stock Options may be granted to any individual participant may not exceed 3,000,000. Any shares of United Rentals Common Stock subject to Stock Options which for any reason are cancelled or terminated without having been exercised shall again be available for Stock Options under the United Rentals 1998 Stock Option Plan (other than for purposes of determining the maximum number of Stock Options which may be granted to any individual participant).

 Administration

  The United Rentals 1998 Stock Option Plan provides for administration by the Committee, which is appointed by the United Rentals Board from among its members, and which shall be comprised solely of not less than two members who shall be (i) "Non-Employee Directors" within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) unless otherwise determined by the United Rentals Board, "outside directors" within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m) of the Code. The Committee is authorized, subject to the provisions of the United Rentals 1998 Stock Option Plan, to establish such rules and regulations as it deems necessary for the proper administration of the United Rentals 1998 Stock Option Plan and to make such determinations and interpretations and to take such action in connection with the United Rentals 1998 Stock Option Plan and any Stock Options granted as it deems necessary or advisable. Among the Committee's powers are the authority to select the officers and directors of United Rentals to receive Stock Options, and to determine the form, amount, exercise prices, exercise periods and other terms and conditions of such Stock Options. The Committee also has the power to modify or waive restrictions on Stock Options, to amend and to grant extensions and accelerations of Stock Options. The Committee is currently comprised of Messrs. DeFeo, Heckmann and Tsai.

 Eligibility for Participation

  Officers and directors of United Rentals and its subsidiaries are eligible to participate in the United Rentals 1998 Stock Option Plan. The selection of participants from those eligible is within the discretion of the Committee. As of the date of this Joint Proxy Statement/Prospectus, there are 15 individuals eligible to participate in the United Rentals 1998 Stock Option Plan.

 Types of Benefits

  The United Rentals 1998 Stock Option Plan provides for the grant of ISOs and NSOs. Stock Options may be granted singly, in combination, or in tandem as determined by the Committee. The Committee will, with regard to each Stock Option, determine the number of shares of United Rentals Common Stock subject to such Stock Option, the manner and time of the Stock Option's exercise (which time period shall in no event expire later than ten years after the date of grant) and vesting, and the exercise price per share of United Rentals Common Stock subject to such Stock Option; however, the exercise price will not be less than 100% of the fair market value of the United Rentals Common Stock on the date the Stock Option is granted (the "Fair Market Value") or, in the case of an ISO held by a stockholder of 10% or more of United Rentals Common Stock (as such stockholder is defined in Section 422(b)(6) of the Code) 110% of Fair Market Value. The exercise price may be paid in cash or, in the discretion of the Committee, by the delivery of shares of United Rentals Common Stock then owned by the holder of the Stock Option, by delivering to United Rentals a promissory note (or other form of indebtedness) on such terms and conditions as the Committee shall determine in its sole discretion at the date of grant, or by a combination of these methods. In the discretion of the Committee, payment may also be made by delivering a properly executed exercise notice together with a copy of irrevocable instructions to a broker to deliver promptly to United Rentals the amount of sale or loan proceeds to pay the exercise price. In determining which methods a holder of the Stock Option may utilize to pay the exercise price, the Committee may consider such factors as it determines are appropriate.

 Other Terms of the Stock Options

  The United Rentals 1998 Stock Option Plan provides that Stock Options will not be transferable other than by will or the laws of descent and distribution. The Committee will determine the treatment to be afforded to a holder of the Stock Option in the event of termination of employment for any reason, except that, with respect to an ISO, such ISO shall lapse prior to the 89th day after the date of termination. Notwithstanding the foregoing, other than with respect to ISOs, the Committee may permit the transferability of an award by a holder of a Stock Option to members of such holder's immediate family or trusts for the benefit of such person or family partnerships.

  Upon the grant of any Stock Options under the United Rentals 1998 Stock Option Plan, the Committee may, by way of an agreement with the holder of a Stock Option, establish such other terms, conditions, restrictions and/or limitations covering the grant of the Stock Option as are not inconsistent with the United Rentals 1998 Stock Option Plan. No Stock Options will be granted under the United Rentals 1998 Stock Option Plan after August 20, 2008. The United Rentals Board reserves the right to amend, suspend or terminate the United Rentals 1998 Stock Option Plan at any time, subject to the rights of participants with respect to any outstanding Stock Options.

  The United Rentals 1998 Stock Option Plan contains provisions for equitable adjustment of Stock Options in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to United Rentals stockholders.

 Certain Federal Income Tax Consequences

  The statements in the following paragraphs of the principal federal income tax consequences of the Stock Options under the United Rentals 1998 Stock Option Plan are based on statutory authority and judicial and administrative interpretations, as of the date of this Joint Proxy Statement/Prospectus, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex, and the discussion below represents only a general summary.

  Incentive Stock Options. ISOs granted under the United Rentals 1998 Stock Option Plan are intended to meet the definitional requirements of Section 422(b) of the Code for "incentive stock options."

  An employee who receives an ISO does not recognize any taxable income upon the grant of such ISO. Similarly, the exercise of an ISO generally does not give rise to federal income tax to the employee, provided that (i) the federal "alternative minimum tax," which depends on the employee's particular tax situation, does not apply and (ii) the employee is employed by United Rentals from the date of grant of the ISO until three months prior to the exercise thereof, except where such employment terminates by reason of disability (where the three month period is extended to one year) or death (where this requirement does not apply). If an employee exercises an ISO after these requisite periods, the ISO will be treated as an NSO and will be subject to the rules set forth below under the caption "Non-Statutory Stock Options."

  Further, if after exercising an ISO, an employee disposes of United Rentals Common Stock so acquired more than two years from the date of grant and more than one year from the date of transfer of the United Rentals Common Stock pursuant to the exercise of such ISO (the "applicable holding period"), the employee will generally recognize capital gain or loss equal to the difference, if any, between the amount received for the United Rentals Common Stock and the exercise price. If, however, an employee does not hold the United Rentals Common Stock so acquired for the applicable holding period-- thereby making a "disqualifying disposition"--the employee would recognize ordinary income equal to the excess of the Fair Market Value at the time of the ISO was exercised (or, under certain circumstances, the selling price, if lower) over the exercise price and the balance, if any, would be capital gain (provided the employee held such shares as a capital asset as such time).

  An employee who exercises an ISO by delivering United Rentals Common Stock previously acquired pursuant to the exercise of another ISO is treated as making a "disqualifying disposition" of such United Rentals Common Stock if such shares are delivered before the expiration of their applicable holding period. Upon the exercise of an ISO with previously acquired shares as to which no disqualifying disposition occurs, despite some uncertainty, it appears that the employee would not recognize gain or loss with respect to such previously acquired shares.

  United Rentals will not be allowed a federal income tax deduction upon the grant or exercise of an ISO or the disposition, after the applicable holding period, of the United Rentals Common Stock acquired upon exercise of an ISO. In the event of a disqualifying disposition, United Rentals generally will be entitled to a deduction in an amount equal to the ordinary income included by the employee, provided that such amount constitutes an ordinary and necessary business expense to United Rentals and is reasonable and the limitations of Sections 280G and 162(m) of the Code (discussed below) do not apply.

  Non-Statutory Stock Options. NSOs granted under the United Rentals 1998 Stock Option Plan are options that do not qualify as ISOs. An employee who receives an NSO will not recognize any taxable income upon the grant of such NSO. However, the employee generally will recognize ordinary income upon exercise of an NSO in an amount equal to the excess of the fair market value of the shares of United Rentals Common Stock at the time of exercise over the exercise price.

  As a result of Section 16(b) of the Exchange Act, under certain circumstances, the timing of income recognition may be deferred (generally for up to six months following the exercise of an NSO (the "Deferral Period")) for any individual who is an officer or director of United Rentals or a beneficial owner of more than ten percent of any class of equity securities of United Rentals. Absent a
Section 83(b) election (as described below), recognition of income by the individual will be deferred until the expiration of the Deferral Period, if any.

  The ordinary income recognized with respect to the receipt of shares upon exercise of an NSO will be subject to both wage withholding and other employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of an NSO, United Rentals may satisfy the liability in whole or in part by withholding shares of United Rentals Common Stock from those that otherwise would be issuable to the individual or by the employee tendering other shares owned by him or her, valued at their Fair Market Value as of the date that the tax withholding obligation arises.

  A federal income tax deduction generally will be allowed to United Rentals in an amount equal to the ordinary income included by the individual with respect to his or her NSO, provided that such amount constitutes an ordinary and necessary business expense to United Rentals and is reasonable and the limitations of Section 280G and 162(m) of the Code do not apply.

  If an individual exercises an NSO by delivering shares of United Rentals Common Stock, other than shares previously acquired pursuant to the exercise of an ISO which is treated as a "disqualifying disposition" as described above, the individual will not recognize gain or loss with respect to the exchange of such shares of United Rentals Common Stock, even if their then Fair Market Value is different from the individual's tax basis. The individual, however, will be taxed as described above with respect to the exercise of the NSO as if he or she had paid the exercise price in cash, and United Rentals likewise generally will be entitled to an equivalent tax deduction.

  With respect to Stock Options under the United Rentals 1998 Stock Option Plan that are settled in United Rentals Common Stock that are restricted to transferability or subject to a substantial risk of forfeiture--absent a written election pursuant to Section 83(b) of the Code filed with the Internal Revenue Service within 30 days after the date of transfer of such shares pursuant to the exercise (a "Section 83(b) election")--an individual will recognize ordinary income at the earlier of the time at which (i) the shares of United Rentals Common Stock become transferable or (ii) the restrictions that impose a substantial risk of forfeiture of such shares of United Rentals Common Stock lapse, in an amount equal to the excess of the Fair Market Value on such date of such shares of United Rentals Common Stock over the exercise price paid for the shares. If an election is made under Section 83(b) of the Code, the individual will recognize ordinary income, as of the transfer date, in an amount equal to the excess of the Fair Market Value of the United Rentals Common Stock as of that date over the exercise price paid for the shares.

  Change in Control. In general, if the total amount of payments to an individual that are contingent upon a "change of control" of United Rentals (as defined in Section 280G of the Code), including payments under the United Rentals 1998 Stock Option Plan that vest upon a "change in control" in the event any Stock Options containing "change of control" vesting provisions are granted, equals or exceeds three times the individual's "base amount" (generally, such individual's average annual compensation for the five calendar years preceding the change in control), then, subject to certain exceptions, the payments may be treated as "parachute payments" under the Code, in which case a portion of such payments would be non-deductible to United Rentals and the individual would be subject to a 20% excise tax on such portion of the payments.

  Certain Limitations on Deductibility of Executive Compensation. With certain exceptions, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including any deduction with respect to the exercise of an NSO or the disqualifying disposition of stock purchased pursuant to an ISO). One such exception applies to certain performance-based compensation provided that such compensation has been approved by stockholders in a separate vote and certain other requirements are met. If approved by its stockholders, United Rentals believes that Stock Options granted under the United Rentals 1998 Stock Option Plan should qualify for the performance-based compensation exception to Section 162(m).

 Other Information

  For information relating to the market price of United Rentals Common Stock, see "Market Price and Dividend Data" (page 9).

  The United Rentals 1998 Stock Option Plan is being submitted for United Rentals stockholder approval in accordance with the rules of the NYSE and Sections 162(m) and 422 of the Code. The favorable vote of a majority of the votes cast with respect to the proposal is required for approval of the United Rentals 1998 Stock Option Plan. The United Rentals Board recommends that United Rentals stockholders vote FOR adoption of the United Rentals 1998 Stock Option Plan. If a United Rentals stockholder executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted in favor of the adoption of the United Rentals 1998 Stock Option Plan.

  Concurrently with the adoption of the United Rentals 1998 Stock Option Plan, the United Rentals Board adopted a second stock option plan which makes available options with respect to an aggregate of 750,000 shares of United Rentals Common Stock for grants to employees who are not officers or directors of United Rentals, and consultants and independent contractors who perform services for United Rentals. Because such stock option plan will not be qualified under Sections 162(m) and 422 of the Code, stockholder approval is not being sought for this plan.

                  DESCRIPTION OF UNITED RENTALS CAPITAL STOCK

  The authorized capital stock of United Rentals currently consists of 75,000,000 shares of United Rentals Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this Joint Proxy Statement/Prospectus, there are 37,328,491 shares of United Rentals Common Stock outstanding and no shares of preferred stock outstanding or reserved for issuance. This Joint Proxy Statement/Prospectus relates to a proposal to, among other things, amend the United Rentals Charter to increase the number of authorized shares of United Rentals Common Stock from 75,000,000 to 500,000,000.

  The following description of United Rentals' capital stock is a summary of the material terms of such stock. The following does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the United Rentals Charter and United Rentals' by-laws.

UNITED RENTALS COMMON STOCK

  The holders of shares of United Rentals Common Stock are entitled to one vote per share held on all matters submitted to a vote at a meeting of stockholders. Each stockholder may exercise such vote either in person or by proxy. Stockholders of United Rentals are not entitled to cumulate their votes for the election of directors, which means that, subject to such rights as may be granted to the holders of shares of preferred stock, if any, the holders of more than 50% of the outstanding shares of United Rentals Common Stock are able to elect all of the directors to be elected by holders of shares of United Rentals Common Stock and the holders of the remaining shares of United Rentals Common Stock will not be able to elect any director. Subject to such preferences to which holders of shares of preferred stock, if any, may be entitled, the holders of outstanding shares of United Rentals Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of United Rentals out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of United Rentals, the holders of outstanding shares of United Rentals Common Stock are entitled to share ratably in all assets of United Rentals which are legally available for distribution to stockholders, subject to the prior rights on liquidation of creditors and to preferences, if any, to which holders of shares of preferred stock, if any, may be entitled. The holders of outstanding shares of United Rentals Common Stock do not have any preemptive, subscription, redemption or sinking fund rights.

PREFERRED STOCK

  United Rentals is authorized by the United Rentals Charter to issue up to 5,000,000 shares of preferred stock, in one or more series and containing such rights, privileges and limitations, including dividend rights, voting rights, conversion privileges, redemption rights, liquidation rights and/or sinking fund rights, as may from time to time be determined by the Board of Directors of United Rentals. Preferred stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors of United Rentals deems to be appropriate. In the event that any such shares of preferred stock shall be issued, a Certificate of Designation, setting forth the series of such preferred stock and the relative rights, privileges and limitations with respect thereto, is required to be filed with the Secretary of State of the State of Delaware. The effect of having such preferred stock authorized is that United Rentals' Board of Directors alone, within the bounds and subject to the federal securities laws and Delaware law, may be able to authorize the issuance of preferred stock, which may adversely affect the voting and other rights of holders of United Rentals Common Stock. The issuance of preferred stock may also have the effect of delaying or preventing a change in control of United Rentals.

WARRANTS, OPTIONS AND CONVERTIBLE NOTE

  There are currently outstanding warrants to purchase an aggregate of 7,119,058 shares of United Rentals Common Stock. Such warrants provide for a weighted average exercise price of $11.76 per share.

  There are currently outstanding options to purchase an aggregate of 4,974,875 shares of United Rentals Common Stock. These options provide for exercise prices ranging from $10.00 to $46.44 per share, with the weighted average exercise price being $22.97 per share. Of these options, options to purchase an aggregate of 208,325 shares of United Rentals Common Stock are currently exercisable and options to purchase 4,766,550 shares of United Rentals Common Stock will become exercisable in installments over specified periods.

  There is currently outstanding a $274,464 convertible note issued in connection with an acquisition, which note is convertible into United Rentals Common Stock at a conversion price equal to $16.20 per share.

CONVERTIBLE QUARTERLY INCOME PREFERRED SECURITIES

  In August 1998, a subsidiary trust of United Rentals issued in a private offering $300 million of 6.5% Convertible Quarterly Income Preferred Securities that are convertible at the option of the holders thereof into United Rentals Common Stock at a conversion price equivalent to $46.63 per share.

TRANSFER AGENT AND REGISTRAR

  American Stock Transfer & Trust Company serves as transfer agent and registrar for the United Rentals Common Stock.

                      COMPARISON OF STOCKHOLDERS' RIGHTS

GENERAL

  Both the rights of U.S. Rentals stockholders and the rights of United Rentals stockholders are governed by the DGCL. The rights of U.S. Rentals stockholders are also governed by the certificate of incorporation and bylaws of U.S. Rentals ("U.S. Rentals Charter" and the "U.S. Rentals Bylaws," respectively), and the rights of United Rentals stockholders are also governed by the United Rentals Charter and the bylaws of United Rentals (the "United Rentals Bylaws"). Accordingly, upon consummation of the Merger, the rights of U.S. Rentals stockholders who become United Rentals stockholders in connection with the Merger will be governed by the DGCL, the United Rentals Charter and the United Rentals Bylaws. The following is a summary of the principal differences between the current rights of U.S. Rentals stockholders and those of United Rentals stockholders.

  The following summary is not intended to be complete and is qualified in its entirety by reference to the U.S. Rentals Charter, the United Rentals Charter, the U.S. Rentals Bylaws and the United Rentals Bylaws. Copies of the U.S. Rentals Charter, the U.S. Rentals Bylaws, the United Rentals Charter and the United Rentals Bylaws have been filed with the Commission and will be sent to holders of shares of U.S. Rentals Common Stock upon request. See "Where You Can Find More Information."

COMPARISON OF CURRENT U.S. RENTALS' STOCKHOLDER RIGHTS AND RIGHTS OF UNITED RENTALS STOCKHOLDERS FOLLOWING THE MERGER

  The United Rentals Charter is being amended pursuant to the Charter Amendment to increase the number of authorized shares of United Rentals Common Stock. The United Rentals Bylaws are not being amended in connection with the Merger.

  The rights of U.S. Rentals stockholders under the U.S. Rentals Charter and the U.S. Rentals Bylaws prior to the Merger are substantially the same as the rights of United Rentals stockholders under the DGCL and the United Rentals Charter and the United Rentals Bylaws, with the following principal exceptions.

  Authorized Capital Stock. The authorized capital stock of U.S. Rentals consists of 100,000,000 shares of U.S. Rentals Common Stock and 10,000,000 shares of preferred stock. As of August 28, 1998, there were 30,774,975 shares of U.S. Rentals Common Stock outstanding and no shares of preferred stock outstanding. The authorized capital stock of United Rentals is described under "Description of United Rentals Capital Stock."

  Classified Board of Directors. The United Rentals Charter provides that the United Rentals Board shall be divided into three classes of directors, with the number of directors in each class being as nearly equal as possible. The terms of each class of directors are staggered. This classification has the effect of making it difficult for stockholders to change the composition of the United Rentals Board. U.S. Rentals does not have a classified Board. Further, the United Rentals Charter provides that directors may be removed only for cause and only upon the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock (the U.S. Rentals Charter contains a similar provision regarding removal of directors by holders of at least 50% of the outstanding voting stock). This has the effect of discouraging a third party from initiating a proxy contest or making a tender offer for United Rentals. These provisions of the United Rentals Charter increase the likelihood that incumbent directors retain their positions.

  Special Meetings of Stockholders. The United Rentals Charter and the United Rentals Bylaws provide that only a majority of the Board of Directors or the chief executive officer of United Rentals will be able to call a special meeting of stockholder and that the business permitted to be conducted at a special meeting of stockholders is limited to matters properly brought before the meeting by or at the direction of the United Rentals Board. Special meetings of stockholders of U.S. Rentals may be called by the Chairman, any Vice Chairman or the President, and shall be called by the President, the Secretary or the Assistant Secretary at the request in writing of a majority of the Board, the Chairman or any Vice Chairman of U.S. Rentals. Such special meetings of stockholders of U.S. Rentals may not be called by any other person.

  Stockholder Action by Written Consent. The United Rentals Charter provides that stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. This provision prevents United Rentals stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of the United Rentals Board, except at an annual meeting. The U.S. Rentals Charter permits its stockholders to act by written consent.

  Amendment of the Charter and By Laws. The United Rentals Charter contains provisions requiring the affirmative vote of 66 2/3% of the outstanding voting stock to amend certain provisions of the United Rentals Charter (including the provisions relating to the size and classification of the United Rentals Board, replacement and/or removal of directors, action by written consent, special stockholder meetings, the authorization for the United Rentals Board to take steps to encourage or oppose, as the case may be, transactions which may result in a change of control of United Rentals, and limitation of the liability of directors) or to amend any provision of the United Rentals Bylaws by action of stockholders. These provisions make it more difficult for stockholders to make changes in the United Rentals Charter and the United Rentals Bylaws, including changes designed to facilitate the exercise of control over United Rentals. The U.S. Rentals Charter requires the affirmative vote of 50% of U.S. Rentals' outstanding voting stock to amend the U.S. Rentals Charter or to amend by stockholder action the U.S. Rentals Bylaws.

  Voting Rights. Neither the United Rentals Charter nor the U.S. Rentals Charter provides for cumulative voting in the election of directors or otherwise.

  Limitation of Liability of Directors. Both the United Rentals Charter and the U.S. Rentals Charter provide that a director will not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemption or (iv) for any transaction from which the director derived an improper personal benefit. Under the United Rentals Charter, if the DGCL is subsequently amended to permit further limitation of the personal liability of directors, the liability of a director of United Rentals will be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

  Certain Notice Provisions for Stockholder Nominations and Stockholder Proposals. The United Rentals Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as director, or to bring other business before an annual meeting of stockholders of United Rentals (the "Stockholder Notice Procedure"). The Stockholder Notice Procedure provides that, subject to the rights of any holders of preferred stock, only persons who are nominated by or at the direction of the United Rentals Board, any committee appointed by the United Rentals Board, or by a United Rentals stockholder who has given timely written notice to the Secretary of United Rentals prior to the meeting at which directors are to be elected, will be eligible for election as directors of United Rentals. The Stockholder Notice Procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the United Rentals Board, any committee appointed by the United Rentals Board, or by a stockholder who has given timely written notice to the Secretary of United Rentals of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, to be timely, notice of stockholder nominations or proposals to be made at an annual or special meeting must be received by United Rentals not less than 60 days nor more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, then the 15th day following the earlier of (i) the day such notice was mailed or
(ii) the day such public disclosure was made).

  The U.S. Rentals Charter and Bylaws contain similar provisions relating to advance notice of stockholder nominations or proposals.

  Certain Provisions Relating To Potential Change of Control. The United Rentals Charter authorizes the United Rentals Board and any committee of the United Rentals Board to take such action as it may determine to be reasonably necessary or desirable to encourage any person or entity to enter into negotiations with the United Rentals Board and management regarding any transaction which may result in a change of control of United Rentals, or to contest or oppose any such transaction which the United Rentals Board determines to be unfair, abusive or otherwise undesirable to United Rentals, its business, assets, properties or stockholders. The United Rentals Board or any such committee is specifically authorized to adopt plans or to issue securities of the United Rentals including plans, rights, options, capital stock, notes, debentures or other debt securities, which securities may be exchangeable or convertible into cash or other securities on such terms and conditions as the United Rentals Board or any such committee determines. In addition, the United Rentals Board or such committee may provide that any holder or class of holders of such designated securities will be treated differently than all other security holders in respect of the terms, conditions, provisions and rights of such securities. The U.S. Rentals Charter contains no such provisions.

                SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS
                       AND MANAGEMENT OF UNITED RENTALS
  The table below sets forth certain information concerning the beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of United Rentals Common Stock as of August 28, 1998 by (i) each director and executive officer of United Rentals and (ii) all executive officers and directors of United Rentals as a group. Except as indicated in the table, no other person has filed a report under the Exchange Act indicating that it is the beneficial owner of more than 5% of the outstanding United Rentals Common Stock. For purposes of the table, each executive officer is deemed to be the beneficial owner of all shares of United Rentals Common Stock that may be acquired upon the exercise of certain warrants (the "Warrants") held by such officer. The Warrants are currently exercisable at an exercise price of $10.00 per share (representing an aggregate exercise price of $61.4 million, assuming the exercise of all Warrants held by executive officers). The address of each person listed below is c/o United Rentals, Inc., Four Greenwich Office Park, Greenwich, Connecticut 06830.

                                                                   PERCENT OF
                                                                     UNITED
                                                  NUMBER OF         RENTALS
                                                    SHARES           COMMON
                                                 BENEFICIALLY         STOCK
NAME                                             OWNED(1)(2)        OWNED(2)
----                                             ------------      -----------
Bradley S. Jacobs...............................  15,000,100(3)(4)    35.4%
Wayland R. Hicks................................     103,591(5)         *
John N. Milne...................................   2,142,857(6)        5.6
Michael J. Nolan................................     857,244(7)        2.3
Robert P. Miner.................................     428,571(8)        1.1
Ronald M. DeFeo.................................      63,000(9)         *
Richard J. Heckmann.............................      80,000(10)        *
Gerald Tsai, Jr. ...............................     360,000(11)        *
All executive officers and directors as a group
 (8 persons)....................................  19,035,363(12)      43.6%

--------
  * Less than 1%
 (1) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
 (2) In certain cases, includes securities owned by one or more entities controlled by the named holder.
 (3) Consists of 10,000,100 outstanding shares and 5,000,000 shares issuable upon the exercise of currently exercisable Warrants. Does not include 1,200,000 shares issuable upon exercise of options which are not currently exercisable.
 (4) Mr. Jacobs has certain rights relating to the disposition of the shares and Warrants owned by each of the other officers of United Rentals. By virtue of such rights, Mr. Jacobs is deemed to share beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of the shares owned by the other officers of United Rentals. The shares that the table indicates are owned by Mr. Jacobs do not include the shares with respect to which Mr. Jacobs is deemed to share beneficial ownership as aforesaid. Including such shares, Mr. Jacobs is deemed the beneficial owner of an aggregate of 19,133,672 shares of United Rentals Common Stock (comprised of 12,790,814 outstanding shares and 6,342,858 shares issuable upon the exercise of outstanding Warrants.)
 (5) Consists of 103,591 outstanding shares. Does not include unissued shares that United Rentals is required to pay Mr. Hicks as part of his base salary as described in Exhibit I under "Management--Employment Agreements." Does not include 675,000 shares issuable upon exercise of options which are not currently exercisable.

 (6) Consists of 1,428,571 outstanding shares and 714,286 shares issuable upon the exercise of currently exercisable Warrants. Does not include 300,000 shares issuable upon exercise of options which are not currently exercisable.
 (7) Consists of 571,529 outstanding shares and 285,715 shares issuable upon the exercise of currently exercisable Warrants. Does not include 225,000 shares issuable upon exercise of options which are not currently exercisable.
 (8) Consists of 285,714 outstanding shares and 142,857 shares issuable upon the exercise of currently exercisable Warrants. Does not include 40,000 shares issuable upon exercise of options which are not currently exercisable.
 (9) Consists of 3,000 outstanding shares and 60,000 shares issuable upon the exercise of currently exercisable options.
(10) Consists of 20,000 outstanding shares and 60,000 shares issuable upon exercise of currently exercisable options.
(11) Consists of 300,000 outstanding shares and 60,000 shares issuable upon exercise of currently exercisable options.
(12) Consists of 12,712,505 outstanding shares, 6,142,858 shares issuable upon the exercise of currently exercisable Warrants and 180,000 shares issuable upon the exercise of currently exercisable options. Does not include 2,440,000 shares issuable upon exercise of options which are not currently exercisable.

                SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS
                        AND MANAGEMENT OF U.S. RENTALS

  The following table sets forth certain information regarding the beneficial ownership of U.S. Rentals Common Stock as of August 28, 1998 by (i) all those known by U.S. Rentals to be beneficial owners of more than 5% of the shares of outstanding U.S. Rentals Common Stock, (ii) each director of U.S. Rentals and executive officer of U.S. Rentals and (iii) all directors and executive officers of U.S. Rentals as a group. The address of each person listed is c/o U.S. Rentals, 1581 Cummins Drive, Suite 155, Modesto, California 95358, unless otherwise indicated.

                                                     NUMBER OF    PERCENT OF
                                                       SHARES    U.S. RENTALS
                                                    BENEFICIALLY    COMMON
NAME                                                  OWNED(1)    STOCK OWNED
----                                                ------------ -------------
Richard D. Colburn.................................  20,603,105      66.9%
William F. Berry...................................     225,593         *
John S. McKinney...................................     115,746         *
Grace M. Crikette..................................       4,100         *
William F. Locklin.................................      16,000         *
Steven E. Nadelman.................................      11,000         *
Vincent Nardi......................................         -0-         *
J.H.B. Kean........................................         -0-         *
James P. Miscoll(2)................................       5,500         *
Robert D. Paulson(3)...............................       5,500         *
Keith W. Renken(4).................................       2,000         *
All executive officers and directors as a group (9
 persons)..........................................  20,988,544      68.2%

--------
 * Less than 1 percent.
(1) Gives effect to options exercisable within 60 days of August 28, 1998.
(2) The address for M. Miscoll is c/o Bank of America, 555 California Street, 11th Floor, San Francisco, California 94104.
(3) The address for Mr. Paulson is c/o Aerostar Capital, LLC, 590 South Sandhill Crane Road, P.O. Box 1106, Wilson, Wyoming 83014-1106.
(4) The address for Mr. Renken is c/o Deloitte & Touche, 1000 Wilshire Boulevard, Los Angeles, California 90017.

                                 LEGAL MATTERS

  The validity of the United Rentals Common Stock to be issued in connection with the Merger will be passed upon for United Rentals by Weil, Gotshal & Manges LLP, New York, New York. Certain federal income tax consequences of the Merger will be passed upon for United Rentals by Weil, Gotshal & Manges LLP, New York, New York and for U.S. Rentals by O'Melveny & Myers LLP, Los Angeles, California.

                                    EXPERTS

  The consolidated financial statements of United Rentals, Inc. at December 31, 1997 and for the period from August 14, 1997 (Inception) to December 31, 1997, the financial statements of J&J Rental Services, Inc., at December 31, 1996 and October 22, 1997 and for each of the two years in the period ended December 31, 1996, the six months ended June 30, 1997 and for the period from July 1, 1997 to October 22, 1997, the financial statements of Bronco Hi-Lift, Inc. at December 31, 1996 and October 24, 1997 and for each of the two years in the period ended December 31, 1996 and for the period from January 1, 1997 to October 24, 1997, and the financial statements of Mission Valley Rentals, Inc. at June 30, 1996 and 1997 and for the years then ended, the combined financial statements of Valley Rentals, Inc. at December 31, 1997 and for the year then ended, the financial statements of Pro Rentals, Inc. at December 31, 1997 and for the year then ended, the combined financial statements of Able Equipment Rental, Inc. at December 31, 1997 and for the year then ended, the combined financial statements of Channel Equipment Holding, Inc. at December 31, 1997 and for the year then ended, and the financial statements of ASC Equipment Company at December 31, 1997 and for the year then ended, the financial statements of Power Rental Co., Inc. at July 31, 1997 and for the year then ended and the combined financial statements of Adco Equipment, Inc. at December 31, 1997 and for the year then ended, included in the Joint Proxy Statement of United Rentals, Inc. and U.S. Rentals, Inc., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of A&A Tool Rentals & Sales, Inc. and subsidiary as of October 19, 1997 and October 31, 1996, and for the period from November 1, 1996 to October 19, 1997 and for the years ended October 31, 1996 and 1995, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein.

  The financial statements of MERCER Equipment Company appearing in this Joint Proxy Statement/Prospectus have been audited by Webster Duke & Co., independent auditors, as set forth in their reports thereon included elsewhere herein.

  The combined financial statements of Coran Enterprises, Inc. (dba A-1 Rents) and Monterey Bay Equipment Rental, Inc., appearing in this Joint Proxy Statement/Prospectus, have been audited by Grant Thornton LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein.

  The combined financial statements of BNR Group of Companies as of March 31, 1996 and 1997 and for the years ended March 31, 1996 and 1997 and the consolidated financial statements of Perco Group Ltd. as of December 31, 1997 and for the year ended December 31, 1997, have been included herein in reliance upon the reports of KPMG, independent chartered accountants, appearing elsewhere herein.

  The audited financial statements of Access Rentals, Inc. and Subsidiary and Affiliate included in this Joint Proxy Statement/Prospectus have been included herein in reliance on the report of Battaglia, Andrews & Moag, P.C., independent certified public accountants, 210 East Main Street, Batavia, New York 14020, for the periods indicated.

  The financial statements of West Main Rentals & Sales, Incorporated as of December 31, 1997, and the year then ended have been included herein in reliance upon the report of Moss Adams LLP, independent certified public accountants, appearing elsewhere herein.

  The financial statements of U.S. Rentals, Inc. at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included herein have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The combined financial statements of Equipment Supply Co., Inc. and Affiliates included herein have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of McClinch Inc. and subsidiaries as of January 31, 1998, and the year then ended and the financial statements of McClinch Equipment Services, Inc. as of December 31, 1997 and the year then ended included herein have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon included herein.

  The financial statements of Lift Systems, Inc. as of December 31, 1997 and the year then ended have been included in reliance upon the report of Altschuler, Melvoin and Glasser LLP, independent accountants, appearing elsewhere herein.

  The financial statements of Reitzel Rentals Ltd. as of February 28, 1998 and for the year ended February 28, 1998, included herein have been audited by PricewaterhouseCoopers LLP, independent chartered accountants, as set forth in their report thereon included herein.

  The combined financial statements of Grand Valley Equipment Co., Inc. and Kubota of Grand Rapids, Inc. as of December 31, 1997, and the year then ended have been included herein in reliance upon the report of Beene Garter LLP, independent auditors, appearing elsewhere herein.

  The financial statements of Paul E. Carlson, Inc. (d/b/a Carlson Equipment Company) as of February 28, 1998, and for the year then ended, included herein, have been audited by McGladrey & Pullen, LLP, independent accountants, as stated in their report appearing herein.

  The financial statements of Industrial Lift, Inc. as of December 31, 1997 and 1996 and the years then ended included herein in reliance upon the report of Schalleur & Surgent, LLC, independent auditors, appearing elsewhere herein.

  The financial statements of Rental Tools & Equipment Co. International, Inc. as of June 30, 1997 and 1998, and for each of the three years in the period ended June 30, 1998, included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                  SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

  Any United Rentals stockholder proposals for the 1999 annual meeting of United Rentals' stockholders must be received by the Secretary of United Rentals, Four Greenwich Office Park, Greenwich, Connecticut 06830 a reasonable time before United Rentals prints and mails its proxy materials for such meeting in order to be included in the related proxy statement and form of proxy. Stockholders should note that any stockholder wishing to make a nomination for director, or wishing to introduce a proposal or other business, at such meeting must comply with the advance notice requirements for stockholder nominations and proposals contained in the United Rentals Bylaws as described under "Comparison of Stockholders' Rights."

  Due to the contemplated consummation of the Merger, U.S. Rentals does not currently expect to hold a 1999 annual meeting of stockholders because, following the Merger, U.S. Rentals will not be a publicly traded company. If the Merger is not consummated and such a meeting is held, to be eligible for inclusion in U.S.

Rentals' proxy statement and form of proxy relating to such meeting, proposals of stockholders intended to be presented at such meeting must be received by U.S. Rentals prior to December 1, 1998. Stockholders should note that any stockholder wishing to make a nomination for director, or wishing to introduce a proposal or other business, at such meeting must comply with the advance notice requirements for stockholder nominations and proposals contained in the U.S. Rentals Bylaws.

                      WHERE YOU CAN FIND MORE INFORMATION

  United Rentals and U.S. Rentals each file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that the companies file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. United Rentals' and U.S. Rentals' public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the Commission at http://www.sec.gov. Reports, proxy statements and other information concerning United Rentals and U.S. Rentals also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  United Rentals has filed a Form S-4 Registration Statement (the "Registration Statement") to register with the Commission the offering and sale of the shares of United Rentals Common Stock to be issued to U.S. Rentals stockholders in connection with the Merger. This Joint Proxy Statement/Prospectus is a part of the Registration Statement and constitutes a prospectus of United Rentals, as well as a proxy statement of United Rentals for the United Rentals special meeting and a proxy statement of U.S. Rentals for the U.S. Rentals special meeting.

  As allowed by Commission rules, this Joint Proxy Statement/Prospectus does not contain all the information that stockholders can find in the Registration Statement or the exhibits to the Registration Statement.

  Certain additional information with respect to United Rentals is attached as
Exhibit I to this Joint Proxy Statement/Prospectus, and certain documents previously filed by U.S. Rentals with the Commission are attached as Exhibits K-M of this Joint Proxy Statement/Prospectus.

  United Rentals has supplied all information contained in this Joint Proxy Statement/Prospectus relating to United Rentals and Merger Sub, and U.S. Rentals has supplied all information contained in this Joint Proxy Statement/Prospectus relating to U.S. Rentals.

  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE SPECIAL MEETINGS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED SEPTEMBER 11, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF SHARES OF UNITED RENTALS COMMON STOCK IN CONNECTION WITH THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                             INDEX OF DEFINED TERMS

      TERM                                                                 PAGE
      ----                                                                 -----
      Acquired Companies..................................................    18
      Affiliate Agreement.................................................    47
      APB 16..............................................................    47
      Charter Amendment...................................................    23
      Closing Date........................................................    45
      Code................................................................    24
      Commission..........................................................    47
      DGCL................................................................    17
      DLJ................................................................. 5, 27
      Effective Time......................................................    23
      Employment Agreements...............................................    44
      Exchange Act........................................................    76
      Exchange Ratio......................................................    18
      GAAP................................................................    39
      Goldman Sachs....................................................... 5, 28
      HSR Act.............................................................    48
      Material Adverse Effect.............................................    56
      Merger..............................................................    23
      Merger Agreement....................................................    23
      Merger Sub..........................................................    17
      NYSE................................................................     9
      Old URI.............................................................    17
      Public Stockholders.................................................    38
      Registration Rights Agreement.......................................    45
      Registration Statement..............................................    91
      Reorganization......................................................    17
      Securities Act......................................................    46
      Share Issuance......................................................    23
      Superior Proposal...................................................    53
      United Rentals Board................................................    29
      United Rentals Bylaws...............................................    83
      United Rentals Charter..............................................    23
      United Rentals Record Date..........................................    24
      United Rentals Special Meeting......................................    23
      U.S. Rentals Board..................................................    27
      U.S. Rentals Bylaws.................................................    83
      U.S. Rentals Options................................................    23
      U.S. Rentals Record Date............................................    24
      U.S. Rentals Special Meeting........................................    24
      USR Stock Plan......................................................    50

                                                                       EXHIBIT A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                                     AMONG

                              U.S. RENTALS, INC.,

                              UNITED RENTALS, INC.

                                      AND

                           UR ACQUISITION CORPORATION

                          DATED AS OF AUGUST 31, 1998
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                   ARTICLE I

                                   The Merger

 Section 1.1  The Merger..................................................  A-1
 Section 1.2  Effective Time..............................................  A-2
 Section 1.3  Closing of the Merger.......................................  A-2
 Section 1.4  Effects of the Merger.......................................  A-2
 Section 1.5  Certificate of Incorporation and By-laws....................  A-2
 Section 1.6  Directors...................................................  A-2
 Section 1.7  Officers....................................................  A-2
 Section 1.8  Conversion of Shares........................................  A-2
 Section 1.9  Exchange of Certificates....................................  A-3

                                   ARTICLE II

                     Representations and Warranties of USR

 Section 2.1  Organization and Qualification..............................  A-4
 Section 2.2  Subsidiaries................................................  A-4
 Section 2.3  Capitalization..............................................  A-5
 Section 2.4  Authority; Approvals; Noncontravention; Compliance..........  A-5
 Section 2.5  Reports and Financial Statements............................  A-6
 Section 2.6  Absence of Certain Changes or Events; Liabilities...........  A-7
 Section 2.7  Litigation..................................................  A-7
 Section 2.8  Registration Statement and Proxy Statement..................  A-7
 Section 2.9  Tax Matters.................................................  A-8
 Section 2.10 Employee Matters; ERISA; Labor..............................  A-9
 Section 2.11 Environmental Protection....................................  A-10
 Section 2.12 Material Contracts..........................................  A-11
 Section 2.13 Opinion of Financial Advisor................................  A-11
 Section 2.14 Vote Required...............................................  A-11
 Section 2.15 Reorganization and Accounting Matters.......................  A-11
 Section 2.16 Brokers.....................................................  A-12

                                  ARTICLE III

              Representations and Warranties of URI and MERGER SUB

 Section 3.1  Organization and Qualification..............................  A-12
 Section 3.2  Subsidiaries................................................  A-12
 Section 3.3  Capitalization..............................................  A-12
 Section 3.4  Authority; Approvals; Noncontravention; Compliance..........  A-13
 Section 3.5  Reports and Financial Statements............................  A-14
 Section 3.6  Absence of Certain Changes or Events; Liabilities...........  A-15
 Section 3.7  Litigation..................................................  A-15
 Section 3.8  Registration Statement and Proxy Statement..................  A-15
 Section 3.9  Tax Matters.................................................  A-15
 Section 3.10 Employee Matters; ERISA; Labor..............................  A-16
 Section 3.11 Environmental Protection....................................  A-17
 Section 3.12 Material Contracts..........................................  A-18
 Section 3.13 Opinion of Financial Advisor................................  A-18
 Section 3.14 Vote Required...............................................  A-18
 Section 3.15 Reorganization and Accounting Matters.......................  A-18
 Section 3.16 Brokers.....................................................  A-18

                                                                          PAGE
                                                                          ----
                                   ARTICLE IV

                     Conduct of Business Pending The Merger

 Section 4.1  Covenants of the Parties..................................  A-19

                                   ARTICLE V

                             Additional Agreements

 Section 5.1  Access to Information.....................................  A-21
 Section 5.2  Joint Proxy Statement and Registration Statement;           A-21
              Shareholders' Approval....................................
 Section 5.3  Regulatory Matters........................................  A-22
 Section 5.4  Directors' and Officers' Indemnification..................  A-22
 Section 5.5  Public Announcements......................................  A-23
 Section 5.6  Affiliate Letters.........................................  A-23
 Section 5.7  No Solicitations..........................................  A-24
 Section 5.8  Post-Merger Board of Directors............................  A-24
 Section 5.9  Post-Merger Officers; Employment Agreements...............  A-25
 Section 5.10 Stock Option Plans........................................  A-25
 Section 5.11 Employee Benefit Plans....................................  A-25
 Section 5.12 Expenses..................................................  A-26
 Section 5.13 Reasonable Best Efforts; Further Assurances...............  A-26
 Section 5.14 Cooperation with respect to Litigation....................  A-26
 Section 5.15 Subsidiaries..............................................  A-26

                                   ARTICLE VI

                                   Conditions

 Section 6.1  Conditions to Each Party's Obligation to Effect the         A-26
              Merger....................................................
 Section 6.2  Conditions to Obligations of URI and MERGER SUB to Effect   A-27
              the Merger................................................
 Section 6.3  Conditions to Obligation of USR to Effect the Merger......  A-27

                                  ARTICLE VII

                       Termination, Amendment and Waiver

 Section 7.1  Termination...............................................  A-28
 Section 7.2  Effect of Termination.....................................  A-29
 Section 7.3  Termination Fees; Expenses................................  A-29
 Section 7.4  Amendment.................................................  A-30
 Section 7.5  Waiver....................................................  A-30

                                  ARTICLE VIII

                               General Provisions

 Section 8.1  Non-Survival of Representations and Warranties............  A-30
 Section 8.2  Notices...................................................  A-30
 Section 8.3  Entire Agreement..........................................  A-31
 Section 8.4  Governing Law.............................................  A-31
 Section 8.5  Interpretation............................................  A-31
 Section 8.6  Counterparts..............................................  A-32
 Section 8.7  Binding Nature; Assignment................................  A-32
 Section 8.8  WAIVER OF JURY TRIAL AND CERTAIN DAMAGES..................  A-32
 Section 8.9  Enforcement...............................................  A-32
 Section 8.10 Submission to Jurisdiction; Waivers.......................  A-32

                             INDEX OF DEFINED TERMS

Acquisition Proposal.......................................          Section 5.7
Affiliates.................................................         Section 2.15
Agreement..................................................             Preamble
APB 16.....................................................         Section 2.15
Bankruptcy and Equity Exception............................          Section 2.4
Certificates...............................................          Section 1.9
Certificate of Merger......................................          Section 1.2
Closing; Closing Date......................................          Section 1.3
Code.......................................................      Whereas clauses
Confidentiality Agreement..................................          Section 5.1
DGCL.......................................................          Section 1.1
Effective Time.............................................          Section 1.2
Environmental Claim........................................         Section 2.11
Environmental Laws.........................................         Section 2.11
Environmental Permits......................................         Section 2.11
ERISA......................................................         Section 2.10
Exchange Act...............................................          Section 2.4
Exchange Agent.............................................          Section 1.9
Exchange Fund..............................................          Section 1.9
Exchange Ratio.............................................          Section 1.8
GAAP.......................................................          Section 2.5
Governmental Authority.....................................          Section 2.4
Hazardous Materials........................................         Section 2.11
HSR Act....................................................          Section 2.4
Joint Proxy/Registration Statement.........................          Section 5.2
June Agreement.............................................      Whereas clauses
Merger.....................................................      Whereas clauses
person.....................................................          Section 8.5
Proxy Statement............................................          Section 2.8
Registration Statement.....................................          Section 2.8
Release....................................................         Section 2.11
Representatives............................................          Section 5.1
SEC........................................................          Section 2.5
Securities Act.............................................          Section 2.4
Shares.....................................................          Section 1.8
Signing Date...............................................      Whereas Clauses
subsidiary.................................................          Section 2.1
Superior Proposal..........................................          Section 5.7
Surviving Corporation......................................          Section 1.1
Taxes......................................................          Section 2.9
Tax Returns................................................          Section 2.9
URI Common Stock........................................... Sections 1.8 and 3.3
URI Disclosure Schedule....................................          Section 3.2
URI Material Adverse Effect................................          Section 3.1
URI Reorganization.........................................      Whereas Clauses
URI SEC Reports............................................          Section 3.5
URI Shareholders' Approval.................................         Section 3.14
URNA.......................................................      Whereas Clauses
USR Benefit Plans..........................................         Section 2.10
USR Common Stock...........................................          Section 1.8

USR Disclosure Schedule............................................  Section 2.2
USR Material Adverse Effect........................................  Section 2.1
USR SEC Reports....................................................  Section 2.5
USR Shareholders' Approval......................................... Section 2.14
USR Stock Option................................................... Section 5.10
USR Stock Plan.....................................................  Section 2.3
WARN............................................................... Section 2.10

  AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 31, 1998, by and among U.S. RENTALS, INC., a Delaware corporation ("USR"), UNITED RENTALS, INC., a Delaware corporation ("URI"), and UR ACQUISITION CORPORATION, a Delaware corporation and a direct wholly-owned subsidiary of URI ("MERGER SUB").

  WHEREAS, USR and URI have determined to engage in a business combination whereby MERGER SUB will be merged with and into USR, with USR as the surviving corporation of such merger and a direct wholly-owned subsidiary of URI (the "Merger"); and

  WHEREAS, in furtherance thereof, the respective boards of directors of USR, URI and MERGER SUB have approved this Agreement and the Merger; and

  WHEREAS, in order to induce URI to enter into this Agreement, certain stockholders of USR have executed an agreement with URI in the form of Exhibit A hereto; and

  WHEREAS, in order to induce USR to enter into this Agreement, certain stockholders of URI have executed an agreement with USR in the form of Exhibit B hereto; and

  WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling-of-interests; and

  WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code; and

  WHEREAS, USR, MERGER SUB and United Rentals (North America), Inc., a Delaware corporation ("URNA"), entered into an Agreement and Plan of Merger, dated as of June 15, 1998 (the "Signing Date"), providing for the Merger (the "June Agreement"); and

  WHEREAS, pursuant to a reorganization (the "URI Reorganization") effected on August 5, 1998, (i) URNA became a wholly-owned subsidiary of URI, (ii) the name of URNA, which had theretofore been "United Rentals, Inc.", was changed to "United Rentals (North America), Inc." and the name of URI, which had theretofore been "United Rentals Holdings, Inc.", was changed to "United Rentals, Inc." and (iii) all of the outstanding capital stock of URNA was converted, on a share-for-share basis, into capital stock of URI; and

  WHEREAS, the June Agreement was amended on July 31, 1998 to provide for (i) the URI Reorganization, (ii) the assignment of URNA's rights and obligations under the June Agreement to URI and (iii) the transfer of all of the outstanding capital stock of MERGER SUB from URNA to URI; and

  WHEREAS, the parties hereto desire to further amend certain provisions of the June Agreement and to restate the June Agreement in its entirety in this Agreement.

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.1 The Merger. At the Effective Time (as defined in Section 1.2 below) and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), MERGER SUB shall be merged with and into USR. Following the Merger, USR shall continue as the surviving corporation (the "Surviving Corporation") and as a wholly-owned subsidiary of URI and the separate corporate existence of MERGER SUB shall cease.

  Section 1.2 Effective Time. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing an appropriate certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, as soon as practicable on or after the Closing Date (as defined in Section 1.3 below). The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

  Section 1.3 Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time, date or place is agreed to in writing by the parties hereto.

  Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of USR and MERGER SUB shall vest in the Surviving Corporation, and all debts, liabilities and duties of USR and MERGER SUB shall become the debts, liabilities and duties of the Surviving Corporation.

  Section 1.5 Certificate of Incorporation and By-laws. The certificate of incorporation and by-laws of USR in effect at the Effective Time shall be the certificate of incorporation and by-laws of the Surviving Corporation until respectively amended in accordance with their terms and applicable law.

  Section 1.6 Directors. The directors of MERGER SUB at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until such director's successor is duly elected and qualified.

  Section 1.7 Officers. The persons listed on Schedule 1.7 hereto shall, as of the Effective Time, be the initial officers of the Surviving Corporation, each to hold the office set forth opposite his name on such Schedule in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

  Section 1.8 Conversion of Shares. (a) At the Effective Time, each share of common stock, par value $0.01 per share, of USR ("USR Common Stock") issued and outstanding immediately prior to the Effective Time (individually a "Share" and collectively, the "Shares") (other than Shares held by URI, MERGER SUB or any other subsidiary of URI) shall, by virtue of the Merger and without any action on the part of USR, MERGER SUB or the holder thereof, be converted into the right to receive 0.9625 (the "Exchange Ratio") fully paid and nonassessable shares of common stock, par value $0.01 per share, of URI ("URI Common Stock"). If between the date hereof and the Effective Time the outstanding shares of URI Common Stock and/or USR Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the amount of shares of URI Common Stock constituting the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or other similar transaction.

  (b) At the Effective Time, each outstanding share of common stock, par value $0.01 per share, of MERGER SUB shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

  (c) At the Effective Time, each Share held by URI, MERGER SUB or any other subsidiary of URI immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of USR, URI, MERGER SUB or the holder thereof, be canceled, retired and cease to exist and no payment shall be made with respect thereto.

  (d) In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Shares in connection with the Merger.

  Section 1.9 Exchange of Certificates.

  (a) As of the Effective Time, URI shall make available to American Stock Transfer & Trust Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article I, through the Exchange Agent: (i) certificates representing the appropriate number of shares of URI Common Stock issuable pursuant to Section 1.8 and (ii) cash to be paid in lieu of fractional shares of URI Common Stock pursuant to Section 1.9(f) (such shares of URI Common Stock and such cash are hereinafter referred to as the "Exchange Fund").

  (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted into the right to receive shares of URI Common Stock pursuant to Section 1.8: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as URI may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of URI Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by URI, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of URI Common Stock and, if applicable, a check representing the cash consideration to which such holder may be entitled pursuant to Section 1.9(c) or Section 1.9(f), which such holder has the right to receive pursuant to the provisions of this
Article I, and the Certificate so surrendered shall forthwith be canceled. The stock transfer books of USR shall be closed as of the Effective Time. In the event of a transfer of ownership of Shares which is not registered in the transfer records of USR, a certificate representing the proper number of shares of URI Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.9, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of URI Common Stock and cash in lieu of any fractional shares of URI Common Stock as contemplated by this Section 1.9.

  (c) No dividends or other distributions declared or made after the Effective Time with respect to URI Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of URI Common Stock issued with respect thereto pursuant to
Article I and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.9(f) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of URI Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of URI Common Stock to which such holder is entitled pursuant to Section 1.9(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of URI Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of URI Common Stock.

  (d) In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such shares of URI Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to this Agreement; provided, however, that URI may, at its discretion, require the delivery of a suitable bond or indemnity.

  (e) All shares of URI Common Stock issued upon surrender of Certificates in accordance with the terms hereof (together with any cash paid pursuant to Section 1.9(c) or 1.9(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Shares formerly represented thereby and there shall be no further registration of transfers on the stock transfer books of USR or the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

  (f) Notwithstanding Section 1.8 hereof, no fractions of a share of URI Common Stock shall be issued in connection with the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fraction of a share of URI Common Stock shall, upon surrender of his or her Certificate or Certificates, be entitled to receive an amount of cash (without interest) determined by multiplying the average of the last reported sales price per share of URI Common Stock as reported by the New York Stock Exchange for the five trading days immediately preceding the Effective Time by the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding-off for purposes of simplifying the corporate and accounting problems which would otherwise be caused by the issuance of fractional shares.

  (g) Any portion of the Exchange Fund which remains undistributed to the former stockholders of USR for six months after the Effective Time shall be delivered to URI, upon demand, and any former stockholders of USR who have not theretofore complied with this Article I shall thereafter look only to URI for payment of their claim for URI Common Stock, for any cash in lieu of fractional shares of URI Common Stock and any dividends or distributions with respect to URI Common Stock, as the case may be.

  (h) None of URI, MERGER SUB or USR shall be liable to any person for shares of URI Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE II

                     Representations and Warranties of USR

  USR represents and warrants to URI and MERGER SUB as follows:

  Section 2.1 Organization and Qualification. USR and each of its subsidiaries (as defined below), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a USR Material Adverse Effect (as defined below). As used in this Agreement, the term (a) "subsidiary" of a person shall mean any corporation or other entity (including partnerships, limited liability companies, trusts and other business associations) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held or controlled, directly or indirectly, by such person; and (b) "USR Material Adverse Effect" shall mean any change or effect (i) that is materially adverse to the properties, business, results of operations or financial condition of USR and its subsidiaries, taken as whole, other than any change or effect arising out of general economic conditions or conditions generally affecting the equipment rental industry or (ii) that would impair the ability of USR to consummate the transactions contemplated by this Agreement.

  Section 2.2 Subsidiaries. Section 2.2 of the Disclosure Schedule previously delivered by USR to URI (the "USR Disclosure Schedule") sets forth a list as of the Signing Date of all of USR's subsidiaries. Except as set forth in Section 2.2 of the USR Disclosure Schedule, (a) all of the issued and outstanding shares of capital stock of each of USR's subsidiaries are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by USR free and clear of any liens, claims, encumbrances, security interests, charges and options of any nature whatsoever (other than liens in favor of USR's senior creditors as disclosed in USR's SEC Reports (as defined in Section 2.5)); (b) there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating USR or any such subsidiary of USR to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of any such subsidiary, or obligating it to grant, extend or enter into any such agreement or commitment; and (c) there are no outstanding commitments or obligations of USR or any of its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of USR.

  Section 2.3 Capitalization. As of the Signing Date, the authorized capital stock of USR consisted of 100,000,000 shares of USR Common Stock and 10,000,000 shares of preferred stock, $.01 par value ("USR Preferred Stock"). At the close of business on the Signing Date, (a) 30,774,975 shares of USR Common Stock were issued and outstanding, (b) not more than 4,600,000 shares of USR Common Stock were reserved for issuance pursuant to USR's 1997 Performance Award Plan (the "USR Stock Plan"), of which 4,138,387 shares of USR Common Stock were reserved for issuance upon exercise of outstanding stock options, (c) no shares of USR Common Stock were held by USR in its treasury or by its wholly owned subsidiaries, and (d) no shares of USR Preferred Stock were issued and outstanding. Except as set forth above or as set forth in
Section 2.3 of the USR Disclosure Schedule, as of the Signing Date, there were outstanding (i) no shares of capital stock or other voting securities of USR,
(ii) no securities of USR or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of USR, (iii) no options, warrants or other rights to acquire from USR or any of its subsidiaries, and no commitments or obligations of USR or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of USR, and (iv) no equity equivalents, interests in the ownership or earnings of USR or its subsidiaries or other similar rights (including stock appreciation rights) (collectively, "USR Securities"). There are no outstanding obligations of USR or its subsidiaries to repurchase, redeem or otherwise acquire any USR Securities. Except as set forth in Section 2.3 of the USR Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings to which USR is a party or to which it is bound relating to the voting of any USR Securities.

  Section 2.4 Authority; Approvals; Noncontravention; Compliance. (a) USR has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of USR (the "USR Board") and no other corporate proceedings on the part of USR are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the USR Shareholders' Approval (as defined in Section 2.14 below)). This Agreement has been duly and validly executed and delivered by USR and constitutes the valid, legal and binding agreement of USR, enforceable against USR in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception"). The USR Board has, by unanimous vote, duly and validly approved, and taken all corporate actions required to be taken by the USR Board for the consummation of, the transactions, including the Merger, contemplated hereby and resolved to recommend that the stockholders of USR adopt this Agreement. The Board of Directors of USR has taken all actions necessary under the DGCL, including approving the transactions contemplated by the Merger Agreement, to ensure that the restrictions on Business Combinations (as defined in Section 203 of the DGCL) do not, and will not, apply to the transactions contemplated hereby if consummated in accordance with the terms hereof.

  (b) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act of 1933, as amended (the "Securities Act"), Securities Exchange

Act of 1934, as amended (the "Exchange Act"), state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the filing of the Certificate of Merger as required by the DGCL and as otherwise set forth in Section 2.4(b) of the USR Disclosure Schedule, no filing or registration with or notice to, and no permit, authorization, consent or approval of, any United States or foreign federal, state, provincial or local court or tribunal or administrative, governmental or regulatory body, agency, commission or authority (each, a "Governmental Authority") is necessary for the execution and delivery by USR of this Agreement or the consummation by USR of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a USR Material Adverse Effect.

  (c) Except as set forth in Section 2.4(c) of the USR Disclosure Schedule, neither the execution, delivery and performance of this Agreement by USR nor the consummation by USR of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or by-laws (or similar governing documents) of USR or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration, lien or other encumbrance) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which USR or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to USR or any of its subsidiaries or any of their respective properties or assets, except, in the case of clauses (ii) or (iii), for violations, breaches or defaults which would not have a USR Material Adverse Effect.

  (d) Except as set forth in Sections 2.4(d), 2.7, 2.10 and 2.11 of the USR Disclosure Schedule, or as disclosed in the USR SEC Reports filed prior to the Signing Date, neither USR nor any of its subsidiaries is in violation of, or is, to the knowledge of USR, under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance, decree or judgment (including any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for possible violations which individually or in the aggregate would not have a USR Material Adverse Effect. Except as set forth in
Section 2.4(d) of the USR Disclosure Schedule or as expressly disclosed in the USR SEC Reports filed prior to the Signing Date, USR and its subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted which are material to the operation of their businesses. Except as set forth in Section 2.4(d) of the USR Disclosure Schedule, USR and each of its subsidiaries is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by USR or any of its subsidiaries under (i) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, except for possible violations, breaches or defaults which individually or in the aggregate would not have a USR Material Adverse Effect, or (ii) its certificate of incorporation or by-laws (or similar governing document).

  Section 2.5 Reports and Financial Statements. The filings required to be made by USR and its subsidiaries since March 1, 1997 under the Securities Act and the Exchange Act have been filed with the Securities and Exchange Commission (the "SEC"), including all forms, statements, reports, agreements, documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects, with all applicable requirements of the appropriate statutes and the rules and regulations thereunder. USR has made available to URI a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed with the SEC by USR and its subsidiaries pursuant to the requirements of the Securities Act or Exchange Act since March 1, 1997, including all amendments thereto (as such documents have since the time of their filing been amended, the "USR SEC Reports"). As of their respective dates, the USR SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of USR, its predecessors and its subsidiaries included in the USR SEC Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of USR and its subsidiaries as of the dates thereof and the results of their respective operations, cash flows and change in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. Since December 31, 1997, except as set forth in the USR SEC Reports, there has not been any change, or any application or request for any change, by USR or any of its subsidiaries in accounting principles, methods or policies for financial accounting or tax purposes. True, accurate and complete copies of the certificate of incorporation and by-laws of USR, as in effect on the Signing Date, are included in the USR SEC Reports. USR has heretofore made available to URI a complete and correct copy of any material amendments or modifications, which have not yet been filed with the SEC, to agreements and other documents which had previously been filed by USR with the SEC pursuant to the Securities Act or the Exchange Act.

  Section 2.6 Absence of Certain Changes or Events; Liabilities. Except as disclosed in the USR SEC Reports filed prior to the Signing Date or as set forth in Section 2.6 of the USR Disclosure Schedule, since December 31, 1997, USR and each of its subsidiaries have conducted their business only, to USR's knowledge, in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists, and no events or changes have occurred and no liabilities or obligations of any nature (whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted) have been incurred, in each case, which would have or, insofar as reasonably can be foreseen, could have, a USR Material Adverse Effect. Except as and to the extent publicly disclosed in the USR SEC Reports filed prior to the Signing Date and except for liabilities incurred in connection with the transactions contemplated by this Agreement, USR and its subsidiaries have no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which, individually or in the aggregate, would have a USR Material Adverse Effect.

  Section 2.7 Litigation. Except as disclosed in the USR SEC Reports filed prior to the Signing Date or as set forth in Sections 2.7, 2.10 and 2.11 of the USR Disclosure Schedule, (a) there are no claims, suits, actions or proceedings by any Governmental Authority or arbitrator pending or, to the knowledge of USR, threatened, nor are there, to the knowledge of USR, any investigations or reviews by any Governmental Authority or any arbitrator pending or threatened against, relating to or affecting USR or any of its subsidiaries which would have a USR Material Adverse Effect, (b) to USR's knowledge, there have not been any significant developments since December 31, 1997 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews that would have a USR Material Adverse Effect and
(c) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to USR or any of its subsidiaries, except for such that would not have a USR Material Adverse Effect.

  Section 2.8 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of USR and included or incorporated by reference in (a) the registration statement on Form S-4 to be filed with the SEC by URI in connection with the issuance of shares of URI Common Stock in connection with the Merger (the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the joint proxy statement, in definitive form, relating to the meetings of USR and URI stockholders to be held in connection with the Merger (the "Proxy Statement") will, at the dates mailed to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the meeting of USR's stockholders, will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

  Section 2.9 Tax Matters. Except as set forth in Section 2.9 of the USR Disclosure Schedule: (a) USR and its subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which USR or any of its subsidiaries is or has been a member, has timely filed all federal and all other material Tax Returns (as defined below) required to be filed by them. All such Tax Returns are true and correct in all material respects. All material Taxes (as defined below) due and payable by USR and its subsidiaries have been timely paid in full. The most recent consolidated financial statements contained in the USR SEC Reports reflect an adequate reserve in accordance with GAAP for all Taxes payable by USR and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

  (b) No material deficiencies for any Taxes have been proposed, asserted or assessed against USR or any of its subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of USR and its subsidiaries, no requests for waivers of the time to assess any Taxes are pending, and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority. No material issues relating to Taxes have been raised in writing by any Governmental Authority during any presently pending audit or examination. No claim has been made by any taxing authority in a jurisdiction where USR or any of its subsidiaries does not file a Tax Return, that it or any of its subsidiaries may be subject to any material Tax in that jurisdiction.

  (c) There are no material liens or encumbrances for Taxes on any of the assets of USR or its subsidiaries (other than for current Taxes not yet due and payable).

  (d) USR and its subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

  (e) None of USR or its subsidiaries has filed a consent under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

  (f) None of USR or its subsidiaries has made any payments, nor is any of them obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that would not be deductible by reason of Sections 280G or 162(m) of the Code.

  (g) None of USR or its subsidiaries is a party to any tax allocation agreement, tax sharing agreement, tax indemnity agreement or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

  (h) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of USR or its subsidiaries and neither USR nor any of its subsidiaries has received a written notice of any pending audit or proceeding, in any such case involving a material issue with respect to Taxes.

  (i) Neither USR nor any of its subsidiaries has agreed to or is required to make any material adjustment under Section 481(a) of the Code.

  (j) No property owned by USR or any of its subsidiaries (i) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) constitutes "tax exempt use property" within the meaning of
Section 168(h)(1) of the Code; or (iii) is tax exempt bond financed property within the meaning of Section 168(g) of the Code.

  (k) Neither USR nor any of its subsidiaries is or has ever been a "personal holding company" as defined under Section 542 of the Code.

  (l) For purposes of this Agreement, (i) the terms "Tax" or "Taxes" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes, any liability in respect of Taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement, and (ii) the term "Tax Return" shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns or any document with respect to or accompanying payments or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information.

  Section 2.10 Employee Matters; ERISA; Labor. (a) With respect to all the employee benefit plans (as that phrase is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained for, or contributed to, the benefit of any current or former employee, officer or director of USR or any of its subsidiaries ("USR ERISA Plans") and any other benefit or compensation plan, program or arrangement maintained for the benefit of any current or former employee, officer or director of USR or any of its subsidiaries (the USR ERISA Plans and such plans being collectively referred to as the "USR Benefit Plans"), except as set forth in Section 2.10(a) of the USR Disclosure Schedule: (i) none of the USR ERISA Plans is a "multiemployer plan" within the meaning of ERISA; (ii) none of the USR Benefit Plans promises or provides retiree medical or life insurance benefits to any person except as required by Section 601 of ERISA and Section 4980B of the Code; (iii) none of the USR Benefit Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit, or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement; (iv) neither USR nor any of its subsidiaries has an obligation to adopt, or is considering the adoption of, any new USR Benefit Plan or, except as required by law, the amendment of an existing USR Benefit Plan; (v) each USR ERISA Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") that it is so qualified and, to the knowledge of USR, nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such USR ERISA Plan; (vi) each USR Benefit Plan has been operated in all respects in accordance with its terms and the requirements of all applicable law; (vii) neither USR nor any of its subsidiaries or members of their "controlled group" has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any USR ERISA Plan or other retirement plan or arrangement, and, to the knowledge of USR, no fact or event exists that could reasonably be expected to give rise to any such liability; (viii) the aggregate accumulated benefit obligations of each USR ERISA Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such USR ERISA
Plan) does not exceed the fair market value of the assets of such USR ERISA Plan (as of the date of such valuation); and (ix) except for claims for benefits arising in the ordinary operation of the USR Benefit Plans, USR is not aware of any claims relating to the USR Benefit Plans; provided, however, that the failure of the representations set forth in clauses (v), (vi), (vii),
(viii) and (ix) to be true and correct shall not be deemed to be a breach of any such representation unless any such failure, individually or in the aggregate, is reasonably likely to have a USR Material Adverse Effect.

  (b) Except as set forth in Section 2.10(b) of the USR Disclosure Schedule:
(i) there are no labor or collective bargaining agreements which pertain to employees of USR or any of its subsidiaries; (ii) there are no pending strikes, work stoppages, slowdowns, lockouts, arbitrations or other material labor disputes against USR or any of its subsidiaries; (iii) there are no pending complaints, charges or claims against the USR or any of its subsidiaries filed with any Governmental Authority based upon the employment or termination of employment of any of their employees; and (iv) USR and its subsidiaries are in compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, the Workers Adjustment and Retraining Notification Act ("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security

Taxes and any similar Tax; provided, however, that the failure of the representations set forth in clauses (iii) and (iv) to be true and correct shall not be deemed to be a breach of any representation unless any such failure, individually or in the aggregate, is reasonably likely to have a USR Material Adverse Effect.

  Section 2.11 Environmental Protection. (a) Except as set forth in Section
2.11 of the USR Disclosure Schedule or in the USR SEC Reports filed prior to the Signing Date:

    (i) USR and each of its subsidiaries is in compliance with all applicable Environmental Laws (as defined below) except where the failure to so comply would not have a USR Material Adverse Effect, and neither USR nor any of its subsidiaries has received any communication from any person or Governmental Authority that alleges that USR or any of its subsidiaries is not in such compliance with applicable Environmental Laws.

    (ii) USR and each of its subsidiaries has obtained or has applied for all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of their facilities or the conduct of their operations except where the failure to so obtain would not have a USR Material Adverse Effect, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and USR and its subsidiaries are in material compliance with all terms and conditions of the Environmental Permits.

    (iii) There is no Environmental Claim (as defined below) pending or, to the best knowledge of USR, threatened (A) against USR or any of its subsidiaries, (B) against any person or entity whose liability for any Environmental Claim USR or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, or (C) against any real or personal property or operations which USR or any of its subsidiaries owns, leases or manages, in whole or in part, which, in any such case described in this clause (iii), would have a USR Material Adverse Effect.

    (iv) USR has no knowledge of any Releases (as defined below) of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against USR or any of its subsidiaries, or against any person or entity whose liability for any Environmental Claim USR or any of its subsidiaries has retained or assumed either contractually or by operation of law or which would result in USR incurring liability under any Environmental Law, except for any Environmental Claim or liability which would not have a USR Material Adverse Effect.

    (v) USR has no knowledge, with respect to any predecessor of USR or any of its subsidiaries or any real property formerly owned, leased or operated by USR or any of its subsidiaries, of any Environmental Claim which would have a USR Material Adverse Effect pending or threatened, or of any Release of Hazardous Materials (as defined below) that would be reasonably likely to form the basis of any Environmental Claim which would have a USR Material Adverse Effect.

  (b) USR has made available to URI true and complete copies of all environmental audits, surveys, reports and assessments relating to real property owned, leased or operated by USR or any of its subsidiaries.

  (c) As used in this Agreement:

    (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any Governmental Authority) alleging potential liability (including potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, Release or threatened Release into the environment of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by USR or any of its subsidiaries (for purposes of this Section 2.11) or by URI or any of URI's subsidiaries (for purposes of Section 3.11); or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

    (ii) "Environmental Laws" means all applicable federal, state and local laws, rules and regulations relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), natural resources or protection of human health as it relates to the environment including laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

    (iii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs"); (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import under any Environmental Law and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which USR or any of its subsidiaries operates (for purposes of this Section 2.11) or in which URI or any of URI's subsidiaries operates (for purposes of Section 3.11).

    (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

  Section 2.12 Material Contracts. USR has filed as an exhibit to an Annual Report on Form 10-K or another document filed pursuant to the Securities Act or the Exchange Act, or has delivered or otherwise made available to URI true, correct and complete copies of all contracts and agreements to which USR or any of its subsidiaries is a party (a) that are required to be filed in an exhibit to an Annual Report on Form 10-K filed by USR with the SEC as of the date of this Agreement, (b) that purport to limit, curtail or restrict the ability of USR or any of its subsidiaries to operate or compete in any geographic area or line of business or (c) that provide for any severance or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby (collectively, the "USR Contracts"). Each of the USR Contracts is valid and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and there is no default under any USR Contract so listed either by USR or any of its subsidiaries or, to the knowledge of USR, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by USR or any such subsidiary or, to the knowledge of USR, any other party, in any such case in which such default or event would have a USR Material Adverse Effect. No party to any USR Contract has given notice to USR of or made a claim against USR with respect to any breach or default thereunder, in any such case in which such breach or default would have a USR Material Adverse Effect.

  Section 2.13 Opinion of Financial Advisor. USR has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, dated the Signing Date, to the effect that, as of the date thereof, the Exchange Ratio is fair from a financial point of view to the holders of USR Common Stock.

  Section 2.14 Vote Required. The adoption of this Agreement by the holders of a majority of the votes entitled to be cast by all holders of the outstanding shares of USR Common Stock (the "USR Shareholders' Approval") is the only vote of the holders of any class or series of the capital stock of USR or any of its subsidiaries required to adopt this Agreement.

  Section 2.15 Reorganization and Accounting Matters. Neither USR nor, to USR's best knowledge, any of its Affiliates (as defined below) has taken or agreed to take any action that would (a) prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code or (b) prevent URI and the Surviving Corporation from accounting for the transactions to be effected pursuant to this Agreement as a pooling-of-interests in accordance with GAAP, Opinion 16 of the Accounting Principles Board ("APB 16") and applicable SEC regulations. USR has no reason to believe that the transaction contemplated by this Agreement will not qualify as a pooling-of-interest transaction in accordance with GAAP, APB 16 and applicable

SEC regulations. As used in this Agreement, the term "Affiliate," except where otherwise defined herein, shall mean, as to any person, any other person which directly or indirectly controls, or is under common control with, or is controlled by, such person and, as used in this definition, "control" (and, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

  Section 2.16 Brokers. Except for Donaldson, Lufkin & Jenrette Securities Corporation, whose fees have been disclosed to URI prior to the Signing Date, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of USR.

                                  ARTICLE III

             Representations and Warranties of URI and Merger Sub

  URI and MERGER SUB represent and warrant to USR as follows:

  Section 3.1 Organization and Qualification. URI and each of its subsidiaries (including MERGER SUB) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a URI Material Adverse Effect (as defined below). As used in this Agreement, the term "URI Material Adverse Effect" shall mean any change or effect (i) that is materially adverse to the properties, business, results of operations or financial condition of URI and its subsidiaries, taken as whole, other than any change or effect arising out of general economic conditions or conditions generally affecting the equipment rental industry or (ii) that would impair the ability of URI and MERGER SUB to consummate the transactions contemplated by this Agreement.

  Section 3.2 Subsidiaries. Section 3.2 of the Disclosure Schedule previously delivered by URNA to USR (the "URI Disclosure Schedule") sets forth a list as of the Signing Date of all of URNA's subsidiaries. Except as set forth in
Section 3.2 of the URI Disclosure Schedule, (a) all of the issued and outstanding shares of capital stock of each of URI's subsidiaries (including MERGER SUB) are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by URI free and clear of any liens, claims, encumbrances, security interests, charges and options of any nature whatsoever (other than liens in favor of URI's senior creditors as disclosed in URI's SEC Reports (as defined in Section 3.5)); (b) there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating URI or any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of any such subsidiary, or obligating it to grant, extend or enter into any such agreement or commitment; and (c) there are no outstanding commitments or obligations of URI or any of its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of URI.

  Section 3.3 Capitalization. On August 5, 1998, pursuant to the URI Reorganization, all of the then outstanding common stock of URNA were converted, on a share-for-share basis, into URI Common Stock. As used below in this Section 3.3, the term "URI Common Stock" refers to the common stock, $0.01 par value, of URNA for periods prior to August 5, 1998 and to the common stock, $0.01 par value, of URI, for periods thereafter. As of the Signing Date, the authorized capital stock of URNA consisted of 75,000,000 shares of URI Common Stock and 5,000,000 shares of preferred stock, $0.01 par value ("URI Preferred Stock"). At the close of business on the Signing Date, (a) 34,387,856 shares of URI Common Stock were issued and outstanding, (b) not more than 5,000,000 shares of URI Common Stock were reserved for issuance pursuant to URI's 1997 Stock

Option Plan of which 4,470,725 shares were reserved for issuance upon exercise of outstanding stock options, not more than 6,519,058 shares of URI Common Stock were reserved for issuance upon exercise of outstanding warrants and not more than 16,942 shares of URI Common Stock were reserved for issuance upon conversion of a convertible note of URNA, (c) no shares of URI Common Stock were held by URI in its treasury or by its wholly owned subsidiaries, and (d) no shares of URI Preferred Stock were issued and outstanding. Except as set forth above, as contemplated by this Agreement or as set forth in Section 3.3 of the URI Disclosure Schedule, as of the Signing Date, there were outstanding
(i) no shares of capital stock or other voting securities of URI or URNA, (ii) no securities of URI, URNA or their respective subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of URI or URNA, (iii) no options, warrants or other rights to acquire from URI, URNA or their respective subsidiaries, and no commitments or obligations of URI, URNA or their respective subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of URI or URNA, and (iv) no equity equivalents, interests in the ownership or earnings of URI, URNA or their respective subsidiaries or other similar rights (including stock appreciation rights) (collectively, "URI Securities"). There are no outstanding obligations of URI or its subsidiaries to repurchase, redeem or otherwise acquire any URI Securities. Except as set forth in Section 3.3 of the URI Disclosure Schedule or the URI SEC Reports, there are no stockholder agreements, voting trusts or other agreements or understandings to which URI is a party or to which it is bound relating to the voting of any URI Securities.

  Section 3.4 Authority; Approvals; Noncontravention; Compliance. (a) Each of URI and MERGER SUB has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of URI (the "URI Board") and the board of directors of MERGER SUB and no other corporate proceedings on the part of URI or MERGER SUB are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the URI Shareholders' Approval (as defined in Section 3.14 below)). This Agreement has been duly and validly executed and delivered by URI and MERGER SUB and constitutes the valid, legal and binding agreements of URI and MERGER SUB, enforceable against them in accordance with its terms, subject to the Bankruptcy and Equity Exception. The URI Board has, by unanimous vote, duly and validly approved, and taken all corporate actions required to be taken by the URI Board for the consummation of, the transactions, including the Merger, contemplated hereby, and resolved to recommend that the stockholders of URI approve the Charter Amendment and the Share Issuance (each as defined in Section 3.14 below). The Board of Directors of URI has taken all actions necessary under the DGCL, including approving the transactions contemplated by the Merger Agreement, to ensure that the restrictions on Business Combinations (as defined in Section 203 of the DGCL) do not, and will not, apply to the transactions contemplated hereby if consummated in accordance with the terms hereof.

  (b) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act (including the filing and effectiveness of the Registration Statement in connection with the issuance of URI Common Stock pursuant to the Merger), the Exchange Act, state securities or blue sky laws, the HSR Act, the filing of the Certificate of Merger as required by the DGCL, required filings with and approvals of the New York Stock Exchange and as otherwise set forth in Section 3.4(b) of the URI Disclosure Schedule, no filing or registration with or notice to, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery by URI and MERGER SUB of this Agreement or the consummation by URI and MERGER SUB of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a URI Material Adverse Effect.

  (c) Except as set forth in Section 3.4(c) of the URI Disclosure Schedule, neither the execution, delivery and performance of this Agreement by URI or MERGER SUB nor the consummation by URI or MERGER SUB of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or by-laws (or similar governing documents) of URI or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration, lien or other encumbrance) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which URI or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to URI or any of its subsidiaries or any of their respective properties or assets, except, in the case of clauses (ii) or
(iii), for violations, breaches or defaults which would not have a URI Material Adverse Effect.

  (d) Except as set forth in Sections 3.4(d), 3.7, 3.10 and 3.11 of the URI Disclosure Schedule, or as disclosed in the URI SEC Reports filed prior to the Signing Date, neither URI nor any of its subsidiaries is in violation of, is, to the knowledge of URI, under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance, decree or judgment (including any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for possible violations which individually or in the aggregate would not have a URI Material Adverse Effect. Except as set forth in
Section 3.4(d) of the URI Disclosure Schedule or as expressly disclosed in the URI SEC Reports filed prior to the Signing Date, URI and its subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted which are material to the operation of their businesses. Except as set forth in Section 3.4(d) of the URI Disclosure Schedule, URI and each of its subsidiaries is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by URI or any of its subsidiaries under (i) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, except for possible violations, breaches or defaults which individually or in the aggregate would not have a URI Material Adverse Effect, or (ii) its certificate of incorporation or by-laws (or similar governing document).

  Section 3.5 Reports and Financial Statements. The filings required to be made by URI and its subsidiaries since December 31, 1997 under the Securities Act and the Exchange Act have been filed with the SEC, including all forms, statements, reports, agreements, documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects, with all applicable requirements of the appropriate statutes and the rules and regulations thereunder. URI has made available to USR a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed with the SEC by URI and its subsidiaries pursuant to the requirements of the Securities Act or Exchange Act since December 31, 1997, including all amendments thereto (as such documents have since the time of their filing been amended, the "URI SEC Reports"). As of their respective dates, the URI SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of URI and its subsidiaries included in the URI SEC Reports have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of URI and its subsidiaries as of the dates thereof and the results of their respective operations, cash flows and change in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. Since December 31, 1997, except as set forth in the URI SEC Reports, there has not been any change, or any application or request for any change, by URI or any of its subsidiaries in accounting principles, methods or policies for financial accounting or tax purposes. True, accurate and complete copies of the certificate of incorporation and by-laws of URNA, as in effect on the Signing Date, are included in the URI SEC Reports. URI has heretofore made available to USR a complete and correct copy of any material amendments or modifications, which have not yet been filed with the SEC, to agreements and other documents which had previously been filed by URI with the SEC pursuant to the Securities Act or the Exchange Act.

  Section 3.6 Absence of Certain Changes or Events; Liabilities. Except as disclosed in the URI SEC Reports filed prior to the Signing Date or as set forth in Section 3.6 of the URI Disclosure Schedule, since December 31, 1997, URI and each of its subsidiaries have conducted their business only, to URI's knowledge, in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists, and no events or changes have occurred and no liabilities or obligations of any nature (whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted) have been incurred, in each case, which would have or, insofar as reasonably can be foreseen, could have, a URI Material Adverse Effect. Except as and to the extent publicly disclosed in the URI SEC Reports filed prior to the Signing Date and except for liabilities incurred in connection with the transactions contemplated by this Agreement, URI and its subsidiaries have no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which, individually or in the aggregate, would have a URI Material Adverse Effect.

  Section 3.7 Litigation. Except as disclosed in the URI SEC Reports filed prior to the Signing Date or as set forth in Sections 3.7, 3.10 and 3.11 of the URI Disclosure Schedule, (a) there are no claims, suits, actions or proceedings by any Governmental Authority or any arbitrator pending or, to the knowledge of URI, threatened, nor are there, to the knowledge of URI, any investigations or reviews by any Governmental Authority or any arbitrator pending or threatened against, relating to or affecting URI or any of its subsidiaries which would have a URI Material Adverse Effect, (b) to URI's knowledge, there have not been any significant developments since December 31, 1997, with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews that would have a URI Material Adverse Effect and
(c) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to URI or any of its subsidiaries, except for such that would not have a URI Material Adverse Effect.

  Section 3.8 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of URI and included or incorporated by reference in (a) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) the Proxy Statement will, at the dates mailed to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement, insofar as it relates to the meeting of URI's stockholders, will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

  Section 3.9 Tax Matters. Except as set forth in Section 3.9 of the URI Disclosure Schedule: URI and its subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which URI or any of its subsidiaries is or has been a member, has timely filed all federal and all other material Tax Returns required to be filed by them. All such Tax Returns are true and correct in all material respects. All material Taxes (as defined below) due and payable by URI and its subsidiaries have been timely paid in full. The most recent consolidated financial statements contained in the URI SEC Reports reflect an adequate reserve in accordance with GAAP for all Taxes payable by URI and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

  (b) No material deficiencies for any Taxes have been proposed, asserted or assessed against URI or any of its subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of URI and its subsidiaries, no requests for waivers of the time to assess any Taxes are pending, and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority. No material issues relating to Taxes have been raised in writing by any Governmental Authority during any presently pending audit or examination. No claim has been made by any taxing authority in a jurisdiction where URI or any of its subsidiaries does not file a Tax Return, that it or any of its subsidiaries may be subject to any material Tax in that jurisdiction.

  (c) There are no material liens or encumbrances for Taxes on any of the assets of URI or its subsidiaries (other than for current Taxes not yet due and payable).

  (d) URI and its subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

  (e) None of URI or its subsidiaries has filed a consent under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

  (F) None of URI or its subsidiaries has made any payments, nor is any of them obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that would not be deductible by reason of Sections 280G or 162(m) of the Code.

  (g) None of URI or its subsidiaries is a party to any tax allocation agreement, tax sharing agreement, tax indemnity agreement or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

  (h) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of URI or its subsidiaries and neither URI nor any of its subsidiaries has received a written notice of any pending audit or proceeding, in any such case involving a material issue with respect to Taxes.

  (i) Neither URI nor any of its subsidiaries has agreed to or is required to make any material adjustment under Section 481(a) of the Code.

  (j) No property owned by URI or any of its subsidiaries (i) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) constitutes "tax exempt use property" within the meaning of
Section 168(h)(1) of the Code; or (iii) is tax exempt bond financed property within the meaning of Section 168(g) of the Code.

  (k) Neither URI nor any of its subsidiaries is or has ever been a "personal holding company" as defined under Section 542 of the Code.

  Section 3.10 Employee Matters; ERISA; Labor. (a) With respect to all the employee benefit plans (as that phrase is defined in Section 3(3) of ERISA) maintained for, or contributed to, the benefit of any current or former employee, officer or director of URI or any of its subsidiaries ("URI ERISA Plans") and any other benefit or compensation plan, program or arrangement maintained for the benefit of any current or former employee, officer or director of URI or any of its subsidiaries (the URI ERISA Plans and such plans being collectively referred to as the "URI Benefit Plans"), except as set forth in Section 3.10(a) of the URI Disclosure Schedule: (i) none of the URI ERISA Plans is a "multiemployer plan" within the meaning of ERISA; (ii) none of the URI Benefit Plans promises or provides retiree medical or life insurance benefits to any person except as required by Section 601 of ERISA and Section 4908B of the Code; (iii) none of the URI Benefit Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit, or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement; (iv) neither URI nor any of its subsidiaries has an obligation to adopt, or is considering the adoption of, any new URI Benefit Plan or, except as required by law, the amendment of an existing URI Benefit Plan; (v) each URI ERISA Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and, to the knowledge of URI, nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such URI ERISA Plan; (vi) each URI Benefit Plan has been operated in all respects in accordance with its terms and the requirements of all applicable law; (vii) neither URI nor any of its subsidiaries or members of their "controlled group" has incurred any direct or indirect liability under, arising out of or by operation of Title

IV of ERISA in connection with the termination of, or withdrawal from, any URI ERISA Plan or other retirement plan or arrangement, and, to the knowledge of URI, no fact or event exists that could reasonably be expected to give rise to any such liability; (viii) the aggregate accumulated benefit obligations of each URI ERISA Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such URI ERISA Plan) does not exceed the fair market value of the assets of such URI ERISA Plan (as of the date of such valuation); and (ix) except for claims for benefits arising in the ordinary operation of the URI Benefit Plans, URI is not aware of any claims relating to the URI Benefit Plans; provided, however, that the failure of the representations set forth in clauses (v), (vi), (vii), (viii) and (ix) to be true and correct shall not be deemed to be a breach of any such representation unless any such failure, individually or in the aggregate, is reasonably likely to have a URI Material Adverse Effect.

  (b) Except as set forth in Section 3.10(b) of the URI Disclosure Schedule:
(i) there are no labor or collective bargaining agreements which pertain to employees of URI or any of its subsidiaries; (ii) there are no pending strikes, work stoppages, slowdowns, lockouts, arbitrations or other material labor disputes against URI or any of its subsidiaries; (iii) there are no pending complaints, charges or claims against the URI or any of its subsidiaries filed with any Governmental Authority based upon the employment or termination of employment of any of their employees; and (iv) URI and its subsidiaries are in compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax; provided, however, that the failure of the representations set forth in clauses (iii) and (iv) to be true and correct shall not be deemed a breach of any representation unless any such failure, individually or in the aggregate, is reasonably likely to have a URI Material Adverse Effect.

  Section 3.11 Environmental Protection. (a) Except as set forth in Section
3.11 of the URI Disclosure Schedule or in the URI SEC Reports filed prior to the Signing Date:

    (i) URI and each of its subsidiaries is in compliance with all applicable Environmental Laws, except where the failure to so comply would not have a URI Material Adverse Effect, and neither URI nor any of its subsidiaries has received any communication from any person or Governmental Authority that alleges that URI or any of its subsidiaries is not in such compliance with applicable Environmental Laws.

    (ii) URI and each of its subsidiaries has obtained or has applied for all Environmental Permits necessary for the construction of their facilities or the conduct of their operations except where the failure to so obtain would not have a URI Material Adverse Effect, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and URI and its subsidiaries are in material compliance with all terms and conditions of the Environmental Permits.

    (iii) There is no Environmental Claim pending or, to the best knowledge of URI, threatened (A) against URI or any of its subsidiaries, (B) against any person or entity whose liability for any Environmental Claim URI or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, or (C) against any real or personal property or operations which URI or any of its subsidiaries owns, leases or manages, in whole or in part, which, in any such case described in this clause (iii), would have a URI Material Adverse Effect.

    (iv) URI has no knowledge of any Releases of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against URI or any of its subsidiaries, or against any person or entity whose liability for any Environmental Claim URI or any of its subsidiaries has retained or assumed either contractually or by operation of law or which would result in URI incurring liability under any Environmental Law, except for any Environmental Claim or liability which would not have a URI Material Adverse Effect.

    (v) URI has no knowledge, with respect to any predecessor of URI or any of its subsidiaries or any real property formerly owned, leased or operated by URI or any of its subsidiaries, of any Environmental Claim which would have a URI Material Adverse Effect pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim which would have a URI Material Adverse Effect.

  (b) URI has made available to USR true and complete copies of all environmental audits, surveys, reports and assessments relating to real property owned, leased or operated by URI or any of its subsidiaries.

  Section 3.12 Material Contracts. URI has filed as an exhibit to an Annual Report on Form 10-K or another document filed pursuant to the Securities Act or the Exchange Act, or has delivered or otherwise made available to USR true, correct and complete copies of all contracts and agreements to which URI or any of its subsidiaries is a party (a) that are required to be filed in an exhibit to an Annual Report on Form 10-K filed by URI with the SEC as of the date of this Agreement, (b) that purport to limit, curtail or restrict the ability of URI or any of its subsidiaries to operate or compete in any geographic area or line of business or (c) that provide for any severance or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby (collectively, the "URI Contracts"). Each of the URI Contracts is valid and enforceable in accordance with its terms (subject to the Bankruptcy and Enforceability Exception), and there is no default under any URI Contract so listed either by URI or any of its subsidiaries or, to the knowledge of URI, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by URI or any such subsidiary or, to the knowledge of URI, any other party, in any such case in which such default or event would have a URI Material Adverse Effect. No party to any URI Contract has given notice to URI of or made a claim against URI with respect to any breach or default thereunder, in any such case in which such breach or default would have a URI Material Adverse Effect.

  Section 3.13 Opinion of Financial Advisor. URI has received the opinion of Goldman, Sachs & Co. ("Goldman"), dated the Signing Date, to the effect that, as of the date thereof, the Exchange Ratio to be exchanged by URI pursuant to this Agreement is fair from a financial point of view to URI.

  Section 3.14 Vote Required. The approval of (a) an amendment to the certificate of incorporation of URI to the increase in the number of authorized shares of URI Common Stock to 500,000,000 shares (the "Charter Amendment") by the holders of a majority of the votes entitled to be cast by all holders of URI Common Stock and (b) the issuance of URI Common Stock pursuant to the Merger (the "Share Issuance") by the holders of a majority of all shares of URI Common Stock casting votes in accordance with the rules of the New York Stock Exchange (collectively, the "URI Shareholders' Approval") is the only vote of the holders of any class or series of the capital stock of URI required to approve this Agreement and the transactions contemplated hereby, including the Merger.

  Section 3.15 Reorganization and Accounting Matters. Neither URI nor, to URI's best knowledge, any of its Affiliates has taken or agreed to take any action that would (a) prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code or (b) prevent URI and the Surviving Corporation from accounting for the transactions to be effected pursuant to this Agreement as a pooling-of-interests in accordance with GAAP, APB 16 and applicable SEC regulations. URI has no reason to believe that the transaction contemplated by this Agreement will not qualify as a pooling-of-interest transaction in accordance with GAAP, APB 16 and applicable SEC regulations.

  Section 3.16 Brokers. Except for Goldman, whose fees have been disclosed to USR prior to the Signing Date, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of URI.

                                  ARTICLE IV

                    Conduct of Business Pending the Merger

  Section 4.1 Covenants of the Parties. After the Signing Date and prior to the Effective Time or earlier termination of this Agreement, USR and URI each agree as follows, each as to itself and to each of its subsidiaries (which, in the case of URI, includes MERGER SUB), as the case may be, except for the URI Reorganization or as otherwise expressly contemplated or permitted in this Agreement, or to the extent the other parties hereto shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed:

    (a) Ordinary Course of Business. Each party hereto shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course consistent with past custom and practice and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of work force needs and ongoing programs currently in force, keep available the services of their present officers and employees, provided, however, that nothing shall prohibit or restrict either party or any of its subsidiaries from (i) transferring operations to such party or any of its wholly owned subsidiaries, (ii) agreeing to consummate or consummating acquisitions of entities engaged in, or assets useful in, the equipment rental business,
  (iii) incurring additional indebtedness or refinancing its outstanding indebtedness, or (iv) issuing additional equity or debt securities, provided that neither party shall issue any securities (or options, warrants or rights in respect of the same) to any of their respective directors, officers or employees except for, in the case of USR, issuances of shares of USR Common Stock pursuant to outstanding USR Stock Options (as defined in Section 5.10 hereof) and options to purchase not more than 100,000 shares of USR Common Stock pursuant to the USR Stock Plan granted to employees other than directors and present officers, provided that the vesting of such options shall not accelerate upon the Merger, and in the case of URI, issuances of securities (including stock options at fair market value) pursuant to URI's 1997 Stock Option Plan and issuances of URI Common Stock pursuant to the exercise of outstanding options and warrants to acquire URI Common Stock as disclosed pursuant to Section 3.3 hereof.

    (b) Dividends. No party shall, nor shall any party permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than to such party or its wholly owned subsidiaries and other than, in the case of URI, distributions of shares of URI Common Stock to effect any stock split, (ii) combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in lieu of or in substitution for shares of their capital stock or (iii) redeem, repurchase or otherwise acquire any shares of its capital stock except, in the case of URI, for repurchases of URI Common Stock (and warrants to acquire the same) pursuant to the terms of agreements publicly disclosed in the URI SEC Reports prior to the Signing Date.

    (c) Charter Documents. No party shall amend or propose to amend its respective charter or by-laws, or similar governing documents, except as contemplated herein and except, in the case of URI, for the Charter Amendment.

    (d) No Dispositions. Except as set forth in Section 4.1(d) of the USR Disclosure Schedule or 4.1(d) of the URI Disclosure Schedule, no party shall, nor shall any party permit any of its subsidiaries to, sell or dispose of any of its assets (including capital stock of subsidiaries) other than (i) dispositions by a party or its subsidiaries of assets that, individually or in the aggregate with all other assets disposed by such party and its subsidiaries since the Signing Date (other than assets disposed in accordance with clause (ii) below), generated less than $10 million in gross revenues during the 12 month period immediately preceding the date of disposition or (ii) sales of equipment or merchandise inventory and dispositions of assets in the ordinary course of business consistent with prior custom and practice.

    (e) Accounting. No party shall, nor shall any party permit any of its subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

    (f) Pooling. No party shall, nor shall any party permit any of its subsidiaries to, take any action which would, or would be reasonably likely to, prevent URI and the Surviving Corporation from accounting for the transactions to be effected pursuant to this Agreement as a pooling-of-interests in accordance with GAAP, APB 16 and applicable SEC regulations, and each party hereto shall use all commercially reasonable efforts to achieve such accounting treatment (including taking such commercially reasonable actions as may be necessary to cure any facts or circumstances that could prevent such transactions from qualifying for pooling-of-interests accounting treatment).

    (g) Cooperation, Notification. Each party shall (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations, (ii) promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects, (iii) promptly advise the other party of any material inaccuracy in any of its representations or warranties herein or of change or event which has had or, insofar as reasonably can be foreseen, is reasonably likely to result in, in the case of USR, a USR Material Adverse Effect or, in the case of URI, a URI Material Adverse Effect and (iv) promptly provide the other party with copies of all filings made by such party or any of its subsidiaries with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

    (h) Third-Party Consents. Each party hereto shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all consents required in connection with the transactions contemplated by this Agreement, and each party hereto shall promptly notify the other parties of any failure or prospective failure to obtain any such consents and, if requested by the other party, shall provide such other party with copies of all material filings and correspondence in connection with, and evidence of, all consents applied for or obtained.

    (i) No Breach, Etc. No party shall, nor shall any party permit any of its subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue as of the Closing Date.

    (j) Insurance. Each party shall, and shall cause its subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies of its size engaged in the equipment rental industry; provided, however, that the foregoing shall not apply to USR's self insurance arrangements as referenced in Section 4.1(j) of the USR Disclosure Schedule so long as USR does not change such arrangements.

    (k) Permits. Each party shall, and shall cause its subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits which are material to the operations of such party or its subsidiaries.

    (l) Compensation, Benefits. Except, in the case of USR, as set forth in
  Section 4.1(l) of the USR Disclosure Schedule, and in the case of URI, except for the adoption of the United Rentals, Inc. 1998 Stock Option Plan (for officers and directors) and the United Rentals stock option plan for employees, consultants and independent contractors (in substantially the forms of the drafts of such plans previously delivered by URI to USR) and as otherwise set forth in Section 4.1(l) of the URI Disclosure Schedule, and in each case, except as may be required by applicable law or as contemplated by this Agreement, no party shall, nor shall any party permit any of its subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan, trust, fund or policy maintained by, contributed to or entered into by such party or any of its subsidiaries or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of such party or any of its subsidiaries, except for normal extensions and increases for employees other than officers or directors in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party or any of its subsidiaries or in connection with any acquisition permitted by Section 4.1(a) hereof; (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee other than in the ordinary course of business consistent with past practice; or (iii) deposit into any trust (including any "rabbi trust") amounts in respect of any employee benefit obligations or obligations to directors; provided that transfers into any trust, other than a rabbi or other trust with respect to any non-qualified deferred compensation, may be made in accordance with past practice.

                                   ARTICLE V

                             Additional Agreements

  Section 5.1 Access to Information. Upon reasonable notice and subject to applicable law, each party shall, and shall cause its subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of the other (collectively, "Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including Tax Returns) and, during such period, each party shall, and shall cause its subsidiaries to, furnish promptly to the other (i) access to each report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the Department of Justice, the Federal Trade Commission or any other Governmental Authority and (ii) access to all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement; provided, however, that information with respect to specific contemplated or pending acquisitions will not be made available until the condition set forth in Section 6.1(e) with respect to the HSR Act has been satisfied and the Joint Proxy/Registration Statement contemplated by Section 5.2(a) has been mailed to the respective stockholders of URI and USR. Each party shall, and shall cause its subsidiaries and Representatives to, hold in strict confidence all documents and information concerning the other furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreements, dated March 26, 1998 and April 13, 1998, between USR and URI, as they may be amended from time to time (the "Confidentiality Agreement").

  Section 5.2 Joint Proxy Statement and Registration Statement; Shareholders' Approval.

  (a) Preparation and Filing. The parties hereto shall prepare and file with the SEC as soon as reasonably practicable after the Signing Date the Proxy Statement and, as soon as the parties are notified that the SEC has no further comments on the Proxy Statement, URI will prepare and file with the SEC the Registration Statement in which a prospectus, the Proxy Statement and form of proxy will be included (collectively, the "Joint Proxy/Registration Statement"). URI shall use its best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing, and URI shall also take such action as is required to cause the shares of URI Common Stock issuable in connection with the Merger to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; provided, however, that URI shall not be required to register or qualify as a foreign corporation or to take other action which would subject it to service of process or general taxation in any jurisdiction where URI and the Surviving Corporation will not be, following the Merger, so subject. URI shall also use its best efforts to cause the shares of URI Common Stock issuable in the Merger to be approved for listing on the New York Stock Exchange subject to official notice of issuance. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Joint Proxy/Registration Statement. The information provided by any party hereto for use in the Joint Proxy/Registration Statement shall be true and correct in all material respects without misstatement of any material fact or omission of any material fact which is necessary or required to make the statements therein, in light of the circumstances under which they were made, not false or misleading and, in the event any party becomes aware prior to the Effective Time of any information that should be included in the Joint Proxy/Registration Statement such that the Joint Proxy/Registration Statement shall not contain any misstatement of any material fact or omission of any material fact which is necessary or required to make the statements therein, in light of the circumstances under which they were made, not false or misleading, such party shall promptly notify the other parties thereof and, to the extent required by applicable law, an appropriate amendment to the Joint Proxy/Registration Statement shall be promptly prepared, filed with the SEC and disseminated to stockholders. No part of the Joint Proxy/Registration Statement or any amendment or supplement thereto shall be filed by any party with the SEC or mailed to stockholders without providing the other parties a reasonable prior opportunity to review the same and comment thereon. No representation, covenant or agreement is made by any party hereto with respect to information supplied by any other party for inclusion in the Joint Proxy/Registration Statement.

  (b) Letter of USR's Accountants. USR shall use its reasonable best efforts to cause to be delivered to URI a letter of Price Waterhouse LLP dated the Closing Date stating that accounting for the Merger as a pooling-of-interests under GAAP, APB 16 and applicable SEC rules is appropriate if the Merger is consummated as contemplated by this Agreement.

  (c) Letter of URI's Accountants. URI shall use its reasonable best efforts to cause to be delivered to USR a letter of Ernst & Young LLP dated the Closing Date regarding their concurrence with URI management's conclusions as to the appropriateness of pooling-of-interests accounting for the Merger under APB 16 if the Merger is consummated as contemplated by this Agreement.

  (d) Shareholders' Meetings. URI and USR shall each use their respective reasonable best efforts to duly call, give notice of, convene and hold meetings of their respective stockholders as soon as reasonably practicable following the Signing Date, but in any event following the date on which the Registration Statement is declared effective by the SEC, such meetings shall, to the extent practicable, be held on the same date, as URI and USR shall mutually determine, or on such other dates as the parties may agree. URI and USR shall distribute to their respective stockholders, in accordance with applicable federal and state law and their respective certificates of incorporation and by-laws, the Proxy Statement for the purpose of securing the URI Shareholders' Approval and USR Shareholders' Approval, respectively, at such meetings, and unless, at any time after the 120th day following the Signing Date, the Board of Directors of a party shall conclude in good faith on the basis of advice of a nationally recognized firm of outside counsel that withholding such a recommendation may be necessary for such Board of Directors to act in a manner consistent with its fiduciary duties under applicable law, recommend to their respective stockholders the approval and adoption of the Merger and of this Agreement in the case of USR, or the approval of the Charter Amendment and the Share Issuance, in the case of URI, and cooperate and consult with the other parties hereto with respect to each of the foregoing matters.

  Section 5.3 Regulatory Matters. As soon as practicable following the Signing
Date:

  (a) HSR Filings. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by their respective "ultimate parent" companies under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings promptly and to respond on a timely basis to any requests for additional information made by either of such agencies.

  (b) Other Regulatory Approvals. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities required, necessary or advisable of it in connection with this Agreement and the transactions contemplated hereby.

  Section 5.4 Directors' and Officers' Indemnification.

  (a) Indemnification. From and after the Effective Time, URI shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the Signing Date, or who becomes prior to the Effective Time, an officer or director of USR (each an "Indemnified Party" and collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director or officer of such party (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement; provided, however, that URI shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). URI shall be entitled to control the defense of all actions giving rise to such Indemnified Liabilities with a firm of counsel selected by URI to represent all Indemnified Parties as a group with respect to each such matter or group of related matters; provided that if, under applicable standards of professional conduct as expressed in an opinion of counsel reasonably satisfactory to URI, a conflict with respect to any significant issue between positions of any Indemnified Party and any other Indemnified Party or Indemnified Parties exists in connection with such matter, URI shall not be required to retain more than one separate firm of counsel (other than necessary local counsel) to represent all of the Indemnified Parties to which such conflict relates.

  (b) Insurance. For a period of six years after the Effective Time, URI shall cause to be maintained in effect policies of directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time for the benefit of directors and officers of USR who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage; provided, however, that URI shall not be required to expend in any year an amount in excess of 150% of the annual aggregate premiums currently paid by USR for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, URI shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the board of directors of URI, for a cost not exceeding such amount.

  (c) Director and Officer Liability. URI will cause the Surviving Corporation, for a period of six years after the Effective Date to (i) maintain in effect in its certificate of incorporation and by-laws the provisions regarding the elimination of liability of directors and indemnification of and advancement of expenses to officers, directors, employees and agents currently contained in the certificate of incorporation and by-laws of USR and (ii) maintain the existing indemnification agreements covering such directors of USR, copies of which have been provided to URI before the date of this Agreement.

  (d) Successors. In the event URI or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in either such case, proper provisions shall be made so that the successors and assigns of URI shall assume the obligations set forth in this Section 5.4.

  (e) Benefit. The provisions of this Section 5.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

  Section 5.5 Public Announcements. Subject to each party's disclosure obligations imposed by applicable law and stock exchange rules, USR and URI will coordinate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby.

  Section 5.6 Affiliate Letters. Section 5.6 of the USR Disclosure Schedule identifies all persons who are, and all persons who to USR's best knowledge will be at the Closing Date, "affiliates" of USR for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling-of-interests accounting treatment under APB 16 and applicable SEC rules, and
(b) Section 5.6 of the URI Disclosure Schedule identifies all persons who are, and all persons who to URI's best knowledge will be at the Closing Date, "affiliates" of URI for purposes of qualifying the Merger for pooling-of-interests accounting treatment under APB 16 and applicable SEC rules. USR and URI will each respectively cause such lists to be updated promptly through the Closing Date. On the Signing Date, USR caused its "affiliates" to deliver to URI a written agreement substantially in the form attached as Exhibit C (each, a "USR Affiliate Agreement"), and URI caused its "affiliates" to deliver to USR a written agreement substantially in the form attached as Exhibit D (each, a "URI Affiliate Agreement").

  Section 5.7 No Solicitations. From and after the Signing Date, USR and URI shall not, and shall not authorize or permit any of their respective subsidiaries or Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined herein) from any person or entity, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, either party may (i) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer; and (ii) at any time after the 120th day following the Signing Date and prior to the time USR stockholders shall have voted to adopt this Agreement, (A) engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the party or its Representatives after the Signing Date) seeks to initiate such discussions or negotiations, and may furnish such third party information concerning the party and its business, properties and assets if, and only to the extent that, (1)(w) the third party has first made an Acquisition Proposal that the Board of Directors of such party believes in good faith (after consultation with its financial advisor) is reasonably capable of being completed, taking into account all relevant legal, financial, regulatory and other aspects of the Acquisition Proposal and the source of its financing, on the terms proposed and, believes in good faith (after consultation with its financial advisor and after taking into account the strategic benefits anticipated to be derived from the Merger and the long-term prospects of USR and URI as a combined company), would, if consummated, result in a transaction more favorable to the stockholders of USR or URI, as the case may be, from a financial point of view, than the transactions contemplated by this Agreement and believes in good faith (after consultation with its financial advisor) that the person making such Acquisition Proposal has, or is reasonably likely to have or obtain, any necessary funds or customary commitments to provide any funds necessary to consummate such Acquisition Proposal (any such more favorable Acquisition Proposal being referred in this Agreement as a "Superior Proposal") and (x) the party's Board of Directors shall conclude in good faith, after considering applicable provisions of state law, on the basis of advice of a nationally recognized firm of outside counsel, that such action may be necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law, and (2) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, such party (y) provides prompt notice to the other party to the effect that it is furnishing information to or entering into discussions or negotiations with such person or entity and (z) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not materially more favorable to such person or entity than the terms contained in the Confidentiality Agreement, and/or (B) accept a Superior Proposal from a third party, provided that the conditions set forth in clauses
(A)(1) and (A)(2) above have been satisfied and such party complies with and terminates this Agreement pursuant to Section 7.1(e) or 7.1(f), as applicable. Each party shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any persons or entities conducted heretofore by the party or its Representatives with respect to the foregoing. Each party hereto shall notify the other party orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identify of the person making it), within 24 hours of the receipt thereof, and shall keep the other party informed of the status and details of any such inquiry, offer or proposal. As used herein, "Acquisition Proposal" shall mean a proposal or offer (other than by another party hereto) for a tender or exchange offer for the securities of a party hereto, or a merger, consolidation or other business combination involving an acquisition of a party or any material subsidiary of a party or any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of a party or any material subsidiary of a party.

  Section 5.8 Post-Merger Board of Directors. URI's Board of Directors will take such action as may be necessary to cause the number of directors comprising the full Board of Directors of URI at the Effective Time to be increased by four persons, two of whom shall be as set forth on Schedule 5.8 hereto, one of whom shall be a current director of USR chosen by URI, and one of whom shall be mutually agreed upon by the Chairman of each of USR and URI; provided that if, prior to the Effective Time, any such designee shall decline or be unable to serve, USR shall, subject to the written approval of URI, designate another person to serve in such person's stead.

  Section 5.9 Post-Merger Officers; Employment Agreements. (a) The Board of Directors of URI shall take such action as is required to cause the individuals listed on Schedule 5.9(a) hereto to be appointed, effective as of the Effective Time, to the offices of URI set forth opposite their respective names on such schedule.

  (b) At the Effective Time, URI shall enter into employment agreements with each of William F. Berry and John S. McKinney in substantially the form of Exhibits E-1 and E-2 hereto, respectively.

  (c) USR shall use its best efforts to cause the persons identified in writing to USR with reference to this Section to enter into employment agreements with URI acceptable to URI.

  Section 5.10 Stock Option Plans. (a) The Board of Directors of each of USR and URI shall take all such actions as may be necessary such that, subject to the provisions of Section 16 of the Exchange Act, as of the Effective Time each option to purchase shares of USR Common Stock pursuant to the USR Stock Plan (a "USR Stock Option") which is outstanding as of the Effective Time shall be assumed by URI and converted into an option (or a new substitute option shall be granted) to purchase the number of shares of URI Common Stock (rounded up to the nearest whole share) equal to the number of shares of USR Common Stock subject to such option multiplied by the Exchange Ratio, at an exercise price per share of URI Common Stock (rounded down to the nearest penny) equal to the former exercise price per share of USR Common Stock under such option immediately prior to the Effective Time divided by the Exchange Ratio; provided, however, that in the case of any USR Stock Option to which
Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as provided above and in
Section 5.10(b) below, the substituted URI Stock Option shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the converted USR Stock Option immediately prior to the Effective Time. As soon as practicable after the Effective Time, URI shall deliver to the holders of USR Stock Options appropriate notices setting forth such holders' rights with respect thereto. URI shall reserve a sufficient number of shares of URI Common Stock for issuance upon exercise of converted USR Stock Options following the Merger.

  (b) URI shall use its best efforts to file (or cause to be filed) and have declared effective one or more registration statements on Form S-8 under the Securities Act (i) during URI's fiscal quarter ending March 31, 1999 registering such number of Option Shares (as defined below) as equals the Registration Amount (as defined below) and (ii) after URI's fiscal quarter ending March 31, 1999 and on or prior to the first anniversary of the Closing Date registering the remainder of the Option Shares. Except as set forth above, URI shall have no obligation to register under the Securities Act or any state securities laws any shares of URI Common Stock issuable upon exercise of converted USR Stock Options.

  As used in this Agreement, (A) the term "Option Shares" means shares of URI Common Stock issuable pursuant to outstanding USR Stock Options converted pursuant to Section 5.10(a); and (B) the "Registration Amount" with respect to the registration statement referred to in clause (i) of the preceding paragraph means one-third of the total number of Option Shares held by each holder of Option Shares at the time such registration statement is filed with the SEC plus any Option Shares held by an employee of USR that entered into an employment agreement with URI as of the Closing Date that died, became disabled or was terminated without "good cause" or resigned for "good reason" (as respectively defined in the Employment Agreements attached as Exhibit E hereto) during the period commencing on the Closing Date and ending prior to the date of such filing.

  Section 5.11 Employee Benefit Plans. The consummation of the Merger shall not be treated as a termination of employment for purposes of any USR Benefit Plan; provided, however, that nothing herein shall not prohibit URI and its subsidiaries from amending, terminating or otherwise modifying any USR Benefit Plan in accordance with its terms and applicable law. Each participant of any USR Benefit Plan shall receive credit for purposes of eligibility to participate and vesting under any benefit plan of URI or any of its subsidiaries that replaces a USR Benefit Plan.

  Section 5.12 Expenses. Subject to Section 7.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and mailing the Joint Proxy/Registration Statement, as well as the filing fee relating thereto, shall be shared equally by USR and URI.

  Section 5.13 Reasonable Best Efforts; Further Assurances. Subject to Section
5.7 hereof, each party will, and will cause its subsidiaries to, use reasonable best efforts to (a) satisfy the conditions to Closing hereunder and consummate the transactions contemplated hereby as promptly as reasonably practicable, and (b) execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof; provided that URI shall not be required to (or be required to agree to) dispose of or hold separate any material part of its or USR's business or operations (or a combination of URI's and USR's business or operations), or agree not to operate or compete in any geographic area or line of business, in order to satisfy the foregoing.

  Section 5.14 Cooperation with respect to Litigation. USR and URI shall cooperate in connection with, and shall each give the other a reasonable opportunity to participate in the defense of, any litigation against USR or URI, as applicable, relating to the transactions contemplated by this Agreement.

  Section 5.15 Subsidiaries. USR will take all action necessary to ensure that the subsidiaries listed on Schedule 2.2 of the USR Disclosure Schedule are wholly-owned by USR on or before the Effective Time.

                                  ARTICLE VI

                                  Conditions

  Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 7.5 by the joint action of the parties hereto:

    (a) Shareholder Approvals. The URI Shareholders' Approval and the USR Shareholders' Approval shall have been obtained and the Charter Amendment shall have been filed and become effective.

    (b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any Governmental Authority preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated hereby shall not be prohibited under any applicable federal or state law or regulation.

    (c) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

    (d) Listing of Shares. The shares of URI Common Stock issuable in connection with the Merger pursuant to Article I shall have been approved for listing on the New York Stock Exchange subject to official notice of issuance.

    (e) Statutory Approvals. The waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have been terminated or shall have expired, and all other notices, filings, consents and approvals required by law or any Governmental Authority in connection with the Merger on the part of URI or USR the failure of which to have been made or obtained would violate any applicable law or cause a URI Material Adverse Effect or a USR Material Adverse Effect shall have been made and obtained.

    (f) Pooling. Each of USR and URI shall have received a letter of its independent public accountants, dated the Closing Date, addressed to and in form and substance reasonably satisfactory to USR and URI, respectively, regarding such accountants' concurrence with the conclusions of management of URI or USR, as the case may be, as to the appropriateness of pooling of interests accounting for the Merger under APB 16 if consummated in accordance with this Agreement.

    (g) Registration Rights Agreement. URI shall have entered into a Registration Rights Agreement in substantially the form of Exhibit F hereto with the Holders (as defined therein).

  Section 6.2 Conditions to Obligations of URI and MERGER SUB to Effect the Merger. The obligations of URI and MERGER SUB to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by URI and MERGER SUB in writing pursuant to Section 7.5:

    (a) Performance of Obligations of USR. USR shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Effective Time.

    (b) Representations and Warranties. The representations and warranties of USR set forth in this Agreement shall be true and correct (i) on and as of the Signing Date and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, do not and would not be reasonably likely to result in a USR Material Adverse Effect.

    (c) Closing Certificates. URI shall have received a certificate signed by the chief executive officer and chief financial officer of USR, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

    (d) USR Material Adverse Effect. No USR Material Adverse Effect shall have occurred.

    (e) Tax Opinion. URI shall have received an opinion from Weil, Gotshal & Manges LLP ("WGM"), counsel to URI, in form and substance reasonably satisfactory to URI, dated as of the Closing Date, substantially to the effect that (i) the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code, (ii) USR, URI and MERGER SUB will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and (iii) no gain or loss will be recognized by USR, URI or MERGER SUB pursuant to the Merger. In rendering such opinion, WGM may require and rely upon representations contained in certificates of officers of USR, URI and MERGER SUB and others.

    (f) Affiliate Agreements. URI shall have received the USR Affiliate Agreements contemplated by Section 5.6 duly executed by each "affiliate" of USR.

    (g) Consents. URI shall have received the consents or waivers with respect to the Merger and the transactions contemplated by this Agreement set forth on Schedule 6.2(g) hereto.

    (h) Employment Agreements. Each of William F. Berry and John S. McKinney shall have executed the employment agreements with URI described in Section 5.9(b).

  Section 6.3 Conditions to Obligation of USR to Effect the Merger. The obligation of USR to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by USR in writing pursuant to Section 7.5:

    (a) Performance of Obligations of URI. URI and MERGER SUB shall have performed in all material respects their agreements and covenants contained in or contemplated by this Agreement which are required to be performed by them at or prior to the Effective Time.

    (b) Representations and Warranties. The representations and warranties of URI and MERGER SUB set forth in this Agreement shall be true and correct
  (i) on and as of the Signing Date and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, do not and would not be reasonably likely to result in a URI Material Adverse Effect.

    (c) Closing Certificates. USR shall have received a certificate signed by the chief executive officer and chief financial officer of URI, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

    (d) URI Material Adverse Effect. No URI Material Adverse Effect shall have occurred.

    (e) Tax Opinion. USR shall have received an opinion from O'Melveny & Myers LLP, counsel to USR, in form and substance reasonably satisfactory to USR, dated as of the Closing Date, substantially to the effect that (i) the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code, (ii) USR, URI and MERGER SUB will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and (iii) no gain or loss will be recognized by stockholders of USR as a result of the Merger (except to the extent that cash is received in lieu of fractional share interests). In rendering such opinion, such counsel may require and rely upon representations contained in certificates of officers of USR, URI and MERGER SUB and others.

    (f) Affiliate Agreements. USR shall have received the URI Affiliate Agreements contemplated by Section 5.6 duly executed by each "affiliate" of URI.

    (g) Employment Agreements. URI shall have (i) executed the employment agreements with each of William F. Berry and John S. McKinney described in
  Section 5.9(b) and (ii) offered each employee of USR that is a holder of outstanding USR Stock Options the opportunity to enter into an at-will employment agreement with URI on terms comparable to those offered to similarly situated employees of URI.

                                  ARTICLE VII

                       Termination, Amendment and Waiver

  Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the USR Shareholders' Approval and/or the URI Shareholders' Approval:

    (a) by mutual written consent of the respective boards of directors of USR, URI and MERGER SUB;

    (b) by either URI or USR (i) if there has been any breach of any representations, warranties, covenants or agreements on the part of the other set forth in this Agreement, which breaches individually or in the aggregate would result in a URI Material Adverse Effect or a USR Material Adverse Effect, as the case may be, and which breaches have not been cured or are incapable of being cured within 20 days following receipt by the breaching party of notice of such breach or adequate assurance of such cure shall not have been given by or on behalf of the breaching party within such 20-day period, (ii) if the Board of Directors of the other or any committee of the Board of Directors of the other (A) shall approve, recommend or accept any Superior Proposal with respect to such party, or
  (B) shall resolve to take any of the actions specified in clause (A), or
  (iii) if any state or federal law, order, rule or regulation is adopted or issued which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by any party hereto if any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

    (c) by any party hereto, by written notice to the other parties, if the Effective Time shall not have occurred, for any reason, on or before December 31, 1998 (the "Walk-Away Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; provided, further, that such party's right to terminate the Agreement under this Section 7.1(c) shall be restored if such failure has been cured, and the Walk-Away Date shall be deemed to be extended by the number of days elapsed between such failure and its cure;

    (d) by any party hereto, by written notice to the other parties, if at a duly held meeting of URI shareholders convened for purposes of obtaining the same, the URI Shareholders' Approval shall not have been obtained, including any adjournments thereof, or if at a duly held meeting of USR shareholders convened for purposes of obtaining the same, the USR Shareholders' Approval shall not have been obtained, including any adjournments thereof;

    (e) by USR, at any time after 120 days after the Signing Date and prior to obtaining the USR Shareholder's Approval, and on 72 hours prior notice to URI (the "USR Notice") (i) if USR's Board of Directors withdraws or modifies, or resolves to withdraw or modify, in any manner material to URI, its approval or recommendation of this Agreement or the Merger pursuant to and in accordance with Section 5.2(d) hereof or (ii) pursuant to Section 5.7(ii)(B) but only if during the 72 hour period after the USR Notice, (A) USR shall have negotiated with, and shall have caused its respective financial and legal advisors to negotiate with, URI to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement as would enable USR to proceed with the transactions contemplated herein and (B) the Board of Directors of USR shall have concluded, after considering the results of such negotiations, that any Superior Proposal giving rise to such USR Notice continues to be a Superior Proposal as defined in Section 5.7. USR may not effect such termination unless contemporaneously therewith USR pays to URI in immediately available funds the fees required to be paid pursuant to Section 7.3(b).

    (f) by URI, at any time after 120 days after the Signing Date and prior to obtaining the URI Shareholder's Approval and on 72 hours prior notice to URI (the "URI Notice") (i) if URI's Board of Directors withdraws or modifies, or resolves to withdraw or modify, in any manner material to USR, its approval or recommendation of this Agreement or the Merger pursuant to and in accordance with Section 5.2(d) hereof of (ii) pursuant to Section 5.7(ii)(B) but only if during the 72 hour period after the URI Notice, (A) URI shall have negotiated with, and shall have caused its respective financial and legal advisors to, negotiate with USR to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement as would enable URI to proceed with the transactions contemplated herein and (B) but only if the Board of Directors of URI shall have concluded, after considering the results of such negotiations, that any Superior Proposal giving rise to such URI Notice continues to be a Superior Proposal as defined in Section 5.7. URI may not effect such termination unless contemporaneously therewith URI pays to USR in immediately available funds the fees required to be paid pursuant to Section 7.3(b).

  Section 7.2 Effect of Termination. Except as provided in Section 7.3, in the event of termination of this Agreement by either USR or URI pursuant to
Section 7.1 there shall be no liability on the part of either USR or URI or their respective officers or directors hereunder, except that Section 5.12 and
Section 7.3, the agreement contained in the last sentence of Section 5.1, and
Article VIII shall survive any such termination.

  Section 7.3 Termination Fees; Expenses. (a) Termination Fee upon Breach. If this Agreement is terminated pursuant to Section 7.1(b)(i), then the breaching party shall promptly (but not later than five business days after receipt of notice from the non-breaching party) pay to the non-breaching party a fee of $15 million in cash, minus any such amounts as may have been previously paid by such breaching party pursuant to this Section 7.3; provided, however, that, if this Agreement is terminated by a party as a result of a willful breach by the other party, the breaching party shall pay to the non-breaching party a fee of $30 million in cash, minus any amounts as may have been previously paid by such breaching party pursuant to this Section 7.3. The fees and expenses set forth in this Section 7.3 shall not be the exclusive remedy available against any party that breaches this Agreement.

  (b) Termination Fee Upon Certain Events. If this Agreement is terminated (A) by USR pursuant to Section 7.1(e), (B) by URI pursuant to Section 7.1(f), (C) in the circumstances described in Section 7.1(b)(ii), or (D) by a party as a result of the other party's breach of Section 5.2(d), then the party whose action gave rise to the right to terminate shall pay to the other party a fee of $30 million in cash minus any amounts as may have been previously paid by such party pursuant to this Section 7.3.

  (c) Additional Termination Fees. If this Agreement is terminated:

    (i) following a failure of the shareholders of a party to grant the necessary approval described in Section 2.14 or 3.14, as the case may be; and

    (ii) prior to the meeting of the shareholders of the party whose shareholders failed to grant the necessary approval, there shall have been an Acquisition Proposal involving such party or any of its Affiliates (whether or not such Acquisition Proposal shall have been rejected or shall have been withdrawn prior to the time of such termination or of the shareholders' meeting); and

    (iii) within 12 months of any such termination described in clause (i) above, the party or its Affiliate which is the subject of the Acquisition Proposal (the "Target Party") becomes a subsidiary of the offeror of such Acquisition Proposal or an Affiliate thereof or accepts a written offer to consummate or consummates an Acquisition Proposal with such offeror or Affiliate thereof, then such Target Party (jointly and severally with its Affiliates), upon the signing of a definitive agreement relating to such an Acquisition Proposal, or, if no such agreement is signed then at the closing (and as a condition to the closing) of such Target Party becoming such a subsidiary or of such Acquisition Proposal, shall pay to the other party a fee of $30 million in cash minus any amounts as may have been previously paid by the Target Party pursuant to this Section 7.3.

  (d) Expenses. The parties agree that the agreements contained in this
Section 7.3 are an integral part of the transactions contemplated by this Agreement. No termination by a party of this Agreement under Article VII hereof shall be effective unless and until all fees required to be paid by such party pursuant to Section 7.3 hereof shall have been received in immediately available funds by the other party. Notwithstanding anything to the contrary contained in this Section 7.3, if one party fails to promptly pay to the other any fee due under Sections 7.3(a), (b) or (c), in addition to any amounts paid or payable pursuant to such sections, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

  Section 7.4 Amendment. This Agreement may be amended by the Boards of Directors of the parties hereto, at any time before or after the USR Shareholders' Approval and/or the URI Shareholders' Approval and prior to the Effective Time, but after such shareholder approvals no such amendment which by law requires further approval by such shareholders shall be made without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 7.5 Waiver. At any time prior to the Effective Time, a party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to Section 7.4 hereof, waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights hereunder or otherwise shall not constitute a waiver of such rights.

                                 ARTICLE VIII

                              General Provisions

  Section 8.1 Non-Survival of Representations and Warranties. No representations or warranties in this Agreement shall survive the Effective Time, except as otherwise provided in this Agreement. This Section 8.1 shall not limit any covenant or agreement of the parties set forth herein which by its terms contemplates performance or compliance after the Effective Time.

  Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by reputable overnight courier service, or (c) when telecopied (with answerback/confirmation of successful transmission received and which notice is confirmed by copy sent within one business day by a reputable overnight courier service) to the parties at the following addresses (or at such other address as shall be specified by like notice):

  (i) If to URI or MERGER SUB, to:

    United Rentals, Inc.
    Four Greenwich Office Park
    Greenwich, Connecticut 06830
    Attn: Chief Executive Officer
    Telecopy: (203) 622-6080
    Telephone: (203) 622-3131

  with copies (which shall not constitute notice) to:

    Oscar D. Folger, Esq.
    521 Fifth Avenue, 24th Floor
    New York, New York 10175
    Telecopy: (212) 697-7833
    Telephone: (212) 697-6464

            and

    Weil, Gotshal & Manges LLP
    767 Fifth Avenue
    New York, New York 10153
    Attn: Stephen E. Jacobs, Esq.
           Stephen M. Besen, Esq.
    Telecopy: (212) 310-8007
    Telephone: (212) 310-8000

  and, (ii) if to USR, to:

    U.S. Rentals, Inc.
    1581 Cummins Drive
    Modesto, California 95358
    Attn: Chief Executive Officer
    Telecopy: (209) 544-6756
    Telephone: (209) 544-9000

  with a copy (which shall not constitute notice) to:

    O'Melveny & Myers LLP
    1999 Avenue of the Stars
    Los Angeles, California 90067
    Attn: Kent V. Graham, Esq.
    Telecopy: (310) 246-6779
    Telephone: (310) 246-6820

  Section 8.3 Entire Agreement. This Agreement (including the Exhibits hereto and the other documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements (including the June Agreement) and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

  Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law rules or principles.

  Section 8.5 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, the term "person" includes any individual, corporation, limited liability company, partnership, trust, unincorporated association, Governmental Authority or other entity. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

  Section 8.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  Section 8.7 Binding Nature; Assignment. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as set forth in Sections 1.8, 1.9, 5.4 and 5.10, nothing in this Agreement, express or implied, is intended to confer upon any other person (including any employees of USR) any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement (and the respective rights and obligations of the parties hereunder) shall not be assigned (by operation of law or otherwise) without the express prior written consent of all parties hereto and any purported assignment without such consent shall be null and void.

  Section 8.8 WAIVER OF JURY TRIAL AND CERTAIN DAMAGES. EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND (B) WITHOUT LIMITATION OF SECTIONS 5.7 AND 7.3 HEREOF, ANY RIGHT IT MAY HAVE TO RECEIVE DAMAGES FROM ANY OTHER PARTY BASED ON ANY THEORY OF LIABILITY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR PUNITIVE DAMAGES.

  Section 8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  Section 8.10 Submission to Jurisdiction; Waivers. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined in any federal court located in the State of Delaware or the Chancery or other courts of the State of Delaware, and each of the parties hereto irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 8.10, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court. Each of the parties hereto further covenants and agrees that each such party shall maintain a duly appointed agent for service of summonses and other legal processes in the State of Delaware (a "Service Agent"), unless such party is organized under the laws of the State of Delaware or qualified to do business in the State of Delaware, and will notify the other parties hereto of the name and address of such Service Agent.

                           [signature page follows]

  IN WITNESS WHEREOF, USR, URI and MERGER SUB have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          U.S. RENTALS, INC.

                                          By:     /s/ John S. McKinney
                                             ----------------------------------
                                             Name: John S. McKinney
                                             Title: Chief Financial Officer

                                          UNITED RENTALS, INC.

                                          By:     /s/ Michael J. Nolan
                                             ----------------------------------
                                             Name: Michael J. Nolan
                                             Title: Chief Financial Officer

                                          UR ACQUISITION CORPORATION

                                          By:     /s/ Michael J. Nolan
                                             ----------------------------------
                                             Name: Michael J. Nolan
                                             Title: Vice President

                                                                      EXHIBIT B

                               VOTING AGREEMENT

  VOTING AGREEMENT, dated June 15, 1998 (this "Agreement"), by and among United Rentals, Inc, a Delaware corporation ("URI"), AYR Inc., a California corporation ("AYR"), and Richard D. Colburn, an individual who is the sole shareholder of AYR (the "Shareholder").

                             W I T N E S S E T H:

  WHEREAS, concurrently herewith, URI, a subsidiary of URI, and U.S. Rentals, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement) pursuant to which MERGER SUB will be merged with and into the Company, with the Company as the surviving corporation and wholly-owned subsidiary of URI (the "Merger");

  WHEREAS, AYR owns, beneficially and of record, 20,603,105 shares (the "Shares") of USR Common Stock and Shareholder owns, beneficially and of record, all of the outstanding capital stock of AYR; and

  WHEREAS, as an inducement and a condition to entering into the Merger Agreement, URI has required that each of Shareholder and AYR agree, and Shareholder and AYR have agreed, to enter into this Agreement; and further Shareholder has agreed to enter into this Agreement strictly in his capacity as a beneficial owner, through AYR, of the Shares and not in his capacity as a director of the Company.

  NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

  1. Provisions Concerning the Shares. (a) Each of AYR and Shareholder hereby agree that during the period commencing on the date hereof and continuing until this provision terminates pursuant to Section 5 hereof, at any meeting of the holders of shares of USR Common Stock, however called, or in connection with any written consent of the holders of shares of USR Common Stock, each of AYR and Shareholder shall vote, (or cause to be voted) the Shares held of record or Beneficially Owned (as defined below) by Shareholder, whether heretofore owned or hereafter acquired, in favor of the Merger and the adoption of the Merger Agreement and any actions required in furtherance thereof and hereof.

  (b) Neither AYR nor Shareholder shall enter into any agreement or understanding with any Person (as defined below) the effect of which would be inconsistent or violative of the provisions of this Agreement.

  (c) For purposes of this Agreement:

    "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing; without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act; and

    "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

  (d) In the event of a stock dividend or distribution, or any change in the USR Common Stock by reason of any stock dividend, stock split, recapitalization, reclassification, combination, exchange of shares, merger or the like, the term "Shares" as used in this Agreement shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares or other securities into which or for which any or all of the Shares may be converted, changed or exchanged.

  2. Representations and Warranties. Each of Shareholder and AYR hereby represents and warrants to URI as follows:

    (a) Ownership of Shares. Shareholder is the record and Beneficial Owner of all of the shares of AYR and AYR is the record and beneficial owner of all of the Shares. On the date hereof, the Shares constitute all of the shares of USR Common Stock owned of record or Beneficially Owned by AYR or Shareholder. Shareholder and AYR have shared voting power and shared power to issue instructions with respect to the matters set forth in Section 1 hereof, shared power of disposition and shared power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights (subject to applicable securities laws).

    (b) Power; Binding Agreement. Shareholder has the legal capacity, power and authority, and AYR has the corporate power and authority, to enter into and perform all of their respective obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by each of Shareholder and AYR and constitutes a valid and binding agreement of each of Shareholder and AYR, enforceable against each of Shareholder and AYR in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which AYR or Shareholder is settlor or trustee whose consent is required for the execution and delivery of this Agreement or the consummation by AYR or Shareholder of the transactions contemplated hereby.

    (c) Organization. AYR (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of California and
  (ii) has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.

    (d) No Conflicts. (i) Except for filings under the HSR Act, the Securities Act and Exchange Act, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any declaration of trust, note, bond, mortgage, indenture, security or pledge agreement, voting agreement, shareholders' agreement or voting trust, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Shareholder is a party or by which Shareholder or any of Shareholder's properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Shareholder or any of Shareholder's properties or assets.

    (e) Reliance by URI. Shareholder and AYR understand and acknowledge that URI is entering into the Merger Agreement in reliance upon execution and delivery of this Agreement by Shareholder and AYR.

    (f) Sophistication. Shareholder acknowledges that Shareholder is an informed and sophisticated investor and, together with Shareholder's advisors, has undertaken such investigation as they have deemed necessary, including the review of the Merger Agreement and this Agreement, to enable Shareholder to make an informed and intelligent decision with respect to the Merger Agreement and this Agreement and the transactions contemplated thereby and hereby.

    (g) No Broker. Except for fees payable by the Company and disclosed pursuant to Section 2.16 of the Merger Agreement, no broker, investment banker, financial adviser or other Person is entitled to any commission, broker's fee, finder's fee, adviser's fee or similar fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Shareholder or AYR.

  3. No Solicitation. (a) From and after the date hereof and continuing until this provision terminates pursuant to Section 5 hereof, neither AYR nor Shareholder shall directly or indirectly, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal with respect to the Company or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain such an Acquisition Proposal or agree to or endorse any such Acquisition Proposal, and Shareholder shall promptly notify URI orally (in all events within 24 hours) and in writing (as promptly thereafter as practicable) of the material terms and status of all inquiries and proposals which Shareholder or any agent of Shareholder may receive after the date hereof relating to any of such matters and, if such inquiry or proposal is in writing, Shareholder shall deliver to URI a copy of such inquiry or proposal promptly; provided, however, that, notwithstanding any other provision of this Agreement, Shareholder, as a member of the board of directors of the Company, may take any action in his capacity as a director that the board of directors of the Company would be permitted to take in accordance with Sections 5.7 and
7.1 of the Merger Agreement. Shareholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations, with any parties conducted heretofore with respect to any of the foregoing.

  (b) URI acknowledges that this Agreement is entered into by the Shareholder in his capacity as a beneficial owner, through AYR, of the Shares, and that nothing in this Agreement shall in any way restrict or limit the Shareholder from taking any action in his capacity as a director or officer of USR or otherwise fulfilling his fiduciary obligations as a director or officer of USR, notwithstanding that any such action would be inconsistent with or violative of his obligations under this Agreement if taken in his capacity as a beneficial owner, through AYR, of the Shares.

  4. Restriction on Transfer; Proxies; Non-Interference; Stop Transfers; etc.

  (a) Neither AYR nor Shareholder shall directly or indirectly, during the period commencing on the date hereof and continuing until this provision terminates pursuant to Section 5 hereof: (i) except as contemplated by the Merger Agreement or for transfers to charitable foundations before June 30, 1998, provided the transferee of the transferred shares takes such shares subject to the provisions of this Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or grant or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or any interest therein (including any interest in AYR); (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any of AYR's or Shareholder's representations or warranties contained herein untrue or incorrect or have the effect of preventing or disabling AYR or Shareholder from performing their respective obligations under this Agreement; provided that the foregoing shall not prevent AYR or Shareholder from pledging any of the Shares to a bank or other financial institution or to prevent such bank or financial institution from selling the Shares on foreclosure so long as AYR or Shareholder retain the right to vote such Shares if the pledge has not been foreclosed upon.

  (b) AYR agrees with, and covenants to, URI that AYR shall not, during the period set forth in Section 4(a), request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing the Shares, unless such transfer is made in compliance with this Agreement. AYR shall promptly after the date hereof surrender to the Company all certificates representing the Shares for purpose of placing the following legend on such certificates:

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND VOTING AND PURSUANT TO AN AGREEMENT BETWEEN THE HOLDER OF THIS CERTIFICATE AND URI, A COPY OF WHICH MAY BE OBTAINED FROM THE HOLDER HEREOF OR THE ISSUER OF THIS SECURITY.

  The foregoing legend shall be removed from all certificates representing the shares upon termination of the period set forth in Section 4(a).

  5. Termination. Except as otherwise provided herein, the covenants and agreements contained in Sections 1, 3 and 4 hereof shall terminate (i) in the event the Merger Agreement is terminated in accordance with the terms thereof, upon such termination, and (ii) in the event the Merger is consummated, upon the Effective Time. Notwithstanding anything to the contrary herein, (A) the provisions of Section 7 hereof shall survive any termination of this Agreement, and (B) no termination of this Agreement shall relieve any party of liability for a breach hereof prior to termination.

  6. Further Assurances. From time to time, at the other party's request and without further consideration, AYR, Shareholder and URI shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

  7. Miscellaneous.

  (a) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

  (b) Certain Events. Each of AYR and Shareholder agree that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, Shareholder's heirs, executors, guardians, administrators, trustees or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

  (c) Assignment. This Agreement shall not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other party, and any purported assignment without such consent shall be null and void; provided, however, that URI may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of URI without the consent of AYR or Shareholder.

  (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except upon the execution and delivery of a written agreement executed by each of the parties hereto.

  (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses: (i) if to URI, to its address set forth in the Merger Agreement; and (ii) if to AYR or Shareholder, to: 1581 Cummins Dr.--Ste. 155, Modesta, CA 95358, with a copy to: Stephen E. Newton, Heller Ehrman White & McAuliffe, 601 South Figueroa Street, Los Angeles, California 90017; or, in each case, to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

  (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

  (g) Specific Performance. All of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

  (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

  (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

  (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

  (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

  (l) Jurisdiction; Waiver of Jury Trial. All of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns shall be brought and determined in any federal court located in the State of Delaware or the Chancery or other courts of the State of Delaware, and each of the parties hereto irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court.

  (m) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  (n) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

  (o) No Present Intent to Liquidate or Merge. URI has no current plan or intention to liquidate USR; to merge USR with or into another corporation; to sell, distribute or otherwise dispose of USR Common Stock acquired in the Merger except for transfers or successive transfers of USR Common Stock to one or more corporations controlled (within the meaning of Section 368(c) of the Code) in each case by the transferor corporation; or to cause USR to sell or otherwise dispose of any of its assets or any of the assets acquired from MERGER SUB, except for dispositions made in the ordinary course of business or transfers or successive transfers of assets to one or more corporations controlled (within the meaning of Section 368(c) of the Code) in each case by the transferor corporation.

                           [signature page follows]

  IN WITNESS WHEREOF, URI, Shareholder and AYR have executed and delivered this Agreement as of the day and year first above written.

                                          UNITED RENTALS, INC.

                                          By:     /s/ Bradley S. Jacobs
                                             ----------------------------------
                                             Name: Bradley S. Jacobs
                                             Title: Chief Executive Officer

                                                 /s/ Richard D. Colburn
                                             ----------------------------------
                                             Richard D. Colburn

                                          AYR INC.

                                          By:    /s/ Richard D. Colburn
                                             ----------------------------------
                                             Name: Richard D. Colburn
                                             Title: President

                                                                      EXHIBIT C

                               VOTING AGREEMENT

  VOTING AGREEMENT, dated June 15, 1998 (this "Agreement"), by and among U.S. Rentals, Inc., a Delaware corporation ("USR"), Bradley Jacobs, LLC, a Virginia limited liability company, ("BJ LLC") and Bradley Jacobs (1997) LLC, a Virginia limited liability company, ("BJ (1997) LLC" and together with BJ LLC, the "LLC's"), and Bradley S. Jacobs, an individual who owns all of the outstanding limited liability company interests of the LLC's (the
"Shareholder").

                             W I T N E S S E T H:

  WHEREAS, concurrently herewith, United Rentals, Inc., a Delaware corporation (the "Company"), a subsidiary of the Company, and USR are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement) pursuant to which MERGER SUB will be merged with and into USR, with USR as the surviving corporation and wholly-owned subsidiary of the Company (the "Merger");

  WHEREAS, BJ LLC owns, beneficially and of record, 4,938,200 shares of URI Common Stock, BJ (1997) LLC owns, beneficially and of record, 1,625,000 Shares of URI Common Stock (together, the "LLC Shares") and Shareholder owns (i) beneficially and of record, 8,436,900 shares of URI Common Stock (the "Shareholder Shares" and, together with the LLC Shares, the "Shares") and (ii) beneficially and of record, all of the outstanding limited liability company interests of the LLC's; and

  WHEREAS, as an inducement and a condition to entering into the Merger Agreement, USR has required that each of Shareholder and the LLC's agree, and Shareholder and the LLC's have agreed, to enter into this Agreement; and further Shareholder has agreed to enter into this Agreement strictly in his capacity as a beneficial owner of the Shares and not in his capacity as a director of the Company.

  NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

  1. Provisions Concerning the Shares. (a) Each of the LLC's and Shareholder hereby agree that during the period commencing on the date hereof and continuing until this provision terminates pursuant to Section 5 hereof, at any meeting of the holders of shares of URI Common Stock, however called, or in connection with any written consent of the holders of shares of URI Common Stock, each of the LLC's and Shareholder shall vote, (or cause to be voted) the Shares held of record or Beneficially Owned (as defined below) by the LLC's and Shareholder, whether heretofore owned or hereafter acquired, in favor of the Charter Amendment and the Share Issuance and any actions required in furtherance thereof and hereof.

  (b) Neither the LLC's nor Shareholder shall enter into any agreement or understanding with any Person (as defined below) the effect of which would be inconsistent or violative of the provisions of this Agreement.

  (c) For purposes of this Agreement:

    "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing; without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section

  13(d)(3) of the Exchange Act "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

    "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

  (d) In the event of a stock dividend or distribution, or any change in the URI Common Stock by reason of any stock dividend, stock split, recapitalization, reclassification, combination, exchange of shares, merger or the like, the term "Shares" as used in this Agreement shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares or other securities into which or for which any or all of the Shares may be converted, changed or exchanged.

  2. Representations and Warranties. Each of Shareholder and the LLC's hereby agrees, represents and warrants to USR as follows:

    (a) Ownership of Shares. Shareholder is the record and Beneficial Owner of all of the limited liability company interests of the LLC's and the LLC's and the Shareholder are jointly the record and beneficial owners of all of the Shares. On the date hereof, the Shares constitute all of the shares of URI Common Stock owned of record or Beneficially Owned by the LLC's and Shareholder. Shareholder and the LLC's have shared voting power and shared power to issue instructions with respect to the matters set forth in Section 1 hereof, shared power of disposition and shared power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights (subject to applicable securities laws).

    (b) Power; Binding Agreement. Shareholder has the legal capacity, power and authority, and the LLC's have the power and authority as limited liability companies, to enter into and perform all of their respective obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by each of Shareholder and the LLC's and constitutes a valid and binding agreement of each of Shareholder and the LLC's, enforceable against each of Shareholder and the LLC's in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the LLC's or Shareholder is settlor or trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the LLC's or Shareholder of the transactions contemplated hereby.

    (c) Organization. The LLC's (i) are limited liability companies duly formed, validly existing and in good standing as limited liability companies under the laws of the State of Virginia and (ii) have all requisite power and authority to own their properties and assets and to carry on their business as it is now being conducted.

    (d) No Conflicts. (i) Except for filings under the HSR Act, the Securities Act and Exchange Act, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any declaration of trust, note, bond, mortgage, indenture, security or pledge agreement, voting agreement, shareholders' agreement or voting trust, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Shareholder is a party or by which Shareholder or any of Shareholder's properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Shareholder or any of Shareholder's properties or assets.

    (e) Reliance by USR. Shareholder and the LLC's understand and acknowledge that USR is entering into the Merger Agreement in reliance upon execution and delivery of this Agreement by Shareholder and the LLC's.

    (f) Sophistication. Shareholder acknowledges that Shareholder is an informed and sophisticated investor and, together with Shareholder's advisors, has undertaken such investigation as they have deemed necessary, including the review of the Merger Agreement and this Agreement, to enable Shareholder to make an informed and intelligent decision with respect to the Merger Agreement and this Agreement and the transactions contemplated thereby and hereby.

    (g) No Broker. Except for fees payable by the Company and disclosed pursuant to Section 3.16 of the Merger Agreement, no broker, investment banker, financial adviser or other Person is entitled to any commission, broker's fee, finder's fee, adviser's fee or similar fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Shareholder or the LLC's.

  3. No Solicitation. (a) From and after the date hereof and continuing until this provision terminates pursuant to Section 5 hereof, neither the LLC's nor Shareholder shall directly or indirectly, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal with respect to the Company or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain such an Acquisition Proposal or agree to or endorse any such Acquisition Proposal, and Shareholder shall promptly notify USR orally (in all events within 24 hours) and in writing (as promptly thereafter as practicable) of the material terms and status of all inquiries and proposals which Shareholder or any agent of Shareholder may receive after the date hereof relating to any of such matters and, if such inquiry or proposal is in writing, Shareholder shall deliver to USR a copy of such inquiry or proposal promptly; Shareholder, as a member of the board of directors of the Company, may take any action in his capacity as a director that the board of directors of the Company would be permitted to take in accordance with Sections 5.7 and
7.1 of the Merger Agreement. Shareholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations, with any parties conducted heretofore with respect to any of the foregoing.

  (b) USR acknowledges that this Agreement is entered into by the Shareholder in his capacity as a beneficial owner of the Shares, and that nothing in this Agreement shall in any way restrict or limit the Shareholder from taking any action in his capacity as a director or officer of the Company or otherwise fulfilling his fiduciary obligations as a director or officer of the Company, notwithstanding that any such action would be inconsistent with or violative of his obligations under this Agreement if taken in his capacity as a beneficial owner of the Shares.

  4. Restriction on Transfer; Proxies; Non-Interference; Stop Transfers; etc.

  (a) Neither the LLC's nor Shareholder shall directly or indirectly, during the period commencing on the date hereof and continuing until this provision terminates pursuant to Section 5 hereof: (i) except as contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or grant or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or any interest therein (including any interest in the LLC's); (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any of the LLC's or Shareholder's representations or warranties contained herein untrue or incorrect or have the effect of preventing or disabling the LLC's or Shareholder from performing their respective obligations under this Agreement; provided that the foregoing shall not prevent the LLC's or Share holder from pledging any of the Shares to a bank or other financial institution or to prevent such bank or other financial institution from selling the Shares on foreclosure so long as the LLC's and Shareholder retain the right to vote such Shares if the pledge has not been foreclosed upon.

  (b) Shareholder and the LLC's agree with, and covenant to, USR that neither Shareholder nor the LLC's shall, during the period set forth in Section 4(a), request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing the Shares, unless such transfer is made in compliance with this Agreement. Shareholder and the LLC's shall promptly after the date hereof surrender to the Company all certificates representing the Shares for purpose of placing the following legend on such certificates:

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND VOTING AND PURSUANT TO AN AGREEMENT BETWEEN THE HOLDER OF THIS CERTIFICATE AND USR, A COPY OF WHICH MAY BE OBTAINED FROM THE HOLDER HEREOF OR THE ISSUER OF THIS SECURITY.

  The foregoing legend shall be removed from all certificates representing the shares upon termination of the period set forth in Section 4(a).

  5. Termination. Except as otherwise provided herein, the covenants and agreements contained in Sections 1, 3 and 4 hereof shall terminate (i) in the event the Merger Agreement is terminated in accordance with the terms thereof, upon such termination, and (ii) in the event the Merger is consummated, upon the Effective Time. Notwithstanding anything to the contrary herein, (A) the provisions of Section 7 hereof shall survive any termination of this Agreement, and (B) no termination of this Agreement shall relieve any party of liability for a breach hereof prior to termination.

  6. Further Assurances. From time to time, at the other party's request and without further consideration, the LLC's, Shareholder and USR shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

  7. Miscellaneous.

  (a) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

  (b) Certain Events. Each of the LLC's and Shareholder agree that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, Shareholder's heirs, executors, guardians, administrators, trustees or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

  (c) Assignment. This Agreement shall not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other party, and any purported assignment without such consent shall be null and void.

  (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except upon the execution and delivery of a written agreement executed by each of the parties hereto.

  (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses: (i) if to USR, to its address set forth in the Merger Agreement; and (ii) if to the LLC's or Shareholder, to: 4 Greenwich Office Park, Greenwich, CT 06830, with a copy to: Oscar D. Folger, Esq., 521 Fifth Avenue, New York, N.Y. 10175; or, in each case, to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

  (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

  (g) Specific Performance. All of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

  (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

  (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

  (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

  (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

  (l) Jurisdiction; Waiver of Jury Trial. All of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns shall be brought and determined in any federal court located in the State of Delaware or the Chancery or other courts of the State of Delaware, and each of the parties hereto irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court.

  (m) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  (n) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

                           [signature page follows]

  IN WITNESS WHEREOF, USR, Shareholder and the LLC's have executed and delivered this Agreement as of the day and year first above written.

                                          U.S. RENTALS, INC.

                                          By:       /s/ William F. Berry
                                             ----------------------------------
                                             Name: William F. Berry
                                             Title: Chief Executive Officer

                                                   /s/ Bradley S. Jacobs
                                             ----------------------------------
                                             Bradley S. Jacobs

                                          BRADLEY JACOBS LLC

                                          By:      /s/ Bradley S. Jacobs
                                             ----------------------------------
                                             Name: Bradley S. Jacobs
                                             Title: Member

                                          BRADLEY JACOBS (1997) LLC

                                          By:      /s/ Bradley S. Jacobs
                                             ----------------------------------
                                             Name: Bradley S. Jacobs
                                             Title: Member

                                                                      EXHIBIT D

                             EMPLOYMENT AGREEMENT

  This AGREEMENT between United Rentals, Inc., a Delaware corporation ("URI"), and William F. Berry ("Employee"), is hereby entered into as of [CLOSING DATE OF THE MERGER].

                                   RECITALS:

  URI and its affiliates (collectively, the "Company") are engaged in the business of acquiring and operating companies which rent, operate, maintain, distribute, sell or otherwise deal in or with equipment or similar assets, and may in the future engage in other businesses which the Company deems to be related to the foregoing. All such businesses are collectively referred to herein as the "Business."

  Employee was heretofore the President and Chief Executive Officer of U.S. Rentals, Inc. ("USR"). Pursuant to an Agreement and Plan of Merger dated June 15, 1998, as amended and restated on August 31, 1998 (the "Merger Agreement"),
(i) URI acquired USR and (ii) URI is offering Employee employment with the Company on the terms set forth in this Agreement. This Agreement replaces and supersedes in all respects Employee's existing employment agreement with USR.

  Pursuant to this Agreement, Employee will be employed by the Company in a confidential relationship wherein Employee, in the course of his employment with the Company, will become familiar with and aware of information as to the specific manner of doing business and the potential acquisition candidates and customers of the Company and its affiliates and future plans with respect thereto, all of which will be established and maintained at great expense to the Company; this information is a trade secret and constitutes the valuable goodwill of the Company. Employee recognizes that the Company's business is dependent upon a number of trade secrets, including the identity of customers and potential acquisition candidates, the analysis of such candidates and financial data of the Company. The protection of these trade secrets is of critical importance to the Company. The Company will sustain great loss and damage if, for whatever reason, Employee should violate the provisions of this Agreement. Further, monetary damages for such losses would be extremely difficult to measure.

  NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

  1. Employment and Duties. (a) Upon commencement of the term of this Agreement, the Company shall employ Employee as the President of URI on the terms and conditions herein set forth. Employee shall perform such duties, have such authority, and report to such persons (including, without limitation, the Vice Chairman and Chief Operating Officer of URI), as shall from time to time be designated by the Board of Directors of URI (the "Board"). Employee shall accept this employment upon the terms and conditions herein contained and agrees to devote his full time, attention and efforts to promote and further the business and services of the Company. Employee shall faithfully adhere to, execute and fulfill all policies established by the Company.

  (b) Employee shall perform such duties, assume such responsibilities and devote such time, attention and energy to the business of the Company as the Board shall from time to time require and shall not, during the term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage without the prior written consent of the Board. However, the foregoing limitations shall not be construed as prohibiting Employee from making personal investments in such form or manner as will neither require his services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Section 5.

  (c) Employee will initially be based in the Company's offices in Modesto, California, but shall relocate to the Connecticut area at a mutually agreeable time.

  2. Compensation and Other Benefits. For all services rendered by Employee to the Company, the Company shall compensate the Employee as follows:

    (a) Base Salary and Bonus. The initial base salary payable to Employee during the term of this Agreement shall be $225,000 per year, payable in accordance with URI's standard payroll practices. Minimum annual increases in the base salary payable to Employee shall be determined by adding to Employee's then current base salary the sum, if any, determined by multiplying Employee's then current base salary by the percentage that the Consumer Price Index for "Urban Wage Earners & Clerical Workers", as prepared by the Bureau of Labor Statistics of the Department of Labor of the United States for the city in which Employee's residence is located, for the most recently ended calendar year has increased over the index from the previous calendar year; provided that Employee's base salary shall not be increased on account of the foregoing cost of living adjustments to an amount in excess of $270,000 per annum. In addition, the Board may from time to time award bonuses to Employee based on such criteria as the Board may establish in its discretion. The payment of salary and bonuses shall be subject to all federal, state and withholding taxes, social security deductions and other general obligations.

    (b) Vacation. Employee shall be entitled to three (3) weeks of paid vacation during each 12-month period of his employment hereunder at times mutually acceptable to Employee and the Company. Unused vacations can be carried forward for 12 months, and shall thereupon lapse.

    (c) Other Compensation and Benefits. During the term of this Agreement, Employee may be entitled to receive the additional payments from the Company set forth below. Employee shall be entitled to participate upon commencement of the term of this Agreement in URI's group health insurance plan and any bonus, option or similar incentive compensation plan, 401(k) plan, group life plan and automobile allowance program which is made available, from time to time, to other senior executives of URI, on a basis consistent with such participation.

    (d) Reimbursement. The Company shall reimburse Employee for properly documented expenses which are incurred by Employee on behalf of the Company in the performance of his duties hereunder in accordance with Company policies in effect from time to time. In addition, upon presentation by Employee to the Company of expense reports and satisfactory supporting documentation evidencing payment of such expenses, in such form as shall be requested by the Company, the Company shall reimburse Employee, up to a maximum aggregate amount reimbursable under this Section 2(d)(ii) of $100,000, for such expenses as the Board, in its sole and absolute discretion, determines to be necessary and reasonable in connection with the relocation of Employee, should Employee relocate his family and their personal effects from California to Connecticut.

    (e) Stock Options.

      (i) The term "Options" as used herein means (A) all options to purchase common stock of URI ("URI Common Stock") to which Employee became entitled pursuant to Section 5.10 of the Merger Agreement in respect of options to purchase USR common stock previously granted to Employee (the "Carry-Over Options"), (B) the options to purchase URI Common Stock described in the stock option award letters, dated the date hereof, attached hereto(1) and (C) any and all options to purchase shares of URI Common Stock which are at any time hereafter granted by URI to Employee, whether under URI's 1997 Stock Option Plan or otherwise. All unvested Options shall automatically vest on a Change of Control.

      (ii) A "Change of Control" shall be deemed to have occurred if:

        (A) any "person" is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Act")), directly or indirectly, of securities of URI

--------
(1) To reflect the award of (a) 200,000 options exercisable at a price per share equal to the closing price per share of URI Common Stock on the NYSE on the Closing Date (the "Market Price") and (b) 75,000 options exercisable at a price per share equal to the greater of (i) 125% of the Market Price and (ii) $45. All of such options shall vest over a three year term.

      representing 50% or more of the total voting power represented by then outstanding voting securities of URI, or has the power (whether as a result of stock ownership, revocable or irrevocable proxies, contract or otherwise) or ability to elect or cause the election of directors consisting at the time of such election of a majority of the Board. The term "persons" is defined in Sections 13(d) and 14(d) of the Act, except that the term "person" shall not include: (1) any person or an Affiliate (as defined below) of such person who as of the date of this Agreement owns 10% or more of the total voting power represented by the outstanding voting securities of URI; and
      (2) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or a corporation which is owned directly or indirectly by the stockholders of URI in substantially the same percentage as their ownership in URI. An "Affiliate" of a person is a person that controls, is controlled by, or is under common control with such person.

    or

        (B) the stockholders of URI approve a merger of URI, or a plan of complete liquidation of URI, or an agreement for the sale or disposition by URI of all or substantially all of its assets, or any other business combination of URI with any other corporation, other than any such merger or business combination which would result in the voting securities of URI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of URI or such surviving entity outstanding immediately after such merger or business combination.

      (iii) URI shall use its best efforts to file (or cause to be filed) and have declared effective one or more registration statements on Form S-8 under the Securities Act of 1933 (A) during URI's fiscal quarter ending March 31, 1999 registering one-third of the shares of URI Common Stock issuable upon exercise of the Carry-Over Options and (B) after URI's fiscal quarter ending March 31, 1999 and on or prior to the first anniversary of the Closing Date registering the remainder of the shares of URI Common Stock issuable upon exercise of the Carry-Over Options. Except as set forth above, the Company shall have no obligation to register under the Securities Act or any state securities laws any of Employee's Options or any of the shares of URI Common Stock issuable upon exercise thereof.

      (iv) Notwithstanding the foregoing, in the event the Employee dies, becomes disabled or is terminated without good cause (as defined below), or resigns for good reason (as defined below), prior to March 31, 1999, the registration to be filed on or prior to such date pursuant to Section 2(e)(iii) above shall cover all Carry-Over Options then outstanding. As used in this paragraph, the term "good reason" means (A) a material diminution in Employee's duties, responsibilities or title; (B) the occurrence of a Change of Control or (C) URI's material breach of this Agreement which is not cured within 30 days after notice.

  3. Term; Termination; Rights of Termination.

  (a) The term of this Agreement shall begin on the date hereof and shall continue until the third anniversary of the date hereof or such earlier date set forth below, provided that the term shall automatically renew at the end of each month after the first year so that at no time shall the balance of the term of Employee's employment be less than two years. This Agreement and Employee's employment may terminate in any one of the following ways:

    (i) The death of Employee shall terminate this Agreement;

    (ii) A notice of resignation by the Employee presented to the Board shall terminate this Agreement;

    (iii) The Company may terminate this Agreement after ten (10) days' written notice to Employee for "good cause", which is defined to mean:

      (A) Employee's material breach of this Agreement, including, without limitation, his insubordination.

      (B) the material default of the Company in performing its obligations under contracts with other persons or business entities if directly caused by Employee, intentionally and without authorization;

      (C) if, because of illness or physical or mental disability or other incapacity which continues for a period in excess of four months in any consecutive 16-month period, Employee is unable to perform his duties under this Agreement;

      (D) Employee's fraud or dishonesty with respect to the business or affairs of the Company or if Employee is convicted of a crime which in the reasonable opinion of the Board would negatively affect the Company's business or reputation; or

      (E) alcohol or drug abuse by Employee.

    (iv) The Company may terminate this Agreement without cause at any time, provided that in the event of a termination of this Agreement without cause, Employee shall be entitled to receive from the Company his then current monthly base salary over the balance of the term of his employment, in the same installments and subject to the same withholding, as applied during his employment. In addition, for the number of months remaining in the term of this Agreement, the Company shall continue to be obligated to provide to Employee with life, health, disability and accident insurance and benefits and all other executive benefits (including without limitation, retirement benefits and automobile and expense allowances) comparable to those provided to Employee prior to his termination. To the extent that Employee is no longer lawfully eligible for any aforementioned benefit because he is no longer employed by the Company, the Company shall pay to Employee a lump sum cash payment equal to the present value of the benefits which would have been provided to Employee had his employment continued for the number of months remaining in the then term of this Agreement.

  (b) Upon termination of this Agreement or Employee's employment for any reason whatsoever, Employee shall be entitled to receive all salary earned under this Agreement to the date of termination. However, termination of this Agreement shall not accelerate the payment date of any monies accrued or accruing to the account of Employee as a result of any bonuses or other compensation, nor shall termination vest in Employee any right in connection therewith other than as expressly set forth herein.

  (c) In the event of termination of this Agreement for any reason provided in this Section or if Employee resigns prior to the expiration of the term of this Agreement, all rights and obligations of the Company and Employee under this Agreement shall cease immediately, except for those which by their terms specifically apply to periods following the termination of this Agreement (including, without limitation, Sections 2(e)(iii) and 2(e)(iv) and Sections 3 through 11 hereof), and thereafter Employee shall have no right to receive any compensation hereunder except as otherwise expressly set forth above.

  4. Confidentiality.

  (a) During and at all times after Employee's employment:

    (i) Employee shall not disclose to any person or entity, without the Company's prior consent, any confidential or secret information, whether prepared by him or others.

    (ii) Employee shall not, except in furtherance of the business of the Company, directly or indirectly use any such information other than as directed by the Company.

    (iii) Employee shall not, except in the furtherance of the business of the Company, remove confidential or secret information from the premises of the Company without the prior consent of the Company.

    (iv) Upon termination of his employment for whatever reason, with or without cause, Employee shall promptly deliver to the Company all originals and copies (whether in note, memo or other document form or on video, audio or computer tapes or discs or otherwise) of confidential or secret information that is in his possession, custody or control, whether prepared by him or others.

  (b) Confidential information includes, but is not limited to:

    (i) the name of any company or business all or any substantial part of which is or at any time was a candidate for potential acquisition by the Company, together with all analyses and other information which the Company has generated, compiled or otherwise obtained with respect to such candidate, business or potential acquisition, or with respect to the potential effect of such acquisition on the Company's business, assets, financial results or prospects;

    (ii) business, pricing and management methods;

    (iii) finances, strategies, systems, research, surveys, plans, reports, recommendations and conclusions;

    (iv) names, arrangements with, or other information relating to, the Company's customers, suppliers, equipment manufacturers, financiers, owners or operators, representatives and other persons who have business relationships with the Company or who are prospects for business relationships with the Company;

    (v) technical information, work products and know-how; and

    (vi) cost, operating, and other management information systems, and other software and programming.

  5. Non-Compete Provisions. The following covenants are made by Employee in partial consideration for the substantial economic investment made by the Company in the hiring, education and training of Employee and the compensation and other benefits afforded by the Company to the Employee. Such covenants were material inducements to the Company in hiring Employee.

  (a) During his employment by the Company and for a period of 24 months immediately following the termination of his employment for any reason whatsoever, whether or not for cause:

    (i) Employee shall not in any Restricted Area (as hereinafter defined) directly or indirectly be employed or retained by any person or entity who or which then competes with the Company to any extent, nor will Employee directly or indirectly own any interest in any such person or entity or render to it any consulting, brokerage, contracting, financial or other services. Employee shall be deemed to be employed or retained in the Restricted Area if he has an office in the Restricted Area or if he performs any duties or renders any advice with respect to any facility or business activities in the Restricted Area. A "Restricted Area" means each of:

      (A) any state in the United States and any province in Canada in which the Company conducts any equipment rental or other equipment-related activity, it being agreed that each state and province is one unitary market for purposes of the Company's business;

      (B) regardless of state, the area within a 200-mile radius of any office or facility of the Company in which or in relation to which Employee shall have performed any duties for the Company during the one year period preceding the termination of his employment.

    (ii) Employee shall not anywhere in the United States or Canada directly or indirectly be employed or retained by a Similar Entity (as hereinafter defined) nor will Employee directly or indirectly own any interest in any Similar Entity or render to it any consulting, brokerage, financing, contracting, or other services; provided, however, that the Employee may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or Nasdaq, provided the Employee is not a controlling person of, or a member of a group which controls, such business; and further provided that the Employee does not, directly or indirectly, own 5% or more of any class of securities in such business. A "Similar Entity" means each of:

      (A) the entities listed in Exhibit A to this Agreement;

      (B) any person or entity which anywhere in the United States now or hereafter engages in any business in which the Company engages now or hereafter during the term of Employee's employment;

      (C) any entity which at any time during the term of Employee's employment was a candidate for acquisition by or merger with the Company; and

      (D) any entity which owns or owned any facility which was acquired by the Company, or was a candidate for acquisition by the Company, at any time during the term of Employee's employment.

    (iii) Employee shall not anywhere directly or indirectly (whether as an owner, partner, employee, consultant, broker, contractor or otherwise, and whether personally or through other persons):

      (A) solicit or accept the business of, or call upon, any person or entity who or which is or was (1) a customer, supplier or manufacturer of equipment which is sold, leased or rented out by the Company, finder or broker, who had a business relationship with the Company at any time during the period the period of his employment, or (2) an affiliate of any such person;

      (B) approve, solicit or retain, or discuss the employment or retention (whether as an employee, consultant or otherwise) of any person who was an employee of the Company at any time during the one-year period preceding the termination of his employment;

      (C) solicit or encourage any person to leave the employ of the Company;

      (D) call upon or assist in the acquisition of any company which was, during the term of his employment, either called upon by an employee of the Company or by a broker or other third party, for possible acquisition by the Company or for which an employee of the Company or other person made an acquisition analysis for the Company; or

      (E) own any interest in or be employed by or provide any services to any person or entity which engages in any conduct which is prohibited to Employee under this Section 5(a); provided, however, that the Employee may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or NASDAQ, provided the Employee is not a controlling person of, or a member of a group which controls, such business and further provided that the Employee does not, directly or indirectly, own 5% or more of any class of securities of such business.

  (b) Before taking any position with any person or entity during the 24-month period following the termination of his employment for any reason, with or without cause, Employee will give prior written notice to the Chairman of the Board of the name of such person or entity. The Company shall be entitled to advise each such person or entity of the provisions of this Agreement, and to correspond and otherwise deal with each such person or entity to ensure that the provisions of this Agreement are enforced and duly discharged.

  (c) All time periods in this Agreement shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Agreement and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any final judgment) brought by any person, whether or not a party to this Agreement, in which action the Company seeks to enforce the agreements and covenants in this Agreement or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement.

  (d) Employee understands that the provisions of this Agreement have been carefully designed to restrict his activities to the minimum extent which is consistent with law and the Company's requirements. Employee has carefully considered these restrictions, and Employee confirms that they will not unduly restrict Employee's ability to obtain a livelihood. Before signing this Agreement, Employee has had the opportunity to discuss this Agreement and all of its terms with his attorney.

  (e) Since monetary damages will be inadequate and the Company will be irreparably damaged if the provisions of this Agreement are not specifically enforced, the Company shall be entitled, among other remedies to an injunction restraining any violation of this Agreement (without any bond or other security being required) by Employee and by any person or entity to whom Employee provides or proposes to provide any services in violation of this Agreement.

  (f) If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.

  (g) The courts enforcing this Agreement shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforced.

  6. Return of Company Property. All products, records, designs, patents, plans, manuals, "field guides," memoranda, lists and other property delivered to Employee by or on behalf of the Company or by its customers (including, but not limited to, customers obtained for the Company by Employee), and all records compiled by the Employee which pertain to the business of the Company (whether or not confidential) shall be and remain the property of the Company and be subject at all times to its discretion and control. Likewise, all correspondence with customers or representatives, reports, records, charts, advertising materials, and any data collected by Employee, or by or on behalf of the Company or its representatives (whether or not confidential) shall be delivered promptly to the Company without request by it upon termination of Employee's employment.

  7. Inventions. Employee shall disclose promptly to the Company any and all conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee solely or jointly with another during the period of employment or within one (1) year thereafter and which are related to the business or activities of the Company or which Employee conceives as a result of his employment by the Company, and Employee hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein. These obligations shall continue beyond the termination of employment with respect to inventions, improvements and valuable discoveries, whether patentable or not, conceived, made or acquired by Employee during the period of employment or within one (1) year thereafter and which are related to the business or activities of the Company or which Employee conceives as a result of his employment by the Company, and shall be binding upon Employee's assigns, executors, administrators and other legal representatives.

  8. Suits Against Company.

  (a) Both during and after the term of employment hereunder, Employee covenants that Employee shall not bring suit or file counterclaims against the Company for corporate misconduct (which for this purpose does not mean the mere breach by the Company of this Agreement or any conduct which affects the rights of the Employee), unless both of (i) and (ii) below shall have occurred, namely: (i) Employee shall have first made written demand to the Board to investigate and deal with such misconduct, and (ii) the Board shall have failed within 45 days after the date of receipt of such demand to establish a Special Litigation Committee, consisting exclusively of outside directors, to investigate and deal with such misconduct.

  (b) Without limiting the generality and to further implement the foregoing, Employee irrevocably and unconditionally consents at the option of the Company to the entry of temporary restraining orders and temporary and permanent injunctions (without posting bond or other security) against the filing of any action or counterclaim which is prohibited hereunder.

  (c) The opinion of the Board shall be binding and conclusive on the determination of which directors constitute "outside directors," and the determination of the Special Litigation Committee shall be binding and conclusive on all matters relating to the actual or alleged misconduct which is referred to it as aforesaid.

  9. Cooperation in Proceedings. During and after the termination of Employee's employment, Employee shall for reasonable compensation consistent with his compensation from the Company cooperate fully and at reasonable times with the Company and its subsidiaries in all litigations and regulatory proceedings on which the Company or any subsidiary seeks Employee's assistance and as to which Employee has any knowledge or involvement. Without limiting the generality of the foregoing, Employee will be available upon reasonable notice for periods of reasonable duration, considering his other responsibilities and obligations, to testify at such litigations and other proceedings, and will cooperate with counsel to the Company in preparing materials and offering advice in such litigations and other proceedings. Except as required by law and then only upon reasonable prior written notice to the Company, Employee shall not in any way cooperate or assist any person or entity in any matter which is adverse to the Company or to any person who was at any time an officer or director of the Company.

  10. No Derogation. Except as otherwise required by law (and then only upon 10 days' prior written notice to the Company), Employee shall not from and after the date hereof, whether during Employee's employment or at any time thereafter, in any way or to any person, denigrate or derogate the Company or any of its subsidiaries, or any person who was at any time an officer or director of the Company, or any products, services or procedures of the Company, whether or not such denigrating or derogatory statements shall be true and are based on acts or omissions which were learned or are learned by Employee heretofore or from and after the date hereof or on acts or omissions which occurred at any time heretofore or which occur at any time from and after the date hereof, or otherwise.

  11. Miscellaneous.

  (a) Complete Agreement. There are no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee and of all the terms of this Agreement, it cancels and replaces and supersedes all prior agreements with respect to the subject matter hereof (including, without limitation, any employment, deferred compensation, bonus or stock option agreements between Employee and USR), and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by the Company and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such terms.

  (b) No Waiver. No waiver by the parties hereto of any default or breach of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein.

  (c) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties thereto and their respective heirs, successors and permitted assigns. The Company may assign this Agreement only to a person or entity who or which directly or indirectly succeeds to all or any substantial part of the Company's assets or business. This Agreement is personal to Employee and may not be assigned or delegated by him and any such purported assignment or delegation shall be null and void.

  (d) Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows: (i) if to the Company, to: URI, Four Greenwich Office Park, Greenwich, Connecticut 06830, Attn: Chairman of the Board, with a copy (which shall not constitute notice) to: Oscar D. Folger, Esq., 24th
Floor, 521 Fifth Avenue, New York, New York 10175; and (ii) if to Employee, to: ___________, with a copy (which shall not constitute notice) to: Stephen E. Newton, Esq., Heller, Ehrman, White & McAuliffe, 601 South Figueroa Street, Los Angeles, California 90017. Notice shall be deemed given and effective (a) five business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, (b) one (1) business day after delivered to a nationally recognized air courier for next day delivery service, or (c) upon personal delivery. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph.

  (e) Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this agreement shall be deemed valid and operative, and so far as it is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or any part hereof.

  (f) Governing Law; Resolution of Disputes; Service of Process. This Agreement shall in all respects be construed according to the laws of the State of Connecticut. All disputes relating to the interpretation and enforcement of the provisions of this Agreement shall be resolved and determined exclusively by arbitration in San Francisco, California under the rules of the American Arbitration Association. Service of process shall be effective when given in the manner provided for notices hereunder.

  IN WITNESS WHEREOF the parties have signed and delivered this Agreement as of the date first set forth above.

                                          UNITED RENTALS, INC.

                                          By:
                                             ----------------------------------
                                             Name:
                                             Title:

                                             ----------------------------------
                                             William F. Berry

                                                                      EXHIBIT E

                             EMPLOYMENT AGREEMENT

  This AGREEMENT between United Rentals, Inc., a Delaware corporation ("URI"), and John S. McKinney ("Employee"), is hereby entered into as of [CLOSING DATE OF THE MERGER].

                                   RECITALS:

  URI and its affiliates (collectively, the "Company") are engaged in the business of acquiring and operating companies which rent, operate, maintain, distribute, sell or otherwise deal in or with equipment or similar assets, and may in the future engage in other businesses which the Company deems to be related to the foregoing. All such businesses are collectively referred to herein as the "Business."

  Employee was heretofore the Chief Financial Officer of U.S. Rentals, Inc. ("USR"). Pursuant to an Agreement and Plan of Merger dated June 15, 1998, as amended and restated on August 31, 1998 (the "Merger Agreement"), (i) URI acquired USR and (ii) URI is offering Employee employment with the Company on the terms set forth in this Agreement. This Agreement replaces and supersedes in all respects Employee's existing employment agreement with USR.

  Pursuant to this Agreement, Employee will be employed by the Company in a confidential relationship wherein Employee, in the course of his employment with the Company, will become familiar with and aware of information as to the specific manner of doing business and the potential acquisition candidates and customers of the Company and its affiliates and future plans with respect thereto, all of which will be established and maintained at great expense to the Company; this information is a trade secret and constitutes the valuable goodwill of the Company. Employee recognizes that the Company's business is dependent upon a number of trade secrets, including the identity of customers and potential acquisition candidates, the analysis of such candidates and financial data of the Company. The protection of these trade secrets is of critical importance to the Company. The Company will sustain great loss and damage if, for whatever reason, Employee should violate the provisions of this Agreement. Further, monetary damages for such losses would be extremely difficult to measure.

  NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

  1. Employment and Duties. (a) Upon commencement of the term of this Agreement, the Company shall employ Employee as the Vice President-Finance of URI on the terms and conditions herein set forth. Employee shall perform such duties, have such authority, and report to such persons (including, without limitation, the Vice Chairman and Chief Operating Officer of URI), as shall from time to time be designated by the Board of Directors of URI (the "Board"). Employee shall accept this employment upon the terms and conditions herein contained and agrees to devote his full time, attention and efforts to promote and further the business and services of the Company. Employee shall faithfully adhere to, execute and fulfill all policies established by the Company.

    (b) Employee shall perform such duties, assume such responsibilities and devote such time, attention and energy to the business of the Company as the Board shall from time to time require and shall not, during the term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage without the prior written consent of the Board. However, the foregoing limitations shall not be construed as prohibiting Employee from making personal investments in such form or manner as will neither require his services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Section 5.

    (c) Employee will be based in URI's offices in Modesto, California, and shall not be required to relocate.

  2. Compensation and Other Benefits. For all services rendered by Employee to the Company, the Company shall compensate the Employee as follows:

    (a) Base Salary and Bonus. The initial base salary payable to Employee during the term of this Agreement shall be $175,000 per year, payable in accordance with URI's standard payroll practices. Minimum annual increases in the base salary payable to Employee shall be determined by adding to Employee's then current base salary the sum, if any, determined by multiplying Employee's then current base salary by the percentage that the Consumer Price Index for "Urban Wage Earners & Clerical Workers", as prepared by the Bureau of Labor Statistics of the Department of Labor of the United States for the city in which Employee's residence is located, for the most recently ended calendar year has increased over the index from the previous calendar year; provided that Employee's base salary shall not be increased on account of the foregoing cost of living adjustments to an amount in excess of $210,000 per annum. In addition, the Board may from time to time award bonuses to Employee based on such criteria as the Board may establish in its discretion. The payment of salary and bonuses shall be subject to all federal, state and withholding taxes, social security deductions and other general obligations.

    (b) Vacation. Employee shall be entitled to three (3) weeks of paid vacation during each 12-month period of his employment hereunder at times mutually acceptable to Employee and the Company. Unused vacations can be carried forward for 12 months, and shall thereupon lapse.

    (c) Other Compensation and Benefits. During the term of this Agreement, Employee may be entitled to receive the additional payments from the Company set forth below. Employee shall be entitled to participate upon commencement of the term of this Agreement in URI's group health insurance plan and any bonus, option or similar incentive compensation plan, 401(k) plan, group life plan and automobile allowance program which is made available, from time to time, to other senior executives of URI, on a basis consistent with such participation.

    (d) Reimbursement. The Company shall reimburse Employee for properly documented expenses which are incurred by Employee on behalf of the Company in the performance of his duties hereunder in accordance with Company policies in effect from time to time.

    (e) Stock Options.

  (i) The term "Options" as used herein means (A) all options to purchase common stock of URI ("URI Common Stock") to which Employee became entitled pursuant to Section 5.10 of the Merger Agreement in respect of options to purchase USR common stock previously granted to Employee (the "Carry-Over Options"), (B) the options to purchase URI Common Stock described in the stock option award letters, dated the date hereof, attached hereto(1) and (C) any and all options to purchase shares of URI Common Stock which are at any time hereafter granted by URI to Employee, whether under URI's 1997 Stock Option Plan or otherwise. All unvested Options shall automatically vest on a Change of Control.

  (ii) A "Change of Control" shall be deemed to have occurred if:

    (A) any "person" is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Act")), directly or indirectly, of securities of URI representing 50% or more of the total voting power represented by then outstanding voting securities of URI, or has the power
--------
(1) To reflect the award of (a) 100,000 options exercisable at a price per share equal to the closing price per share of URI Common Stock on the NYSE on the Closing Date (the "Market Price") and (b) 37,500 options exercisable at a price per share equal to the greater of (i) 125% of the Market Price and (ii) $45. All of such options shall vest over a three year term.
  Mr. McKinney's option grant letters will provide that (a) all options scheduled to vest in a given period will vest in full on the first day of such period if he is employed by the Company on such date, and (b) all shares of URI Common Stock which are acquired by Mr. McKinney upon exercise of vested options that are covered by an effective Registration Statement on Form S-8 may be resold by him in accordance with the grant letters upon exercise.

  (whether as a result of stock ownership, revocable or irrevocable proxies, contract or otherwise) or ability to elect or cause the election of directors consisting at the time of such election of a majority of the Board. The term "persons" is defined in Sections 13(d) and 14(d) of the Act, except that the term "person" shall not include: (1) any person or an Affiliate (as defined below) of such person who as of the date of this Agreement owns 10% or more of the total voting power represented by the outstanding voting securities of URI; and (2) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or a corporation which is owned directly or indirectly by the stockholders of URI in substantially the same percentage as their ownership in URI. An "Affiliate" of a person is a person that controls, is controlled by, or is under common control with such person.

    or

    (B) the stockholders of URI approve a merger of URI, or a plan of complete liquidation of URI, or an agreement for the sale or disposition by URI of all or substantially all of its assets, or any other business combination of URI with any other corporation, other than any such merger or business combination which would result in the voting securities of URI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of URI or such surviving entity outstanding immediately after such merger or business combination.

  (iii) URI shall use its best efforts to file (or cause to be filed) and have declared effective one or more registration statements on Form S-8 under the Securities Act of 1933 (A) during URI's fiscal quarter ending March 31, 1999 registering one-third of the shares of URI Common Stock issuable upon exercise of the Carry-Over Options and (B) after URI's fiscal quarter ending March 31, 1999 and on or prior to the first anniversary of the Closing Date registering the remainder of the shares of URI Common Stock issuable upon exercise of the Carry-Over Options. Except as set forth above, the Company shall have no obligation to register under the Securities Act or any state securities laws any of Employee's Options or any of the shares of URI Common Stock issuable upon exercise thereof.

  (iv) Notwithstanding the foregoing, in the event the Employee dies, becomes disabled or is terminated without good cause (as defined below), or resigns for good reason (as defined below), prior to March 31, 1999, the registration to be filed on or prior to such date pursuant to Section 2(e)(iii) above shall cover all Carry-Over Options then outstanding. As used in this paragraph, the term "good reason" means (A) a material diminution in Employee's duties, responsibilities or title; (B) the occurrence of a Change of Control or (C) URI's material breach of this Agreement which is not cured within 30 days after notice.

  3. Term; Termination; Rights of Termination.

  (a) The term of this Agreement shall begin on the date hereof and shall continue until the third anniversary of the date hereof or such earlier date set forth below, provided that the term shall automatically renew at the end of each month after the first year so that at no time shall the balance of the term of Employee's employment be less than two years. This Agreement and Employee's employment may terminate in any one of the following ways:

    (i) The death of Employee shall terminate this Agreement;

    (ii) A notice of resignation by the Employee presented to the Board shall terminate this Agreement;

    (iii) The Company may terminate this Agreement after ten (10) days' written notice to Employee for "good cause", which is defined to mean:

      (A) Employee's material breach of this Agreement, including, without limitation, his insubordination.

      (B) the material default of the Company in performing its obligations under contracts with other persons or business entities if directly caused by Employee, intentionally and without authorization;

      (C) if, because of illness or physical or mental disability or other incapacity which continues for a period in excess of four months in any consecutive 16-month period, Employee is unable to perform his duties under this Agreement ;

      (D) Employee's fraud or dishonesty with respect to the business or affairs of the Company or if Employee is convicted of a crime which in the reasonable opinion of the Board would negatively affect the Company's business or reputation; or

      (E) alcohol or drug abuse by Employee.

    (iv) The Company may terminate this Agreement without cause at any time, provided that in the event of a termination of this Agreement without cause, Employee shall be entitled to receive from the Company his then current monthly base salary over the balance of the term of his employment, in the same installments and subject to the same withholding, as applied during his employment. In addition, for the number of months remaining in the term of this Agreement, the Company shall continue to be obligated to provide to Employee with life, health, disability and accident insurance and benefits and all other executive benefits (including without limitation, retirement benefits and automobile and expense allowances) comparable to those provided to Employee prior to his termination. To the extent that Employee is no longer lawfully eligible for any aforementioned benefit because he is no longer employed by the Company, the Company shall pay to Employee a lump sum cash payment equal to the present value of the benefits which would have been provided to Employee had his employment continued for the number of months remaining in the then term of this Agreement.

  (b) Upon termination of this Agreement or Employee's employment for any reason whatsoever, Employee shall be entitled to receive all salary earned under this Agreement to the date of termination. However, termination of this Agreement shall not accelerate the payment date of any monies accrued or accruing to the account of Employee as a result of any bonuses or other compensation, nor shall termination vest in Employee any right in connection therewith other than as expressly set forth herein.

  (c) In the event of termination of this Agreement for any reason provided in this Section or if Employee resigns prior to the expiration of the term of this Agreement, all rights and obligations of the Company and Employee under this Agreement shall cease immediately, except for those which by their terms specifically apply to periods following the termination of this Agreement (including, without limitation, Sections 2(e)(iii) and 2(e)(iv), and Sections 3 through 11 hereof), and thereafter Employee shall have no right to receive any compensation hereunder except as otherwise expressly set forth above.

  4. Confidentiality.

  (a) During and at all times after Employee's employment:

    (i) Employee shall not disclose to any person or entity, without the Company's prior consent, any confidential or secret information, whether prepared by him or others.

    (ii) Employee shall not, except in furtherance of the business of the Company, directly or indirectly use any such information other than as directed by the Company.

    (iii) Employee shall not, except in the furtherance of the business of the Company, remove confidential or secret information from the premises of the Company without the prior consent of the Company.

    (iv) Upon termination of his employment for whatever reason, with or without cause, Employee shall promptly deliver to the Company all originals and copies (whether in note, memo or other document form or on video, audio or computer tapes or discs or otherwise) of confidential or secret information that is in his possession, custody or control, whether prepared by him or others.

  (b) Confidential information includes, but is not limited to:

    (i) the name of any company or business all or any substantial part of which is or at any time was a candidate for potential acquisition by the Company, together with all analyses and other information which the Company has generated, compiled or otherwise obtained with respect to such candidate, business or potential acquisition, or with respect to the potential effect of such acquisition on the Company's business, assets, financial results or prospects;

    (ii) business, pricing and management methods;

    (iii) finances, strategies, systems, research, surveys, plans, reports, recommendations and conclusions;

    (iv) names, arrangements with, or other information relating to, the Company's customers, suppliers, equipment manufacturers, financiers, owners or operators, representatives and other persons who have business relationships with the Company or who are prospects for business relationships with the Company;

    (v) technical information, work products and know-how; and

    (vi) cost, operating, and other management information systems, and other software and programming.

  5. Non-Compete Provisions. The following covenants are made by Employee in partial consideration for the substantial economic investment made by the Company in the hiring, education and training of Employee and the compensation and other benefits afforded by the Company to the Employee. Such covenants were material inducements to the Company in hiring Employee.

  (a) During his employment by the Company and for a period of 24 months immediately following the termination of his employment for any reason whatsoever, whether or not for cause:

    (i) Employee shall not in any Restricted Area (as hereinafter defined) directly or indirectly be employed or retained by any person or entity who or which then competes with the Company to any extent, nor will Employee directly or indirectly own any interest in any such person or entity or render to it any consulting, brokerage, contracting, financial or other services. Employee shall be deemed to be employed or retained in the Restricted Area if he has an office in the Restricted Area or if he performs any duties or renders any advice with respect to any facility or business activities in the Restricted Area. A "Restricted Area" means each of:

      (A) any state in the United States and any province in Canada in which the Company conducts any equipment rental or other equipment-related activity, it being agreed that each state and province is one unitary market for purposes of the Company's business;

      (B) regardless of state, the area within a 200-mile radius of any office or facility of the Company in which or in relation to which Employee shall have performed any duties for the Company during the one year period preceding the termination of his employment.

    (ii) Employee shall not anywhere in the United States or Canada directly or indirectly be employed or retained by a Similar Entity (as hereinafter defined) nor will Employee directly or indirectly own any interest in any Similar Entity or render to it any consulting, brokerage, financing, contracting, or other services; provided, however, that the Employee may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or Nasdaq, provided the Employee is not a controlling person of, or a member of a group which controls, such business; and further provided that the Employee does not, directly or indirectly, own 5% or more of any class of securities in such business. A "Similar Entity" means each of:

      (A) the entities listed in Exhibit A to this Agreement;

      (B) any person or entity which anywhere in the United States now or hereafter engages in any business in which the Company engages now or hereafter during the term of Employee's employment;

      (C) any entity which at any time during the term of Employee's employment was a candidate for acquisition by or merger with the Company; and

      (D) any entity which owns or owned any facility which was acquired by the Company, or was a candidate for acquisition by the Company, at any time during the term of Employee's employment.

    (iii) Employee shall not anywhere directly or indirectly (whether as an owner, partner, employee, consultant, broker, contractor or otherwise, and whether personally or through other persons):

      (A) solicit or accept the business of, or call upon, any person or entity who or which is or was (1) a customer, supplier or manufacturer of equipment which is sold, leased or rented out by the Company, finder or broker, who had a business relationship with the Company at any time during the period the period of his employment, or (2) an affiliate of any such person;

      (B) approve, solicit or retain, or discuss the employment or retention (whether as an employee, consultant or otherwise) of any person who was an employee of the Company at any time during the one-year period preceding the termination of his employment;

      (C) solicit or encourage any person to leave the employ of the Company;

      (D) call upon or assist in the acquisition of any company which was, during the term of his employment, either called upon by an employee of the Company or by a broker or other third party, for possible acquisition by the Company or for which an employee of the Company or other person made an acquisition analysis for the Company; or

      (E) own any interest in or be employed by or provide any services to any person or entity which engages in any conduct which is prohibited to Employee under this Section 5(a); provided, however, that the Employee may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or NASDAQ, provided the Employee is not a controlling person of, or a member of a group which controls, such business and further provided that the Employee does not, directly or indirectly, own 5% or more of any class of securities of such business.

  (b) Before taking any position with any person or entity during the 24-month period following the termination of his employment for any reason, with or without cause, Employee will give prior written notice to the Chairman of the Board of the name of such person or entity. The Company shall be entitled to advise each such person or entity of the provisions of this Agreement, and to correspond and otherwise deal with each such person or entity to ensure that the provisions of this Agreement are enforced and duly discharged.

  (c) All time periods in this Agreement shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Agreement and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any final judgment) brought by any person, whether or not a party to this Agreement, in which action the Company seeks to enforce the agreements and covenants in this Agreement or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement.

  (d) Employee understands that the provisions of this Agreement have been carefully designed to restrict his activities to the minimum extent which is consistent with law and the Company's requirements. Employee has carefully considered these restrictions, and Employee confirms that they will not unduly restrict Employee's ability to obtain a livelihood. Before signing this Agreement, Employee has had the opportunity to discuss this Agreement and all of its terms with his attorney.

  (e) Since monetary damages will be inadequate and the Company will be irreparably damaged if the provisions of this Agreement are not specifically enforced, the Company shall be entitled, among other remedies to an injunction restraining any violation of this Agreement (without any bond or other security being required) by Employee and by any person or entity to whom Employee provides or proposes to provide any services in violation of this Agreement.

  (f) If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.

  (g) The courts enforcing this Agreement shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforced.

  6. Return of Company Property. All products, records, designs, patents, plans, manuals, "field guides," memoranda, lists and other property delivered to Employee by or on behalf of the Company or by its customers (including, but not limited to, customers obtained for the Company by Employee), and all records compiled by the Employee which pertain to the business of the Company (whether or not confidential) shall be and remain the property of the Company and be subject at all times to its discretion and control. Likewise, all correspondence with customers or representatives, reports, records, charts, advertising materials, and any data collected by Employee, or by or on behalf of the Company or its representatives (whether or not confidential) shall be delivered promptly to the Company without request by it upon termination of Employee's employment.

  7. Inventions. Employee shall disclose promptly to the Company any and all conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee solely or jointly with another during the period of employment or within one (1) year thereafter and which are related to the business or activities of the Company or which Employee conceives as a result of his employment by the Company, and Employee hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein. These obligations shall continue beyond the termination of employment with respect to inventions, improvements and valuable discoveries, whether patentable or not, conceived, made or acquired by Employee during the period of employment or within one (1) year thereafter and which are related to the business or activities of the Company or which Employee conceives as a result of his employment by the Company, and shall be binding upon Employee's assigns, executors, administrators and other legal representatives.

  8. Suits Against Company.

  (a) Both during and after the term of employment hereunder, Employee covenants that Employee shall not bring suit or file counterclaims against the Company for corporate misconduct (which for this purpose does not mean the mere breach by the Company of this Agreement or any conduct which affects the rights of the Employee), unless both of (i) and (ii) below shall have occurred, namely: (i) Employee shall have first made written demand to the Board to investigate and deal with such misconduct, and (ii) the Board shall have failed within 45 days after the date of receipt of such demand to establish a Special Litigation Committee, consisting exclusively of outside directors, to investigate and deal with such misconduct.

  (b) Without limiting the generality and to further implement the foregoing, Employee irrevocably and unconditionally consents at the option of the Company to the entry of temporary restraining orders and temporary and permanent injunctions (without posting bond or other security) against the filing of any action or counterclaim which is prohibited hereunder.

  (c) The opinion of the Board shall be binding and conclusive on the determination of which directors constitute "outside directors," and the determination of the Special Litigation Committee shall be binding and conclusive on all matters relating to the actual or alleged misconduct which is referred to it as aforesaid.

  9. Cooperation in Proceedings. During and after the termination of Employee's employment, Employee shall for reasonable compensation consistent with his compensation from the Company cooperate fully and at reasonable times with the Company and its subsidiaries in all litigations and regulatory proceedings on which the Company or any subsidiary seeks Employee's assistance and as to which Employee has any knowledge or involvement. Without limiting the generality of the foregoing, Employee will be available upon reasonable notice for periods of reasonable duration, considering his other responsibilities and obligations, to testify at such litigations and other proceedings, and will cooperate with counsel to the Company in preparing materials and offering advice in such litigations and other proceedings. Except as required by law and then only upon reasonable prior written notice to the Company, Employee shall not in any way cooperate or assist any person or entity in any matter which is adverse to the Company or to any person who was at any time an officer or director of the Company.

  10. No Derogation. Except as otherwise required by law (and then only upon 10 days' prior written notice to the Company), Employee shall not from and after the date hereof, whether during Employee's employment or at any time thereafter, in any way or to any person, denigrate or derogate the Company or any of its subsidiaries, or any person who was at any time an officer or director of the Company, or any products, services or procedures of the Company, whether or not such denigrating or derogatory statements shall be true and are based on acts or omissions which were learned or are learned by Employee heretofore or from and after the date hereof or on acts or omissions which occurred at any time heretofore or which occur at any time from and after the date hereof, or otherwise.

  11. Miscellaneous.

  (a) Complete Agreement. There are no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee and of all the terms of this Agreement, it cancels and replaces and supersedes all prior agreements with respect to the subject matter hereof (including, without limitation, any employment, deferred compensation, bonus or stock option agreements between Employee and USR), and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by the Company and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such terms.

  (b) No Waiver. No waiver by the parties hereto of any default or breach of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein.

  (c) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties thereto and their respective heirs, successors and permitted assigns. The Company may assign this Agreement only to a person or entity who or which directly or indirectly succeeds to all or any substantial part of the Company's assets or business. This Agreement is personal to Employee and may not be assigned or delegated by him and any such purported assignment or delegation shall be null and void.

  (d) Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows: (i) if to the Company, to: URI, Four Greenwich Office Park, Greenwich, Connecticut 06830, Attn: Chairman of the Board, with a copy (which shall not constitute notice) to: Oscar D. Folger, Esq., 24th
Floor, 521 Fifth Avenue, New York, New York 10175; and (ii) if to Employee, to: ___________, with a copy (which shall not constitute notice) to: Stephen E. Newton, Esq., Heller, Ehrman, White & McAuliffe, 601 South Figueroa Street, Los Angeles, California 90017. Notice shall be deemed given and effective (a) five business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, (b) one (1) business day after delivered to a nationally recognized air courier for next day delivery service, or (c) upon personal delivery. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph.

  (e) Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this agreement shall be deemed valid and operative, and so far as it is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or any part hereof.

  (f) Governing Law; Resolution of Disputes; Service of Process. This Agreement shall in all respects be construed according to the laws of the State of Connecticut. All disputes relating to the interpretation and enforcement of the provisions of this Agreement shall be resolved and determined exclusively by arbitration in San Francisco, California under the rules of the American Arbitration Association. Service of process shall be effective when given in the manner provided for notices hereunder.

  IN WITNESS WHEREOF the parties have signed and delivered this Agreement as of the date first set forth above.

                                          UNITED RENTALS, INC.

                                          By:
                                             ----------------------------------
                                             Name:
                                             Title:

                                          -------------------------------------
                                          John S. McKinney

                                                                      EXHIBIT F

                         REGISTRATION RIGHTS AGREEMENT

  THIS REGISTRATION RIGHTS AGREEMENT (this "AGREEMENT"), is entered into as of [CLOSING DATE], 1998, between United Rentals, Inc., a Delaware corporation (the "COMPANY"), the Persons listed on Schedule A hereto (each a "HOLDER" and collectively, the "HOLDERS").(1) The parties agree as follows.

                                   RECITALS

  A. Holders were holders of shares of common stock, par value $.01 per share ("USR STOCK") of U.S. Rentals, Inc., a Delaware corporation ("USR").

  B. Pursuant to an Agreement and Plan of Merger, dated as of June 15, 1998, as amended and restated on August 31, 1998, among the Company, UR Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company ("MERGER SUB"), and USR, Merger Sub was merged with and into USR, with USR as the surviving corporation and wholly-owned subsidiary of the Company (the "MERGER").

  C. Pursuant to the Merger, each share of USR Stock was converted into the right to receive 0.9625 of a share of common stock, par value $.01 per share, of the Company ("COMMON STOCK").

  D. Pursuant to the Merger, Holders received shares of Common Stock (the "SHARES") in respect of the USR Stock theretofore owned by the Holder which will be subject to the provisions of Rule 145 under the Securities Act of 1933, as amended.

  E. Holders and the Company desire to set forth herein their agreement with respect to the registration rights, and certain other covenants, applicable to the Shares.

  1. Certain Definitions.

  As used in this Agreement:

  "AFFILIATE" of a Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with the first mentioned Person. Without limiting the generality of the foregoing, for purposes of this Agreement, each of the following shall be deemed Affiliates of a Person: (i) such Person's spouse, lineal descendants and the respective spouses of such descendants; (ii) any trust the majority of the beneficiaries of which are such Person and/or Persons described in clause (i) and/or any Affiliates of such Person or Persons; (iii) any trust of which such Person and/or its Affiliates is grantor or settlor and (iv) any charitable, educational or political foundation or fund established or endowed by any of the foregoing Persons or any of their Affiliates.

  "BUSINESS DAY" means any day that commercial banks are not authorized or required to close in Los Angeles, California.

  "COMMISSION" means the Securities and Exchange Commission or any other similar or successor agency of the United States government administering the Securities Act.

  "EXCHANGE ACT" means the Securities Exchange Act of 1934, and any similar or successor federal statute, and the rules and regulations of the Commission thereunder, as in effect at the time.

  "NYSE" means the New York Stock Exchange.

  "OFFERING" means the registration of the Company's securities under the Securities Act, whether underwritten or not, for sale to the public.
--------
(1) Will be all persons signing "Affiliate" letters pursuant to the Merger Agreement.

  "PERMITTED TRANSFEREE" means

    (a) any entity all of the equity of which is directly or indirectly owned by the transferor or any person who owns an equity interest in the transferor;

    (b) in the case of a transferor who is an individual, (i) such transferor's spouse and lineal descendants, (ii) such transferor's successors, personal representatives and heirs, (iii) any trustee of any trust created primarily for the benefit of any, some or all of such spouse and lineal descendants (but that may include beneficiaries that are charities) or of any revocable trust created by such transferor, (iv) following the death of such transferor, all beneficiaries under either such trust, (v) the transferor, in the case of a transfer from any Permitted Transferee back to its transferor and (vi) any entity all of the equity of which is directly or indirectly owned by any of the foregoing;

    (c) any charitable or educational organization that is exempt from federal income taxes; or

    (d) in the case of a transferor who is a trustee of a trust which would be a Permitted Transferee, any beneficiary of such trust.

  "PERSON" means a corporation, an association, a trust, a partnership, a limited liability company, a joint venture, an organization, a business, an individual, a government or political subdivision thereof, or a governmental body.

  "PROSPECTUS" means the prospectus included in any Registration Statement, together with and including any amendment or supplement to such prospectus, covering the Offering of any portion of the Registrable Securities covered by a Registration Statement, and all material incorporated by reference in such Prospectus.

  "REGISTRABLE SECURITIES" means the Shares and any securities issued or issuable with respect to the Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, reclassification or other reorganization. A security will cease to be a Registrable Security when it (a) has been effectively registered under the Securities Act and disposed of in accordance with the Registration Statement covering it, (b) is distributed to the public pursuant to Rule 144 (or any similar rule then in force) under the Securities Act or (c) has otherwise been transferred and a new certificate not bearing a restrictive legend and not subject to any stop transfer order lawfully has been delivered by or on behalf of the Company and no other restriction on transfer exists.

  "REGISTRATION STATEMENT" means a registration statement filed by the Company with the Commission covering Registrable Securities.

  "REQUIRED HOLDERS" means, at any time, Richard D. Colburn or any person or persons whom he so designates by notice to the Company.

  "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal statute, together with the rules and regulations of the Commission promulgated thereunder, as in effect at the time.

  2. Registration Rights.

  2.1 Demand Registration. Commencing on such date as consolidated financial results (including combined sales and net income) covering at least 30 days of post-Merger combined operations of the Company and USR have been published by the Company (the "RESTRICTION TERMINATION DATE"), the Required Holders may, by written notice to the Company (the "DEMAND NOTICE"), demand that the Company file, and, subject to Section 2.3 below, the Company shall file, a Registration Statement for an underwritten public offering covering an Offering of such number of Registrable Securities equal to the lesser of (a) one-third ( 1/3) of the aggregate number of Registrable Securities then owned by the Holders and (b) such number of Registrable Securities as would generate anticipated gross proceeds (based on the then current trading price of the Common Stock as reported by the NYSE) in such Offering of not more than $200,000,000. In addition, the Required

Holders will be entitled at any time after ________, 1999 [date which is 11 1/2 months after Effective Time of Merger] or, if earlier, such date as Bradley Jacobs has received $250,000,000 in gross proceeds from the sale of Common Stock to demand that the Company file and cause to be declared effective a Registration Statement (collectively with the Registration Statement referred to in the preceding sentence, "DEMAND REGISTRATION STATEMENTS") covering all or any part of the Registrable Securities; provided that the Holders shall not be entitled to more than (x) one such demand (other than the demand provided in the first sentence of this Section 2.1) during any 12 month period and (y) three such demands in the aggregate. Subject to Section 2.3 below, such Demand Registration Statements shall be filed on an appropriate form under the Securities Act, as soon as practicable after the Company receives the Demand Notice, the Company will use its best efforts to cause any Demand Registration Statement to be declared effective on the date requested by the managing underwriter for the Offering (no earlier than 60 days from the date of the Demand Notice), or, if such Offering is not underwritten, as soon as practicable after filing with the Commission and (3) the Company will keep such Demand Registration Statement effective until the related Offering is completed (but not more than 60 days from the effective date of the Demand Registration Statement).

  2.2 Company Participation. The Company can elect to register equity securities of the Company in a Demand Registration Statement or to participate in the Offering, by including any of its equity securities in the Demand Registration Statement, subject to the following:

    (a) Notice. The Company must give notice of such election to the Holders within 10 days after the Demand Notice was given to it, including the number of Shares proposed to be sold by the Company in the Offering (the "OTHER SHARES");

    (b) Conditions. The Company must agree to sell such Other Shares on the same basis provided in the underwriting arrangements approved by the Holders and the Company (including standard indemnification provisions) and to timely complete and execute all questionnaires, powers of attorney, indemnities, holdback agreements, underwriting agreements and other documents reasonably required by such underwriting arrangements, by the Commission, or by any state securities regulatory body; and

    (c) Limitation On Amount. The number of Other Shares that may be sold by the Company will be limited if the managing underwriter decides that market conditions require a limitation. In such event, the number of shares of Common Stock that may be sold in the Offering will be allocated first to the Holders, second, to the extent available, to the Company, and, third, to the extent available, to any other Person exercising registration rights with respect to the Common Stock.

  2.3 Delay. Except for a Demand Notice made within 60 days after the end of the Restriction Termination Date, the Company may delay the filing of any Demand Registration Statement if upon receipt of the Demand Notice (a) the Company notifies the Holders that it is contemplating filing a registration statement for a primary offering within 120 days of such demand, (b) the Company notifies the Holders that a material event has occurred or is likely to occur that has not been publicly disclosed that, if disclosed, would have a material adverse effect on the Company, or (c) the Company decides that the registration and offering could interfere with, or would require the Company to accelerate public disclosure of, any material financing, acquisition, disposition, corporate reorganization or other material transaction involving the Company or its subsidiaries. In the case of clause (a) of this subsection, the Company will use its best efforts, as soon as practicable, upon the earlier of the Company's abandonment of its contemplated registration statement or the expiration of 180 days after receipt of the Demand Notice, unless such Demand Notice is withdrawn by the Holders. In the case of clause
(b) or clause (c), the Company may not delay the filing of the Demand Registration Statement for more than 90 days from the date of the Demand Notice unless such Demand Notice is withdrawn by the Holders. The Company cannot exercise the rights of postponement described above more than one time in any 12-month period, and may not postpone a Demand Registration Statement for more than 180 consecutive days. If there is a postponement under any clause above, the Demand Notice may be withdrawn by the Holders by notice to the Company. In such case, no Demand Notice will have been delivered for the purposes of Section 2.1.

  2.4 Selection Of Underwriters. The managing underwriter of any Offering shall be designated by the Company, subject to the reasonable approval of the Requisite Holders.

  3. Registration Procedures. Subject to the terms of this Agreement, the Company will use its best efforts to effect any registration under Section 2 in a manner that permits the sale of the Registrable Securities covered thereby in accordance with the intended method or methods of disposition. The Company will, as promptly as practicable, do the following.

  3.1 Copies; Review. At least five (5) Business Days before filing a Registration Statement or Prospectus or any amendment or supplement thereto (whether before or after effectiveness), the Company will furnish to the Holders participating in such Registration Statement (the "REGISTERING HOLDERS") and the underwriters, if any, copies of all such documents proposed to be filed. Such documents will be subject to the review of the Registering Holders and such underwriters (and their respective counsel). The Company will not file any Registration Statement or any Prospectus or any amendment or supplement thereto (whether before or after effectiveness) to which the Registering Holders or the underwriters, if any, reasonably object.

  3.2 Amendments. The Company will (a) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement as may be necessary to keep the Registration Statement effective for the applicable time period required herein, (b) cause the Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and (c) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the Registering Holders set forth in such Registration Statement or Prospectus supplement.

  3.3 Notification. The Company will promptly notify the Registering Holders and the managing underwriters, and (if requested by any such Person) confirm such notification in writing, (a) when the Prospectus has been filed, and, with respect to the Registration Statement, when it has become effective, (b) of any request by the Commission for amendments or supplements to the Registration Statement or the Prospectus or for additional information, (c) of the issuance of any stop order suspending the effectiveness of the Registration Statement, or the refusal or suspension of qualification of registration of Registrable Securities, or the initiation of any proceedings for that purpose, (d) if at any time the representations and warranties of the Company contemplated by Section 8 cease to be true and correct, and (e) of any event that makes any material statement made in the Registration Statement, the Prospectus or any document incorporated therein by reference untrue or that requires the making of any changes in the Registration Statement, the Prospectus or any document incorporated therein by reference in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect. The Company will make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible moment. If any event contemplated by clause (e) occurs, the Company will promptly prepare a supplement or post-effective amendment to the Registration Statement or the Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Upon receipt of any notice from the Company that any event of the kind described in clause (e) has happened, each Registering Holder will discontinue offering the Registrable Securities until the Registering Holder receives the copies of the supplemented or amended Prospectus contemplated by the previous sentence, or until it is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus. The period during which distribution of the Shares is suspended will not be counted toward completion of the required period of effectiveness for any Registration Statement.

  3.4 Information Included. If requested by the managing underwriters or the Registering Holders, the Company will as soon as practicable incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriters and the Registering Holders agree should be included therein relating to the sale of the Registrable Securities, including, but not limited to, information with respect to the number of Registrable Securities being sold to such underwriters or other Persons, the purchase price being paid therefor by such underwriters or other Persons and any other terms of the distribution of the Registrable Securities to be sold in such Offering. Such information will include, if applicable, any required disclosure of arrangements with underwriters. The Company will make all required filings of such Prospectus supplement or post-effective amendment as promptly as practicable after being notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment.

  3.5 Copies. The Company will (a) promptly furnish to the Registering Holders and each managing underwriter without charge, at least one signed copy of the Registration Statement and any post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference), and
(b) promptly deliver to the Registering Holders and the underwriters without charge, as many copies of the Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto as such Persons may reasonably request. The Company consents to the use of the Prospectus or any amendment or supplement thereto by the Registering Holders and the underwriters in connection with the Offering and sale of the Registrable Securities covered by the Prospectus or any amendment or supplement thereto.

  3.6 Blue Sky Registration. Prior to any Offering of Registrable Securities covered by a Registration Statement under Section 2, the Company will register or qualify or cooperate with the Registering Holders, the underwriters and their respective counsel in connection with the registration or qualification of such Registrable Securities under the securities or blue sky laws of such jurisdictions as the Registering Holders or underwriter reasonably request in writing, and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of such Registrable Securities. The Company will not be required to take any actions under this subsection if such actions would require it to submit to the general taxation of such jurisdiction or to file therein any general consent to service of process, unless this limitation means that the Registrable Securities would not be qualified (or exempt from qualification) for offer and sale in at least 20 states.

  3.7 Other Registrations. The Company will use its best efforts to cause the Registrable Securities covered by the Registration Statement to be registered with or approved by such governmental agencies or authorities other than the Commission and state securities regulatory bodies as may be necessary to enable the Registering Holders or the underwriters to consummate the disposition of such Registrable Securities.

  3.8 Certificates. The Company will cooperate with the Registering Holders and the managing underwriter to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold that do not bear any restrictive legends. Such certificates will be in such denominations and registered in such names as the managing underwriter requests at least two business days prior to any sale of Registrable Securities to the underwriters.

  3.9 Other Actions. In addition, the Company will (a) make such representations and warranties to the Registering Holders and the underwriters as are customarily made by issuers to underwriters in primary underwritten offerings (or as may be reasonably requested by the underwriters), (b) obtain opinions of counsel to the Company and updates (which counsel and opinions must be reasonably satisfactory to the Registering Holders), (c) obtain customary "cold comfort" letters and updates from the Company's independent certified public accountants addressed to the underwriters, and use its best efforts to obtain such a letter for the Registering Holders or to obtain a letter from such accountants authorizing the Registering Holders to rely on such "cold comfort" letter, (d) if an underwriting agreement is entered into, ensure that it sets forth customary indemnification provisions and procedures with respect to the Company and the Registering Holders similar to those set forth in Section 4 hereof, and (e) deliver such documents and certificates as may be requested by the Registering Holders and the managing underwriter to evidence compliance with clause (a) and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company with the Registering Holders. The above will be done in connection with each closing under such underwriting or similar agreement or as and to the extent required thereunder.

  3.10 Due Diligence. The Company will make available for inspection by the Registering Holders, any underwriter participating in any, and any attorney or accountant retained by the Registering Holders or managing underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to be available to discuss and to supply all information reasonably requested by any such Person in connection with the Registration Statement. If reasonably requested by the managing underwriter, the Company will make suitable officers available to participate in a customary "road show." All such records, information or documents will be subject to standard confidentiality arrangements.

  3.11 Section 11(a) Notice. The Company will make generally available to its stockholders earnings statements satisfying the provisions of Section 11(a) of the Securities Act.

  3.12 Expenses. Except as set forth in the next to last sentence of this
Section 3.12, all expenses incident to the Company's performance of or compliance with this Agreement, including, but not limited to, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger expenses, telephone and delivery expenses, and fees and disbursements of Company counsel and of independent certified public accountants of the Company (including the expenses of any special audit required by or incident to such performance), will be borne by the Company. The Company will also pay its internal expenses (including travel), the expense of any annual audit and the fees and expenses of any Person retained by the Company. In addition, the Company will pay all reasonable fees and disbursements of counsel to the Holders, such fees not to exceed $30,000. All such expenses are referred to as "REGISTRATION EXPENSES." All underwriting fees and commissions with respect to an underwritten Offering and transfer taxes, if any, will be borne by the Holders in proportion to the number of Registrable Securities sold by them.

  4. Indemnification.

  4.1 Indemnification By The Company. The Company will indemnify and hold harmless the Holder, its officers, directors, agents (including, but not limited to counsel) and employees and each Person who controls the Holder (within the meaning of Section 15 of the Securities Act) (each, a "CONTROLLING PERSON") (all of the foregoing are "INDEMNIFIED PERSONS") from and against any and all losses, claims, damages and liabilities (including any investigation, legal or other expenses ("LOSSES") reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) to which the Indemnified Person may become subject under the Securities Act, the Exchange Act or other federal or state securities law or regulation, at common law or otherwise, insofar as such Losses arise out of or are based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus or preliminary prospectus or any amendment or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (b) any violation by the Company of the Securities Act or the Exchange Act, or other federal or state securities law applicable to the Company and relating to any action or inaction required of the Company in connection with such registration. In addition, the Company will reimburse the Indemnified Person for any reasonable investigation, legal or other expenses incurred by such Indemnified Person in connection with investigating or defending any such Loss. Notwithstanding anything herein to the contrary, the Company will not be liable with respect to the portion of any such Loss that (i) arises out of or is based upon any alleged untrue statement or alleged omission made in such Registration Statement, preliminary Prospectus, Prospectus, or amendment or supplement in reliance upon and in conformity with written information furnished to the Company by the Indemnified Person specifically for use therein or (ii) attributable to an Indemnified Person's (A) use of a Prospectus after being notified by the Company to suspend use thereof pursuant to Section 3.3 above or (B) failure to deliver a final Prospectus to the Person asserting any losses, claims, damages and liabilities and judgments caused by any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such material misstatement or omission or alleged material misstatement or omission was cured in an amended or supplemented Prospectus prepared by the Company and delivered to the

Holder and the underwriters at or prior to the time written confirmation of sale to such Person was required to be made. The foregoing indemnity will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person, and will survive the transfer of such securities by the Indemnified Person. The Company will also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of Section 15 of the Securities Act) to the same extent customarily requested by such Persons in similar circumstances.

  4.2 Indemnification By Holders Of Registrable Securities. If a Holder sells Registrable Securities under a Prospectus that is part of a Registration Statement, the Holder will indemnify and hold harmless the Company, its directors and each officer who signed such Registration Statement and each Person who controls the Company (within the meaning of Section 15 of the Securities Act) under the same circumstances as the foregoing indemnity from the Company to the Holders but only to the extent that such Losses arise out of or are based upon any untrue or allegedly untrue statement of a material fact or omission or alleged omission of a material fact that was made in the Prospectus, the Registration Statement, or any amendment or supplement thereto, in reliance upon and in conformity with written information relating to a Holder furnished to the Company by a Holder expressly for use therein. In no event will the aggregate liability of a Holder exceed the amount of the net proceeds received by the Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of the Company or such officer, director, employee or Controlling Person, and will survive the transfer of such securities by the Holder. The Company and the Holders will be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as customarily furnished by such Persons in similar circumstances.

  4.3 Contribution. If the indemnification provided for in the foregoing Sections is unavailable to an indemnified party or is insufficient to hold such indemnified party harmless for any Losses in respect of which the foregoing Sections would otherwise apply by their terms (other than by reason of exceptions provided in the foregoing Sections), then each applicable indemnifying party, in lieu of indemnifying such indemnified party, will have a joint and several obligation to contribute to the amount paid or payable by such indemnified party as a result of such Losses. Such contribution will be in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party, on the one hand, and indemnified party, on the other hand, will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken or made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The amount paid or payable by a party as a result of any such Losses will be deemed to include any investigation, legal or other fees or expenses incurred by such party in connection with any investigation or proceeding, to the extent such party would have been indemnified for such expenses if the indemnification provided for in the foregoing Sections was available to such party.

  4.4 Conduct Of Indemnification Proceedings. Any Person entitled to indemnification hereunder will (a) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification, and (b) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that the failure to give such notice shall not relieve an indemnifying party of liability except to the extent it has been prejudiced as a result. Any Person entitled to indemnification hereunder will have the right to employ separate counsel and to participate in (but not control) the defense of such claim, but the fees and expenses of such counsel will be at the expense of such Person and not of the indemnifying party unless (x) the indemnifying party has agreed to pay such fees or expenses, (y) the indemnifying party has failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person within a reasonable period of time pursuant to this Agreement, or (z) in the opinion of counsel of the Person to be indemnified, a conflict of interest exists between such Person and the indemnifying party with respect to such claims that would make such separate representation required under applicable ethical rules. In the case of (z) if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party will not have the right to assume the defense of such claim on behalf of such Person. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). No indemnified party will be required to consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving of a release, by all claimants or plaintiffs, to such indemnified party from all liability in respect to such claim or litigation. Any indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel (other than required local counsel) for all parties indemnified by such indemnifying party with respect to such claim.

  5. Other Agreements.

  5.1 Restrictions On Public Sale By The Holders. If requested by the managing underwriter of an underwritten Offering, the Holders will not effect any public sale or distribution of securities of the same class (or securities exchangeable or exercisable for or convertible into securities of the same class) as the securities included in the Offering (including, but not limited to, a sale pursuant to Rule 144 of the Securities Act) during the 10-day period prior to and the 90-day period (or shorter period requested by the underwriter) beginning on the effective date of, such Offering.

  5.2 Rule 144.

  (a) The Holders hereby irrevocably and unconditionally acknowledge and agree on behalf of themselves, their present and future Affiliates and Permitted Transferees that, for so long as each Holder together with its Affiliates and Permitted Transferees beneficially owns (within the meaning of Rule 13d under the Exchange Act) in the aggregate 10% or more of the outstanding shares of Common Stock, each of such Persons shall be deemed "affiliates" of the Company (within the meaning and for purposes of Rule 144 under the Securities Act) and shall be subject to the provisions of Rule 144(e)(1) under the Securities Act with respect to transactions in the Company's securities.

  (b) The Company will file, on a timely basis, all reports required to be filed by it under the Securities Act and the Exchange Act, and will take such further action and provide such documents as the Holders may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the conditions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the Commission. Upon the request of a Holder, the Company will deliver to the Holder a statement verifying that it has complied with such information and requirements.

  (c) The provisions of Section 5.2(a) shall expire on January 15, 2000.

  5.3 Representations And Warranties.

  5.3.1 Validity. The Company represents and warrants to the Holder that this Agreement has been duly and validly executed and delivered by the Company and constitutes a legally valid and binding agreement of the Company enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and except as rights to indemnity and contribution hereunder may be limited by federal or state securities laws.

  5.3.2 No Inconsistent Agreements. The Company represents and warrants that it has not previously entered into, and will not on or after the date of this Agreement enter into, any agreement with respect to its securities that is inconsistent with the terms of this Agreement, including any agreement that impairs or limits the registration rights granted to the Holder or that otherwise conflicts with the provisions hereof or would preclude the Company from discharging its obligations under this Agreement.

  5.3.3 Furnish Information. The Company will promptly deliver to the Holder copies of all financial statements, reports and proxy statements that the Company is required to send to its stockholders generally.

  5.4 Assignment. This Agreement and the rights hereunder are assignable by the Holder only to Permitted Transferees in connection with the transfer of Registrable Securities in accordance with this Section 5.4. As a condition to the effectiveness of any such assignment the Company shall have received (a) written notice of such assignment, the number of Registrable Securities to be transferred and the name and address of the transferee, and (b) a written agreement in form and substance reasonably acceptable to the Company whereby each such Permitted Transferee agrees to be bound by the terms of this Agreement; whereupon such Permitted Transferee will become a "HOLDER" under this Agreement. Further, no rights under this Agreement may be assigned without the concurrent assignment of the related Shares. Other than as set forth above, this Agreement is not assignable by a Holder and any purported assignment not in accordance with the foregoing shall be null and of no effect. No Person other than the Holders and their Permitted Transferees shall be entitled to any of the registration rights provided by this Agreement.

  6. Miscellaneous Provisions.

  6.1 Amendments; Waivers. Amendments, waivers, demands, consents and approvals under this Agreement must be in writing and designated as such. No failure or delay in exercising any right will be deemed a waiver of such right.

  6.2 Integration. This Agreement is the entire agreement between the parties pertaining to its subject matter, and supersedes and replaces all prior agreements and understandings of the parties (or their respective predecessors) in connection with such subject matter.

  6.3 Interpretation; Governing Law. This Agreement is to be construed as a whole and in accordance with its fair meaning. This Agreement is to be interpreted in accordance with the laws of the State of Delaware.

  6.4 Headings. Headings of Sections and subsections are for convenience only and are not a part of this Agreement.

  6.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which constitute one agreement.

  6.6 Successors And Assigns. This Agreement is binding upon and inures to the benefit of each party and such party's respective heirs, personal representatives, successors and permitted assigns (including any Permitted Transferees). Nothing in this Agreement, express or implied, is intended to confer any rights or remedies upon any other person.

  6.7 Expenses; Legal Fees. Each party will pay its own expenses in the negotiation, preparation and performance of this Agreement. The prevailing party in any action relating to this Agreement will be entitled to recover, in addition to other appropriate relief, reasonable legal fees, costs and expenses incurred in such action.

  6.8 Representation By Counsel; Interpretation. Each party acknowledges that it has been represented by counsel in connection with this Agreement. Any rule of law, including, but not limited to, Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it, has no application and is expressly waived.

  6.9 Specific Performance. In view of the uniqueness of the matters contemplated by this Agreement, the parties would not have an adequate remedy at law for money damages if this Agreement is not being performed in accordance with its terms.

  The Company therefore agrees that the Holders will be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the Holders may be entitled.

  6.10 Time is of the Essence. Time is of the essence in the performance of each and every term, provision and covenant in this Agreement.

  6.11 Notices. Any notice to be given hereunder must be in writing and delivered as follows (or to another address as either shall designate in writing):

  If to the Company to:

    United Rentals, Inc.
    4 Greenwich Office Park
    Greenwich, CT 06830
    Attn: Chief Financial Officer

  If to the Holders to:

  -------------------------------------
  -------------------------------------
  -------------------------------------
  Attn:
    ----------------------------------

  IN WITNESS WHEREOF, this Registration Rights Agreement has been signed as of the date first set forth above.

                                          UNITED RENTALS, INC.

                                          By:
                                             ----------------------------------
                                          Its:

                                          AYR, INC.

                                          By:
                                             ----------------------------------
                                          Its:

                                          [OTHER HOLDERS]

                                          -------------------------------------

                                                                      EXHIBIT G

                             GOLDMAN, SACHS & CO.
                                85 BROAD STREET
                           NEW YORK, NEW YORK 10004

PERSONAL AND CONFIDENTIAL

June 15, 1998

Board of Directors
United Rentals, Inc.
Four Greenwich Office Park
Greenwich, CT 06830

Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view to United Rentals, Inc. ("United") of the exchange ratio (the "Exchange Ratio") of 0.9625 shares of common stock, par value $0.01 per share ("United Common Stock"), of United to be exchanged by United for each share of Common Stock, par value $0.01 per share ("Company Common Stock"), of U.S. Rentals Inc. (the "Company"), pursuant to the Agreement and Plan of Merger dated as of June 15, 1998, by and among the Company, United and UR Acquisition Corporation, a wholly-owned subsidiary of United, (the "Agreement").

  Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with United having provided certain investment banking and financial advisory services to United from time to time, including having acted as a co-manager of 9.50% $200 million senior subordinated notes due 2008 and having acted as financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of United or the Company for its own account and the accounts of customers.

  In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-1 of the Company, including the Prospectus forming a part thereof dated February 21, 1997, related to the initial public offering of Company Common Stock; the Registration Statement on Form S-1 of United, including the Prospectus forming a part thereof dated December 16, 1997, related to the initial public offering of United Common Stock; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and United for the year ended December 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and United; certain other communications from the Company and United to their respective stockholders; and, certain financial analyses and forecasts for the Company and United prepared by their respective managements. We have held discussions with members of the senior management of the Company and United regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for Company Common Stock and United Common Stock, compared certain financial and stock market information for the Company and United with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the equipment rental industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

  We have relied upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the forecasts of the Company have been prepared on a basis reflecting the best currently available estimates and judgments. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or United or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed with your consent that the transaction contemplated by the Agreement will be accounted for as a pooling of interests under generally accepted accounting principles. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of United in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of United Common Stock should vote with respect to such transaction.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to United.

Very truly yours,

GOLDMAN, SACHS & CO.

                                                                      EXHIBIT H
              DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION
                           2121 AVENUE OF THE STARS
                         LOS ANGELES, CALIFORNIA 90067
                                                                  June 15, 1998

Board of Directors
U.S. Rentals, Inc.
1581 Cummins Drive, Suite 155
Modesto, CA 95358

Dear Sirs:

  You have requested our opinion as to the fairness from a financial point of view to the Public Stockholders (as defined below) of U.S. Rentals, Inc. (the "Company") of the Exchange Ratio (as defined below) pursuant to the terms of the Agreement and Plan of Merger, dated as of June 15, 1998 (the "Agreement"), by and among the Company, United Rentals, Inc. ("United Rentals") and UR Acquisition Corporation, a direct wholly-owned subsidiary of United Rentals ("Merger Sub"), pursuant to which Merger Sub will be merged (the "Merger") with and into the Company. It has been represented to us that, on a fully diluted basis, approximately 64.4% of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") is held by Ayr, Inc. and Richard D. Colburn (the "Inside Holders") and that approximately 35.6% of the issued and outstanding shares of the Company Common Stock is held by holders other than the Inside Holders (the "Public Stockholders").

  Pursuant to the Agreement, each share of Company Common Stock will be converted into the right to receive 0.9625 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of United Rentals (the "United Rentals Common Stock").

  In arriving at our opinion, we have reviewed, among other things, the June 15, 1998 draft of the Agreement and the exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and United Rentals, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company for the period beginning January 1, 1998 and ending December 31, 2000 prepared by the management of the Company and certain financial projections of United Rentals for the period beginning January 1, 1998 and ending December 31, 2000 prepared by the management of United Rentals. In addition, we have compared certain financial and securities data of the Company and United Rentals with various other companies whose securities are traded in the public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company and United Rentals, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

  In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and United Rentals or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon oral estimates provided by the management of the Company of the operating synergies achievable as a result of the Merger. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and United Rentals as to the future operating and financial performance of the Company and United Rentals, respectively. We have not assumed any responsibility for making an independent evaluation or appraisal of any assets or liabilities of the Company or United Rentals or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company. DLJ assumed that United Rentals will account for the Merger as a pooling-of-interests in accordance with generally accepted accounting principles ("GAAP"), and that the Merger qualifies for such treatment.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion as a result of changes in these conditions or otherwise. We are expressing no opinion herein as to the prices at which United Rentals Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger or the underlying decision of the Company to engage in the Merger or other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company and United Rentals in the past and has received usual and customary compensation for such services including (i) acting as the lead manager in the initial public offering of the Company's common stock in February 1997, (ii) acting as a co-manager in the initial public offering of United Rentals' common stock in December 1997, (iii) acting as a co-manager in a public offering of United Rentals' common stock in March 1998, and (iv) acting as a co-manager in a private offering of senior subordinated notes for United Rentals in May 1998.

  Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the Public Stockholders from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION


                                                  /s/ Michael K. Hooks
                                          By: _________________________________
                                             Michael K. Hooks
                                             Managing Director

                                                                       EXHIBIT I

                         DESCRIPTION OF UNITED RENTALS

Selected Historical and Pro Forma Consolidated Financial Information.....  I-2
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  I-4
Business................................................................. I-13
Management............................................................... I-23
Certain Transactions..................................................... I-30
Index to Financial Statements............................................ I-31

  United Rentals, Inc. is principally a holding company (the "Holding Company") and principally conducts its operations through its wholly owned subsidiary United Rentals (North America), Inc. ("URI") and subsidiaries of URI. URI was incorporated in August 1997, initially capitalized in September 1997 and commenced equipment rental operations in October 1997. The Holding Company was incorporated in July 1998 and became the parent company of URI on August 5, 1998 pursuant to the reorganization (the "Reorganization") described under "Business--Background." Prior to the Reorganization, the name of United Rentals (North America), Inc. was United Rentals, Inc. Unless otherwise indicated, as used in this Exhibit I, (i) the terms "United Rentals" and "the Company" refer collectively to URI and its subsidiaries, with respect to periods prior to the Reorganization, and to the Holding Company and its subsidiaries, with respect to periods thereafter, (ii) the term "Common Stock" refers to the common stock of URI, with respect to periods prior to the Reorganization, and to the common stock of the Holding Company, with respect to periods thereafter and (iii) the term the "Acquired Companies" refers collectively to the 72 companies acquired by the Company since its formation (through September 8, 1998).

                       SELECTED HISTORICAL AND PRO FORMA
                      CONSOLIDATED FINANCIAL INFORMATION

  The Company commenced rental operations in October 1997 by acquiring six established rental companies and acquired 66 additional companies in the first nine months of 1998 (through September 8, 1998). The following table presents selected historical and pro forma income statement and balance sheet data for the Company. The income statement data of the Company for the period from inception to December 31, 1997 is derived from the audited Consolidated Financial Statements of the Company included elsewhere in this Joint Proxy Statement/Prospectus. The balance sheet data of the Company as of June 30, 1998 and the income statement data of the Company for the six months ended June 30, 1998, are derived from the unaudited Consolidated Financial Statements of the Company included elsewhere in this Joint Proxy Statement/Prospectus.The following data should be read in conjunction with (i) the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations," (ii) the Consolidated Financial Statements and the related notes thereto and Pro Forma Consolidated Financial Statements and the related notes thereto of the Company included elsewhere in this Joint Proxy Statement/Prospectus and (iii) the financial statements of certain of the Acquired Companies included elsewhere in this Joint Proxy Statement/Prospectus.

  The following unaudited pro forma income statement data with respect to the year ended December 31, 1997 and the six months ended June 30, 1998 gives effect to each acquisition completed by the Company after the beginning of such period (through September 8, 1998) and the financing of each such acquisition, as if all such transactions had occurred at the beginning of such period. The following unaudited pro forma income statement data with respect to the years ended December 31, 1995 and 1996 gives effect to the acquisition of Rental Tools and Equipment Co. International, Inc. (which was completed in August 1998 and accounted for as a "pooling of interests"), as if such transaction had occurred at the beginning of the period presented. The following unaudited pro forma balance sheet data as of June 30, 1998 gives effect to each acquisition completed by the Company subsequent to such date (through September 8, 1998) and the financing of each such acquisition, as if all such transactions had occurred on such date. The pro forma data set forth below is provided for informational purposes only and does not purport to be indicative of the results that would have actually been obtained had the acquisitions reflected in such data been completed at the beginning of the period presented or of the results that may be expected to occur in the future.

                                      HISTORICAL                               PRO FORMA
                         ------------------------------------- -------------------------------------------
                         PERIOD FROM AUGUST 14,
                            1997 (INCEPTION)      SIX MONTHS                                  SIX MONTHS
                          THROUGH DECEMBER 31,  ENDED JUNE 30,                              ENDED JUNE 30,
                                  1997               1998       YEAR ENDED DECEMBER 31,          1998
                         ---------------------- -------------- ---------------------------- --------------
                                                               1995(A)  1996(A)     1997
                                                               -------  -------  ----------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Total revenues..........        $10,633            $127,351    $40,040  $47,359   $768,929    $  378,659
Total cost of
 operations.............          6,822              80,112     25,769   28,397    476,991       240,516
                                -------            --------    -------  -------   --------    ----------
Gross profit............          3,811              47,239     14,271   18,962    291,938       138,143
Selling general and
 administrative
 expense................          3,311              25,102      8,707    9,979    154,523        78,184
Non-rental depreciation
 and amortization.......            262               3,815      1,403    1,855     26,749        13,553
                                -------            --------    -------  -------   --------    ----------
Operating income........            238              18,322      4,161    7,128    110,666        46,406
Interest expense........            454               4,937      2,161    2,563     66,969        24,095
Other (income) expense,
 net....................           (270)               (528)      (673)     (76)    (7,043)       (5,652)
                                -------            --------    -------  -------   --------    ----------
Income before income
 taxes..................             54              13,913      2,673    4,641     50,740        27,963
Income taxes............             20               5,693                         20,802        11,464
                                -------            --------    -------  -------   --------    ----------
Net income..............        $    34            $  8,220    $ 2,673  $ 4,641   $ 29,938    $   16,499
                                =======            ========    =======  =======   ========    ==========
Basic earnings per
 share..................        $  0.00            $   0.27    $  0.97  $  1.69   $   0.76    $     0.47
                                =======            ========    =======  =======   ========    ==========
Diluted earnings per
 share..................        $  0.00            $   0.23    $  0.97  $  1.69   $   0.72    $     0.42
                                =======            ========    =======  =======   ========    ==========
                                                                                     AT JUNE 30, 1998
                                                                                 -------------------------
                                                                                 HISTORICAL   PRO FORMA
                                                                                 ---------- --------------
                                                                                  (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.....................................................    $  5,486    $    4,000
Rental equipment, net.........................................................     298,956       559,684
Total assets..................................................................     889,164     1,605,161
Total debt....................................................................     389,181     1,028,259
Stockholders' equity..........................................................     418,394       447,354

--------
(a) The pro forma data for the years ended December 31, 1995 and 1996 reflect the results of operations of Rental Tools and Equipment Co. International, Inc. only, since United Rentals had not yet commenced operations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the Consolidated Financial Statements and related notes thereto, the unaudited Pro Forma Consolidated Financial Statements and related notes thereto and the "Selected Historical and Pro Forma Consolidated Financial Information" of the Company included elsewhere in this Joint Proxy Statement/Prospectus.

GENERAL

  The Company was organized in August 1997 and commenced equipment rental operations in October 1997 by acquiring six established rental companies. The Company acquired 66 additional companies in the first nine months of 1998 (through September 8, 1998).

  The Company primarily derives revenues from the following sources: (i) equipment rental (including additional fees that may be charged for equipment delivery, fuel, repair of rental equipment, and damage waivers), (ii) the sale of used rental equipment, (iii) the sale of new equipment and (iv) the sale of related merchandise and parts.

  Cost of operations consists primarily of depreciation costs associated with rental equipment, the cost of repairing and maintaining rental equipment, the cost of used and new equipment sold, personnel costs, occupancy costs, supplies, and expenses related to information systems. The Company records rental equipment expenditures at cost and depreciates equipment using the straight-line method over the estimated useful life (which ranges from 2 to 10 years), after giving effect to an estimated salvage value of 0% to 10% of cost.

  Selling, general and administrative expense includes advertising and marketing expenses, management salaries, and clerical and administrative overhead.

  Non-rental depreciation and amortization includes (i) depreciation expense associated with equipment that is not offered for rent (such as vehicles, computers and office equipment) and depreciation expense associated with leasehold improvements and (ii) the amortization of intangible assets. The Company's intangible assets include goodwill, which represents the excess of the purchase price of acquired companies over the estimated fair market value of the assets acquired.

  The Company's acquisition of the Acquired Companies changed the cost structures of these companies due to changes relating to depreciation and amortization, interest expense, compensation to former owners and lease expense for real estate. In view of these changes, the Company believes that the pre-acquisition historical results of the Acquired Companies are not indicative of future results. Therefore, the discussion below focuses on the historical and pro forma results of the Company rather than on pre-acquisition historical results of the Acquired Companies.

CONSIDERATION PAID FOR THE ACQUIRED COMPANIES

  The aggregate consideration paid by the Company for the Acquired Companies was $1,015.2 million and consisted of approximately $872.7 million in cash, 5,105,380 shares of Common Stock, a convertible note in the principal amount of $300,000, and warrants to purchase an aggregate of 30,000 shares of Common Stock. In addition, the Company repaid or assumed outstanding indebtedness of the Acquired Companies in the aggregate amount of $498.8 million. The Company also agreed in connection with 12 of the acquisitions to pay additional amounts to the former owners based upon specified future revenues (such amounts being limited to (i) $10,000,000, $2,800,000, $2,000,000, $1,400,000,
$1,000,000, $800,000, $500,000, $500,000, $500,000, $350,000 and
Cdn$4,000,000, respectively, with respect to 11 of such acquisitions and (ii) an amount based on the revenues of a single store with respect to the other acquisition).

HISTORICAL RESULTS OF OPERATIONS

  The Company believes that its historical results for each of the periods discussed below do not fully reflect its current operations in view of the fact that (i) acquisitions completed after the commencement of the period are reflected in the Company's results for only a portion of the period and (ii) acquisitions completed subsequent to the end of the period are not reflected in the Company's results for such period.

 SIX MONTHS ENDED JUNE 30, 1998

  Revenues. Total revenues were $127.4 million for the six months ended June 30, 1998. Equipment rental revenues accounted for 67.6% of such revenues.

  Gross Profits. For the six months ended June 30, 1998, the gross profit margin was (i) 41.7% from equipment rentals, (ii) 44.3% from sales of rental equipment and (iii) 21.7% from sales of new equipment, merchandise and other revenues.

  Selling, General and Administrative Expense. For the six months ended June 30, 1998, selling, general and administrative expense ("SG&A") was $25.1 million or 19.7% of total revenues.

  Non-rental Depreciation and Amortization. For the six months ended June 30, 1998, non-rental depreciation and amortization was $3.8 million or 3.0% of total revenues.

  Interest Expense. For the six months ended June 30, 1998, interest expense was $4.9 million.

  Income Taxes. The Company's effective income tax rate for the six months ended June 30, 1998 was 41.0%.

 PERIOD FROM AUGUST 14, 1997 (INCEPTION) THROUGH DECEMBER 31, 1997

  Revenues. Total revenues were $10.6 million for the period from August 14, 1997 through December 31, 1997. Equipment rental revenues accounted for 66.0% of such revenues.

  Gross Profit. For the period from August 14, 1997 through December 31, 1997, the gross profit margin was (i) 39.6% from equipment rentals, (ii) 47.8% from sales of rental equipment and (iii) 21.2% from sales of new equipment, merchandise and other revenues.

  Selling, General and Administrative Expense. For the period from August 14, 1997 through December 31, 1997, SG&A was $3.3 million or 31.1% of total revenues.

  Non-rental Depreciation and Amortization. For the period from August 14, 1997 through December 31, 1997, non-rental depreciation and amortization was $262,000 or 2.5% of total revenues.

  Interest Expense. For the period from August 14, 1997 through December 31, 1997, interest expense was $454,000.

  Income Taxes. The Company's effective income tax rate for the period from August 14, 1997 through December 31, 1997 was 37.9%.

PRO FORMA RESULTS OF OPERATIONS

  The pro forma income statement data with respect to each period discussed below gives effect to each acquisition completed by the Company after the beginning of such period (through September 8, 1998) and the financing of each such acquisition, as if all such transactions had occurred at the beginning of the period. Such pro forma income statement data, however, does not reflect (i) potential cost savings, synergies and efficiencies that may be achieved through the integration of the businesses and operations of the Acquired Companies, (ii) the expenses that the Company may incur as it seeks to increase internal growth at the Acquired Companies, including expenditures required in order to expand and modernize rental equipment, increase sales and marketing efforts and expand and diversify the customer segments served and (iii) the costs incurred subsequent to the end of the period in connection with installing the Company's integrated information technology system. In addition, the pro forma income statement data for 1997, does not reflect the additional compensation expense relating to the Company's senior management which would have been incurred had such compensation accrued commencing at the beginning of the year (rather than in September 1997). The pro forma income statement data discussed below does not purport to be indicative of the results that would have actually been obtained had the acquisition of each of the Acquired Companies and the financing of each such acquisition been completed at the beginning of the period discussed or of the results that may be expected to occur in the future.

 SIX MONTHS ENDED JUNE 30, 1998

  Revenues. Total revenues were $378.7 million for the six months ended June 30, 1998. Equipment rental revenues accounted for 66.6% of such revenues.

  Gross Profits. For the six months ended June 30, 1998, the gross profit margin was (i) 39.7% from equipment rentals and (ii) 30.0% from sales of equipment and merchandise and other revenues.

  Selling, General and Administrative Expense. For the six months ended June 30, 1998, SG&A was $78.2 million or 20.6% of total revenues.

  Non-rental Depreciation and Amortization. For the six months ended June 30, 1998, non-rental depreciation and amortization was $13.6 million or 3.6% of total revenues.

  Interest Expense. For the six months ended June 30, 1998, interest expense was $24.1 million.

  Income Taxes. The Company's effective income tax rate for the six months ended June 30, 1998 was 41.0%.

 YEAR ENDED DECEMBER 31, 1997

  Revenues. Total revenues were $768.9 million for the year ended December 31, 1997. Equipment rental revenues accounted for 67.6% of such revenues.

  Gross Profit. For the year ended December 31, 1997, the gross profit margin was (i) 43.2% from equipment rentals and (ii) 27.0% from sales of equipment and merchandise and other revenues.

  Selling, General and Administrative Expense. For the year ended December 31, 1997, SG&A was $154.5 million or 20.1% of total revenues.

  Non-rental Depreciation and Amortization. For the year ended December 31, 1997, non-rental depreciation and amortization was $26.7 million or 3.5% of total revenues.

  Interest Expense. Interest expense was $67.0 million for the year ended December 31, 1997.

  Income Taxes. Pro forma income taxes was computed for the year ended December 31, 1997 using an estimated rate of 41.0%.

LIQUIDITY AND CAPITAL RESOURCES

 GENERAL

  The Company has funded its cash requirements to date from (i) the sale of Common Stock and warrants in private placements to the officers and directors of the Company for aggregate consideration of $46.8 million, (ii) other sales of Common Stock in private placements for aggregate consideration of $7.9 million, (iii) the sale of Common Stock in the Company's initial public offering in December 1997 and in an additional public offering in March 1998 for aggregate consideration of $307 million (after deducting the underwriting discounts and estimated offering expenses), (iv) borrowings under the Company's $300 million revolving credit facility (the "Credit Facility"), (v) the sale of $200 million aggregate principal amount of 9 1/2% senior subordinated notes ("9 1/2% Notes") in May 1998 for aggregate consideration of $194.5 million (after deducting the initial purchasers' discount), (vi) the proceeds of a $250 million term loan that the Company received in July 1998,
(vii) the sale by a subsidiary trust of 6 1/2% convertible quarterly income preferred securities in August 1998 for aggregate consideration of $290 million (after deducting the initial purchasers' discount), (viii) the sale of $205 million aggregate principal amount of 8.80% senior subordinated notes (the "8.8% Notes") in August 1998 for aggregate consideration of $197.5 million (after deducting the initial purchaser's discount) and (ix) cash generated from operations and from the sale of equipment. The Company generated cash from operations of $1.1 million and $28.8 million during the period from August 14, 1997 (inception) through December 31, 1997, and the first six months of 1998, respectively. For additional information concerning certain of the financings described above, see "--Certain Information Concerning Preferred Securities" and "--Certain Information Concerning the Credit Facility and Other Indebtedness."

  The Company's principal existing sources of cash are borrowings available under the Credit Facility and cash generated from operations. The Company will require additional financing in connection with the Merger as described below under "--Cash Requirements Relating to the Merger."

 CASH REQUIREMENTS RELATING TO THE MERGER

  The Company has obtained commitments from a group of lenders to provide the Company with a new $750 million revolving credit facility which would replace the Company's existing Credit Facility. The Company expects that it will (i) use a portion of this new facility to refinance approximately $382 million of U.S. Rentals' outstanding indebtedness and pay approximately $60 million of expenses in connection with the Merger (as described below) and (ii) use the balance for general corporate purposes, including acquisitions. If for any reason the Company were unable to obtain the expected new credit facility, consummation of the Merger could be delayed or prevented.

  The principal cash outlays that the Company expects will be required in connection with the Merger are discussed below.

  Repayment of U.S. Rentals' Credit Facility. Upon completion of the Merger, U.S. Rentals will be required to immediately repay all outstanding indebtedness under its revolving credit facility. As of September 4, 1998, there was $130.0 million of indebtedness outstanding under such credit facility.

  Prepayment of U.S. Rentals' Senior Notes. The Company and U.S. Rentals are engaged in discussions with the holders of $252 million aggregate principal amount of U.S. Rentals' senior unsecured notes with respect to obtaining the agreement of such holders to certain amendments to the terms of such notes that would enable URI to assume such notes in connection with the Merger. Any such amendment would likely provide, among other things, for an increase in the interest rate on the notes following the Merger. There can be no assurance that the holders of the notes will agree to such an amendment. If agreement to such amendment is not obtained, the Company will prepay the notes pursuant to the terms thereof concurrently with the closing of the Merger. The Company intends to fund such repayment with the new credit facility that the Company expects to obtain as described above.

  Other Cash Expenditures. The Company estimates that other cash expenditures in connection with the Merger will be in the range of $50 million to $60 million (excluding non-cash charges of approximately $10 million). These include expenditures for (i) accelerated deferred compensation for certain employees of U.S. Rentals, (ii) severance for certain employees of U.S. Rentals, and (iii) professional fees and investment banking fees.

 GENERAL CASH REQUIREMENTS RELATED TO OPERATIONS

  The Company expects to obtain a new credit facility (as described above). The Company estimates that borrowings under such credit facility and cash generated from operations will be sufficient for at least two years following completion of the Merger to fund the cash required for (i) the existing operations of the Company and (ii) the existing operations of U.S. Rentals to be acquired in the Merger. The Company expects that following the Merger its principal uses of cash relating to its operations will be to fund (i) operating activities and working capital, (ii) the purchase of rental equipment and inventory of items offered for sale and (iii) debt service. The Company estimates that equipment expenditures over the next 12 months will be in the range of $350 million to $400 million for (a) the existing operations of the Company and (b) the existing operations of U.S. Rentals to be acquired in the Merger. The Company expects to fund the foregoing expenditures from its existing cash sources described above. The Company cannot quantify at this time the amount of additional equipment expenditures that will be required in connection with new acquisitions, but expects that generally such expenditures will be funded from the cash flow generated by such acquisitions.

  Principal elements of the Company's strategy include continued expansion through a disciplined acquisition program and the opening of new rental locations. The Company expects to pay for future acquisitions using cash, capital stock, notes and/or assumption of indebtedness. The Company expects that it will require additional financing for future acquisitions and, consequently, the Company's indebtedness may increase as the Company implements its growth strategy. There can be no assurance that any such future debt or equity financings will be available or, if available, will be on terms satisfactory to the Company.

  The Company is in the process of developing three start-up locations. See "Business--Start-up Locations." In addition, U.S. Rentals is in the process of developing two start-up locations. The Company estimates that the aggregate costs associated with such start-up locations will be in the range of $3 million to $5 million (including expenditures of approximately $700,000 incurred to date).

  The Company has recently installed a new integrated information technology system as described under "Business--Information Technology System." The cost of installing such system was approximately $7.4 million. The Company estimates that the cost of extending the system to the locations to be acquired through the Merger will be approximately $3.3 million.

  The Company has been informed by its software vendors that the Company's new information technology system is year 2000 compliant. The Company has, therefore, not developed any contingency plans relating to year 2000 issues and has not budgeted any funds for year 2000 issues. Although the Company believes that its system is year 2000 compliant, there can be no assurance that unanticipated year 2000 problems will not arise which, depending on the nature and magnitude of the problem, could have a material adverse effect on the Company's business and financial condition. Furthermore, year 2000 problems involving third parties may have a negative impact on the general economy or on the ability of businesses generally to receive essential services (such as telecommunications, banking services, etc.). Any such occurrence could have a material adverse effect on the Company's business and financial condition.

  Based upon the terms of the Company's currently outstanding indebtedness (including currently outstanding indebtedness of U.S. Rentals that will be assumed in the Merger), the Company is scheduled to repay approximately $1.2 million of indebtedness during the balance of 1998 and $3.7 million during 1999. (Such amounts are in addition to the amounts that the Company will be required to repay in connection with the Merger as described above under "-- Cash Requirements Relating to the Merger"). In addition, the Company may be required at any time to repay a $21 million demand note that the Company will assume in connection with the Merger.

 CERTAIN INFORMATION CONCERNING PREFERRED SECURITIES

  On August 5, 1998, a subsidiary trust (the "Trust") of the Holding Company sold in a private offering (the "Preferred Securities Offering") $300 million of 6 1/2% Convertible Quarterly Income Preferred Securities (the "Preferred Securities"). The net proceeds from the Preferred Securities Offering were approximately $290 million. The Trust used the proceeds from the Preferred Securities Offering to purchase convertible subordinated debentures from the Holding Company which resulted in the Holding Company receiving all of the proceeds of the Preferred Securities Offering. The Holding Company in turn contributed the net proceeds of the Preferred Securities Offering to its wholly owned subsidiary URI. URI has used approximately $281 million of such net proceeds to repay outstanding indebtedness under the Credit Facility and has used the balance of such net proceeds for acquisitions.

  The preferred securities are convertible into Common Stock of the Company at a conversion price equivalent to $43.63 per share.

 CERTAIN INFORMATION CONCERNING THE CREDIT FACILITY AND OTHER INDEBTEDNESS

  Set forth below is certain information concerning the Company's existing Credit Facility and certain other indebtedness of the Company.

  Existing Credit Facility. The Company's existing Credit Facility is with a group of financial institutions, for which Bank of America National Trust and Savings Association acts as U.S. agent and Bank of America Canada acts as Canadian agent. Set forth below is certain information concerning the terms of the Credit Facility. As described above, the Company expects to obtain a new credit facility that will increase the Company's borrowing capacity. The terms of such new credit facility may be different than the terms of the existing Credit Facility.

  The Credit Facility enables URI to borrow up to $300 million on a revolving basis and permits a Canadian subsidiary of URI (the "Canadian Subsidiary") to directly borrow up to $40 million under the Credit Facility (provided that the aggregate borrowings of URI and the Canadian Subsidiary do not exceed $300 million). Up to $10 million of the Credit Facility is available in the form of letters of credit. The Credit Facility terminates on March 30, 2001, at which time all outstanding indebtedness is due. As of September 8, 1998, there was $97.0 million outstanding indebtedness under the Credit Facility (not including undrawn outstanding letters of credit in the amount of $1.4 million). As described above, the Company expects to obtain a new $750 million revolving credit facility which would replace the existing Credit Facility.

  Borrowings by URI under the Credit Facility accrue interest, at URI's option, at either (a) the Base Rate (which is equal to the greater of (i) the Federal Funds Rate plus 0.5% and (ii) Bank of America's reference rate) or (b) the Eurodollar Rate (which for borrowings by URI is equal to Bank of America's reserve adjusted eurodollar rate) plus a margin ranging from 0.950% to 1.625% per annum. Borrowings by the Canadian Subsidiary under the Credit Facility accrue interest, at such subsidiary's option, at either (x) the Prime Rate (which is equal to Bank of America Canada's prime rate), (y) the BA Rate (which is equal to Bank of America Canada's BA Rate) plus a margin ranging from 0.950% to 1.625% per annum or (z) the Eurodollar Rate (which for borrowing by the Canadian Subsidiary is equal to Bank of America Canada's reserve adjusted eurodollar rate) plus a margin ranging from 0.950% to 1.625% per annum. If at any time an event of default (as defined in the agreement governing the Credit Facility) exists, the interest rate applicable to each loan will increase by 2% per annum. URI is also required to pay the banks an annual facility fee equal to 0.375% of the banks' $300 million aggregate lending commitment under the Credit Facility (which fee may be reduced to 0.300% for periods during which the Company maintains a specified funded debt to cash flow ratio).

  The agreement governing the Credit Facility contains certain covenants that require the Company to, among other things, satisfy certain financial tests relating to: (a) maintenance of minimum net worth, (b) the ratio of funded debt to net worth, (c) interest coverage ratio, (d) funded debt to cash flow,
(e) the ratio of funded debt to cash flow, and (f) the ratio of senior debt to tangible assets. The agreement governing the Credit Facility also contains certain covenants that restrict URI's ability to, among other things, (i) incur additional indebtedness, (ii) permit liens to attach to its assets,
(iii) pay dividends or make other restricted payments on its common stock and certain other securities, (iv) make acquisitions unless certain financial conditions are satisfied, (v) engage in transactions with affiliates or (vi) consolidate, merge or sell all or substantially all of its assets. In addition, the agreement governing the Credit Facility provides that failure by any two of Messrs. Jacobs, Milne, Nolan and Miner to continue to hold executive positions with URI for a period of 30 consecutive days constitutes an event of default unless replacement officers satisfactory to the lenders are appointed.

  The obligations of URI under the Credit Facility are (i) secured by substantially all of its assets, the stock of its United States subsidiaries and a portion of the stock of a Canadian subsidiary and (ii) guaranteed by the Holding Company and secured by the stock of URI. The obligations of the Canadian Subsidiary under the Credit Facility are guaranteed by URI and secured by substantially all of the assets of the Canadian Subsidiary and the stock of the subsidiaries of the Canadian Subsidiary.

  Term Loan. In July 1998, URI obtained a $250 million term loan from a group of financial institutions. The term loan matures on June 30, 2005. Prior to maturity, quarterly installments of principal in the amount of $625,000 are due on the last day of each calendar quarter, commencing September 30, 1999. The amount due at maturity is $235,625,000. The term loan accrues interest, at the Company's option, at either (a) the Base Rate (as defined above with respect to the Credit Facility) plus a margin ranging from 0% to 0.5% per annum, or (b) the Eurodollar Rate (as defined above with respect to the Credit Facility for borrowings by the Company) plus a margin ranging from 1.875% to 2.375% per annum. The term loan is secured pari passu with the Credit Facility. The agreement governing the term loan contains restrictive covenants substantially similar to those provided by the Credit Facility.

  9 1/2% Senior Subordinated Notes. In May 1998, URI issued $200 million aggregate principal amount of 9 1/2% Notes which are due June 1, 2008. The 9 1/2% Notes are unsecured. URI may, at its option, redeem the 9 1/2% Notes on or after June 15, 2003 at specified redemption prices which range from 104.75% in 2003 to 100.00% in 2006 and thereafter. In addition, on or prior to June 1, 2001, URI may, at its option, use the proceeds of a public equity offering to redeem up to 35% of the outstanding 9 1/2% Notes, at a redemption price of 109.5%. The Indenture governing the 9 1/2% Notes contains certain restrictive covenants, including (i) limitations on additional indebtedness, (ii) limitations on restricted payments, (iii) limitations on liens, (iv) limitations on dividends and other payment restrictions, (v) limitations on preferred stock of certain subsidiaries, (vi) limitations on transactions with affiliates, (vii) limitations on the disposition of proceeds of asset sales and (viii) limitations on the ability of the Company to consolidate, merge or sell all or substantially all of its assets.

  8.80% Senior Subordinated Notes. In August 1998, URI issued $205 million aggregate principal amount of 8.80% Notes which are due August 15, 2008. The 8.80% Notes are unsecured. URI may, at its option, redeem the 8.80% Notes on or after August 15, 2003 at specified redemption prices which range from 104.40% in 2003 to 100.00% in 2006 and thereafter. In addition, on or prior to August 15, 2001, URI may, at its option, use the proceeds of a public equity offering to redeem up to 35% of the outstanding 8.80% Notes, at a redemption price of 108.8%. The Indenture governing the 8.80% Notes contains restrictions substantially similar to those of the 9 1/2% Notes.

FLUCTUATIONS IN OPERATING RESULTS

  The Company expects that its revenues and operating results may fluctuate from quarter to quarter due to a number of factors, including: seasonal rental patterns of the Company's customers (with rental activity tending to be lower in the winter); changes in general economic conditions in the Company's markets; the timing of acquisitions and the opening of start-up locations and related costs; the effect of the integration of acquired businesses and start-up locations; the timing of expenditures for new equipment and the disposition of used equipment; and price changes in response to competitive factors.

  The Company is continually involved in the investigation and evaluation of potential acquisitions. In accordance with generally accepted accounting principles, the Company capitalizes certain direct out-of-pocket expenditures (such as legal and accounting fees) relating to potential or pending acquisitions. Indirect acquisition costs, such as executive salaries, general corporate overhead, public affairs and other corporate services, are expensed as incurred. The Company's policy is to charge against earnings any capitalized expenditures relating to any potential or pending acquisition that the Company determines will not be consummated. There can be no assurance that the Company in future periods will not be required to incur a charge against earnings in accordance with such policy, which charge, depending upon the magnitude thereof, could adversely affect the Company's results of operations.

  The Company will be required to incur significant start-up expenses in connection with establishing each start-up location. Such expenses may include, among others, pre-opening expenses related to setting up the facility, training employees, installing information systems and marketing. The Company expects that in general start-up locations will initially operate at a loss or at less than normalized profit levels. Consequently, the opening of a start-up location may negatively impact the Company's margins until the location achieves normalized profitability.

  There may be a lag between the time that the Company purchases new equipment and begins to incur the related depreciation and interest expenses and the time that the equipment begins to generate revenues at normalized rates. As a result, the purchase of new equipment, particularly equipment purchased in connection with expanding and diversifying the Company's rental equipment, may periodically reduce margins.

GENERAL ECONOMIC CONDITIONS AND INFLATION

   The Company's operating results may be adversely affected by (i) changes in general economic conditions, including changes in construction and industrial activity, or increases in interest rates, or (ii) adverse weather conditions that may temporarily decrease construction and industrial activity in a particular geographic area. Although the Company cannot accurately anticipate the effect of inflation on its operations, the Company believes that inflation has not had, and is not likely in the foreseeable future to have, a material impact on its results of operations.

RECENTLY ISSUED ACCOUNTING STANDARDS

  In June 1997, the Financial Accounting Standards Board Issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a primary financial statement. The Company adopted SFAS No. 130 during the period ended March 31, 1998. The adoption of SFAS No. 130 did not have a material effect on the consolidated financial position results of operations or cash flows of the Company. SFAS No. 131 establishes a new method by which companies will report operating segment information. This method is based on the manner in which management organizes the segments within a company for making operating decisions and assessing performance. The Company continues to evaluate the provisions of SFAS No. 131 and, upon adoption, the Company may report operating segments. The Company is required to adopt SFAS No. 131 by December 31, 1998.

  In February 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Post Retirement Benefits." SFAS No. 132 revises employers' disclosures about pension and other post retirement benefit plans but does not change the measurement or recognition of those plans. The Company is required to adopt SFAS No. 132 by December 31, 1998. The adoption of SFAS No. 132 is not expected to have any effect on the Company's consolidated financial position or results of operations or significantly change disclosures presently made by the Company with respect to employee benefit plans.

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities. The Company will adopt SFAS No. 133 beginning January 1, 2000. The adoption of SFAS No. 133 is not expected to have a material effect on the Company's consolidated financial position or results of operations.

  All financial and operating data for the Company contained herein under the caption "Business" with respect to the year ended December 31, 1997 is on a pro forma basis after giving effect to the acquisition of the Acquired Companies and the financing thereof as of January 1, 1997.

                                   BUSINESS

  United Rentals is a large, geographically diversified equipment rental company with 269 rental locations in 31 states and Canada. The Company rents a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies, homeowners and other individuals. The Company also sells used rental equipment, acts as a distributor for certain new equipment, and sells related merchandise and parts. The Company commenced equipment rental operations in October 1997 by acquiring six established companies and acquired 66 additional companies in the first nine months of 1998 (through September 8, 1998). During the year ended December 31, 1997, the Company on a pro forma basis rented equipment to approximately 395,000 customers (with the top ten customers representing less than 1% of total revenues) and had pro forma revenues of $768.9 million.

  The types of rental equipment offered by the Company include a broad range of light to heavy construction and industrial equipment (such as backhoes, forklifts, aerial lifts, skid-steer loaders, compressors, pumps and generators), general tools and equipment (such as hand tools and garden and landscaping equipment) and, to a lesser extent, special event equipment (such as tents, tables and chairs). The equipment mix varies at each of the Company's locations, with some locations offering a general mix and some specializing in specific equipment categories. As of September 4, 1998, the Company's rental equipment included approximately 153,000 units (not including special event equipment), had an original purchase price of approximately $849 million and had a weighted average age (based on original purchase price) of approximately 32 months.

BACKGROUND

  The Company was founded by eight of the Company's officers, who contributed an aggregate of $44.4 million in cash to the capital of the Company. Each of the founders was formerly a senior executive of United Waste Systems, Inc. ("United Waste"), a solid waste management company that was sold in August 1997, or a senior member of United Waste's acquisition team. United Waste executed a growth strategy that combined a disciplined acquisition program (including over 200 acquisitions completed from January 1995 through August
1997), the integration and optimization of acquired facilities, and internal growth. Since the founding of the Company, the Company has recruited additional operating, acquisition, finance and other personnel from the equipment rental industry and other industries, including regional managers, store managers and acquisition professionals with extensive experience in the equipment rental industry. See "Management."

  United Rentals, Inc. is principally a holding company (the "Holding Company") and conducts its operations principally through its wholly owned subsidiary United Rentals (North America), Inc. ("URI") and subsidiaries of URI. URI was incorporated in August 1997, initially capitalized in September 1997 and commenced equipment rental operations in October 1997. The Holding Company was incorporated in July 1998 and became the parent company of URI on August 5, 1998, pursuant to the reorganization (the "Reorganization") described below. Prior to the Reorganization, the name of United Rentals (North America), Inc. was United Rentals, Inc.

  On August 5, 1998, a Reorganization of URI's legal structure was effected pursuant to Section 251(g) of the Delaware General Corporation law. In the Reorganization, (i) URI became a wholly owned subsidiary of the Holding Company, (ii) the name of the Holding Company became United Rentals, Inc. (and the name of URI was changed from United Rentals, Inc. to United Rentals (North America), Inc.), (iii) the outstanding common stock of URI was automatically converted, on a share-for-share basis, into common stock of the Holding Company and (iv) the common stock of the Holding Company commenced trading on the New York Stock Exchange under the symbol "URI" instead of the common stock of URI. The purpose of the Reorganization was to facilitate certain financings by the Company.

  The executive offices of the Company are located at Four Greenwich Office Park, Greenwich, Connecticut 06830, and its telephone number is (203) 622-3131.

INDUSTRY OVERVIEW

  The Company estimates that the U.S. equipment rental industry (including used and new equipment sales by rental companies) generates annual revenues in excess of $20 billion. The combined equipment rental revenues of the 100 largest equipment rental companies have increased at an estimated compound annual rate of approximately 23% from 1992 through 1997 (based upon 1992 revenues and 1997 pro forma revenues, giving effect to certain acquisitions completed after the beginning of 1997, reported by the Rental Equipment Register, an industry trade publication). The Company believes growth in the equipment rental industry primarily reflects the following trends:

  Recognition of Advantages of Renting. There is increasing recognition of the many advantages that equipment rental may offer compared with ownership, including the ability to: (i) avoid the large capital investment required for equipment purchases, (ii) reduce storage and maintenance costs, (iii) supplement owned equipment thereby increasing the range and number of jobs that can be worked on, (iv) access a broad selection of equipment and select the equipment best suited for each particular job, (v) obtain equipment as needed and minimize the costs associated with idle equipment, and (vi) access the latest technology without investing in new equipment.

  Increase in Contractor Rentals. There has been a fundamental shift in the way contractors meet their equipment needs. While contractors have historically used rental equipment on a temporary basis--to provide for peak period capacity, meet specific job requirements or replace broken equipment-- many contractors are now also using rental equipment on an ongoing basis to meet their long-term equipment requirements.

  Outsourcing Trend. The general trend toward the corporate outsourcing of non-core competencies is leading large industrial companies increasingly to rent, rather than purchase, equipment that they require for repairing, maintaining and upgrading their facilities.

  The equipment rental industry is highly fragmented, consisting of a small number of multi-location regional or national operators and a large number of relatively small, independent businesses serving discrete local markets. Based upon rental revenues reported by the Rental Equipment Register for 1997: (i) there were only 10 equipment rental companies that had 1997 equipment rental revenues in excess of $100 million (with the largest company having had 1997 equipment rental revenues of approximately $460 million), (ii) the largest 100 equipment rental companies combined had less than a 22% share of the market based on 1997 equipment rental revenues and the Company's estimate of the size of the market (with the largest company having had a market share of less than 3%), and (iii) there were approximately 100 equipment rental companies that had 1997 equipment rental revenues between $5 million and $100 million. In addition, the Company estimates that there are more than 20,000 companies with annual equipment rental revenues of less than $5 million. The Company believes that the fragmented nature of the industry presents substantial consolidation and growth opportunities for companies with access to capital and the ability to implement a disciplined acquisition program. The Company also believes that the extensive experience of its management team in acquiring and effectively integrating acquisition targets should enable the Company to capitalize on these opportunities.

STRATEGY

  The Company's objective is to continue to expand its operations in North America. The Company believes that it has competitive advantages relative to many smaller operators, including greater purchasing power, a lower cost of capital, the ability to provide customers with a broader range of equipment and services and with newer and better maintained equipment, greater flexibility to transfer equipment among locations in response to customer demand, and greater ability to efficiently dispose of used equipment through direct sales to customers. The Company's plan for achieving this objective includes the following key elements:

  Increase Internal Growth. The Company believes that a lack of capital has constrained expansion and modernization at many small and mid-sized equipment rental companies and that as a result there is significant potential to increase internal growth at many acquired companies through capital investment. The Company seeks to increase internal growth by investing in additional and more modern equipment, using advanced information technology systems to improve asset utilization and tracking, increasing sales and marketing efforts, cross-marketing between locations that offer different equipment categories, expanding and diversifying the customer segments served, expanding the geographic areas served, and opening complementary locations.

  Improve Operating Margins. The Company focuses significant efforts on improving operating margins at acquired companies through the efficient integration of new and existing operations, the elimination of duplicative costs, reduction in overhead, and centralization of functions such as purchasing and information technology.

  Execute Disciplined Acquisition Program. The Company intends to continue to expand through a disciplined acquisition program. The Company is seeking to make acquisitions of varying size, including acquisitions of smaller companies to complement existing or anticipated locations and combinations with relatively large companies that have an established presence in one or more regions. In evaluating potential acquisition targets, the Company considers a number of factors, including the quality of the target's rental equipment and management, the opportunities to improve operating margins and increase internal growth at the target, the economic prospects of the region in which the target is located, the potential for additional acquisitions in the region, and the competitive landscape in the target's markets.

  Open New Rental Locations. The Company also intends to grow by selectively opening new rental locations in attractive markets where there are no suitable acquisition targets available or where the cost of a start-up location would be less than the cost of acquiring an existing business.

  Diversify Locations, Equipment Categories and Customers. The Company plans to continue to diversify geographically and to focus on a broad range of equipment categories and customer markets within the equipment rental industry. The Company believes that this will allow it to participate in the overall growth of the equipment rental industry and reduce the Company's sensitivity to fluctuations in regional economic conditions, adverse weather impacting a particular region or changes that affect particular market segments. In order to achieve this diversification, the Company will continue to seek expansion opportunities in North America and will pursue acquisition candidates with varying equipment mixes and customer specializations.

ACQUISITIONS

  The Company believes that there will continue to be a large number of attractive acquisition opportunities in the equipment rental industry due to the highly fragmented nature of the industry, the inability of many small and mid-sized equipment rental companies to expand and modernize due to capital constraints, and the desire of many long-time owners for liquidity. The Company has an experienced acquisition team, comprised of senior level executives with extensive acquisition, operating and financial experience, that is engaged in identifying and evaluating acquisition candidates and executing the Company's acquisition program.

 COMPLETED ACQUISITIONS

  The table below provides certain information concerning the 72 acquisitions completed by the Company to date:

                                          NUMBER OF   YEARS IN         1997
COMPANY                     LOCATIONS    RENTAL SITES BUSINESS       REVENUES
-------                   -------------- ------------ -------- ---------------------
1997 ACQUISITIONS:                                             (DOLLARS IN MILLIONS)
Mercer Equipment Company  North Carolina       3          9           $ 18.5
A&A Tool Rentals and
 Sales, Inc.              California           2         35             13.8
Coran Enterprises, Inc.   California           4         33              9.5
 (dba A-1 Rents) and
 affiliate

                                                                                     NUMBER OF   YEARS IN   1997
COMPANY                                           LOCATIONS                         RENTAL SITES BUSINESS REVENUES
-------                   --------------------------------------------------------- ------------ -------- --------
J&J Rental Services,
 Inc.                     Texas                                                           1         19     $  8.7
Bronco Hi-Lift, Inc.      Colorado                                                        1         16        6.5
Rent-It Center, Inc.      Utah                                                            1         45        2.9
1998 ACQUISITIONS:
Equipment Supply          Alabama; Delaware;                                             22         21      101.1
 Company, Inc. and        Georgia; Indiana;
 affiliates               Kentucky; Maryland; Michigan;
                          New Jersey; North Carolina;
                          Ohio; Pennsylvania; Virginia
Access Rentals, Inc. and
 affiliates               Connecticut; Florida;                                          19         23       52.3
                          Indiana; Minnesota;
                          New Jersey; New
                          York; Pennsylvania;
                          South Carolina;
                          Tennessee; Washington;
                          Ontario, Canada
Rental Tools & Equipment
 Co. International, Inc.  Georgia; Maryland; Pennsylvania; Virginia; North Carolina      22         47       47.1
McClinch Equipment
 Services, Inc. and       Connecticut; Delaware; Maryland; Virginia; New Jersey;
 affiliates               New York; Virginia                                              9         44       42.8
Power Rental Co., Inc.    Idaho; Oregon; Washington                                      18         28       40.5
BNR Equipment Limited
 and affiliates           New York; Ontario, Canada                                       8         23       24.0
ADCO Equipment, Inc. and
 affiliate                California                                                      2         43       23.3
Industrial Lift, Inc.     Maryland; New Jersey; Virginia                                  4         15       21.5
Rental Equipment, Inc.
 and affiliates           California                                                      6         38       19.3
Grand Valley Equipment
 and affiliate            Michigan                                                        2         24       18.3
Valley Rentals, Inc.      Washington                                                      3         37       15.6
Lift Systems, Inc.        Illinois                                                        2         12       14.5
Independent Scissor Lift
 and affiliate            Arizona; California                                             4         26       14.3
Gaedcke Equipment Com-
 pany                     Texas                                                           4         38       14.0
Perco Limited             Quebec, Canada                                                 10         61       13.6
Bear Associates, Inc.     Delaware; Maryland                                              4         13       13.2
Reitzel Rentals Ltd.      Ontario, Canada                                                10         52       12.1
High Reach, Inc. and af-
 filiate                  Oregon; Washington                                              3         16       11.0
Channel Equipment
 Holding, Inc. and
 affiliates               Texas                                                           4(a)      20       10.8
Paul E. Carlson, Inc.
 (dba Carlson Equipment)  Minnesota                                                       3         42       10.7
West Main Rentals &
 Sales, Inc.              California; Oregon                                              6         18        9.8
Select Equipment Ltd.     Ontario, Canada                                                 2         20        9.3
Mission Valley Rentals,
 Inc.                     California                                                      4         22        8.6
Ross Equipment Corpora-
 tion                     Ohio                                                            1         51        8.6
Ray Gordon Equipment LLC  Ontario                                                         3          3        8.0
Arrow Equipment Company   Illinois                                                        3         27        7.6
Western Rental & Sales,                                                                   4         21        7.6
 Inc. and affiliate       Utah
Dealers Service Company   New Jersey                                                      2         27        7.2

                                                       NUMBER OF   YEARS IN         1997
COMPANY                            LOCATIONS          RENTAL SITES BUSINESS       REVENUES
-------                   --------------------------- ------------ -------- ---------------------
                                                                            (DOLLARS IN MILLIONS)
Yankee Equipment Corpo-
 ration                   Connecticut                       2(a)      22            $6.9
Mid-Mountain Machinery
 Inc.                     Washington                        1         40             6.4
Ace Rental & Sales Com-
 pany, Inc.               Kentucky                          3         18             6.3
Pro Rentals, Inc.         Washington                        6         12             5.9
Anderson Oregon Rental,
 Inc. and affiliates      Oregon                            6         13             5.7
ASC Equipment Company,
 Inc.                     North Carolina                    3         21             5.5
B&H Equipment, Inc.       Texas                             2          6             5.5
Equipment Rental and
 Sales of Monroe, Inc.    North Carolina                    1         24             5.2
Sky-King Holdings
 Equipment Ltd.           Ontario, Canada                   3         13             5.0
Equipment Capital
 Corporation (dba Owens
 Equipment Company)       Colorado                          1         10             4.6
Nevada High Reach
 Equipment, Inc. and
 affiliate                Nevada                            3         13             4.5
Windham Construction
 Corp. (dba Windham
 Equipment Company)       New York                          2         13             4.3
C.T.R. Rental Center,
 Inc.                     Texas                             3         27             4.3
Action Rentals LLC        Colorado                          3          6             3.9
Palmer Equipment
 Company, Inc.            Michigan                          1         21             3.7
Gene's Village Rental &
 Sales, Inc.              South Carolina                    2         24             3.6
Manchester Equipment
 Rental & Sales, Inc.     Connecticut                       1         11             3.3
San Leandro Equipment
 Rental Service, Inc.     California                        1         36             3.2
Quarry & Drill Supply,    Connecticut; Massachusetts;
 Inc. (dba Premier Tool)  New York                          3          8             3.2
Madison Equipment
 Rentals and Sales, Inc.  Alabama                           3         11             3.2
MISCO Rents, Inc.         Indiana                           2          8             3.1
Power Rentals and Sales,
 Inc.                     California                        1         33             2.5
Santa Fe Supply &
 Rental, Inc.             Colorado                          1         11             2.3
Archer Construction
 Equipment, Inc.
 (dba Ace Equipment)      North Carolina                    1         30             2.2
Dirt & Rock Rentals &
 Equipment LLC            Kentucky                          2         15             2.1
Contractors Supply and
 Equipment                Kentucky                          1          9             1.9
Rentals Unlimited, Inc.   Rhode Island                      2         30             1.7
Darien Rental Services
 Company                  Connecticut                       1         31             1.7
Phoenix Rental
 Corporation and
 affiliate                Wisconsin                         1          9             1.7
Pearson Equipment
 Rentals, Limited         Ontario, Canada                   1         33             1.4
Rents Et. Al., Inc.       California                        1         10             1.4
Salisbury Rental Center,
 Inc.                     North Carolina                    1         10             1.3
Carson Tahoe Rents, Inc.  California; Nevada                3         33             1.1
CC Rentals, Inc.          Nevada                            1          2             1.1
Anchor Rental, Inc.       Connecticut                       1         15             1.0
Georgian Sales and
 Construction             Ontario, Canada                   1         30             0.7
A-1 Rents of Galveston,
 Inc.                     Texas                             1         16             0.6
M&S Sales, Inc.           Rhode Island                      1(b)      12             0.3

--------
(a) One of these locations was shut down and the operations formerly conducted at such location were consolidated with another location.
(b) This location was shut down and the operations formerly conducted at this location were consolidated with another location.

  The aggregate consideration paid by the Company for the Acquired Companies was $1,015.2 million and consisted of approximately $872.7 million in cash, 5,105,380 shares of Common Stock, a convertible note in the principal amount of $300,000, and warrants to purchase an aggregate of 30,000 shares of Common Stock. In addition, the Company repaid or assumed outstanding indebtedness of the Acquired Companies in the aggregate amount of approximately $498.8 million. The Company agreed in connection with 12 acquisitions to pay former owners additional amounts based upon specified future revenues and/or new store openings (such amounts being limited to (i) $10,000,000, $2,800,000, $2,000,000, $1,400,000, $1,000,000, $800,000, $500,000, $500,000, $500,000,
$350,000, and Cdn$4,000,000, respectively, with respect to 11 of such acquisitions, and, (ii) an amount based on a single store with respect to one acquisition).

 POTENTIAL ACQUISITIONS

  The Company is currently a party to 35 non-binding letters of intent relating to the possible acquisition by the Company of 35 additional companies having an aggregate of 106 rental locations. Based upon information provided to the Company in connection with its preliminary investigation of these companies, the Company estimates that the aggregate 1997 revenues of these companies were approximately $270 million. However, in view of the preliminary nature of this estimate, there can be no assurance that actual revenues did not differ.

  Based upon the terms contained in the letters of intent, the Company estimates that the aggregate purchase price for the 35 companies under letter of intent would be approximately $264.0 million plus the assumption of approximately $102.4 million of indebtedness. A portion of the purchase price may be paid in the form of Common Stock.

  In view of the fact that the letters of intent are non-binding and that the Company has not completed its due diligence investigations with respect to the companies under letter of intent, the Company cannot predict whether these letters of intent will lead to definitive agreements, whether the terms of any such definitive agreements will be the same as the terms contemplated by the letters of intent or whether any transaction contemplated by such letters of intent will be consummated.

  The Company is continuously involved in discussions relating to potential acquisitions of varying size and in due diligence investigations of potential acquisition candidates. In addition to the potential acquisitions that are currently under letter of intent, there are additional potential acquisitions with respect to which the Company is currently engaged in discussions or due diligence investigations. These potential acquisitions include the acquisition of smaller companies to complement existing or anticipated locations and combinations with large companies that have an established presence in one or more regions.

START-UP LOCATIONS

  The Company has to date developed three start-up locations (1 in Florida, 1 in Texas and 1 in Quebec) and is in the process of developing three additional start-up locations (1 in Maryland, 1 in Texas, and 1 in Washington). These projects were commenced by certain of the Acquired Companies, prior to their having been acquired by the Company, and are being continued by the Company. The Company expects that one of these locations will open in the third quarter of 1998, one in the fourth quarter of 1998 and one in the first quarter of 1999.

OPERATIONS

  The Company currently operates 269 rental locations in 31 states and Canada. The Company offers for rent a broad array of equipment including light to heavy construction and industrial equipment, general tools and equipment and, to a lesser extent, special event equipment. The Company also engages in related activities such as selling used rental equipment, acting as a distributor for certain new equipment, and selling related merchandise and parts. The Company's customer base is diverse and includes construction industry participants, industrial companies, and homeowners and other individuals.

 EQUIPMENT RENTAL

  The Company offers for rent a broad array of equipment on a daily, weekly, monthly and multi-month basis. The following are examples of the types of equipment that the Company offers for rent:

    Construction and Industrial: aerial lifts (such as boom and scissor lifts), air compressors, backhoes, ditching equipment, forklifts, generators, pumps, and skid-steer loaders.

    General Tools and Equipment: garden and landscaping equipment, hand tools, high-pressure washers, paint sprayers, power tools, roto tillers.

    Special Event: lighting, staging and dance floors, tables and chairs, tents and canopies.

  As of September 4, 1998, the Company's rental equipment included approximately 153,000 units (excluding special event equipment) and had an original purchase price of approximately $849 million and a weighted average age (based on original purchase price) of approximately 32 months. The Company estimates that (based on original purchase price) construction and industrial equipment represents approximately 94% of the Company's rental equipment, general tools and equipment represents approximately 6%, and special event equipment represents less than 1%. The Company also estimates that aerial lift equipment represents approximately 51% of the Company's rental equipment and accounted for approximately 33% of the Company's pro forma revenues in 1997.

  The equipment mix varies at each of the Company's locations, with some locations offering a general mix and some specializing in specific equipment categories. The Company expects that as it integrates the Acquired Companies it will further expand and modernize its rental equipment and expand and diversify the customer markets served by certain locations.

 RELATED OPERATIONS

  In addition to renting equipment, the Company is engaged in a variety of related or complementary activities.

  Sales of Used Equipment. The Company routinely sells used rental equipment to adjust the age and composition of its rental fleet. The Company sells such equipment through a variety of means including sales to the Company's existing rental customers and local customer base, sales to used equipment dealers, and sales through public auctions. The Company also participates in trade-in programs in connection with purchasing new equipment.

  Sales of New Equipment. The Company, at most locations, is a distributor for various tool and equipment manufacturers, including American Honda Motor Co. Inc. (generators and pumps), Edco Manufacturing (surfacing equipment), Genie Industries, Inc. (aerial lifts), Grove Worldwide (aerial platforms), Kubota (earthmoving equipment), Multiquip, Inc. (compaction equipment and compressors), Milwaukee Electric Tool Corporation (power tools), Trak International (loaders and forklifts), Stihl, Inc. (surface preparation equipment) and Wacker (compaction equipment). In general, such manufacturers may terminate the Company's distribution rights at any time.

  Sales of Related Merchandise and Parts. The Company, at most locations, sells a variety of merchandise that may be used in conjunction with rental equipment (such as saw blades, fasteners, drill bits, hard hats, gloves and other safety equipment) and also sells parts.

  Other. The Company at certain locations offers equipment maintenance services to customers for equipment that is owned by the customer. This service is primarily provided with respect to equipment purchased from the Company.

 CUSTOMERS AND SALES AND MARKETING

  The Company on a pro forma basis rented equipment to approximately 395,000 customers in 1997. No single customer accounted for more than 0.5% of the Company's pro forma revenues in 1997, and the Company's top 10 customers accounted for less than 1% of the Company's pro forma revenues in 1997.

  The composition of the Company's customer base varies widely by location and is determined by several factors, including the equipment mix and marketing focus of the particular location and the business composition of the local economy. The Company's customer base consists of the following general categories: (i) construction industry participants (such as construction companies, contractors and subcontractors), (ii) industrial companies (such as manufacturers, chemical companies, paper mills and utilities), and (iii) homeowners and other individuals. The Company estimates that in 1997 (a) revenues attributable to construction industry participants accounted for approximately 68% of the Company's pro forma revenues, (b) revenues attributable to industrial companies accounted for approximately 26% of the Company's pro forma revenues, and (c) revenues attributable to homeowners and others accounted for approximately 6% of the Company's pro forma revenues.

  The Company markets its products and services through a sales force which, as of September 4, 1998, consisted of approximately 445 store-based salespeople and 428 field-based salespeople. The Company supplements the activities of its sales force through participation in industry trade shows and conferences, direct mailings, and advertising in local industry publications and the yellow pages in the markets it serves.

 PURCHASING

  The Company is in the process of centralizing the purchasing of certain equipment items, particularly large items with a significant cost and items that are purchased in volume. The Company believes that such centralization will give it greater purchasing power with its suppliers and enable it to obtain discounts.

 INFORMATION TECHNOLOGY SYSTEM

  The Company has recently installed a new integrated information technology system. The Company believes that this system should enable the Company to more effectively monitor and manage operations, improve equipment utilization, and facilitate the redeployment of under-utilized equipment to other locations. The new system replaces the separate systems heretofore used by the Acquired Companies.

  The Company's information technology system is currently operational at all of the Company's locations, except for certain locations that were acquired in the past 45 days. In general, it takes the Company three to five weeks to install the system at newly acquired locations. However, in view of the significant number of new locations that will be acquired in the Merger with U.S. Rentals, the Company expects that the system will not be installed at such locations until January 1999.

  Each of the Company's locations is equipped with a workstation that is electronically linked to each of the Company's other locations and to the Company's centralized databases. All rental transactions are entered at these workstations and processed on a real-time basis through a centralized AS400 system located at corporate headquarters. Authorized personnel at each location are able to access the system 24 hours a day in order to determine equipment availability, monitor business activity on a real-time basis, and obtain a wide range of operating and financial data. The data available through the system includes: (i) inventory reports, (ii) accounts receivable information, (iii) customer and vendor information, (iv) price and sales trends by store, region, salesperson, equipment category, or customer, (v) fleet utilization by individual asset or asset class and (vi) financial results by store or region. The system also allows an employee at any location to locate a specific item of equipment throughout a region, determine when it will be available for rental, reserve it for a specific customer, and schedule delivery to the customer's job site or one of the Company's locations.

COMPETITION

  The equipment rental industry is highly fragmented and competitive. The Company's competitors include: public companies or divisions of public companies (such as Hertz Equipment Rental Corporation, Prime Service, Inc., Rental Service Corporation and, prior to the Merger, U.S. Rentals); regional competitors which operate in one or more states; small, independent businesses with one or two rental locations; and equipment vendors and dealers who both sell and rent equipment directly to customers. The Company believes that, in general, large companies enjoy significant competitive advantages compared to smaller operators, including greater purchasing power, a lower cost of capital, the ability to provide customers with a broader range of equipment and services and with newer and better maintained equipment, and greater flexibility to transfer equipment among locations in response to customer demand. Certain of the Company's competitors are larger and have greater financial resources than the Company.

PROPERTIES

  The Company currently operates 269 rental locations (230 in the United States and 39 in Canada). The rental locations in the United States are in the following 31 states: Alabama (4), Arizona (1), California (26), Colorado (6), Connecticut (8), Delaware (5), Florida (3), Georgia (2), Idaho (1), Illinois
(5), Indiana (5), Kentucky (8), Maryland (17), Massachusetts (1), Michigan
(4), Minnesota (5), Nevada (7), New Jersey (8), New York (11), North Carolina
(14), Ohio (2), Oregon (25), Pennsylvania (7), Rhode Island (2), South Carolina (3), Tennessee (2), Texas (15), Utah (5), Virginia (11), Washington
(16) and Wisconsin (1). The rental locations in Canada are in Ontario (28) and Quebec (11). The Company's rental locations generally include facilities for displaying equipment and, depending on the location, may include separate equipment service areas and storage areas.

  The Company owns 33 of its rental locations and leases the other locations. The leases for the Company's rental locations provide for various terms, including (i) 112 leases that provide for a remaining term of more than five years (of which 35 provide for a renewal option), (ii) 71 leases that provide for a remaining term of between one and five years (of which 28 provide for a renewal option), (iii) 38 leases that provide for a remaining term of less than one year (six of which provide for a renewal option) and (iv) 15 leases that are on a month-to-month basis. The Company is currently negotiating renewals for those leases that provide for a remaining term of less than one year and do not provide for renewal options. These leases were entered into (or assumed) in connection with the acquisitions of the Acquired Companies and most of the lessors are the former owners of these companies. The Company believes that its leases generally reflect market terms.

  The Company maintains a fleet of vehicles that is used for delivery, maintenance and sales functions. A portion of this fleet is owned and a portion leased and, as of September 4, 1998, this fleet included approximately 8,892 vehicles.

  The Company's corporate headquarters are located in Greenwich, Connecticut, where it leases approximately 15,000 square feet under a lease that extends until 2001 (subject to extension rights).

ENVIRONMENTAL REGULATION

  The Company uses hazardous materials, such as solvents, to clean and maintain its rental equipment and generates and disposes of wastes such as used motor oil, radiator fluid, solvents and batteries. In addition, the Company currently dispenses, or may in the future dispense, petroleum products from underground and above-ground storage tanks located at certain rental locations. These and other activities of the Company are subject to various federal, state and local laws and regulations governing the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for, among other things, (i) the costs of removal or remediation of certain hazardous or toxic substances located on, in, or emanating from, such property, as well as related costs of investigation and property damage and substantial penalties for violations of such laws, and (ii) environmental contamination at facilities where its waste is or has been disposed. Such laws often impose such liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of such hazardous or toxic substances. Although the Company investigates each business or property that it acquires or leases and believes there are no existing material liabilities relating to non-compliance with environmental laws and regulations, there can be no assurance that there are no undiscovered potential liabilities relating to non-compliance with environmental laws and regulations, that historic or current operations have not resulted in undiscovered conditions that will require investigation and/or remediation under environmental laws, or that future uses or conditions will not result in the imposition of environmental liability upon the Company or expose the Company to third-party actions such as tort suits. Furthermore, there can be no assurance that changes in environmental regulations in the future will not require the Company to make significant capital expenditures to change methods of disposal of hazardous materials or otherwise alter aspects of its operations.

EMPLOYEES

  At September 4, 1998, the Company employed 4,387 persons, including 52 corporate and regional management employees, 3,462 operational employees and 873 sales people. Of these employees, 1,207 are salaried personnel and 3,180 are hourly personnel. Collective bargaining agreements relating to 22 separate locations cover approximately 216 of the Company's employees. The Company considers its labor relations to be good.

LEGAL PROCEEDINGS

  The Company and its subsidiaries are parties to various litigation matters, in most cases involving ordinary and routine claims incidental to the business of the Company. The ultimate legal and financial liability of the Company with respect to such pending litigation cannot be estimated with certainty but the Company believes, based on its examination of such matters, that such ultimate liability will not have a material adverse effect on the business or financial condition of the Company.

                                  MANAGEMENT

BACKGROUND

  The Company was founded in September 1997 by the following officers of the
Company: Bradley Jacobs, John Milne, Michael Nolan, Robert Miner, Sandra Welwood, Joseph Kondrup, Jr., Kai Nyby and Richard Volonino. Each of these officers was formerly a senior executive of United Waste Systems, Inc. ("United Waste") or a senior member of United Waste's acquisition team. United Waste, a solid waste management company, was formed in 1989 and sold in August 1997 to USA Waste Services, Inc. for stock consideration valued at over $2.2 billion. United Waste executed a growth strategy that combined a disciplined acquisition program (including over 200 acquisitions completed from January 1995 through August 1997), the integration and optimization of acquired facilities, and internal growth. At the time it was sold, United Waste was the sixth largest provider of integrated, non-hazardous solid waste management services in the United States, as measured by 1996 revenues.

OFFICERS AND DIRECTORS

  The table below identifies, and provides certain information concerning, the current officers and directors of the Company. Upon completion of the Merger, certain changes relating to the Company's Board of Directors and officers will be made as described under "Material Terms of the Merger Agreement--Certain Covenants" and "Management of United Rentals Following the Merger." The expected changes include the following: (i) four new directors will be appointed, (ii) Wayland R. Hicks will become Vice Chairman while continuing as Chief Operating Officer of the Company, (iii) William F. Berry (who currently serves as President and Chief Executive Officer of U.S. Rentals) will become President of the Company and (iv) John S. McKinney (who currently serves as Chief Financial Officer of U.S. Rentals) will become Vice President, Finance of the Company.

    NAME                 AGE                            POSITIONS(1)
    ----                 ---                            ------------
OFFICERS AND DIRECTORS
Bradley S. Jacobs.......  42 Chairman, Chief Executive Officer and Director(2)
Wayland R. Hicks........  55 President, Chief Operating Officer and Director(3)
John N. Milne...........  39 Vice Chairman, Chief Acquisition Officer, Secretary and Director(2)
Michael J. Nolan........  37 Chief Financial Officer(2)
Robert P. Miner.........  48 Vice President, Strategic Planning(4)
Sandra E. Welwood.......  42 Vice President, Corporate Controller(2)
Kurtis T. Barker........  37 Regional Vice President, Operations(5)
Daniel E. Imig..........  52 Regional Vice President, Operations(5)
Robert P. Krause........  38 Regional Vice President, Operations(6)
Joseph J. Kondrup,
 Jr. ...................  39 Vice President, Acquisitions(2)
Kai E. Nyby.............  45 Vice President, Acquisitions(2)
Richard A. Volonino.....  55 Vice President, Acquisitions(2)
Ronald M. DeFeo.........  46 Director(5)
Richard J. Heckmann.....  54 Director(5)
Gerald Tsai, Jr. .......  69 Director(7)

--------
(1) For information concerning the term served by directors, see "-- Classification of Board of Directors."
(2) The indicated person has held such position(s) since September 1997.
(3) Mr. Hicks has served as President and Chief Operating Officer since November 1997 and as a director since June 1998.
(4) Mr. Miner was appointed Vice President, Strategic Planning in July 1998. From September 1997 until July 1998, he served as Vice President, Finance.
(5) The indicated person has held such position since October 1997.
(6) Mr. Krause has served as Regional Vice President, Operations since May
    1998.
(7) Mr. Tsai has served as a director since December 1997.

  Bradley S. Jacobs founded United Waste Systems, Inc. in 1989 and served as its Chairman and Chief Executive Officer from inception until the sale of the company in August 1997. From 1984 to July 1989, Mr. Jacobs was Chairman and Chief Operating Officer of Hamilton Resources Ltd., an international trading company, and from 1979 to 1983, he was Chief Executive Officer of Amerex Oil Associates, Inc., an oil brokerage firm that he co-founded.

  Wayland R. Hicks served in various senior executive positions at Xerox Corporation where he worked for 28 years (1966-1994). His positions at Xerox Corporation included Executive Vice President, Corporate Operations (1993-
1994), Executive Vice President, Corporate Marketing and Customer Support Operations (1989-1993) and Executive Vice President, Engineering and Manufacturing--Xerox Business Products and Systems Group (1987-1989). Mr. Hicks served as Vice Chairman and Chief Executive Officer of Nextel Communications Corp. (1994-1995) and as Chief Executive Officer and President of Indigo N.V. (1996-1997). He is also a director of Maytag Corporation.

  John N. Milne was Vice Chairman and Chief Acquisition Officer of United Waste Systems, Inc. from 1993 until August 1997 and held other senior executive positions at United Waste from 1990 until 1993. Mr. Milne had primary responsibility for implementing United Waste's acquisition program. From September 1987 to March 1990, Mr. Milne was employed in the Corporate Finance Department of Drexel Burnham Lambert Incorporated.

  Michael J. Nolan served as the Chief Financial Officer of United Waste Systems, Inc. from February 1994 until August 1997. He served in other finance positions at United Waste from November 1991 until February 1994, including Vice President, Finance, from October 1992 to February 1994. From 1985 until November 1991, Mr. Nolan held various positions at the accounting firm of Ernst & Young, including senior audit manager, and is a Certified Public Accountant.

  Robert P. Miner was an executive officer of United Waste Systems, Inc. from November 1994 until August 1997, serving first as Vice President, Finance and then Vice President, Acquisitions. Prior to joining United Waste, he was a research analyst with PaineWebber Incorporated (November 1988 to October 1994) and Needham & Co. (January 1987 to October 1988) and held various executive positions at General Electric Environmental Services, Inc., Stauffer Chemical Company, and OHM Corporation.

  Sandra E. Welwood served as Vice President, Controller of United Waste Systems, Inc. from March 1996 until August 1997. From October 1994 to February 1996, she was Assistant Controller of OSi Specialty, Inc., and from October 1993 to September 1994, was Director of Internal Audit of the Gartner Group, Inc. Prior to this, Ms. Welwood was a senior audit manager at Ernst & Young from September 1987 to September 1993, and held various positions (including senior audit manager) at KPMG Peat Marwick from January 1980 to August 1987, and is a Certified Public Accountant.

  Kurtis T. Barker served as Vice President-Operations-Great Lakes Region of United Waste Systems, Inc. from 1993 until August 1997. From 1991 to 1993, he was an operations manager at Chambers Development Company, Inc. From 1990 to 1991, Mr. Barker was a project engineer at South Dakota Disposal Systems. From 1986 to 1990, he was a project engineer and then a general manager at Silver King Mines, Inc.

  Daniel E. Imig served as President-Mid-Central Region of Waste Management, Inc. from 1996 to August 1997. From 1978 to 1996, Mr. Imig served in a number of operating positions at Waste Management, Inc., including District Manager and Division President.

  Robert P. Krause held various management positions with Hertz Equipment Rental Corporation prior to joining the Company in 1998, including Regional Operations Manager of Hertz's Western Region from 1995 until 1998 and Branch Manager from 1990 until 1995.

  Joseph J. Kondrup, Jr. was a senior member of United Waste's acquisition team from March 1996 until August 1997, with responsibility for the company's entry into and subsequent development of its Rocky Mountain Region. From July 1987 until March 1996, he was Division President of a subsidiary of Waste Management, Inc.

  Kai E. Nyby was a senior member of United Waste's acquisition team from 1995 until August 1997, with responsibility for acquisitions and business development in the company's Midwest Region. From 1981 to 1995, Mr. Nyby was the Regional Manager, Midwest Group for Waste Management, Inc. From 1973 to 1980, Mr. Nyby was General Manager, Operations for a subsidiary of Waste Management, Inc.

  Richard A. Volonino was a senior executive officer of United Waste from November 1991 until August 1997, serving as Chief Operating Officer from 1991 to 1992 and thereafter as Executive Vice President--Acquisitions. From May 1988 to October 1991, Mr. Volonino held various positions, including Vice President, Operations, with Chambers Development Company, Inc., and from 1986 to December 1987, was District Manager at Laidlaw, Inc.

  Ronald M. DeFeo is the Chief Executive Officer, President, Chief Operating Officer and a director of Terex Corporation, a leading global provider of equipment for the manufacturing, mining and construction industries. Mr. DeFeo joined Terex in 1992 as President of the Terex heavy equipment group and was appointed President and Chief Operating Officer in 1993 and Chief Executive Officer in 1995. From 1984 to 1992, Mr. DeFeo held various management positions at Tenneco, Inc., including Senior Vice President and Managing Director.

  Richard J. Heckmann has served since 1990 as Chairman, President and Chief Executive Officer of United States Filter Corporation, a leading global provider of industrial and commercial water and wastewater treatment systems and services. Mr. Heckmann is also a director of USA Waste Services, Inc. and K2 Inc.

  Gerald Tsai, Jr. served as Chairman, Chief Executive Officer and President of Delta Life Corporation, an insurance company, from 1993 until the sale of the company in October 1997. Mr. Tsai was Chairman of the Executive Committee of the Board of Directors of Primerica Corporation, a diversified financial services company, from December 1988 until April 1991, and served as Chief Executive Officer of Primerica Corporation from April 1986 until December 1988. Mr. Tsai is currently a private investor and serves as a director of Meditrust Corporation, Proffitt's, Inc., Rite Aid Corporation, Sequa Corporation, Triarc Companies, Inc. and Zenith National Insurance Corp. He also serves as a trustee of Boston University and New York University Medical Center.

CAPITAL CONTRIBUTIONS BY OFFICERS AND DIRECTORS

  The officers and directors of the Company listed below have made capital contributions to the Company in the aggregate amount of $46.8 million (excluding amounts paid by certain officers and directors in respect of shares of Common Stock purchased by them in the Company's initial public offering in December 1997). Such capital contributions were made in connection with the sale to such officers and directors in private placements of an aggregate of 13,150,714 shares of Common Stock and 6,342,858 warrants ("Warrants"). Each such Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $10.00 per share at any time prior to September 12, 2007. Such shares and Warrants were sold at a price of $3.50 per unit consisting of one share of Common Stock and one-half of a Warrant (except that Messrs. Barker and Tsai purchased only Common Stock at a price of $3.50 per share and Messrs. Hicks, Imig and Heckmann purchased only Common Stock at a price of $10.00 per share). The table below indicates (i) the number of shares of Common Stock and the number of Warrants purchased by such officers and directors (excluding shares purchased in the Company's initial public offering) and (ii) the aggregate amount paid by such officers and directors for such securities:

                                           SECURITIES PURCHASED(1)
                                           -------------------------
                                              COMMON
             NAME                             STOCK      WARRANTS   PURCHASE PRICE
             ----                          ------------ --------------------------
      Bradley S. Jacobs..................    10,000,000   5,000,000  $35,000,000
      Wayland R. Hicks...................       100,000         --     1,000,000
      John N. Milne......................     1,428,571     714,286    5,000,000
      Michael J. Nolan...................       571,429     285,715    2,000,000
      Robert P. Miner....................       285,714     142,857    1,000,000
      Sandra E. Welwood..................       100,000      50,000      350,000
      Kurtis T. Barker...................       100,000         --       350,000
      Daniel E. Imig.....................         5,000         --        50,000
      Joseph J. Kondrup, Jr. ............       100,000      50,000      350,000
      Kai E. Nyby........................       100,000      50,000      350,000
      Richard A. Volonino................       100,000      50,000      350,000
      Richard J. Heckmann................        20,000         --       200,000
      Gerald Tsai, Jr. ..................       240,000         --       840,000

--------
(1) In certain cases includes securities owned by one or more entities controlled by the named holder.

CLASSIFICATION OF BOARD OF DIRECTORS

  The Board of Directors is divided into three classes. The term of office of the first class (currently comprised of Mr. Hicks and Mr. Tsai) will expire at the annual meeting of stockholders following January 1, 1998, the term of office of the second class (currently comprised of Mr. DeFeo and Mr. Heckmann) will expire at the second annual meeting of stockholders following January 1, 1998, and the term of office of the third class (currently comprised of Mr. Jacobs and Mr. Milne) will expire at the third annual meeting of stockholders following the January 1, 1998. At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified.

COMMITTEES OF THE BOARD

  The Board of Directors has three standing committees: the Audit Committee, the Compensation/Stock Option Committee, and the Special Stock Option Committee.

  The responsibilities of the Audit Committee include selecting the firm of independent accountants to be appointed to audit the Company's financial statements and reviewing the scope and results of the audit with the independent accountants. The members of this committee are Messrs. DeFeo, Heckmann and Tsai.

  The responsibilities of the Compensation/Stock Option Committee include making recommendations with respect to the compensation to be paid to officers and directors, administering any stock option plan of the Company in which officers or directors of the Company are eligible to participate and approving the grant of options pursuant to any such plan. The members of this committee are Messrs. DeFeo, Heckmann and Tsai.

  The responsibilities of the Special Stock Option Committee include administering any stock option plan of the Company in which officers and directors of the Company are not eligible to participate and approving the grant of options pursuant to any such plan to persons who are not officers or directors. The members of this committee are Messrs. Jacobs and Milne.

COMPENSATION OF DIRECTORS

  Each director of the Company is paid up to $2,500 per day for each Board of Directors' meeting such director attends, together with an expense reimbursement. During 1997, Messrs. DeFeo, Heckmann and Tsai were each granted options to purchase an aggregate of 20,000 shares of Common Stock at an exercise price of $15.00 per share.

COMPENSATION OF CERTAIN OFFICERS

  The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and each of the other executive officers of the Company during the period August 14, 1997 (inception) through December 31, 1997.

                          SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                                                    ------------
                                                                     SECURITIES
                                                                     UNDERLYING
NAME AND PRINCIPAL POSITION                             SALARY($)    OPTIONS(#)
---------------------------                             ---------   ------------
Bradley S. Jacobs......................................  $97,039          --
Chief Executive Officer
Wayland R. Hicks.......................................   47,692(1)   450,000
President and Chief Operating Officer
John N. Milne..........................................   63,577          --
Chief Acquisition Officer
Michael J. Nolan.......................................   58,558          --
Chief Financial Officer
Robert P. Miner........................................   50,192          --
Vice President, Finance

--------
(1)Mr. Hicks's employment with the Company commenced on November 14, 1997.

  The following tables summarize the options granted in 1997 to Mr. Hicks, the potential value of these options at the end of the option term (assuming certain levels of appreciation of the Company's Common Stock), and the total number of options held by such executive officer as of December 31, 1997. None of the other executive officers of the Company named in the Summary Compensation Table above were granted options in 1997.

                             OPTION GRANTS IN 1997

                                           INDIVIDUAL GRANTS
                        --------------------------------------------------------
                                                                     POTENTIAL REALIZABLE VALUE
                         NUMBER OF    % OF TOTAL                      AT ASSUMED RATE OF STOCK
                         SECURITIES    OPTIONS   EXERCISE              APPRECIATION FOR OPTION
                         UNDERLYING   GRANTED TO  PRICE                        TERM(1)
                          OPTIONS     EMPLOYEES    PER    EXPIRATION ---------------------------
NAME                      GRANTED      IN 1997    SHARE      DATE         5%            10%
----                     ----------   ---------- -------- ---------- ------------- -------------
Wayland R. Hicks........  350,000(2)     38.7%    $10.00   11/13/07  $   2,201,131 $   5,578,099
                           50,000(2)      5.5%    $15.00   11/13/07         64,447       546,871
                           50,000(2)      5.5%    $20.00   11/13/07            --        296,871

--------
(1) These amounts are based on calculations at hypothetical 5% and 10% compound annual appreciation rates prescribed by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price.
(2) These options are not currently vested. These options will vest one-third in November 1998, one-third in November 1999 and one-third in November 2000. These options were granted pursuant to the Company's 1997 Stock Option Plan.

                     VALUE OF OPTIONS AT DECEMBER 31, 1997

                         NUMBER OF SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                             UNEXERCISED OPTIONS AT              IN-THE-MONEY OPTIONS AT
NAME                            DECEMBER 31, 1997                   DECEMBER 31, 1997
----                     -------------------------------        -------------------------
                          EXERCISABLE       UNEXERCISABLE       EXERCISABLE UNEXERCISABLE
                         --------------    -----------------    ----------- -------------
Wayland R. Hicks........               --               450,000     --       $3,475,000

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with each of the executive officers of the Company. Certain information with regard to these agreements is set forth below. For information concerning certain employment agreements to be entered into in connection with the Merger, see "The Merger-- Interests of Certain Persons in the Merger."

  The agreements provide for base salary to be paid at a rate per annum as follows: Mr. Jacobs ($290,000), Mr. Hicks ($400,000), Mr. Milne ($190,000),
Mr. Nolan ($175,000), and Mr. Miner ($150,000). The base salary payable to Mr. Hicks is payable 50% in cash and 50% in Common Stock (valued at the average closing sales price of the Common Stock during all trading days in the calendar quarter preceding the quarter in which the payment is made). Shares of Common Stock issued to Mr. Hicks are subject to certain restrictions on transfer as described under "--Certain Agreements Relating to Securities Held by Officers." The base salary payable to Messrs. Jacobs and Milne is subject to possible upward annual adjustments based upon changes in a designated cost of living index. The agreements do not provide for mandatory bonuses. However, the agreements provide that in addition to the compensation specifically provided for, the Company may pay such salary increases, bonuses or incentive compensation as may be authorized by the Board of Directors. The agreements with Messrs. Jacobs and Milne provide for each such executive to receive an automobile allowance of at least $700 per month. The agreement with Mr. Hicks provides for the Company to reimburse him for certain relocation expenses up to a maximum of $100,000.

  The employment agreements with the following executives provide that the term shall automatically renew so that at all times the balance of the terms will not be less than the period hereinafter specified with respect to such executive: Mr. Jacobs (five years), Mr. Milne (five years), Mr. Nolan (three years) and Mr. Miner (three years). The employment agreement with Mr. Hicks provides for a term extending until November 2000. Under each of the agreements, the Company or the employee may at any time terminate the agreement, with or without cause, provided that if the Company terminates the agreement, the Company is required to make severance payments to the extent described in the following paragraph.

  The employment agreements with Messrs. Jacobs and Milne provide that the executive is entitled to severance benefits in the event that (i) his employment agreement is terminated by the Company without Cause (as defined in the employment agreement), (ii) the executive terminates his employment agreement for Good Reason (as defined in the employment agreement) or because of a breach by the Company of its obligations thereunder, (iii) his employment is terminated as a result of death or (iv) the Company or the executive terminates the employment agreement due to the disability of the executive. The severance benefits include (i) a lump sum payment equal to five times the sum of the executive's annual base salary at the time of termination plus the highest annual bonus paid to the executive in the preceding three years and
(ii) the continuation of the executive's benefits for such specified period. The employment agreement with Mr. Hicks provides that the executive is entitled to a severance payment in the amount of $1 million in the event that his employment agreement is terminated by the Company without Cause (as defined in the employment agreement) or he terminates his employment for Good Reason (as defined in the employment agreement). The employment agreements with the other officers provide that the executive is entitled to severance benefits of up to three months' base salary in the event that the executive's employment agreement is terminated without Cause (as defined in the employment agreement). The employment agreements with Messrs. Jacobs and Milne provide that if any portion of the required severance payment to the executive constitutes an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), the executive is entitled to receive a payment sufficient on an after-tax basis to offset any excise tax payable by the executive pursuant to Section 4999 of the Code. Any payment constituting an "excess parachute payment" would not be deductible by the Company.

  Each of the agreements provides that all options at any time to be granted to the executive will automatically vest upon a change of control of the Company (as defined in the agreement).

  Pursuant to the employment agreement with Mr. Hicks, Mr. Hicks has been granted options to purchase an aggregate of 450,000 shares of Common Stock. For information concerning these options, see "--Compensation of Certain Officers."

  The agreement with Mr. Hicks provides that, after Mr. Hicks becomes a director, at each annual meeting of the stockholders of the Company which occurs during the term of the agreement and at which Mr. Hicks' term as director would be scheduled to expire, the Company will nominate Mr. Hicks for re-election as a director.

CERTAIN AGREEMENTS RELATING TO SECURITIES HELD BY OFFICERS

  Prior to the Company's initial public offering, the officers of the Company purchased Common Stock (and in certain cases Warrants) from the Company in private placements, as described under "--Capital Contributions by Officers of Directors." All shares of Common Stock and Warrants purchased by the officers of the Company prior to the Company's initial public offering (and any shares of Common Stock acquired upon exercise of such Warrants) are referred to as the "Private Placement Securities."

  Each officer of the Company (other than Mr. Jacobs and Mr. Hicks) has entered into an agreement with the Company and Mr. Jacobs that provides that
(i) if Mr. Jacobs sells any Private Placement Securities that he beneficially owns in a commercial, non-charitable transaction, then Mr. Jacobs is required to use his best efforts to sell (and has the right to sell subject to certain exceptions) on behalf of such officer a pro rata portion of such officer's Private Placement Securities at then prevailing prices, and (ii) except for sales that may be required to be made as aforesaid, the officer shall not (without the prior written consent of the Company) sell or otherwise dispose of the Private Placement Securities owned by such officer (subject to certain exceptions for charitable gifts). The foregoing provisions of the agreements terminate in September or October 2002.

  Each officer of the Company (other than Mr. Jacobs and Mr. Hicks) has also agreed pursuant to such agreements that the Company, in its sole discretion, may (i) prior to September 1, 2005, repurchase the Private Placement Securities owned by such officer in the event that such officer breaches any agreement with the Company or acts adversely to the interest of the Company and (ii) repurchase such Private Placement Securities without any cause (provided that such repurchase right without cause will lapse with respect to one-third of the securities on the first, second and third anniversaries of the date of such agreements). The amount to be paid by the Company in the event of a repurchase will be equal to (i) in the case of Messrs. Milne, Nolan and Miner, $9.125 per share of Common Stock and $0.625 per Warrant plus an amount representing a 4% annual return on such amounts from the date on which such securities were purchased and (ii) in the case of the other officers, the amount originally paid by such officer for such securities plus an amount representing a 10% annual return on such amount. See "--Capital Contributions by Officers and Directors" for information concerning the amounts paid by the officers of the Company for the Private Placement Securities owned by them.

  Mr. Hicks has agreed that (i) he will not transfer any Private Placement Securities purchased by him until November 1998 and (ii) he will not transfer any shares of Common Stock that are hereafter issued to him as compensation pursuant to his employment agreement for a one-year period following the date of issuance. See "--Employment Agreements."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  At the time the employment agreements with Messrs. Jacobs and Milne were approved by the Board of Directors, the sole members of the Board were Messrs. Jacobs and Milne. No compensation committee interlocks with other companies have existed.

STOCK OPTION PLANS

  The Company, as of September 8, 1998, had granted under the Company's 1997 Stock Option Plan options to purchase an aggregate of 4,974,875 shares of Common Stock. These options have a weighted average exercise price of $22.97 per share.

  The Board of Directors of the Company is proposing for stockholder approval a new 1998 Stock Option Plan. In addition, the Company expects that prior to completion of the Merger, it will adopt an additional stock option plan pursuant to which options, for up to an aggregate of 750,000 shares of Common Stock, may be granted to employees who are not officers or directors of the Company, and to consultants and independent contractors who perform services for the Company. For additional information concerning such stock option plans, see "Additional Matters To Be Considered At The United Rentals Special Meeting."

                             CERTAIN TRANSACTIONS

  The Company has from time to time purchased equipment from Terex Corporation ("Terex") and may do so in the future. Ronald M. DeFeo, a director of the Company, is the chief executive officer, and a director, of Terex. During 1997, the Company purchased approximately $1.1 million of equipment from Terex.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
 I. Consolidated Financial Statements of United Rentals, Inc.
     Report of Independent Auditors......................................  I-37
     Consolidated Balance Sheet--December 31, 1997.......................  I-38
     Consolidated Statement of Operations for the period from August 14,
      1997 (Inception) to December 31, 1997..............................  I-39
     Consolidated Statement of Stockholders' Equity for the period from
      August 14, 1997 (Inception) to December 31, 1997...................  I-40
     Consolidated Statement of Cash Flows for the period from August 14,
      1997 (Inception) to December 31, 1997..............................  I-41
     Notes to Consolidated Financial Statements..........................  I-42
 II. Unaudited Consolidated Financial Statements of United Rentals, Inc.
     Consolidated Balance Sheet--June 30, 1998 (unaudited) and December
      31, 1997...........................................................  I-51
     Consolidated Statement of Operations for the Six and Three Months
      Ended June 30, 1998 (unaudited)....................................  I-52
     Consolidated Statement of Stockholders' Equity for the Six Months
      Ended June 30, 1998 (unaudited)....................................  I-53
     Consolidated Statement of Cash Flows for the Six and Three Months
      Ended June 30, 1998 (unaudited)....................................  I-54
     Notes to Unaudited Consolidated Financial Statements................  I-55
 III. Combined Financial Statements of Equipment Supply Co., Inc. and Af-
  filiates
     Report of Independent Certified Public Accountants..................  I-60
     Combined Balance Sheets--December 31, 1997 and 1996 and June 30,
      1998 (unaudited)...................................................  I-61
     Combined Statements of Income for the Years Ended December 31, 1997,
      1996 and 1995 and for the Six Months Ended June 30, 1998 and 1997
      (unaudited)........................................................  I-62
     Combined Statements of Stockholders' Equity for the Years Ended
      December 31, 1995, 1996 and 1997 and for the Six Months Ended June
      30, 1998 (unaudited)...............................................  I-63
     Combined Statements of Cash Flows for the Years Ended December 31,
      1997, 1996 and 1995 and for the Six Months Ended June 30, 1998 and
      1997 (unaudited)...................................................  I-64
     Notes to Combined Financial Statements..............................  I-65
 IV. Consolidated and Combined Financial Statements of Access Rentals,
       Inc. and subsidiary and affiliate
     Report of Independent Accountants...................................  I-77
     Consolidated and Combined Balance Sheets--March 31, 1996 and 1997
      and December 31, 1997 (unaudited)..................................  I-78
     Consolidated and Combined Statements of Income for the Years Ended
      September 30, 1994 and 1995, for the Six Months Ended March 31,
      1996, for the Year Ended March 31, 1997 and for the Nine Months
      Ended December 31, 1996 and 1997 (unaudited).......................  I-79
     Consolidated and Combined Statement of Stockholders' Equity for the
      Years Ended September 30, 1994 and 1995, for the Six Months Ended
      March 31, 1996, for the Year Ended March 31, 1997 and for the Nine
      Months Ended December 31, 1997 (unaudited).........................  I-80
     Consolidated and Combined Statements of Cash Flows for the Years
      Ended September 30, 1994 and 1995, for the Six Months Ended March
      31, 1996, for the Year Ended March 31, 1997 and for the Nine Months
      Ended December 31, 1996 and 1997 (unaudited).......................  I-81
     Notes to Financial Statements.......................................  I-82
 V. Financial Statements of Rental Tools & Equipment Co. International,
  Inc.
     Report of Independent Accountants...................................  I-92
     Balance Sheets--June 30, 1997 and 1998..............................  I-93

    Statements of Operations For the Years Ended June 30, 1996, 1997 and
     1998................................................................  I-94
    Statements of Changes in Stockholders' Equity For the Years Ended
     June 30, 1996, 1997 and 1998........................................  I-95
    Statements of Cash Flows For the Years Ended June 30, 1996, 1997 and
     1998................................................................  I-96
    Notes to Financial Statements........................................  I-97
VI. Financial Statements of Power Rental Co., Inc.
    Report of Independent Auditors....................................... I-103
    Balance Sheets--July 31, 1997 and April 30, 1998 (unaudited)......... I-104
    Statements of Operations for the Year Ended July 31, 1997 and for the
     Nine Months Ended April 30, 1997 and 1998 (unaudited)............... I-105
    Statements of Stockholders' Equity for the Year Ended July 31, 1997
     and for the Nine Months Ended April 30, 1998 (unaudited)............ I-106
    Statements of Cash Flows for the Year Ended July 31, 1997 and for the
     Nine Months Ended April 30, 1997 and 1998 (unaudited)............... I-107
    Notes to Financial Statements........................................ I-108
VII. Combined Financial Statements of BNR Group of Companies
    Report of Independent Auditors....................................... I-114
    Combined Balance Sheets--March 31, 1996 and 1997 and December 31,
     1997 (unaudited).................................................... I-115
    Combined Statements of Earnings for the Years Ended March 31, 1996
     and 1997 and for the Nine Months Ended December 31, 1996 and 1997
     (unaudited)......................................................... I-116
    Combined Statements of Stockholders' Equity for the Years Ended March
     31, 1996 and 1997 and for the Nine Months Ended December 31, 1997
     (unaudited)......................................................... I-117
    Combined Statements of Cash Flows for the Years Ended March 31, 1996
     and 1997 and for the Nine Months Ended December 31, 1996 and 1997
     (unaudited)......................................................... I-118
    Notes to Combined Financial Statements............................... I-119
VIII. Combined Financial Statements of Adco Equipment, Inc.
    Report of Independent Auditors....................................... I-128
    Combined Balance Sheets--December 31, 1997 and June 30, 1998
     (unaudited)......................................................... I-129
    Combined Statements of Operations For the Year Ended December 31,
     1997 and For the Six Months Ended June 30, 1997 and 1998
     (unaudited)......................................................... I-130
    Combined Statements of Stockholders' Equity For the Year Ended
     December 31, 1997 and For the Six Months Ended June 30, 1998
     (unaudited)......................................................... I-131
    Combined Statements of Cash Flows For the Year Ended December 31,
     1997 and For the Six Months Ended June 30, 1997 and 1998
     (unaudited)......................................................... I-132
    Notes to Combined Financial Statements............................... I-133
IX. Consolidated Financial Statements of McClinch Inc. and Subsidiaries
    Report of Independent Accountants.................................... I-137
    Consolidated Balance Sheets--January 31, 1998 and April 30, 1998
     (unaudited)......................................................... I-138
    Consolidated Statements of Income and Retained Earnings For the Year
     Ended January 31, 1998 and For the Three Months Ended April 30, 1997
     and 1998 (unaudited)................................................ I-139
    Consolidated Statements of Cash Flows For the Year Ended January 31,
     1998 and For the Three Months Ended April 30, 1997 and 1998
     (unaudited)......................................................... I-140
    Notes to Consolidated Financial Statements........................... I-141
X. Financial Statements of Industrial Lift, Inc.
    Report of Independent Auditors....................................... I-148
    Balance Sheets--December 31, 1996 and 1997 and as of April 30, 1998
     (unaudited)......................................................... I-149
    Statements of Income and Retained Earnings for the Years Ended
     December 31, 1996 and 1997 and for the Four Months Ended April 30,
     1997 and 1998 (unaudited)........................................... I-150

    Statements of Cash Flows for the Years Ended December 31, 1996 and
     1997 and for the Four Months Ended April 30, 1997 and 1998
     (unaudited)......................................................... I-151
    Notes to Financial Statements........................................ I-152
XI. Combined Financial Statements of Able Equipment Rental, Inc.
    Report of Independent Auditors....................................... I-157
    Combined Balance Sheets--December 31, 1997 and February 28, 1998
     (unaudited)......................................................... I-158
    Combined Statements of Income for the Year Ended December 31, 1997
     and for the Two Months Ended February 28, 1997 and 1998
     (unaudited)......................................................... I-159
    Combined Statements of Stockholders' Equity and Partners' Capital for
     the Year Ended December 31, 1997 and for the Two Months Ended
     February 28, 1998 (unaudited)....................................... I-160
    Combined Statements of Cash Flows for the Year Ended December 31,
     1997 and for the Two Months Ended February 28, 1997 and 1998
     (unaudited)......................................................... I-161
    Notes to Combined Financial Statements............................... I-162
XII. Combined Financial Statements of Grand Valley Equipment Co., Inc.
       and Kubota of Grand Rapids, Inc.
    Independent Auditors' Report on Combined Financial Statements ....... I-167
    Combined Balance Sheets--December 31, 1997 and May 31, 1998
     (unaudited)......................................................... I-168
    Combined Statements of Income and Retained Earnings for the year ended December 31, 1997 and for the five months ended May 31, 1997 and 1998 (unaudited)................................................ I-169
    Combined Statements of Cash Flows for the year ended December 31,
     1997 and for the five months ended May 31, 1997 and 1998 (unau-
     dited).............................................................. I-170
    Notes to Financial Statements........................................ I-171
XIII. Financial Statements of McClinch Equipment Services, Inc.
    Report of Independent Accountants.................................... I-175
    Balance Sheets--December 31, 1997 and June 30, 1998 (unaudited)...... I-176
    Statements of Income and Retained Earnings for the year ended
     December 31, 1997 and for the six months ended June 30, 1997 and
     1998 (unaudited).................................................... I-177
    Statements of Cash Flows for the year ended December 31, 1997 and for the six months ended June 30, 1997 and 1998 (unaudited)............. I-178
    Notes to Financial Statements........................................ I-179
XIV. Combined Financial Statements of Valley Rentals, Inc.
    Report of Independent Auditors....................................... I-184
    Combined Balance Sheets--December 31, 1997 and March 31, 1998
     (unaudited)......................................................... I-185
    Combined Statements of Income for the Year Ended December 31, 1997
     and for the Three Months Ended March 31, 1997 and 1998 (unaudited).. I-186
    Combined Statements of Stockholders' Equity and Partners' Capital for
     the Year Ended December 31, 1997 and for the Three Months Ended
     March 31, 1998 (unaudited).......................................... I-187
    Combined Statements of Cash Flows for the Year Ended December 31,
     1997 and for the Three Months Ended March 31, 1997 and 1998
     (unaudited)......................................................... I-188
    Notes to Combined Financial Statements............................... I-189
XV. Financial Statements of Lift Systems, Inc.
    Independent Accountants' Report...................................... I-194
    Balance Sheets--December 31, 1997 and June 30, 1998 (unaudited)...... I-195
    Statement of Income for the year ended December 31, 1997 and for the six-month periods ended June 30, 1998 and 1997 (unaudited).......... I-196
    Statement of Changes in Stockholder's Equity for the year ended
     December 31, 1997 and for the six-month period ended June 30, 1998
     (unaudited)......................................................... I-197
    Statement of Cash Flows for the year ended December 31, 1997 and for the six-month periods ended June 30, 1997 and 1998 (unaudited)...... I-198
    Notes to Financial Statements........................................ I-200

XVI. Consolidated Financial Statements of Perco Group Ltd.
    Report of Independent Auditors....................................... I-205
    Consolidated Balance Sheet--December 31, 1997 and April 30, 1998
     (unaudited)......................................................... I-206
    Consolidated Statement of Earnings for the year ended December 31,
     1997 and for the four-month period ended April 30, 1997 and 1998
     (unaudited)......................................................... I-207
    Consolidated Statement of Retained Earnings for the year ended
     December 31, 1997 and for the four-month period ended April 30, 1998
     (unaudited)......................................................... I-208
    Consolidated Statement of Changes in Financial Position for the year ended December 31, 1997 and for the four-month period ended April
     30, 1997 and 1998 (unaudited)....................................... I-209
    Notes to Consolidated Financial Statements........................... I-210
XVII. Financial Statements of Reitzel Rentals Ltd.
    Auditors' Report..................................................... I-218
    Balance Sheets--February 28, 1998 and May 31, 1998 (unaudited)....... I-219
    Statements of Operations for the year ended February 28, 1998 and for the three months ended May 31, 1997 and 1998 (unaudited)............ I-220
    Statements of Shareholders' Equity for the year ended February 28,
     1998 and for the three months ended May 31, 1998 (unaudited)........ I-221
    Statements of Cash Flows for the year ended February 28, 1998 and for the three months ended May 31, 1997 and 1998 (unaudited)............ I-222
    Notes to Financial Statements........................................ I-223
XVIII. Combined Financial Statements of Channel Equipment Holding, Inc.
    Report of Independent Auditors....................................... I-229
    Combined Balance Sheet--December 31, 1997............................ I-230
    Combined Statement of Operations for the Year Ended December 31,
     1997................................................................ I-231
    Combined Statement of Stockholders' Equity (Deficit) for the Year
     Ended December 31, 1997............................................. I-232
    Combined Statements of Cash Flows for the Year Ended December 31,
     1997................................................................ I-233
    Notes to Combined Financial Statements............................... I-234
XIX. Financial Statements of Paul E. Carlson, Inc. dba Carlson Equipment
 Company
    Independent Auditor's Report......................................... I-238
    Balance Sheets--February 28, 1998 and May 31, 1998 (unaudited)....... I-239
    Statements of Operations for the year ended February 28, 1998 and for the three months ended May 31,1997 and 1998 (unaudited)............. I-241
    Statements of Stockholders' Equity for the year ended February 28,
     1998 and for the three months ended May 31, 1998 (unaudited)........ I-242
    Statements of Cash Flows for the year ended February 28, 1998 and for the three months ended May 31, 1997 and 1998 (unaudited)............ I-243
    Notes to Financial Statements........................................ I-244
XX. Financial Statements of West Main Rentals and Sales, Incorporated
    Independent Auditor's Report......................................... I-252
    Balance Sheet--December 31, 1997 and March 31, 1998 (unaudited)...... I-253
    Statement of Income for the Year Ended December 31, 1997 and for the
     Three Months Ended March 31, 1998 and 1997 (unaudited).............. I-254
    Statement of Stockholders' Equity for the Year Ended December 31,
     1997 and for the Three Months Ended March 31, 1998 (unaudited)...... I-255
    Statement of Cash Flows for the Year Ended December 31, 1997 and for
     the Three Months Ended March 31, 1998 and 1997 (unaudited).......... I-256
    Notes to Financial Statements........................................ I-257

XXI. Financial Statements of Mission Valley Rentals, Inc.
    Report of Independent Auditors....................................... I-263
    Balance Sheets--June 30, 1996 and 1997 and December 31, 1997
     (unaudited)......................................................... I-264
    Statements of Operations for the Years Ended June 30, 1996 and 1997
     and for the Six Months Ended December 31, 1996 and 1997
     (unaudited)......................................................... I-265
    Statements of Stockholders' Equity for the Years Ended June 30, 1996
     and 1997 and for the Six Months Ended December 31, 1997
     (unaudited)......................................................... I-266
    Statements of Cash Flows for the Years Ended June 30, 1996 and 1997
     and the Six Months Ended December 31, 1996 and 1997 (unaudited)..... I-267
    Notes to Financial Statements........................................ I-268
XXII. Financial Statements of Pro Rentals, Inc.
    Report of Independent Auditors....................................... I-274
    Balance Sheet--December 31, 1997..................................... I-275
    Statement of Income for the Year Ended December 31, 1997............. I-276
    Statement of Stockholders' Equity for the Year Ended December 31,
     1997................................................................ I-277
    Statement of Cash Flows for the Year Ended December 31, 1997......... I-278
    Notes to Financial Statements........................................ I-279
XXIII. Financial Statements of ASC Equipment Company
    Report of Independent Auditors....................................... I-283
    Balance Sheet--December 31, 1997..................................... I-284
    Statement of Income for the Year Ended December 31, 1997............. I-285
    Statement of Stockholders' Equity for the Year Ended December 31,
     1997................................................................ I-286
    Statement of Cash Flows for the Year Ended December 31, 1997......... I-287
    Notes to Financial Statements........................................ I-288
XXIV. Financial Statements of MERCER Equipment Company
    Independent Auditor's Report......................................... I-291
    Balance Sheets--December 31, 1996 and October 24, 1997............... I-292
    Statements of Income and Retained Earnings for the Years Ended
     December 31, 1995 and 1996 and for the period from January 1, 1997 to October 24, 1997................................................. I-293
    Statements of Cash Flows for the Years Ended December 31, 1995 and
     1996 and for the period from January 1, 1997 to October 24, 1997.... I-294
    Notes to Financial Statements........................................ I-295
XXV. Consolidated Financial Statements of A&A Tool Rentals & Sales, Inc.
 and subsidiary
    Report of Independent Auditors....................................... I-300
    Consolidated Balance Sheets--October 31, 1996 and October 19, 1997
     and July 31, 1997 (unaudited)....................................... I-301
    Consolidated Statements of Operations for the Years Ended October 31,
     1995 and 1996 and for the period from November 1, 1996 to October
     19, 1997 and for the Nine Months Ended July 31, 1996 and 1997
     (unaudited)......................................................... I-302
    Consolidated Statements of Stockholders' Equity for the Years Ended
     October 31, 1995 and 1996 and for the period from November 1, 1996 to October 19, 1997 ................................................ I-303
    Consolidated Statements of Cash Flows for the Years Ended October 31,
     1995 and 1996 and for the period from November 1, 1996 to October
     19, 1997 and for the Nine Months Ended July 31, 1996 and 1997
     (unaudited)......................................................... I-304
    Notes to Consolidated Financial Statements........................... I-305
XXVI. Financial Statements of J&J Rental Services, Inc.
    Report of Independent Auditors....................................... I-312
    Balance Sheets--December 31, 1996 and October 22, 1997 .............. I-313

    Statements of Income for the Years Ended December 31, 1995 and 1996,
     for the Six Months Ended June 30, 1997 and for the period from July
     1, 1997 to October 22, 1997......................................... I-314
    Statements of Stockholders' Equity and Partners' Capital for the
     Years Ended December 31, 1995 and 1996 and for the Six Months Ended
     June 30, 1997 and for the period from July 1, 1997 to October 22,
     1997................................................................ I-315
    Statements of Cash Flows for the Years Ended December 31, 1995 and
     1996, for the Six Months Ended June 30, 1997 and for the period from
     July 1, 1997 to October 22, 1997.................................... I-316
    Notes to Financial Statements........................................ I-317
XXVII. Combined Financial Statements of Coran Enterprises, Inc. dba A-1
      Rents and
      Monterey Bay Equipment Rental, Inc.
    Report of Independent Certified Public Accountants................... I-324
    Combined Statements of Earnings for the Years Ended December 31, 1995
     and 1996 and for the period from January 1, 1997 to October 24, 1997
     .................................................................... I-325
    Combined Statements of Stockholders' Equity for the Years Ended De-
     cember 31, 1995 and 1996 and for the period from January 1, 1997 to
     October 24, 1997 ................................................... I-326
    Combined Statements of Cash Flows for the Years Ended December 31,
     1995 and 1996 and for the period from January 1, 1997 to October 24,
     1997 ............................................................... I-327
    Notes to Combined Financial Statements............................... I-328
XXVIII. Financial Statements of Bronco Hi-Lift, Inc.
    Report of Independent Auditors....................................... I-330
    Balance Sheets--December 31, 1996 and October 24, 1997 .............. I-331
    Statements of Income for the Years Ended December 31, 1995 and 1996
     and for the period from January 1, 1997 to October 24, 1997......... I-332
    Statements of Stockholders' Equity for the Years Ended December 31,
     1995 and 1996 and for the period from January 1, 1997 to October 24,
     1997................................................................ I-333
    Statements of Cash Flows for the Years Ended December 31, 1995 and
     1996 and for the period from January 1, 1997 to October 24, 1997.... I-334
    Notes to Financial Statements........................................ I-335

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
United Rentals, Inc.

  We have audited the accompanying consolidated balance sheet of United Rentals, Inc. as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows from August 14, 1997 (Inception) to December 31, 1997. These financial statements are the responsibility of the management of United Rentals, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Rentals, Inc. at December 31, 1997, and the results of its operations and its cash flows from August 14, 1997 (Inception) to December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
January 30, 1998, except for
 Note 11, as to which the
 date is August 25, 1998

                              UNITED RENTALS, INC.

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1997

                              ASSETS
Cash and cash equivalents......................................... $ 68,607,528
Accounts receivable, net of allowance for doubtful accounts of
 $1,161,000.......................................................    7,494,636
Inventory.........................................................    3,827,446
Prepaid expenses and other assets.................................    2,966,822
Rental equipment, net.............................................   33,407,561
Property and equipment, net.......................................    2,272,683
Intangible assets, net of accumulated amortization of $241,000....   50,533,736
                                                                   ------------
                                                                   $169,110,412
                                                                   ============
               LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable................................................ $  5,697,830
  Debt............................................................    1,074,474
  Deferred taxes..................................................      198,249
  Accrued expenses and other liabilities..........................    4,409,828
                                                                   ------------
    Total liabilities.............................................   11,380,381
Commitments and contingencies
Stockholders' equity:
  Preferred stock--$.01 par value, 5,000,000 shares authorized, no
   shares issued and outstanding..................................          --
  Common stock--$.01 par value, 75,000,000 shares authorized,
   23,899,119 shares issued and outstanding.......................      238,991
  Additional paid-in capital......................................  157,457,418
  Retained earnings...............................................       33,622
                                                                   ------------
    Total stockholders' equity....................................  157,730,031
                                                                   ------------
                                                                   $169,110,412
                                                                   ============


                            See accompanying notes.

                              UNITED RENTALS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                AUGUST 14, 1997 (INCEPTION) TO DECEMBER 31, 1997

Revenues:
  Equipment rentals............................................... $ 7,018,564
  Sales of rental equipment.......................................   1,011,071
  Sales of new equipment, merchandise and other revenues..........   2,603,763
                                                                   -----------
Total revenues....................................................  10,633,398
Cost of revenues:
  Cost of equipment rentals, excluding depreciation...............   3,203,209
  Depreciation of rental equipment................................   1,038,747
  Cost of rental equipment sales..................................     527,523
  Cost of new equipment and merchandise sales and other operating
   costs..........................................................   2,052,639
                                                                   -----------
Total cost of revenues............................................   6,822,118
                                                                   -----------
Gross profit......................................................   3,811,280
Selling, general and administrative expenses......................   3,311,669
Non-rental depreciation and amortization..........................     262,102
                                                                   -----------
Operating income..................................................     237,509
Interest expense..................................................     454,072
Other (income) expense............................................    (270,701)
                                                                   -----------
Income before provision for income taxes..........................      54,138
Provision for income taxes........................................      20,516
                                                                   -----------
Net income........................................................ $    33,622
                                                                   ===========
Basic earnings per share.......................................... $      0.00
                                                                   ===========
Diluted earnings per share........................................ $      0.00
                                                                   ===========


                            See accompanying notes.

                              UNITED RENTALS, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

               AUGUST 14, 1997 (INCEPTION) TO DECEMBER 31 , 1997

                                         COMMON STOCK
                                      -------------------  ADDITIONAL
                                        NUMBER              PAID-IN    RETAINED
                                      OF SHARES   AMOUNT    CAPITAL    EARNINGS
                                      ---------- -------- ------------ --------
Balance, August 14, 1997 (Incep-
 tion)...............................        --  $    --  $        --  $   --
  Issuance of common stock and war-
   rants............................. 23,899,119  238,991  157,457,418
  Net income.........................                                   33,622
                                      ---------- -------- ------------ -------
Balance, December 31, 1997........... 23,899,119 $238,991 $157,457,418 $33,622
                                      ========== ======== ============ =======



                            See accompanying notes.

                              UNITED RENTALS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                AUGUST 14, 1997 (INCEPTION) TO DECEMBER 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES
Net income.......................................................  $     33,622
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation and amortization..................................     1,300,849
  Gain on sale of rental equipment...............................      (483,548)
  Deferred taxes.................................................        (2,204)
  Changes in operating assets and liabilities:
    Accounts receivable..........................................       609,529
    Inventory....................................................       631,484
    Prepaid expenses and other assets............................      (755,545)
    Accounts payable.............................................       281,056
    Accrued expenses and other liabilities.......................      (512,507)
                                                                   ------------
      Net cash provided by operating activities..................     1,102,736
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of rental equipment....................................    (1,886,533)
Purchases of property and equipment..............................      (819,557)
Proceeds from sales of rental equipment..........................     1,011,071
In-process acquisition costs.....................................      (128,523)
Purchase of other companies......................................   (51,451,634)
                                                                   ------------
      Net cash used in investing activities......................   (53,275,176)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock and warrants, net of
 issuance costs..................................................   154,788,110
Proceeds from debt...............................................    35,000,000
Repayment of debt................................................   (68,222,252)
Payment of debt financing costs..................................      (785,890)
                                                                   ------------
      Net cash provided by financing activities..................   120,779,968
                                                                   ------------
Net increase in cash and cash equivalents........................    68,607,528
Cash and cash equivalents at beginning of period.................           --
                                                                   ------------
      Cash and cash equivalents at end of period.................  $ 68,607,528
                                                                   ============
Supplemental disclosure of cash flow information:
  Cash paid for interest.........................................  $    446,559
                                                                   ============
Supplemental schedule of non cash investing and financing activi-
 ties:
  The Company acquired the net assets and assumed certain
   liabilities of other companies as follows:
    Assets, net of cash acquired.................................  $ 98,876,932
    Liabilities assumed..........................................   (43,300,749)
    Less:
      Amounts paid in common stock...............................    (3,824,549)
      Amount paid through issuance of convertible note...........      (300,000)
                                                                   ------------
  Net cash paid..................................................  $ 51,451,634
                                                                   ============

                            See accompanying notes.

                             UNITED RENTALS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. ORGANIZATION AND BASIS OF PRESENTATION

  United Rentals, Inc. (together with its subsidiaries the "Company") was incorporated in August 1997 for the purpose of creating a large, geographically diversified equipment rental company in the United States and Canada. The Company rents a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies, homeowners and others. The Company also engages in related activities such as selling used rental equipment, acting as a distributor for certain new equipment and selling related merchandise and parts. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheet is presented on an unclassified basis.

  The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash Equivalents

  The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.

 Inventory

  Inventory consists of equipment, tools, parts, fuel and related supply items. Inventory is stated at the lower of average weighted cost or market.

 Rental Equipment

  Rental equipment is recorded at cost and depreciated over the estimated useful lives of the equipment using the straight-line method. The range of useful lives estimated by management for rental equipment is two to ten years. Rental equipment is depreciated to a salvage value of zero to ten percent of cost. Rental equipment having a cost of $500 or less is expensed at the time of purchase. Ordinary maintenance and repair costs are charged to operations as incurred.

 Revenue Recognition

  Revenue related to the sale of equipment is recognized at the point of sale. Revenue related to rental equipment is recognized over the contract term.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. The range of useful lives estimated by management for property and equipment is two to ten years. Ordinary maintenance and repair costs are charged to operations as incurred.

 Intangible Assets

  Intangible assets consist of the excess of cost over the value of identifiable net assets of businesses acquired and are being amortized on a straight line basis over their estimated useful lives of forty years.

                             UNITED RENTALS, INC.

 Fair Value of Financial Instruments

  The carrying amounts reported in the balance sheet for accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of notes payable is determined using current interest rates for similar instruments as of December 31, 1997 and approximates the carrying value of these notes due to the fact that the underlying instruments include provisions to adjust note balances and interest rates to approximate fair market value.

 Advertising Expense

  The Company expenses the cost of advertising as incurred. The Company incurred $146,000 in advertising costs for the period August 14, 1997 (Inception) to December 31, 1997.

 Income Taxes

  The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial statement and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not of realization in future periods.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Concentrations of Credit Risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Company's customer base. No single customer represents greater than 10% of total accounts receivable. The Company controls credit risk through credit approvals, credit limits, and monitoring procedures.

 Stock-Based Compensation

  The Company accounts for its stock based compensation arrangements under the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees." Since stock options will be granted by the Company with exercise prices at or greater than the fair value of the shares at the date of grant, no compensation expense will be recognized.

 Computation of Earnings Per Share

  Earnings per share is calculated under the provisions of recently issued Statement 128, Earnings Per Share. Common Stock issued for consideration below the initial public offering price ("IPO price") of $13.50 per share at which shares were sold in the Company's initial public offering (the "IPO"), and stock options and warrants granted with exercise prices below the IPO price per share during the twelve months preceding the date of the

                             UNITED RENTALS, INC.

initial filing of the registration statement for the IPO are included in the calculation of common equivalent shares at the IPO price per share.

 Impact of Recently Issued Accounting Standards

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company is required to adopt the provisions of these Statements in fiscal year 1998. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a primary financial statement. The Company is currently evaluating the reporting formats recommended under this Statement. SFAS No. 131 establishes a new method by which companies will report operating segment information. This method is based on the manner in which management organizes the segments within a company for making operating decisions and assessing performance. The Company continues to evaluate the provisions of SFAS No. 131 and, upon adoption, the Company may report operating segments.

3. ACQUISITIONS

  During October 1997, the Company purchased all of the outstanding stock of the following six equipment rental companies for the indicated consideration:

      COMPANY                                                      CONSIDERATION
      -------                                                      -------------
      A & A Tool Rentals and Sales, Inc...........................  $ 8,593,520
      Bronco High-Lift, Inc.......................................    7,949,568
      Coran Enterprises, Inc......................................   15,264,337
      J & J Rental Services, Inc..................................    3,824,549
      Mercer Equipment Company....................................   14,933,242
      Rent-It Center, Inc.........................................    6,400,000

  All of the consideration paid for the acquisitions was in cash, with the exception of Rent-It Center, Inc. which included a $300,000 convertible note and J & J Rental Services, Inc. where all of the consideration was paid through the issuance of 318,712 shares of the Company's Common Stock. These shares are subject to adjustment so that their value will equal $3.8 million based upon the average daily closing price of the Company's Common Stock during the 60 day period beginning December 18, 1997. Contingent consideration is due on the J & J Rental Services, Inc. acquisition based upon a percentage of revenues up to a maximum of $2.8 million.

  These acquisitions have been accounted for as purchases and, accordingly, the results of their operations have been included in the Company's results of operations from their respective acquisition dates. The purchase prices have been allocated to the assets acquired and liabilities assumed based on their respective fair values at their respective acquisition dates. Contingent purchase price is capitalized when earned and amortized over the remaining life of the related asset.

  The Company has not completed its valuation of the 1997 purchases and the purchase price allocations are subject to change when additional information concerning asset and liability valuations are completed.

                             UNITED RENTALS, INC.

  The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Company for the years ended December 31, 1997 and 1996 as though each acquisition described above was made on January 1, for each of the periods.

                                                           1997        1996
                                                        ----------- -----------
   Revenues............................................ $59,832,952 $51,889,258
   Net income..........................................   2,607,127   3,462,371
   Basic earnings per share............................ $      0.16 $      0.22
   Diluted earnings per share.......................... $      0.14 $      0.20

  The unaudited pro forma results are based upon certain assumptions and estimates which are subject to change. These results are not necessarily indicative of the actual results of operations that might have occurred, nor are they necessarily indicative of expected results in the future.

4. RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consists of the following:

   Rental equipment............................................... $34,444,129
   Less accumulated depreciation..................................  (1,036,568)
                                                                   -----------
   Rental equipment, net.......................................... $33,407,561
                                                                   ===========

5. PROPERTY AND EQUIPMENT

  A summary of property and equipment is as follows:

   Furniture, fixtures and office equipment....................... $ 2,294,277
   Less accumulated depreciation..................................     (21,594)
                                                                   -----------
   Property and equipment, net.................................... $ 2,272,683
                                                                   ===========

6. DEBT

  Debt consists of the following:

   Subordinated convertible notes................................. $   500,000
   Equipment notes, interest at 7.0% to 10.6%, payable in various
    monthly installments through 2001, secured by equipment.......     574,474
                                                                   -----------
   Total debt..................................................... $ 1,074,474
                                                                   ===========

  The Company's credit facility with a group of financial institutions, for which Bank of America National Trust and Savings Association acts as agent, enables the Company to borrow up to $155 million on a revolving basis (the "Credit Facility"). The facility terminates on October 8, 2000, at which time all outstanding indebtedness is due. Up to $10 million of the Credit Facility is available in the form of letters of credit. Borrowings under the Credit Facility accrue interest, at the Company's option, at either (a) the Floating Rate (which is equal to the greater of (i) the Federal Funds Rate plus 0.5% and (ii) Bank of America's reference rate, in each case, plus a margin ranging from 0% to 0.25% per annum) or (b) the Eurodollar Rate (which is equal to Bank of America's reserve adjusted eurodollar rate plus a margin ranging from 1.5% to 2.5% per annum). As of December 31, 1997, there was no outstanding indebtedness under the Credit Facility. The Credit Facility contains

                             UNITED RENTALS, INC.

certain covenants that require the Company to, among other things, satisfy certain financial tests relating to: (a) maintenance of minimum net worth, (b) the ratio of debt to net worth, (c) interest coverage ratio, (d) the ratio of funded debt to cash flow, and (e) the ratio of senior debt to tangible assets. The Credit Facility also contains certain covenants that restrict the Company's ability to, among other things, (i) incur additional indebtedness,
(ii) permit liens to attach to its assets, (iii) enter into operating leases requiring payments in excess of specified amounts, (iv) declare or pay dividends or make other restricted payments with respect to its equity securities (including the Common Stock) or subordinated debt, (v) sell assets,
(vi) make acquisitions unless certain financial conditions are satisfied, and
(vii) engage in any line of business other than the equipment rental industry. The Credit Facility provides that the failure by any two of certain of the Company's executive officers to continue to hold executive positions with the Company for a period of 30 consecutive days constitutes an event of default under the Credit Facility unless replacement officers satisfactory to the lenders are appointed. The Credit Facility is also subject to other customary events of default. The Credit Facility is secured by substantially all of the assets of United Rentals, Inc. and by the stock and assets of its subsidiaries.

  The subordinated convertible notes consists of two notes; $300,000 in principal bearing interest at 7% per annum and $200,000 in principal bearing interest at 7 1/2% per annum. The $200,000 note was converted into 14,814 shares of Common Stock during January 1998. The $300,000 note is repayable in equal quarterly installments of principal and interest through October, 2002, is convertible into the Company's Common Stock at a conversion rate of $16.20 per share and is subordinated to the Company's Credit Facility.

  Maturities of the Company's debt for each of the next five years at December 31, 1997 are as follows:

   1998.............................................................. $  244,260
   1999..............................................................    340,916
   2000..............................................................    239,020
   2001..............................................................    181,676
   2002..............................................................     68,602
                                                                      ----------
                                                                      $1,074,474
                                                                      ==========

7. INCOME TAXES

  The provision for federal and state income taxes is as follows:

   Current State....................................................... $22,720
   Deferred State......................................................   3,041
   Deferred Federal....................................................  (5,245)
                                                                        -------
                                                                        $20,516
                                                                        =======

  A reconciliation of the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before provision for income taxes is as follows:

   Computed tax benefit at statutory tax rate.......................... $18,407
   Increase in tax benefit:
     Tax-exempt interest income........................................ (91,971)
     Non-deductible expense............................................  77,078
     State income taxes, net of Federal benefit........................  17,002
                                                                        -------
                                                                        $20,516
                                                                        =======

                             UNITED RENTALS, INC.

  The components of deferred income tax assets are as follows:

   Accrual liabilities.............................................. $  957,619
   Net operating loss carryforward..................................    313,719
   Property & equipment.............................................     43,908
                                                                     ----------
                                                                     $1,315,246
                                                                     ==========

  The components of deferred income tax liabilities are as follows:

   Intangibles and other.............................................. $633,132
                                                                       ========

  The Company has net short-term deferred tax assets in the amount of $880,363, which are reported in the balance sheet in prepaid expenses and other assets.

  The Company has net operating loss carryforwards ("NOLs") of $845,681 for income tax purposes that expire in 2012.

8. CAPITAL STOCK

  Preferred Stock: The Company's board of directors has the authority to designate 5,000,000 shares of $.01 par value preferred stock in series, to establish as to each series the designation and number of shares to be issued and the rights, preferences, privileges and restrictions of the shares of each series, and to determine the voting powers, if any, of such shares. At December 31, 1997, the Company's Board of Directors had not designated any shares.

  As of December 31, 1997 there are outstanding warrants to purchase an aggregate of 6,344,058 shares of Common Stock. Each warrant provides for an exercise price of $10.00 per share, is currently exercisable and may be exercised at any time until September 12, 2007.

  The Board of Directors has adopted the Company's 1997 Stock Option Plan (the "Stock Option Plan") which provides for the granting of options to purchase not more than an aggregate of 5,000,000 shares of Common Stock. All officers, employees and others who render services to the Company are eligible to participate in the Stock Option Plan. Each option granted pursuant to the Stock Option Plan must provide for an exercise price per share that is at least equal to the fair market value per share of Common Stock on the date of grant. No options may be granted under the Stock Option Plan after August 21, 2007. The exercise price of each option, the period during which each option may be exercised and the other terms and conditions of each option are determined by the Board of Directors (or by a committee appointed by the Board).

  During 1997, 904,583 options to purchase shares of the Company's Common Stock were granted and remain outstanding at December 31, 1997. The weighted average exercise price per share of such options was $12.76. Such options had exercise prices ranging from $10 to $30 per share. Of such options, 818,583 provided for an exercise price per share in the range of $10.00 to $19.99 (the weighted average exercise price and weighted average remaining life of the options in this range being $11.84 and 9.9 years, respectively) and 86,000 provided for an exercise price per share in the range of $20.01 to $30.00 (the weighted average exercise price and weighted average remaining life of the options in this range being $21.51 and 9.9 years, respectively). At December 31, 1997, 60,000 options to purchase Common Stock at $15.00 per share were exercisable.

                             UNITED RENTALS, INC.

  The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for stock-based employee compensation arrangements whereby no compensation cost related to stock options is deducted in determining net income. Had compensation cost for the Company's stock option plans been determined pursuant to Financial Accounting Standards Board Statement No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have differed. The Black-Scholes option pricing model estimates fair value of options using subjective assumptions which can materially affect fair value estimates and, therefore, do not necessarily provide a single measure of fair value of options. Using the Black-Scholes option pricing model and a risk-free interest rate of 5.8%, a volatility factor for the market price of the Company's Common Stock of .315 and a weighted-average expected life of options of approximately three years, the Company's net loss, basic earnings per share and diluted earnings per share would have been $(43,731), $0.00 and $0.00, respectively. For purposes of these pro forma disclosures, the estimated fair value of options is amortized over the options' vesting period. Since the number of options granted and their fair value may vary significantly from year to year, the pro forma compensation expense in future years may be materially different.

  At December 31, 1997 there are 6,344,058 shares of Common Stock reserved for the exercise of warrants, 5,000,000 shares of Common Stock reserved for issuance pursuant to options granted, and that may be granted in the future, under the Company's 1997 Stock Option Plan and 33,332 shares of Common Stock reserved for the future conversion of convertible debt.

9. EARNINGS PER SHARE

  The following table sets forth the computation of basic and diluted earnings per share:

Numerator:
  Net income....................................................... $    33,622
                                                                    ===========
Denominator:
  Denominator for basic earnings per share--weighted-average shares..........................................................  16,319,193
  Effect of dilutive securities:
   Employee stock options..........................................     116,061
   Warrants........................................................   1,736,899
                                                                    -----------
  Dilutive potential common shares
   Denominator for diluted earnings per share--adjusted weighted-
    average shares.................................................  18,172,153
                                                                    ===========
Basic earnings per share........................................... $      0.00
                                                                    ===========
Diluted earnings per share......................................... $      0.00
                                                                    ===========

10. COMMITMENTS AND CONTINGENCIES

 Operating Leases

  The Company leases rental equipment, real estate and certain office equipment under operating leases. Certain real estate leases require the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. Future minimum lease payments, by year and in the aggregate, for

                             UNITED RENTALS, INC.

noncancellable operating leases with initial or remaining terms of one year or more are as follows at December 31, 1997:

   1998.............................................................. $2,676,494
   1999..............................................................  1,860,615
   2000..............................................................  1,213,003
   2001..............................................................  1,155,995
   2002..............................................................    816,400
   Thereafter........................................................  1,929,430
                                                                      ----------
                                                                      $9,651,937
                                                                      ==========

  Rent expense under non-cancellable operating leases for the period August 14, 1997 (Inception) to December 31, 1997 was $524,752.

11. SUBSEQUENT EVENTS

  Subsequent to December 31, 1997 and through August 25, 1998, the Company completed the acquisition of 65 equipment rental companies (the "Acquisitions") and the aggregate consideration paid by the Company for the Acquisitions was $854.3 million and consisted of approximately $715.9 million in cash, 4,786,668 shares of Common Stock and warrants to purchase 30,000 shares of Common Stock. The Company funded a portion of the cash consideration for these acquisitions with cash on hand and the balance with borrowings under the Credit Facility and proceeds from the public offering noted below.

  On March 11, 1998, the Company completed a public offering of 8,625,000 shares of its Common Stock. Net proceeds of the offering were approximately $207.4 million.

  The purchase agreement relating to one of the 1997 acquisitions provides that the stock consideration paid by the Company in connection with such acquisition is subject to adjustment based upon the trading price of the Common Stock during the 60-day period commencing December 18, 1997. In accordance with such provision, the Company expects that 137,600 shares of Common Stock issued by the Company in connection with such acquisition will be cancelled.

  On May 19, 1998, the Company completed an offering of $200,000,000 of 9 1/2% Senior Subordinated Notes due 2008. Net proceeds of the offering were approximately $193.0 million.

  On June 15, 1998, the Company entered into an Agreement and Plan of Merger with U.S. Rentals, Inc. The Agreement calls for an exchange ratio of 0.9625 shares of the Company's Common Stock for each share of U.S. Rentals Common Stock. The pending Merger is subject to the satisfaction or waiver of a number of conditions, including, but not limited to, the adoption of the Merger Agreement by the stockholders of U.S. Rentals, Inc. and the Company's stockholders. The Company expects the Merger to be completed in the fall of 1998.

  During July 1998 the Company entered into a definitive agreement with respect to the acquisition of McClinch Equipment Services, Inc., McClinch, Inc. and Grey Fox Equipment, Inc. (McClinch). For the twelve months ended June 30, 1998, McClinch had aggregate revenues of approximately $45.5 million. The Company expects that the aggregate consideration for the Pending Acquisition will consist of cash of $94.0 million (subject to adjustment). In addition, the Company will assume approximately $37.0 million of indebtedness.

                             UNITED RENTALS, INC.

  In August 1998, the Company completed a reorganization pursuant to which existing United Rentals, Inc. became a wholly owned subsidiary of United Rentals Holdings, Inc. (Holdings), a newly formed holding company. The name of existing United Rentals, Inc. changed to United Rentals (North America), Inc. and the name of United Rentals Holdings, Inc. became United Rentals, Inc. The accompanying financial statements of United Rentals, Inc. became the financial statements of United Rentals (North America), Inc. On August 5, United Rentals Trust I, a subsidiary of Holdings, completed a $300 million offering of Convertible Quarterly Income Preferred Securities. Net proceeds of the offering of $290 million were contributed by Holdings to United Rentals (North America), Inc.

  On August 12, 1998, United Rentals (North America), Inc. completed an offering of $205,000,000 of 8.80% Senior Subordinated Notes due 2008. Net proceeds of the offering were approximately $197.5 million.

                              UNITED RENTALS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                      JUNE 30     DECEMBER 31
                                                        1998          1997
                                                    ------------  ------------
                      ASSETS
Cash and cash equivalents.......................... $  5,486,092  $ 68,607,528
Accounts receivable, net of allowance for doubtful
 accounts of $7,778,000 in 1998 and $1,161,000 in
 1997..............................................   67,202,625     7,494,636
Inventory..........................................   33,255,606     3,827,446
Prepaid expenses and other assets..................   22,887,178     2,966,822
Rental equipment, net..............................  298,956,195    33,407,561
Property and equipment, net........................   32,349,116     2,272,683
Intangible assets, net of accumulated amortization
 of $3,198,000 in 1998 and $241,000 in 1997........  429,027,657    50,533,736
                                                    ------------  ------------
                                                    $889,164,469  $169,110,412
                                                    ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable................................. $ 55,855,965  $  5,697,830
  Debt.............................................  389,181,344     1,074,474
  Deferred income taxes............................    2,375,648       198,249
  Accrued expenses and other liabilities...........   23,357,346     4,409,828
                                                    ------------  ------------
    Total liabilities..............................  470,770,303    11,380,381
Commitments and contingencies
Stockholders' equity:
  Preferred stock--$.01 par value, 5,000,000 shares
   authorized, no shares issued and outstanding....          --            --
  Common stock--$.01 par value, 75,000,000 shares
   authorized in 1998 and 1997, 34,192,085 in 1998
   and 23,899,119 in 1997 shares issued and out-
   standing........................................      341,921       238,991
  Additional paid-in capital.......................  409,817,333   157,457,418
  Retained earnings................................    8,253,698        33,622
  Cumulative translation adjustments...............      (18,786)          --
                                                    ------------  ------------
    Total stockholders' equity.....................  418,394,166   157,730,031
                                                    ------------  ------------
                                                    $889,164,469  $169,110,412
                                                    ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                              UNITED RENTALS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                     SIX MONTHS    THREE MONTHS
                                                        ENDED          ENDED
                                                    JUNE 30, 1998  JUNE 30, 1998
                                                    -------------  -------------
Revenues:
  Equipment rentals................................ $ 86,104,719    $59,324,869
  Sales of rental equipment........................   10,464,642      7,481,451
  Sales of new equipment, merchandise and other
   revenues........................................   30,781,919     21,354,794
                                                    ------------    -----------
Total revenues.....................................  127,351,280     88,161,114
Cost of revenues:
  Cost of equipment rentals, excluding deprecia-
   tion............................................   35,608,405     24,386,901
  Depreciation of rental equipment.................   14,565,250      9,981,418
  Cost of rental equipment sales...................    5,828,280      4,188,849
  Cost of new equipment and merchandise sales and
   other operating costs...........................   24,110,542     16,518,651
                                                    ------------    -----------
Total cost of revenues.............................   80,112,477     55,075,819
                                                    ------------    -----------
Gross profit.......................................   47,238,803     33,085,295
Selling, general and administrative expenses.......   25,101,187     17,294,256
Non-rental depreciation and amortization...........    3,815,236      2,728,812
                                                    ------------    -----------
Operating income...................................   18,322,380     13,062,227
Interest expense...................................    4,936,708      3,763,990
Other (income) expense.............................     (527,547)      (146,844)
                                                    ------------    -----------
Income before provision for income taxes...........   13,913,219      9,445,081
Provision for income taxes.........................    5,693,143      3,863,356
                                                    ------------    -----------
  Net income....................................... $  8,220,076    $ 5,581,725
                                                    ============    ===========
Basic earnings per share........................... $       0.27    $      0.17
                                                    ============    ===========
Diluted earnings per share......................... $       0.23    $      0.14
                                                    ============    ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                              UNITED RENTALS, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                  (UNAUDITED)

                             COMMON STOCK
                          --------------------
                            NUMBER               ADDITIONAL             CUMULATIVE
                              OF                  PAID-IN     RETAINED  TRANSLATION
                            SHARES     AMOUNT     CAPITAL     EARNINGS  ADJUSTMENTS
                          ----------  --------  ------------ ---------- -----------
Balance, December 31,
 1997...................  23,899,119  $238,991  $157,457,418 $   33,622       --
Issuance of common
 stock..................  10,415,752   104,158   252,158,687
Translation adjust-
 ments..................                                                 $(18,786)
Conversion of convert-
 ible note..............      14,814       148       199,852
Cancellation of common
 stock..................    (137,600)   (1,376)        1,376
Net income..............                                      8,220,076
                          ----------  --------  ------------ ----------  --------
Balance, June 30, 1998..  34,192,085  $341,921  $409,817,333 $8,253,698  $(18,786)
                          ==========  ========  ============ ==========  ========




  The accompanying notes are an integral part of these consolidated financial statements.

                              UNITED RENTALS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                         SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

Cash Flows From Operating Activities:
 Net income...................................................... $  8,220,076
 Adjustments to reconcile net income to net cash provided by op-
  erating activities:
 Depreciation and amortization...................................   18,380,486
 Gain on sale of rental equipment................................   (4,636,362)
 Deferred taxes..................................................    3,623,614
Changes in operating assets and liabilities:
  Accounts receivable............................................   (7,175,089)
  Inventory......................................................   (1,842,775)
  Prepaid expenses and other assets..............................   (6,694,037)
  Accounts payable...............................................   21,489,836
  Accrued expenses and other liabilities.........................   (2,543,195)
                                                                  ------------
   Net cash provided by operating activities.....................   28,822,554
Cash Flows From Investing Activities:
 Purchases of rental equipment...................................  (62,722,443)
 Purchases of property and equipment.............................  (11,519,846)
 Proceeds from sales of rental equipment.........................   10,464,642
 In-process acquisition costs....................................   (3,495,002)
 Payment of contingent purchase price............................   (2,255,433)
 Purchases of other companies.................................... (369,534,206)
                                                                  ------------
   Net cash used in investing activities......................... (439,062,288)
Cash Flows From Financing Activities:
 Proceeds from issuance of common stock, net of issuance costs...  206,456,306
 Proceeds from debt..............................................  623,776,408
 Repayments of debt.............................................. (474,999,342)
 Payment of debt financing costs.................................   (8,115,074)
                                                                  ------------
   Net cash provided by financing activities.....................  347,118,298
                                                                  ------------
Net decrease in cash and cash equivalents........................  (63,121,436)
Cash and cash equivalents at beginning of period.................   68,607,528
                                                                  ------------
   Cash and cash equivalents at end of period.................... $  5,486,092
                                                                  ============
Supplemental disclosure of cash flow information:
 Cash paid during the period:
 Interest........................................................ $  2,290,550
                                                                  ------------
 Income taxes.................................................... $  2,946,000
                                                                  ------------
Supplemental disclosure of non cash investing and financing ac-
 tivities:
 During the six month period ended June 30, 1998 a convertible note in the principal amount of $200,000 was converted into
  14,814 shares of common stock.
 The Company acquired the net assets and assumed certain liabili-
  ties of other companies as follows:
 Assets, net of cash acquired....................................  681,724,845
 Liabilities assumed............................................. (264,655,908)
 Less:
 Amounts paid in common stock and warrants.......................  (47,534,731)
                                                                  ------------
   Net cash paid................................................. $369,534,206
                                                                  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                             UNITED RENTALS, INC.

             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1998

1. BASIS OF PRESENTATION

  United Rentals, Inc. is principally a holding company ("Holdings") and conducts its operations principally through its wholly owned subsidiary United Rentals (North America), Inc. ("URI") and subsidiaries of URI. URI was incorporated in August 1997, initially capitalized in September 1997 and commenced equipment rental operations in October 1997. Holdings was incorporated in July 1998 and became the parent of URI on August 5, 1998, pursuant to the reorganization of the legal structure of URI described in Note
7. Prior to such reorganization, the name of URI was United Rentals, Inc. References herein to the "Company" refer to Holdings and its subsidiaries, with respect to periods following the reorganization, and to URI and its subsidiaries, with respect to periods prior to the reorganization. Separate consolidated financial statements of URI and its subsidiaries have not been presented as they are the same as those of the Company as of June 30, 1998 and for period then ended.

  The Consolidated Financial Statements of the Company included herein are unaudited and, in the opinion of management, such financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to a fair statement of the results of the interim periods presented. Interim financial statements do not require all disclosures normally presented in year-end financial statements, and, accordingly, certain disclosures have been omitted. Results of operations for the six and three month periods ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. The Consolidated Financial Statements included herein should be read in conjunction with the Company's Consolidated Financial Statements and related Notes thereto included in the Company's Annual Report on Form 10-K for the period from August 14, 1997 (inception) to December 31, 1997.

 Impact of Recently Issued Accounting Standards

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a primary financial statement. The Company adopted SFAS No. 130 during the period ended March 31, 1998. The adoption of SFAS No. 130 did not have a material effect on the consolidated financial position, results of operations or cash flows of the Company. SFAS No. 131 establishes a new method by which companies will report operating segment information. This method is based on the manner in which management organizes the segments within a company for making operating decisions and assessing performance. The Company continues to evaluate the provisions of SFAS No. 131 and, upon adoption, the Company may report operating segments. The Company is required to adopt SFAS No. 131 by December 31, 1998.

  In February 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Post Retirement Benefits." SFAS No. 132 revises employers' disclosures about pension and other post retirement benefit plans but does not change the measurement or recognition of those plans. The Company is required to adopt SFAS No. 132 by December 31, 1998. The adoption of SFAS No. 132 is not expected to have a material effect on the Company's consolidated financial position or results of operations.

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities. The Company will adopt SFAS No. 133 beginning January 1, 2000. The adoption of SFAS No. 133 is not expected to have a material effect on the Company's consolidated financial position or results of operations.

                             UNITED RENTALS, INC.

2. COMMON STOCK

  On March 11, 1998, the Company completed a public offering of 8,625,000 shares of Common Stock (the "Offering"). The net proceeds to the Company from the Offering were approximately $207.4 million (after deducting the underwriting discounts and offering expenses). The Company used $132.7 million of the net proceeds from the Offering to repay all of the then outstanding indebtedness under the Company's credit facility and used the balance of such net proceeds for acquisitions.

  The purchase agreement relating to the acquisition of one company acquired provides that the stock consideration paid by the Company in connection with such acquisition is subject to adjustment based upon the trading prices of the common stock during the 60-day period which commenced December 18, 1997. In accordance with such provisions, the Company canceled 137,600 shares of common stock issued by the Company in connection with such acquisition.

3. 9 1/2% SENIOR SUBORDINATED NOTES

  In May 1998, the Company issued $200 million aggregate principal amount of 9 1/2% Senior Subordinated Notes which are due June 1, 2008. The Company used $102.8 million of the net proceeds from the sale of such notes to repay all of the then outstanding indebtedness under the Company's credit facility and used the balance of such net proceeds from this offering for acquisitions, capital expenditures and general corporate purposes.

4. ACQUISITIONS

  During the six months ended June 30, 1998, the Company completed the acquisition of 45 equipment rental companies having an aggregate of 160 rental locations in 24 states and Canada.

  The aggregate consideration paid by the Company for the acquisitions completed during the six months ended June 30, 1998 was $429.7 million and consisted of approximately $382.2 million in cash, 1,779,351 shares of Common Stock and warrants to purchase an aggregate of 30,000 shares of Common Stock. In addition, the Company repaid or assumed outstanding indebtedness of the companies acquired during the six months ended June 30, 1998 in the aggregate amount of $216.4 million. The Company also agreed in connection with eight of the acquisitions completed during the six months ended June 30, 1998, to pay additional amounts to the former owners based upon specified future revenues (such amounts being limited to (i) $10.0 million, $2.0 million, $0.8 million, $0.5 million, $0.5 million, $0.4 million and Cdn. $4.0 million, respectively, with respect to seven of such acquisitions and (ii) an amount based on the revenues of a single store with respect to the other acquisition).

  These acquisitions have been accounted for as purchases and, accordingly, the results of their operations have been included in the Company's results of operations from their respective acquisition dates. The purchase prices have been allocated to the assets acquired and liabilities assumed based on their respective fair values at their respective acquisition dates.

  The Company has not completed its valuation on all of its purchases and the purchase price allocations are subject to change when additional information concerning asset and liability valuations are completed.

  The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Company for the six months ended June 30, 1998 as though each acquisition described above was made on January 1, 1998.

                                                                SIX MONTHS ENDED
                                                                 JUNE 30, 1998
                                                                ----------------
   Revenues....................................................   $160,026,542
   Net income..................................................      9,493,852
   Basic earnings per share....................................           0.32
   Diluted earnings per share..................................           0.27

                             UNITED RENTALS, INC.

  The unaudited pro forma results are based upon certain assumptions and estimates which are subject to change. These results are not necessarily indicative of the actual results of operations that might have occurred, nor are they necessarily indicative of expected results in the future.

5. EARNINGS PER SHARE

  The following table sets forth the computation of basic and diluted earnings per share:

                                                     SIX MONTHS   THREE MONTHS
                                                        ENDED         ENDED
                                                    JUNE 30, 1998 JUNE 30, 1998
                                                    ------------- -------------
Numerator:
  Net income.......................................  $ 8,220,076   $ 5,581,725
                                                     ===========   ===========
Denominator:
  Denominator for basic earnings per share weight-
   ed-average shares...............................   29,970,357    33,702,126
  Effect of dilutive securities:
    Employee stock options.........................      903,311     1,705,898
    Warrants.......................................    4,218,749     4,554,411
                                                     -----------   -----------
  Dilutive potential common shares
    Denominator for diluted earnings per share--
     adjusted weighted-average shares..............   35,092,417    39,962,435
                                                     ===========   ===========
Basic earnings per share...........................  $      0.27   $      0.17
                                                     ===========   ===========
Diluted earnings per share.........................  $      0.23   $      0.14
                                                     ===========   ===========

6. AGREEMENT AND PLAN OF MERGER

  On June 15, 1998, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with U.S. Rentals, Inc., a Delaware corporation ("U.S. Rentals"). The Merger Agreement provides, subject to the terms and conditions set forth therein, for a subsidiary of the Company to be merged with and into U.S. Rentals (the "Merger"). Following the Merger, U.S. Rentals will become a wholly owned subsidiary of URI. At the effective time of the Merger, (i) each outstanding share of U.S. Rentals common stock will be converted into 0.9625 shares of Common Stock of the Company (the "Exchange Ratio") and (ii) all outstanding options to purchase shares of U.S. Rentals common stock will be assumed by the Company and converted into options to purchase Common Stock of United Rentals, Inc. subject to adjustment for the Exchange Ratio. The Merger is expected to be accounted for as a "pooling of interests" for financial accounting purposes. The Merger, which is subject to shareholder approvals and other customary conditions, is expected to close before the end of September 1998.

7. SUBSEQUENT EVENTS

 Completed Acquisitions

  Subsequent to June 30, 1998, the Company completed the acquisition of 19 equipment rental companies consisting of 66 rental sites. The aggregate consideration paid by the Company for these acquisitions was $344.1 million and consisted of approximately $331.4 million in cash, and 390,549 shares of Common Stock. The Company also agreed in connection with two of the acquisitions to pay additional amounts to the former owners based upon specified future revenues not to exceed $0.5 million in each case. The Company funded a portion of the cash consideration for these acquisitions with cash on hand (including cash proceeds from debt and equity offerings) and the balance with borrowings under the Company's revolving credit facility.

                             UNITED RENTALS, INC.

 Potential Acquisitions

  The Company has entered into definitive agreements with respect to the acquisition (the "Pending Acquisitions") of the following companies (the "Pending Acquisition Companies"): Rental Tools and Equipment Co. International Inc.; and McClinch, Inc., McClinch Equipment Services, Inc. and Grey Fox Equipment, Inc. The Pending Acquisition Companies have an aggregate of 32 rental locations in nine states. Completion of the Pending Acquisitions is subject to various conditions, and no assurance can be given that the Pending Acquisitions will be consummated or that the Pending Acquisitions will be consummated on the terms contemplated by the definitive agreements.

  The Company expects that the aggregate consideration for the Pending Acquisition Companies will consist of (i) up to 2,090,240 shares of Common Stock (subject to adjustment), (ii) cash of $103.2 million (subject to adjustment) and (iii) warrants to purchase an aggregate of $0.6 million worth of Common Stock at an exercise price per share based on the price of the Common Stock at the time the acquisition is completed. In addition, the Company will assume approximately $77.8 million of indebtedness. The consideration for the Pending Acquisition Companies includes reimbursement to the shareholders of the Pending Acquisition Companies for certain expenditures to acquire equipment and businesses and payment for certain real estate used in the business.

 Term Loan

  In July 1998, URI obtained a $250 million term loan from a group of financial institutions (the "Term Loan"). The Term Loan matures on June 30, 2005. URI used the net proceeds from the loan for acquisitions.

 Holding Company Reorganization

  URI was formerly named United Rentals, Inc. On August 5, 1998 a reorganization was effected pursuant to which (i) URI became a wholly owned subsidiary of Holdings, a newly formed holding company, (ii) the name of URI was changed from United Rentals, Inc. to United Rentals (North America), Inc.,
(iii) the name of Holdings became United Rentals, Inc., (iv) the outstanding common stock of URI was automatically converted, on a share-for-share basis, into Common Stock of Holdings and (v) the Common Stock of Holdings commenced trading on the New York Stock Exchange under the symbol "URI" instead of the common stock of URI. The purpose of the reorganization was to facilitate certain financings. The business operations of the Company will not change as a result of the new legal structure.

  The stockholders of Holdings have the same rights, privileges and interests with respect to Holdings as they had with respect to URI immediately prior to the reorganization. Holdings has the same board of directors as URI and the certificate of incorporation and by-laws of Holdings is the same in all material respects as the certificate of incorporation and by-laws of URI in effect immediately prior to the reorganization.

 Issuance of 6 1/2% Convertible Quarterly Income Preferred Securities

  On August 5, 1998, a subsidiary trust (the "Trust") of Holdings issued and sold in a private offering (the "Preferred Securities Offering") $300 million of 6 1/2% Convertible Quarterly Income Preferred Securities (the "Preferred Securities"). In addition, the Trust may sell up to an additional $50 million of Preferred Securities pursuant to an over-allotment option granted to the initial purchasers of the Preferred Securities. The Preferred Securities have not been registered under the Securities Act of 1933 (the "Act") and, accordingly, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Act.

  The net proceeds from the Preferred Securities Offering were approximately $290.0 million. The Trust used the proceeds from the Preferred Securities Offering to purchase convertible subordinated debentures from

                             UNITED RENTALS, INC.

Holdings which resulted in Holdings receiving all of the net proceeds of the Preferred Securities Offering. Holdings in turn contributed the net proceeds of the Preferred Securities Offering to URI. URI used approximately $281 million of such net proceeds to repay the then outstanding indebtedness under the Company's credit facility and used the balance of such net proceeds for acquisitions.

 8.80% Senior Subordinated Notes

  In August 1998, URI issued $205 million aggregate principal amount of 8.80% Senior Subordinated Notes which are due August 15, 2008. URI used $90.3 million of the net proceeds from the sale of such notes to repay outstanding indebtedness under the Company's credit facility and expects to use the balance of such net proceeds to repay borrowings under the credit facility and expects to use the remaining net proceeds for future acquisitions, capital expenditures and general corporate purposes.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Equipment Supply Co., Inc. and Affiliates
Burlington, New Jersey

  We have audited the accompanying combined balance sheets of Equipment Supply Co., Inc. and Affiliates (see Note 1) as of December 31, 1997 and 1996, and the related combined statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Equipment Supply Co., Inc. and Affiliates as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          BDO Seidman, LLP

Philadelphia, Pennsylvania
June 19, 1998,
 except for Notes 9 and 15 which
 are as of July 10, 1998

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS

                                               DECEMBER 31,
                                         -------------------------   JUNE 30,
                                             1997         1996         1998
                                         ------------ ------------ ------------
                                                                   (UNAUDITED)
ASSETS
Cash and cash equivalents............... $  1,038,086 $  4,015,527 $  1,784,124
Marketable securities...................          --     1,103,354          --
Accounts receivable, net of allowance
 for
 possible losses of $2,241,339,
 $1,202,790
 and $2,241,339.........................   16,087,730   14,592,845   16,528,382
Inventories.............................    3,234,402    3,249,010    4,507,505
Prepaid expenses and other assets.......    2,365,177      389,234    1,837,531
Due from stockholder....................    4,310,190    1,637,628    5,184,698
Rental equipment, net...................  122,154,888  127,343,198  111,617,692
Property and equipment, net.............    6,548,778    5,401,275    5,267,210
Goodwill and other intangible assets,
 net....................................    3,887,945    4,436,997    3,639,033
                                         ------------ ------------ ------------
    Total assets........................ $159,627,196 $162,169,068 $150,366,175
                                         ============ ============ ============
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Debt.................................. $ 94,870,512 $107,460,779 $ 87,577,703
  Capital lease obligations.............    8,841,236   11,923,889    7,241,127
  Accounts payable......................    4,909,578    4,116,967    3,648,493
  Income taxes payable..................    1,209,251    1,393,548    1,442,884
  Deferred income taxes.................    3,884,669    3,996,763      939,847
  Deferred leasing costs................    4,379,594          --     5,626,989
  Deferred rental income................    2,404,500    2,016,607    2,653,308
  Other liabilities.....................    1,599,427    2,335,963    3,215,431
                                         ------------ ------------ ------------
    Total liabilities...................  122,098,767  133,244,516  112,345,782
                                         ------------ ------------ ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Common stock, no par value
   Authorized 2,500 shares;
   Issued and outstanding 581 shares....        1,500        1,500        1,500
  Additional paid-in capital............      363,808      326,294      363,808
  Retained earnings.....................   37,163,121   28,596,758   37,655,085
                                         ------------ ------------ ------------
    Total stockholders' equity..........   37,528,429   28,924,552   38,020,393
                                         ------------ ------------ ------------
    Total liabilities and stockholders'
     equity............................. $159,627,196 $162,169,068 $150,366,175
                                         ============ ============ ============

            See accompanying notes to combined financial statements.

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

                         COMBINED STATEMENTS OF INCOME

                                                                    SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                 JUNE 30,
                          -------------------------------------  ------------------------
                             1997         1996         1995         1998         1997
                          -----------  -----------  -----------  -----------  -----------
                                                                       (UNAUDITED)
REVENUES
  Equipment rentals.....  $78,141,502  $65,226,201  $40,905,725  $34,381,555  $38,110,803
  Sales of rental equip-
   ment.................    8,102,210   11,935,375    7,968,205    3,280,299    3,150,044
  Sales of new equip-
   ment, merchandise and
   other revenues.......    8,314,451   10,129,016    5,246,285    5,678,060    4,111,176
                          -----------  -----------  -----------  -----------  -----------
    TOTAL REVENUES......   94,558,163   87,290,592   54,120,215   43,339,914   45,372,023
                          -----------  -----------  -----------  -----------  -----------
COST OF REVENUES
  Cost of equipment
   rentals, excluding
   depreciation.........   23,509,529   19,225,581   14,222,651   12,528,730    7,675,660
  Depreciation of rental
   equipment............   20,397,030   15,383,114    7,844,434   10,368,052   10,774,115
  Cost of rental equip-
   ment sold............    5,049,876    9,834,128    3,291,409    2,131,867    1,975,139
  Cost of new equipment
   and merchandise......    6,312,172    6,263,969    2,250,037    5,135,293    3,721,652
                          -----------  -----------  -----------  -----------  -----------
    TOTAL COST OF
     REVENUES...........   55,268,607   50,706,792   27,608,531   30,163,942   24,146,566
                          -----------  -----------  -----------  -----------  -----------
GROSS PROFIT............   39,289,556   36,583,800   26,511,684   13,175,972   21,225,457
                          -----------  -----------  -----------  -----------  -----------
OPERATING EXPENSES
  General and adminis-
   trative expenses.....   17,874,879   15,195,802   10,852,925    9,672,514    9,455,819
  Nonrental depreciation
   and amortization.....      878,342      627,534      237,427      358,520      421,916
                          -----------  -----------  -----------  -----------  -----------
    TOTAL OPERATING
     EXPENSES...........   18,753,221   15,823,336   11,090,352   10,031,034    9,877,735
                          -----------  -----------  -----------  -----------  -----------
INCOME FROM OPERATIONS..   20,536,335   20,760,464   15,421,332    3,144,938   11,347,722
INTEREST EXPENSE........  (11,185,934)  (7,508,226)  (3,691,638)  (4,220,244)  (6,434,136)
OTHER INCOME (EXPENSE)..    2,858,438      854,658      (28,356)     198,381      793,290
                          -----------  -----------  -----------  -----------  -----------
INCOME (LOSS) BEFORE
 PROVISION FOR INCOME
 TAXES..................   12,208,839   14,106,896   11,701,338     (876,925)   5,706,876
PROVISION FOR INCOME TAX
 EXPENSE (BENEFIT)......    1,242,142    2,073,617    1,517,539   (2,637,684)     575,365
                          -----------  -----------  -----------  -----------  -----------
NET INCOME..............  $10,966,697  $12,033,279  $10,183,799  $ 1,760,759  $ 5,131,511
                          ===========  ===========  ===========  ===========  ===========

            See accompanying notes to combined financial statements.

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                             COMMON STOCK  ADDITIONAL
                             -------------  PAID-IN    RETAINED
                             SHARES AMOUNT  CAPITAL    EARNINGS       TOTAL
                             ------ ------ ---------- -----------  -----------
BALANCE, January 1, 1995...   581   $1,500  $    --   $14,408,232  $14,409,732
Net income.................   --       --        --    10,183,799   10,183,799
Stockholders'
 distributions.............   --       --        --    (3,861,677)  (3,861,677)
Capital contributions......   --       --    170,406          --       170,406
                              ---   ------  --------  -----------  -----------
BALANCE, December 31,
 1995......................   581    1,500   170,406   20,730,354   20,902,260
Net income.................   --       --        --    12,033,279   12,033,279
Stockholders'
 distributions.............   --       --        --    (4,166,875)  (4,166,875)
Capital contributions......   --       --    155,888          --       155,888
                              ---   ------  --------  -----------  -----------
BALANCE, December 31,
 1996......................   581    1,500   326,294   28,596,758   28,924,552
Net income.................   --       --        --    10,966,697   10,966,697
Stockholders'
 distributions.............   --       --        --    (2,937,557)  (2,937,557)
Capital contributions......   --       --     37,514          --        37,514
Adjustment related to
 affiliate with
 different fiscal year.....   --       --        --       537,223      537,223
                              ---   ------  --------  -----------  -----------
BALANCE, December 31,
 1997......................   581    1,500   363,808   37,163,121   37,528,429
Net income (unaudited).....   --       --        --     1,760,759    1,760,759
Stockholders' distributions
 (unaudited)...............   --       --        --    (1,268,795)  (1,268,795)
                              ---   ------  --------  -----------  -----------
BALANCE, June 30, 1998
 (unaudited)...............   581   $1,500  $363,808  $37,655,085  $38,020,393
                              ===   ======  ========  ===========  ===========



            See accompanying notes to combined financial statements.

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                       SIX MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,                   JUNE 30,
                          ----------------------------------------  ------------------------
                              1997          1996          1995         1998         1997
                          ------------  ------------  ------------  -----------  -----------
                                                                          (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES
 Net income.............  $ 10,966,697  $ 12,033,279  $ 10,183,799  $ 1,760,759  $ 5,131,511
 Adjustments to
  reconcile net income
  to net cash flows
  provided by operating
  activities
   Depreciation and
    amortization........    21,275,372    16,010,648     8,081,861   10,775,137   11,196,031
   Provision for bad
    debts...............     1,038,549       374,056       828,734          --           --
   Loss (Gain) on sale
    of equipment........    (3,052,334)   (2,101,247)   (4,555,863)  (1,148,432)  (1,174,905)
   Gain on sale of
    marketable
    securities..........      (390,410)     (126,747)      (37,345)         --      (413,631)
   Deferred income
    taxes...............      (112,094)      743,691       961,861   (2,944,822)    (127,771)
   Adjustment related to
    affiliate with
    different fiscal
    year................       537,223           --            --           --       537,223
 Changes in operating
  assets and
  liabilities:
   (Increase) decrease
    in accounts
    receivable..........    (2,533,434)   (4,603,457)   (4,789,132)    (440,653)  (1,275,848)
   (Increase) decrease
    in inventories......        14,608      (945,385)     (824,220)  (1,273,103)    (384,360)
   (Increase) decrease
    in prepaid expenses
    and other assets....    (1,975,943)      122,694       587,072      527,646     (233,087)
   Increase (decrease)
    in accounts
    payable.............       792,611     1,436,552     1,560,529   (1,261,085)   3,933,297
   Increase (decrease)
    in income taxes
    payable.............      (184,297)    1,076,242       689,302      233,633     (474,120)
   Increase in deferred
    leasing costs.......     4,379,594           --            --     1,247,395          --
   Increase (decrease)
    in deferred rental
    income..............       387,893       627,699       499,251      248,808      175,016
   Increase (decrease)
    in other
    liabilities.........      (736,536)      914,657     1,015,997    1,616,004     (527,352)
                          ------------  ------------  ------------  -----------  -----------
NET CASH PROVIDED BY
 OPERATING ACTIVITIES...    30,407,499    25,562,682    14,201,846    9,341,287   16,362,004
                          ------------  ------------  ------------  -----------  -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES
 Purchases of
  equipment.............   (21,445,901)  (73,822,654)  (32,957,168)    (664,200) (12,537,761)
 Acquisitions of
  affiliated
  companies.............           --    (11,807,987)   (7,829,319)         --           --
 Proceeds from sale of
  equipment.............     8,102,210    11,935,375     7,741,552    3,280,299    3,150,044
 Sales (purchases) of
  marketable
  securities............     1,493,764      (414,665)      397,153          --      (347,750)
                          ------------  ------------  ------------  -----------  -----------
NET CASH (USED IN)
 PROVIDED BY INVESTING
 ACTIVITIES.............   (11,849,927)  (74,109,931)  (32,647,782)   2,616,099   (9,735,467)
                          ------------  ------------  ------------  -----------  -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES
 Proceeds from debt.....  $ 12,869,925  $ 79,950,621  $ 28,777,004  $ 2,634,890  $11,729,779
 Repayment of capital
  lease obligations.....    (3,341,413)   (4,419,085)   (2,177,919)  (1,774,650)  (2,004,361)
 Repayment of debt......   (25,460,192)  (18,525,872)   (4,207,118)  (9,927,699) (14,536,422)
 Payment of loan
  acquisition fees......       (28,728)     (299,978)      (88,493)        (586)     (26,183)
 (Increase) decrease in
  due to/from
  stockholders..........    (2,672,562)   (1,673,052)       35,425     (874,508)  (2,555,699)
 Capital
  contributions.........        37,514       155,887       170,406          --           --
 Stockholders'
  distributions.........    (2,937,557)   (4,166,875)   (3,861,677)  (1,268,795)  (1,809,911)
                          ------------  ------------  ------------  -----------  -----------
NET CASH PROVIDED BY
 (USED IN) FINANCING
 ACTIVITIES.............   (21,535,013)   51,021,646    18,647,627  (11,211,348)  (9,202,797)
                          ------------  ------------  ------------  -----------  -----------
NET (DECREASE) INCREASE
 IN CASH AND CASH
 EQUIVALENTS............    (2,977,441)    2,474,397       201,691      746,038   (2,576,260)
CASH AND CASH
 EQUIVALENTS, beginning
 of year................  $  4,015,527  $  1,541,130  $  1,339,439  $ 1,038,086  $ 4,015,527
                          ------------  ------------  ------------  -----------  -----------
CASH AND CASH
 EQUIVALENTS, end of
 year...................  $  1,038,086  $  4,015,527  $  1,541,130  $ 1,784,124  $ 1,439,267
                          ============  ============  ============  ===========  ===========
SUPPLEMENTAL SCHEDULE OF
 NONCASH INVESTING AND
 FINANCIAL ACTIVITIES
 Acquisition of
  equipment in exchange
  for capital lease
  obligations...........  $    260,760  $  7,121,669  $  6,997,926  $   174,541  $   228,467
 Goodwill related to
  acquisitions..........  $        --   $        --   $  1,897,761  $       --   $       --
 Assets acquired from
  purchase of
  companies.............  $        --   $ 13,165,000  $  9,524,479  $       --   $       --
 Liabilities assumed
  from purchase of
  companies.............  $        --   $  3,357,013  $  3,151,101  $       --   $       --
                          ============  ============  ============  ===========  ===========
OTHER SUPPLEMENTAL
 DISCLOSURES
 Taxes paid.............  $  2,226,828  $    315,814  $    276,960  $    73,505  $ 1,280,867
 Interest paid..........  $ 11,116,164  $  7,250,310  $  3,568,958  $ 4,401,870  $ 6,572,411
                          ============  ============  ============  ===========  ===========

            See accompanying notes to combined financial statements.

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

                    NOTES TO COMBINED FINANCIAL STATEMENTS
         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1997 IS UNAUDITED)

1.  ORGANIZATION AND BASIS OF PRESENTATION

  The combined financial statements include the accounts of Equipment Supply Co., Inc. ("Equipment Supply") and its affiliated companies: High Reach Co., Inc. ("High Reach") and Rylan, Inc. ("Rylan") (collectively the "Company") which have common ownership and activities. For financial reporting purposes, Equipment Supply has been treated as the parent company and the purchaser of both High Reach and Rylan during 1995. The 1995 acquisitions of the stock of these companies were made by the stockholders of Equipment Supply.

  The Company rents, sells and services aerial platform equipment throughout the mid-Atlantic region of the United States. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheets are presented on an unclassified basis.

   All significant intercompany balances and transactions have been eliminated in combination.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Interim Financial Statements

  The combined balance sheet as of June 30, 1998 and the combined statements of income, stockholders' equity and cash flows for the three months ended June 30, 1998 and 1997 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consists solely of normal recurring adjustments. The results of operations for the interim periods are not necessarily indicative of results for the full year.

CASH EQUIVALENTS

  The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.

MARKETABLE SECURITIES

  Statement of Financial Accounting Standards No. 115, "Accounting for Certain Debt and Equity Securities" requires investments in debt and equity securities to be classified into one of three categories based on the Company's intent. The Company has classified its investments in marketable securities as available for sale which requires the Company to record these investments at fair market value and record the unrealized gain or loss on the original investment as a separate component of stockholders' equity. Such unrealized gains or losses were not material in any period presented.

INVENTORIES

  Inventories consisting of equipment and parts are stated at the lower of average weighted cost or market.

DEPRECIATION AND AMORTIZATION

  All equipment and property is stated at cost. Depreciation of rental equipment is computed, using an estimated 5% residual value, by the straight-line method at rates adequate to allocate the cost of rental equipment over their estimated useful lives, ranging from five to ten years.

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1997 IS UNAUDITED)

  Depreciation of property and equipment and amortization of leasehold improvements are computed by the straight-line method at rates adequate to allocate the cost of applicable assets over their estimated useful lives.

  Ordinary maintenance and repair costs are charged to operations as incurred.

DEFERRED FINANCING COSTS

  Deferred financing costs, which are incurred by the Company in connection with debt, are charged to operations over the life of the underlying indebtedness and are included in goodwill and other intangible assets. The net book value of deferred financing costs at December 31, 1997 and 1996 and June 30, 1998 is $369,421, $340,693 and $321,445, respectively.

INCOME TAXES

  The Company adopted in 1995 the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS No. 109 requires a company to recognize deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred income tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

  For all periods presented, Equipment Supply has elected, with the consent of its stockholders, to be taxed as an S Corporation for federal and certain state reporting purposes. In lieu of federal and certain state corporation income taxes, the stockholders are taxed on their proportionate share of the Company's taxable income. Provision has been made for state income taxes for those states not recognizing S Corporation status.

  During 1998, Rylan elected, with the consent of its stockholders, to be taxed as an S Corporation for federal and state income tax reporting purposes. Consequently, all applicable federal and state deferred income taxes have been reversed during the six months ended June 30, 1998. As a result, the effect on the 1998 combined statement of income was to increase net income by approximately $2.9 million.

  During 1997, High Reach elected, with the consent of its stockholders, to be taxed as an S Corporation for federal and state income tax reporting purposes. Provision has been made for state income taxes for those states not recognizing S Corporation status. A provision for federal and state income taxes has been recorded for all periods through September 30, 1997. As of October 1, 1997, all applicable federal and state deferred income taxes approximating $81,000 have been reversed in accordance with SFAS 109 and have been recorded in the statement of income.

ACQUISITIONS

 High Reach

  On April 1, 1995, the stockholders of Equipment Supply purchased all of the capital stock of High Reach for an aggregate purchase price of approximately $3.1 million, of which approximately $2.5 million was paid in cash with the balance in the form of a note maturing no later than March 31, 1997, bearing interest at 7% per annum.

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1997 IS UNAUDITED)

  The High Reach acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair values. In accordance with SFAS 109, the Company recorded an additional increase to goodwill of approximately $737,000 and a corresponding increase to a deferred income tax liability, representing the difference between the financial and tax bases of certain assets acquired. The goodwill is being amortized over fifteen years on a straight-line basis.

  The results of operations of High Reach have been included in the Company's combined financials since the effective date of the acquisition. The stockholders borrowed approximately $2.5 million from the Company and such amounts have been recorded as part of the purchase price. Additionally, other amounts paid by the stockholders in connection with the acquisition have been treated as additional capital contributions and as part of the purchase price.

  During 1995 and 1996, High Reach was combined using its fiscal year end of September 30. In 1997, the Company reported the results of operations for High Reach on a calendar year basis. Net income for High Reach's three month period ended December 31, 1996 has been reflected as an adjustment to stockholders' equity. No unusual trends or transactions were noted in this three month period.

 Rylan

  On April 27, 1995, the stockholders of Equipment Supply purchased all of the capital stock of Rylan for an aggregate cash purchase price of $4.8 million.

  The Rylan acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair values. In accordance with SFAS 109, the Company recorded an additional increase to goodwill of approximately $1.2 million and a corresponding increase to a deferred income tax liability, representing the difference between the financial and tax bases of certain assets acquired.

  The results of operations of Rylan have been included in the Company's combined financial statement since the effective date of the acquisition. Total goodwill arising from the acquisition, in the amount of approximately $1.9 million, is being amortized over fifteen years on a straight-line basis.

  The stockholders financed the Rylan acquisition in the amount of $4.8 million by obtaining a term loan from a financial institution. Such debt has been recorded on the Company's financial statements, as the Company has been making the required principal and interest payments on behalf of the stockholders and have guaranteed this debt (see Note 9).

 Freestate

  Effective May 1, 1996, Rylan acquired substantially all of the assets and assumed certain liabilities of Freestate Industries, Inc. for approximately $11.8 million in cash. Such amount included payments specified for covenants not to compete for three key employees. The acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair values. Total goodwill and other intangible assets, amounting to approximately $2,000,000, are being amortized over a period ranging from five to fifteen years on a straight-line basis. The results of operations of Freestate have been included in the Company's combined financial statements since the effective date of the acquisition.

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1997 IS UNAUDITED)

  The Company borrowed approximately $10.8 million to finance a portion of the purchase price (see Note 9).

REVENUE RECOGNITION

  The Company rents equipment to its customers under agreements not exceeding one month, consequently the rental agreements are classified as operating leases.

  Revenues from rental leases are recognized over the term of the respective agreements. Revenues from product sales are recognized when the product is shipped. Revenue from equipment repairs is recognized at the time of service. Revenues from maintenance contracts are recognized over the term of the respective contracts as service is provided.

  Amounts billed in advance are recorded as prebilled rentals which is classified as deferred rental income on the combined balance sheet.

DEFERRED LEASING COSTS

  The Company receives volume rebates for leasing and purchasing certain equipment. The rebates related to operating leases are recognized as a reduction in lease expense over the terms of the respective leases, generally five years. Rebates related to purchased equipment are treated as a reduction in the cost of equipment. The Company amortizes the costs of its leases on a straight-line basis over the respective lease terms.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

LONG-LIVED ASSETS

  The Company follows the provisions of Statement of Financial Accounting Standards No. 121 ("SFAS 121") "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The Company reviews the carrying values of its long-lived and identifiable intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable based on undiscounted estimated future operating cash flows. As of December 31, 1997, the Company has determined that no impairment has occurred.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

  In June 1997, the Financial Accounting Standards Board issued two new disclosure standards which are effective for financial statements for periods beginning after December 15, 1997.

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1997 IS UNAUDITED)

  Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

  SFAS No. 131, "Disclosure about Segments of a Business Enterprise and Related Information," which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

  The Company believes that its operations compose a single segment and there are no components of comprehensive income.

3. FINANCIAL INVESTMENTS AND CONCENTRATIONS OF CREDIT RISK

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of periodic temporary investments of excess cash and trade receivables. The Company places its temporary excess cash investments in high quality short-term money market instruments and the carrying value approximates market value. A significant portion of the Company's rental sales and equipment sales are to customers in the construction industry and, as such, the Company is directly affected by the well-being of that industry. However, the credit risk associated with trade receivables is minimal due to the Company's large customer base, geographical dispersion and ongoing control procedures which monitor the credit worthiness of its customers.

4. DUE FROM STOCKHOLDERS

  From time to time, the Company makes advances to its stockholders. Generally, there are no formal repayment terms and the amounts are noninterest-bearing.

5. RENTAL EQUIPMENT

  Rental equipment consists of the following:

                                               DECEMBER 31,
                                         -------------------------   JUNE 30,
                                             1997         1996         1998
                                         ------------ ------------ ------------
     Rental equipment................... $168,047,372 $156,891,144 $163,566,080
     Less accumulated depreciation......   45,892,484   29,547,946   51,948,388
                                         ------------ ------------ ------------
                                         $122,154,888 $127,343,198 $111,617,692
                                         ============ ============ ============

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1997 IS UNAUDITED)
  Depreciation expense amounted to $18,948,184, $14,385,916, $7,332,808,
$9,686,871 and $10,130,648 for the years ended December 31, 1997, 1996 and
1995 and the six months ended June 30, 1998 and 1997, respectively.

6. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                     DECEMBER 31,
                                ----------------------  JUNE 30,
                                   1997        1996       1998        LIVES
                                ----------- ---------- ----------- -----------
Shop equipment................. $   834,355 $  760,669 $   525,492   5-7 years
Transportation equipment.......   9,134,757  6,887,232   8,008,297     5 years
Furniture and fixtures.........   1,288,479    962,474   1,071,448    5-7 year
Building and lease hold im-
 provements....................     635,895    590,132     701,146 15-39 years
                                ----------- ---------- -----------
  Total........................  11,893,486  9,200,507  10,306,383
Less accumulated depreciation
 and amortization..............   5,344,708  3,799,232   5,039,173
                                ----------- ---------- -----------
                                $ 6,548,778 $5,401,275 $ 5,267,210
                                =========== ========== ===========

  Depreciation and amortization amounted to $1,749,408, $1,180,285, $625,324, $838,767 and $774,830 for the years ended December 31, 1997, 1996 and 1995 and the six months ended June 30, 1998 and 1997, respectively.

7. CAPITAL LEASE OBLIGATIONS

  Capitalized leased assets include machinery and transportation equipment. Interest on the respective capital lease obligations range from 7.3% to 11.4% at December 31, 1997 and 1996 and June 30, 1998.

  Capital lease obligations, all of which are collateralized by the leased equipment, consist of the following:

                                                   DECEMBER 31,
                                              ----------------------  JUNE 30,
                                                 1997       1996        1998
                                              ---------- ----------- ----------
Various equipment capital lease obligations,
 lease terms of 60 months with monthly lease
 payments of $512 to $52,463 ending April
 1999 to June 2001..........................  $6,451,715  $8,807,391 $5,290,680
Various vehicle capital lease obligations,
 lease terms of 60 months with monthly lease
 payments of $590 to $10,751 ending August
 1998 to April 2002.........................   2,204,559   2,826,490  1,825,700
Various vehicle capital lease obligations
 lease terms of 48 months with monthly lease
 payments of $578 to $4,049 ending January
 1999 to June 2000..........................     184,962     290,008    124,747
                                              ---------- ----------- ----------
                                              $8,841,236 $11,923,889 $7,241,127
                                              ========== =========== ==========

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1997 IS UNAUDITED)

  The future minimum lease payments under capital leases, together with the present value of the net minimum lease payments as of December 31, 1997 is as follows:

         YEAR
        ENDING
       DECEMBER
         31,                                                           AMOUNT
       --------                                                      -----------
       1998........................................................  $ 3,628,913
       1999........................................................    3,416,347
       2000........................................................    2,478,665
       2001........................................................      845,860
       2002........................................................        9,965
                                                                     -----------
      Total minimum lease payments.................................   10,379,750
      Less amount representing interest............................    1,538,514
                                                                     -----------
      Capital lease obligations....................................  $ 8,841,236
                                                                     ===========

  The net book value of equipment under capital leases at December 31, 1997 and 1996 and June 30, 1998 amounted to $11,165,421, $13,800,349 and
$9,990,153, respectively.

8. NOTES PAYABLE, BANK

  At December 31, 1997 and June 30, 1998, the Company had a line of credit with a bank for $2,500,000. Borrowings under the lines bear interest at a rate of 1/2% above the bank's prime rate (9%, at December 31, 1997 and June 30, 1998) and are secured by certain Company assets. At December 31, 1997 and June 30, 1998, $-0- and $1,993,000, respectively, was outstanding under this line.

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1997 IS UNAUDITED)

9. DEBT

  Debt consists of the following:

                                                 DECEMBER 31,
                                           ------------------------  JUNE 30,
                                              1997         1996        1998
                                           ----------- ------------ -----------
Notes payable to banks and finance compa-
nies with fixed interest rates ranging
from prime plus .5% to prime plus 2% (9%
and 10.5% at December 31, 1997) due in
monthly installments ranging from $546 to
$211,242 ending in September 1999 to De-
cember 2001 including interest. Collater-
alized either by a specific security in-
terest in equipment, a general lien on
equipment or by all assets owned or here-
after acquired by the Company............  $51,164,326 $ 64,098,599 $46,140,944
Term note payable to a finance company
with interest of 9.93% due in monthly in-
stallments of $221,314, including inter-
est, through April 2002. Collateralized
by a specific security interest in equip-
ment and guaranteed by the President of
the Company. (During 1998, the balance of
the loan was converted to and is included
in the note payable to a finance company
noted below.)............................    9,310,102          --          --
Note payable, bank, in connection with
Rylan acquisition, due in monthly in-
stallments of $99,519, including interest
at 9.25%: collateralized by certain as-
sets of Rylan and guaranteed by the
stockholders and the Company; final pay-
ment due July 2000.......................      391,362    2,041,928         --
Note payable, sellers in connection with
the High Reach acquisition, due in
monthly installments of $10,213 plus in-
terest at 7% with final payment of
$377,844 made during March 1997..........          --       408,523         --
Note payable, bank (see Note 8)..........          --           --    1,993,000
Note payable to a finance company with an
interest rate of LIBOR plus 3.25% (9.41%
at December 31, 1997) due in varying
monthly installments. Collateralized by a
specific security interest in equipment
and guaranteed by the President of the
Company..................................   34,004,722   40,911,729  39,443,759
                                           ----------- ------------ -----------
                                           $94,870,512 $107,460,779 $87,577,703
                                           =========== ============ ===========

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1997 IS UNAUDITED)

  At December 31, 1997, the aggregate maturities of debt are as follows:

     YEARS ENDING
     DECEMBER 31,                                                      AMOUNT
     ------------                                                   ------------
     1998.......................................................... $ 26,007,808
     1999..........................................................   25,586,393
     2000..........................................................   23,492,367
     2001..........................................................   18,116,590
     2002..........................................................    1,208,650
     Thereafter....................................................      458,704
                                                                    ------------
                                                                    $ 94,870,512
                                                                    ============

  Certain agreements require the Company to maintain specified minimum net worth and working capital and certain financial ratios. At December 31, 1997, the Company was in violation of certain covenants, including obtaining a specified level of minimum tangible net worth and a debt service coverage ratio.

  From the proceeds of the sale, more fully described in Note 15, the Company repaid substantially all of its debt.

10. INCOME TAXES

  Deferred income taxes reflect the net tax effect of differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

  Deferred income taxes relate primarily to depreciation and amortization, differences in the accounting treatment of capital leases and bases of certain assets of acquired businesses.

   The components of income tax expense are summarized as follows:

                             YEAR ENDED DECEMBER 31,             JUNE 30,
                         --------------------------------- ---------------------
                            1997        1996       1995       1998        1997
                         ----------  ---------- ---------- -----------  --------
CURRENT INCOME TAXES
  Federal............... $  482,568  $  928,915 $  277,900 $       --   $232,612
  State.................    871,648     401,011    277,778     307,138   470,532
                         ----------  ---------- ---------- -----------  --------
    TOTAL CURRENT INCOME
     TAX EXPENSE........  1,354,216   1,329,926    555,678     307,138   703,144
                         ----------  ---------- ---------- -----------  --------
DEFERRED INCOME TAXES
 (BENEFIT)
  Federal...............    393,018     133,507    452,061         --    311,611
  State.................   (424,092)    610,184    509,800     (20,000) (439,382)
  Reversal of deferred
   income taxes relating
   to sub S elections...    (81,000)        --        --    (2,924,822)      --
                         ----------  ---------- ---------- -----------  --------
    TOTAL DEFERRED
     INCOME TAX EXPENSE
     (BENEFIT)..........   (112,074)    743,691    961,861  (2,944,822) (127,771)
                         ----------  ---------- ---------- -----------  --------
    TOTAL INCOME TAX
     EXPENSE (BENEFIT).. $1,242,142  $2,073,617 $1,517,539 $(2,637,684) $575,373
                         ==========  ========== ========== ===========  ========

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1997 IS UNAUDITED)

  Differences which give rise to a significant portion of deferred income taxes are as follows:

                                                DECEMBER 31,        JUNE 30,
                                           ----------------------- -----------
                                              1997        1996        1998
                                           ----------- ----------- -----------
     DEFERRED INCOME TAX (ASSETS)
      LIABILITIES
       Depreciation and amortization...... $ 2,256,399 $ 2,393,302 $ 1,072,381
       Reserves and allowances............   (269,491)   (294,300)   (132,534)
       Difference in basis of certain
        acquired assets...................   1,897,761   1,897,761         --
                                           ----------- ----------- -----------
                                           $ 3,884,669 $ 3,996,763 $   939,847
                                           =========== =========== ===========

  The differences between the income tax provision and the tax that would have resulted from applying federal statutory rates on income before taxes is primarily due to Equipment Supply being taxed as an S Corporation and High Reach being taxed as an S Corporation for the three months ended December 31, 1997.

  The effect of Rylan's conversion to an S Corporation in 1998 was for the Company to recognize a deferred income tax benefit of approximately $2.9 million.

11. RETIREMENT PLANS

  The Company participates in several defined contribution plans covering substantially all nonunion employees. The Plans allow matching contributions based on a percentage of the employees' contributions. The Company contributions for the years ended December 31, 1997, 1996 and 1995 and the six months ended June 30, 1998 and 1997 amounted to $139,572, $96,931, $30,821,
$91,351 and $70,393, respectively.

  Additionally, the Company participates in a multi-employer plan that provides defined contributions to the Company's union employees. For collectively bargained, multi-employer pension plans, contributions are made in accordance with negotiated labor contracts and generally are based on the number of hours worked. With the passage of the Multi-Employer Pension Plan Amendments Act of 1980 (the "Act"), the Company may, under certain circumstances, become subject to liabilities in excess of contributions made under collective bargaining agreements. Generally, these liabilities are contingent upon the termination, withdrawal or partial withdrawal from the plans. Company contributions for the years ended December 31, 1997, 1996 and 1995 and the six months ended June 30, 1998 and 1997 amounted to $96,737, $75,930, $62,372, $57,991 and $43,609, respectively.

  On January 1, 1998, the Company terminated its defined contribution plans for Equipment Supply, High Reach and Rylan and established a combined defined contribution plan covering substantially all nonunion employees. The plan allows employees to make voluntary contributions processed through payroll deductions.

12. COMMITMENTS AND CONTINGENCIES AND RELATED PARTY TRANSACTIONS

  The Company leases various facilities under lease agreements, including those with related parties. Some of these leases require the Company to pay property taxes and other related costs.

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1997 IS UNAUDITED)

  Future minimum lease payments, by year, and in the aggregate for noncancelable operating leases, including those with related parties, with initial or remaining terms of one year or more are as follows at December 31, 1997:

                                   FACILITIES LEASES
     YEAR ENDED                  (SUBSTANTIALLY WITH   EQUIPMENT TOTAL OPERATING
     DECEMBER 31,                   RELATED PARTIES)      LEASES          LEASES
     ------------                ------------------- ----------- ---------------
     1998.......................     $ 2,120,949     $11,035,372   $13,156,321
     1999.......................       1,938,559      10,001,175    11,939,734
     2000.......................       1,921,804       7,768,161     9,689,965
     2001.......................       1,917,196       6,567,617     8,484,813
     2002.......................       1,912,170       4,870,393     6,782,563
     Thereafter.................         876,000             --        876,000
                                     -----------     -----------   -----------
                                     $10,686,678     $40,242,718   $50,929,396
                                     -----------     -----------   -----------


  Rent expense under noncancelable operating leases for the years ended December 31, 1997, 1996 and 1995 and the six months ended June 30, 1998 and 1997 amounted to $10,210,657, $6,674,413, $1,179,277, $7,886,107 and
$2,405,348, respectively.

  The following related party transactions including rent expense is summarized as follows:

                                            YEAR ENDED         SIX MONTHS ENDED
                                           DECEMBER 31,            JUNE 30,
                                     ------------------------- -----------------
                                       1997     1996    1995     1998     1997
                                     -------- -------- ------- -------- --------
     Rent expense................... $963,600 $756,000 $18,168 $748,200 $515,500
     Other expense..................   79,190  109,173  58,689   80,100   59,300

  The Company has guaranteed a personal loan of the stockholders, which is included as a liability in the financial statements. The loan proceeds were used to purchase Rylan (see Note 9).

  From time to time, the Company is a defendant in various lawsuits incident to the ordinary course of business. It is not possible to determine with any precision the probable outcome or the amount of liability, if any, under these lawsuits; however, in the opinion of the Company and its counsel, the disposition of these lawsuits will not have a material adverse effect on the Company's financial position, results of operations, or cash flows.

13. FINANCIAL INSTRUMENTS

  The carrying amounts reported in the balance sheet for accounts receivable, accounts payable and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of debt approximates cost as interest rates approximate market.

14. SUPPLIER CONCENTRATION

  During 1997, two suppliers accounted for approximately 73% of total purchases and leased equipment costs. During 1996, three suppliers (of which two were the same in 1997) accounted for approximately 84% of total purchases and lease costs. During 1995, three suppliers (of which two were the same in 1996 and 1997) accounted for approximately 68% of total purchases and lease costs.

                   EQUIPMENT SUPPLY CO., INC. AND AFFILIATES

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1997 IS UNAUDITED)


  During 1997, volume activities with one vendor generated approximately $2 million in marketing rebates. Such amount has been recorded as other income.

15. SUBSEQUENT EVENT

 Sale of Business Operations

  Subsequent to December 31, 1997, the Company sold its principal business operations, a substantial portion of its net assets and certain stock for approximately $225 million.

  Additionally, the Company anticipates paying approximately $1.5 million in bonuses to certain of its employees.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholder of Access Rentals, Inc.

  We have audited the accompanying consolidated balance sheet of Access Rentals, Inc., and subsidiary as of March 31, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended September 30, 1994 and 1995, and the six months ended March 31, 1996. We have also audited the combined balance sheet of Access Rentals, Inc., and subsidiary and affiliate as of March 31, 1997, and the related combined statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of Access Rentals, Inc., and subsidiary and affiliate as of March 31, 1996 and 1997, and results of their operations and cash flows for the years ended September 30, 1994 and 1995, the six months ended March 31, 1996 and the year ended March 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ Battaglia, Andrews & Moag, P.C.
Batavia, New York
January 22, 1998

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

                    CONSOLIDATED AND COMBINED BALANCE SHEETS

                                          MARCH 31,    MARCH 31,    DECEMBER
                                            1996         1997       31, 1997
                                         -----------  -----------  -----------
                                                                   (UNAUDITED)
                 ASSETS
                 ------
Cash.................................... $   284,228  $   399,196  $   362,817
Accounts receivable, net................   3,319,859    5,173,046    9,482,265
Unbilled receivables....................          --           --    1,075,209
Inventory...............................   2,013,125    1,835,687    2,511,326
Rental equipment, net...................  30,865,058   49,551,170   63,636,491
Property and equipment, net.............   2,625,564    4,599,576    5,386,167
Due from related party..................   1,121,814    1,860,102    2,071,971
Prepaid expenses and other assets.......   1,221,482    1,896,518    1,286,100
Deferred tax asset......................     458,908      937,585      576,730
Intangibles.............................          --    1,375,005    2,212,368
                                         -----------  -----------  -----------
    Total assets........................ $41,910,038  $67,627,885  $88,601,444
                                         ===========  ===========  ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY
  ------------------------------------
Liabilities:
  Accounts payable, accrued expenses and
   other liabilities.................... $ 3,128,407  $ 3,601,707  $ 7,160,756
  Deferred tax liability................   4,675,199    6,350,541    7,821,732
  Debt..................................  19,109,094   39,782,237   51,505,595
                                         -----------  -----------  -----------
    Total liabilities...................  26,912,700   49,734,485   66,488,083
Commitments and contingencies
Stockholders' equity:
  Common stock, $1 par value; 10,000
   shares authorized, 300, 300 and
   10,000 shares issued and outstanding
   for each respective year.............         300          300       10,000
  Additional paid-in capital............       4,500        4,500        4,500
  Note receivable from stockholder......    (420,040)    (515,606)  (1,105,994)
  Retained earnings.....................  15,426,922   18,411,049   23,278,389
  Equity adjustment for foreign currency
   translation..........................     (14,344)      (6,843)     (73,534)
                                         -----------  -----------  -----------
    Total stockholders' equity..........  14,997,338   17,893,400   22,113,361
                                         -----------  -----------  -----------
    Total liabilities and stockholders'
     equity............................. $41,910,038  $67,627,885  $88,601,444
                                         ===========  ===========  ===========

                            See accompanying notes.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

                 CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

                                YEAR ENDED          SIX MONTHS                   NINE MONTHS ENDED
                               SEPTEMBER 30,           ENDED     YEAR ENDED        DECEMBER 31,
                          ------------------------   MARCH 31,    MARCH 31,   ------------------------
                             1994         1995         1996         1997         1996         1997
                          -----------  -----------  -----------  -----------  -----------  -----------
                                                                              (UNAUDITED)  (UNAUDITED)
Revenues:
 Equipment rentals......  $15,804,754  $18,382,243  $10,405,814  $30,615,602  $21,391,478  $33,092,299
 Sales of equipment and
  parts.................    4,731,889    9,426,936    3,629,373    8,963,128    9,279,272   10,258,882
                          -----------  -----------  -----------  -----------  -----------  -----------
 Total revenues.........   20,536,643   27,809,179   14,035,187   39,578,730   30,670,750   43,351,181
Cost of revenues:
 Cost of rentals exclud-
  ing depreciation......    4,867,059    6,129,103    3,870,961    9,937,663    7,341,151    9,819,143
 Depreciation, equipment
  rentals...............    2,825,381    3,405,797    2,139,726    6,509,012    4,701,737    6,672,741
 Cost of equipment and
  parts.................    3,468,073    7,115,826    2,703,494    6,494,156    5,200,774    7,568,450
                          -----------  -----------  -----------  -----------  -----------  -----------
 Total cost of reve-
  nues..................   11,160,513   16,650,726    8,714,181   22,940,831   17,243,662   24,060,334
                          -----------  -----------  -----------  -----------  -----------  -----------
Gross profit............    9,376,130   11,158,453    5,321,006   16,637,899   13,427,088   19,290,847
Selling, general and ad-
 ministrative expenses..    4,414,362    5,394,286    2,329,997    8,747,215    6,261,115    7,953,627
Non-rental deprecia-
 tion...................      489,084      532,659      283,206      946,382      658,899    1,067,156
                          -----------  -----------  -----------  -----------  -----------  -----------
 Operating income.......    4,472,684    5,231,508    2,707,803    6,944,302    6,507,074   10,270,064
Interest expense........      673,532    1,147,616      682,394    2,604,066    1,821,607    2,918,100
Other (income), net.....     (220,289)    (250,421)    (295,443)    (605,215)    (363,828)    (567,759)
                          -----------  -----------  -----------  -----------  -----------  -----------
 Income before provision
  for income taxes and
  cumulative effect of
  change in accounting
  principle.............    4,019,441    4,334,313    2,320,852    4,945,451    5,049,295    7,919,723
Provision for income
 taxes..................    1,661,994    1,819,455    1,122,851    1,786,724    2,016,066    2,974,033
                          -----------  -----------  -----------  -----------  -----------  -----------
 Income before cumula-
  tive effect of change
  in accounting princi-
  ple...................    2,357,447    2,514,858    1,198,001    3,158,727    3,033,229    4,945,690
Cumulative effect of
 change in method of
 accounting for taxes...       46,325           --           --           --           --           --
                          -----------  -----------  -----------  -----------  -----------  -----------
 Net income.............  $ 2,403,772  $ 2,514,858  $ 1,198,001  $ 3,158,727  $ 3,033,229  $ 4,945,690
                          ===========  ===========  ===========  ===========  ===========  ===========


                            See accompanying notes.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

          CONSOLIDATED AND COMBINED STATEMENT OF STOCKHOLDERS' EQUITY

                                                        NOTE
                           COMMON STOCK   ADDITIONAL RECEIVABLE                             FOREIGN
                          --------------   PAID-IN      FROM      TREASURY    RETAINED     CURRENCY
                          SHARES AMOUNT    CAPITAL   STOCKHOLDER    STOCK     EARNINGS    TRANSLATION
                          ------ -------  ---------- -----------  ---------  -----------  -----------
Balance at October 1,
 1993...................       6 $ 4,800    $   --   $  (128,069) $(200,000) $ 9,775,310   $     --
 Prior period adjust-
  ment..................                                                        (265,019)
                          ------ -------    ------   -----------  ---------  -----------   --------
Balance, October 1, as
 restated...............       6   4,800        --      (128,069)  (200,000)   9,510,291         --
 Retroactive retirement
  of treasury stock.....                                            200,000     (200,000)
 Retroactive effect of
  stock split...........     294  (4,500)    4,500
 Advances on note
  receivable from
  stockholder, net......                                (199,179)
 Net income.............                                                       2,403,772
                          ------ -------    ------   -----------  ---------  -----------   --------
Balance at September 30,
 1994...................     300     300     4,500      (327,248)        --   11,714,063         --
 Advances on note
  receivable from
  stockholder, net......                                 (44,180)
 Net income.............                                                       2,514,858     (5,557)
                          ------ -------    ------   -----------  ---------  -----------   --------
Balance at September 30,
 1995...................     300     300     4,500      (371,428)        --   14,228,921     (5,557)
 Advances on note
  receivable from
  stockholder, net......                                 (48,612)
 Net income.............                                                       1,198,001     (8,787)
                          ------ -------    ------   -----------  ---------  -----------   --------
Balance at March 31,
 1996...................     300     300     4,500      (420,040)        --   15,426,922    (14,344)
 Advances on note
  receivable from
  stockholder, net......                                (105,566)
 Affiliate owner contri-
  butions...............                                  10,000
 Affiliate owner distri-
  butions...............                                                        (174,600)
 Net income.............                                                       3,158,727      7,501
                          ------ -------    ------   -----------  ---------  -----------   --------
Balance at March 31,
 1997...................     300     300     4,500      (515,606)        --   18,411,049     (6,843)
 Issuance of common
  stock (unaudited).....   9,700   9,700                                          (9,700)
 Advances on note
  receivable from
  stockholder, net
  (unaudited)...........                                (590,388)
 Affiliate owner
  distributions
  (unaudited)...........                                                         (68,650)
 Net income
  (unaudited)...........                                                       4,945,690    (66,691)
                          ------ -------    ------   -----------  ---------  -----------   --------
Balance at December 31,
 1997 (unaudited).......  10,000 $10,000    $4,500   $(1,105,994) $      --  $23,278,389   $(73,534)
                          ====== =======    ======   ===========  =========  ===========   ========


                            See accompanying notes.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

                                YEAR ENDED                                         NINE MONTHS ENDED
                               SEPTEMBER 30,        SIX MONTHS    YEAR ENDED         DECEMBER 31,
                          ------------------------  ENDED MARCH   MARCH 31,    --------------------------
                             1994         1995       31, 1996        1997          1996          1997
                          -----------  -----------  -----------  ------------  ------------  ------------
                                                                               (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERAT-
 ING ACTIVITIES:
 Net income.............  $ 2,403,772  $ 2,514,858  $ 1,198,001  $  3,158,727  $  3,033,229  $  4,945,690
 Adjustments to recon-
  cile net income to net
  cash provided by oper-
  ating activities:
 Depreciation and amor-
  tization..............    3,314,465    3,938,456    2,422,932     7,583,689     5,446,164     7,898,802
 Deferred income tax-
  es....................      672,080      676,782      667,412     1,151,456     1,048,873     1,835,040
 Gain on sales of
  equipment.............     (778,327)  (1,274,170)    (533,974)   (1,543,192)   (1,064,927)   (1,767,358)
 Cumulative effect of
  change in method of
  accounting for income
  taxes.................      (46,325)          --           --            --            --            --
 Change in assets and
  liabilities:
  Increase (decrease)
   in:
   Accounts receivable,
    net.................   (1,163,341)     (43,024)     670,789    (1,853,187)   (3,004,185)   (4,309,219)
   Unbilled
    receivables.........           --           --           --            --            --    (1,075,209)
   Inventory............      (91,367)    (357,333)    (741,329)      177,438      (393,457)     (675,639)
   Prepaid expenses and
    other assets........     (740,966)     (92,290)     179,547      (584,753)      111,402       560,606
  Increase (decrease)
   in:
   Accounts payable,
    accrued expenses and
    other liabilities...      213,105      949,842      402,186       473,300       129,992     3,559,049
                          -----------  -----------  -----------  ------------  ------------  ------------
    Total adjustments...    1,379,324    3,798,263    3,067,563     5,404,751     2,273,862     6,026,072
    Net cash provided by
     operating
     activities.........    3,783,096    6,313,121    4,265,564     8,563,478     5,307,091    10,971,762
CASH FLOWS FROM INVEST-
 ING ACTIVITIES:
 Proceeds from the sale
  of property and equip-
  ment..................    2,715,240    4,498,860    3,511,441     5,223,214     3,662,918     6,076,640
 Purchase of property
  and equipment.........   (2,497,803)  (4,978,090)  (3,789,714)   (3,146,679)     (333,516)   (5,572,825)
 Advances on loan re-
  ceivable--stockhold-
  er....................     (304,436)    (248,462)     (99,555)     (389,594)     (293,310)     (697,153)
 Repayments on loan re-
  ceivable--stockhold-
  er....................      105,257      204,282       50,943       284,028       158,829       106,765
 Advances on loan re-
  ceivable--related par-
  ty....................      (13,000)          --     (531,466)     (759,690)     (358,798)     (246,543)
 Repayments on loan re-
  ceivable--related par-
  ty....................       10,174        7,128        3,673        21,402        15,401        34,674
 Advances on note re-
  ceivable..............           --      (48,322)          --       (77,851)           --            --
 Repayments on note re-
  ceivable..............     (126,668)       3,283        2,554         6,255         4,632        31,128
 Acquisition of subsidi-
  ary...................           --     (866,700)          --            --            --            --
 Payments for intangi-
  bles..................           --           --           --    (1,521,984)   (1,521,984)     (977,583)
                          -----------  -----------  -----------  ------------  ------------  ------------
   Net cash provided by
    (used by) investing
    activities..........     (111,236)  (1,428,021)    (852,124)     (360,899)    1,334,172    (1,244,897)
CASH FLOWS FROM FINANC-
 ING ACTIVITIES:
 Affiliate owner distri-
  butions...............           --           --           --      (174,600)           --       (68,650)
 Affiliate owner contri-
  butions...............           --           --           --        10,000        10,000            --
 Borrowings on debt ob-
  ligations.............      161,297      736,330    2,083,097    23,048,203    16,018,625    22,959,059
 Principal payments on
  debt obligations......   (3,932,202)  (5,601,158)  (5,234,451)  (30,978,715)  (22,599,866)  (32,586,962)
                          -----------  -----------  -----------  ------------  ------------  ------------
   Net cash used by fi-
    nancing activities..   (3,770,905)  (4,864,828)  (3,151,354)   (8,095,112)   (6,571,241)   (9,696,553)
Equity translation......           --       (5,557)      (8,787)        7,501         7,569       (66,691)
                          -----------  -----------  -----------  ------------  ------------  ------------
Net increase (decrease)
 in cash................      (99,045)      14,715      253,299       114,968        77,591       (36,379)
CASH--BEGINNING OF PERI-
 OD.....................      115,259       16,214       30,929       284,228       284,228       399,196
                          -----------  -----------  -----------  ------------  ------------  ------------
CASH--END OF PERIOD.....  $    16,214  $    30,929  $   284,228  $    399,196  $    361,819  $    362,817
                          ===========  ===========  ===========  ============  ============  ============

                            See accompanying notes.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

                         NOTES TO FINANCIAL STATEMENTS

  FOR THE YEARS ENDED SEPTEMBER 30, 1994 AND 1995, AND AS OF AND FOR THE SIX
                                 MONTHS ENDED
        MARCH 31, 1996 AND AS OF AND FOR THE YEAR ENDED MARCH 31, 1997
    (THE INFORMATION AS OF DECEMBER 31, 1997 AND FOR THE NINE MONTHS ENDED
                   DECEMBER 31, 1996 AND 1997 IS UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND COMBINATION

  The accompanying financial statements include the financial statements of Access Rentals, Inc. (the "Parent"), Access Lift Equipment, Inc. (the "Subsidiary") which was acquired in February 1995 and Reinhart Leasing LLC (the "Affiliate"). The Affiliate, which has common ownership to the Parent, was formed on June 26, 1996.

  The accompanying financial statements include the financial statements of the Parent for the years ended September 30, 1994 and 1995, as of and for the six months ended March 31, 1996, as of and for the year ended March 31, 1997 and as of December 31, 1997 and for the nine months ended December 31, 1996 and 1997 and the financial statements of the Subsidiary for the seven months ended September 30, 1995, as of and for the three months ended December 31, 1995 (included in the financial statements for the six months ended March 31, 1996), as of and for the year ended December 31, 1996 (included in the financial statements for the year ended March 31, 1997) and the nine months ended December 31, 1996 and 1997. The consolidated financial statements have been combined with the financial statements of the Affiliate for the six months ended December 31, 1996 (included in the financial statements for the nine months ended December 31, 1996) as of and for the nine months ended March 31, 1997 and as of and for the nine months ended December 31, 1997. All material intercompany transactions and balances have been eliminated in consolidation and combination.

BUSINESS

  Access Rentals, Inc. and Subsidiary (the Company) rents, sells and repairs aerial personnel lift equipment primarily to companies in the manufacturing and construction industries. Sales and rentals primarily occur in areas where the Company maintains offices, such as the states of New York, Minnesota, Tennessee, Indiana, New Jersey, Pennsylvania, Connecticut, South Carolina, Florida, Washington and in and around Toronto, Canada. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the balance sheet is presented on an unclassified basis.

  Reinhart Leasing, LLC rents and sells aerial personnel lift equipment solely to Access Rentals, Inc.

INTERIM FINANCIAL STATEMENTS

  The accompanying balance sheet at December 31, 1997, and the statements of income, stockholders' equity and cash flows for the nine month periods ended December 31, 1996 and 1997 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consists solely of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full year.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

ACCOUNTS RECEIVABLE

  It is the Company's policy to present accounts receivable net of an allowance for uncollectible accounts. At March 31, 1996 and 1997 and December 31, 1997, the balance of the allowance for uncollectible accounts amounted to $103,028, $228,885 and $380,000, respectively.

INVENTORY

  Inventory consists of equipment and vehicles purchased for resale and equipment parts purchased for repairs and resale. Equipment is valued at the lower of cost or market, based on specific identification, and parts are valued using the average cost method.

  Inventory amounted to:

                                                    MARCH 31,
                                             -----------------------  DECEMBER
                                                1996        1997      31, 1997
                                             ----------- ----------- -----------
                                                                     (UNAUDITED)
      Equipment for resale.................. $ 1,371,741 $   368,723 $   842,295
      Parts.................................     641,384   1,466,964   1,669,031
                                             ----------- ----------- -----------
        Total............................... $ 2,013,125 $ 1,835,687 $ 2,511,326
                                             =========== =========== ===========

RENTAL EQUIPMENT

  Rental equipment is recorded at cost. Depreciation for rental equipment is computed using the straight-line method over an estimated six-year useful life with a 10% salvage value.

PROPERTY AND EQUIPMENT

  Property and equipment is stated at cost and is being depreciated using the straight-line and declining balance methods over the estimated useful lives of the respective assets.

  The cost of normal maintenance and repairs is charged to expense as incurred, whereas expenditures which materially extend property lives are capitalized. When depreciable property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in income.

RENTAL REVENUE

  Rental revenue is recorded as earned under the operating method.

ADVERTISING COSTS

  The Company advertises primarily through trade journals, trade associations and phone directories. All advertising costs are expensed as incurred. Advertising expenses amounted to approximately $7,706, $11,349, $6,717, $10,395, $6,454 and $26,982, for the years ended September 30, 1994 and 1995, six months ended March 31, 1996, year ended March 31, 1997, and nine months ended December 31, 1996 and 1997, respectively.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

OTHER ASSETS/AMORTIZATION

  During the year ended March 31, 1997 and the nine months ended December 31, 1997, the Company acquired assets of two companies. The acquisitions resulted in goodwill and covenants not-to-compete amounting to approximately $1,777,500 and $700,000, respectively, which are being amortized using the straight-line method over 15 years and 5 years, respectively. Total amortization expense amounted to $128,295, $85,528 and $158,905 for the year ended March 31, 1997 and the nine months ended December 31, 1996 and 1997, respectively.

INCOME TAXES

  The provision for income tax is based on earnings reported for financial statement purposes, adjusted for transactions that do not enter into the computation of income taxes payable. The Parent, Subsidiary and Affiliate file separate tax returns. The Parent files tax returns in the United States and the Subsidiary files tax returns in Canada. The Affiliate is a limited liability company taxed as a partnership; therefore the members are taxed individually on the income of the Affiliate and a provision for taxes has not been made in the financial statements.

CONCENTRATION OF CREDIT RISK

  Credit is granted to substantially all of the Parent's customers throughout the United States and the Subsidiary's customers throughout Canada. Management feels that adequate reserves for potential credit losses are maintained.

FOREIGN CURRENCY TRANSLATION

  The Company conducts business through a subsidiary located in Canada. The Company regards the local currency of the subsidiary to be its functional currency; consequently, translation gains and losses of the foreign subsidiary are accumulated and reported as a separate component of stockholders' equity. Transaction gains and losses that arise from exchange rate fluctuations on the transactions denominated in a currency other than the local functional currency are included in the results of operations.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. This affects the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

NOTE 2--RENTAL EQUIPMENT

RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consisted of the following:

                                                   MARCH 31,
                                            -----------------------  DECEMBER
                                               1996        1997      31, 1997
                                            ----------- ----------- -----------
                                                                    (UNAUDITED)
Rental equipment........................... $43,896,291 $66,007,890 $84,098,558
Less accumulated depreciation..............  13,031,233  16,456,720  20,462,067
                                            ----------- ----------- -----------
Rental equipment, net...................... $30,865,058 $49,551,170 $63,636,491
                                            =========== =========== ===========

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

PROPERTY AND EQUIPMENT

  Property and equipment and related accumulated depreciation consisted of the following:

                                                    MARCH 31,
                                              --------------------- DECEMBER 31,
                                                 1996       1997        1997
                                              ---------- ---------- ------------
                                                                    (UNAUDITED)
Land......................................... $  182,969 $  182,969  $  182,969
Buildings and improvements...................    949,741  1,346,619   1,779,975
Office and shop equipment....................    833,209  1,341,605   1,387,020
Transportation equipment.....................  2,573,492  4,425,156   5,393,695
Less accumulated depreciation................  1,913,847  2,696,773   3,357,492
                                              ---------- ----------  ----------
Property and equipment, net.................. $2,625,564 $4,599,576  $5,386,167
                                              ========== ==========  ==========

NOTE 3--NET INVESTMENT IN SALES-TYPE LEASES

  The Company leases some of its rental equipment to customers under sales-type leases. The following summarizes the net investment in sales-type leases which are included in prepaid and other assets on the balance sheet:

                                                    MARCH 31,
                                               ------------------- DECEMBER 31,
                                                 1996      1997        1997
                                               --------- --------- ------------
                                                                   (UNAUDITED)
Total minimum lease payments to be received... $ 418,679 $ 573,127  $ 716,961
Less unearned interest income.................    26,950    38,773     39,627
                                               --------- ---------  ---------
Net investment in sales-type leases........... $ 391,729 $ 534,354  $ 677,334
                                               ========= =========  =========

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

NOTE 4--DEBT

  Debt consists of the following:

                                                  MARCH 31,
                                           ----------------------- DECEMBER 31,
                                              1996        1997         1997
                                           ----------- ----------- ------------
                                                                   (UNAUDITED)
Lines-of-credit..........................  $ 2,130,195 $ 3,788,341 $ 3,828,370
Present value of capital lease obliga-
 tions...................................    3,436,191   8,465,249  16,104,886
Various installment obligations
 collateralized by rental and
 transportation equipment. These notes
 bear interest ranging from 6%-9.8%, with
 repayment periods ranging from two to
 five years..............................   12,030,127  18,913,002  23,965,117
Term loan payable to a bank, monthly
 payments of $50,500 including interest
 at 7.84%, maturing July, 2006.
 Collateralized by rental equipment......      270,413   2,217,572   1,887,211
Term loan payable to a bank, requiring
 monthly principle payments of $79,511,
 plus interest at the prime rate plus
 1.75%, or the sum of the LIBOR on the
 request day plus 1.75% (7.3125% at
 March 31, 1997), maturing July 2002. The
 loan is collateralized by rental
 equipment of the Affiliate..............           --   5,088,735   4,325,469
Term loan payable to a bank, quarterly
 principal payments of $46,021, plus
 interest at 6%, maturing July 1999.
 Collateralized by rental equipment of
 the Parent..............................      598,268     414,186     276,124
Subsidiary revolving term loan payable to
 a bank, monthly principal payments
 totaling Canadian $39,455, plus interest
 at Canadian prime rate plus 0.5%, (5.25%
 at March 31, 1997), maturing June 2000.
 Collateralized by equipment of
 Subsidiary and guaranteed by the
 Parent..................................      608,502     878,339   1,116,680
Mortgage payable to third-party lender,
 monthly payments of $1,750 including
 interest at 9%, maturing January 1998.
 Collateralized by real property at 45
 Center Street, Batavia, New York........       35,398      16,813       1,738
                                           ----------- ----------- -----------
    Total debt...........................  $19,109,094 $39,782,237 $51,505,595
                                           =========== =========== ===========

BANK LINES-OF-CREDIT

  The Parent has revolving bank lines-of-credit amounting to $5,000,000 (increased to $6,000,000 on September 1, 1997), which are payable on demand, with interest due monthly at rates varying from 7.50% to 8.00% as of March 31, 1997. The agreements are collateralized by equipment and receivables of the Parent. The outstanding balance on these lines-of-credit agreements amounted to $3,788,341 at March 31, 1997.

  The Parent also has revolving term lines-of-credit available from various lending institutions which aggregate $63,700,000 as of March 31, 1997. The Company pays interest on the outstanding balances of these agreements at rates which ranged from 6.65% to 9.8% at March 31, 1997.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

  The Subsidiary has a $500,000 (Canadian denomination) revolving line-of-credit available for operating cash requirements and a $2,400,000 (Canadian denomination) term line-of-credit available to finance up to 75% of the cost of equipment acquisitions. The operating line-of-credit is payable on demand, with interest due monthly at the Canadian prime rate of interest plus 0.25%, (5.00% at March 31, 1997). There was not an outstanding balance on the operating line-of-credit agreement as of March 31, 1997. Advances on the equipment line-of-credit are payable over 36 or 48 months, with interest due monthly at Canadian prime plus 0.50%, (5.25% at March 31, 1997). The outstanding balance on the equipment line-of-credit agreement was $878,339 (United States denomination) as of March 31, 1997. The line-of-credit agreements are collateralized by accounts receivable and personal property of the Subsidiary and are guaranteed by the Parent.

  Current maturities of long-term debt for each of the five years subsequent to March 31, 1997 are as follows:

                                                           CAPITAL
                                                DEBT        LEASE
                                             OBLIGATIONS OBLIGATIONS TOTAL DEBT
                                             ----------- ----------- -----------
      1998.................................. $12,274,967 $2,283,984  $14,558,951
      1999..................................   7,097,078  2,168,855    9,265,933
      2000..................................   5,099,954  1,869,131    6,969,085
      2001..................................   3,002,236  1,379,399    4,381,635
      2002..................................   1,811,547    896,077    2,707,624
      Thereafter............................   2,031,206  1,492,772    3,523,978
                                             ----------- ----------  -----------
      Total payments........................  31,316,988 10,090,218   41,407,206
      Less interest amount..................          --  1,624,969    1,624,969
                                             ----------- ----------  -----------
        Total debt.......................... $31,316,988 $8,465,249  $39,782,237
                                             =========== ==========  ===========

CAPITAL LEASE OBLIGATIONS

  The Company and Affiliate lease rental equipment under various agreements classified as capital leases based on the provisions of Statement of Financial Accounting Standards No. 13. The economic substance of the leases is that the Company is financing the acquisition of the equipment through the leases and, accordingly, they are recorded in the Company's assets and liabilities. These assets are stated on the balance sheet at their capitalized cost, less accumulated depreciation, of $4,115,887, $9,091,782 and $16,275,311 as of
March 31, 1996 and 1997 and December 31, 1997, respectively.

NOTE 5--OPERATING LEASES

  The Company leases building, shop and office space, and rental equipment under various long-term and short-term operating lease agreements. Rent expense under the agreements for the years ended September 30, 1994 and 1995, six months ended March 31, 1996, year ended March 31, 1997, and nine months ended December 31, 1996 and 1997 amounted to $328,892, $334,504, $174,189,
$825,229, $758,883 and $1,086,219, respectively.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

  The total future minimum rental payments required for noncancellable operating leases as of March 31, 1997 are as follows:

      1998........................................................... $  513,782
      1999...........................................................    342,859
      2000...........................................................    363,925
      2001...........................................................    267,697
      2002...........................................................    410,846
      Thereafter.....................................................     80,785
                                                                      ----------
          Total...................................................... $1,979,894
                                                                      ==========

NOTE 6--PROVISIONS FOR INCOME TAXES

  The Company has provided for income tax based on consolidated net income. Income tax expense is allocated to the Parent and Subsidiary based on the tax liability and expense relating to the respective taxing authorities.

  The provision for income taxes, calculated according to SFAS No. 109, "Accounting for Income Taxes", amounted to:

                              YEAR ENDED       SIX MONTHS                 NINE MONTHS ENDED
                             SEPTEMBER 30,        ENDED    YEAR ENDED       DECEMBER 31,
                         ---------------------  MARCH 31,   MARCH 31,  -----------------------
                            1994       1995       1996        1997        1996        1997
                         ---------- ---------- ----------- ----------- ----------- -----------
                                                                       (UNAUDITED) (UNAUDITED)
Current:
  Federal income tax.... $  651,914 $  844,075 $   336,022 $   495,887 $  699,193  $   835,885
  State income tax......    338,000    296,054     114,774      93,415    268,000      301,000
Canadian business tax...        --       2,544       4,643      45,966        --         2,108
                         ---------- ---------- ----------- ----------- ----------  -----------
    Total current.......    989,914  1,142,673     455,439     635,268    967,193    1,138,993
Deferred:
  Federal income tax....    577,859    455,576     336,121     866,666    849,733    1,320,725
  State income tax......     94,221     89,206     268,291     194,174     64,000      378,575
Canadian business tax...        --     132,000      63,000      90,616    135,140      135,740
                         ---------- ---------- ----------- ----------- ----------  -----------
    Total deferred......    672,080    676,782     667,412   1,151,456  1,048,873    1,835,040
                         ---------- ---------- ----------- ----------- ----------  -----------
    Total provision for
     income taxes....... $1,661,994 $1,819,455 $ 1,122,851 $ 1,786,724 $2,016,066  $ 2,974,033
                         ========== ========== =========== =========== ==========  ===========

  Deferred taxes are recorded based on differences between the financial statement and tax basis of assets and liabilities. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities were the result of book and tax depreciation and revenue recognition timing differences, allowance for uncollectible accounts, net operating loss carryforwards of the Subsidiary and certain tax credits.

  The Subsidiary has remaining Canadian net operating loss (NOL) carryforwards of approximately $415,000 as of March 31, 1997 and December 31, 1997. The NOL carryforwards begin to expire in 1998 and will be completely expired in 2001.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

  Application of statutory tax rates to combined pretax income will not be representative of the provision for income taxes. As previously disclosed, the income of the Affiliate is taxed individually at the member level.

NOTE 7--RELATED PARTY TRANSACTIONS

  Officer Loan--The chief executive officer and a stockholder maintains a floating loan with the Company. This loan is charged when personal expenditures are paid by the Company on behalf of the officer. A loan agreement exists between the parties, in which the Company charges interest of 8.5% on the average outstanding balance. The terms provide for the officer to make regular, periodic payments to reduce the outstanding balance. The balance outstanding at March 31, 1996 and 1997 and December 31, 1997 amounted to $420,040, $515,606 and $1,105,994, respectively. The amounts at March 31, 1997 and December 31, 1997 have been reduced in combination by the Affiliate's capital account.

  Loan Receivable--The Company has a loan receivable which represents cash advances made to companies owned by an employee and the stockholders. The Company charges interest on these loans at an annual rate of 8%. The balance outstanding at March 31, 1996 and 1997 and December 31, 1997 amounted to $1,121,814, $1,860,102 and $2,071,971, respectively.

  Operating Lease Agreement--The Company leases shop, warehouse space and aircraft from companies owned by an employee and the stockholders. The Company also leases rental equipment from the Affiliate, the effect of which has been eliminated in the combination of the financial statements. The leases are on a month to month basis and require monthly payments of $41,000 for the shop and warehouse space and $250,000 ($325,000 as of September 1, 1997) for rental equipment. The terms of the equipment lease with the Affiliate were modified during the nine months ended December 1997.

  Sale/Leaseback of Property--On March 31, 1996, the Company sold four buildings to a company owned by the stockholders for $1,725,000. Management estimated that the market value of the property approximated the net book value. The property is provided for in the operating lease, as disclosed above.

NOTE 8--CASH FLOW DISCLOSURE INFORMATION

  For the years ended September 30, 1994 and 1995, six months ended March 31, 1996, year ended March 31, 1997, and nine months ended December 31, 1996 and 1997, total interest paid amounted to $660,902, $1,132,222, $676,546,
$2,005,464, $1,447,752 and $2,120,907, respectively.

  For the years ended September 30, 1994 and 1995, six months ended March 31, 1996, year ended March 31, 1997, and nine months ended December 31, 1996 and 1997, total taxes paid amounted to $887,760, $1,516,861, $584,371, $1,045,652,
$791,179 and $298,321, respectively.

  During the years ended September 30, 1994 and 1995, six months ended March 31, 1996, year ended March 31, 1997, and nine months ended December 31, 1996 and 1997, the Company and Affiliate purchased $7,368,661, $7,127,810, $7,968,504, $28,603,655, $27,336,255 and $21,237,266, respectively, of equipment which was financed.

NOTE 9--RETIREMENT PLANS

  The Parent maintains a defined contribution retirement plan for non-union employees. The plan qualifies as a deferred compensation plan under Section 401(k) of the Internal Revenue Code. Company contributions are based on a 100% match of the employees' elective deferral up to 4%.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

  The Parent also contributes to defined benefit pension plans for employees covered under six union contracts, Locals #15C, #103, #138, #542C, #825 and #832 of the International Union of Operating Engineers. A full description of the membership, benefits and employer and employee obligations to contribute to these plans are described in the Summary Plan Description and Annual Reports of the plans.

  The actuarial information needed to determine the liabilities and provide the current disclosure information necessary under FASB No. 87 was unavailable. Consequently, the financial statements for the years ended September 30, 1994 and 1995, six months ended March 31, 1996, year ended March 31, 1997 and nine months ended December 1996 and 1997, do not reflect the financial position, results of operations and expanded disclosures in accordance with FASB No. 87.

  The Subsidiary maintains a non-contributory pension plan, whereby the Subsidiary contributes 4% of employee compensation to the plan. In addition, the Subsidiary will contribute a 100% match of the employees' elective deferral up to a maximum of 2%.

  The cost of the plans for the years ended September 30, 1994 and 1995, six months ended March 31, 1996, the year ended March 31, 1997, and the nine months ended December 31, 1996 and 1997, amounted to approximately $151,669, $192,541, $110,857, $329,712, $149,568 and $162,150, respectively.

NOTE 10--COMMITMENTS AND CONTINGENCIES

  Access Rentals, Inc. (Parent) guarantees debt obligations of the Subsidiary, Access Lift Equipment, Inc., the Affiliate, Reinhart Leasing, LLC, and another related company owned by the stockholders.

  At December 31, 1997, the Company had outstanding purchase orders for equipment in the amount of $4,240,564.

NOTE 11--CHANGE IN METHOD OF ACCOUNTING AND PRIOR YEAR ADJUSTMENT

  The accompanying consolidated financial statements for the fiscal year ended September 30, 1994 have been retroactively restated as a result of management's change in method of accounting for rental income. In years prior to the change, the Company recorded revenue for the entire rental period of a contract upon billing. The change in accounting policy removes the portion of rental billings pertaining to periods subsequent to the reporting period. The effect of the restatement resulted in a $265,019 decrease to retained earnings at September 30, 1993.

  A restatement of the September 30, 1994 consolidated statement of income is summarized as follows:

                                                            AS
                                                        PREVIOUSLY
                                                         REPORTED   AS RESTATED
                                                        ----------- -----------
Rental income.........................................  $14,730,347 $15,804,754
Income before taxes and cumulative effect of change in
 accounting principle.................................    4,127,869   4,019,441
Provision for income taxes............................    1,715,048   1,661,994
Income before cumulative effect of change in account-
 ing principle........................................    2,412,821   2,357,447
Cumulative effect of change in method of accounting
 for income taxes.....................................       46,325      46,325
Net income............................................  $ 2,459,146 $ 2,403,772

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

NOTE 12--ACQUISITION OF SUBSIDIARY

  Effective February 26, 1995, the Company acquired 100% of the outstanding common stock of Access Lift Equipment, Inc., formerly Upright of Canada, Inc., for approximately $920,000.

  The acquisition, accounted for in accordance with Accounting Principles Board (APB) Opinion No. 16--Business Combinations, using the purchase method of accounting, has resulted in the inclusion of the operating results of the Subsidiary, from the date of acquisition, in the financial statements of the Company.

NOTE 13--STOCKHOLDERS' EQUITY

  On December 30, 1997, Access Rentals, Inc. (Parent) retired 6 shares of treasury stock then issued its remaining 194 common shares with no par value.

  Also, on December 30, 1997, Access Rentals, Inc. (Parent) amended its certificate of incorporation to increase the number of authorized shares from 200 common with no par value to 100 Class A Voting common shares with a par value of $1 and 9,900 Class B Non-voting common shares with a par value of $1, effecting a stock split of 50 shares of new stock for each share of stock.

  The retirement of treasury stock and the stock split were given retroactive effect in the accompanying financial statements.

  At December 31, 1997 the following common stock shares were authorized, issued and outstanding:

      Class A Voting, $1 par value.......................................    100
      Class B Non-voting, $1 par value...................................  9,900
                                                                          ------
          Total shares................................................... 10,000
                                                                          ======

NOTE 14--SUBSEQUENT EVENTS

  On September 1, 1997, the Company and Affiliate acquired certain assets of a company engaged in primarily the same business as Access Rentals, Inc., with operations in Florida. The purchase price, including the covenant not-to-compete, amounted to approximately $4,988,850, for which the same amount of debt was incurred.

  During January 1998, the Company sold all real estate owned by the Company to a related party company. The sales price was determined based upon appraisals and approximated $605,000.

  On January 21, 1998, the Company, Affiliate and stockholders entered into a stock purchase agreement with United Rentals, Inc. (URI). Under the terms of the stock purchase agreement, URI purchased all of the issued and outstanding capital stock of the Company and substantially all of the assets of the Affiliate. Also, as part of the transaction all of the stock of Access Lift Equipment, Inc. (Subsidiary) was sold by Access Rentals, Inc., to United Rentals of Canada, Inc., a wholly-owned subsidiary of URI.

NOTE 15--RECLASSIFICATIONS

  Certain reclassifications have been made to previously issued financial statements in order to conform them to current classifications.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Directors of
Rental Tools & Equipment Co.
International, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Rental Tools & Equipment Co. International, Inc. at June 30, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Falls Church, Virginia
August 12, 1998

                RENTAL TOOLS & EQUIPMENT CO. INTERNATIONAL, INC.

                                 BALANCE SHEETS

                                                       JUNE 30,     JUNE 30,
                                                         1997         1998
                                                      -----------  -----------
                       ASSETS
CURRENT ASSETS
  Cash............................................... $   332,380  $   572,929
  Accounts receivable, net...........................   6,054,243    8,239,177
  Prepaid expenses and other.........................     597,483      667,111
                                                      -----------  -----------
    Total current assets.............................   6,984,106    9,479,217
                                                      -----------  -----------
RENTAL EQUIPMENT, at cost............................  97,349,866  104,851,657
  Less accumulated depreciation...................... (61,574,737) (64,361,003)
                                                      -----------  -----------
  Rental equipment, net..............................  35,775,129   40,490,654
                                                      -----------  -----------
PROPERTY, PLANT AND EQUIPMENT, net...................  15,069,797   20,405,786
                                                      -----------  -----------
OTHER NON-CURRENT ASSETS.............................     605,482    1,337,026
                                                      -----------  -----------
TOTAL ASSETS......................................... $58,434,514  $71,712,683
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable................................... $ 3,228,502  $ 8,206,466
  Notes and mortgages payable........................  12,771,181      506,206
  Short-term borrowings..............................     565,162
  Unearned revenue...................................     586,930      634,584
                                                      -----------  -----------
    Total current liabilities........................  17,151,775    9,347,256
                                                      -----------  -----------
LONG-TERM LIABILITIES
  Notes and mortgages payable........................  24,560,157   42,494,588
  Other non-current liabilities......................     445,902      387,226
                                                      -----------  -----------
    Total long-term liabilities......................  25,006,059   42,881,814
                                                      -----------  -----------
    Total liabilities................................  42,157,834   52,229,070
                                                      -----------  -----------
STOCKHOLDERS' EQUITY
  Common stock; no par value; 1,500 shares
   authorized; 1,139 shares issued at June 30, 1997,
   1,167 shares issued at June 30, 1998, 951 shares
   outstanding at June 30, 1997, 979 shares
   outstanding at June 30, 1998......................     821,287    1,306,490
  Common stock; no par value; non-voting; 30,000
   shares authorized; no shares issued or outstanding
   at June 30, 1997 and June 30, 1998................
  Less treasury stock; at cost; 188 shares at June
   30, 1997 and 1998.................................  (1,201,063)  (1,201,063)
  Retained earnings..................................  16,656,456   19,378,186
                                                      -----------  -----------
    Total stockholders' equity.......................  16,276,680   19,483,613
                                                      -----------  -----------
COMMITMENTS AND CONTINGENCIES (Note 9)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........... $58,434,514  $71,712,683
                                                      ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                RENTAL TOOLS & EQUIPMENT CO. INTERNATIONAL, INC.

                            STATEMENTS OF OPERATIONS

                                                   YEAR ENDED JUNE 30,
                                           -----------------------------------
                                              1996        1997        1998
                                           ----------- ----------- -----------
Revenues:
  Equipment rentals....................... $42,689,093 $46,395,441 $49,040,192
  Other, net..............................     399,681     632,270   1,876,539
                                           ----------- ----------- -----------
    Total revenues........................  43,088,774  47,027,711  50,916,731
Cost of revenues:
  Cost of equipment rentals...............  18,891,454  19,761,457  19,993,727
  Rental equipment depreciation...........   8,785,129  10,240,691  13,028,771
                                           ----------- ----------- -----------
    Total cost of revenues................  27,676,583  30,002,148  33,022,498
Gross Profit..............................  15,412,191  17,025,563  17,894,233
Selling, general & administrative ex-
 pense....................................   9,187,120  10,759,245  11,969,787
Depreciation and amortization.............   1,618,250   1,961,995   2,132,221
                                           ----------- ----------- -----------
Operating income..........................   4,606,821   4,304,323   3,792,225
Gain on sale of division..................                           3,643,921
Interest expense, net.....................   2,416,111   2,573,450   3,284,181
                                           ----------- ----------- -----------
Net income................................ $ 2,190,710 $ 1,730,873 $ 4,151,965
                                           =========== =========== ===========



   The accompanying notes are an integral part of these financial statements

                RENTAL TOOLS & EQUIPMENT CO. INTERNATIONAL, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                               COMMON                                 TOTAL
                             STOCK, NO   TREASURY     RETAINED    STOCKHOLDERS'
                             PAR VALUE     STOCK      EARNINGS       EQUITY
                             ---------- -----------  -----------  -------------
Balance, June 30, 1995...... $  804,287 $(1,096,039) $14,874,508   $14,582,756
  Net Income................                           2,190,710     2,190,710
  Issuance of Common Stock..     17,000                                 17,000
  Distributions to Stock-
   holders..................                          (1,131,269)   (1,131,269)
  Treasury Stock Purchase...               (105,024)                  (105,024)
                             ---------- -----------  -----------   -----------
Balance, June 30, 1996          821,287  (1,201,063)  15,933,949    15,554,173
  Net Income................                           1,730,873     1,730,873
  Distributions to Stock-
   holders..................                          (1,008,366)   (1,008,366)
                             ---------- -----------  -----------   -----------
Balance, June 30, 1997......    821,287  (1,201,063)  16,656,456    16,276,680
  Net Income................                           4,151,965     4,151,965
  Issuance of Common Stock..    485,203                                485,203
  Distributions to Stock-
   holders..................                          (1,430,235)   (1,430,235)
                             ---------- -----------  -----------   -----------
Balance, June 30, 1998...... $1,306,490 $(1,201,063) $19,378,186   $19,483,613
                             ========== ===========  ===========   ===========




   The accompanying notes are an integral part of these financial statements

                RENTAL TOOLS & EQUIPMENT CO. INTERNATIONAL, INC.

                            STATEMENTS OF CASH FLOWS

                                                YEAR ENDED JUNE 30,
                                       ----------------------------------------
                                           1996          1997          1998
                                       ------------  ------------  ------------
Cash flows from operating activities:
 Net income..........................  $  2,190,710  $  1,730,873  $  4,151,965
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
 Depreciation and amortization.......    10,403,379    12,202,686    15,160,993
 Provision for doubtful accounts.....       692,725     1,086,412       846,859
 Gain on sale of division............           --            --     (3,643,921)
 Stock compensation awarded..........           --            --        250,000
 Gain on sale of equipment...........       (64,050)     (369,931)   (1,458,521)
 (Increase) in accounts receivable...    (1,668,051)     (839,959)   (3,031,793)
 Decrease (increase) in prepaid ex-
  penses and other...................        93,180        26,706       (69,628)
 (Increase) decrease in other non-
  current assets.....................       (24,846)      180,427      (831,732)
 Increase (decrease) in accounts pay-
  able...............................     1,912,949    (1,732,003)    1,610,613
 Increase (decrease) in unearned rev-
  enue...............................       769,409      (351,736)       47,654
 (Decrease) increase in other non-
  current liabilities................      (827,962)      111,849       176,527
                                       ------------  ------------  ------------
  Net cash provided by operating ac-
   tivities..........................    13,477,443    12,045,324    13,209,016
Cash flows from investing activities:
 Purchases of rental equipment.......   (12,859,754)  (16,709,101)  (17,089,562)
 Purchases of property, plant and
  equipment..........................    (4,132,214)   (3,554,693)   (7,205,057)
 Proceeds from disposition of rental
  equipment and property, plant and
  equipment..........................       494,518     1,135,663     8,871,293
                                       ------------  ------------  ------------
  Net cash used in investing activi-
   ties..............................   (16,497,450)  (19,128,131)  (15,423,326)
Cash flows from financing activities:
 Repayment of notes and mortgages
  payable............................    (7,857,161)   (9,582,887)  (14,918,262)
 Decrease in short-term borrowings,
  net                                      (180,404)       (3,525)     (565,162)
 Proceeds from issuance of notes and
  mortgages payable..................    12,836,742    17,354,604    19,368,518
 Issuance of common stock............        17,000           --            --
 Purchase of treasury stock..........      (105,024)          --            --
 Distributions to stockholders.......    (1,131,269)   (1,008,366)   (1,430,235)
                                       ------------  ------------  ------------
  Net cash provided by financing ac-
   tivities..........................     3,579,884     6,759,826     2,454,859
Increase (decrease) in cash..........       559,877      (322,981)      240,549
Cash at beginning of year............        95,484       655,361       332,380
                                       ------------  ------------  ------------
Cash at end of year..................  $    655,361  $    332,380  $    572,929
                                       ============  ============  ============
Non-cash investing and financing ac-
 tivities:...........................
 Assets aquired through issuance of
  notes payable......................           --            --   $  1,219,200
 Refinancing of notes and mortgages
  payable............................           --            --   $ 35,977,502
 Deferred compensation payments
  through issuance of common stock...           --            --   $    235,203
 Rental equipment acquired through
  accounts payable...................           --            --   $  3,367,351

   The accompanying notes are an integral part of these financial statements

               RENTAL TOOLS & EQUIPMENT CO. INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

                         JUNE 30, 1996, 1997 AND 1998

NOTE 1--THE COMPANY

  Rental Tools & Equipment Co. International, Inc. (the Company) engages in the rental of industrial, construction and specialized tools and equipment. The Company operates its business in the form of divisions at the following locations:

  Silver Spring, MD                  Baltimore, MD
  Bladensburg, MD                    Philadelphia, PA
  Norfolk, VA                        York, PA
  Hampton, VA                        Greensboro, NC
  Merrifield, VA                     Charlotte, NC
  Richmond, VA                       Durham, NC
  Upper Marlboro, MD                 La Porte, TX (sold in June 1998)
  Atlanta, GA                        Prince Frederick, MD
  Hopewell, VA                       Gaithersburg, MD

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The significant accounting policies followed by the Company are described below.

 Method of accounting

  The accompanying financial statements are prepared on the accrual basis of accounting.

 Revenue recognition

  Short-term rentals (less than 30 days) are recorded as revenue in the period in which equipment is returned by the customer. Long-term rentals are billed and recorded as revenue on a monthly basis.

 Concentration of credit risk

  Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising the Company's customer base and their geographic dispersion. The Company generally does not require collateral on accounts receivable. At June 30, 1997 and 1998, the Company had an allowance for doubtful accounts of approximately $233,000 and $353,000, respectively.

 Rental equipment, property, plant and equipment and related depreciation and amortization

  Rental equipment is not included in current assets in accordance with current industry accounting practices. Included in rental equipment are assets under construction of $1,131,329 and $602,971 at June 30, 1997 and 1998, respectively.

  Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance and repairs which do not significantly prolong the useful lives of the assets are charged to expense as incurred.

  Rental equipment and automotive equipment are depreciated using accelerated depreciation methods over six years. Office and maintenance equipment, leasehold improvements and buildings are depreciated on the straight-line method over periods ranging from five to twenty-five years.

               RENTAL TOOLS & EQUIPMENT CO. INTERNATIONAL, INC.

 Impairment of long-lived assets and long-lived assets to be disposed of

  The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

 Cost of equipment rentals

  Cost of equipment rentals represents direct and indirect costs related to equipment rentals, including; salaries and wages of division personnel, maintenance costs, delivery costs and the costs of rental supplies.

 Income taxes

  The Company is an S Corporation for income tax purposes and payment of income taxes is generally the responsibility of the stockholders of the Company.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Reclassifications

  Certain amounts in fiscal year 1996 and 1997 financial statements have been reclassified to conform with the 1998 financial statements.

 Gain on sale of division

  On June 3, 1998, the Company sold all of its assets in LaPorte, Texas, including property, plant, rental equipment and receivables, for net proceeds of $7,625,000 resulting in a gain of approximately $3,644,000. Sales at this division were $3,399,000, $2,626,000 and $2,574,000 for the years ended June 30, 1996, 1997 and 1998, respectively.

NOTE 3--PROPERTY, PLANT AND EQUIPMENT, NET

  Property, plant and equipment, net consists of the following:

                                                           JUNE 30,
                                                   --------------------------
                                                       1997          1998
                                                   ------------  ------------
   Buildings...................................... $  9,640,451  $ 13,539,447
   Automotive equipment...........................    6,788,288     7,297,351
   Office and maintenance equipment...............    4,072,484     4,305,358
   Leasehold improvements.........................    2,126,065     2,190,399
                                                   ------------  ------------
     Total........................................   22,627,288    27,332,555
   Less: Accumulated depreciation and amortiza-
    tion..........................................  (10,040,972)  (11,040,769)
                                                   ------------  ------------
   Plant and equipment, net.......................   12,586,316    16,291,786
   Land...........................................    2,483,481     4,114,000
                                                   ------------  ------------
     Property, plant and equipment, net........... $ 15,069,797  $ 20,405,786
                                                   ============  ============

                RENTAL TOOLS & EQUIPMENT CO. INTERNATIONAL, INC.

NOTE 4--ACCOUNTS PAYABLE

  Accounts payable consists of the following:

                                                                JUNE 30,
                                                          ---------------------
                                                             1997       1998
                                                          ---------- ----------
   Accounts payable, trade and accrued expenses.......... $2,591,633 $2,938,741
   Accounts payable, equipment purchases.................             3,367,351
   Bonuses payable.......................................    460,172    703,762
   Accrued profit sharing contributions..................     36,939    645,038
   Accrued vacation......................................               397,320
   Miscellaneous taxes payable...........................    139,758    154,254
                                                          ---------- ----------
     Total............................................... $3,228,502 $8,206,466
                                                          ========== ==========

NOTE 5 -- DEBT OBLIGATIONS

  Debt Obligations consist of the following:

        DESCRIPTION                                  JUNE 30, 1997 JUNE 30, 1998
        -----------                                  ------------- -------------
   NOTES PAYABLE, EFFECTIVE RATE
   First Union
   (Due 2003, Various rates)(1).....................                $35,463,740
   First National Bank of Maryland
   (Various rates)..................................   $2,607,351
   Caterpillar Financial
   (Due 1999--7.25%)................................      142,891
   Digital Financial Services
   (Due 2000--9.1%).................................       73,554        48,335
   First Union National
   (Various rates)..................................   17,795,787
   Signet Bank of Maryland
   (Various rates)..................................   14,521,803
   Wayne Stenabaugh
   (Due 1998--6%)...................................       30,161
                                                      -----------   -----------
     Subtotal Notes Payable.........................   35,171,547    35,512,075
                                                      -----------   -----------
   MORTGAGES PAYABLE, EFFECTIVE RATE
   Central Carolina Bank
   (Due 1998--9.08%)................................      339,087
   Central Carolina Bank
   (Due 2003--8.5%).................................                    295,068
   First National Bank of Maryland
   (Due 2003--7.58%)................................                  3,800,000
   First Union
   (Due 2001--8.19%)................................    1,820,704     1,689,984
   First Union
   (Due 2002--7.64%)................................                    484,467
   First Union
   (Due 2003--7.41%)(2).............................                  1,219,200
                                                      -----------   -----------
     Subtotal Mortgages Payable.....................    2,159,791     7,488,719
                                                      -----------   -----------
       Total Debt Obligations.......................  $37,331,338   $43,000,794
                                                      ===========   ===========

               RENTAL TOOLS & EQUIPMENT CO. INTERNATIONAL, INC.

--------
(1) On October 22, 1997, the Company entered into a $60 million revolving bank line of credit. The line of credit is subject to a defined borrowing base composed of rental equipment and accounts receivable. The proceeds were initially used to finance existing indebtedness. The remaining available balance will be used to meet working capital requirements. The bank line of credit bears interest at variable rates and payment of all amounts outstanding is due five years from the date of closing. Among other restrictions, the Company must comply with certain financial and non-financial covenants. At June 30, 1998, the Company is in compliance with all of the associated financial covenants. The lenders have a continuing security interest in any and all rights to "collateral", (e.g. all accounts receivable, equipment, intangibles, instruments, inventory, etc.). As of year end, the Company had $24,536,260 available to use under the credit agreement.
(2) On March 25, 1998, the Company entered into a $5 million line of credit for real estate transactions. The line renews in twelve month intervals. Upon execution of a transaction, the amount borrowed under the line is converted to a term loan which is amortized over 15 years with a balloon payment for all amounts outstanding due at the end of five years. Amounts borrowed are secured by liens on the property acquired. At June 30, 1998 the balance outstanding amounted to $1,219,200.

  Change of control or ownership is an event of default under the $60 million credit agreement, $5 million real estate agreement and certain other mortgages, unless approved in advance by the lenders.

  The aggregate maturities of all long-term debt obligations over the next five years are as follows: 1999--$506,206; 2000--$512,403; 2001--$494,190;
2002--$499,195; 2003, and thereafter--$40,988,800.

  For the fiscal years 1996, 1997 and 1998, cash paid for interest under notes and mortgages payable was $2,432,380, $2,600,823 and $3,222,888, respectively.

NOTE 6--RELATED PARTY TRANSACTIONS

  Several of the Company's operating facilities are controlled and owned by the Chairman of the Board (the majority stockholder) or his affiliated entities. Pursuant to lease agreements which were amended in 1986, the Company has annual rental expenses of approximately $357,000 on these facilities. The lease payments are subject to annual adjustment based on the Consumer Price Index. In addition, the Company must pay real estate taxes and insurance related to the facilities. The leases are on a month by month basis.

  At June 30, 1997, the Chairman of the Board had loans to the Company totaling $565,162. All outstanding amounts were repaid by the Company during fiscal year 1998.

  The Company makes advances to and receives advances from certain officers. Advances are unsecured and reported on a net basis in other current assets. Officers owed the Company $6,686 as of June 30, 1997 and 1998, respectively.

  The Rental Tools & Equipment Co. International, Inc. Profit Sharing & 401(k) Savings Plan (the Plan) owns land in two locations: Charlotte and Durham, North Carolina. At each of these locations the Company has built a rental facility and operates its business. The Company makes ground rent lease payments to the plan on a monthly basis under long term lease agreements. The Charlotte lease ends in March 2007 and the Durham lease

               RENTAL TOOLS & EQUIPMENT CO. INTERNATIONAL, INC.

ends in December 1998. These payments are adjusted annually to reflect the appraised fair rental values of the land. The Company made ground lease payments to the Plan as follows:

                                                         YEAR ENDED JUNE 30,
                                                      --------------------------
                                                        1996     1997     1998
                                                      -------- -------- --------
     Charlotte, NC................................... $ 57,739 $ 56,755 $ 56,755
     Durham, NC......................................    6,616    6,749    6,749
     LaPorte, TX.....................................   49,078   48,242   44,222
                                                      -------- -------- --------
                                                      $113,433 $111,746 $107,726
                                                      ======== ======== ========

  In June 1998, the Plan sold the land at Laporte, Texas to the Company to facilitate the Company's sale of the LaPorte division. Concurrently, the company ceased making payments for the LaPorte ground lease to the Plan.

NOTE 7--MANAGEMENT INCENTIVES AND RETIREMENT PLAN

  In October 1991, the Company instituted a 401(k) Savings Plan as an added feature to the existing Profit Sharing Plan. Under the 401(k) Savings feature, the Company is required to match 50% of the employee's contribution, with a cap at 6% of compensation. Company matching contributions were $171,526, $215,343 and $228,291 for the years ended June 30, 1996, 1997 and 1998, respectively. Additionally, the Board of Directors, at their discretion, approved contributions made to or accrued on behalf of the Profit Sharing feature in amounts of $372,455, $88,410 and $713,658 for the years ended June 30, 1996, 1997 and 1998, respectively. During fiscal years 1996, 1997, and 1998, the Company applied existing accumulated forfeitures already in the Plan of $12,003, $51,471, and $68,620 respectively, to reduce its accrued obligation to the Plan, at June 30, 1996, 1997, and 1998 to $360,452, $36,939
and $645,038, respectively.

  Divisional managers are entitled to receive annual bonuses based upon the financial performance and profitability of their respective division. A portion of these bonuses are required to be deferred and paid upon a change in employment status. The Company has recorded a liability of $355,902 and 242,226 at June 30, 1997 and 1998, respectively, in connection with this deferred compensation arrangement.

NOTE 8--INCOME TAXES

  The Company has elected to be treated as an S Corporation as permitted under the Internal Revenue Code. Accordingly, in lieu of corporate income taxes, the stockholders are taxed on their proportionate share of the Company's taxable income. Therefore, the Company had no Federal income tax liability at June 30, 1997 and 1998 and no federal income tax expense for each of the three years in the period ended June 30, 1998.

  The Board of Directors has adopted a policy that authorizes distributions to stockholders necessary for the stockholders to pay the associated income taxes. Distributions in fiscal years 1996, 1997 and 1998 totaled $1,131,269, $1,008,366 and $1,430,235, respectively.

NOTE 9--COMMITMENTS AND CONTINGENCIES

  At June 30, 1998, the Company was a defendant in several lawsuits relating to injuries sustained by third parties. The Company has accrued approximately $141,000 to cover any unfavorable settlements or findings.

  The Company has entered into an agreement to acquire property and establish a new rental location in Maryland. This new facility is expected to be open for business in September 1998. The acquisition of property, plant and rental equipment will be financed with the Company's existing credit facility.

  At June 30, 1998, the Company has outstanding purchase commitments for capital expenditures of approximately $2,000,000, primarily for rental equipment.

               RENTAL TOOLS & EQUIPMENT CO. INTERNATIONAL, INC.

NOTE 10--SUBSEQUENT EVENTS

  In July 1998, the Company acquired for cash all of the outstanding stock in an existing rental company with four locations in Maryland for $6,800,000. The acquisition will be accounted for as a purchase. The excess of the purchase price over the estimated fair value of the acquired net assets, which approximates $3,800,000 will be recorded as goodwill. The acquisition was financed through the Company's existing credit facility.

  The Company purchased property in Raleigh, North Carolina in July 1998 for approximately $889,000. The purchase was funded through the Company's existing real estate credit facility. The Company expects the division to begin operations in August 1998.

  In July 1998, the stockholders and the Company finalized an agreement to merge with United Rentals, Inc. in which the company will be merged with and into United Rentals, Inc. and will become a wholly owned subsidiary.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Power Rental Co., Inc.

  We have audited the balance sheet of Power Rental Co., Inc. as of July 31, 1997 and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Power Rental Co., Inc. at July 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
June 24, 1998

                             POWER RENTAL CO., INC.

                                 BALANCE SHEETS

                                                         JULY 31,    APRIL 30,
                                                           1997        1998
                                                        ----------- -----------
                                                                    (UNAUDITED)
ASSETS
Cash................................................... $    53,462 $       --
Accounts receivable, net of allowance for doubtful
 accounts of
 $200,000 and $185,000 at 1997 and 1998, respectively..   4,193,529   3,326,134
Due from related parties...............................     612,717   1,113,580
Inventory..............................................      51,476      63,576
Rental equipment, net..................................  35,575,067  37,958,651
Property and equipment, net............................   7,301,836   8,378,203
Prepaid expenses and other assets......................   1,413,651   1,981,771
Intangible assets, net.................................     378,269     339,587
                                                        ----------- -----------
    Total assets....................................... $49,580,007 $53,161,502
                                                        =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable, accrued expenses and other liabili-
   ties................................................ $ 4,831,620 $ 5,158,682
  Debt.................................................  30,841,647  36,548,720
  Deferred rent........................................      72,200      84,800
  Deferred income taxes................................   2,921,231   2,393,231
                                                        ----------- -----------
    Total liabilities..................................  38,666,698  44,185,433

Commitments and contingencies

Stockholders' equity:
  Common stock--Class A voting, $1.00 par value, 10,000
   shares authorized, 10 issued and outstanding........          10          10
  Common stock--Class B non-voting, $1.00 par value,
   90,000 shares authorized, 20,000 issued and
   outstanding.........................................      20,000      20,000
  Additional paid in capital...........................     522,550     522,550
  Retained earnings....................................  10,370,749   8,433,509
                                                        ----------- -----------
    Total stockholders' equity.........................  10,913,309   8,976,069
                                                        ----------- -----------
    Total liabilities and stockholders' equity......... $49,580,007 $53,161,502
                                                        =========== ===========

                            See accompanying notes.

                             POWER RENTAL CO., INC.

                            STATEMENTS OF OPERATIONS

                                                          NINE MONTHS ENDED
                                          YEAR ENDED          APRIL 30,
                                           JULY 31,    ------------------------
                                             1997         1997         1998
                                          -----------  -----------  -----------
                                                             (UNAUDITED)
Revenues:
  Equipment rentals.....................  $34,943,308  $25,404,600  $24,479,049
  Sales of rental equipment.............    4,484,056    3,233,915    3,456,557
  Sales of parts and supplies...........    1,462,391    1,099,033    1,025,287
                                          -----------  -----------  -----------
    Total revenues......................   40,889,755   29,737,548   28,960,893
Cost of revenues:
  Cost of equipment rentals, excluding
   equipment rental depreciation........   11,392,273    7,920,625    8,771,442
  Depreciation, equipment rentals.......    9,753,507    7,335,000    8,710,280
  Cost of sales of rental equipment.....    2,915,751    2,229,820    1,693,212
  Cost of sales of parts and supplies...    1,316,267      915,469      857,161
                                          -----------  -----------  -----------
    Total cost of revenues..............   25,377,798   18,400,914   20,032,095
                                          -----------  -----------  -----------
Gross profit............................   15,511,957   11,336,634    8,928,798
Selling, general and administrative ex-
 penses.................................   11,865,623    8,710,834    9,392,256
Non-rental depreciation.................    1,214,796      824,300    1,076,331
                                          -----------  -----------  -----------
Operating income (loss).................    2,431,538    1,801,500   (1,539,789)
Interest expense........................    2,171,959    1,404,334    1,884,720
Interest income.........................     (176,612)     (87,866)    (133,707)
Other (income), net.....................     (398,159)    (328,319)    (165,562)
                                          -----------  -----------  -----------
Income (loss) before provision (benefit)
 for income taxes.......................      834,350      813,351   (3,125,240)
Provision (benefit) for income taxes....      317,053      309,070   (1,188,000)
                                          -----------  -----------  -----------
Net income (loss).......................  $   517,297  $   504,281  $(1,937,240)
                                          ===========  ===========  ===========


                            See accompanying notes.

                             POWER RENTAL CO., INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                               CLASS A       CLASS B     ADDITIONAL
                            ------------- --------------  PAID IN    RETAINED
                            SHARES AMOUNT SHARES AMOUNT   CAPITAL    EARNINGS
                            ------ ------ ------ ------- ---------- ----------
Balance at August 1,
 1996.....................    10    $10   20,000 $20,000  $522,550  $9,853,452
  Net income..............                                             517,297
                             ---    ---   ------ -------  --------  ----------
Balance at July 31, 1997..    10     10   20,000  20,000   522,550  10,370,749
  Net loss (unaudited)....                                          (1,937,240)
                             ---    ---   ------ -------  --------  ----------
Balance at April 30, 1998
 (unaudited)..............    10    $10   20,000 $20,000  $522,550  $8,433,509
                             ===    ===   ====== =======  ========  ==========



                            See accompanying notes.

                             POWER RENTAL CO., INC.

                            STATEMENTS OF CASH FLOWS

                                                        NINE MONTHS ENDED
                                       YEAR ENDED           APRIL 30,
                                        JULY 31,    --------------------------
                                          1997          1997          1998
                                      ------------  ------------  ------------
                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...................  $    517,297  $    504,281  $ (1,937,240)
Adjustments to reconcile net income
 (loss) to net cash provided by op-
 erating activities:
  Depreciation and amortization.....    11,018,848     8,190,183     9,825,293
  Gain on equipment sales...........    (1,294,474)     (815,756)   (1,603,959)
  Gain on property and equipment
   sales............................       (29,468)      (47,940)      (27,709)
  Deferred income taxes.............        87,846        86,530      (528,000)
  Changes in assets and liabilities:
    (Increase) decrease in accounts
     receivable.....................      (135,231)      612,691       867,395
    Decrease (increase) in
     inventory......................         8,973       (21,226)      (12,100)
    Increase in prepaid expenses and
     other assets...................      (648,001)     (194,009)     (568,120)
    Increase (decrease) in accounts
     payable, accrued expenses and
     other liabilities                     622,048      (109,060)      327,062
    Increase in deferred rent.......        40,800        29,000        12,600
                                      ------------  ------------  ------------
      Total adjustments.............     9,671,341     7,730,413     8,292,462
                                      ------------  ------------  ------------
Cash provided by operating activi-
 ties...............................    10,188,638     8,234,694     6,355,222
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of rental equipment........    (1,769,523)   (2,519,442)     (245,790)
Purchase of property and equipment..    (2,757,539)   (2,115,320)     (846,317)
Intangibles associated with purchase
 of certain assets..................      (110,000)     (110,000)
Proceeds from sale of rental equip-
 ment...............................     3,882,235     2,956,554     3,243,356
Proceeds from sale of property and
 equipment..........................       139,723        65,562       204,980
                                      ------------  ------------  ------------
Cash provided by (used in) investing
 activities.........................      (615,104)   (1,722,646)    2,356,229
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on debt..........    (9,810,236)   (7,115,253)   (9,574,050)
Principal payments on credit facili-
 ty.................................   (26,748,605)  (19,096,555)  (17,625,000)
Borrowings on debt..................       207,000       207,000       220,000
Borrowings under credit facility....    26,726,605    19,579,955    18,715,000
Repayments from related parties.....       681,553       352,200       824,504
Advances to related parties.........      (599,788)     (461,550)   (1,325,367)
                                      ------------  ------------  ------------
Cash used in financing activities...    (9,543,471)   (6,534,203)   (8,764,913)
                                      ------------  ------------  ------------
Increase (decrease) in cash.........        30,063       (22,155)      (53,462)
Cash balance at beginning of peri-
 od.................................        23,399        23,399        53,462
                                      ------------  ------------  ------------
Cash balance at end of period.......  $     53,462  $      1,244  $        --
                                      ============  ============  ============

                            See accompanying notes.

                            POWER RENTAL CO., INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 JULY 31, 1997
         (THE INFORMATION AS OF APRIL 30, 1998 AND FOR THE NINE MONTHS
                  ENDED APRIL 30, 1997 AND 1998 IS UNAUDITED)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business Activity

  Power Rental Co., Inc. (the "Company") rents, sells and repairs construction equipment for use by contractor, industrial and homeowner markets. The rentals are on a daily, weekly or monthly basis. The Company has eighteen locations and their principal market area is the Pacific Northwest of the United States. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the balance sheets are presented on an unclassified basis.

  These financial statements are prepared on a historical cost basis and do not include any adjustments that may result from the acquisition of the Company by United Rentals, Inc. ("United") as more fully described in Note 10.

 Interim Financial Statements

  The accompanying balance sheet at April 30, 1998 and the statements of operations, stockholders' equity and cash flows for the nine-month periods ended April 30, 1997 and 1998 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim period are not necessarily indicative of results for the full year.

 Inventory

  Inventories consist primarily of general replacement parts and are stated at the lower of cost, determined under the first-in, first-out method, or market.

 Rental Equipment

  Rental equipment is recorded at cost. Depreciation for rental equipment is computed using the straight-line method over an estimated five-year useful life with no salvage value.

  Ordinary maintenance and repair costs are charged to operations as incurred. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from sales of equipment and cost of sales of equipment, respectively, in the statement of operations.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation of property and equipment is computed on the straight-line method over estimated useful lives ranging from three to seven years. Leasehold improvements are amortized using the straight-line method over the estimated lives of the improvements or the remaining life of the lease, whichever is shorter.

                            POWER RENTAL CO., INC.

                                 JULY 31, 1997
         (THE INFORMATION AS OF APRIL 30, 1998 AND FOR THE NINE MONTHS
                  ENDED APRIL 30, 1997 AND 1998 IS UNAUDITED)
  Ordinary maintenance and repair costs are charged to operations as incurred. The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation is eliminated from the accounts and any resulting gain or loss is included in operations.

 Intangible Assets

  Intangible assets are recorded at cost and consist of goodwill of $372,480 and covenants not to compete of $207,000. Accumulated amortization at July 31, 1997 and April 30, 1998 is $201,211 and $239,893, respectively. Goodwill is being amortized by the straight-line method over its estimated useful life of forty years. The covenants not to compete reflect agreements made regarding confidentiality and restricting competitive activity and are being amortized by the straight-line method over the period of the agreements, which is 5 years. Amortization expense was $50,545, $30,883 and $38,682 for the year ended July 31, 1997 and for the nine months ended April 30, 1997 and 1998, respectively.

 Rental Revenue

  Rental revenue is recorded as earned under the operating method.

 Advertising Costs

  The Companies advertise primarily through sponsorships, trade journals, trade associations and phone directories. All advertising costs are expensed as incurred. Advertising expense amounted to approximately $714,680, $551,700 and $597,810 in the year ended July 31, 1997 and for the nine months ended April 30, 1997 and 1998, respectively.

 Income Taxes

  The Company uses the "liability method" of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which differences are expected to reverse.

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. CONCENTRATIONS OF CREDIT RISK

  The Company maintains cash balances with a quality financial institution and, consequently, management believes funds maintained there are secure. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Company's customer base and its credit policy.

                             POWER RENTAL CO., INC.

                                 JULY 31, 1997
         (THE INFORMATION AS OF APRIL 30, 1998 AND FOR THE NINE MONTHS
                  ENDED APRIL 30, 1997 AND 1998 IS UNAUDITED)

3. RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consisted of the following:

                                                         JULY 31,    APRIL 30,
                                                           1997        1998
                                                        ----------- -----------
                                                                    (UNAUDITED)
     Rental equipment.................................. $61,168,264 $68,578,382
     Less accumulated depreciation.....................  25,593,197  30,619,731
                                                        ----------- -----------
     Rental equipment, net............................. $35,575,067 $37,958,651
                                                        =========== ===========

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                         JULY 31,    APRIL 30,
                                                           1997        1998
                                                        ----------- -----------
                                                                    (UNAUDITED)
     Transportation equipment.......................... $ 5,143,693 $ 5,984,589
     Office and shop equipment.........................   2,236,792   2,643,613
     Leasehold improvements............................   3,573,110   4,401,822
                                                        ----------- -----------
                                                         10,953,595  13,030,024
     Less accumulated depreciation and amortization....   3,651,759   4,651,821
                                                        ----------- -----------
     Property and equipment, net....................... $ 7,301,836 $ 8,378,203
                                                        =========== ===========

5. DEBT

  Debt consists of the following:

                                                          JULY 31,   APRIL 30,
                                                            1997       1998
                                                          --------- -----------
                                                                    (UNAUDITED)
Caterpillar Credit-Note with a monthly payment of $1,668
 including interest of 5.6%.............................  $  24,020  $   9,758
Ingersoll Rand--Various non-interest bearing notes with
 combined monthly payments of $100,064 and $2,850 in
 1997 and 1998, respectively............................    289,690     33,025
Allegro Escrow--Two notes with combined monthly payments
 of $4,297 including interest of 9.0%...................    175,653    148,018
Associates Commercial--Various notes with combined
 monthly payments of $24,451 including interest from
 7.6% to 8.9%...........................................    905,505  4,163,677
Case Credit--Various notes with combined monthly
 payments of $211,021 including interest from 4.9% to
 8.9%...................................................  3,823,564  3,216,130
J.D. Fulwiler--Note with monthly payment of $3,134
 including interest of 8.0%.............................     27,285        --
Concord Commercial--Various notes with combined monthly
 payments of $143,858 including interest from 8.1% to
 8.9%...................................................  4,019,259  3,466,002
John Deere Credit--Various notes with combined monthly
 payments of $133,615 including interest from 6.9% to
 9.7%...................................................  2,399,434  1,647,305
Ford Motor Credit--Various notes with combined monthly
 payments of $121,192 including interest from 8.2% to
 9.2%...................................................  1,918,226  1,823,173

                             POWER RENTAL CO., INC.

                                 JULY 31, 1997
         (THE INFORMATION AS OF APRIL 30, 1998 AND FOR THE NINE MONTHS
                  ENDED APRIL 30, 1997 AND 1998 IS UNAUDITED)

                                                          JULY 31,    APRIL 30,
                                                            1997        1998
                                                         ----------- -----------
                                                                     (UNAUDITED)
AT&T Credit--Note with monthly payment of $2,599
 including interest of 10.6%...........................  $   101,393 $    77,829
Navistar Financial--Various notes with combined monthly
 payments of $53,762 including interest from 7.3% to
 9.0%..................................................    1,271,686     958,393
Seafirst Bank--Various notes with combined monthly
 payments of $523,962 including interest from 7.3% to
 8.5%..................................................   12,075,932  13,975,794
Seafirst Bank--Line of credit up to $19,000,000,
 expiring in February 1999 with interest payable
 monthly at 8.5%.......................................    3,810,000   4,900,000
JCB Finance--Note with monthly payment of $8,529
 including interest of 8.51%...........................          --      243,440
Pacific Atlantic--Note with monthly payment of $2,610
 including interest of 10.9%...........................          --       76,108
PACCAR Financial--Note with monthly payment of $3,663
 including
 interest of 7.8%......................................          --      150,654
Deutsche Financial--Note with monthly payment of
 $28,932 including
 interest of 8.13%.....................................          --    1,439,414
Notes payable to related party--due on demand including
 interest of 8.5%......................................          --      220,000
                                                         ----------- -----------
                                                         $30,841,647 $36,548,720
                                                         =========== ===========

  Substantially all rental equipment collateralize the above notes.

  All debt was paid off in June 1998 in connection with the acquisition discussed in Note 10.

6. INCOME TAXES

  The provision (benefit) for income taxes consists of the following:

                                                YEAR ENDED  NINE MONTHS ENDED
                                                 JULY 31,       APRIL 30,
                                                   1997      1997      1998
                                                ---------- -------- -----------
                                                               (UNAUDITED)
     Current:
       Federal.................................  $229,197  $222,530 $  (660,000)
       State...................................        10        10
                                                 --------  -------- -----------
                                                  229,207   222,540    (660,000)
     Deferred:
       Federal.................................    34,832    34,612    (493,200)
       State...................................    53,014    51,918     (34,800)
                                                 --------  -------- -----------
                                                   87,846    86,530    (528,000)
                                                 --------  -------- -----------
                                                 $317,053  $309,070 $(1,188,000)
                                                 ========  ======== ===========

                            POWER RENTAL CO., INC.

                                 JULY 31, 1997
         (THE INFORMATION AS OF APRIL 30, 1998 AND FOR THE NINE MONTHS
                  ENDED APRIL 30, 1997 AND 1998 IS UNAUDITED)
  Significant components of the Company's deferred tax liability at July 31, 1997 and April 30, 1998 are as follows:

                                                        JULY 31,    APRIL 30,
                                                          1997        1998
                                                       ----------  -----------
                                                                   (UNAUDITED)
     Net operating loss carryforward.................. $ (469,000) $(1,125,000)
     Cumulative tax depreciation in excess of book....  3,390,231    3,518,231
                                                       ----------  -----------
     Deferred tax liability, net...................... $2,921,231  $ 2,393,231
                                                       ==========  ===========

  At July 31, 1998, the Company has net operating loss carryforwards of $1,142,326 for income tax purposes that expire in 2012.

7. RELATED PARTY TRANSACTIONS

  During the year ended July 31, 1997 and the nine months ended April 30, 1997 and 1998, the Company paid $628,533, $515,765 and $497,049 for advertising expenses to a partnership controlled by the Company's president and principal stockholder.

  The accompanying financial statements at July 30, 1997 and April 30, 1998, reflect amounts receivable of $509,473 and $659,174, respectively, from the president of the Company. These advances are made within the framework of a special drawing and loan account which bears interest at 8%.

  In addition, the Company is owed amounts from relatives of and related entities controlled by the president of the Company totaling $103,244 and $454,406 at July 31, 1997 and April 30, 1998, respectively. These advances are non-interest bearing.

  The Company conducts its operations primarily from various separate facilities under noncancellable lease agreements. Three of these facilities are owned either by the Company's president and principal stockholder or related entities controlled by the president of the Company. Another facility is leased to a limited partnership in which the general partner is the Company's president and principal stockholder. These leases expire at various dates through the year 2001. All of these agreements require the payment by the Company of property taxes, maintenance and insurance. Total rent expense paid to related parties and charged to current operations totaled $630,000, $480,100 and $628,500 for the year ended July 31, 1997 and nine months ended April 30, 1997 and 1998, respectively.

  In connection with the acquisition discussed in Note 10, the lease terms with related parties have been renegotiated.

  The remaining lease agreements are with unrelated third parties. These leases expire at various dates through the year 2006. Most of these agreements contain certain renewal options and provide for first right of refusal toward purchase. These agreements generally require the Company to pay all utilities, insurance, taxes and maintenance. Total rent expense charged to operations on unrelated third party leases for the year ended July 31, 1997 and nine months ended April 30, 1997 and 1998 were $786,928, $526,118 and $589,620, respectively.

                            POWER RENTAL CO., INC.

                                 JULY 31, 1997
         (THE INFORMATION AS OF APRIL 30, 1998 AND FOR THE NINE MONTHS
                  ENDED APRIL 30, 1997 AND 1998 IS UNAUDITED)

  Some leases include scheduled base rent increases over the term of the leases. The total amount of the base rent payments is being charged to expense on a straight-line method over the terms of the leases. The Company recorded a liability for deferred rent to reflect the excess of rent expense over cash payments which is included in the accompanying balance sheets.

The future minimum lease commitments under all unrelated third party operating leases that have noncancellable lease terms in excess of one year are as follows:

              Fiscal 1998.............. $  868,660
                 1999..................    667,360
                 2000..................    586,600
                 2001..................    449,440
                 2002..................    317,940
                 Thereafter............    399,030
                                        ----------
                                        $3,289,030
                                        ==========

  At July 31, 1997 and April 30, 1998 the Company was contingently liable as a guarantor on bank loans in the amount of $1,662,098 and $1,544,070, respectively, owed to the bank by its president and principal stockholder. These bank loans are also secured by substantial personal and real property assets of such stockholder.

8. SUPPLEMENTAL CASH FLOW INFORMATION

  For the year ended July 31, 1997 and the nine months ended April 30, 1997 and 1998, total interest paid was $2,019,792, $1,398,861 and $1,887,730, respectively.

  For the year ended July 31, 1997 and the nine months ended April 30, 1997 and 1998, total taxes paid was $899,655, $899,655 and $0, respectively.

  For the year ended July 31, 1997 and the nine months ended April 30, 1997 and 1998, the Company purchased $17,555,968, $12,365,796 and $13,971,123, respectively, of equipment which was financed.

9. EMPLOYEE BENEFIT PLAN

  The Company has a defined contribution 401(k) pension plan which covers substantially all employees. The Company makes discretionary contributions. Company contributions to the plan were $300,000, $300,000 and $0 for the year ended July 31, 1997 and for the nine months ended April 30, 1997 and 1998, respectively.

10. SUBSEQUENT EVENT

  On June 8, 1998, under the terms of the stock purchase agreement, United purchased all of the issued and outstanding capital stock of the Company.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors BNR Group of Companies

  We have audited the combined balance sheets of BNR Group of Companies as at March 31, 1996 and 1997 and the combined statements of earnings, stockholders' equity and cash flows for the years then ended. These combined financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

  In our opinion, these combined financial statements present fairly, in all material respects, the combined financial position of BNR Group of Companies as at March 31, 1996 and 1997 and the results of their operations and their cash flows for the years then ended in accordance with generally accepted accounting principles in Canada.

  Generally accepted accounting principles in Canada vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations for the years ended March 31, 1996 and 1997 and stockholders' equity as at March 31, 1996 and March 31, 1997 to the extent summarized in note 14 to the combined financial statements.

                                          /s/ KPMG
Chartered Accountants

Waterloo, Canada
February 3, 1998

                             BNR GROUP OF COMPANIES

                            COMBINED BALANCE SHEETS
                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)

                                            MARCH 31,   MARCH 31,  DECEMBER 31,
                                              1996        1997         1997
                                            ---------  ----------- ------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash.................................... $    45,817 $    62,471 $    36,157
  Trade accounts receivable (note 2)......   3,807,908   4,692,084   7,281,959
  Inventories.............................   1,744,367   1,897,021   2,276,311
  Income taxes recoverable................         --       81,808         --
  Prepaid expenses........................     116,844     128,343      85,937
                                           ----------- ----------- -----------
                                             5,714,936   6,861,727   9,680,364
Rental equipment (note 3).................   8,668,609  10,593,547  13,211,100
Fixed assets (note 4).....................     731,864     716,381   1,054,482
                                           ----------- ----------- -----------
                                           $15,115,409 $18,171,655 $23,945,946
                                           =========== =========== ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank indebtedness (note 5).............. $   120,373 $   469,860 $ 1,469,042
  Short-term borrowings (note 5)..........   1,428,176   1,407,830   1,752,252
  Accounts payable........................   1,950,163   1,957,643   2,081,720
  Accrued liabilities.....................     946,688     686,351     433,945
  Income taxes payable....................      67,618         --      475,417
  Current portion of long-term debt (note
   6).....................................   1,618,749   2,390,758   3,233,715
                                           ----------- ----------- -----------
                                             6,131,767   6,912,442   9,446,091
Long-term debt (note 6)...................   2,250,744   3,467,720   4,369,061
Redeemable shares (note 7)................   4,534,975   4,424,975   4,424,975
Deferred income taxes.....................     681,518     975,570   1,385,392
Stockholders' equity:
  Share capital (note 8)..................      83,319      83,319      83,319
  Retained earnings.......................   1,433,086   2,307,629   4,237,108
                                           ----------- ----------- -----------
                                             1,516,405   2,390,948   4,320,427
                                           ----------- ----------- -----------
                                           $15,115,409 $18,171,655 $23,945,946
                                           =========== =========== ===========


            See accompanying notes to combined financial statements.

                             BNR GROUP OF COMPANIES

                        COMBINED STATEMENTS OF EARNINGS
                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)

                                                       NINE MONTHS  NINE MONTHS
                               YEAR ENDED  YEAR ENDED     ENDED        ENDED
                                MARCH 31,   MARCH 31,  DECEMBER 31, DECEMBER 31,
                                  1996        1997         1996         1997
                               ----------  ----------  ------------ ------------
                                                       (UNAUDITED)  (UNAUDITED)
Revenues:
  Rental revenue.............  $ 9,286,562 $10,873,631 $ 9,333,864  $11,481,757
  Sales of equipment, parts
   and supplies..............   12,276,498  15,829,146  12,292,494   15,836,495
  Other......................      847,000     788,306     682,980      757,443
                               ----------- ----------- -----------  -----------
                                22,410,060  27,491,083  22,309,338   28,075,695
Cost of revenues:
  Cost of equipment rentals,
   excluding equipment rental
   depreciation..............    4,352,621   5,277,966   4,103,508    5,282,162
  Depreciation on rental
   equipment.................    1,609,690   1,936,254   1,451,671    1,715,542
  Cost of sales, equipment,
   parts and supplies........    8,883,214  11,818,715   9,303,777   11,832,825
                               ----------- ----------- -----------  -----------
                                14,845,525  19,032,935  14,858,956   18,830,529
                               ----------- ----------- -----------  -----------
Gross profit.................    7,564,535   8,458,148   7,450,382    9,245,166
Selling, general and adminis-
 tration.....................    5,728,380   6,386,710   4,528,911    5,623,444
Non-rental depreciation......       71,748      78,354      56,903      123,246
                               ----------- ----------- -----------  -----------
Operating earnings...........    1,764,407   1,993,084   2,864,568    3,498,476
Interest expense.............      565,106     691,559     514,503      517,347
                               ----------- ----------- -----------  -----------
Earnings before income tax-
 es..........................    1,199,301   1,301,525   2,350,065    2,981,129
Income taxes (note 9):
  Current....................      245,436     132,930     480,220      637,328
  Deferred...................      118,677     294,052     288,251      409,822
                               ----------- ----------- -----------  -----------
                                   364,113     426,982     768,471    1,047,150
                               ----------- ----------- -----------  -----------
Net earnings.................  $   835,188 $   874,543 $ 1,581,594  $ 1,933,979
                               =========== =========== ===========  ===========


            See accompanying notes to combined financial statements.

                             BNR GROUP OF COMPANIES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)

                                                 SHARE   RETAINED
                                                CAPITAL  EARNINGS     TOTAL
                                                ------- ----------  ----------
Balances, at March 31, 1995.................... $83,319 $  597,898  $  681,217
Net earnings...................................     --     835,188     835,188
                                                ------- ----------  ----------
Balances, at March 31, 1996....................  83,319  1,433,086   1,516,405
Net earnings...................................     --     874,543     874,543
                                                ------- ----------  ----------
Balances, at March 31, 1997....................  83,319  2,307,629   2,390,948
Net earnings (unaudited).......................     --   1,933,979   1,933,979
Dividends (unaudited)..........................     --      (4,500)     (4,500)
                                                ------- ----------  ----------
Balances, at December 31, 1997 (unaudited)..... $83,319 $4,237,108  $4,320,427
                                                ======= ==========  ==========




            See accompanying notes to combined financial statements.

                             BNR GROUP OF COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS
                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)

                                                       NINE MONTHS   NINE MONTHS
                             YEAR ENDED   YEAR ENDED      ENDED         ENDED
                              MARCH 31,    MARCH 31,   DECEMBER 31,  DECEMBER 31,
                                1996         1997          1996          1997
                             ----------   ----------   ------------  ------------
                                                       (UNAUDITED)   (UNAUDITED)
Cash flows from operating
 activities:
Net earnings...............  $   835,188  $   874,543  $ 1,581,594   $ 1,933,979
Items not involving cash:
  Depreciation and amorti-
   zation..................    1,681,438    2,014,608    1,508,574     1,838,788
  Gain on disposal of
   rental equipment........     (639,271)    (839,394)    (725,213)     (764,999)
  Gain on disposal of fixed
   assets..................      (44,016)         --           --            --
  Deferred income taxes....      118,677      294,052      288,251       409,822
Change in operating assets:
  Accounts receivable......     (894,464)    (884,176)  (2,814,394)   (2,589,875)
  Inventories..............     (613,126)    (152,654)    (186,602)     (379,290)
  Prepaid expenses.........      (63,687)     (11,499)       3,516        42,406
  Accounts payable.........      408,768        7,480     (209,735)      124,077
  Accrued liabilities......      387,747     (260,337)    (600,645)     (252,406)
  Income taxes.............        9,712     (149,426)     338,842       557,225
                             -----------  -----------  -----------   -----------
                               1,186,966      893,197     (815,812)      919,727
Cash flows from investing
 activities:
  Purchase of rental equip-
   ment....................   (5,523,247)  (7,355,356)  (6,419,981)   (7,976,473)
  Proceeds on disposal of
   rental equipment........    2,900,664    4,333,558    3,489,908     4,408,377
  Purchase of fixed as-
   sets....................      (91,794)     (62,871)     (50,489)     (461,347)
  Proceeds on disposal of
   fixed assets............       52,648          --           --            --
                             -----------  -----------  -----------   -----------
                              (2,661,729)  (3,084,669)  (2,980,562)   (4,029,443)
Cash flows from financing
 activities:
  Net advance (repayment)
   of bank indebtedness....       23,618      349,487    1,256,010       344,422
  Net borrowings
   (repayment) on short-
   term borrowings.........      188,093      (20,346)     338,414       999,182
  Borrowings on long-term
   debt....................    2,172,871    2,894,173    3,066,515     2,998,826
  Payments on long-term
   debt....................     (673,795)    (905,188)    (783,925)   (1,254,528)
  Repayment of shareholder
   loans...................      (41,180)         --           --            --
  Issuance of share capi-
   tal.....................       69,520          --           --            --
  Dividends................          --           --           --         (4,500)
  Redemption of Class B
   special shares..........     (229,725)    (110,000)    (110,000)          --
                             -----------  -----------  -----------   -----------
                               1,509,402    2,208,126    3,767,014     3,083,402
                             -----------  -----------  -----------   -----------
Increase (decrease) in
 cash......................       34,639       16,654      (29,360)      (26,314)
Cash, beginning of period..       11,178       45,817       45,817        62,471
                             -----------  -----------  -----------   -----------
Cash, end of period........  $    45,817  $    62,471  $    16,457   $    36,157
                             ===========  ===========  ===========   ===========
Supplemental Schedule of
 Cash Flow Information:
  Cash paid during the pe-
   riod for interest.......  $   565,106  $   691,559  $   514,503   $   517,347
  Cash paid during the
   period for income
   taxes...................      231,521      332,816      183,030       143,383
                             ===========  ===========  ===========   ===========

            See accompanying notes to combined financial statements.

                            BNR GROUP OF COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)

                            MARCH 31, 1996 AND 1997
(The information as at December 31, 1997 and for the nine months ended December 31, 1996 and 1997 is unaudited)

1. SIGNIFICANT ACCOUNTING POLICIES:

 (a)  Basis of presentation:

  The accompanying combined financial statements are presented in accordance with accounting principles generally accepted in Canada (Canadian GAAP).

  The combined financial statements include the accounts of BNR Equipment Limited (BNR Kitchener), 754643 Ontario Limited (BNR Ottawa), 650310 Ontario Limited (BNR Barrie), 766903 Ontario Inc. (BNR Owen Sound) and BNR Equipment, Inc. (BNR Amherst).

  As more fully described in note 15, on January 22, 1998, all of the aforementioned companies were acquired by United Rentals, Inc. in a single common transaction and, accordingly, these financial statements have been prepared on a combined basis.

  Each of the companies rents and sells industrial supplies and power equipment. All significant intercompany accounts and transactions have been eliminated on combination.

  These financial statements are prepared on the basis of their predecessor historical costs and do not include any adjustments that may result on the acquisition of the BNR Group of Companies by United Rentals, Inc. as more fully described in note 15.

 (b) Interim financial statements:

  The accompanying combined balance sheets and statements of stockholders' equity at December 31, 1997 and the combined statements of earnings, stockholders' equity and cash flows for the nine month periods ended December 31, 1996 and 1997 are unaudited and have been prepared on a basis that is consistent with the audited combined financial statements included herein. In the opinion of management, such unaudited combined financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full year.

 (c) Revenue recognition:

  Revenue related to the sale of industrial supplies and power equipment is recognized at the point of sale. Revenue related to the rental of industrial power equipment is recognized ratably over the contract term. The companies generally rent equipment under short-term agreements of one month or less.

 (d) Inventories:

  Inventories consisting primarily of power tools, industrial supplies and power equipment are valued at the lower of cost (first-in, first-out basis) and net realizable value.

 (e) Foreign currency translation:

  Monetary assets and liabilities of the companies, which are denominated in foreign currencies, are translated into Canadian dollars at exchange rates prevailing at the balance sheet date. Exchange gains and losses resulting from the translation of these amounts are reflected in the combined statement of earnings in the period in which they occur.

                            BNR GROUP OF COMPANIES

                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)


 (f) Rental equipment, fixed assets and depreciation:

  Rental equipment and fixed assets are stated at acquisition cost. Depreciation is provided using the following methods and annual rates:

       ASSET                                                    BASIS       RATE
       -----                                                    -----       ----
   Rental equipment...................................... Declining balance  15%
   Buildings............................................. Declining balance   5%
   Office and shop equipment............................. Declining balance  20%
   Signs................................................. Declining balance  20%
   Vehicles.............................................. Declining balance  20%
   Parking lot........................................... Declining balance   8%
   Leasehold improvements................................     Straight-line  20%

 (g) Deferred income taxes:

  The companies account for income taxes on the deferred tax allocation method. Under this method, timing differences between reported and taxable income result in provisions for taxes not currently payable. Such timing differences arise principally as a result of claiming depreciation and other amounts for tax purposes at amounts differing from those charged to income.

 (h) Use of estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. TRADE ACCOUNTS RECEIVABLE:

  Trade accounts receivable are net of allowances for doubtful accounts of $nil at March 31, 1996, $68,966 at March 31, 1997 and $215,591 at December 31,
1997.

3. RENTAL EQUIPMENT:

                                             MARCH 31,   MARCH 31,  DECEMBER 31,
                                               1996        1997         1997
                                            ----------- ----------- ------------
                                                                    (UNAUDITED)
   Rental equipment........................ $18,335,170 $22,133,208 $26,466,262
   Less accumulated depreciation...........   9,666,561  11,539,661  13,255,162
                                            ----------- ----------- -----------
                                            $ 8,668,609 $10,593,547 $13,211,100
                                            =========== =========== ===========

                            BNR GROUP OF COMPANIES

                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)

4. FIXED ASSETS:

                                            MARCH 31,  MARCH 31,  DECEMBER 31,
                                               1996       1997        1997
                                            ---------- ---------- ------------
                                                                  (UNAUDITED)
   Land.................................... $  201,600 $  201,600  $  201,600
   Buildings...............................    617,977    617,977     623,066
   Office and shop equipment...............    319,208    337,252     363,774
   Signs...................................     17,426     19,163      23,884
   Vehicles................................     53,020     53,020     388,361
   Parking lot.............................        --       7,560      26,448
   Leasehold improvements..................    145,646    181,176     251,962
                                            ---------- ----------  ----------
                                             1,354,877  1,417,748   1,879,095
   Less accumulated depreciation and amor-
    tization...............................    623,013    701,367     824,613
                                            ---------- ----------  ----------
                                            $  731,864 $  716,381  $1,054,482
                                            ========== ==========  ==========

5. BANK INDEBTEDNESS AND SHORT-TERM BORROWINGS:

  Bank indebtedness and short-term borrowings bear interest rates between prime plus .50% to prime plus .75% and are secured by a general assignment of book debts, security agreement over all inventories, first collateral mortgages and demand debenture over land and buildings, a fixed charge and a chattel mortgage over certain equipment and an assignment of fire insurance over buildings and equipment.

6. LONG-TERM DEBT:

                                            MARCH 31,  MARCH 31,  DECEMBER 31,
                                               1996       1997        1997
                                            ---------- ---------- ------------
                                                                  (UNAUDITED)
   Bank loans, various term loans with
    combined monthly payments of $123,078
    (as at December 31, 1997) including
    interest ranging from prime plus 1% to
    prime plus 1.75% due from 1998 through
    2001. Collateralized by certain
    equipment and fixed assets............  $1,662,704 $2,406,572 $2,021,641
   Lien notes, various notes with combined
    monthly payments of $300,956 (as at
    December 31, 1997) including interest
    ranging from prime plus 1.25% to prime
    plus 2%, due from 1998 through 2001.
    Collateralized by specific equipment
    ......................................   2,136,540  3,288,692   5,062,094
   Other notes, various notes with
    combined monthly payments of $26,106
    (as at December 31, 1997) including
    interest ranging from 2.9% to 10%, due
    from 1998 through 2000. Collateralized
    by specific equipment and vehicles....      70,249    163,214     519,041
                                            ---------- ----------  ----------
                                             3,869,493  5,858,478   7,602,776
   Current portion of long-term debt......   1,618,749  2,390,758   3,233,715
                                            ---------- ----------  ----------
                                            $2,250,744 $3,467,720  $4,369,061
                                            ========== ==========  ==========

                             BNR GROUP OF COMPANIES

                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)


6. LONG-TERM DEBT (CONTINUED):

  Annual principal payments over each of the next four years are as follows:

                               MARCH 31,  DECEMBER 31,
                                 1997         1997
                              ----------- ------------
                                          (UNAUDITED)
             1998............ $ 2,390,758 $ 3,233,715
             1999............   1,878,097   2,696,223
             2000............   1,280,955   1,448,045
             2001............     308,668     224,793
                              ----------- -----------
                              $ 5,858,478 $ 7,602,776
                              =========== ===========

7. REDEEMABLE SHARES:

                           MARCH 31,         MARCH 31,       DECEMBER 31,
                             1996              1997              1997
                       ----------------- ----------------- ----------------- -------
                                                              (UNAUDITED)
                          #        $        #        $        #        $
                       ------- --------- ------- --------- ------- ---------
BNR EQUIPMENT LIMITED (BNR
 KITCHENER)
Authorized:
 Unlimited number of
  Class A special
  shares, non-voting,
  redeemable
 Unlimited number of
  Class B special
  shares, non-voting,
  redeemable
Issued:
 Class B special
  shares.............. 875,975   875,975 765,975   765,975 765,975   765,975
754643 ONTARIO LIMITED (BNR
 OTTAWA)
Authorized:
 Unlimited number of
  special shares, non-
  voting, redeemable
Issued:
 Special shares....... 159,000   159,000 159,000   159,000 159,000   159,000
650310 ONTARIO LIMITED (BNR
 BARRIE)
Authorized:
 Unlimited number of
  Class C special
  shares, non-voting,
  redeemable
  Unlimited number of
  Class D special
  shares, non-voting,
  redeemable
Issued:
 Class C special
  shares..............   1,000 2,315,000   1,000 2,315,000   1,000 2,315,000
 Class D special
  shares.............. 185,000   185,000 185,000   185,000 185,000   185,000
766903 ONTARIO INC. (BNR OWEN
 SOUND)
 Authorized:
 Unlimited number of
  Class C special
  shares, non-voting,
  redeemable
Issued:
 Class C special
  shares..............   1,000 1,000,000   1,000 1,000,000   1,000 1,000,000
                               ---------         ---------         ---------
                               4,534,975         4,424,975         4,424,975
                               =========         =========         =========

                            BNR GROUP OF COMPANIES

                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)

7. REDEEMABLE SHARES (CONTINUED)

  (a) Certain of the BNR Group of Companies have issued special shares, Class B special shares and Class D special shares which are redeemable at the holders option at $1 per share. Under Canadian generally accepted accounting principles, these shares are presented as liabilities in the combined financial statements at their redemption amounts.

  (b) Certain of the BNR Group of Companies have issued Class C special shares which are redeemable at the holders option at a fixed amount which is in excess of their stated capital amounts. Under Canadian generally accepted accounting principles, these Class C special shares are presented as liabilities in the combined financial statements at their redemption amounts. The excess of their redemption amounts over their paid-up capital amounts of $3,314,990 has been charged to retained earnings.

  (c) The special shares, Class B special shares, Class C special shares and Class D special shares have no fixed redemption date and are redeemable at the option of the holder. Dividends on these shares are discretionary. In the event of liquidation, dissolution, or wind up of the companies, holders of these shares are entitled to receive, in priority to all other classes, an amount equal to the redemption amount plus any declared and unpaid dividends.

  (d) Between May 8, 1995 and January 18, 1996, BNR Equipment Limited (BNR Kitchener) redeemed 229,725 Class B special shares for $229,725.

  Between April 18, 1996 and July 15, 1996, BNR Equipment Limited (BNR Kitchener) redeemed 110,000 Class B special shares for $110,000.

                             BNR GROUP OF COMPANIES

                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)

8. SHARE CAPITAL:

                                   MARCH 31,    MARCH 31,   DECEMBER 31,
                                      1996         1997         1997
                                  ------------ ------------ ------------ -------
                                                            (UNAUDITED)
                                    #     $      #     $      #     $
                                  ----- ------ ----- ------ ----- ------
BNR EQUIPMENT LIMITED (BNR
 KITCHENER)
Authorized:
  Unlimited number of common
   shares
Issued:
  Common shares.................  6,000 13,693 6,000 13,693 6,000 13,693
754643 ONTARIO LIMITED (BNR OT-
 TAWA)
Authorized:
  Unlimited number of common
   shares
Issued:
  Common shares.................    100    100   100    100   100    100
650310 ONTARIO LIMITED (BNR
 BARRIE)
Authorized:
  Unlimited number of Class A
   common shares................
  Unlimited number of Class B
   convertible common shares....
Issued:
  Class B convertible common
   shares.......................    600      1   600      1   600      1
766903 ONTARIO INC. (BNR OWEN
 SOUND)
Authorized:
  Unlimited number of Class A
   common shares................
  Unlimited number of Class B
   convertible common shares....
Issued:
  Class B convertible common
   shares.......................  1,000      5 1,000      5 1,000      5
BNR EQUIPMENT INC. (BNR AMHERST)
Authorized:
  Unlimited number of common
   shares
Issued:
  Common shares.................    100 69,520   100 69,520   100 69,520
                                        ------       ------       ------
                                        83,319       83,319       83,319
                                        ======       ======       ======

  The Class B convertible common shares are convertible into an equivalent number of Class A common shares for no additional consideration.

                            BNR GROUP OF COMPANIES

                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)


9. INCOME TAXES:

  The effective income tax rate differs from the statutory rate that would be obtained by applying the combined basic federal, state and provincial tax rate to earnings before income taxes. These differences result from the following items:

                                MARCH 31, MARCH 31, DECEMBER 31, DECEMBER 31,
                                  1996      1997        1996         1997
                                --------- --------- ------------ ------------
                                                    (UNAUDITED)  (UNAUDITED)
   Combined basic federal,
    state and provincial tax
    rate.......................    44.6%    44.6%       44.6%        44.6%
   Increase (decrease) in in-
    come tax rate resulting
    from:
   Tax reductions to certain
    private companies..........   (12.0)    (9.9)      (11.3)       (10.0)
   Other permanent differ-
    ences......................    (2.2)    (1.9)        (.6)          .5
                                  -----     ----       -----        -----
   Effective income tax rate...    30.4%    32.8%       32.7%        35.1%
                                  =====     ====       =====        =====

10. COMMITMENTS:

  The companies are committed to payments under operating leases for equipment, vehicles and buildings. Annual payments over each of the next five years are as follows:

                               MARCH 31,  DECEMBER 31,
                                  1997        1997
                               ---------- ------------
                                          (UNAUDITED)
             1998............  $  789,000  $  620,000
             1999............     446,000     522,000
             2000............     275,000     361,000
             2001............     122,000     238,000
             2002............      54,000     148,000
                               ----------  ----------
                               $1,686,000  $1,889,000
                               ==========  ==========

11. FINANCIAL INSTRUMENTS:

  The carrying value of the companies' trade accounts receivable, bank indebtedness, accounts payable, accrued liabilities, short-term borrowings and redeemable shares approximate their fair values due to their demand nature or relatively short periods to maturity.

  The fair value of the companies' long-term debt have been determined to be equal to their carrying values, as the current financing arrangements represent the borrowing rate presently available to the companies for loans with similar terms and maturities.

                            BNR GROUP OF COMPANIES

                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)


12. RELATED PARTY TRANSACTIONS:

  (a) The companies rent certain premises from officers and stockholders of the companies.

  The following are the amounts that have been expensed in each of the periods:

             March 31, 1997.................. $202,081
             December 31, 1997 (unaudited)...  164,498

  (b) Included in note 10 are operating lease commitments with a company controlled by certain stockholders:

  The following are the amounts that have been expensed in each of the periods:

             March 31, 1997................... $57,523
             December 31, 1997 (unaudited)....  57,391

13. NATURE OF OPERATIONS AND SEGMENT INFORMATION:

  The companies only significant activity is the rental and sale of industrial supplies and power equipment. Geographically segmented information is as follows:

                                    CANADA             UNITED STATES                TOTAL
                                   MARCH 31,             MARCH 31,                MARCH 31,
                            ----------------------- ---------------------  -----------------------
          YEAR ENDED           1996        1997       1996        1997        1996        1997
   ------------------------ ----------- ----------- ---------  ----------  ----------- -----------
   Revenues................ $21,812,899 $24,746,282 $ 597,161  $2,744,801  $22,410,060 $27,491,083
   Operating earnings
    (loss).................   1,922,641   1,996,754  (158,234)     (3,670)   1,764,407   1,993,084
   Identifiable net
    assets.................   1,307,530   1,821,554   208,875     569,394    1,516,405   2,390,948

                                            CANADA    UNITED STATES    TOTAL
                                         DECEMBER 31, DECEMBER 31,  DECEMBER 31,
                                         ------------ ------------- ------------
             NINE MONTHS ENDED               1997         1997          1997
   ------------------------------------- ------------ ------------- ------------
                                         (UNAUDITED)   (UNAUDITED)  (UNAUDITED)
   Revenues............................. $24,447,526   $3,628,169   $28,075,695
   Operating earnings...................   3,137,274      361,202     3,498,476
   Identifiable net assets..............   3,251,422    1,069,005     4,320,427

14. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

  The companies follow Canadian generally accepted accounting principles which are different in some respects from those applicable in the United States.

  (a) Since redemption of the shares described in note 7 is outside the control of the companies, the shares are classified as liabilities under Canadian GAAP. For U.S. GAAP purposes, such redeemable shares can be classified outside stockholders' equity and below liabilities. This classification difference has no impact on net income or stockholders' equity for U.S. GAAP purposes.

  (b) The income tax provision is based on the deferral method and adjustments are generally not made for changes in income tax rates. Under U.S. GAAP, deferred tax liabilities are measured using the enacted tax rate expected to apply to taxable income in the periods in which the deferred tax liability is expected to be settled.

                            BNR GROUP OF COMPANIES

                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)


14. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):

  The deferred income tax liability under U.S. GAAP as compared to Canadian GAAP consists of the following temporary differences:

                                                 YEAR       YEAR    NINE MONTHS
                                                ENDED      ENDED       ENDED
                                              MARCH 31,  MARCH 31,  DECEMBER 31,
                                                 1996       1997        1997
                                              ---------- ---------- ------------
                                                                    (UNAUDITED)
   Rental Equipment and Fixed Assets--
   Tax depreciation in excess of book depre-
    ciation--
    For U.S. GAAP...........................  $1,257,257 $1,518,790  $1,833,228
    For Canadian GAAP.......................     681,518    975,570   1,385,392

  (c) The following table presents a reconciliation of net earnings from Canadian GAAP to U.S. GAAP:

                                  YEAR       YEAR    NINE MONTHS  NINE MONTHS
                                  ENDED      ENDED      ENDED        ENDED
                                MARCH 31,  MARCH 31, DECEMBER 31, DECEMBER 31,
                                  1996       1997        1996         1997
                                ---------  --------- ------------ ------------
                                                     (UNAUDITED)  (UNAUDITED)
   Net earnings under Canadian
    GAAP....................... $835,188   $874,543   $1,581,594   $1,933,979
   Income tax adjustment under
    the asset and liability
    method.....................  (66,853)    32,519       56,922       95,384
                                --------   --------   ----------   ----------
   Net earnings under U.S.
    GAAP....................... $768,335   $907,062   $1,638,516   $2,029,363
                                ========   ========   ==========   ==========

  (d) The following table presents stockholders' equity under U.S. GAAP:

                                              YEAR        YEAR     NINE MONTHS
                                             ENDED       ENDED        ENDED
                                           MARCH 31,   MARCH 31,   DECEMBER 31,
                                              1996        1997         1997
                                           ----------  ----------  ------------
                                                                   (UNAUDITED)
   Stockholders' equity under Canadian
    GAAP.................................  $1,516,405  $2,390,948   $4,320,427
   Income tax adjustment under the asset
    and liability method.................    (575,739)   (543,220)    (447,836)
   Stockholders' equity under U.S. GAAP..     940,666   1,847,728    3,872,591

15. SUBSEQUENT EVENT:

  On January 22, 1998, all of the outstanding capital stock was acquired by United Rentals, Inc. All of the shares described in note 7 and all of the shares described in note 8, except for the shares of the U.S. company BNR Equipment, Inc. (BNR Amherst) were cancelled and these Canadian companies of the BNR Group of Companies amalgamated with United Rentals of Canada, Inc. on January 30, 1998. Subsequent to December 31, 1997 and prior to the acquisition by United Rentals, Inc., land and buildings with a carrying value of approximately $500,000 were acquired by certain of the BNR Group of Companies' stockholders for cash of $665,000 which was used by the companies to repay the companies' debt. At the same time, the companies entered into operating lease agreements with the stockholders with respect to these land and buildings.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Adco Equipment, Inc.

  We have audited the combined balance sheet of Adco Equipment, Inc. (see Note
1) (the "Companies") as of December 31, 1997 and the related combined statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Adco Equipment, Inc. at December 31, 1997, and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
July 17, 1998

                              ADCO EQUIPMENT, INC.

                            COMBINED BALANCE SHEETS

                                                         DECEMBER
                                                            31,      JUNE 30,
                        ASSETS                             1997        1998
                        ------                          ----------- -----------
                                                                    (UNAUDITED)
Cash................................................... $ 1,634,205 $ 2,890,453
Accounts receivable, net of allowance for doubtful ac-
 counts of $322,000 at 1997 and 1998...................   2,350,314   3,679,084
Inventory..............................................   1,263,667   1,372,957
Rental equipment, net..................................   8,227,480   8,597,740
Property and equipment, net............................     891,894     821,862
Prepaid expenses and other assets......................      60,172      61,127
                                                        ----------- -----------
    Total assets....................................... $14,427,732 $17,423,223
                                                        =========== ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
Liabilities:
  Accounts payable, accrued expenses and other
   liabilities......................................... $   849,960 $   725,516
  Debt.................................................   2,526,175   3,124,603
  Stockholder loan.....................................     200,000     200,000
                                                        ----------- -----------
    Total liabilities..................................   3,576,135   4,050,119
Commitments and contingencies
Stockholders' equity:
  Common stock, Adco Equipment, Inc., no par value,
   7,500 shares authorized, 100 issued and outstanding;
   Adco Equipment Supply, Inc., no par value, 7,500
   shares authorized, 1,000 issued and outstanding.....      20,000      20,000
  Retained earnings....................................  10,831,597  13,353,104
                                                        ----------- -----------
    Total stockholders' equity.........................  10,851,597  13,373,104
                                                        ----------- -----------
    Total liabilities and stockholders' equity......... $14,427,732 $17,423,223
                                                        =========== ===========


                            See accompanying notes.

                              ADCO EQUIPMENT, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                       SIX MONTHS ENDED JUNE
                                         YEAR ENDED             30,
                                          DECEMBER    ------------------------
                                          31, 1997       1997         1998
                                         -----------  -----------  -----------
                                                            (UNAUDITED)
Revenues:
  Equipment rentals..................... $16,313,470  $ 8,461,446  $ 9,298,812
  Sales of parts, supplies and new
   equipment............................   6,968,972    3,619,348    4,012,727
                                         -----------  -----------  -----------
Total revenues..........................  23,282,442   12,080,794   13,311,539
Cost of revenues:
  Cost of equipment rentals, excluding
   equipment rental depreciation........   6,191,738    2,689,474    2,906,348
  Depreciation, equipment rentals.......   2,465,331    1,232,666    1,393,939
  Cost of parts, supplies and new equip-
   ment sales...........................   5,932,862    3,111,352    3,467,749
                                         -----------  -----------  -----------
Total cost of revenues..................  14,589,931    7,033,492    7,768,036
                                         -----------  -----------  -----------
Gross profit............................   8,692,511    5,047,302    5,543,503
Selling, general and administrative ex-
 penses.................................   6,374,453    3,063,353    2,991,891
Non-rental depreciation.................     249,572      124,786      143,020
                                         -----------  -----------  -----------
Operating income........................   2,068,486    1,859,163    2,408,592
Interest expense........................     267,639      143,470      141,892
Other (income), net.....................    (226,501)    (116,398)    (254,807)
                                         -----------  -----------  -----------
    Net income.......................... $ 2,027,348  $ 1,832,091  $ 2,521,507
                                         ===========  ===========  ===========


                            See accompanying notes.

                              ADCO EQUIPMENT, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                      COMMON STOCK
                                                     --------------  RETAINED
                                                     SHARES AMOUNT   EARNINGS
                                                     ------ ------- -----------
Balance at January 1, 1997.......................... 1,100  $20,000 $ 8,804,249
Net income..........................................                  2,027,348
                                                     -----  ------- -----------
Balance at December 31, 1997........................ 1,100   20,000  10,831,597
Net income (unaudited)..............................                  2,521,507
                                                     -----  ------- -----------
Balance at June 30, 1998 (unaudited)................ 1,100  $20,000 $13,353,104
                                                     =====  ======= ===========





                            See accompanying notes.

                              ADCO EQUIPMENT, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                       SIX MONTHS ENDED JUNE
                                         YEAR ENDED             30,
                                        DECEMBER 31,  ------------------------
                                            1997         1997         1998
                                        ------------  -----------  -----------
                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income............................  $ 2,027,348   $ 1,832,091  $ 2,521,507
Adjustments to reconcile net income to
 net cash provided by operating activ-
 ities:
  Depreciation........................    2,714,903     1,357,452    1,536,959
  Changes in assets and liabilities:
    Accounts receivable, net..........       22,910      (906,199)  (1,328,770)
    Inventory.........................      500,839       229,882     (109,290)
    Prepaid expenses and other
     assets...........................       (5,733)      (25,819)        (955)
    Accounts payable, accrued expenses
     and other liabilities............     (272,050)     (578,559)    (124,444)
                                        -----------   -----------  -----------
      Total adjustments...............    2,960,869        76,757      (26,500)
                                        -----------   -----------  -----------
      Cash provided by operating
       activities.....................    4,988,217     1,908,848    2,495,007
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of rental equipment..........   (3,451,755)   (1,797,573)  (1,764,199)
Purchase of property and equipment....     (400,350)      (61,723)     (72,988)
                                        -----------   -----------  -----------
Cash used in investing activities.....   (3,852,105)   (1,859,296)  (1,837,187)
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on debt............   (1,712,003)     (773,727)  (1,250,521)
Borrowings on debt....................      867,886       649,784    1,848,949
                                        -----------   -----------  -----------
Cash (used in) provided by financing
 activities...........................     (844,117)     (123,943)     598,428
                                        -----------   -----------  -----------
Increase (decrease) in cash...........      291,995       (74,391)   1,256,248
Cash balance at beginning of period...    1,342,210     1,342,210    1,634,205
                                        -----------   -----------  -----------
Cash balance at end of period.........  $ 1,634,205   $ 1,267,819  $ 2,890,453
                                        ===========   ===========  ===========


                            See accompanying notes.

                             ADCO EQUIPMENT, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997
          (THE INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The combined financial statements of Adco Equipment, Inc. include the accounts of Adco Equipment, Inc. ("Equipment") and Adco Equipment Supply, Inc. ("Supply") (collectively the "Companies"). The Companies are affiliated through common ownership. All significant intercompany accounts and transactions have been eliminated in combination.

  These combined financial statements are prepared on a historical cost basis and do not include any adjustments that may result from the acquisition of the Companies by United Rentals, Inc. ("United") as more fully described in Note 9.

 Business Activity

  The Companies rent, sell and repair construction equipment for use by construction, industrial, entertainment and municipal markets. The rentals are on a daily, weekly or monthly basis. The Companies have two locations and their principal market area is Southern California. The nature of the Companies' business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the combined balance sheet is presented on an unclassified basis.

 Interim Financial Statements

  The accompanying combined balance sheet at June 30, 1998 and the combined statements of operations, stockholders' equity and cash flows for the six-month periods ended June 30, 1997 and 1998 are unaudited and have been prepared on the same basis as the audited combined financial statements included herein. In the opinion of management, such unaudited combined financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The combined results of operations for such interim period are not necessarily indicative of results for the full year.

 Inventory

  Inventories consist primarily of general replacement parts and equipment held for resale and are stated at the lower of cost, determined under the first-in, first-out method, or market.

 Rental Equipment

  Rental equipment is recorded at cost. Depreciation for rental equipment is computed using the straight-line method over an estimated five-year useful life with no salvage value.

  Ordinary maintenance and repair costs are charged to operations as incurred. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from sales of equipment and cost of sales of equipment, respectively, in the combined statement of operations.

                             ADCO EQUIPMENT, INC.

                               DECEMBER 31, 1997
          (THE INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

 Property and Equipment

  Property and equipment is stated at cost. Depreciation of property and equipment is computed on the straight-line method over an estimated five-year useful life.

  Ordinary maintenance and repair costs are charged to operations as incurred. The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation is eliminated from the accounts and any resulting gain or loss is included in operations.

 Rental Revenue

  Rental revenue is recorded as earned under the operating method.

 Advertising Costs

  The Companies advertise primarily through trade journals, trade associations and phone directories. All advertising costs are expensed as incurred. Advertising expense amounted to approximately $50,800, $28,200 and $38,600 in the year ended December 31, 1997 and for the six months ended June 30, 1997 and 1998, respectively .

 Income Taxes

  The Companies have elected, by unanimous consent of its shareholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code for federal purposes. Under those provisions, the Companies do not pay federal income taxes; instead, the shareholders are liable for individual income taxes on the Companies' profits.

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. CONCENTRATIONS OF CREDIT RISK

  The Companies maintain cash balances with a quality financial institution and, consequently, management believes funds maintained there are secure. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Companies' customer base and its credit policy.

3. RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consists of the following:

                                                         DECEMBER    JUNE 30,
                                                         31, 1997      1998
                                                        ----------- -----------
                                                                    (UNAUDITED)
      Rental equipment................................. $28,619,154 $30,383,353
      Less accumulated depreciation....................  20,391,674  21,785,613
                                                        ----------- -----------
      Rental equipment, net............................ $ 8,227,480 $ 8,597,740
                                                        =========== ===========

                             ADCO EQUIPMENT, INC.

                               DECEMBER 31, 1997
          (THE INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                        DECEMBER 31,  JUNE 30,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
      Transportation equipment.........................  $2,201,586  $2,274,574
      Furniture, fixtures and equipment................      48,820      48,820
                                                         ----------  ----------
                                                          2,250,406   2,323,394
      Less accumulated depreciation....................   1,358,512   1,501,532
                                                         ----------  ----------
      Property and equipment, net......................  $  891,894  $  821,862
                                                         ==========  ==========

5. DEBT AND STOCKHOLDER LOAN

  Debt and stockholder loan consists of the following:

                                                     DECEMBER 31,  JUNE 30,
                                                         1997        1998
                                                     ------------ -----------
                                                                  (UNAUDITED)
      Bank of America--Various notes with combined
       monthly payments of $150,000 and $207,000 in
       1997 and 1998, respectively, including in-
       terest of 8%................................   $2,526,175  $3,124,603
      Stockholder Loan--No set principal payments,
       nor due date. The loan accrues interest at a
       rate of 10.25% per year.....................      200,000     200,000
                                                      ----------  ----------
                                                      $2,726,175  $3,324,603
                                                      ==========  ==========

  Substantially all rental equipment collateralize the above Bank of America notes which are secured by UCC Filings.

  All debt was paid off in July 1998 in connection with the acquisition discussed in Note 9.

6. RELATED PARTY TRANSACTIONS

  During the year ended December 31, 1997 and the six months ended June 30, 1997 and 1998, the Companies paid $294,000, $147,000 and $147,000 for equipment rental expenses to the principal stockholder.

  The Companies conduct their operations primarily from two separate facilities which are owned by the Companies principal stockholder. These leases expire at June 30, 1998. The Companies are required to pay the property taxes, maintenance and insurance for these facilities. Total rent expense paid to related parties and charged to current operations totaled $330,000, $165,000 and $165,000 for the year ended December 31, 1997 and six months ended June 30, 1997 and 1998, respectively.

  In connection with the acquisition discussed in Note 9, the lease terms with related parties have been renegotiated.

                             ADCO EQUIPMENT, INC.

                               DECEMBER 31, 1997
          (THE INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

7. SUPPLEMENTAL CASH FLOW INFORMATION

  For the year ended December 31, 1997 and the six months ended June 30, 1997 and 1998, total interest paid was approximately $267,600, $121,900 and $106,900, respectively.

8. EMPLOYEE PROFIT SHARING PLAN

  Equipment maintains a profit-sharing plan which covers substantially all employees. Equipment's contributions are discretionary and amounted to $160,000, $0 and $0 for the year ended December 31, 1997 and for the six months ended June 30, 1997 and 1998, respectively.

9. SUBSEQUENT EVENT

  On July 2, 1998, under the terms of the stock purchase agreement, United purchased all of the issued and outstanding capital stock of the Companies.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of McClinch, Inc.:

  We have audited the accompanying consolidated balance sheet of McClinch Inc. and Subsidiaries as of January 31, 1998, and the related consolidated statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of McClinch, Inc. and Subsidiaries as of January 31, 1998, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Stamford, Connecticut March 25, 1998

                        MCCLINCH, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                   THREE MONTHS
                                                      YEAR ENDED      ENDED
                                                      JANUARY 31,   APRIL 30,
                                                         1998          1998
                                                      -----------  ------------
                                                                   (UNAUDITED)
                      ASSETS:
Cash and cash equivalents...........................  $   754,000  $   110,000
Accounts receivable, less allowance for doubtful ac-
 counts of $106,000.................................    4,168,000    4,200,000
Due from related parties (Note 6)...................      293,000    1,184,000
Inventories.........................................    1,181,000    1,181,000
Net investment in sales-type leases (Note 3)........       32,000       21,000
Property and rental equipment, net (Note 4).........   17,249,000   19,530,000
Other assets........................................      217,000      232,000
                                                      -----------  -----------
  Total assets......................................  $23,894,000  $26,458,000
                                                      ===========  ===========
                    LIABILITIES:
Notes payable (Note 5)..............................  $10,388,000  $12,139,000
Accounts payable and accrued expenses...............    1,759,000    1,673,000
Income taxes payable................................        1,000      162,000
Deferred income taxes...............................    2,476,000    2,646,000
                                                      -----------  -----------
  Total liabilities.................................   14,624,000   16,620,000
                                                      -----------  -----------
Commitments (Note 9)
               STOCKHOLDERS' EQUITY:
Common stock, no par value; authorized, issued and
 outstanding, 1,000 shares..........................       26,000       26,000
Retained earnings...................................    9,862,000   10,430,000
Treasury stock, at cost; 103 shares (Note 6)........     (618,000)    (618,000)
                                                      -----------  -----------
  Total stockholders' equity........................    9,270,000    9,838,000
                                                      -----------  -----------
  Total liabilities and stockholders' equity........  $23,894,000  $26,458,000
                                                      ===========  ===========


   The accompanying notes are an integral part of the consolidated financial statements.

                        MCCLINCH, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                         THREE MONTHS ENDED
                                          YEAR ENDED         APRIL 30,
                                          JANUARY 31,  -----------------------
                                             1998         1998         1997
                                          -----------  -----------  ----------
                                                            (UNAUDITED)
Revenues:
  Equipment rentals and service (Note
   6).................................... $18,474,000  $ 5,084,000  $3,810,000
  Sales..................................   4,659,000    1,743,000   1,357,000
                                          -----------  -----------  ----------
                                           23,133,000    6,827,000   5,167,000
Cost of equipment rentals and service....  11,672,000    3,535,000   2,758,000
Cost of sales............................   2,843,000    1,044,000     849,000
                                          -----------  -----------  ----------
    Gross profit.........................   8,618,000    2,248,000   1,560,000
Selling expenses.........................   1,484,000      427,000     349,000
General and administrative expenses......   3,136,000      623,000     529,000
                                          -----------  -----------  ----------
                                            3,998,000    1,198,000     682,000
Other income (expenses):
  Interest income........................     134,000        7,000      35,000
  Interest expense.......................  (1,028,000)    (219,000)   (228,000)
  Rental of property, net (Note 9).......      71,000        7,000      20,000
  Other income...........................      44,000          --          --
                                          -----------  -----------  ----------
    Income before provision for income
     taxes...............................   3,219,000      993,000     509,000
Provision for income taxes (Note 7)......   1,082,000      425,000     220,000
                                          -----------  -----------  ----------
    Net income...........................   2,137,000      568,000     289,000
Retained earnings, beginning of period...   7,793,000    9,862,000   7,793,000
Dividends paid...........................     (68,000)         --          --
                                          -----------  -----------  ----------
    Retained earnings, end of period..... $ 9,862,000  $10,430,000  $8,082,000
                                          ===========  ===========  ==========


   The accompanying notes are an integral part of the consolidated financial statements.

                        MCCLINCH, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        THREE MONTHS ENDED
                                         YEAR ENDED          APRIL 30,
                                         JANUARY 31,  ------------------------
                                            1998         1998         1997
                                         -----------  -----------  -----------
                                                            (UNAUDITED)
Cash flows from operating activities:
Net income                               $ 2,137,000  $   568,000  $   289,000
Adjustments to reconcile net income to
 net cash provided by (used in)
 operating activities:
  Depreciation.........................    3,387,000      926,000      801,000
  Gain on sale of property and rental
   equipment...........................   (1,313,000)    (539,000)    (391,000)
  Deferred income taxes................      328,000      170,000       88,000
                                         -----------  -----------  -----------
                                           4,539,000    1,125,000      787,000
  Changes in assets and liabilities:
    Accounts receivable................     (643,000)     (32,000)     132,000
    Due to related parties for operat-
     ing expenses......................      519,000     (811,000)      40,000
    Current income taxes receivable....       58,000          --        58,000
    Inventories........................     (201,000)         --       (32,000)
    Other assets.......................     (165,000)     (15,000)       4,000
    Accounts payable and accrued ex-
     penses............................      201,000      (86,000)    (283,000)
    Income taxes payable...............        1,000      161,000       24,000
                                         -----------  -----------  -----------
      Net cash provided by operating
       activities......................    4,309,000      342,000      730,000
                                         -----------  -----------  -----------
Cash flows from investing activities:
  Advances to related parties..........     (318,000)     (80,000)     (81,000)
  Acquisition of property and rental
   equipment...........................   (7,227,000)  (3,562,000)  (3,401,000)
  Proceeds from sale of property and
   rental equipment....................    2,292,000      894,000      939,000
  Net investment in sales-type leases..       88,000       11,000       71,000
                                         -----------  -----------  -----------
      Net cash used in investing
       activities......................   (5,165,000)  (2,737,000)  (2,472,000)
                                         -----------  -----------  -----------
Cash flows from financing activities:
  Repayments of notes payable..........   (8,040,000)  (2,104,000)  (3,700,000)
  Borrowings of notes payable..........    7,145,000    3,855,000    2,174,000
  Repayment of note payable to related
   party...............................      (41,000)         --           --
  Dividends paid.......................      (68,000)         --           --
                                         -----------  -----------  -----------
      Net cash (used in) provided by
       financing activities............   (1,004,000)   1,751,000    1,526,000
                                         -----------  -----------  -----------
      Net decrease in cash and cash
       equivalents.....................   (1,860,000)    (644,000)    (216,000)
Cash and cash equivalents, beginning of
 period................................    2,614,000      754,000    2,614,000
                                         -----------  -----------  -----------
      Cash and cash equivalents, end of
       period..........................  $   754,000  $   110,000  $ 2,398,000
                                         ===========  ===========  ===========
Supplemental disclosure of cash flow
 information:
  Cash paid during the period for:
    Interest...........................  $ 1,029,000  $   220,000  $   222,000
    Income taxes, net of refunds.......      695,000       94,000       35,000

   The accompanying notes are an integral part of the consolidated financial statements.

                        MCCLINCH, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (ALL INFORMATION AS OF AND FOR THE THREE MONTHS ENDED APRIL 30, 1998 AND 1997
                                 IS UNAUDITED)

1. BUSINESS AND ORGANIZATION

  The accompanying consolidated financial statements include the accounts of McClinch, Inc. and its wholly-owned subsidiaries McClinch Leasing Corporation, McClinch Equipment Corporation, McClinch Crane Services, Inc. and McClinch Aviation Corporation, (the "Company").

  The Company is an exclusive dealer for JLG Industries, Inc. and Genie Industries in the State of Connecticut, metropolitan New York, Long Island, Westchester County and other counties in New York State. The Company is also an exclusive dealer for Lull Corporation in various counties in the States of Connecticut and New York. In addition, the Company has distribution agreements with other manufacturers in Connecticut and New York. The Company's revenues are derived principally from the rental of aerialift and material handling equipment and the sale of new and used equipment to a diversified customer base including contractors and other users.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation:

  The consolidated balance sheet is presented on an unclassified basis since it more properly reflects the Company's operations as a rental equipment company.

 Basis of Consolidation:

  All intercompany transactions and balances have been eliminated.

 Interim Financial Statements:

  The accompanying balance sheet at April 30, 1998, and the statements of income and retained earnings and cash flows for the three month periods ended April 30, 1998 and 1997 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consists solely of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full year.

 Revenue Recognition:

  Operating Leases--Rental revenue is recognized over the lease term (generally less than one year) as earned.

  Sales-Type Leases--Sales are recorded at amounts equal to the present value of the minimum lease payments at the inception of the lease. The unearned interest income represents the difference between the minimum lease payments and the present value of such payments. Such interest income is recognized over the life of the lease using the interest method.

 Cash and Cash Equivalents:

  Cash and cash equivalents consist primarily of cash in banks and temporary cash investments, which consist principally of U.S. Treasury Notes, with original maturities of less than 90 days. Temporary cash investments of $144,000 as of January 31, 1998, are recorded at cost plus accrued interest which approximates market value. The Company maintains all of its cash balances in one institution. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000.

                        MCCLINCH, INC. AND SUBSIDIARIES

 (ALL INFORMATION AS OF AND FOR THE THREE MONTHS ENDED APRIL 30, 1998 AND 1997
                                 IS UNAUDITED)


 Inventories:

  Inventories, consisting principally of aerialift equipment and related spare parts, are recorded at the lower of first-in, first-out cost or market.

 Property and Rental Equipment:

  Property and rental equipment, consisting principally of the Company's rental fleet of aerialift and material handling equipment, is stated at cost and is depreciated using the straight-line method over the following estimated useful lives: buildings and building improvements, 30 years; rental equipment, furniture and fixtures and computer equipment, 7 years; and vehicles, 5 years.

  Upon retirement or sale, the cost and related accumulated depreciation are removed from the accounts and the resulting gains or losses are included in income.

 Income Taxes:

  The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the temporary differences are expected to reverse.

 Estimates:

  The preparation of financial statements in confirmity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Reclassifications:

  Certain amounts have been reclassified between balance sheet accounts in the current year to more properly reflect the nature of the item.

3. SALES-TYPE LEASES

  The net investment in sales-type leases consists of the following:

                                                           JANUARY 31, APRIL 30,
                                                              1998       1998
                                                           ----------- ---------
   Minimum lease payments receivable......................   $34,000    $23,000
     Lease, Unearned interest income......................    (2,000)    (2,000)
                                                             -------    -------
   Net investment in sales-type leases....................   $32,000    $21,000
                                                             =======    =======

  Minimum lease payments as of January 31, 1998 are receivable as follows:

     FISCAL YEAR
     -----------
         1999.......................................................... $29,000
         2000..........................................................   5,000

                        MCCLINCH, INC. AND SUBSIDIARIES

 (ALL INFORMATION AS OF AND FOR THE THREE MONTHS ENDED APRIL 30, 1998 AND 1997
                                 IS UNAUDITED)

4. PROPERTY AND RENTAL EQUIPMENT

  Property and rental equipment consists of the following:

                                                     JANUARY 31,    APRIL 30,
                                                         1998          1998
                                                     ------------  ------------
   Rental equipment................................. $ 30,965,000  $ 33,088,000
   Land.............................................      530,000       530,000
   Buildings and improvements.......................      377,000       378,000
   Vehicles.........................................    2,381,000     2,385,000
   Furniture, fixtures and computer equipment.......      528,000       530,000
                                                     ------------  ------------
                                                       34,781,000    36,911,000
     Less, Accumulated depreciation.................  (17,532,000)  (17,381,000)
                                                     ------------  ------------
       Total........................................ $ 17,249,000  $ 19,530,000
                                                     ============  ============

5. NOTES PAYABLE

  Notes payable consists of the following:

                                                         JANUARY 31,  APRIL 30,
                                                            1998        1998
                                                         ----------- -----------
   Note payable to a bank syndicate bearing interest at
    LIBOR plus 1 3/4%..................................  $ 9,695,000 $11,475,000
   Note payable to Citicorp Dealer Finance bearing in-
    terest at 8.5%, payable in monthly installments of
    $7,839 through September 2004, including interest..      477,000     464,000
   First mortgage to Edith Godwin on real property lo-
    cated in Bridgeport, Connecticut, bearing interest
    at 9.0%, payable in monthly installments of $3,066
    through January 2002, including interest...........      123,000     117,000
   Notes payable to Orix Credit Alliance bearing inter-
    est at 8.5%, payable in monthly installments of
    $3,657 through May 2000, including interest........       93,000      83,000
                                                         ----------- -----------
                                                         $10,388,000 $12,139,000
                                                         =========== ===========

  The Company has available a revolving line of credit with a bank syndicate totaling the lesser of $22,000,000, or an amount based on eligible accounts receivable, parts inventory, new equipment inventory, vehicles and rental equipment. The line of credit includes cross-guarantees of amounts outstanding with affiliates which amounted to approximately $17,935,000 and $18,677,000 at January 31, 1998 and April 30, 1998, respectively. The unused portion of the line of credit was $12,305,000 and $10,525,000 at January 31, 1998 and April 30, 1998, respectively. The Company pays a commitment fee of 1/4% per annum on the unused portion of the line of credit.

  At January 31, 1998, the outstanding balance bears interest at a fluctuating 30-day LIBOR rate plus 1 3/4% (7.38% and 7.4% at January 31, 1998 and April 30, 1998, respectively). The Company has the option to borrow additional funds and/or convert all or a portion of the outstanding balance to a fluctuating interest rate equal to the lender's prime rate plus 1/2% or a fixed LIBOR rate plus 1 3/4%, for 90, 180 or 360 days.

                        MCCLINCH, INC. AND SUBSIDIARIES

 (ALL INFORMATION AS OF AND FOR THE THREE MONTHS ENDED APRIL 30, 1998 AND 1997
                                 IS UNAUDITED)

  The line of credit terminates on November 30, 1999 and extends automatically every six months unless either party gives written notice to the other. Upon termination or default, amounts outstanding under this line of credit convert to a note which is payable in at least 48 monthly installments.

  Although no fixed payments are required under the revolving credit agreement, the Company expects aggregate maturities under this agreement and other notes payable at January 31, 1998 to approximate the following:

      FISCAL YEAR
      ---------------------------------------------------------------
      1999........................................................... $2,544,000
      2000...........................................................  2,554,000
      2001...........................................................  2,536,000
      2002...........................................................  2,530,000
      2003...........................................................     78,000
      Thereafter.....................................................    146,000

  The lenders require, among other terms, that the Company and its affiliate (see Note 6) on a combined basis meet certain financial ratios and obtain approval prior to the issuing of advances or loans to stockholders or officers which exceed certain amounts, as defined.

  Substantially all of the assets of the Company have been pledged as collateral under the debt agreement.

6. RELATED PARTY TRANSACTIONS

  Due from related parties consists of the following:

                                                         JANUARY 31, APRIL 30,
                                                            1998        1998
                                                         ----------- ----------
   Due (to) from affiliated companies...................  $(72,000)  $  739,000
   Loans receivable from officer/stockholder............   365,000      445,000
                                                          --------   ----------
                                                          $293,000   $1,184,000
                                                          ========   ==========

  The Company rents equipment from affiliates with common ownership under informal equipment sharing agreements for ultimate rental to customers in New York and Connecticut. In addition, the Company rents equipment to affiliates for ultimate rental to the affiliates' customers. The net expenses incurred (included in cost of equipment rentals and service) by the Company under these arrangements were $744,000 for the year ended January 31, 1998 and $349,000 and $138,000 for the three months ended April 30, 1998 and 1997, respectively. In addition, the Company provides services to affiliates in connection with their operations. The primary expenses incurred and paid by the Company, which are allocated or billed to the affiliates include salaries ($2,059,000, for the year ended January 31, 1998 and $596,000 and $61,000 for the three months ended April 30, 1998 and 1997, respectively, deducted from general and administrative expenses and $154,000 for the year ended January 31, 1998 and $21,000 and $28,000 for the three months ended April 30, 1998 and 1997, respectively, deducted from selling expenses), spare parts inventory, trucking services and insurance expenses ($699,000 for the year ended January 31, 1998 and $148,000 and $153,000 for the three months ended April 30, 1998 and 1997, respectively, included in cost of equipment rentals and service).

  During fiscal year 1998, the Company purchased $243,000 ($47,000 and $100,000 during the three months ended April 30, 1998 and 1997, respectively) of used machinery and equipment from an affiliate for ultimate

                        MCCLINCH, INC. AND SUBSIDIARIES

 (ALL INFORMATION AS OF AND FOR THE THREE MONTHS ENDED APRIL 30, 1998 AND 1997
                                 IS UNAUDITED)

sale to unrelated third parties. Additionally, the Company sold used machinery and equipment with a selling price of $980,000 ($312,000 and $665,000 during the three months ended April 30, 1998 and 1997, respectively) to an affiliate for ultimate sale to unrelated third parties.

  These transactions are settled in the normal course of business.

  Loans to officer/stockholder are due on demand and bear interest at the applicable federal rate (5.66%) as published by the Internal Revenue Service.

  Pursuant to a stockholders agreement between the Company and certain of its stockholders, a stockholder desiring to sell its shares of common stock must first offer them to the Company. The repurchase price is based on a formula of one and one-half times the Company's consolidated book value at the end of the fiscal year preceding the date on which the sale is made.

  Refer to Note 9 for commitments with related parties.

7. INCOME TAXES

  The components of the provision for income taxes are as follows:

                                                             THREE MONTHS ENDED
                                                 YEAR ENDED       APRIL 30,
                                                 JANUARY 31, -------------------
                                                    1998       1998      1997
                                                 ----------- --------- ---------
   Current:
     State and local............................ $  232,000  $  76,000 $  41,000
     Federal....................................    522,000    179,000    91,000
                                                 ----------  --------- ---------
                                                    754,000    255,000   132,000
   Deferred:
     State and local............................     57,000     51,000    10,000
     Federal....................................    271,000    119,000    78,000
                                                 ----------  --------- ---------
                                                    328,000    170,000    88,000
                                                 ----------  --------- ---------
                                                 $1,082,000   $425,000  $220,000
                                                 ==========  ========= =========

  The components of deferred tax assets and liabilities are as follows:

                                                       JANUARY 31,   APRIL 30,
                                                          1998         1998
                                                       -----------  -----------
   Deferred tax assets:
     Accounts receivable.............................. $    37,000  $    37,000
   Deferred tax liabilities:
     Property and rental equipment and other..........  (2,513,000)  (2,683,000)
                                                       -----------  -----------
                                                       $ 2,476,000  $ 2,646,000
                                                       ===========  ===========

  No valuation allowance has been recognized for deferred tax assets.

                        MCCLINCH, INC. AND SUBSIDIARIES

  The income tax provision differs from the provision computed at the statutory rate as follows:

                                                              THREE MONTHS
                                                                  ENDED
                                                  YEAR ENDED    APRIL 30,
                                                  JANUARY 31, ---------------
                                                     1998      1998     1997
                                                  ----------- ------   ------
   Federal statutory tax rate....................      34         34       34
   Tax effect of state taxes.....................       9          9        9
   Reduction for changes in enacted state tax
    rates........................................      (3)       --       --
   Cash surrender value of the insurance.........      (2)       --       --
   Certain adjustments for prior estimates.......      (4)       --       --
                                                      ---     ------   ------
     Provision as reported.......................      34%        43%      43%
                                                      ===     ======   ======

8. PROFIT-SHARING PLAN

  The Company participates in a profit sharing plan with its affiliates which provides for a discretionary contribution to a trust fund based on the Company's net income for the year, to be allocated to all eligible employees based on their proportional compensation. Nonunion employees are eligible for participation in the plan after the completion of one year of service, provided they have also reached age 21. After becoming eligible, employees vest at an annual rate of 20%. Discretionary contributions under the plan were $150,000 for the year ended January 31, 1998. There were no discretionary contributions for the three months ended April 30, 1998 and 1997, respectively.

  The plan also provides for a salary deferral plan pursuant to Section 401(k) of the Internal Revenue Code, as amended. The plan requires the Company to contribute 25% of employee's contributions not to exceed 6% of their annual compensation up to $160,000. Participants vest in the Company's contribution at the rate of 20% annually after becoming eligible. Matching contributions under the plan by the Company were $27,000 for the year ended January 31, 1998 and $13,000 and $5,000 for the three months ended April 30, 1998 and 1997, respectively.

9. COMMITMENTS

  The Company has a formal employment agreement with an officer of the Company which extends through February 1999. The agreement provides for a minimum annual salary and a bonus based upon the Company's performance.

  The Company owns land and buildings which it rents to a third party in the form of an operating lease. Future minimum rental income from this noncancelable operating lease as of January 31, 1998 amounted to approximately $58,000 which is expected to be received as follows: 1999, $30,000; 2000, $28,000.

  The Company leases a building from an affiliated company under the terms of a lease expiring on July 31, 1999. The Company guarantees the debt of the affiliated company which was $1,681,000 and $1,658,000 at January 31, 1998 and April 30, 1998, respectively. Additionally, the Company has commitments under an operating lease, expiring in 2002, with Fleet Capital Corporation for an aircraft. The lease provides the Company with certain end of term rights and early purchase options. The following is a schedule of all future minimum lease payments:

                        MCCLINCH, INC. AND SUBSIDIARIES

      FISCAL YEAR
      -----------
       1999............................................................ $441,000
       2000............................................................  279,000
       2001............................................................  116,000
       2002............................................................   89,000
                                                                        --------
                                                                        $925,000
                                                                        ========

  Total rent expense was $329,000, $82,000 and $82,000 for the year ended January 31, 1998 and the three months ended April 30, 1998 and 1997, respectively.

10. SUBSEQUENT EVENT (UNAUDITED)

  On July 30, 1998, the stockholders of the Company entered into a share purchase agreement with United Rentals, Inc. for them to acquire all of the outstanding shares of common stock of the Company.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Industrial Lift, Inc.
Vincentown, New Jersey

  We have audited the accompanying balance sheets of Industrial Lift, Inc. (a New Jersey State Corporation) as of December 31, 1996 and 1997, and the related statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Industrial Lift, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ Schalleur & Surgent, LLC

Devon, Pennsylvania
February 26, 1998, except for
Note J which is as of
August 20, 1998

                             INDUSTRIAL LIFT, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                            DECEMBER 31,
                                      --------------------------   APRIL 30,
                                          1996          1997          1998
                                      ------------  ------------  ------------
                                                                  (UNAUDITED)
Current assets:
  Cash............................... $    186,093  $    533,499  $      2,740
  Accounts receivable--trade.........    1,853,061     2,485,668     1,974,786
  Investment in sales--type leases
   (Note D)..........................      390,009       274,181       326,837
  Inventory (Note C).................    1,468,070     2,501,870     3,130,629
  Prepaid expenses...................       45,361        39,289        37,596
                                      ------------  ------------  ------------
      Total current assets...........    3,942,594     5,834,507     5,472,588
                                      ------------  ------------  ------------
Property, plant and equipment: (Note
 A)
  Rental equipment...................   17,660,046    18,533,702    18,118,513
  Land...............................       40,393        40,393        40,393
  Building...........................      650,000       650,000       650,000
  Machinery and equipment............      739,126       748,735       666,315
                                      ------------  ------------  ------------
                                        19,089,565    19,972,830    19,475,221
  Less: accumulated depreciation.....  (11,049,573)  (11,879,828)  (11,674,068)
                                      ------------  ------------  ------------
    Net property, plant and
     equipment.......................    8,039,992     8,093,002     7,801,153
                                      ------------  ------------  ------------
Other assets:
  Security deposits..................        4,443         8,412         8,412
  Investment in sales--type leases
   (Note D)..........................    1,823,833     1,282,955     1,529,343
  Notes receivable--officers (Note
   G)................................      455,068       438,319       572,555
                                      ------------  ------------  ------------
      Total other assets.............    2,283,344     1,729,686     2,110,310
                                      ------------  ------------  ------------
      Total assets................... $ 14,265,930  $ 15,657,195  $ 15,384,051
                                      ============  ============  ============
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt
   (Note E).......................... $  3,620,426  $  5,398,778  $  3,479,323
  Accounts payable...................      590,032       352,571       310,545
  Accrued expenses (Note G)..........      136,181       182,362       104,277
  Deposits and credits...............       74,500       335,441       220,078
                                      ------------  ------------  ------------
    Total current liabilities........    4,421,139     6,269,152     4,114,223
Long-term liabilities:
  Long-term debt, net of current por-
   tion (Note E).....................    8,405,283     7,271,718     9,573,440
                                      ------------  ------------  ------------
    Total liabilities................   12,826,422    13,540,870     9,573,440
                                      ------------  ------------  ------------
Stockholders' equity:
  Capital stock, no par value, 1,000
   shares authorized, 200 shares
   issued and outstanding............      220,000       220,000       220,000
  Retained earnings..................    1,219,508     1,896,325     1,476,388
                                      ------------  ------------  ------------
    Total stockholders' equity.......    1,439,508     2,116,325     1,696,388
                                      ------------  ------------  ------------
    Total liabilities & equity....... $ 14,265,930  $ 15,657,195  $ 15,384,051
                                      ============  ============  ============

      See accountant's audit report and notes to the financial statements.

                             INDUSTRIAL LIFT, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                FOR THE YEAR ENDED    FOR THE FOUR MONTHS ENDED
                                   DECEMBER 31,               APRIL 30,
                              ----------------------- -------------------------
                                 1996        1997         1997         1998
                              ----------- ----------- ------------ ------------
                                                             (UNAUDITED)
Income
  Sales, rentals, services,
   and interest on leases...  $15,873,782 $21,502,996 $  7,466,651 $  6,558,523
Cost of sales
  Beginning inventory.......    1,341,337   1,468,070    1,468,070    2,501,870
  Purchases.................    5,527,726  11,027,711    2,460,681    3,542,978
  Direct labor..............      826,677     710,655      428,551      454,821
  Cost of used equipment
   sales....................      471,293     900,367      316,782      310,821
  Other costs...............    4,016,301   4,005,126    2,446,313    1,456,105
                              ----------- ----------- ------------ ------------
    Total goods available
     for sale...............   12,183,334  18,111,929    7,120,397    8,266,595
    Less: ending inventory..    1,468,070   2,501,870    1,579,587    3,130,629
                              ----------- ----------- ------------ ------------
    Total cost of sales.....   10,715,264  15,610,059    5,540,810    5,135,966
                              ----------- ----------- ------------ ------------
Gross profit................    5,158,518   5,892,937    1,925,841    1,422,557
Operating expenses..........    5,146,620   5,264,130    1,734,295    1,867,737
                              ----------- ----------- ------------ ------------
Net income from operations..       11,898     628,807      191,546     (445,180)
                              ----------- ----------- ------------ ------------
Other income
  Gain on disposal of non-
   rental assets............       24,228      14,861        8,806       10,975
  Miscellaneous income......          707       1,219        2,048        1,532
  Interest income...........       18,909      31,930          280       12,736
                              ----------- ----------- ------------ ------------
    Total other income......       43,844      48,010       11,134       25,243
                              ----------- ----------- ------------ ------------
Net income .................       55,742     676,817      202,680     (419,937)
Retained earnings--
 beginning..................    1,163,766   1,219,508    1,219,508    1,896,325
                              ----------- ----------- ------------ ------------
Retained earnings--ending...  $ 1,219,508 $ 1,896,325 $  1,422,188 $  1,476,388
                              =========== =========== ============ ============


      See accountant's audit report and notes to the financial statements.

                             INDUSTRIAL LIFT, INC.

                            STATEMENTS OF CASH FLOWS

                                                         FOR THE FOUR MONTHS
                                FOR THE YEAR ENDED         ENDED APRIL 30,
                                   DECEMBER 31,              (UNAUDITED)
                              ------------------------  ----------------------
                                 1996         1997         1997        1998
                              -----------  -----------  ----------  ----------
Cash flows from operating
 activities:
  Net income................  $    55,742  $   676,817  $  202,680  $ (419,937)
Adjustments to reconcile net
 income to net cash provided
 by operating activities:
  Depreciation..............    1,717,389    1,639,844     562,270     501,064
  Gain on sale of assets....     (436,420)    (477,760)   (181,111)   (171,595)
(Increase)/decrease in:
  Accounts receivable--
   trade....................      136,810     (632,607)   (414,358)    510,882
  Inventory.................     (126,733)  (1,033,800)   (111,517)   (628,759)
  Prepaid expenses..........        4,682        6,072      22,839       1,693
  Security deposits.........          --        (3,969)     (4,014)        --
Increase/(decrease) in:
  Accounts payable..........      (94,283)    (237,461)   (329,106)    (42,026)
  Accrued expenses..........       22,068       46,181      19,864     (78,085)
  Deposits and credits......       74,500      260,941     (60,376)   (115,363)
                              -----------  -----------  ----------  ----------
Net cash provided/(used)
 operating activities.......    1,353,755      244,258    (292,829)   (442,126)
                              -----------  -----------  ----------  ----------
Cash flows from investing
 activities:
  Capital expenditures--
   property, plant and
   equipment................   (2,066,163)  (2,153,839) (1,376,714)   (346,778)
  Proceeds on sale of
   equipment................    1,076,908    1,465,872     247,485     367,519
  Investment in sales--type
   leases...................     (966,008)    (185,545)    (91,209)   (458,764)
  Proceeds received on lease
   payments.................      352,191      315,124     103,956     101,359
                              -----------  -----------  ----------  ----------
Net cash provided/(used) by
 investing activities.......   (1,603,072)    (558,388) (1,116,482)   (336,664)
                              -----------  -----------  ----------  ----------
  Cash flows from financing
   activities:
  Net borrowing/(repayments)
   on note payable..........      258,175      644,787     975,812     382,267
  (Advances)/repayments on
   note receivable--
   officers.................       (2,156)      16,749    (100,000)   (134,236)
                              -----------  -----------  ----------  ----------
Net cash provided/(used) by
 financing activities.......      256,019      661,536     875,812     248,031
                              -----------  -----------  ----------  ----------
Net inc/(decrease) in cash
 and cash equivalents.......        6,702      347,406    (533,499)   (530,759)
Cash--Beginning of the
 year.......................      179,391      186,093     533,499     533,499
                              -----------  -----------  ----------  ----------
Cash--End of the year.......  $   186,093  $   533,499  $        0  $    2,740
                              ===========  ===========  ==========  ==========
Supplementary disclosure of
 cash flow information:
  Interest paid.............  $ 1,097,114  $ 1,179,133  $  334,261  $  493,040
                              ===========  ===========  ==========  ==========

      See accountant's audit report and notes to the financial statements

                             INDUSTRIAL LIFT, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1996 AND 1997
                   (THE INFORMATION AS OF APRIL 30, 1998 AND
        FOR THE FOUR MONTHS ENDED APRIL 30, 1997 AND 1998 IS UNAUDITED)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITY

  Industrial Lift, Inc. (the Company) is engaged in selling, rental and leasing of commercial lift equipment. The Company's headquarters are located in Vincentown, New Jersey and also has plant locations in Odenton, Maryland, Newport News, Virginia, and Ashland, Virginia.

INTERIM FINANCIAL STATEMENTS

  The accompanying balance sheet as of April 30, 1998 and the statements of income and retained earnings and cash flows for the four month period ended April 30, 1997 and 1998 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim period are not necessarily indicative of results for the full year.

METHOD OF ACCOUNTING

  The Company maintains its books and records, and files its tax returns on the accrual basis of accounting. The financial statements have been prepared on that basis, in which revenue and gains are recognized when earned and expenses and losses are recognized when incurred.

  Preparation of the financial statements in conformity with generally accepted accounting principles requires the use of management's estimates.

INCOME TAXES

  The Company, with the consent of its shareholders, elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code, which provides that, in lieu of corporation income taxes, the stockholders are taxed on the Company's taxable income. Therefore, no provision or liability for income taxes is reflected in these financial statements.

PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment are stated at cost. Improvements and betterments that materially extend the life of the asset are capitalized. Expenditures for maintenance and repairs that do not add materially to productive capacity or extend the life of an asset are expensed as incurred.

  The Company computes depreciation for financial reporting purposes using the straight line method over the estimated useful lives of the related assets. Both the straight-line and accelerated methods are utilized for tax purposes.

  When non-rental assets are retired, sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss thereon is reflected in the current year as other income.

                             INDUSTRIAL LIFT, INC.

                          DECEMBER 31, 1996 AND 1997
                   (THE INFORMATION AS OF APRIL 30, 1998 AND
        FOR THE FOUR MONTHS ENDED APRIL 30, 1997 AND 1998 IS UNAUDITED)

NOTE B--CONCENTRATION OF CREDIT RISK

  The Company has concentrated its credit risk for cash by maintaining deposits in banks located within the same geographic region. The maximum loss that would have resulted from that risk totaled $196,567 and $301,682 at December 31, 1996 and 1997, respectively, and $0 as of April 30, 1998 for the excess of the deposit liabilities reported by the banks over the amounts that would have been covered by federal insurance.

  The Company provides sales on credit to substantially all of their customers, the majority of which are construction companies. As of December 31, 1996 and 1997, outstanding credit to customers is $1,853,061 and $2,485,668, respectively, and $1,974,786 as of April 30, 1998.

NOTE C--INVENTORIES

  Inventories, which are stated at the lower of cost (first in/first out) or market, consist of the following:

                                                   DECEMBER 31,
                                               ---------------------  APRIL 30,
                                                  1996       1997       1998
                                               ---------- ---------- -----------
                                                                     (UNAUDITED)
     New equipment............................ $  850,650 $1,892,561 $2,520,258
     Used equipment...........................      6,590     22,632     16,841
     Parts, accessories and labor.............    610,830    586,677    593,530
                                               ---------- ---------- ----------
       Total.................................. $1,468,070 $2,501,870 $3,130,629
                                               ========== ========== ==========

NOTE D--INVESTMENT IN LEASES

  The Company leasing operations consist of leasing commercial lift equipment under short term and long term rental agreements. Certain of these long term leases fall under the classification as sales-type leases, whereby the lease gives rise to a dealers profit at the inception of the lease. The Company's net investment in sales-type leases consist of:

                                               DECEMBER 31,
                                           ----------------------   APRIL 30,
                                              1996        1997        1998
                                           ----------  ----------  -----------
                                                                   (UNAUDITED)
     Minimum lease payment receivable..... $1,576,242  $1,034,885  $1,183,128
     Estimated residual value of leased
      property............................    637,600     522,251     673,052
                                           ----------  ----------  ----------
                                            2,213,842   1,557,136   1,856,180
     Less current portion.................   (390,009)   (274,181)   (326,837)
                                           ----------  ----------  ----------
                                           $1,823,833  $1,282,955  $1,529,343
                                           ==========  ==========  ==========

  Future annual minimum lease payments receivable on these leases are:

     1998.............................................................. $274,181
     1999..............................................................  235,026
     2000..............................................................  193,609
     2001..............................................................  152,611
     2002..............................................................   87,532

                             INDUSTRIAL LIFT, INC.

                          DECEMBER 31, 1996 AND 1997
                   (THE INFORMATION AS OF APRIL 30, 1998 AND
        FOR THE FOUR MONTHS ENDED APRIL 30, 1997 AND 1998 IS UNAUDITED)

  The Company retains title to the leased equipment. The lessees pay taxes, licenses and insurance costs on the equipment.

SHORT-TERM RENTALS

  The value of future minimum rental payments under operating lease agreements is not determinable. The Company does not maintain the accounting to summarize this information due to the short term nature of the leases and the high volume of which leases are entered.

NOTE E--NOTES PAYABLE

  The Company has entered into various security agreements whereby they finance the equipment they purchased for leasing, rental and resale. The maturity dates vary according to the purchase date of the equipment and range between three to eight years. Equipment financing agreements consist of the following:

                                             DECEMBER 31,        APRIL 30,
                                        ----------------------- -----------
                                           1996        1997        1998
                                        ----------- ----------- -----------
                                                                (UNAUDITED)
1. Security agreement with Gehl
 Company, payable in monthly
 installments of interest only
 payments, interest rate averaging
 between 8.0% to 10.0%, secured by
 inventory and accounts receivable..... $   451,355 $   968,098 $ 1,011,782
2. Security agreement with Associates
 Commercial Corporation, payable in
 monthly installments, floating
 interest rate averaging between 7.5%
 to 9.5%, secured by inventory,
 accounts receivable and rights to
 equipment financed....................  10,622,836  10,006,648   9,653,199
3. Security agreement with CitiCorp,
 payable in monthly installments,
 interest averaging between 8.0% to
 10.0%, secured by new and used
 inventory and rights to equipment
 financed..............................     153,428          --          --
4. Mortgage payable to Associates
 Commercial Corporation payable in
 monthly installments of $9,544,
 interest at 10%, secured by property
 and plant. Effective April 1, 1998 the
 payment will be $8,870 as a result of
 a change in the interest rate to
 8.4%..................................     798,089     761,728     748,475
5. Security agreement with Grove North
 America is payable within 360 days of
 original invoice date. Interest is
 calculated by Grove North America when
 the invoice is issued based on 360 day
 repayment terms. Interest is
 calculated at 8.25%, securedby
 inventory.............................          --     934,022   1,639,307
                                        ----------- ----------- -----------
                                         12,025,708  12,670,496  13,052,763
  Less: Current Portion................   3,620,426   5,398,776
                                                                  3,479,323
                                        ----------- ----------- -----------
                                        $ 8,405,282 $ 7,271,720 $ 9,573,440
                                        =========== =========== ===========

                             INDUSTRIAL LIFT, INC.

                          DECEMBER 31, 1996 AND 1997
                   (THE INFORMATION AS OF APRIL 30, 1998 AND
        FOR THE FOUR MONTHS ENDED APRIL 30, 1997 AND 1998 IS UNAUDITED)
  Long-Term Maturities at December 31, 1997 are as follows:

           1999.................................. $ 2,311,740
           2000..................................   2,282,507
           2001..................................   1,832,837
           2002..................................     308,428
           Thereafter............................     536,208
                                                  -----------
                                                  $ 7,271,720
                                                  ===========

NOTE F--PROFIT SHARING CONTRIBUTION PAYABLE

  The Company has a profit sharing plan that provides coverage for all eligible employees who have been employed by the Company for at least six months at the end of the year. Each participant receives a proportionate share of the contribution based on his or her compensation to total compensation. The amount of the employer contributions is determined by the board of directors during the course of the year. Profit sharing contributions for the years ended December 31, 1996 and 1997 was $30,000 and $35,000, respectively, and $13,416 and $15,133 for the four months ended April 30, 1997 and 1998, respectively.

NOTE G--RELATED PARTY TRANSACTIONS

  Included in other assets as of December 31, 1996 and 1997 and April 30, 1998 is $455,068, $438,319 and $572,555 in loans to shareholders including $34,694, $17,946 and $17,946 of accrued interest respectively. The notes have no repayment terms and are accruing interest at 4%. Repayment of $34,694 was made on the loans in 1997.

NOTE H--OPERATING LEASES

  The Company, as lessee, leases certain equipment and plant facilities under operating lease agreements.

  The Company entered into a three year lease agreement in April, 1997 for its facilities located in Odenton, Maryland. This lease calls for monthly rental payments of $4,213 and $4,424 over the next two consecutive years of the lease.

  The Company also rents its facilities located in Newport News, Virginia. The two year lease agreement was entered into in August, 1996. Monthly payments for the next year lease is $3,800 per month.

  The Company has a lease agreement for their Ashland, Virginia facility which began in June, 1997. The monthly lease payments for the 1998-1999 lease year are $1,200 per month.

  Certain commercial lift equipment rented to customers under the company's leasing operations are leased under the following operating lease agreements:

  . Eighty-four month lease beginning in December, 1997--First two payments at $3,235 per month--Eighty-two payments at $9,185 per month
  . Seventy-two month lease beginning in December, 1997--First two payments at $18,858 per month--Seventy payments at $28,578 per month
  . Seventy-two month lease beginning in November, 1997--First two payments at $5,703 per month--Seventy payments at $18,598 per month

                             INDUSTRIAL LIFT, INC.

                          DECEMBER 31, 1996 AND 1997
                   (THE INFORMATION AS OF APRIL 30, 1998 AND
        FOR THE FOUR MONTHS ENDED APRIL 30, 1997 AND 1998 IS UNAUDITED)
  The company has a lease agreement for their telephone and computer system which began in December, 1997. The agreement is for sixty months at $4,667 per month.

  Rent expense associated with the above leases was approximately $438,548 for the year ending December 31, 1997.

  Future rental payments under these operating leases at December 31, 1997 is as follows:


           1998...................................  $1,094,000
           1999...................................   1,002,460
           2000...................................     857,531
           2001...................................     805,448
           2002...................................     795,580
           Thereafter.............................     751,182
                                                    ----------
                                                    $5,306,201
                                                    ==========

NOTE I--LITIGATION

  In 1996 the Company settled a claim with the State of New Jersey and was assessed $1,700 in sales tax, which it paid.

  During 1995 the Company had been in a personal injury claim based upon theories of negligence, product liability, and willful and wanton disregard. This claim was settled in 1996 at no cost to the Company.

NOTE J--SUBSEQUENT EVENT

  On May 12 , 1998, United Rentals, Inc. purchased all of Industrial Lift, Inc.'s issued and outstanding common stock.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Able Equipment Rental, Inc.

  We have audited the combined balance sheet of Able Equipment Rental, Inc. (See Note 1) (the "Companies") as of December 31, 1997 and the related combined statements of income, stockholders' equity and partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Able Equipment Rental, Inc. at December 31, 1997 and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
April 15, 1998

                          ABLE EQUIPMENT RENTAL, INC.

                            COMBINED BALANCE SHEETS

                                                         DECEMBER    FEBRUARY
                                                         31, 1997    28, 1998
                                                        ----------- -----------
                                                                    (UNAUDITED)
                        ASSETS
Cash................................................... $   489,330  $  273,090
Accounts receivable, net of allowance for doubtful ac-
 counts of $166,000 and $181,000 in 1997 and 1998, re-
 spectively............................................   2,725,794   2,670,554
Unbilled receivables...................................     359,000     395,000
Inventory..............................................     583,013     413,617
Rental equipment, net..................................   9,413,628   9,518,678
Property and equipment, net............................     696,070   1,008,900
Prepaid expenses and other assets......................     145,742     116,589
                                                        ----------- -----------
    Total assets....................................... $14,412,577 $14,396,428
                                                        =========== ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY AND PARTNERS'
                        CAPITAL
Liabilities:
  Accounts payable, accrued expenses and other
   liabilities......................................... $   989,038 $   784,412
  Debt.................................................   8,120,710   8,395,970
  Stockholder loan.....................................     364,600     364,600
  Deferred rent........................................      18,247      18,247
  Deferred tax liability...............................      86,348     113,735
                                                        ----------- -----------
    Total liabilities..................................   9,578,943   9,676,964
Commitments and contingencies
Stockholders' equity and partners' capital:
 Stockholders' equity:
  Common stock.........................................      17,000      17,000
  Additional paid-in capital...........................     102,978     102,978
  Retained earnings....................................   4,278,962   4,151,355
                                                        ----------- -----------
                                                          4,398,940   4,271,333
 Partners' capital.....................................     434,694     448,131
                                                        ----------- -----------
    Total stockholders' equity and partners' capital...   4,833,634   4,719,464
                                                        ----------- -----------
Total liabilities and stockholders' equity and part-
 ners' capital......................................... $14,412,577 $14,396,428
                                                        =========== ===========


                            See accompanying notes.

                          ABLE EQUIPMENT RENTAL, INC.

                         COMBINED STATEMENTS OF INCOME


                                                         TWO MONTHS  TWO MONTHS
                                            YEAR ENDED     ENDED       ENDED
                                             DECEMBER   FEBRUARY 28,  FEBRUARY
                                             31, 1997       1997      28, 1998
                                            ----------- ------------ ----------
                                                              (UNAUDITED)
Revenues:
  Equipment rentals........................ $17,081,826  $1,631,226  $2,633,136
  Sales of rental equipment................     365,670         --          --
  Sales of parts, supplies and new equip-
   ment....................................   1,847,708     503,961     757,212
                                            -----------  ----------  ----------
Total revenues.............................  19,295,204   2,135,187   3,390,348
Cost of revenues:
  Cost of equipment rentals, excluding
   equipment rental depreciation...........   6,944,226   1,005,933   1,306,857
  Depreciation, equipment rentals..........   1,667,366     201,010     302,678
  Cost of rental equipment sales...........     293,238         --          --
  Cost of parts, supplies and new equipment
   sales...................................   1,518,807     239,576     272,657
                                            -----------  ----------  ----------
Total cost of revenues.....................  10,423,637   1,446,519   1,882,192
                                            -----------  ----------  ----------
Gross profit...............................   8,871,567     688,668   1,508,156
Selling, general and administrative ex-
 penses....................................   6,438,632     627,098   1,241,182
Non-rental depreciation....................     172,489      14,440      27,130
                                            -----------  ----------  ----------
Operating income...........................   2,260,446      47,130     239,844
Interest expense...........................     591,701      42,099     113,995
                                            -----------  ----------  ----------
Income before provision for income taxes...   1,668,745       5,031     125,849
Provision for income taxes.................      61,235      19,436      36,269
                                            -----------  ----------  ----------
Net income (loss).......................... $ 1,607,510  $  (14,405) $   89,580
                                            ===========  ==========  ==========


                            See accompanying notes.

                          ABLE EQUIPMENT RENTAL, INC.

       COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL

                               COMMON STOCK  ADDITIONAL
                              --------------  PAID-IN    RETAINED   PARTNERS'
                              SHARES AMOUNT   CAPITAL    EARNINGS    CAPITAL
                              ------ ------- ---------- ----------  ---------
Balance at January 1, 1997... 1,700  $17,000  $102,978  $3,290,014  $ 483,975
  Capital contributions......                                  --       6,000
  Stockholders and capital
   distributions.............                             (322,246)  (351,597)
  Net income.................                            1,311,194    296,316
                              -----  -------  --------  ----------  ---------
Balance at December 31,
 1997........................ 1,700  $17,000  $102,978  $4,278,962  $ 434,694
  Stockholders distributions
   (unaudited)...............                             (203,750)       --
  Net income (unaudited).....                               76,143     13,437
                              -----  -------  --------  ----------  ---------
Balance at February 28, 1998
 (unaudited)................. 1,700  $17,000  $102,978  $4,151,355  $ 448,131
                              =====  =======  ========  ==========  =========




                            See accompanying notes.

                          ABLE EQUIPMENT RENTAL, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                           TWO MONTHS ENDED
                                             YEAR ENDED      FEBRUARY 28,
                                            DECEMBER 31,  --------------------
                                                1997        1997       1998
                                            ------------  ---------  ---------
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss).........................  $ 1,607,510   $ (14,405) $  89,580
Adjustments to reconcile net income (loss)
 to net cash provided by operating
 activities:
  Depreciation............................    1,839,855     215,450    329,808
  Gain on sale of property and equipment..      (72,432)     (6,556)      (559)
  Deferred tax liability..................       26,340      19,436     27,387
  Changes in assets and liabilities:
    (Increase) Decrease in accounts
     receivable...........................     (956,085)     57,264     55,240
    Increase in unbilled receivables......     (142,000)    (23,000)   (36,000)
    Increase (Decrease) in inventory......     (346,085)    102,170    169,396
    Decrease (Increase) in prepaid
     expenses and other assets............        5,467     (62,149)    29,153
    Increase (Decrease) in accounts
     payable, accrued expenses and other
     liabilities..........................      724,666     (29,375)  (204,627)
    Increase in deferred rent.............       18,247         --         --
                                            -----------   ---------  ---------
      Cash provided by operating
       activities.........................    2,705,483     258,835    459,378
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of rental equipment..............   (5,395,221)   (399,294)  (407,728)
Proceeds from sale of rental equipment....      365,670      22,249        613
Purchases of property and equipment.......     (468,927)    (54,417)  (340,014)
                                            -----------   ---------  ---------
      Cash used in investing activities...   (5,498,478)   (431,462)  (747,129)
CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions.....................        6,000         --         --
Stockholders and capital distributions....     (673,843)        --    (203,750)
Principal payments on debt................   (2,495,519)   (343,900)  (311,207)
Borrowings under credit facility..........    6,116,144     346,667    586,468
                                            -----------   ---------  ---------
      Cash provided by financing
       activities.........................    2,952,782       2,767     71,511
                                            -----------   ---------  ---------
Increase (Decrease) in cash...............      159,787    (169,860)  (216,240)
Cash balance at beginning of period.......      329,543     329,543    489,330
                                            -----------   ---------  ---------
      Cash balance at end of period.......  $   489,330   $ 159,683  $ 273,090
                                            ===========   =========  =========

                            See accompanying notes.

                          ABLE EQUIPMENT RENTAL, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997
(THE INFORMATION AS OF FEBRUARY 28, 1998 AND FOR THE TWO MONTHS ENDED FEBRUARY
                        28, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The combined financial statements of Able Equipment Rental, Inc. include the accounts of the following entities: Rental Equipment, Inc.; Butler & Son, Inc.; Butler & Derbyshire, Inc.; Butler & O'Connor; Butler & Butler; Butler, Rollins & Butler; Butler, Schlerf & Butler; Butler, Westbrook & Butler; Butler, Binder & Butler; Butler, Cook & Butler; Butler, Henkle & Butler; Butler, McKenney & Butler; Butler, Breitenstein & Butler; Butler, Escalante & Butler; and Butler, Paeper & Butler (collectively the "Companies"). The Companies are affiliated through common ownership. All significant intercompany accounts and transactions have been eliminated in combination.

  These combined financial statements are prepared on a historical cost basis and do not include any adjustments that may result from the acquisition of the Companies by United Rentals, Inc. ("United") as more fully described in Note 10.

 Business Activity

  The Companies rent, sell and repair construction equipment for use by contractor, industrial and homeowners markets. The rentals are on a daily, weekly or monthly basis. The Companies have six locations and their principal market area is Southern California. The nature of the Companies' business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the balance sheet is presented on an unclassified basis.

  On March 29, 1997 Rental Equipment, Inc. acquired for $1,500,000 a substantial amount of rental equipment and fixed assets from Sam's-U-Rent, Inc. and assumed all operations. The Company utilized the funds available under its line of credit to finance the purchase. The acquisition has been accounted for as a purchase and, accordingly, at such date the Company recorded the assets acquired at their estimated fair values.

 Interim Financial Statements

  The accompanying combined balance sheet at February 28, 1998 and the combined statements of income, stockholders' equity and partners' capital and cash flows for the two-month periods ended February 28, 1997 and 1998 are unaudited and have been prepared on the same basis as the audited combined financial statements included herein. In the opinion of management, such unaudited combined financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim period are not necessarily indicative of results for the full year.

 Inventory

  Inventory consists primarily of general replacement parts, fuel and equipment held for resale and are stated at the lower of cost, determined under the first-in, first-out method, or market.

 Rental Equipment

  Rental equipment is recorded at cost. Depreciation for rental equipment is computed using the straight-line method over an estimated seven-year useful life with no salvage value.

                          ABLE EQUIPMENT RENTAL, INC.

  Ordinary maintenance and repair costs are charged to operations as incurred. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from sales of rental equipment and cost of sales of rental equipment, respectively, in the combined statement of income.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation of property and equipment is computed on the straight-line method over an estimated useful life of seven years. Leasehold improvements are amortized using the straight-line method over the estimated lives of the leasehold improvement or the remaining life of the lease, whichever is shorter.

  Ordinary maintenance and repair costs are charged to operations as incurred. The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation is eliminated from the accounts and any resulting gain or loss is included in operations.

 Rental Revenue

  Rental revenue is recorded as earned under the operating method.

 Advertising Costs

  The Companies advertise primarily through trade journals, trade associations and phone directories. All advertising costs are expensed as incurred. Advertising expense amounted to approximately $144,000, $17,000 and $24,000 in the year ended December 31, 1997 and in the two months ended February 28, 1997 and 1998, respectively.

 Income Taxes

  Rental Equipment, Inc. and Butler & Son, Inc. have elected, by unanimous consent of their shareholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code for both federal and state purposes. Under those provisions, the Companies do not pay federal or state income taxes; instead, the shareholders are liable for individual income taxes on their profits.

  Butler & Derbyshire, Inc., a C Corporation for federal tax purposes, applied an asset and liability approach to accounting for income taxes. Deferred income tax assets and liabilities arise from differences between the tax basis of an asset or liability and its reported amount in the combined financial statements. Deferred tax balances are determined by using tax rates to be in effect when the taxes will actually be paid or refunds received.

  All the other entities included in these combined financial statements are partnerships. No provision has been made in the accompanying financial statements for any federal, state, or local income taxes since they are the liability of the individual partners.

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                          ABLE EQUIPMENT RENTAL, INC.

2. CONCENTRATIONS OF CREDIT RISK

  The Companies maintain cash balances with a quality financial institution and consequently, management believes funds maintained there are secure. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Companies' customer base and their credit policy.

3. RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consists of the following:

                                                       DECEMBER 31, FEBRUARY 28,
                                                           1997         1998
                                                       ------------ ------------
                                                                    (UNAUDITED)
   Rental equipment................................... $16,709,153  $17,116,881
   Less accumulated depreciation......................   7,295,525    7,598,203
                                                       -----------  -----------
   Rental equipment, net.............................. $ 9,413,628  $ 9,518,678
                                                       ===========  ===========

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                       DECEMBER 31, FEBRUARY 28,
                                                           1997         1998
                                                       ------------ ------------
                                                                    (UNAUDITED)
   Transportation equipment...........................  $  901,400   $1,228,870
   Furniture and fixtures.............................     321,638      330,289
   Leasehold improvements.............................     259,854      259,854
                                                        ----------   ----------
                                                         1,482,892    1,819,013
   Less accumulated depreciation......................     786,822      810,113
                                                        ----------   ----------
     Total............................................  $  696,070   $1,008,900
                                                        ==========   ==========

5. DEBT AND STOCKHOLDER LOAN

  Debt and stockholder loan consists of the following:

                                                      DECEMBER 31, FEBRUARY 28,
                                                          1997         1998
                                                      ------------ ------------
                                                                   (UNAUDITED)
   Sanwa Bank--Various lines of credit with combined
    monthly payments of $122,452 and $163,958, in
    1997 and 1998 respectively including interest
    from 8.1% to 9.5%...............................   $8,120,710   $8,395,970
   Stockholder Loan--No set principal payments. Loan
    is due on December 13, 1999. The loan accrues
    interest at a rate of 10% per year. ............      364,600      364,600
                                                       ----------   ----------
                                                       $8,485,310   $8,760,570
                                                       ==========   ==========

  Substantially all rental equipment collateralized the above bank notes. All debt was paid off in connection with the acquisition discussed in Note 10.

                          ABLE EQUIPMENT RENTAL, INC.

6. INCOME TAXES

  The provision for income taxes consists of the following:

                                                                   TWO MONTHS
                                                                      ENDED
                                                     YEAR ENDED   FEBRUARY 28,
                                                    DECEMBER 31, ---------------
                                                        1997      1997    1998
                                                    ------------ ------- -------
                                                                   (UNAUDITED)
   Current:
     Federal.......................................   $20,009    $   --  $ 7,023
     State.........................................    14,886        --    1,859
                                                      -------    ------- -------
                                                       34,895        --    8,882
   Deferred:
     Federal.......................................       --         --
     State.........................................    26,340     19,436  27,387
                                                      -------    ------- -------
                                                       26,340     19,436  27,387
                                                      -------    ------- -------
                                                      $61,235    $19,436 $36,269
                                                      =======    ======= =======

  Significant components of the Companies deferred tax liability are as follows:

                                                      DECEMBER 31, FEBRUARY 28,
                                                          1997         1998
                                                      ------------ ------------
                                                                   (UNAUDITED)
   Difference in basis of accounting.................   $34,375      $ 54,566
   Cumulative tax depreciation in excess of book.....    51,973        59,169
                                                        -------      --------
   Deferred tax liability............................   $86,348      $113,735
                                                        =======      ========

7. OPERATING LEASES

  The Companies lease six store locations on long-term leases. The Companies are responsible for all operating expenses of the facilities including property taxes, assessments, insurance, repairs and maintenance. These leases have various terms and extend through May 2007 and include scheduled base rent increases over the term of the leases. The total amount of the base rent payments is being charged to expense on the straight-line method over the terms of the leases. The Companies recorded a liability for deferred rent to reflect the excess of rent expense over cash payments which is included in the accompanying combined balance sheet.

  Total rent expense for the year ended December 31, 1997 and for the two months ended February 28, 1997 and 1998 was approximately $846,000, $66,000 and $182,000, respectively.

  At December 31, 1997, minimum lease commitments under all operating leases, with initial or remaining lease terms of more than one year, are as follows:

        1998......................................................... $  918,000
        1999.........................................................    851,000
        2000.........................................................    810,000
        2001.........................................................    810,000
        2002.........................................................    810,000
        Thereafter...................................................  3,230,000
                                                                      ----------
          Total...................................................... $7,429,000
                                                                      ==========

                          ABLE EQUIPMENT RENTAL, INC.

8. COMMON STOCK

  The common stock of the Companies at December 31, 1997 and February 28, 1998 (unaudited) is summarized as follows:

                                                         SHARES
                                                 ----------------------
                                                            ISSUED AND
                                       PAR VALUE AUTHORIZED OUTSTANDING AMOUNT
                                       --------- ---------- ----------- -------
   Rental Equipment, Inc. ............     $10     7,500         500    $ 5,000
   Butler & Son, Inc. ................  no par     5,000         200      2,000
   Butler & Derbyshire, Inc...........  no par     5,000       1,000     10,000
                                                               -----    -------
                                                               1,700    $17,000
                                                               =====    =======

9. SUPPLEMENTAL CASH FLOW INFORMATION

  For the year ended December 31, 1997 and for the two months ended February 28, 1997 and 1998, total interest paid was $554,701, $48,666 and $114,822, respectively.

  For the year ended December 31, 1997 and for the two months ended February 28, 1997 and 1998, total income taxes paid was $9,000, $0 and $0, respectively

10. SUBSEQUENT EVENT

  On March 23, 1998, under the terms of the stock purchase agreement, United purchased all of the issued and outstanding capital stock of Rental Equipment Inc., Butler & Son, Inc. and Butler & Derbyshire, Inc. as well as the net assets of the partnerships included herein.

         INDEPENDENT AUDITORS' REPORT ON COMBINED FINANCIAL STATEMENTS

Board of Directors Grand Valley Equipment Co., Inc. and Kubota of Grand Rapids, Inc.

  We have audited the accompanying combined balance sheet of Grand Valley Equipment Co., Inc. and Kubota of Grand Rapids, Inc. as of December 31, 1997 and the related combined statements of income and retained earnings and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Grand Valley Equipment Co., Inc. and Kubota of Grand Rapids, Inc. as of December 31, 1997 and the results of operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/  Beene Garter LLP

July 23, 1998
Grand Rapids, Michigan

       GRAND VALLEY EQUIPMENT CO., INC. AND KUBOTA OF GRAND RAPIDS, INC.

                            COMBINED BALANCE SHEETS

                                                       DECEMBER 31,   MAY 31,
                                                           1997        1998
                                                       ------------ -----------
                                                                    (UNAUDITED)
                        ASSETS
Current Assets
  Cash................................................  $  440,146  $1,304,088
  Accounts receivable.................................     911,325   1,402,058
  Refundable income taxes.............................      63,287         --
  Inventories.........................................   1,296,093   2,231,832
                                                        ----------  ----------
TOTAL CURRENT ASSETS..................................   2,710,851   4,937,978
Rental Equipment, net.................................   4,724,733   3,438,583
Property, Plant and Equipment, net....................     238,388     237,995
                                                        ----------  ----------
                                                        $7,673,972  $8,614,556
                                                        ==========  ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Bank overdraft......................................  $  311,917  $      --
  Notes payable.......................................   2,070,106   1,526,658
  Accounts payable....................................     289,310     275,169
  Accrued expenses
    Federal income tax................................         --      637,560
    Other.............................................     215,915     142,869
  Customer deposits...................................     154,472       6,769
  Deferred income taxes...............................     150,000     150,000
                                                        ----------  ----------
TOTAL CURRENT LIABILITIES.............................   3,191,720   2,739,025
Stockholders' Equity
  Common stock, no par value; authorized 50,000
   shares; issued and outstanding 6,000...............       6,000       6,000
  Common stock, $1 par value; authorized 50,000
   shares; issued and outstanding 21,750..............      21,750      21,750
  Retained earnings...................................   4,454,502   5,847,781
                                                        ----------  ----------
                                                         4,482,252   5,875,531
                                                        ----------  ----------
                                                        $7,673,972  $8,614,556
                                                        ==========  ==========

                             See accompanying notes

       GRAND VALLEY EQUIPMENT CO., INC. AND KUBOTA OF GRAND RAPIDS, INC.

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                         FIVE MONTHS  FIVE MONTHS
                                            YEAR  ENDED     ENDED        ENDED
                                            DECEMBER 31,   MAY 31,      MAY 31,
                                                1997        1998         1997
                                            ------------ -----------  -----------
                                                         (UNAUDITED)  (UNAUDITED)
Revenues
  Equipment rentals.......................   $3,082,730  $1,255,473   $1,123,104
  Sales of new, used and rental equipment,
   parts and other........................   15,188,885   6,921,749    6,007,118
                                             ----------  ----------   ----------
                                             18,271,615   8,177,222    7,130,222
Cost of Sales
  Rental equipment depreciation...........    1,697,339     748,000      635,000
  Cost of sales...........................   11,509,080   4,393,854    4,783,983
                                             ----------  ----------   ----------
                                             13,206,419   5,141,854    5,418,983
                                             ----------  ----------   ----------
GROSS PROFIT..............................    5,065,196   3,035,368    1,711,239
Selling, General and Administrative Ex-
 penses...................................    3,420,352     902,584    1,139,258
Non-rental Depreciation and Amortization..      102,359      35,350       38,250
                                             ----------  ----------   ----------
Operating Income..........................    1,542,485   2,097,434      533,731
                                             ----------  ----------   ----------
Other Income (Expense)
  Interest income.........................       45,631      33,621        5,503
  Gain on sale of non-rental equipment....       38,471         --           --
  Other income............................       75,857      22,028       34,293
  Interest expense........................     (111,927)    (32,804)     (51,729)
                                             ----------  ----------   ----------
                                                 48,032      22,845      (11,933)
                                             ----------  ----------   ----------
INCOME BEFORE INCOME TAXES................    1,590,517   2,120,279      521,798
Provision for Income Taxes................      544,138     727,000      187,000
                                             ----------  ----------   ----------
NET INCOME................................    1,046,379   1,393,279      334,798
Beginning Retained Earnings...............    3,408,123   4,454,502    3,408,123
                                             ----------  ----------   ----------
ENDING RETAINED EARNINGS..................   $4,454,502  $5,847,781   $3,742,921
                                             ==========  ==========   ==========

                             See accompanying notes

       GRAND VALLEY EQUIPMENT CO., INC. AND KUBOTA OF GRAND RAPIDS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                        FIVE MONTHS  FIVE MONTHS
                                           YEAR ENDED      ENDED        ENDED
                                          DECEMBER 31,    MAY 31,      MAY 31,
                                              1997         1998         1997
                                          ------------  -----------  -----------
                                                        (UNAUDITED)  (UNAUDITED)
Cash Flows from Operating Activities
  Net income............................. $ 1,046,379   $1,393,279   $   334,798
  Adjustments to reconcile net income to
   net cash provided by operating
   activities............................
    Depreciation and amortization........   1,799,698      783,350       673,250
    Gain sale of non-rental equipment....     (38,741)         --            --
    Gain on sale of rental equipment.....    (604,752)    (912,841)     (209,378)
    Deferred income taxes................     185,000          --            --
    Changes in assets and liabilities
      Accounts receivable................    (187,919)    (427,446)     (540,038)
      Inventories........................     313,739     (935,739)     (315,768)
      Accounts payable, accrued expenses
       and other liabilities.............    (575,471)     402,670        22,895
                                          -----------   ----------   -----------
NET CASH PROVIDED (USED) BY OPERATING
 ACTIVITIES..............................   1,937,933      303,273       (34,241)
Cash Flows from Investing Activities
  Purchase of rental equipment...........  (9,056,754)    (902,990)   (1,948,032)
  Purchase of non-rental equipment.......     (73,591)     (34,958)      (56,649)
  Proceeds from sale of rental
   equipment.............................   7,205,622    2,353,982     2,239,869
  Proceeds from sale of non-rental
   equipment.............................      81,873          --            --
                                          -----------   ----------   -----------
NET CASH (USED) PROVIDED BY INVESTING
 ACTIVITIES..............................  (1,842,850)   1,416,034       235,188
Cash Flows from Financing Activities
  Bank overdraft.........................    (156,626)    (311,917)     (468,543)
  Change in notes payable................     285,939     (543,448)      142,528
                                          -----------   ----------   -----------
NET CASH PROVIDED (USED) BY FINANCING
 ACTIVITIES..............................     129,313     (855,365)     (326,015)
                                          -----------   ----------   -----------
INCREASE (DECREASE) IN CASH..............     224,396      863,942      (125,068)
Cash Balance at Beginning of Period......     215,750      440,146       215,750
                                          -----------   ----------   -----------
CASH BALANCE AT END OF PERIOD............ $   440,146   $1,304,088   $    90,682
                                          ===========   ==========   ===========
Supplemental Cash Flow Information
  Cash paid for interest................. $   111,927   $   32,804   $    51,729
  Cash paid for income taxes............. $   415,280   $   26,153   $   103,820

                             See accompanying notes

       GRAND VALLEY EQUIPMENT CO., INC. AND KUBOTA OF GRAND RAPIDS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997
         (THE INFORMATION AS OF MAY 31, 1998 AND FOR THE THREE MONTHS
                   ENDED MAY 31, 1998 AND 1997 IS UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of Business and Basis of Presentation

  The combined financial statements include the accounts of Grand Valley Equipment Co., Inc. and Kubota of Grand Rapids, Inc. (collectively the "Company"). Grand Valley Equipment Co., Inc. ("GVE") and Kubota of Grand Rapids, Inc. ("KGR") are combined due to common ownership and operations which are complimentary. The financial statements of GVE as of October 31, 1997 (GVE's fiscal year end) are combined with the financial statements of KGR as of December 31, 1997. The financial statements of GVE as of March 31, 1998 and 1997 are combined with the financial statements of KGR as of May 31, 1998 and 1997.

  The Company rents and sells heavy and light machinery and equipment primarily in the Western Michigan area. All significant intercompany accounts and transactions have been eliminated on combination.

 Interim Financial Statements

  The accompanying combined balance sheets at May 31, 1998, and the combined statements of income, and retained earnings and cash flows for the five month periods ended May 31, 1998 and 1997 are unaudited and have been prepared on the same basis as the audited combined financial statements included herein. In the opinion of management, such unaudited combined financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full year.

 Inventories

  Inventories, which consist of heavy and light machinery and equipment, are valued at the lower of cost or net realizable value.

 Revenue Recognition

  Revenue related to the sale of heavy and light machinery and equipment is recognized at the point of sale. Revenue related to the rental of heavy and light machinery is recognized at the time of return for rentals of one month or less, and ratably over the contract term for rentals in excess of one month.

 Rental Equipment

  Rental equipment is recorded at cost. Depreciation for rental equipment is computed using an accelerated method over an estimated five-year useful life with no salvage value.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation of property and equipment is provided on accelerated methods over the estimated useful lives of the respective assets.

  The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation is eliminated from the accounts and any resulting gain or loss is included in operations. Ordinary maintenance and repair costs are charged to operations as incurred.

       GRAND VALLEY EQUIPMENT CO., INC. AND KUBOTA OF GRAND RAPIDS, INC.

 Income Taxes

  The Company uses the "liability method" of accounting for income taxes. Accordingly, deferred tax assets and liabilities would be determined based on the difference between the financial statement and tax basis of assets and liabilities, primarily due to differences in the carrying value of rental equipment, using enacted tax rates in effect for the year in which the differences are expected to reverse.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2--CONCENTRATIONS OF CREDIT RISK

  The Company maintains cash balances with quality financial institutions and, consequently, management believes funds maintained there are secure. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Company's customer base and its credit policy.

NOTE 3--RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consists of the following:

                                                      DECEMBER 31,    MAY 31,
                                                          1997         1998
                                                      ------------  -----------
                                                                    (UNAUDITED)
   Rental equipment.................................. $ 7,694,776   $ 7,156,627
   Less: Accumulated depreciation....................  (2,970,043)   (3,718,044)
                                                      -----------   -----------
   Rental Equipment, net............................. $ 4,724,733   $ 3,438,583
                                                      ===========   ===========

NOTE 4--PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                        DECEMBER 31,   MAY 31,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
   Land................................................  $   5,000    $   5,000
   Buildings...........................................     60,957       60,957
   Machinery and equipment.............................    270,759      270,759
   Office furniture and equipment......................     17,066       10,434
   Vehicles............................................    368,476      410,065
                                                         ---------    ---------
                                                           722,258      757,215
   Less: Accumulated depreciation......................   (483,870)    (519,220)
                                                         ---------    ---------
                                                         $ 238,388    $ 237,995
                                                         =========    =========

       GRAND VALLEY EQUIPMENT CO., INC. AND KUBOTA OF GRAND RAPIDS, INC.

NOTE 5--NOTES PAYABLE

  Notes payable consist of the following:

                                                       DECEMBER 31,   MAY 31,
                                                           1997        1998
                                                       ------------ -----------
                                                                    (UNAUDITED)
   $2,500,000 line-of-credit, providing for interest
    at prime rate (8.5% at December 31, 1997), due in
    March, 1999, secured by the assets of the Compa-
    ny...............................................   $1,605,000  $  480,000
   Amounts due under manufacturer floor plan arrange-
    ment represent amounts on which principle and in-
    terest are not yet due...........................      465,106   1,046,658
                                                        ----------  ----------
                                                        $2,070,106  $1,526,658
                                                        ==========  ==========

NOTE 6--LEASES

  The Company leases operating facilities under operating leases from entities under similar ownership. Rent expense under these leases totaled $184,000 for the year ended December 31, 1997 and $30,000 and $77,000 for five months ended May 31, 1998 and 1997, respectively. Under the lease agreements, aggregate rent is payable in monthly installments of $6,000. The agreements provide for an increase in annual rent based on the Consumer Price Index of the previous five years. Future minimum rent commitments are $72,000 each for years ended December 31, 1998 to December 31, 2004, to be adjusted based on the increase in the Consumer Price Index. There is no formal lease agreement for the GVE lease, they are leasing on a month to month basis.

NOTE 7--INCOME TAXES

  The provision for income taxes consists of the following:

                                                                 MAY 31,
                                            DECEMBER 31, -----------------------
                                                1997        1997        1998
                                            ------------ ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
   Currently payable.......................   $359,138    $187,000    $727,000
   Deferred................................    185,000         --          --
                                              --------    --------    --------
   Federal income tax......................   $544,138    $187,000    $727,000
                                              ========    ========    ========

  The effective rate for income tax expense differs from the statutory rate of 34% when applied to income from continuing operations before income taxes due to certain nondeductible expenses of the Company.

NOTE 8--RETIREMENT PLAN

  The Company has adopted a profit-sharing plan and a 401(k) plan that covers substantially all employees and provides for discretionary employer and voluntary employee contributions.

  KGR has established a defined contribution 401(k) retirement plan which covers substantially all full-time employees. The employees may contribute up to $9,500 annually. Company contributions are discretionary. Company contributions to the plan were $20,102, $6,114 and $6,057 for the year ended December 31, 1997 and for the five month periods ended May 31, 1998 and 1997, respectively.

  GVE has established a Profit-Sharing Plan under section 401 and 501 of the Internal Revenue Code. Substantially all full-time employees are eligible for the plan. Yearly employer contributions are discretionary.

       GRAND VALLEY EQUIPMENT CO., INC. AND KUBOTA OF GRAND RAPIDS, INC.

Employees may also elect to contribute to the plan. Company contributions to the plan were $151,152 for the year ended December 31, 1997. Company contributions to the plan were $63,000 and $62,500 for the five month periods ended May 31, 1998 and 1997, respectively.

NOTE 9--CONTINGENCIES

  The Company may occasionally be subject to certain liability claims resulting from the normal course of business.

NOTE 10--SUBSEQUENT EVENT

  On June 9, 1998, the Company entered into a stock purchase agreement with United Rentals, Inc. ("United"). Under the terms of the stock purchase agreement, United purchased all of the issued and outstanding capital stock of both GVE and KGR.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders ofMcClinch Equipment Services, Inc:

  We have audited the accompanying balance sheet of McClinch Equipment Services, Inc. as of December 31, 1997, and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of McClinch Equipment Services, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Stamford, Connecticut
March 6, 1998.

                       MCCLINCH EQUIPMENT SERVICES, INC.

                                 BALANCE SHEETS

                                                      DECEMBER 31,  JUNE 30,
                                                          1997        1998
                                                      ------------ -----------
                                                                   (UNAUDITED)
                       ASSETS:
Cash and cash equivalents............................ $   314,000  $   439,000
Accounts receivable, less allowance for doubtful
 accounts of $75,000.................................   3,611,000    2,839,000
State income taxes receivable........................       1,000        6,000
Inventories..........................................     354,000      459,000
Net investment in sales-type leases (Note 2).........      49,000      130,000
Fixed assets, net (Note 3)...........................  18,631,000   22,859,000
Other assets.........................................      29,000       25,000
Due from related parties.............................     151,000          --
                                                      -----------  -----------
  Total assets....................................... $23,140,000  $26,757,000
                                                      ===========  ===========
                    LIABILITIES:
Notes payable (Note 4)............................... $16,200,000  $18,021,000
Accounts payable and accrued expenses................   1,237,000    1,193,000
Due to related parties...............................         --       822,000
Deferred state income taxes (Note 6).................     500,000      556,000
                                                      -----------  -----------
  Total liabilities..................................  17,937,000   20,592,000
                                                      -----------  -----------
Commitments (Note 8)

                STOCKHOLDERS' EQUITY:
Common stock, no par value; authorized, 6,000 shares;
 issued and outstanding, 100 shares...................         --          --
Additional paid-in capital............................      10,000      10,000
Retained earnings.....................................   5,193,000   6,155,000
                                                       ----------- -----------
  Total stockholders' equity..........................   5,203,000   6,165,000
                                                       ----------- -----------
  Total liabilities and stockholders' equity.......... $23,140,000 $26,757,000
                                                       =========== ===========


    The accompanying notes are an integral part of the financial statements.

                       MCCLINCH EQUIPMENT SERVICES, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                           SIX MONTHS ENDED
                                            YEAR ENDED         JUNE 30,
                                           DECEMBER 31,  ----------------------
                                               1997         1998        1997
                                           ------------  ----------  ----------
                                                              (UNAUDITED)
Revenues:
  Equipment rentals and service........... $12,141,000   $6,626,000  $5,036,000
  Sales...................................   4,759,000    2,415,000   2,426,000
                                           -----------   ----------  ----------
                                            16,900,000    9,041,000   7,462,000
                                           -----------   ----------  ----------
Cost of equipment rentals and service
 (Note 5).................................   6,520,000    3,911,000   2,994,000
Cost of sales.............................   3,642,000    1,852,000   1,859,000
                                           -----------   ----------  ----------
    Gross profit..........................   6,738,000    3,278,000   2,609,000
Selling expenses (Note 5).................   1,540,000      690,000     663,000
General and administrative expenses (Note
 5).......................................   2,445,000      966,000     627,000
                                           -----------   ----------  ----------
                                             2,753,000    1,622,000   1,319,000
Other income (expense):
  Other income............................     410,000       39,000     207,000
  Interest income.........................      56,000       12,000      23,000
  Interest expense........................  (1,167,000)    (651,000)   (509,000)
                                           -----------   ----------  ----------
    Income before provision for state in-
     come taxes...........................   2,052,000    1,022,000   1,040,000
Provision for state income taxes:
  Current.................................       7,000        4,000       2,000
  Deferred................................     100,000       56,000      68,000
                                           -----------   ----------  ----------
    Net income............................   1,945,000      962,000     970,000
Retained earnings, beginning of period....   3,248,000    5,193,000   3,248,000
                                           -----------   ----------  ----------
    Retained earnings, end of period...... $ 5,193,000   $6,155,000  $4,218,000
                                           ===========   ==========  ==========


    The accompanying notes are an integral part of the financial statements.

                       MCCLINCH EQUIPMENT SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                                          SIX MONTHS ENDED
                                          YEAR ENDED          JUNE 30,
                                         DECEMBER 31,  ------------------------
                                             1997         1998         1997
                                         ------------  -----------  -----------
                                                             (UNAUDITED)
Cash flows from operating activities:
  Net income............................ $ 1,945,000   $   962,000  $   970,000
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Depreciation........................   3,215,000     1,987,000    1,476,000
    Gain on sale of equipment...........    (180,000)     (115,000)     (76,000)
    Deferred state income taxes.........     100,000        56,000       68,000
                                         -----------   -----------  -----------
                                           5,080,000     2,890,000    2,438,000
  Changes in assets and liabilities:
    Accounts receivable.................  (1,460,000)      772,000       30,000
    State income taxes receivable.......       1,000        (5,000)      (4,000)
    Inventories.........................      (2,000)     (105,000)      60,000
    Other assets........................      (9,000)        4,000          --
    Accounts payable and accrued
     expenses...........................     449,000       (44,000)      91,000
    Due to related parties..............    (243,000)      973,000      124,000
                                         -----------   -----------  -----------
      Net cash provided by operating
       activities.......................   3,816,000     4,485,000    2,739,000
                                         -----------   -----------  -----------
Cash flows from investing activities:
  Acquisition of property and rental
   equipment............................  (8,814,000)   (6,425,000)  (5,550,000)
  Net investment in sales-type leases...      26,000       (81,000)      33,000
  Proceeds from the sale of equipment...     495,000       325,000      200,000
                                         -----------   -----------  -----------
      Net cash used in investing
       activities.......................  (8,293,000)   (6,181,000)  (5,317,000)
                                         -----------   -----------  -----------
Cash flows from financing activities:
  Borrowings under line of credit.......   8,750,000     5,800,000    5,500,000
  Repayments under line of credit.......  (4,050,000)   (3,979,000)  (2,000,000)
                                         -----------   -----------  -----------
      Net cash provided by financing
       activities.......................   4,700,000     1,821,000    3,500,000
                                         -----------   -----------  -----------
      Net increase in cash and cash
       equivalents......................     223,000       125,000      922,000
Cash and cash equivalents, beginning of
 period.................................      91,000       314,000       91,000
                                         -----------   -----------  -----------
      Cash and cash equivalents, end of
       period........................... $   314,000   $   439,000  $ 1,013,000
                                         ===========   ===========  ===========
Supplemental disclosures of cash flow
 information:
  Cash paid during the period for:
   Interest............................. $ 1,131,000   $   648,000  $   491,000
   State income taxes...................       6,000         9,000        6,000

    The accompanying notes are an integral part of the financial statements.

                       MCCLINCH EQUIPMENT SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS
 (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997 IS
                                  UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Company's Business:

  McClinch Equipment Services, Inc. (the "Company") is an exclusive dealer for JLG Industries in New Jersey, Delaware, Maryland, Washington D.C., and Northern Virginia. The Company also has distribution agreements with other manufacturers in New Jersey, Delaware, Maryland, Pennsylvania, Washington, D.C. and Virginia. Revenues are derived principally from the rental of aerialift equipment and material handling equipment and the sale of new and used aerialift equipment to a diversified customer base including contractors and other users.

 Basis of Presentation:

  The balance sheet is presented on an unclassified basis since it more properly reflects the Company's operations as an equipment rental company.

 Interim Financial Statements:

  The accompanying balance sheet at June 30, 1998, and the statements of income and retained earnings and cash flows for the six month periods June 30, 1998 and 1997 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consists solely of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full year.

 Revenue Recognition:

  a. Operating Leases. Rental revenue is recognized over the lease term (generally less than one year) as earned.

  b. Sales-Type Leases: Sales are recorded at amounts equal to the present value of the minimum lease payments at the inception of the lease. The unearned interest income represents the difference between the minimum lease payments and the present value of such payments. Such interest income is recognized over the life of the lease using the interest method.

 Cash and Cash Equivalents:

  Cash and cash equivalents consist primarily of cash in banks and temporary cash investments with original maturities of less than 90 days. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000.

 Inventories:

  Inventories, consisting principally of aerialift equipment and related spare parts, are recorded at the lower of first-in, first-out cost or market.

 Fixed Assets:

  Fixed assets, consisting principally of the Company's fleet of aerialift equipment, primarily held for rental under operating leases, is stated at cost and is depreciated using the straight-line method over the following estimated useful lives: rental equipment, shop equipment, furniture and fixtures and computer equipment, 7 years; vehicles, 5 years; and leasehold improvements, over the remaining term of the lease.

                       MCCLINCH EQUIPMENT SERVICES, INC.

 (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997 IS
                                  UNAUDITED)

  Upon retirement or sale, the cost and related accumulated depreciation are removed from the accounts and the resulting gains or losses are included in income.

 Income Taxes:

  The Company has elected to be taxed as a Small Business Corporation under the Internal Revenue Code. Under this regulation the Company's income is reported for federal income tax purposes by the stockholders on their individual tax returns. Accordingly, the financial statements reflect no provision or liability for federal income taxes.

  The small business corporation election can be made in some of the states in which the Company does business and accordingly, the financial statements only reflect state income tax provisions for the states in which the election can not be made.

  The Company recognizes deferred tax assets and liabilities for the expected future state tax consequences of events that have been recognized in the Company's financial statements or state tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the temporary differences are expected to reverse. A valuation allowance is established when it is more likely than not that deferred tax assets will not be realized.

 Estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Reclassifications:

  Certain amounts have been reclassified between balance sheet accounts in the current year to more properly reflect the nature of the item.

2. SALES-TYPE LEASES

  The net investment in sales-type leases consists of the following:

                                                          DECEMBER 31, JUNE 30,
                                                              1997       1998
                                                          ------------ --------
   Minimum lease payments receivable.....................   $53,000    $145,000
     Less, Unearned interest income......................    (4,000)    (15,000)
                                                            -------    --------
   Net investment in sales-type leases...................   $49,000    $130,000
                                                            =======    ========

  All future minimum lease payments are receivable during 1998 and 1999.

                       MCCLINCH EQUIPMENT SERVICES, INC.

 (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997 IS
                                  UNAUDITED)


3. FIXED ASSETS

  Fixed assets consist of the following:

                                                        DECEMBER
                                                           31,       JUNE 30,
                                                          1997         1998
                                                       -----------  -----------
   Land and building.................................. $       --   $   242,000
   Rental equipment...................................  24,854,000   30,325,000
   Vehicles...........................................   1,043,000    1,246,000
   Shop equipment.....................................      35,000       79,000
   Office equipment...................................      28,000       31,000
   Leasehold improvements.............................         --        32,000
                                                       -----------  -----------
                                                        25,960,000   31,955,000
     Less, Accumulated depreciation...................  (7,329,000)  (9,096,000)
                                                       -----------  -----------
                                                       $18,631,000  $22,859,000
                                                       ===========  ===========

4. NOTES PAYABLE

  The Company has available a revolving line of credit with a bank syndicate totaling the lesser of $28,000,000 or an amount based on eligible accounts receivable, parts inventory, new equipment inventory, vehicles and rental equipment. The unused portion of the line of credit was $11,800,000 and $9,979,000 at December 31, 1997 and June 30, 1998, respectively.

  At December 31, 1997, the outstanding balance bears interest at fluctuating 30-day LIBOR rate plus 2 1/4% (8.2% at December 31, 1997). Effective in January 1998, the outstanding balance bears interest at the fluctuating 30-day LIBOR rate plus 1 3/4% (7.4% at June 30, 1998) and the Company pays a commitment fee of 1/4% per annum on the unused portion of the line of credit. The Company has the option to borrow additional funds and/or convert all or a portion of the outstanding balance to a fluctuating interest rate equal to the lender's prime rate plus 1/2% or a fixed LIBOR rate plus 1 3/4% for 90, 180 or 360 days.

  The line of credit terminates on November 30, 1999 and extends automatically every six months unless either party gives written notice to the other. Upon termination or default, amounts outstanding under this line of credit convert to a note which is payable in 48 monthly installments.

  Although there are no fixed payments on the principal, the Company expects the aggregate maturities of debt outstanding at December 31, 1997 to approximate the following:

      1998........................................................... $4,050,000
      1999...........................................................  4,050,000
      2000...........................................................  4,050,000
      2001...........................................................  4,050,000

  Substantially all of the assets of the Company have been pledged as collateral under the debt agreement. In addition, an affiliate of the Company has guaranteed this debt.

  The lenders require, among other terms, that the Company and its affiliate on a combined basis meet certain financial ratios and obtain approval prior to issuing of advances or loans to stockholders or officers which exceed certain amounts, as defined.

                       MCCLINCH EQUIPMENT SERVICES, INC.

 (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997 IS
                                  UNAUDITED)


5. RELATED PARTY TRANSACTIONS

  An affiliate (through common ownership) provides services to the Company in connection with its operations. The primary expenses, which are incurred and paid by the affiliate and allocated to the Company, include salaries ($1,750,000 for the year ended December 31, 1997 and $500,000 and $330,000 for the six months ended June 30, 1998 and 1997, respectively, included in general and administrative expenses) and spare parts inventory, trucking services and insurance expenses ($850,000, for the year ended December 31, 1997, and $430,000 and $361,000 for the six months ended June 30, 1998 and June 30, 1997, respectively, included in cost of equipment rentals and service).

  The Company rents equipment to the affiliate under an informal equipment sharing agreement for ultimate rental to the affiliate's customers in New York and Connecticut. In addition, the Company rents equipment from the affiliate for ultimate rental to customers in its operating areas. The net revenue earned (included in equipment rentals and service revenues) by the Company under these arrangements for the year ended December 31, 1997 was $178,000 and $239,000 and $230,000 for the six months ended June 30, 1998 and 1997, respectively.

  The Company purchased used rental equipment from an affiliate for ultimate sale to unrelated third parties amounting to $964,000 for the year ended December 31, 1997 and $574,000 and $739,000 for the six months ended June 30, 1998 and 1997, respectively. Additionally, the Company sold used rental equipment to the affiliate for ultimate sale to unrelated third parties. The selling price of such equipment amounted to $239,000 for the year ended December 31, 1997 and $78,000 and $138,000 for the six months ended June 30, 1998 and 1997, respectively.

  These transactions are settled in the normal course of business.

6. INCOME TAXES

  Deferred state income taxes are recorded to reflect primarily the tax consequences on future years of temporary differences between the tax bases of assets and liabilities, principally fixed assets and accounts receivable, and their financial reporting amounts at each year-end and for tax operating loss carryforwards.

  The components of deferred state tax assets and liabilities are as follows:

                                                        DECEMBER 31, JUNE 30,
                                                            1997       1998
                                                        ------------ ---------
   Deferred tax assets:
     Net operating loss carryforward...................  $  22,000   $  22,000
     Accounts receivable...............................      5,000       5,000
   Deferred tax liabilities:
     Fixed assets......................................   (377,000)   (433,000)
     Other.............................................   (150,000)   (150,000)
                                                         ---------   ---------
                                                         $(500,000)  $(556,000)
                                                         =========   =========

  No valuation allowance has been recognized for deferred tax assets. The Company has various state net operating loss carryforwards at December 31, 1997 of approximately $357,000 which expire from 2002 through 2012.

                       MCCLINCH EQUIPMENT SERVICES, INC.

 (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997 IS
                                  UNAUDITED)


7. PROFIT-SHARING PLAN

  The Company participates in a profit sharing plan with its affiliates which provides for a discretionary contribution to a trust fund based on the Company's net income for the year, to be allocated to all eligible employees based on their proportional compensation. Nonunion employees are eligible for participation in the plan after the completion of one year of service, provided they have also reached age 21. After becoming eligible, employees vest at an annual rate of 20%. Discretionary contributions under the plan by the Company were $75,000 for the year ended December 31, 1997. There were no discretionary contributions under the plan by the Company for the six months ended June 30, 1998 and 1997.

  The plan also provides for a salary deferral plan pursuant to Section 401(k) of the Internal Revenue Code, as amended. The plan requires the Company to contribute an amount equal to 25% of employees' contributions not to exceed 6% of their annual compensation up to $160,000. Participants vest in the Company's contribution at the rate of 20% annually after becoming eligible. Matching contributions under the plan by the Company were $12,000 for the year ended December 31, 1997 and $9,000 for the six months ended June 30, 1998 and 1997.

8. COMMITMENTS

  The Company leases buildings in Delaware, Virginia, Maryland and New Jersey from unrelated parties in the form of operating leases which expire in 1998 and 1999. Total future minimum lease payments of $190,000 are as follows:
1998, $163,000; and 1999, $27,000. In addition, the Company leases buildings in New Jersey and Virginia on a month-to-month basis. Total rent expense of $243,000 was incurred for the year ended December 31, 1997 and $135,000 and $110,000 for the six months ended June 30, 1998 and 1997, respectively.

9. SUBSEQUENT EVENT (UNAUDITED)

  On July 30, 1998, the stockholders of the Company entered into a share purchase agreement with United Rentals, Inc. for them to acquire all of the outstanding shares of common stock of the Company.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Valley Rentals, Inc.

  We have audited the combined balance sheet of Valley Rentals, Inc. (see Note
1) (the "Companies") as of December 31, 1997 and the related combined statements of income, stockholders' equity and partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Valley Rentals, Inc. at December 31, 1997, and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
April 20, 1998, except for Note 10,
as to which the date is April 22,
1998

                              VALLEY RENTALS, INC.

                            COMBINED BALANCE SHEETS

                                                      DECEMBER 31,   MARCH 31,
                                                          1997         1998
                                                      ------------  -----------
                                                                    (UNAUDITED)
                       ASSETS
Cash................................................. $   663,540   $    86,842
Accounts receivable, net of allowance for doubtful
 accounts of $117,275................................   2,116,829     1,955,545
Inventory............................................     169,514       171,114
Rental equipment, net................................   9,696,900     9,846,963
Property and equipment, net..........................   1,791,348     1,763,087
Prepaid expenses and other assets....................      94,146        50,945
                                                      -----------   -----------
    Total assets..................................... $14,532,277   $13,874,496
                                                      ===========   ===========
          LIABILITIES AND STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL
Liabilities:
  Accounts payable, accrued expenses and other
   liabilities....................................... $ 1,684,216   $ 1,436,169
  Stockholder loan...................................     137,385       103,675
  Debt...............................................   1,109,707     1,432,271
                                                      -----------   -----------
    Total liabilities................................   2,931,308     2,972,115
Commitments and contingencies
Stockholders' equity and partners' capital:
 Stockholders' equity:
  Common stock, Valley Rentals, Inc., no par value,
   10,000 shares authorized,
   3,633 shares issued and outstanding...............      58,650        58,650
  Additional paid-in capital.........................   1,854,431     1,854,431
  Retained earnings..................................   9,691,223     8,992,635
 Partners' capital (deficit)--Valley Equipment
  Leasing, LLC ......................................      (3,335)       (3,335)
                                                      -----------   -----------
    Total stockholders' equity and partners'
     capital.........................................  11,600,969    10,902,381
                                                      -----------   -----------
    Total liabilities and stockholders' equity and
     partners' capital............................... $14,532,277   $13,874,496
                                                      ===========   ===========


                            See accompanying notes.

                              VALLEY RENTALS, INC.

                         COMBINED STATEMENTS OF INCOME

                                                          THREE MONTHS ENDED
                                            YEAR ENDED         MARCH 31,
                                           DECEMBER 31,  ----------------------
                                               1997         1997        1998
                                           ------------  ----------  ----------
                                                              (UNAUDITED)
Revenues:
  Equipment rentals....................... $12,998,863   $2,984,396  $2,835,547
  Sales of rental equipment...............     663,776      201,797     351,103
  Sales of parts, supplies and new equip-
   ment...................................   1,965,431      203,804     226,372
                                           -----------   ----------  ----------
    Total revenues........................  15,628,070    3,389,997   3,413,022
Cost of revenues:
  Cost of equipment rentals, excluding
   equipment rental depreciation..........   3,809,895      834,400   1,051,236
  Depreciation, equipment rentals.........   3,475,710      758,568     783,393
  Cost of rental equipment sales..........     336,664      186,153     170,128
  Cost of parts, supplies and new equip-
   ment sales.............................   1,001,695      138,994     159,831
                                           -----------   ----------  ----------
    Total cost of revenues................   8,623,964    1,918,115   2,164,588
                                           -----------   ----------  ----------
    Gross profit..........................   7,004,106    1,471,882   1,248,434
Selling, general and administrative ex-
 penses...................................   4,725,084    1,159,283   1,226,219
Non-rental depreciation...................     304,895       69,072      91,525
                                           -----------   ----------  ----------
    Operating income (loss)...............   1,974,127      243,527     (69,310)
Interest expense..........................     159,488       23,739      12,321
Interest (income).........................     (61,651)     (15,784)    (19,445)
Other (income), net.......................     (37,427)       7,053       9,785
                                           -----------   ----------  ----------
    Net income (loss)..................... $ 1,913,717   $  228,519  $  (71,971)
                                           ===========   ==========  ==========


                            See accompanying notes.

                              VALLEY RENTALS, INC.

       COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL

                                 COMMON STOCK  ADDITIONAL              PARTNERS'
                                --------------  PAID-IN    RETAINED     CAPITAL
                                SHARES AMOUNT   CAPITAL    EARNINGS    (DEFICIT)
                                ------ ------- ---------- -----------  ---------
Balance at January 1, 1997....  3,633  $58,650 $1,854,431 $ 8,819,142  $(10,877)
  Net income..................                              1,906,175     7,542
  Stockholder distributions...                             (1,034,094)
                                -----  ------- ---------- -----------  --------
Balance at December 31, 1997..  3,633   58,650  1,854,431   9,691,223    (3,335)
  Net loss (Unaudited)........                                (71,971)
  Stockholder distributions
   (Unaudited)................                               (626,617)
                                -----  ------- ---------- -----------  --------
Balance at March 31, 1998
 (Unaudited)..................  3,633  $58,650 $1,854,431 $ 8,992,635  $ (3,335)
                                =====  ======= ========== ===========  ========




                            See accompanying notes.

                              VALLEY RENTALS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS


                                                         THREE MONTHS ENDED
                                          YEAR ENDED         MARCH 31,
                                         DECEMBER 31,  -----------------------
                                             1997         1997        1998
                                         ------------  ----------  -----------
                                                            (UNAUDITED)
Cash flows from operating activities
Net income (loss)......................  $ 1,913,717   $  228,519  $   (71,971)
Adjustments to reconcile net income to
 net cash provided by operating activi-
 ties:
  Depreciation.........................    3,780,605      827,640      874,918
  Gain on rental equipment sales.......     (327,112)     (15,644)    (180,975)
  Changes in assets and liabilities:
   (Increase) decrease in accounts
    receivable.........................     (245,964)     (72,829)     161,284
   Decrease (increase) in inventory....        1,557       (2,500)      (1,600)
   (Increase) decrease in prepaid
    expenses and other assets..........      (27,197)      34,521       43,201
   Decrease in accounts payable,
    accrued expenses and other
    liabilities........................      (26,197)    (358,397)    (248,047)
                                         -----------   ----------  -----------
Cash provided by operating activities..    5,069,409      641,310      576,810
Cash flows from investing activities
Purchase of rental equipment...........   (3,479,228)    (287,751)  (1,006,687)
Proceeds from sale of rental equip-
 ment..................................      663,776      201,797      351,103
Purchases of property and equipment....     (364,461)    (127,632)     (63,264)
                                         -----------   ----------  -----------
Cash used in investing activities......   (3,179,913)    (213,586)    (718,848)
Cash flows from financing activities
Stockholder distribution...............   (1,034,094)  (1,471,458)    (626,617)
Principal payments on debt.............   (2,706,431)    (178,032)    (253,043)
Borrowings under credit facilities.....    2,193,000    1,000,000      445,000
                                         -----------   ----------  -----------
Cash used in financing activities......   (1,547,525)    (649,490)    (434,660)
                                         -----------   ----------  -----------
Increase (decrease) in cash............      341,971     (221,766)    (576,698)
Cash balance at beginning of period....      321,569      321,569      663,540
                                         -----------   ----------  -----------
Cash balance at end of period..........  $   663,540   $   99,803  $    86,842
                                         ===========   ==========  ===========


                            See accompanying notes.

                             VALLEY RENTALS, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                         YEAR ENDED DECEMBER 31, 1997
(THE INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31,
                          1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

  The combined financial statements of Valley Rentals, Inc. include the accounts of Valley Rentals, Inc. ("Valley") and Valley Equipment Leasing, LLC ("Valley Equipment") (collectively the "Companies"). The Companies are affiliated through common ownership. All significant intercompany accounts and transactions have been eliminated in combination.

  These combined financial statements are prepared on a historical cost basis and do not include any adjustments that may result from the acquisition of the Companies by United Rentals, Inc. ("United") as more fully described in Note 10.

BUSINESS ACTIVITIES

  The Companies rent, sell and repair construction equipment for use by contractor, industrial and homeowners markets. The rentals are on a daily, weekly or monthly basis. The Companies have three locations (Longview, Vancouver and Turnwater) and the principal market area is Washington State. The nature of the Companies' business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the balance sheet is presented on an unclassified basis.

INTERIM FINANCIAL STATEMENTS

  The accompanying combined balance sheet at March 31, 1998 and the combined statements of income, stockholders' equity and partners' capital and cash flows for the three-month periods ended March 31, 1997 and 1998 are unaudited and have been prepared on the same basis as the audited combined financial statements included herein. In the opinion of management, such unaudited combined financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim period are not necessarily indicative of results for the full year.

INVENTORY

  Inventories consists primarily of equipment, general replacement parts and fuel for the equipment and are stated at the lower of cost, determined under the first-in, first-out method, or market.

RENTAL EQUIPMENT

  Rental equipment is recorded at cost. Rental equipment costing less than $1,500 is immediately expensed at the date of purchase. Depreciation for rental equipment is computed using the straight-line method over an estimated five to seven-year useful life with no salvage value. Ordinary maintenance and repair costs are charged to operations as incurred. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from sales of rental equipment and cost of sales of rental equipment, respectively, in the combined statement of income.

                             VALLEY RENTALS, INC.

PROPERTY AND EQUIPMENT

  Property and equipment is stated at cost. The Company capitalizes all property and equipment purchases greater than $1,500. Depreciation of property and equipment is computed on the straight-line method over estimated useful lives of 5 to 10 years with no salvage value. Leasehold improvements are amortized using the straight-line method over the estimated lives of the improvements or the remaining life of the lease, whichever is shorter.

  Ordinary maintenance and repair costs are charged to operations as incurred. The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation is eliminated from the accounts and any resulting gain or loss is included in operations.

RENTAL REVENUE

  Rental revenue is recorded as earned under the operating method.

ADVERTISING COSTS

  The Companies advertise primarily through trade journals, trade associations and phone directories. All advertising costs are expensed as incurred. Advertising expense amounted to $250,984, $49,386 and $51,026 in the year ended December 31, 1997 and for the three months ended March 31, 1997 and 1998, respectively.

INCOME TAXES

  Valley has elected, by unanimous consent of its shareholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code for federal purposes. Under those provisions, Valley does not pay federal income taxes; instead, the shareholders are liable for individual income taxes on Valley's profits. Valley Equipment, an LLC, is not a taxable entity and, therefore, incurs no income tax liability. Any profits and losses of Valley Equipment flow through to the individual members.

ACCOUNTING ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. CONCENTRATIONS OF CREDIT RISK

  The Companies maintain cash balances with a quality financial institution and, consequently, management believes funds maintained there are secure. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Companies' customer base and their credit policy.

3. RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consists of the following:

                                                       DECEMBER 31,  MARCH 31,
                                                           1997        1998
                                                       ------------ -----------
                                                                    (UNAUDITED)
   Rental equipment................................... $22,504,852  $22,858,436
   Less accumulated depreciation......................  12,807,952   13,011,473
                                                       -----------  -----------
   Rental equipment, net.............................. $ 9,696,900  $ 9,846,963
                                                       ===========  ===========

                             VALLEY RENTALS, INC.

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                        DECEMBER 31,  MARCH 31,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
   Land................................................  $  463,000  $  463,000
   Building and building improvements..................     431,313     431,313
   Transportation equipment............................   1,360,766   1,424,030
   Furniture, fixtures and equipment...................     487,153     487,153
   Leasehold improvements..............................     557,781     557,781
                                                         ----------  ----------
                                                          3,300,013   3,363,277
   Less accumulated depreciation.......................   1,508,665   1,600,190
                                                         ----------  ----------
   Total...............................................  $1,791,348  $1,763,087
                                                         ==========  ==========

5. DEBT

  Debt consists of the following:

                                                        DECEMBER 31,  MARCH 31,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
   Columbia State Bank--Various notes with combined
    monthly payments of $21,148 including interest of
    9%................................................   $  779,050  $  739,337
   Columbia State Bank--Revolving line of credit loan
    of $1,500,000 expiring on June 1, 1998 and bearing
    interest at 0.5% over prime.......................            0     445,000
   John Deere Credit--Various notes with combined
    monthly payments of $31,093 including interest
    from 5.5% to 5.9%.................................      262,918     206,202
   Ingersoll Rand--Various non-interest bearing notes
    with combined monthly payments of $14,253.........       67,739      41,732
                                                         ----------  ----------
                                                         $1,109,707  $1,432,271
                                                         ==========  ==========

  Substantially all assets collateralize the above notes.

  All debt was paid off in connection with the acquisition discussed in Note
10.

6. OPERATING LEASES

  The Companies lease two store locations on long term leases. The Companies are responsible for all operating expenses of the facilities including property taxes, assessments, insurance, repairs and maintenance. These leases have various terms and extend through December 2001.

  Total rent expense for the year ended December 31, 1997 and for the three months ended March 31, 1997 and 1998 was approximately $136,100, $33,900 and $33,900, respectively.

                             VALLEY RENTALS, INC.

  At December 31, 1997, minimum lease commitments under all operating leases, with initial or remaining lease terms of more than one year, are as follows:

   1998................................................................ $225,452
   1999................................................................  218,252
   2000................................................................  204,300
   2001................................................................   58,710
   2002................................................................        0
                                                                        --------
   Total............................................................... $706,714
                                                                        ========

7. RELATED PARTY TRANSACTIONS

  The Companies lease two of its three operating facilities from the president and a majority stockholder of the Companies on a five year lease basis expiring October 31, 2000 and December 31, 2001. The Companies are responsible for all operating expenses of the facilities including property taxes, assessment, insurance, repairs and maintenance. Total rent expense for the year ended December 31, 1997 and for the three months ended March 31, 1997 and 1998 was approximately $124,800, $31,200 and $31,200, respectively.

  In connection with the acquisition discussed in Note 10, the lease terms have been renegotiated.

  The Companies paid $50,000, $0 and $0 during the year ended December 31, 1997, and the three months ended March 31, 1997 and 1998, respectively, to the members of the board of directors, who are also shareholders.

  The Companies also have a note payable to its majority stockholder totaling $137,385 and $103,675 at December 31, 1997 and March 31, 1998, respectively, bearing interest at 8.75%. No repayment schedule has been established.

  In January and April 1998, the Companies made payments of $627,542 on behalf of its Stockholders to the Internal Revenue Service.

8. SUPPLEMENTAL CASH FLOW INFORMATION

  For the year ended December 31, 1997 and for the three months ended March 31, 1997 and 1998 total interest paid was $159,517, $25,499 and $14,050, respectively.

  During 1997 the Companies purchased $508,830 of equipment which was financed and $72,993 of equipment which was traded in like-kind exchanges. During the three months ended March 31, 1997 and 1998 the Companies purchased $187,737 and $96,897 of equipment, respectively, which was financed.

9. PENSION AND PROFIT-SHARING PLANS

  The Companies have a defined contribution 401(k) pension plan which covers substantially all employees. The Companies match 10% up to the first six percent of the employees contribution. Companies contributions to the plan were $9,773, $2,762 and $3,577 for the year ended December 31, 1997 and for the three months ended March 31, 1997 and 1998, respectively.

  In addition, Valley maintains a profit-sharing plan which covers substantially all employees. Valley's contributions are discretionary and amounted to $140,000, $30,000 and $34,500 for the year ended December 31, 1997 and for the three months ended March 31, 1997 and 1998, respectively.

                             VALLEY RENTALS, INC.

10. SUBSEQUENT EVENT

  On April 22, 1998, under the terms of the stock purchase agreement, United purchased all of the issued and outstanding capital stock of the Companies.

                        INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors and Stockholders of Lift Systems, Inc.

  We have audited the balance sheet of Lift Systems, Inc. as of December 31, 1997 and the related statements of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lift Systems, Inc. as of December 31, 1997 and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                /s/ Altschuler, Melvoin and Glasser LLP

Chicago, Illinois
March 12, 1998, except for Note 8 as
 to which the date is July 27, 1998

                               LIFT SYSTEMS, INC.

                                 BALANCE SHEETS

                                                         DECEMBER    JUNE 30,
                                                         31, 1997      1998
                                                        ----------- -----------
                        ASSETS                                      (UNAUDITED)
Rental Equipment:
  Cost................................................. $20,050,950 $21,424,239
  Less accumulated depreciation........................   8,931,693   9,661,284
                                                        ----------- -----------
                                                         11,119,257  11,762,955
                                                        ----------- -----------
Cash and Cash Equivalents..............................     176,993     255,606
Accounts Receivable, Net of Allowances of $135,000
 (1997) and $115,000 (1998)............................   3,359,585   2,995,040
Equipment Held for Resale..............................     233,152     310,236
Other Assets...........................................     619,874     649,339
                                                        ----------- -----------
                                                          4,389,604   4,210,221
                                                        ----------- -----------
Other Depreciable Equipment, At Cost:
  Vehicles.............................................   1,624,753   1,600,872
  Mobile radio equipment...............................      19,134      19,134
  Shop tools and equipment.............................     158,615     167,260
  Maintenance equipment................................     160,783     160,783
  Office furniture and equipment.......................     162,785     164,589
  Computer systems.....................................     390,873     402,674
                                                        ----------- -----------
                                                          2,516,943   2,515,312
  Less accumulated depreciation........................   1,293,400   1,424,304
                                                        ----------- -----------
                                                          1,223,543   1,091,008
                                                        ----------- -----------
Land, Building and Improvements:
  Cost.................................................   1,532,442   1,545,120
  Less accumulated depreciation........................     111,194     132,786
                                                        ----------- -----------
                                                          1,421,248   1,412,334
                                                        ----------- -----------
                                                        $18,153,652 $18,476,518
                                                        =========== ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Long-term Debt Secured by Rental Equipment............. $ 9,267,350 $ 8,988,045
Bank Line of Credit Note Payable.......................
Trade Accounts Payable.................................     198,935     761,084
Other Accrued Liabilities..............................     543,229     368,200
Deferred State Income Taxes............................      93,475      86,948
Other Long-term Debt...................................   1,366,636   1,340,528
                                                        ----------- -----------
                                                         11,469,625  11,544,805
                                                        ----------- -----------
Stockholders' Equity:
  Common stock:
    $1.00 par value; 100,000 shares authorized; 800
     shares issued and outstanding.....................         800         800
  Additional paid-in capital...........................      79,200      79,200
  Retained earnings....................................   6,604,027   6,851,713
                                                        ----------- -----------
                                                          6,684,027   6,931,713
                                                        ----------- -----------
                                                        $18,153,652 $18,476,518
                                                        =========== ===========

         The accompanying notes are an integral part of this statement.

                               LIFT SYSTEMS, INC.

                              STATEMENT OF INCOME

                                         YEAR ENDED     SIX-MONTH PERIODS
                                        DECEMBER 31,     ENDED JUNE 30,
                                            1997        1998         1997
                                        ------------ -----------  -----------
                                                     (UNAUDITED)  (UNAUDITED)
Operating Revenue:
  Equipment sales......................  $2,812,545  $1,931,706   $ 1,322,954
  Rentals..............................  10,020,489   4,887,706     4,485,354
  Transport............................   1,030,373     548,971       468,159
  Service and parts sales..............     651,546     426,477       367,754
  Other................................      23,998      42,674         4,568
                                         ----------  ----------   -----------
                                         14,538,951   7,837,534     6,648,789
  Less cost of equipment sold..........   1,734,679   1,109,815       662,150
                                         ----------  ----------   -----------
Gross Operating Profit.................  12,804,272   6,727,719     5,986,639
                                         ----------  ----------   -----------
Operating Expenses:
  Direct cost of rental revenue (except
   depreciation).......................   1,817,749     795,148       865,690
  External costs of transport revenue..      29,767      13,458           605
  Costs of service revenue and parts
   sales...............................     427,230     228,673       238,811
  Personnel costs, not charged to di-
   rect costs above....................   3,093,421   1,915,085     1,403,832
  General and administrative expenses..     940,036     626,553       460,341
  Insurance based on revenue...........     113,627      67,292        65,324
  Occupancy expenses...................     123,877      63,384        53,172
  Provision for bad debts..............      73,076      34,888        30,398
                                         ----------  ----------   -----------
                                          6,618,783   3,744,481     3,118,173
                                         ----------  ----------   -----------
Income from Operations.................   6,185,489   2,983,238     2,868,466
Other Income (Expense):
  Interest expense.....................    (857,800)   (439,540)     (406,076)
  Interest income......................      28,897      14,619        11,963
  Discretionary compensation...........    (435,900)   (113,247)     (132,000)
  Profit-sharing contribution..........    (212,622)     (1,098)      (68,274)
  Gain (Loss) on sale of property and
   equipment...........................       9,335      14,300        13,498
  Other................................       6,926      22,924         3,070
                                         ----------  ----------   -----------
Income before Depreciation, Amortiza-
 tion and Income Taxes.................   4,724,325   2,481,196     2,290,647
Depreciation and Amortization..........  (3,824,466) (2,128,510)   (1,806,349)
Provision for Deferred State Income
 Taxes.................................     (15,000)     (5,000)       (8,000)
                                         ----------  ----------   -----------
Net Income.............................  $  884,859  $  347,686   $   476,298
                                         ==========  ==========   ===========

         The accompanying notes are an integral part of this statement.

                               LIFT SYSTEMS, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

                                             ADDITIONAL
                                      COMMON  PAID-IN    RETAINED
                                      STOCK   CAPITAL    EARNINGS     TOTAL
                                      ------ ---------- ----------  ----------
Balance, January 1, 1997............   $800   $79,200   $5,823,929  $5,903,929
Net Income for 1997.................                       884,859     884,859
Redemption of Common Stock..........                        (4,761)     (4,761)
Dividends...........................                      (100,000)   (100,000)
                                       ----   -------   ----------  ----------
Balance, December 31, 1997..........    800    79,200    6,604,027   6,684,027
Net Income for the Six-month Period
 Ended June 30, 1998 (unaudited)....                       347,686     347,686
Dividends...........................                      (100,000)   (100,000)
                                       ----   -------   ----------  ----------
Balance, June 30, 1998 (unaudited)..   $800   $79,200   $6,851,713  $6,931,713
                                       ====   =======   ==========  ==========



         The accompanying notes are an integral part of this statement.

                               LIFT SYSTEMS, INC.

                            STATEMENT OF CASH FLOWS

                                                           SIX-MONTH PERIODS
                                           YEAR ENDED       ENDED JUNE 30,
                                          DECEMBER 31,
                                              1997         1998         1997
                                          ------------  -----------  -----------
                                                        (UNAUDITED)  (UNAUDITED)
Cash Flows from Operating Activities:
  Collections from customers............. $12,312,047   $ 7,148,389  $5,868,998
  Interest income collected..............      28,897        13,248      11,963
  Commissions collected..................      23,997        42,674       4,568
  Other income collected.................       6,926        22,924       3,070
  Cash paid to suppliers.................  (5,357,199)   (2,660,434) (1,374,588)
  Cash paid to employees.................  (3,534,083)   (1,914,664) (1,618,151)
  Interest paid..........................    (857,800)     (444,849)   (406,279)
  State income taxes paid................      (6,000)      (11,527)     (6,000)
                                          -----------   -----------  ----------
  Net cash provided by operating activi-
   ties..................................   2,616,785     2,195,761   2,483,581
                                          -----------   -----------  ----------
Cash Flows from Investing Activities:
  Proceeds from sales of rental equip-
   ment..................................   1,453,297     1,132,766     871,244
  Proceeds from sale of nonrental proper-
   ty....................................      45,391        29,336      43,891
  Purchases of rental equipment..........  (5,274,037)   (2,784,636) (3,114,099)
  Purchases of other depreciable proper-
   ty....................................    (309,438)      (76,523)   (207,675)
  Payments for land and building improve-
   ments.................................           0       (12,678)          0
                                          -----------   -----------  ----------
  Net cash used in investing activities..  (4,084,787)   (1,711,735) (2,406,639)
                                          -----------   -----------  ----------
Cash Flows from Financing Activities:
  Proceeds from bank loans for rental
   equipment.............................   4,149,000     1,406,000   1,221,000
  Proceeds from line of credit...........   1,699,000       883,000     300,000
  Payments on rental equipment loans.....  (2,989,158)   (1,685,305) (1,549,169)
  Payments on line of credit.............  (2,199,000)     (883,000)   (800,000)
  Payments on other long-term debt.......     (20,183)      (18,984)     (2,433)
  Payments on real estate mortgage loan..     (13,987)       (7,124)     (6,563)
  Payments on noncompete agreement.......     (14,000)            0           0
  Payments on stock purchase.............      (4,761)            0           0
  Payments of dividends..................    (100,000)     (100,000)   (100,000)
                                          -----------   -----------  ----------
  Net cash provided by (used in) financ-
   ing activities........................     506,911      (405,413)   (937,165)
                                          -----------   -----------  ----------
Net (Decrease) Increase in Cash and Cash
 Equivalents.............................    (961,091)       78,613    (860,223)
Cash and Cash Equivalents, Beginning of
 Period..................................   1,138,084       176,993   1,138,084
                                          -----------   -----------  ----------
Cash and Cash Equivalents, End of Peri-
 od...................................... $   176,993   $   255,606  $  277,861
                                          ===========   ===========  ==========


         The accompanying notes are an integral part of this statement.

                               LIFT SYSTEMS, INC.

                            STATEMENT OF CASH FLOWS

                                                         SIX-MONTH PERIODS
                                                          ENDED JUNE 30,
                                         YEAR-ENDED
                                        DECEMBER 31,
                                            1997         1998         1997
                                        ------------  -----------  -----------
                                                      (UNAUDITED)  (UNAUDITED)
Reconciliation of Net Income to Net
 Cash Provided by Operating Activi-
 ties:
  Net income..........................  $   884,859   $  347,686   $  476,298
                                        -----------   ----------   ----------
    Adjustments to reconcile net in-
     come to net cash provided by op-
     erating activities:
      Depreciation and amortization...    3,824,466    2,128,510    1,806,349
      Provision for bad debts.........       73,076       34,888       30,398
      Provision for profit-sharing
       contribution...................      212,622        1,098       68,274
      Loss (Gain) on sale of other de-
       preciable property.............       (9,335)     (14,300)     (13,498)
      Purchases of equipment for re-
       sale ..........................     (233,152)    (310,236)
      Proceeds from sales of rental
       equipment......................   (1,453,297)  (1,132,766)    (871,244)
      Original cost of rental equip-
       ment sold......................    2,037,886    1,606,185    1,255,161
      Accumulated depreciation of
       rental equipment sold..........   (1,366,834)  (1,128,111)    (914,433)
      Decrease (Increase) in accounts
       receivable.....................   (1,139,008)     328,991     (131,662)
      Decrease (Increase) in other as-
       sets...........................      (57,006)     (46,777)     108,243
      Increase (Decrease) in accounts
       payable........................       (6,875)     562,149      636,772
      Increase (Decrease) in deferred
       state income taxes.............        9,000       (6,527)       2,000
      Decrease in other accrued lia-
       bilities.......................     (159,617)    (175,029)      30,923
                                        -----------   ----------   ----------
        Total adjustments.............    1,731,926    1,848,075    2,007,283
                                        -----------   ----------   ----------
Net Cash Provided by Operating Activi-
 ties.................................  $ 2,616,785   $2,195,761   $2,483,581
                                        ===========   ==========   ==========
  Supplemental Schedule of Noncash Fi-
   nancing Activities:
    During 1997, the Company did like-
    kind exchanges of rental equipment
    - one with a customer and nine
    with a manufacturer/supplier. The
    gross acquired cost and
    accumulated depreciation of the
    equipment given up in these
    exchanges were $121,965 and
    $38,326, respectively, yielding a
    capitalized cost of $83,639 for
    the items of equipment acquired.
    During 1997, the Company entered
    into financing leases totaling
    $214,255 (see Note 5).

         The accompanying notes are an integral part of this statement.

                              LIFT SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

      DECEMBER 31, 1997 (THE INFORMATION AS OF JUNE 30, 1998 AND FOR THE
         SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)


  Lift Systems, Inc. sells, services, rents and transports aerial lift equipment. Its primary customers are specialty construction contractors and industrial maintenance departments in Northeast Illinois, Southeast Wisconsin and Northwest Indiana. In management's opinion, the Company has no current risk of significant vulnerability due to dependence on individual suppliers or concentrations of revenue streams or receivables in a single or a limited number of customers.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  These financial statements are prepared on a historical cost basis and do not include any adjustments that may result from the acquisition of the Company by United Rentals, Inc. ("United") as more fully described in Note 8.

 Interim Financial Statements

  The accompanying balance sheet at June 30, 1998 and the statements of income, stockholders' equity and cash flows for the six month periods ended June 30, 1998 and 1997 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full year.

 Rental Revenue

  Rental revenue is recognized on a daily basis under operating leases covering rental equipment. Such leases typically range from one day to several months.

 Depreciation and Amortization

  Amounts capitalized to components of the headquarters facility, other than land, are being depreciated on a straight-line basis with lives ranging from 5 to 39 years for both financial and tax reporting purposes. For financial reporting purposes, all other depreciation is provided on a straight-line basis over seven years for shop tools and equipment and office furniture and equipment, and over five years for rental equipment and most other depreciable assets. Total depreciation expense reflected in these financial statements for 1997 and for the six month periods ended June 30, 1998 and 1997 is $3,789,843, $2,111,198 and $1,789,037 respectively. For tax purposes, equipment depreciation is computed over the same lives but using the maximum rates allowed by the Internal Revenue Code.

  The cost of the noncompete agreement (see Note 3) is being amortized monthly on a straight-line basis over five years, the term of the agreement. The amount of such amortization reflected in these financial statements for 1997 and for the six month periods ended June 30, 1998 and 1997 is $34,000, $17,000 and $17,000 respectively.

                              LIFT SYSTEMS, INC.

      DECEMBER 31, 1997 (THE INFORMATION AS OF JUNE 30, 1998 AND FOR THE
         SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)


  Total mortgage acquisition costs of $15,594 (see Note 5) are being amortized over 25 years on a straight line basis.

 Income Taxes

  Lift Systems, Inc. has elected to be taxed as a Subchapter S corporation whereby corporate taxable income is allocated to the stockholders and reported on their individual income tax returns. Accordingly, no provision for federal income taxes is required in the accompanying financial statements. However, the Company is subject to Illinois, Wisconsin and Indiana state income taxes.

  For income tax purposes, the Company reports income on a modified cash basis and uses accelerated methods of depreciation as described above. Accordingly, deferred state income taxes have been provided on the temporary differences in reporting income for financial statement and tax reporting purposes.

 Cash and Cash Equivalents

  Cash and cash equivalents consist of unrestricted funds in checking accounts and an interest bearing money market account.

NOTE 2--LAND AND BUILDING

  On September 13, 1994, the Company purchased eight acres of land and a masonry building of 22,500 square feet to serve as the Company's headquarters and primary operating facility for the foreseeable future. The primary financing for this property was provided by a purchase money mortgage secured by a promissory note as more fully described in Note 5 below. The closing purchase price of this property was $1.2 million. Operations recommenced from the new location on Monday, January 30, 1995. At June 30, 1998 the capitalized costs consisted of the following:

                                                         ACCUMULATED   NET BOOK
                                                 COST    DEPRECIATION   VALUE
                                              ---------- ------------ ----------
      Land................................... $  407,512        --    $  407,512
      Building............................... $  804,524   $ 69,452   $  735,072
      Land Improvements...................... $  333,084   $ 63,334   $  269,750
                                              ----------   --------   ----------
                                              $1,545,120   $132,786   $1,412,334
                                              ==========   ========   ==========

NOTE 3--NONCOMPETE AGREEMENT

  Included in Other Assets is the cost of a noncompete agreement, net of accumulated amortization, which amortization method is described above. The gross cost of this agreement was $170,000 consisting of an immediate payment of $100,000 and annual installments of $14,000 to be paid on or about July 1 of each year for five years with the first installment due on July 1, 1994, provided that the former shareholder is in compliance with the terms of the agreement. The noncompete agreement arose concurrently with, as an integral part of, and in partial consideration for, a Stock Redemption Agreement as more fully described in Note 6 below. The liability related to the noncompete agreement was $14,000 at December 31,1997 and at June 30, 1998. This liability is included in Other Long-Term Debt.

                              LIFT SYSTEMS, INC.

      DECEMBER 31, 1997 (THE INFORMATION AS OF JUNE 30, 1998 AND FOR THE
         SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)


NOTE 4--SHORT-TERM LINES OF CREDIT

  The Company has in place an overall credit facility as further described in
Note 5 below, under which the Company has available a $500,000 revolving line of credit for working capital purposes. Amounts borrowed under this credit agreement bear interest at a floating rate of .25% over the bank's prime rate. There were no amounts outstanding under this line of credit at December 31, 1997 or at June 30, 1998.

  Under the same bank credit facility, the Company may borrow up to $400,000 under a revolving equipment loan agreement. The purpose of this facility is to provide short-term rental equipment financing until the total borrowed under this facility reaches at least $350,000 or amounts have been outstanding under this facility for six months. At such times, the total outstanding under this revolving equipment loan will be converted to a five or seven year term note bearing a fixed interest rate as further described below. Amounts outstanding under this revolving agreement bear interest computed daily at a floating rate of .25% over the bank's prime rate. There were no amounts outstanding under this line of credit at December 31, 1997 or at June 30, 1998.

  These credit facilities were renewed on April 30, 1998 for 90 days at the same terms.

NOTE 5--LONG TERM DEBT AND LINES OF CREDIT

  As of December 31, 1997, Lift Systems, Inc. had established an overall credit facility of $12,000,000. This consists of a $500,000 revolving loan commitment as described under Note 4 above and an $12,000,000 equipment loan commitment. The $12,000,000 commitment amount is the maximum amount of principal that may be outstanding under the short-term revolving equipment loan arrangement and any long-term equipment loans owed to the bank. Long-term equipment loans, other than "Large Equipment Term Loans", are repayable in sixty equal monthly installments of principal and interest fixed at a rate of 2.5% or 2.25% over the five year Treasury rate at the time the loan is established. Large Equipment Term Loans are defined as term loans up to the aggregate maximum principal amount of $750,000, the proceeds of which are used to finance or refinance the purchase price of booms and scissors-lifts that are 50 feet and over in height and have a net cost exceeding $60,000. Such Large Equipment Term Loans will be repayable over five years based on a seven year amortization in equal monthly installments of principal and interest fixed at a rate of 2.5% over the five year Treasury rate at the time the loan is established.

  The proceeds of all amounts borrowed under the equipment loan commitment must be used to finance or refinance the purchase price of new rental equipment inventory at not more than 80% of the net cost of such equipment. Any term loan may be voluntarily prepaid in whole or in part, at any time, provided that any voluntary prepayment in full prior to maturity must be accompanied by a voluntary prepayment penalty of 3% if paid within one year of original funding, 2.5% if between one and two years, 2% between two and three years and 1% between three and four years. Mandatory prepayments, with no penalty, must be made when any item of equipment listed as specific collateral on a term loan is sold.

  Among other covenants, the Company must maintain its principal accounts at the lending bank, furnish the bank with audited annual financial statements and unaudited quarterly financial statements and at all times maintain; a tangible net worth of at least $4,500,000; a ratio of Unsubordinated Liabilities to Tangible Net Worth of not more than 3 to 1; and a Debt Service Coverage Ratio of at least 1.25 to 1.0.

  In addition to the equipment term loans being specifically collateralized by various items of rental equipment any amounts borrowed under the overall credit facility are secured by a blanket security interest in

                              LIFT SYSTEMS, INC.

      DECEMBER 31, 1997 (THE INFORMATION AS OF JUNE 30, 1998 AND FOR THE
         SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)

substantially all the assets of the Company and the personal guarantee of the majority stockholder of Lift Systems, Inc.

  On September 13, 1994, the Company purchased property as more fully described in Note 2 above. The funds to close this purchase were obtained through a purchase money mortgage secured by a promissory note with a variable rate. Installment payments of principal and interest are payable on the first day of each calendar month beginning November 1, 1994, and all principal and interest must be paid on or before 25 years from the date of the Note, September 13, 1994. The variable interest rate is determined as 2% over the prime rate as published in the Wall Street Journal. The first business day of each calendar quarter constitutes an interest rate change date. The initial interest rate from September 13 through October 2, 1994, was 9.25% per annum. On December 31, 1997 and June 30, 1998, the interest rate in effect was 10.5% per annum. Under Section 7(a) of the Small Business Act, the U.S. Small Business Administration has guaranteed 62.5% of this loan to the lender. This loan is also secured by the personal guarantee of each of the three officer/employee/stockholders of Lift Systems, Inc. The remaining principal balance of $1,162,394 and $1,155,270 at December 31, 1997 and June 30, 1998
respectively is also included under Other Long-term Debt.

  During 1997, Lift Systems, Inc. entered into a Term Lease Master Agreement with IBM Credit Corporation to provide financing for many of the out-of-pocket costs incurred in acquiring and converting to the Company's new central computer system. The first funding under this arrangement was a principal amount of $186,040 on June 26, 1997 to be repaid at a monthly total amount of $3,720 over 60 months (through June 2002) which includes interest at an effective annual rate of 7.67%. The second funding occurred on October 21, 1997 for a principal amount of $28,215 to be repaid at a monthly total amount of $601 over 59 months (through September 2002) which includes interest at an effective annual rate of 9.97%. Inasmuch as these leases provide for $1 purchase options on the hardware items, these transactions have been recorded as financing leases in these financial statements with the assets acquired capitalized under Computer Systems and the net principal balance owing included under Other Long-Term Debt on the balance sheet.

  Principal amounts of all long-term debt outstanding at June 30, 1998, are due as follows for the twelve month periods ending June 30:

            1999............................. $ 2,812,660
            2000.............................   2,532,723
            2001.............................   2,153,742
            2002.............................   1,313,872
            2003.............................     455,894
            2004 through 2008................     161,236
            2009 through 2013................     271,942
            2014 through 2018................     458,657
            2019 through 2020................     167,847
                                              -----------
                                              $10,328,573
                                              ===========

NOTE 6--COMMITMENTS

 Lease Commitments

  Rental expenses on all facilities leased by Lift Systems, Inc. during 1997 and through June 30, 1998 were immaterial. On February 13, 1998 Lift Systems, Inc. entered into a lease for a branch facility in Rockford, Illinois

                              LIFT SYSTEMS, INC.

      DECEMBER 31, 1997 (THE INFORMATION AS OF JUNE 30, 1998 AND FOR THE
         SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)

commencing April 1, 1998 for a fixed term of three years. Annual basic rents are $48,000 for the first year payable $4,000 on the first day of each month, $51,600 for the second year payable $4,300 on the first day of each month, and $55,200 for the third year payable $4,600 on the first day of each month. There is one option to extend the lease for two years at the same rental amount as the third year stated above. The Company is responsible for all real estate taxes, utility expenses, and all routine maintenance and operating costs during the lease term and any extensions thereof. The lessor is responsible for certain structural and mechanical systems repair and maintenance costs. The Company has the option to purchase the leased property during the first three years of the lease for $430,000 with a binding contract for purchase and sale to be completed six months prior to the expiration of the initial lease term. The Company has an additional option to purchase the property on these same conditions during the option period at a purchase price $445,000.

 Redemption Agreement

  On July 1, 1993, Lift Systems, Inc. acquired and retired all 200 shares of stock owned by a then 20% stockholder. Concurrently with and as conditions of the Stock Redemption Agreement, the selling stockholder entered into a Noncompete Agreement with Lift Systems, Inc. and the Company executed a Contingent Promissory Note for the purchase price of the stock. The potential maximum consideration for the stock is $330,000 (all of which has been paid or accrued as of December 31, 1997), payable in accordance with the terms and provisions and subject to the conditions, restrictions and contingencies provided for in the Contingent Promissory Note. The Contingent Promissory Note provides, in general, for an annual anniversary payment to be made on or after July 1, of each year until the total payments equal $330,000 or until July 1, 2001, at which time any amount not computed to be payable up to the Maximum Aggregate Amount of $330,000 would be extinguished as an obligation of Lift Systems, Inc. The amount to be paid each year is defined as the lesser of 50% of modified net income or the Annual Amount (as defined).

  For each of the years ended December 31, 1993 through 1997, the Annual Amount was due under this agreement on or after July 1 of the following year. At December 31, 1997, the $4,761 present value of the final payment has been recorded in Other Accrued Liabilities and as a cost of the stock redemption.

NOTE 7--PROFIT SHARING PLAN

  The Company established a qualified profit-sharing plan effective January 1, 1993, primarily to provide retirement benefits for substantially all full time employees with a minimum of one year of service. Contributions to the plan are made in discretionary amounts as determined by the Company's Board of Directors, limited to the maximum amount deductible for federal income tax purposes.

NOTE 8--SUBSEQUENT EVENTS

  The Company is defendant in certain litigation matters arising in the normal course of business. In the opinion of management, the ultimate resolution of such matters will not have a material effect on the financial position or results of operations of the Company.

  The stockholders of Lift Systems, Inc. sold all of the outstanding stock in the Company to United Rentals, Inc. on July 27, 1998.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
 Perco Group Ltd.

  We have audited the consolidated balance sheet of Perco Group Ltd. as at December 31, 1997 and the consolidated statements of earnings, retained earnings and changes in financial position for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

  In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Perco Group Ltd. as at December 31, 1997 and the results of its operations and the changes in its financial position for the year then ended in accordance with generally accepted accounting principles in Canada.

  Generally accepted accounting principles in Canada vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations for the year ended December 31, 1997 and stockholders' equity as at December 31, 1997 to the extent summarized in note 12 to the consolidated financial statements.

KPMG

Montreal, Canada

February 2, 1998, except as to note 14 which is as of May 22, 1998

                                PERCO GROUP LTD.

                           CONSOLIDATED BALANCE SHEET
                        (EXPRESSED IN CANADIAN DOLLARS)

                                                      DECEMBER 31,  APRIL 30,
                                                          1997        1998
                                                      ------------ -----------
                                                                   (UNAUDITED)
                       ASSETS
Current assets:
  Cash............................................... $   373,650  $   503,294
  Accounts receivable (note 2).......................   4,373,577    3,200,575
  Income taxes receivable............................     183,914      674,475
  Inventories........................................   1,588,724    1,751,992
  Prepaid expenses...................................      75,770      150,560
                                                      -----------  -----------
                                                        6,595,635    6,280,896
Fixed assets (note 3)................................  12,915,691   14,951,263
Deferred financing costs, at cost less accumulated
 amortization........................................      85,807       76,607
                                                      -----------  -----------
                                                      $19,597,133  $21,308,766
                                                      ===========  ===========
        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Bank indebtedness (note 4)......................... $   771,465  $ 1,301,184
  Accounts payable...................................     993,820    1,605,786
  Accrued liabilities................................     582,365      725,054
  Current portion of long-term debt (note 5).........   2,295,000    2,453,000
  Current portion of obligation under capital leases
   (note 6)..........................................     229,678      205,984
                                                      -----------  -----------
                                                        4,872,328    6,291,008
Long-term debt (note 5)..............................   6,742,512    7,388,813
Obligation under capital leases (note 6).............     171,042      136,207
Deferred income taxes................................   1,753,145    1,789,145
Non-controlling interest.............................   1,004,523      928,980
Redeemable shares (note 7)...........................   1,062,500    1,062,500
Shareholders' equity:
  Capital stock (note 8).............................     312,500      312,500
  Retained earnings..................................   3,678,583    3,399,613
                                                      -----------  -----------
                                                        3,991,083    3,712,113
Commitments (note 9).................................
Subsequent event (note 14)...........................
                                                      -----------  -----------
                                                      $19,597,133  $21,308,766
                                                      ===========  ===========

          See accompanying notes to consolidated financial statements.

                                PERCO GROUP LTD.

                       CONSOLIDATED STATEMENT OF EARNINGS
                        (EXPRESSED IN CANADIAN DOLLARS)

                                                       FOUR-MONTH   FOUR-MONTH
                                          YEAR ENDED  PERIOD ENDED PERIOD ENDED
                                         DECEMBER 31,  APRIL 30,    APRIL 30,
                                             1997         1998         1997
                                         ------------ ------------ ------------
                                                      (UNAUDITED)  (UNAUDITED)
Revenues:
  Rental income........................  $14,509,900   $3,273,153   $3,562,291
  Sales................................    4,334,959    1,644,629    1,201,524
  Gain on disposal of fixed assets.....      647,352      208,748      274,143
                                         -----------   ----------   ----------
                                          19,492,211    5,126,530    5,037,958
Direct rental expenses, excluding
 equipment rental depreciation.........    5,659,124    1,486,433    1,638,366
Depreciation on rental equipment.......    1,776,368      651,136      573,234
Cost of goods sold.....................    3,344,842    1,319,694      959,401
                                         -----------   ----------   ----------
                                          10,780,334    3,457,263    3,171,001
                                         -----------   ----------   ----------
Earnings before undernoted items.......    8,711,877    1,669,267    1,866,957
Operating expenses:
  Selling and administrative expenses..    5,516,606    1,898,147    1,731,648
  Non-rental depreciation..............      411,626      114,913      131,355
  Interest on long-term debt and obli-
   gation under capital leases.........      837,963      286,451      271,315
  Other financial expenses.............       37,907        8,769        7,925
                                         -----------   ----------   ----------
                                           6,804,102    2,308,280    2,142,243
                                         -----------   ----------   ----------
Earnings (loss) before income taxes and
 non-controlling interest..............    1,907,775     (639,013)    (275,286)
Income taxes:
  Current (notes 10 and 11)............      767,053     (320,500)    (106,600)
  Deferred.............................      103,371       36,000        5,000
                                         -----------   ----------   ----------
                                             870,424     (284,500)    (101,600)
                                         -----------   ----------   ----------
Earnings (loss) before non-controlling
 interest..............................    1,037,351     (354,513)    (173,686)
Non-controlling interest...............      131,507      (75,543)     (44,310)
                                         -----------   ----------   ----------
Net earnings (loss)....................  $   905,844   $ (278,970)  $ (129,376)
                                         ===========   ==========   ==========

          See accompanying notes to consolidated financial statements.

                                PERCO GROUP LTD.

                  CONSOLIDATED STATEMENT OF RETAINED EARNINGS
                        (EXPRESSED IN CANADIAN DOLLARS)

                                                                     FOUR-MONTH
                                                        YEAR ENDED  PERIOD ENDED
                                                       DECEMBER 31,  APRIL 30,
                                                           1997         1998
                                                       ------------ ------------
                                                                    (UNAUDITED)
Retained earnings, beginning of period................  $2,772,739   $3,678,583
Net earnings (loss)...................................     905,844     (278,970)
                                                        ----------   ----------
Retained earnings, end of period......................  $3,678,583   $3,399,613
                                                        ==========   ==========



          See accompanying notes to consolidated financial statements.

                                PERCO GROUP LTD.

            CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION
                        (EXPRESSED IN CANADIAN DOLLARS)

                                                     FOUR-MONTH    FOUR-MONTH
                                       YEAR ENDED   PERIOD ENDED  PERIOD ENDED
                                        DECEMBER     APRIL 30,     APRIL 30,
                                        31, 1997        1998          1997
                                       -----------  ------------  ------------
                                                    (UNAUDITED)   (UNAUDITED)
Cash provided by (used in):
Operations:
  Net earnings (loss)................. $   905,844  $  (278,970)  $  (129,376)
  Items not involving cash:
   Gain on disposal of fixed assets...    (647,352)    (208,748)     (274,143)
   Depreciation of fixed assets.......   2,187,994      766,049       704,589
   Amortization of deferred charges...      27,600        9,200         9,200
   Deferred income taxes..............     103,371       36,000         5,000
   Non-controlling interest...........     131,507      (75,543)      (44,310)
  Net change in non-cash operating
   working capital:
   Accounts receivable................    (296,315)   1,173,002       959,213
   Income taxes receivable............    (183,914)    (490,561)     (268,323)
   Inventories........................    (168,676)    (163,268)     (226,424)
   Prepaid expenses...................     (27,975)     (74,790)      (89,186)
   Accounts payable...................      14,272      611,966      (105,160)
   Accrued liabilities................      56,010      142,689        50,439
   Income taxes payable...............    (165,307)         --       (165,307)
                                       -----------  -----------   -----------
                                         1,937,059    1,447,026       426,212
Financing:
  Increase in long-term debt..........   2,199,387    1,541,109       793,000
  Decrease in long-term debt..........  (2,008,686)    (736,808)     (482,257)
  Decrease in obligation under capital
   leases.............................    (163,372)     (58,529)      (52,496)
                                       -----------  -----------   -----------
                                            27,329      745,772       258,247
Investing:
  Acquisition of fixed assets.........  (3,561,771)  (2,963,159)   (2,213,546)
  Proceeds of disposal of fixed as-
   sets...............................     895,007      370,286       339,310
                                       -----------  -----------   -----------
                                        (2,666,764)  (2,592,873)   (1,874,236)
                                       -----------  -----------   -----------
Decrease in cash......................    (702,376)    (400,075)   (1,189,777)
Cash (bank indebtedness net of cash),
 beginning of period..................     304,561     (397,815)      304,561
                                       -----------  -----------   -----------
Bank indebtedness net of cash, end of
 period............................... $  (397,815) $  (797,890)  $  (885,216)
                                       ===========  ===========   ===========

          See accompanying notes to consolidated financial statements.

                               PERCO GROUP LTD.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (EXPRESSED IN CANADIAN DOLLARS)

                         YEAR ENDED DECEMBER 31, 1997
  (THE INFORMATION FOR THE FOUR-MONTH PERIOD ENDED APRIL 30, 1998 AND 1997 IS
                                  UNAUDITED.)

  The Company, incorporated under Part 1A of the Quebec Companies Act, is involved primarily in the rental of industrial and building equipment in Canada.

1. SIGNIFICANT ACCOUNTING POLICIES:

 (a) Basis of presentation:

  The accompanying consolidated financial statements are presented in accordance with accounting principles generally accepted in Canada (Canadian
GAAP).

  As described in note 14 on May 22, 1998, the Company was acquired by United Rentals of Canada (Quebec), Inc. These financial statements are prepared on the basis of their predecessor historical costs and do not include any adjustments that may result from the acquisition of the Company by United Rentals of Canada (Quebec), Inc.

 (b) Basis of consolidation:

  The consolidated financial statements include the accounts of Perco Group Ltd. and its subsidiary, 2633-4680 Quebec Inc.

 (c) Interim financial statements:

  The accompanying balance sheet at April 30, 1998 and the statements of earnings, retained earnings and changes in financial position for the four-month period ended April 30, 1998 and 1997 are unaudited and have been prepared on a basis that is consistent with the audited consolidated financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operation for such interim periods are not necessarily indication of results for a full year.

 (d) Inventories:

  Goods and equipment for resale and supplies are valued at the lower of cost and net realizable value. Spare parts and supplies are valued at the lower of cost and replacement cost less an allowance for obsolescence. Cost is determined using the first in, first out method.

 (e) Fixed assets:

  Fixed assets are stated at cost. Depreciation and amortization are provided using the following methods and annual rates:

   ASSET                                            METHOD        RATE/PERIOD
   -----                                       ----------------- -------------
   Buildings.................................. Declining balance             4%
   Rental equipment...........................     Straight-line 6 2/3% to 100%
   Cars and trucks............................ Declining balance            30%
   Furniture and fixtures..................... Declining balance            20%
   Leasehold improvements.....................     Straight-line         5 years
   Computer hardware and software............. Declining balance            30%
   Cars and trucks under capital leases....... Declining balance            30%

                               PERCO GROUP LTD.

                        (EXPRESSED IN CANADIAN DOLLARS)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

 (f) Deferred financing costs:

  The costs of obtaining bank and other debt financing are deferred and amortized on a straight-line basis over the effective life of the debt to which they relate.

 (g) Use of estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. ACCOUNTS RECEIVABLE:

  Accounts receivable are net of allowance for doubtful accounts of $380,837 at December 31, 1997 and 444,398 at April 30, 1998.

3. FIXED ASSETS:

                                                       DECEMBER 31,  APRIL 30,
                                                           1997        1998
                                                       ------------ -----------
   Land............................................... $   901,503  $   901,503
   Buildings..........................................   2,439,276    2,446,545
   Rental equipment...................................  23,225,446   25,483,998
   Cars and trucks....................................   1,376,234    1,400,254
   Furniture and fixtures.............................     466,277      475,126
   Leasehold improvements.............................     752,424      790,680
   Computer hardware and software.....................     382,148      388,081
   Cars and trucks under capital leases...............   1,134,888    1,134,888
                                                       -----------  -----------
                                                        30,678,196   33,021,075
   Less accumulated depreciation and amortization.....  17,762,505   18,069,812
                                                       -----------  -----------
                                                       $12,915,691  $14,951,263
                                                       ===========  ===========

4. BANK INDEBTEDNESS GUARANTEES:

  The bank indebtedness and the long-term debt of the Company described in note 5 are secured by hypothecs on inventories and accounts receivable, a movable hypothec of $10,700,000 on all corporeal and incorporeal movable property, including a hypothec of $10,700,000 on the all-risks insurance coverage relating to the assets pledged as security to the bank.

                                PERCO GROUP LTD.

                        (EXPRESSED IN CANADIAN DOLLARS)


5. LONG-TERM DEBT:

                                                        DECEMBER 31, APRIL 30,
                                                            1997        1998
                                                        ------------ ----------
Revolving term loan maturing in 2000, bearing interest
 at the bank's Canadian base rate plus 1.5%, payable
 in 24 monthly instalments of principal of $84,524,
 with a final payment covering the principal balance..   $2,178,437  $2,340,343
Term loan maturing in 2000, bearing interest at the
 bank's Canadian base rate plus 1%, payable in 35
 equal monthly instalments of $20,286, (principal
 only) with a final payment of $507,159...............    1,217,174   1,136,032
Loan from the Federal Business Development Bank
 maturing in 1999, bearing interest at the bank's base
 rate plus 2.5% and additional interest equal to 0.25%
 of the Company's total annual revenue, payable in
 monthly instalments of $16,700 (principal only)......      388,200     321,400
Term loan maturing in 2001, bearing interest at the
 bank's Canadian base rate plus 1%, payable in 47
 equal monthly instalments of $18,335, (principal
 only) with a final payment of $458,325...............    1,320,070   1,246,730
Term loan maturing in 2002, bearing interest at the
 bank's Canadian base rate plus 1%, payable in 59
 monthly instalments of $25,000 (principal only), with
 a final payment of $625,000 covering the principal
 balance..............................................    2,100,000   2,000,000
Credit facility for acquisition of fixed assets
 convertible in December 1998 into a term loan
 maturing in 2003, bearing interest at the bank's
 Canadian base rate plus 1%, payable in equal monthly
 instalments (principal only), with a final payment to
 be determined covering the principal balance.........          --      729,000
First mortgage loan in the amount of $1,000,000 and
 second mortgage in the amount of $450,000 secured by
 land and buildings with a net book value of
 $1,222,596 as at December 31, 1997, 8.75%, payable in
 monthly instalments of $15,137 (principal and
 interest combined), renegotiable in December 1999,
 maturing in April 2004...............................      871,903     835,826
First mortgage loan in the amount of $1,200,000
 secured by land and a building with a net book value
 of $1,113,832 as at December 31, 1997, 7.3%, payable
 in monthly instalments of $10,770 (principal and
 interest combined), renegotiable in December 1999,
 maturing in December 2005............................      784,480     759,884
Term loan maturing in 2003, bearing interest at the
 bank's Canadian base rate plus 1% in 60 monthly
 instalments of $2,893 (principal only), with a final
 payment of $69,420 covering the principal balance....          --      240,107
Conditional sale contracts maturing in 2001 and 2002,
 bearing interest at various rates from 7% to 8.70%,
 payable in monthly instalments of $4,274, including
 interest. These debts are secured by trucks and
 equipment............................................      177,248     232,491
                                                         ----------  ----------
                                                          9,037,512   9,841,813
Less current portion of long-term debt................    2,295,000   2,453,000
                                                         ----------  ----------
                                                         $6,742,512  $7,388,813
                                                         ==========  ==========

  The term loans and the Federal Business Development Bank loan are secured by various assets, as described in note 4. Under the term loan agreements, the Company is committed to maintain certain financial ratios.

                               PERCO GROUP LTD.

                        (EXPRESSED IN CANADIAN DOLLARS)

5. LONG-TERM DEBT (CONTINUED):

  Repayments of the long-term debt for each of the next five years are as follows:

                                                         DECEMBER 31, APRIL 30,
                                                             1997        1998
                                                         ------------ ----------
   1998.................................................  $2,295,000  $      --
   1999.................................................   2,210,000   2,453,000
   2000.................................................   1,573,000   2,525,000
   2001.................................................   1,240,000   1,595,000
   2002.................................................   1,165,000   1,321,000
   2003.................................................         --    1,409,000
                                                          ----------  ----------
                                                          $8,483,000  $9,303,000
                                                          ==========  ==========

6. OBLIGATION UNDER CAPITAL LEASES:

  Total future minimum payments under capital leases are as follows as at:

                                                        DECEMBER 31, APRIL 30,
                                                            1997       1998
                                                        ------------ ---------
   1998................................................   $263,371   $    --
   1999................................................    100,242    231,558
   2000................................................     62,846     94,626
   2001................................................     26,066     47,622
   2002................................................        --       6,741
                                                          --------   --------
   Total minimum lease payments........................    452,525    380,547
   Less amount representing interest at rates varying
    from 9% to 12.2%...................................     51,805     38,356
                                                          --------   --------
   Balance of obligation...............................    400,720    342,191
   Less current portion................................    229,678    205,984
                                                          --------   --------
   Obligation under capital leases.....................   $171,042   $136,207
                                                          ========   ========

7. REDEEMABLE SHARES:

  An unlimited number of authorized:

    Class C shares, voting, without par value, mandatorily redeemable by the Company at death of holder

    Class D shares, non-voting, without par value, conveying one monthly preferred, non-cumulative 1% dividend on the redemption value, redeemable at the option of the holder and issuer at the paid-up capital and in the case of Class A shares being converted into Class D shares equal to the difference between the paid-up capital and the fair market value at the time of exchange

    Class E shares, non-voting, without par value, conveying one monthly preferred, non-cumulative 1% dividend on the redemption value, redeemable at the option of the holder and issuer at the fair market value of the consideration received at issuance

    Class F shares, non-voting, without par value, conveying one yearly, preferred, non-cumulative dividend of $1 per share, redeemable at the option of the holder and issuer at the paid-up capital

    Class G shares, non-voting, without par value, conveying one yearly, preferred, non-cumulative dividend of $1 per share, redeemable at the option of the issuer at the paid-up capital

                               PERCO GROUP LTD.

                        (EXPRESSED IN CANADIAN DOLLARS)

7. REDEEMABLE SHARES (CONTINUED):

  Issued and fully paid:

                                                        DECEMBER 31, APRIL 30,
                                                            1997        1998
                                                        ------------ ----------
   62,500 Class D shares, redeemable at $62,500........  $   62,500  $   62,500
   100,000 Class G shares, redeemable at $1,000,000....   1,000,000   1,000,000
                                                         ----------  ----------
                                                         $1,062,500  $1,062,500
                                                         ==========  ==========

8. CAPITAL STOCK:

  An unlimited number of authorized:

    Class A shares, voting, participating, without par value, convertible into Class D shares only with the joint approval of the Board and positive vote of Class A and D holders

    Class B shares, voting, participating, without par value

  Issued and fully paid:

                                                        DECEMBER 31, APRIL 30,
                                                            1997       1998
                                                        ------------ ---------
   312,500 Class A shares..............................   $312,500   $312,500
                                                          ========   ========

9. COMMITMENTS:

  The Company is committed under lease contracts for premises expiring at various dates from January 1, 1998 to January 31, 2001. The minimum lease payments for each of the next four years are as follows:

                                                          DECEMBER 31, APRIL 30,
                                                              1997       1998
                                                          ------------ ---------
   1998..................................................   $163,000   $    --
   1999..................................................    153,000    179,000
   2000..................................................     61,000    150,000
   2001..................................................      4,000     64,000
                                                            --------   --------
                                                            $381,000   $393,000
                                                            ========   ========

                               PERCO GROUP LTD.

                        (EXPRESSED IN CANADIAN DOLLARS)


10. INCOME TAXES:

  The effective income tax rate differs from the statutory rate that would be obtained by applying the combined basic federal and provincial tax rate to earnings before income taxes. These differences result from the following items:

                                               DECEMBER 31, APRIL 30, APRIL 30,
                                                   1997       1998      1997
                                               ------------ --------- ---------
Combined basic federal and provincial tax
 rate.........................................     38.7%      38.7%     38.7%
Increase (decrease) in income tax rate
 resulting from:
  Permanent differences as a result of pur-
   chase accounting and non-deductible ex-
   penses.....................................     (4.8)       5.8       3.4
  Previous years' reassessment................     11.7        --        --
  Manufacturing and processing profits deduc-
   tion.......................................      --         --       (5.2)
                                                   ----       ----      ----
Effective income tax rate.....................     45.6%      44.5%     36.9%
                                                   ====       ====      ====

11. INCOME TAXES REASSESSMENT:

  The Company has been reassessed for the tax credits (manufacturing and processing profits deduction) it claimed in 1996 and in respect of the years 1994 to 1996 inclusive. The reassessment amounts to $224,000 and is included in the December 31, 1997 current income taxes.

12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

  The company follows Canadian generally accepted accounting principles (Canadian GAAP) which are different in some respects from those applicable in the United States (U.S. GAAP).

  (a) The following table presents a reconciliation of stockholder's equity from Canadian GAAP to U.S. GAAP:

                                                        DECEMBER 31, APRIL 30,
                                                            1997        1998
                                                        ------------ ----------
   Stockholders' equity:
     Per Canadian GAAP.................................  $3,991,083  $3,712,113
     Decrease in fixed assets net (i)..................    (820,253)   (734,294)
     Decrease in deferred income taxes (ii)............     784,933     718,080
                                                         ----------  ----------
   Per U.S. GAAP.......................................  $3,955,763  $3,695,899
                                                         ==========  ==========

    (i) Under Canadian GAAP, as a result of negative goodwill from a business combination accounted for as a purchase, the Company reduced the value of fixed assets. Under U.S. GAAP, assets acquired in a purchase business combination are recorded at their gross fair values, with separate deferred tax assets and liabilities recognized for the tax effect of the differences between such fair values and the tax bases.

    (ii) The income tax provision in Canada is based on the deferral method and adjustments are generally not made for changes in income tax rates. Under U.S. GAAP, deferred tax liabilities are measured using the enacted tax rate expected to apply to taxable income in the periods in which the deferred tax asset on liability is expected to be settled. A U.S. GAAP difference arises for the Company due to timing differences resulting from the application of the purchase accounting adjustments described above.

                               PERCO GROUP LTD.

                        (EXPRESSED IN CANADIAN DOLLARS)

12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):

  (b) The following table presents a reconciliation of net earnings from Canadian GAAP to U.S. GAAP:

                                            DECEMBER 31, APRIL 30,  APRIL 30,
                                                1997       1998       1997
                                            ------------ ---------  ---------
   Net (loss) earnings under Canadian
    GAAP...................................  $  905,844  $(278,970) $(129,376)
   Income tax adjustment under the asset
    and liability method...................    (154,252)   (35,625)   (31,625)
   Lower depreciation on fixed assets......     258,546     85,959     86,183
                                             ----------  ---------  ---------
   Net earnings (loss) under U.S. GAAP.....  $1,010,138  $(228,636) $ (74,818)
                                             ==========  =========  =========

  (c) Statement of change in financial position:

  Under U.S. GAAP, a statement of cash flow is required while a statement of changes in financial position is required under Canadian GAAP. There are no differences in the amounts presented in the accompanying statement of changes in financial position from a cash flow statement prepared under U.S. GAAP, except for the presentation of bank indebtedness. Under Canadian GAAP, cash in the statement of changes in financial position is shown net of bank indebtedness. Under U.S. GAAP, the net change in bank indebtedness, with original maturities of 90 days or less, is presented as a financing activity.

                                            DECEMBER 31, APRIL 30,  APRIL 30,
                                                1997        1998       1997
                                            ------------ ---------- ----------
   Financing activity under Canadian
    GAAP..................................    $ 27,329   $  745,772 $  258,247
   Bank indebtedness increase.............     724,833      529,719  1,182,386
                                              --------   ---------- ----------
   Financing activity under U.S. GAAP.....    $752,162   $1,275,491 $1,440,633
                                              ========   ========== ==========
   The reclassification results in:
     Cash at end of year under U.S. GAAP..    $373,650   $  503,294 $  343,802
                                              ========   ========== ==========

13. FINANCIAL INSTRUMENTS:

 (a) Fair value:

  The carrying value of the Company's accounts receivable, bank indebtedness, accounts payable and accrued liabilities approximates their fair values due to their demand nature or relatively short periods to maturity.

  The fair value of the Company's long-term debt and obligation under capital leases has been determined to be equal to their carrying values, as the current financing arrangements represent the borrowing rate presently available to the Company for loans with similar terms and maturities.

 (b) Credit risk:

  Financial instruments that potentially subject the Company to significant concentration risk consist principally of trade accounts receivable. Credit risk with respect to trade accounts receivable is generally diversified due to the large number of entities comprising the Company's customer base. The Company performs ongoing credit evaluations of its customers' financial condition. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions regarding the provision for doubtful accounts. However, actual results could differ from those estimates.

                               PERCO GROUP LTD.

                        (EXPRESSED IN CANADIAN DOLLARS)


14. SUBSEQUENT EVENT:

  On May 21, 1998, all of the outstanding Class G shares were redeemed for a cash consideration of $1,000,000.

  On May 22, 1998, all of the remaining outstanding capital stock described in notes 7 and 8 and all the shares held in 2633-4680 Quebec Inc. by the non-controlling interest were acquired by United Rentals of Canada (Quebec), Inc. after Perco Group Ltd. amalgamated with its subsidiary, 2633-4680 Quebec Inc., and all outstanding shares were converted into shares of the amalgamated company.

                               AUDITORS' REPORT


To the Directors of
Reitzel Rentals Ltd.

  We have audited the balance sheet of Reitzel Rentals Ltd. as at February 28, 1998 and the statements of operations, shareholders' equity and cash flow for the year then ended. These audited financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

  In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at February 28, 1998 and the results of its operations and cash flows for the year then ended in accordance with generally accepted accounting principles in the United States.

July 27, 1998

PricewaterhouseCoopers
Chartered Accountants

                              REITZEL RENTALS LTD.

                                 BALANCE SHEETS
                             (IN CANADIAN DOLLARS)

                                                         FEBRUARY
                                                            28,       MAY 31,
                                                           1998        1998
                                                        ----------- -----------
                                                                    (UNAUDITED)
ASSETS
Cash................................................... $    46,301 $       --
Accounts receivable--trade, net of allowance for
 doubtful accounts
 of $84,980 ($93,292 as of May 31, 1998)...............   2,033,118   2,204,300
Inventory..............................................   1,175,302   1,833,371
Rental equipment, net (Note 3).........................  11,003,382  11,906,195
Property and equipment, net (Note 4)...................   2,264,061   1,552,663
Other assets...........................................   1,088,343   1,322,032
                                                        ----------- -----------
                                                        $17,610,507 $18,818,561
                                                        =========== ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Bank operating line (Note 5)........................... $       --  $   891,005
Accounts payable--trade................................     860,221   1,969,854
Accrued management and staff bonuses...................   2,014,079     503,070
Other liabilities......................................     348,468   1,415,692
Long-term debt (Note 6)................................   5,423,076   5,008,469
Due to shareholders and related party (Note 7).........     707,278     280,058
Deferred income taxes (Note 9).........................   2,778,000   2,931,000
                                                        ----------- -----------
                                                         12,130,122  12,999,148
Mandatorily redeemable shares (Note 8).................     947,990     947,990
Commitments (Note 10)
Share capital (Note 8).................................      56,050      56,050
Retained earnings......................................   4,475,345   4,815,373
                                                        ----------- -----------
                                                          4,531,395   4,871,423
                                                        ----------- -----------
                                                        $17,610,507 $18,818,561
                                                        =========== ===========


                See accompanying notes to financial statements.

                              REITZEL RENTALS LTD.

                            STATEMENTS OF OPERATIONS
                             (IN CANADIAN DOLLARS)

                                          YEAR ENDED  THREE MONTHS THREE MONTHS
                                           FEBRUARY      ENDED        ENDED
                                             28,        MAY 31,      MAY 31,
                                             1998         1997         1998
                                          ----------  ------------ ------------
                                                             (UNAUDITED)
Revenues:
 Equipment rentals....................... $9,695,641   $1,832,811   $2,278,718
 Sales of rental equipment...............  1,544,982      517,409      303,742
 Sales of new equipment, merchandise and
  other revenues.........................  5,977,848    1,712,996    1,469,432
                                          ----------   ----------   ----------
   Total revenues........................ 17,218,471    4,063,216    4,051,892
Cost of revenues:
 Cost of equipment rentals, excluding
  depreciation...........................  3,639,956      688,077      855,481
 Depreciation of rental equipment........    857,104      214,276      214,276
 Cost of rental equipment sales..........    668,717      223,951      131,469
 Cost of new equipment and merchandise
  sales and other operating costs........  4,232,725    1,212,918    1,040,458
                                          ----------   ----------   ----------
   Total cost of revenues................  9,398,502    2,339,222    2,241,684
                                          ----------   ----------   ----------
Gross profit.............................  7,819,969    1,723,994    1,810,208
Selling, general and administrative
 expenses................................  3,154,852    1,031,807      732,798
Non-rental depreciation and
 amortization............................    376,240       76,585       76,400
                                          ----------   ----------   ----------
Operating income.........................  4,288,877      615,802    1,001,010
Interest expense.........................    515,705      115,218      197,154
Management and staff bonuses.............  2,014,445           --           --
(Gain) loss on sale of property and
 equipment...............................   (363,928)    (362,784)      31,847
                                          ----------   ----------   ----------
Income before provision for income
 taxes...................................  2,123,015      863,368      772,009
Provision for income taxes...............    918,470      385,000      344,000
                                          ----------   ----------   ----------
Net income............................... $1,204,545   $  478,368   $  428,009
                                          ==========   ==========   ==========


                See accompanying notes to financial statements.

                              REITZEL RENTALS LTD.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                             (IN CANADIAN DOLLARS)

                                                 COMMON   RETAINED
                                                 SHARES   EARNINGS     TOTAL
                                                 ------- ----------  ----------
Balance, March 1, 1997.......................... $56,050 $3,270,800  $3,326,850
Net income......................................     --   1,204,545   1,204,545
                                                 ------- ----------  ----------
Balance, February 28, 1998......................  56,050  4,475,345   4,531,395
Cash dividends..................................     --     (87,981)    (87,981)
Net income (unaudited)..........................     --     428,009     428,009
                                                 ------- ----------  ----------
Balance, May 31, 1998 (unaudited)............... $56,050 $4,815,373  $4,871,423
                                                 ======= ==========  ==========



                See accompanying notes to financial statements.

                              REITZEL RENTALS LTD.

                            STATEMENTS OF CASH FLOWS
                             (IN CANADIAN DOLLARS)

                                         YEAR ENDED   THREE MONTHS THREE MONTHS
                                          FEBRUARY       ENDED        ENDED
                                             28,        MAY 31,      MAY 31,
                                            1998          1997         1998
                                         -----------  ------------ ------------
                                                             (UNAUDITED)
Cash flows from operating activities:
 Net income............................. $ 1,204,545   $ 478,368   $   428,009
 Items not requiring cash
  Amortization..........................   1,233,344     290,661       290,676
  Gain on sale of rental equipment......    (876,265)   (293,458)     (172,273)
  (Gain) loss on disposal of property
   and equipment........................    (363,928)   (362,784)       31,847
  Deferred income taxes.................     842,000     211,000       153,000
 Changes in non-cash operating items
  Accounts receivable--trade............    (175,759)    114,617      (171,182)
  Inventory.............................    (122,884)   (668,672)     (658,069)
  Accounts payable--trade and other
   liabilities..........................     554,478    (130,275)    1,095,828
                                         -----------   ---------   -----------
                                           2,295,531    (360,543)      997,836
Cash flows from investing activities
 Purchase of property and equipment.....    (161,975)    (20,188)      (90,017)
 Proceeds of disposal of property and
  equipment.............................     309,604     299,604       189,793
 Proceeds on sale of rental equipment...   1,544,982     517,409       303,742
 Purchase of rental equipment...........  (1,863,221)   (689,756)     (502,709)
 (Increase) decrease in other assets....      20,956      40,634      (160,314)
                                         -----------   ---------   -----------
                                            (149,654)    147,703      (259,505)
Cash flows from financing activities
 Increase in bank operating line........         --      877,892       891,005
 Repayment of long-term debt............  (2,222,275)   (593,973)   (1,160,436)
 Increase (decrease) in shareholder
  loans.................................     122,699     (71,079)     (427,220)
 Cash dividend..........................         --          --        (87,981)
                                         -----------   ---------   -----------
                                          (2,099,576)    212,840      (784,632)
                                         -----------   ---------   -----------
Net cash increase (decrease) during the
 period.................................      46,301         --        (46,301)
Cash beginning of period................          --         --         46,301
                                         -----------   ---------   -----------
Cash end of period...................... $    46,301   $     --    $       --
                                         ===========   =========   ===========

                See accompanying notes to financial statements.

                             REITZEL RENTALS LTD.

                         NOTES TO FINANCIAL STATEMENTS
      (UNAUDITED WITH RESPECT TO THE PERIODS ENDED MAY 31, 1997 AND 1998)

1.ORGANIZATION AND BASIS OF PRESENTATION

  Reitzel Rentals Ltd. (the "Company") was incorporated in January 1987 under the laws of Ontario, Canada. The Company rents a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies, homeowners and others in Ontario. The Company also engages in related activities such as selling used rental equipment, acting as a distributor for certain new equipment and selling related merchandise and parts. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheet is presented on an unclassified basis.

  Comparative financial statements have not been presented as these financial statements have been prepared solely for inclusion in the offering memorandum issued by United Rentals Holdings, Inc. and management of United Rental Holdings, Inc. have advised that comparative information is not required.

  The financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles. All amounts are in Canadian dollars.

2.SIGNIFICANT ACCOUNTING POLICIES

 Inventory

  Inventory consists of equipment, tools, parts, fuel and related supply items. Inventory is stated at the lower of average weighted cost or market.

 Rental equipment

  Rental equipment is recorded at cost and depreciated over the estimated useful lives of the equipment using the straight-line method. The range of useful lives estimated by management for rental equipment is two to ten years. Rental equipment is depreciated to a salvage value of zero to ten percent of cost. Rental equipment having a cost of $500 or less is expensed at the time of purchase. Maintenance and repair costs are charged to operations as incurred.

 Revenue recognition

  Revenue related to the sale of equipment is recognized at the time of sale which coincides with delivery. Revenue related to rental equipment is recognized over the contract term on a straight-line basis.

 Property and equipment

  Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. The range of useful lives estimated by management for property and equipment is two to ten years. Maintenance and repair costs are charged to operations as incurred.

 Fair value of financial instruments

  The carrying amounts reported in the balance sheet for accounts receivable, accounts payable, and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of long-term debt and amounts due to shareholders and related party are determined using current interest rates for similar instruments as of period ended.

                             REITZEL RENTALS LTD.

      (UNAUDITED WITH RESPECT TO THE PERIODS ENDED MAY 31, 1997 AND 1998)

 Income taxes

  The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial statement and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not of realization in future periods.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Concentration of credit risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited because a large number of customers make up the Company's customer base. The Company controls credit risk through credit approvals, credit lines, and monitoring procedures.

  Twelve customers represent ten percent of revenues in the year ended February 28, 1998 (nine customers as of May 31, 1998 and one as of May 31,
1997) and twelve customers represented ten percent of accounts receivable-- trade as of February 28, 1998 (twelve customers as of May 31, 1998 and eleven as of May 31, 1997).

 Impact of recently issued Accounting Standards

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company is required to adopt the provisions of these Statements in fiscal year 1999. The Company is currently evaluating the reporting formats recommended under both these Statements.

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employer Disclosure about Pensions and other Post Retirement Benefits" and SFAS No. 133, "Accounting for Derivatives and Other Hedging Activities." The Company is currently evaluating the effects of these Statements.

 Interim financial statements

  The accompanying balance sheet and statement of shareholders' equity at May 31, 1998 and the statement of operations, shareholders' equity and cash flows for the three months ended May 31, 1997 and 1998 are unaudited and have been prepared on a basis that is consistent with the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full year.

                             REITZEL RENTALS LTD.

      (UNAUDITED WITH RESPECT TO THE PERIODS ENDED MAY 31, 1997 AND 1998)


3.RENTAL EQUIPMENT

                                                                      MAY 31,
                                                  FEBRUARY 28, 1998    1998
                                                  ----------------- -----------
                                                                    (UNAUDITED)
   Rental equipment..............................    $13,186,212    $13,769,978
   Amortization..................................     (2,182,830)    (1,863,783)
                                                     -----------    -----------
     Net.........................................    $11,003,382    $11,906,195
                                                     ===========    ===========

4.PROPERTY AND EQUIPMENT

                                                     FEBRUARY 28, 1998
                                             ----------------------------------
                                                        ACCUMULATED   NET BOOK
                                                COST    AMORTIZATION   VALUE
                                             ---------- ------------ ----------
   Land..................................... $  370,717  $      --   $  370,717
   Buildings................................  2,268,773   1,328,578     940,195
   Vehicles.................................  1,277,240     933,579     343,661
   Furniture and equipment..................  1,055,267     784,614     270,653
   Radio equipment..........................    156,124     136,902      19,222
   Pavement.................................    122,914      47,687      75,227
   Leasehold improvements...................    476,480     240,887     235,593
   Electric signs...........................     36,647      27,854       8,793
                                             ----------  ----------  ----------
                                             $5,764,162  $3,500,101  $2,264,061
                                             ==========  ==========  ==========

                                                        MAY 31, 1998
                                             ----------------------------------
                                                        ACCUMULATED   NET BOOK
                                                COST    AMORTIZATION   VALUE
                                             ---------- ------------ ----------
                                                        (UNAUDITED)
   Land..................................... $   90,892  $      --   $   90,892
   Buildings................................  1,632,137   1,048,338     583,799
   Vehicles.................................  1,208,838     905,959     302,879
   Furniture and equipment..................    988,582     734,813     253,769
   Radio equipment..........................    156,124     138,103      18,021
   Pavement.................................    115,414      46,153      69,261
   Leasehold improvements...................    477,910     251,813     226,097
   Electric signs...........................     31,558      23,613       7,945
                                             ----------  ----------  ----------
                                             $4,701,455  $3,148,792  $1,552,663
                                             ==========  ==========  ==========

5.AVAILABLE LINE OF CREDIT

  The Company has available a $1,500,000 line of credit that bears interest of prime rate plus 3/4% per annum which was 5.65% as of February 28, 1998 and is secured, together with Bank Loans (Note 6) by a general assignment of accounts receivable--trade, a general security agreement and a fixed charge debenture of $4,000,000 over all property and equipment subordinated to the First Mortgages in the amount of $299,000. No amount was outstanding under the line of credit at February 28, 1998 and no standby fees apply.

                             REITZEL RENTALS LTD.

      (UNAUDITED WITH RESPECT TO THE PERIODS ENDED MAY 31, 1997 AND 1998)


6.LONG-TERM DEBT

                                                           FEBRUARY    MAY 31,
                                                           28, 1998     1998
                                                          ---------- -----------
                                                                     (UNAUDITED)
   Equipment Loans, secured by the equipment financed,
    repayable in monthly instalments of principal and
    interest at floating and fixed annual rates ranging
    from 4.0% to 10.35%, maturing in 1998 to 2002.......  $2,296,720 $2,149,606
   Bank Loans, secured by a fixed charge over the
    Company's land and buildings, including a general
    assignment of accounts receivable and acknowledged
    assignment of fire insurance coverage, repayable in
    monthly instalments of principal and interest at
    floating and fixed annual rates ranging from 7.45%
    demand in certain circumstances.....................   1,850,245  2,105,152
   First Mortgages, secured by certain of the Company's
    real estate, repayable in monthly instalments of
    principal and interest at annual rates ranging from
    8.25% to 11.875%, maturing 1998 to 1999.............     835,300    378,103
   Note Payable, repayable in monthly instalments of
    principal and interest of $8,155 per month at annual
    interest rate of 7.2%, maturing July 2002...........     375,185    375,608
   Promissory Note, repayable in monthly principal
    payments of $4,375 plus interest, calculated monthly
    at prime plus 1%, maturing in May 1999..............      65,626        --
                                                          ---------- ----------
                                                          $5,423,076 $5,008,469
                                                          ========== ==========

  Cash interest paid on long-term debt during the period amounted to $447,326 ($159,950 in the three months ended May 31, 1998 and $115,218 in the three months ended May 31, 1997).

  Approximate principal payments as of February 28, 1998 due with the next five years are as follows:

   1999.............................................................. $1,806,860
   2000..............................................................  1,599,398
   2001..............................................................  1,090,079
   2002..............................................................    293,154
   2003..............................................................    110,325

7.DUE TO SHAREHOLDERS AND RELATED PARTY

                                                       FEBRUARY 28,   MAY 31,
                                                           1998        1998
                                                       ------------ -----------
                                                                    (UNAUDITED)
   Notes payable to shareholders, no specified
    repayment terms, with interest calculated monthly
    at the Company's average annual cost of borrowing
    and paid annually within six months of the year-
    end...............................................   $699,278    $280,058
   Note payable to affiliated company, interest-free
    with no specified repayment terms.................      8,000         --
                                                         --------    --------
                                                         $707,278    $280,058
                                                         ========    ========

  In the period ended May 31, 1998, obligations to certain shareholders were satisfied by the transfer of the other assets and certain equipment at fair market value as determined by independent approval.

                             REITZEL RENTALS LTD.

      (UNAUDITED WITH RESPECT TO THE PERIODS ENDED MAY 31, 1997 AND 1998)


8.SHARE CAPITAL

  The Company is authorized to issue 251 non-voting, Class A shares and no Class A shares were outstanding (none outstanding as of May 31, 1998). The Class A shares rank in priority over Class B and common shares. Dividends are cumulative on the Class A shares and are payable at a rate that will provide the holder, assuming the holder is in the highest Ontario personal income tax bracket, with the same after-tax rate of return on the Class A share dividend as if the holder had received interest from a Canadian Chartered Bank at the average of that Bank's prime lending rate each month for the twelve months in the Company's fiscal year minus 20% of that average rate. The dividends paid on Class A shares in any year may not exceed net earnings of the Company or ten percent of the retained earnings of the Company as of the preceding fiscal year-end.

  The Class A shares are redeemable and retractable at the price of $470 per Class A share (the "Redemption Price") subject to certain restrictions. The number of Class A shares to be redeemed is limited (the "Redemption Limit") in any one year to one-eighteen of $117,970 or the lesser of one-third of the After-Tax Net Profits of the Company for the fiscal year previous to the redemption notice and the After-Tax Net Profits of the Company for the fiscal year previous to the redemption notice less dividends paid on Class A shares in that previous fiscal year or an amount that will not contravene any banking covenants the Company entered into at that particular time. Where the redemption request exceeds the Redemption Limit, the Company will only redeem Class A shares such that the total of Class A shares redeemed and the dividends paid on Class A shares in the year of request falls below the Redemption Limit. Notwithstanding the foregoing, all Class A shares must be redeemed before December 31, 2007. Class A shareholders are entitled to the same redemption amount as Class B shareholders in any one year without regard to the Redemption Limit. Class A shares are redeemable only at the end of the fiscal year.

  The Company is authorized to issue 2,017 non-voting Class B shares of which 2,017 were outstanding at February 28, 1998 (2,017 outstanding as of May 31,
1998). The Class B shares are subordinate to Class A shares but rank in priority to common shares. Class B shares are entitled to non-cumulative dividends at a rate of 10% of the Redemption Amount, being $470 per Class B share. The Aggregate Redemption Amount of Class A shares is $947,990. The number of Class B shares redeemable in any one year is limited to an amount that will not contravene any banking covenants the Company entered into at that particular time. Class B shares are redeemable only at the end of the fiscal year.

  The Class B shares have been disclosed as a liability of the Company at their redemption amount of $947,990 as Mandatorily Redeemable Shares with a corresponding charge at their date of issue.

  The Company is authorized to issue 37,000 common shares at no par value of which 3,250 were outstanding at February 28, 1998 (3,250 were outstanding as of May 31, 1998).

9.INCOME TAXES

                                                 FEBRUARY 28, MAY 31, MAY 31,
                                                     1998      1997    1998
                                                 ------------ ------- -------
                                                                (UNAUDITED)
   Combined federal and provincial income tax
    rate........................................     44.6%     44.6%   44.6%
   Reduction by the small business deduction....     (2.0)      --      --
   Other differences............................      0.6       --      --
                                                     ----      ----    ----
   Effective income tax rate....................     43.3%     44.6%   44.6%
                                                     ====      ====    ====

  The Company is taxable in one jurisdiction.

                             REITZEL RENTALS LTD.

      (UNAUDITED WITH RESPECT TO THE PERIODS ENDED MAY 31, 1997 AND 1998)

  The provision for income taxes consists of current tax expense of $76,470 ($191,000 as of May 31, 1998 and $174,000 as of May 31, 1997) and deferred tax expense of $842,000 ($153,000 as of May 31, 1998 and $211,000 as of May 31,
1997).

  The deferred tax credit balance of $2,778,000 ($2,931,000 as of May 31, 1998 and $2,147,000 as of May 31, 1997) represents amounts deducted for tax depreciation in excess of accounting depreciation of $6,229,000 ($6,572,000 as of May 31, 1998 and $4,814,000 as of May 31, 1997). There are no other differences in accounting and tax basis.

10.LEASE COMMITMENTS

  Minimum rental commitments under operating leases are as follows:

   1999................................................................ $442,000
   2000................................................................  420,000
   2001................................................................  374,000
   2002................................................................  300,000
   2003................................................................  264,000

  Operating lease expense for the year ended February 28, 1998 was $356,000 ($110,000 as of May 31, 1998 and $89,000 as of May 31, 1997).

11.SUPPLEMENTAL CASH DISCLOSURES

                                                      FEBRUARY 28,    MAY 31,
                                                          1998         1998
                                                      ------------  -----------
                                                                    (UNAUDITED)
   Supplemental schedule of non-cash activities:
    Accounts payable--trade and other liabilities.... $       --     $(430,000)
    Proceeds on disposal of property and equipment...     330,000      521,000
    Purchase of rental equipment.....................  (2,427,400)    (745,829)
    Increase in other assets.........................    (330,000)     (91,000)
    Proceeds of long-term debt.......................   2,427,400      745,829

12.SUBSEQUENT EVENT

  As of May 31, 1998, all the outstanding shares of the Company were purchased by United Rentals Inc.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Channel Equipment Holding, Inc.

  We have audited the accompanying combined balance sheet of Channel Equipment Holding Inc. (see Note 1) (the "Companies") as of December 31, 1997 and the related combined statements of operations, stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Channel Equipment Holding Inc. at December 31, 1997, and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
April 21, 1998

                        CHANNEL EQUIPMENT HOLDING, INC.

                             COMBINED BALANCE SHEET

                               DECEMBER 31, 1997

ASSETS
Cash ............................................................. $    63,589
Accounts receivable, net of allowance for doubtful accounts of
 $244,787.........................................................   1,274,432
Inventory.........................................................     617,793
Rental equipment, net.............................................   8,233,933
Property and equipment, net.......................................     546,798
Prepaid expenses and other assets.................................      27,567
                                                                   -----------
    Total assets.................................................. $10,764,112
                                                                   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Liabilities:
  Accounts payable, accrued expenses and other liabilities........ $   997,055
  Due to stockholders.............................................     745,650
  Debt............................................................   9,241,162
  Deferred gain...................................................     121,980
                                                                   -----------
    Total liabilities.............................................  11,105,847
Commitments and contingencies
Stockholders' equity (deficit):
  Common stock, Channel Equipment, $1.00 par value, 1,000,000 shares authorized, 1,000 issued and outstanding; River City,
   $1.00 par value, 100,000 shares authorized, 1,000 issued and outstanding; and Contractors, $1.00 par value, 1,000,000 shares
   authorized, 1,250 issued and outstanding.......................       3,250
  Additional paid-in capital......................................     238,836
  Retained earnings (deficit).....................................    (538,821)
                                                                   -----------
                                                                      (296,735)
  Treasury stock..................................................     (45,000)
                                                                   -----------
    Total stockholders' equity (deficit)..........................    (341,735)
                                                                   -----------
    Total liabilities and stockholders' equity (deficit).......... $10,764,112
                                                                   ===========


                            See accompanying notes.

                        CHANNEL EQUIPMENT HOLDING, INC.

                        COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997

Revenue:
  Equipment rentals............................................... $ 4,680,867
  Rental equipment sales..........................................   2,265,294
  Sales of parts, supplies and new equipment......................   3,836,954
                                                                   -----------
    Total revenues................................................  10,783,115
Cost of revenues:
  Cost of equipment rentals, excluding equipment rental deprecia-
   tion...........................................................   1,459,268
  Depreciation, equipment rentals.................................   2,092,035
  Cost of rental equipment sales..................................   2,016,654
  Cost of parts, supplies and new equipment sales.................   3,138,237
                                                                   -----------
    Total cost of revenues........................................   8,706,194
                                                                   -----------
    Gross profits.................................................   2,076,921
Selling, general and administrative expenses......................   2,085,283
Non-rental depreciation...........................................      40,067
                                                                   -----------
Operating loss....................................................     (48,429)
Interest expense..................................................     714,705
                                                                   -----------
Loss before provisions for income taxes...........................    (763,134)
Provision for income taxes........................................       3,040
                                                                   -----------
Net loss.......................................................... $  (766,174)
                                                                   ===========


                            See accompanying notes.

                        CHANNEL EQUIPMENT HOLDING, INC.

              COMBINED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                  COMMON STOCK  ADDITIONAL RETAINED
                                 --------------  PAID IN   EARNINGS   TREASURY
                                 SHARES AMOUNTS  CAPITAL   (DEFICIT)   STOCK
                                 ------ ------- ---------- ---------  --------
Balance at January 1, 1997...... 3,250  $3,250   $238,836  $ 227,353  $(45,000)
  Net loss......................                            (766,174)
                                 -----  ------   --------  ---------  --------
Balance at December 31, 1997.... 3,250  $3,250   $238,836  $(538,821) $(45,000)
                                 =====  ======   ========  =========  ========



                            See accompanying notes.

                        CHANNEL EQUIPMENT HOLDING, INC.

                        COMBINED STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss.........................................................  $  (766,174)
Adjustments to reconcile net loss to net cash provided by operat-
 ing activities:
  Depreciation...................................................    2,132,102
  Gain on rental equipment sales.................................     (248,640)
  Changes in assets and liabilities:
   Increase in accounts receivable...............................     (254,454)
   Increase in inventory.........................................     (176,462)
   Decrease in prepaid expenses and other assets.................       39,219
   Increase in accounts payable, accrued expenses and other
    liabilities..................................................      420,460
   Increase in deferred gain.....................................      121,980
                                                                   -----------
Cash provided by operating activities............................    1,268,031
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of rental equipment.....................................     (846,817)
Proceeds from sale of rental equipment...........................    1,936,072
Purchases of property and equipment..............................      (40,712)
                                                                   -----------
Cash provided by investing activities............................    1,048,543
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on debt.......................................   (4,525,576)
Proceeds from stockholders loans.................................      411,600
Borrowings under credit facilities...............................    1,803,455
                                                                   -----------
Cash used in financing activities................................   (2,310,521)
                                                                   -----------
Increase in cash.................................................        6,053
Cash balance at beginning of year................................       57,536
                                                                   -----------
Cash balance at end of year......................................  $    63,589
                                                                   ===========


                            See accompanying notes.

                        CHANNEL EQUIPMENT HOLDING, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The combined financial statements of Channel Equipment Holding, Inc. include the accounts of Channel Equipment Holding, Inc. ("Channel"), River City Machinery Co., Inc. ("River City") and Contractors Sales & Rentals, Inc. ("Contractors") (collectively the "Companies"). The Companies are affiliated through common ownership. All significant intercompany accounts and transactions have been eliminated in combination.

  These combined financial statements are prepared on a historical cost basis and do not include any adjustments that may result from the acquisition of the Companies by United Rentals, Inc. ("United") as more fully described in Note 9.

 Business Activity

  The Companies rent, sell and repair construction equipment for use by contractor, industrial and homeowners markets. The rentals are on a daily, weekly or monthly basis. The Companies are located in three different cities (Houston, Austin and Georgetown) and their principal market area is the state of Texas. The nature of the Companies business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the balance sheet is presented on an unclassified basis.

 Inventory

  Inventories consist primarily of general replacement parts, hydraulic tubing and equipment held for resale and are stated at the lower of cost, determined under the first-in, first-out method, or market.

 Rental Equipment

  Rental equipment is recorded at cost. Depreciation for rental equipment is computed using the straight-line method over an estimated five-year useful life with no salvage value.

  Ordinary maintenance and repair costs are charged to operations as incurred. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from sales of equipment and cost of sales of equipment, respectively, in the combined statement of operations.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation of property and equipment is computed on the straight-line method over an estimated five-year useful life. Leasehold improvements are amortized using the straight-line method over the estimated lives of the improvements or the remaining life of the lease, whichever is shorter.

  Ordinary maintenance and repair costs are charged to operations as incurred. The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation is eliminated from the accounts and any resulting gain or loss is included in operations.

 Rental Revenue

  Rental revenue is recorded as earned under the operating method.

                        CHANNEL EQUIPMENT HOLDING, INC.

 Advertising Costs

  The Companies advertise primarily through trade journals, trade associations and phone directories. All advertising costs are expensed as incurred. Advertising expense amounted to approximately $56,300 in the year ended December 31, 1997.

 Income Taxes

  Both Channel and River City have elected, by unanimous consent of its stockholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code, for federal purposes. Under those provisions both Channel and River City do not have to pay federal income taxes; instead, the stockholders are liable for individual income taxes on both Channel and River City's profits. Therefore, no provision for federal income taxes is included in the accompanying combined financial statements for Channel or River City.

  Contractors, a C Corporation for federal tax purposes uses the "liability method" of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which differences are expected to reverse.

ACCOUNTING ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. CONCENTRATIONS OF CREDIT RISK

  The Companies maintain cash balances with a quality financial institution and, consequently, management believes funds maintained there are secure. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Companies customer base and its credit policy.

3. RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consisted of the following at December 31, 1997:

   Rental equipment................................................ $12,095,388
    Less accumulated depreciation..................................  (3,861,455)
                                                                    -----------
    Rental equipment, net.......................................... $ 8,233,933
                                                                    ===========

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at December 31, 1997:

   Land............................................................... $218,428
   Building...........................................................  213,736
   Transportation equipment...........................................  134,443
   Leasehold improvements.............................................    9,250
   Furniture and fixtures.............................................   28,953
                                                                       --------
                                                                        604,810
   Less accumulated depreciation......................................  (58,012)
                                                                       --------
   Total.............................................................. $546,798
                                                                       ========

                        CHANNEL EQUIPMENT HOLDING, INC.

5. DEBT

  Debt consists of the following at December 31, 1997:

   AEL Leasing Co., Inc.--Various notes dated from February 1997 to
    June 1997 with annual interest rates ranging from 8% to 10.2%
    due in monthly installments ranging from $933 to $4,616........  $  213,149
   The Associates--Two notes dated October 1997 with an annual
    interest rate due in full in June 1998.........................     768,589
   CIT Group--Various notes dated from April 1995 to August 1997 with annual interest rates ranging from 7.5% to 10.0% due in
    monthly installments ranging from $533 to $6,007...............   1,626,743
   CAT Financial--Various notes dated from April 1995 to July 1997 with annual interest rates ranging from 5.1% to 8.1% due in
    monthly installments ranging from $912 to $6,180...............     619,776
   Deutsche Financial--Various notes dated from April 1996 to April
    1997 with annual interest rates ranging from 9.6% to 9.9% due
    in monthly installments ranging from $930 to $2,893............     564,160
   NICE International Corporation--Various notes dated November
    1997 with annual interest rates ranging from 9.4% to 10.9% due
    in monthly installments ranging from $634 to $5,199............     665,255
   Chicago Pneumatic--Various notes dated from March 1997 to July
    1997 with annual interest rates ranging from 7.5% to 9.5% due
    in monthly installments ranging from $427 to $1,827............      39,095
   debis Financial Services, Inc.--Non-interest bearing line-of-
    credit.........................................................      89,481
   Newcourt Financial USA, Inc.--Various notes dated from June 1997 to September 1997 with an annual interest rate of 9.3% due in
    monthly installments ranging from $1,751 to $20,107............     549,994
   First Prosperity--Various notes dated from April 1995 to
    September 1997 with annual interest rates ranging from 7.8% to
    10.0% due in monthly installments ranging from $415 to $1,178..     144,631
   Financial Federal--Various notes dated from January 1996 to
    November 1997 with an annual interest rate of 11% due in
    monthly installments ranging from $430 to $21,465..............   2,984,398
   Norwest Bank--Various notes dated November 1996 with an annual interest rate of 9% due in monthly installments ranging from
    $277 to $380...................................................      20,998
   Case Credit--Various notes dated from August 1995 to November
    1996 with annual interest rates ranging from 7.9% to 9.0% due
    in monthly installments ranging from $481 to $6,935............     207,007
   KDC Financial--Various notes dated from March 1995 to May 1997 with annual interest rates ranging from 7.5% to 10.0% due in
    monthly installments ranging from $722 to $4,576...............     571,885
   JCB Financial--Various notes dated from June 1995 to October
    1997 with annual interest rates ranging from 7.0% to 9.5% due
    in monthly installments ranging from $782 to $1,554............     134,272
   PACCAR--Note dated June 1997 with an annual interest rate of
    8.0% due in monthly installments of $1,540.....................      41,729
                                                                     ----------
                                                                     $9,241,162
                                                                     ==========

  Substantially all rental equipment and fixed assets collateralize the above notes.

  All debt at December 31, 1997 was paid off in connection with the acquisition discussed in Note 9.

                        CHANNEL EQUIPMENT HOLDING, INC.

6. RELATED PARTY TRANSACTIONS

  River City leases its Georgetown operating facility and Channel leases its operating facilities from its stockholders on a month to month basis. Both Channel and River City are responsible for all operating expenses of the facilities including property taxes, assessments, insurance, repairs and maintenance. Total rent expense for 1997 was approximately $160,100.

  In connection with the acquisition discussed in Note 9, the lease terms have been renegotiated.

  The Companies also had a non-interest bearing note payable from its stockholders totaling $745,650 at December 31, 1997. No repayment schedule has been established.

7. SUPPLEMENTAL CASH FLOW INFORMATION

  For the year ended December 31, 1997 total interest and income taxes paid were $705,700 and $3,040, respectively.

  During 1997 the Companies purchased $4,240,540 of equipment which was financed.

8. EMPLOYEE BENEFIT PLAN

  The Companies have a defined contribution 401(k) pension plan which covers substantially all employees. The Companies match 100% up to the first six percent of the employees contribution. The Companies contributions to the plan were $8,850 for the year ended December 31, 1997.

9. SUBSEQUENT EVENT

  On January 23, 1998, under the terms of the stock purchase agreement, United purchased all of the issued and outstanding capital stock of the Channel and River City. On January 23, 1998, under the terms of the asset purchase agreement, United purchased certain assets of Contractors.

                         LNDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Paul E. Carlson, Inc.
 (d/b/a Carlson Equipment Company)
Roseville, Minnesota

  We have audited the accompanying balance sheet of Paul E. Carlson, Inc. (d/b/a Carlson Equipment Company) as of February 28, 1998, and the related statements of operations, stockholders' equity, and cash flow for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Paul E. Carlson, Inc. (d/b/a Carlson Equipment Company) as of February 28, 1998, and the results of its operations and its cash flow for the year then ended in conformity with generally accepted accounting principles.

                                          McGladrey & Pullen, LLP

St. Paul, Minnesota
April 21, 1998

                             PAUL E. CARLSON, INC.
                       (D/B/A CARLSON EQUIPMENT COMPANY)

                                 BALANCE SHEETS

                       FEBRUARY 28, 1998 AND MAY 31, 1998

                                                          FEBRUARY    MAY 31,
                                                          28, 1998     1998
                                                         ---------- -----------
                                                                    (UNAUDITED)
                 ASSETS (NOTES 3 AND 4)
Current Assets
  Cash.................................................. $  168,100 $  345,293
  Receivables:
   Trade accounts, less allowance for doubtful accounts
    of $125,000 and $163,000 at February 28 and May 31,
    1998, respectively..................................    848,365  1,209,761
    Due from stockholder................................     43,000     43,000
    Refundable income taxes.............................        --      17,139
  Inventories (Note 2)..................................  1,615,701  2,546,139
  Prepaid expenses......................................     34,330     30,214
  Deferred income taxes (Note 6)........................    146,000    146,000
                                                         ---------- ----------
      Total current assets..............................  2,855,496  4,337,546
                                                         ---------- ----------
Rental Equipment, at cost (Note 5)......................  7,137,174  7,305,466
  Less accumulated depreciation.........................  2,922,730  2,966,205
                                                         ---------- ----------
                                                          4,214,444  4,339,261
                                                         ---------- ----------
Property and Equipment, at cost (Note 5)
  Computer equipment....................................    153,373    153,373
  Transportation equipment..............................    378,472    378,472
  Furniture and equipment...............................    217,838    221,079
  Leasehold improvements................................    115,484    115,484
                                                         ---------- ----------
                                                            865,167    868,408
  Less accumulated depreciation.........................    426,798    458,298
                                                         ---------- ----------
                                                            438,369    410,110
                                                         ---------- ----------
                                                         $7,508,309 $9,086,917
                                                         ========== ==========

                       See Notes to Financial Statements.

                             PAUL E. CARLSON, INC.
                       (D/B/A CARLSON EQUIPMENT COMPANY)

                                 BALANCE SHEETS

                       FEBRUARY 28, 1998 AND MAY 31, 1998

                                                       FEBRUARY 28,   MAY 31,
                                                           1998        1998
                                                       ------------ -----------
                                                                    (UNAUDITED)
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Bank line of credit (Notes 3 and 10)................  $      --   $4,500,000
  Current maturities of long-term debt................     273,914     466,733
  Accounts payable....................................     257,289     799,045
  Accrued expenses:
    Compensation, vacation, and related taxes.........     160,940     102,064
    Profit sharing (Note 7)...........................     150,000         --
    Real estate taxes.................................      45,660      51,477
    Interest..........................................      32,067      33,542
    Other.............................................      30,894      18,598
  Income taxes payable................................     155,861         --
                                                        ----------  ----------
      Total current liabilities.......................   1,106,625   5,971,459
                                                        ----------  ----------
Deferred Income Taxes (Note 6)........................     380,000     380,000
                                                        ----------  ----------
Long-Term Debt, less current maturities (Notes 3,4,5
 and 10)
  Bank line of credit.................................   3,700,000         --
  Finance companies and capital lease obligations.....     338,925     721,508
  Subordinated note to former stockholder.............     735,448     728,577
                                                        ----------  ----------
                                                         4,774,373   1,450,085
                                                        ----------  ----------
Commitments (Notes 5,7 and 8)
Stockholders' Equity (Notes 8 and 10)
  Common stock, par value $1 per share; authorized
   100,000 shares; issued and outstanding 2,550
   shares.............................................       2,550       2,550
  Retained earnings...................................   1,244,761   1,282,823
                                                        ----------  ----------
                                                         1,247,311   1,285,373
                                                        ----------  ----------
                                                        $7,508,309  $9,086,917
                                                        ==========  ==========

                       See Notes to Financial Statements.

                             PAUL E. CARLSON, INC.
                       (D/B/A CARLSON EQUIPMENT COMPANY)

                            STATEMENTS OF OPERATIONS

                   YEAR ENDED FEBRUARY 28, 1998 AND THE THREE
                       MONTHS ENDED MAY 31, 1997 AND 1998

                                                THREE MONTHS ENDED MAY 31,
                                  FEBRUARY 28,  -----------------------------
                                      1998          1997            1998
                                  ------------  -------------   -------------
                                                 (UNAUDITED)     (UNAUDITED)
Sales and rental income.......... $10,695,366   $   2,862,744   $   2,694,561
Cost of sales....................   6,085,129       1,858,251       1,755,730
                                  -----------   -------------   -------------
    Gross profit.................   4,610,237       1,004,493         938,831
Operating expenses...............   3,550,240         795,748         745,412
                                  -----------   -------------   -------------
    Operating income.............   1,059,997         208,745         193,419
                                  -----------   -------------   -------------
Nonoperating:
  Interest expense...............    (528,266)       (127,678)       (128,357)
  Gain on sale of other
   equipment.....................      19,270             --              --
                                  -----------   -------------   -------------
                                     (508,996)       (127,678)       (128,357)
                                  -----------   -------------   -------------
    Income before income taxes...     551,001          81,067          65,062
Federal and state income taxes
 (Note 6)........................     244,000          36,000          27,000
                                  -----------   -------------   -------------
    Net income                    $   307,001   $      45,067   $      38,062
                                  ===========   =============   =============


                       See Notes to Financial Statements.

                             PAUL E. CARLSON, INC.
                       (D/B/A CARLSON EQUIPMENT COMPANY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                   YEAR ENDED FEBRUARY 28, 1998 AND THE THREE
                       MONTHS ENDED MAY 31, 1997 AND 1998

                                            COMMON STOCK
                                            -------------  RETAINED
                                            SHARES AMOUNT  EARNINGS    TOTAL
                                            ------ ------ ---------- ----------
Balance, February 28, 1997................. 2,550  $2,550 $  937,760 $  940,310
  Net income...............................   --             307,001    307,001
                                            -----  ------ ---------- ----------
Balance, February 28, 1998................. 2,550   2,550  1,244,761  1,247,311
  Net income (unaudited)...................   --      --      38,062     38,062
                                            -----  ------ ---------- ----------
Balance, May 31, 1998 (unaudited).......... 2,550  $2,550 $1,282,823 $1,285,373
                                            =====  ====== ========== ==========



                       See Notes to Financial Statements.

                             PAUL E. CARLSON, INC.
                       (D/B/A CARLSON EQUIPMENT COMPANY)

                            STATEMENTS OF CASH FLOW

 YEAR ENDED FEBRUARY 28, 1998 AND THE THREE MONTHS ENDED MAY 31, 1997 AND 1998

                                                 THREE MONTHS ENDED MAY 31,
                                    FEBRUARY 28, -----------------------------
                                        1998         1997            1998
                                    ------------ -------------   -------------
                                                  (UNAUDITED)     (UNAUDITED)
Cash Flows From Operating Activi-
 ties
  Net Income.......................  $  307,001   $     45,067    $      38,062
  Adjustments to reconcile net in-
   come to net cash provided by op-
   erating activities:
    Depreciation...................   1,482,371        347,739          384,274
    Gross margin contribution from
     rental equipment sales........    (592,674)      (148,435)        (265,158)
    Gain on sale of other equip-
     ment..........................     (19,270)           --               --
    Net increase in deferred income
     taxes.........................      82,000            --               --
    Changes in current assets and
     liabilities:
      Trade accounts receivable....     (26,690)      (579,310)        (361,396)
      Refundable income taxes......         --             --           (17,139)
      Inventories..................    (133,318)      (426,346)        (930,438)
      Prepaid expenses.............     (8,579)        (21,010)           4,116
      Accounts payable.............     182,051        659,513          541,756
      Accrued expenses.............     194,834         13,627         (213,880)
      Income taxes payable.........      89,926        (29,935)        (155,861)
                                     ----------   ------------    -------------
       Net cash provided by (used
        in) operating
        activities.................   1,557,652       (139,090)        (975,664)
                                     ----------   ------------    -------------
Cash Flows From Investing Activi-
 ties
  Proceeds from sales of rental
   equipment.......................   1,578,609        361,480          638,694
  Purchases of rental equipment....  (2,473,274)      (764,723)        (851,127)
  Purchases of property and equip-
   ment............................    (144,253)       (27,956)          (3,241)
  Proceeds from sales of other
   equipment.......................      21,778          1,278              --
  Increase in receivable from
   stockholder.....................     (43,000)       (12,000)             --
                                     ----------   ------------    -------------
        Net cash used in investing
         activities................  (1,060,140)      (441,921)        (215,674)
                                     ----------   ------------    -------------
Cash Flows From Financing Activi-
 ties
  Proceeds from long-term borrow-
   ing.............................         --             --           659,707
  Payments of long-term debt.......  (1,576,236)      (256,946)         (91,176)
  Net increase in bank line of
   credit debt.....................   1,100,000        750,000          800,000
                                     ----------   ------------    -------------
        Net cash provided by (used
         in) financing activities..    (476,236)       493,054        1,368,531
                                     ----------   ------------    -------------
        Net increase (decrease) in
         cash......................      21,276        (87,957)         177,193
Cash
  Beginning........................     146,824        146,824          168,100
                                     ----------   ------------    -------------
  Ending...........................  $  168,100   $     58,867        $ 345,293
                                     ==========   ============    =============

See Notes to Financial Statements (Additional Cash Flow Information -- Note 9).

                             PAUL E. CARLSON, INC.
                       (D/B/A CARLSON EQUIPMENT COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

              (INFORMATION APPLICABLE TO THE THREE MONTH PERIODS
                  ENDED MAY 31, 1997 AND 1998, IS UNAUDITED)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of business: Carlson Equipment Co. is engaged in the short-term rental and sales of construction equipment to contractor, industrial, and municipal clients in the St. Paul/Minneapolis metropolitan area, primarily on credit terms established on an individual customer basis.

  Revenue recognition: The Company recognizes revenue upon delivery of the rental equipment to customers. The Company recognizes revenue from the rental agreements as earned and related expenses as incurred.

  Cash: The Company maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

  Fair value of financial instruments: The financial instruments include the following financial instruments and the methods and assumptions used in estimating their fair value: for cash and cash equivalents, the carrying amount is fair value; for trade accounts receivable and accounts payable, the carrying amounts approximate their fair values due to the short term nature of these instruments, and for the notes payable and long-term debt, fair value has been estimated based on discounted cash flows using interest rates being offered for similar borrowings. No separate comparison of fair values versus carrying values is presented for the aforementioned financial instruments since their fair values are not significantly different than their balance sheet carrying amounts. In addition, the aggregate fair values of the financial instruments would not represent the underlying value of the Company.

  Inventories: Inventories consisting of parts, supplies, and new machinery and equipment are stated at the lower of cost or market. The cost of serialized machinery and equipment is determined on a specific-identification basis. All other inventory is valued using an average-cost method which approximates the first-in, first-out method.

  Accounting for long-lived assets: Management has and will continue, on a periodic basis, to closely evaluate its equipment to determine potential impairment by comparing its carrying value with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net cash flows be less than the carrying value, the Company would recognize an impairment loss at that date. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value (estimated discounted future cash flows or appraisal of assets) of the long-lived assets. To date, management has determined that no impairment of long-lived assets exists.

  Property and equipment depreciation methods: Depreciation is provided using the straight-line method over the following estimated useful lives:

                                                           YEARS
                                                           -----
         Computer equipment...............................    5
         Transportation equipment.........................    5
         Furniture and equipment.......................... 5-10
         Leasehold improvements........................... 5-31

                             PAUL E. CARLSON, INC.
                       (D/B/A CARLSON EQUIPMENT COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

              (INFORMATION APPLICABLE TO THE THREE MONTH PERIODS
                  ENDED MAY 31, 1997 AND 1998, IS UNAUDITED)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

  Rental equipment and related depreciation methods: Rental units are created by the transfer of new equipment, valued at acquisition cost, from inventories to rental equipment. Rental equipment depreciation begins at the point of transfer. Depreciation is provided using the straight-line method over five years, the estimated useful life of the equipment. Sales of rental equipment are accounted for by including the proceeds in sales and by transferring the net book value of the equipment sold to cost of sales.

  Reclassification of rental equipment depreciation expense: In prior years and in previous February 28, 1998, financial statements, the Company included rental equipment depreciation expense in operating expenses. Rental equipment depreciation expense of $1,359,467 has been reclassified to cost of goods sold for the year ended February 28, 1998.

  The proceeds and related net book value of rental equipment sold during the year ended February 28, 1998, and for the three months ended May 31, 1997 and 1998, were as follows:

                                                            THREE MONTHS
                                           YEAR ENDED       ENDED MAY 31,
                                          FEBRUARY 28, -----------------------
                                              1998        1997        1998
                                          ------------ ----------- -----------
                                                       (UNAUDITED) (UNAUDITED)
      Proceeds of rental equipment
       sales.............................  $1,578,609   $361,480    $ 638,694
      Net book value.....................     985,935    213,045      373,536
                                           ----------   --------    ---------
      Gross margin from rental equipment
       sales.............................  $  592,674   $148,435    $ 265,158
                                           ==========   ========    =========

  Income taxes: Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

  Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

  New accounting pronouncements: In June 1997, SFAS No. 130, Reporting Comprehensive income, and SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, were issued. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. SFAS No. 131 redefines how operating segments are determined and requires disclosures of certain financial and descriptive information about the Company's operating segments. SFAS Nos. 130 and 131 are effective for fiscal years beginning after December 15, 1997. The Company believes that adoption of SFAS Nos. 130 and 131 will not have any significant effect on its financial statements.

                             PAUL E. CARLSON, INC.
                       (D/B/A CARLSON EQUIPMENT COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

              (INFORMATION APPLICABLE TO THE THREE MONTH PERIODS
                  ENDED MAY 31, 1997 AND 1998, IS UNAUDITED)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

  Interim financial information (unaudited): The financial statements and notes related thereto as of May 31, 1998, and for the three months ended May 31, 1997 and 1998, are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations. The operating results for the interim periods are not indicative of the operating results to be expected for a full year or for other interim periods.

NOTE 2. INVENTORIES

  The composition of inventories at February 28, 1998, and May 31, 1998 is as follows:

                                                        FEBRUARY 28,   MAY 31,
                                                            1998        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
      Equipment........................................  $  937,879  $1,651,237
      Supplies.........................................     516,552     729,432
      Parts............................................     161,270     165,470
                                                         ----------  ----------
                                                         $1,615,701  $2,546,139
                                                         ==========  ==========

NOTE 3. REVOLVING LINE OF CREDIT AGREEMENT

  The Company had a revolving credit agreement with a bank which provided a $4,500,000 line of credit. The availability of credit was determined by a borrowing base formula consisting of eligible receivables, inventories, and rental equipment. Advances under the line of credit accrued interest at 0.25 percent above the prime interest rate (8.5 percent as of February 28, 1998). The line was due on March 31, 1999, and was secured by substantially all of the Company's assets and the personal guarantees of the Company's stockholders. Since the Company did not intend to reduce the $3,700,000 outstanding balance under this line of credit prior to February 28, 1999, nor did it anticipate a reduction in the borrowing base during this same period, the revolving credit agreement was reflected as long-term debt as of February 28, 1998. At May 31, 1998, the outstanding balance has been reflected as a current liability since it was due within the subsequent 12 months. On July 9, 1998, the revolving credit agreement was paid in full and terminated (see Note
10).

  The agreement contained certain restrictive financial covenants relative to maintaining a minimum amount of net worth and maintaining a certain debt to net worth ratio.

                             PAUL E. CARLSON, INC.
                       (D/B/A CARLSON EQUIPMENT COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

              (INFORMATION APPLICABLE TO THE THREE MONTH PERIODS
                  ENDED MAY 31, 1997 AND 1998, IS UNAUDITED)


NOTE 4. LONG-TERM DEBT

  Capital lease obligations and long-term debt with finance companies and a former stockholder at February 28, 1998 and May 31, 1998, consisted of the following:

                                                      FEBRUARY 28,   MAY 31,
                                                          1998        1998
                                                      ------------ -----------
                                                                   (UNAUDITED)
Capitalized lease obligations, due in monthly in-
 stallments varying from $521 to $9,704, including
 interest at 9.2% to 12.3%, through May 2001, secured
 by related equipment, personally guaranteed by the
 Company's stockholders (Note 5).....................   $416,739    $ 377,576
Notes payable, due in monthly installments varying
 from $5,259 to $10,016, plus interest at 8.75% to
 10.75%, through March 2003, secured by related
 equipment...........................................    170,265      784,179
                                                        --------    ---------
                                                         587,004    1,161,755
Less current maturities..............................    248,079      440,247
                                                        --------    ---------
                                                        $338,925    $ 721,508
                                                        ========    =========
Note payable to former stockholder, due in monthly
 installments of $8,400 to March 2000, when monthly
 payments become $13,662 to February 2005, when the
 remaining principal balance is due, plus interest at
 1.0% over prime, secured by accounts receivable, in-
 ventories, equipment, and stock, personally guaran-
 teed by the Company's stockholders, subordinated to
 bank line of credit (1).............................   $761,283    $ 755,063
Less current maturities..............................     25,835       26,486
                                                        --------    ---------
                                                        $735,448    $ 728,577
                                                        ========    =========

--------
(1) On July 9, 1998, the remaining debt balance was paid in full (see Note
    10).

  The approximate aggregate annual future maturities of all long-term debt as of February 28, 1998, including the line of credit and capital leases, were as follows:

            Years ending February:
              1999............................ $  274,000
              2000............................  3,907,000
              2001............................    229,000
              2002............................    137,000
              2003............................    119,000
              Thereafter......................    382,000
                                               ----------
                                               $5,048,000
                                               ==========

                             PAUL E. CARLSON, INC.
                       (D/B/A CARLSON EQUIPMENT COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

              (INFORMATION APPLICABLE TO THE THREE MONTH PERIODS
                  ENDED MAY 31, 1997 AND 1998, IS UNAUDITED)


NOTE 5. LEASE COMMITMENTS

  Capitalized leases: The Company leases certain rental and other equipment under capitalized leases as follows:

                                                                  FEBRUARY 28,
                                                                      1998
                                                                  ------------
      Rental and other equipment.................................   $641,448
      Less accumulated amortization..............................    221,066
                                                                    --------
                                                                    $420,382
                                                                    ========

  The following is a schedule by year of the future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of February 28, 1998:

      Years ending February:
        1999.....................................................   $171,094
        2000.....................................................    139,677
        2001.....................................................    140,473
        2002.....................................................     29,113
                                                                    --------
      Total minimum payments.....................................    480,357
      Less amount representing interest..........................     63,618
                                                                    --------
      Present value of net minimum payments, included in long-
       term debt.................................................   $416,739
                                                                    ========

  Operating leases: The Company leases its operating facilities under arrangements which are classified as operating leases. The New Hope facility is leased pursuant to an agreement which expires November 1999 and requires monthly lease payments of $6,096. The Roseville facility, which is leased on a month-to-month basis from the Company's former majority stockholder, requires monthly lease payments of $9,624. The Bloomington facility is leased under an agreement which expires December 1999 and requires monthly lease payments of $4,463 (see Note 10 relative to a new lease on the Roseville facility.)

  Future aggregate minimum payments as of February 28, 1998 under operating leases are as follows:

      Years ending February:
        1999.....................................................   $133,000
        2000.....................................................    102,000

  Total rent expense for fiscal year 1998 was approximately $233,000. During fiscal year 1998, approximately $115,000 of total rent expense was paid to the Company's former majority stockholder, whose shares were redeemed in 1995.

                             PAUL E. CARLSON, INC.
                       (D/B/A CARLSON EQUIPMENT COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

              (INFORMATION APPLICABLE TO THE THREE MONTH PERIODS
                  ENDED MAY 31, 1997 AND 1998, IS UNAUDITED)


NOTE 6. INCOME TAX MATTERS

  Net deferred tax liabilities consist of the following components as of February 28, 1998:

      Deferred tax assets:
        Inventory reserve.......................................... $   51,000
        Receivable allowance.......................................     51,000
        Accrued compensation.......................................     44,000
        AMT credit carryforward....................................     18,000
                                                                    ----------
                                                                       164,000
      Deferred tax liabilities:
        Property and equipment.....................................   (398,000)
                                                                    ----------
      Net deferred tax liabilities................................. $ (234,000)
                                                                    ==========

  Alternative minimum tax credits may be carried forward indefinitely to reduce future tax liabilities.

  The deferred tax amounts mentioned above have been classified on the accompanying balance sheet as of February 28, 1998, as follows:

      Current assets............................................... $  146,000
      Noncurrent liabilities.......................................   (380,000)
                                                                    ----------
                                                                    $ (234,000)
                                                                    ==========

  The provision for income taxes for the year ended February 28, 1998, is comprised of the following:

      Currently payable............................................ $  162,000
      Deferred.....................................................     82,000
                                                                    ----------
      Federal and state income taxes............................... $  244,000
                                                                    ==========

  The Company's income tax expense for the year ended February 28, 1998, differed from the statutory federal rate as follows:

      Statutory rate applied to income before income taxes......... $  187,000
      State income tax expense net of federal tax effect...........     34,000
      Nondeductible expense........................................     11,000
      Other........................................................     12,000
                                                                    ----------
                                                                    $  244,000
                                                                    ==========

                             PAUL E. CARLSON, INC.
                       (D/B/A CARLSON EQUIPMENT COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

              (INFORMATION APPLICABLE TO THE THREE MONTH PERIODS
                  ENDED MAY 31, 1997 AND 1998, IS UNAUDITED)


NOTE 7. PROFIT SHARING AND 401(K) PLAN

  The Company had a profit sharing and 401(k) plan for all employees who met the eligibility requirements set forth in the plan. The plan incorporated the provisions of Internal Revenue Code Section 401(k) under which the employees could contribute up to 20 percent of their salary to the plan. The Company matched up to 50 percent of the participant's voluntary contribution up to 5 percent of the participant's salary. In addition, the plan allowed for additional discretionary contributions. The Company communicated its intention and historically distributed 20 percent of pretax, preprofit sharing income as an annual discretionary profit sharing contribution (see Note 10 relative to the subsequent termination of the profit sharing and 401(k) plan).

  Company contributions for the year ended February 28, 1998, and for the three months ended May 31, 1997 and 1998, were as follows:

                                                            THREE MONTHS
                                           YEAR ENDED       ENDED MAY 31,
                                          FEBRUARY 28, -----------------------
                                              1998        1997        1998
                                          ------------ ----------- -----------
                                                       (UNAUDITED) (UNAUDITED)
      Discretionary......................   $150,000    $ 22,000    $    --
      Matching...........................     37,400       8,096       8,237
                                            --------    --------    --------
                                            $187,400    $ 30,096    $  8,237
                                            ========    ========    ========

NOTE 8. STOCK REDEMPTION AGREEMENT

  In the event of the death or disability of a stockholder prior to July 9, 1998, the Company was obligated to purchase the outstanding stock of the affected stockholder, should the other stockholder not exercise the right of first purchase. The purchase price of the stock was based on the value of the Company, as defined per the shareholder agreement. The purchase price was to be paid in 120 equal monthly installments (see Note 10 relative to the subsequent termination of the stock redemption agreement).

NOTE 9. ADDITIONAL CASH FLOW INFORMATION

                                                            THREE MONTHS
                                           YEAR ENDED       ENDED MAY 31,
                                          FEBRUARY 28, -----------------------
                                              1998        1997        1998
                                          ------------ ----------- -----------
                                                       (UNAUDITED) (UNAUDITED)
      Supplemental disclosures of cash
       flow information:
        Cash payments for interest.......   $519,265    $124,725    $126,882
        Cash payments for income taxes...     72,074      72,000     200,000
                                            ========    ========    ========
      Supplemental schedule of noncash
       investing and financing activi-
       ties:
        Capital lease obligations in-
         curred for use of equipment.....   $ 81,124    $    --     $    --
                                            ========    ========    ========

                             PAUL E. CARLSON, INC.
                       (D/B/A CARLSON EQUIPMENT COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

              (INFORMATION APPLICABLE TO THE THREE MONTH PERIODS
                  ENDED MAY 31, 1997 AND 1998, IS UNAUDITED)


NOTE 10. EVENTS SUBSEQUENT TO MAY 31, 1998

  On July 9, 1998, the Company's stockholders entered into an agreement, effective July 1, 1998, whereby United Rentals Inc. purchased all of the Company's outstanding common stock.

  In conjunction with the aforementioned agreement, the note payable to former stockholder and the outstan~ding balance on the revolving line of cre~dit were paid in full on July 9, 1998. In addition, the revolving credit agreement was terminated at that time. The stock redemption agreement (Note 8) a~nd the profit sharing and 401(k) p~lan (Note 7) were also terminated effective June 30,1998.

  On July 9, 1998, the Company entered into a ten-year lease for its Roseville facility with a former stockholder. The lease requires monthly lease payments of $9,624 and has a five-year option to renew.

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
West Main Rentals and Sales, Incorporated

  We have audited the accompanying balance sheet of West Main Rentals and Sales, Incorporated (an S corporation) as of December 31, 1997, and the related statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of West Main Rentals and Sales, Incorporated as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Moss Adams LLP

Eugene, Oregon
April 22, 1998

                   WEST MAIN RENTALS AND SALES, INCORPORATED

                                 BALANCE SHEET

                                     ASSETS

                                                        DECEMBER 31,  MARCH 31,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
CURRENT ASSETS
  Cash.................................................  $  134,924  $  155,238
  Accounts receivable..................................   1,014,677     936,423
  Inventory for resale.................................     634,249     630,729
  Rental fleet expected to be sold.....................     402,000     402,000
  Prepaid expenses.....................................      57,920      15,271
  Current portion of notes receivable..................       2,432       6,753
                                                         ----------  ----------
    Total current assets...............................   2,246,202   2,146,414
                                                         ----------  ----------
NOTES RECEIVABLE, less current portion.................      55,954      69,160
                                                         ----------  ----------
PROPERTY AND EQUIPMENT
  Rental fleet.........................................   6,121,168   6,246,646
  Leasehold improvements...............................     513,278     528,353
  Equipment............................................   1,246,218   1,344,013
  Equipment held under capital leases..................   1,067,217   1,067,217
                                                         ----------  ----------
                                                          8,947,881   9,186,229
  Less accumulated depreciation and amortization.......   3,554,875   3,739,962
                                                         ----------  ----------
                                                          5,393,006   5,446,267
                                                         ----------  ----------
                                                         $7,695,162  $7,661,841
                                                         ==========  ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable....................................... $  137,446 $  414,808
  Accrued liabilities....................................    198,517    198,162
  Notes payable..........................................    478,616    428,198
  Current portion:
    Long-term debt.......................................  1,145,640  1,210,636
    Obligations under capital leases.....................    206,000    214,000
                                                          ---------- ----------
      Total current liabilities..........................  2,166,219  2,465,804
                                                          ---------- ----------
LONG-TERM DEBT, less current portion.....................  3,184,201  3,539,421
                                                          ---------- ----------
OBLIGATIONS UNDER CAPITAL LEASES, less current portion...    648,146    619,353
                                                          ---------- ----------
COMMITMENTS
STOCKHOLDERS' EQUITY
  Common stock, no par value; 1,000 shares authorized,
   100 shares issued and outstanding.....................    130,841    130,841
  Retained earnings......................................  1,565,755    906,422
                                                          ---------- ----------
                                                           1,696,596  1,037,263
                                                          ---------- ----------
                                                          $7,695,162 $7,661,841
                                                          ========== ==========

                            See accompanying notes.

                   WEST MAIN RENTALS AND SALES, INCORPORATED

                              STATEMENT OF INCOME


                                                        THREE MONTHS ENDED
                                           YEAR ENDED        MARCH 31,
                                          DECEMBER 31, ----------------------
                                              1997        1998        1997
                                          ------------ ----------  ----------
                                                            (UNAUDITED)
REVENUES
  Rental.................................  $7,167,252  $1,067,808  $1,208,955
  Retail sales...........................   1,286,872     366,341     303,444
  Other sales............................   1,061,874     202,658     180,800
  Gain on sale of rental equipment.......     238,793      47,209      82,399
                                           ----------  ----------  ----------
                                            9,754,791   1,684,016   1,775,598
                                           ----------  ----------  ----------
COST OF OPERATIONS
  Rental.................................   5,064,324   1,267,400     848,479
  Retail cost of sales...................     916,670     279,002     212,656
  Other cost of sales....................     252,472      45,276      46,242
                                           ----------  ----------  ----------
                                            6,233,466   1,591,678   1,107,377
                                           ----------  ----------  ----------
GROSS PROFIT.............................   3,521,325      92,338     668,221
SELLING, GENERAL AND ADMINISTRATIVE EX-
 PENSES..................................   2,515,654     564,480     589,522
                                           ----------  ----------  ----------
INCOME (LOSS) FROM OPERATIONS............   1,005,671    (472,142)     78,699
                                           ----------  ----------  ----------
OTHER INCOME (EXPENSE)
  Interest income........................       6,094       1,576       1,952
  Gain on sale of equipment..............       9,067         --        1,117
  Interest expense.......................    (540,064)   (141,267)   (114,070)
                                           ----------  ----------  ----------
                                             (524,903)   (139,691)   (111,001)
                                           ----------  ----------  ----------
NET INCOME (LOSS)........................  $  480,768  $ (611,833) $  (32,302)
                                           ==========  ==========  ==========


                            See accompanying notes.

                   WEST MAIN RENTALS AND SALES, INCORPORATED

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                 COMMON   RETAINED
                                                 STOCK    EARNINGS     TOTAL
                                                -------- ----------  ----------
BALANCE, December 31, 1996..................... $130,841 $1,404,987  $1,535,828
Net income.....................................      --     480,768     480,768
Dividends......................................      --    (320,000)   (320,000)
                                                -------- ----------  ----------
BALANCE, December 31, 1997.....................  130,841  1,565,755   1,696,596
Net loss (unaudited)...........................      --    (611,833)   (611,833)
Dividends (unaudited)..........................      --     (47,500)    (47,500)
                                                -------- ----------  ----------
BALANCE, March 31, 1998 (unaudited)............ $130,841 $  906,422  $1,037,263
                                                ======== ==========  ==========




                            See accompanying notes.

                   WEST MAIN RENTALS AND SALES, INCORPORATED

                            STATEMENT OF CASH FLOWS

                                               YEAR ENDED   THREE MONTHS ENDED
                                                DECEMBER        MARCH 31,
                                                   31,      -------------------
                                                  1997        1998       1997
                                               -----------  ---------  --------
                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)..........................  $   480,768  $(611,833) $(32,302)
  Adjustments to reconcile net income (loss)
   to net cash from operating activities:
    Depreciation and amortization............    1,129,015    307,895   244,383
    Net gain from sale of property...........     (247,860)   (47,209)  (83,516)
    Changes in:
      Accounts receivable....................     (329,061)    78,254     5,396
      Inventory for resale...................       32,228      3,520  (144,037)
      Prepaid expenses.......................      (17,756)    42,649   (12,866)
      Accounts payable.......................     (286,115)   277,362  (160,215)
      Accrued liabilities....................       27,723       (355)    7,708
                                               -----------  ---------  --------
  Net cash from operating activities.........      788,942     50,283  (175,449)
                                               -----------  ---------  --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment.........   (2,261,854)  (492,384) (608,559)
  Proceeds from sale of equipment............      625,362    178,437   620,775
  Net principal repayments (advances) on
   notes receivable..........................          480    (17,527)      325
                                               -----------  ---------  --------
  Net cash from investing activities.........   (1,636,012)  (331,474)   12,541
                                               -----------  ---------  --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net borrowings (payments) on notes pay-
   able......................................      478,616    (50,418)  190,000
  Proceeds from long-term borrowings and cap-
   ital lease obligations....................    1,818,217    670,403   142,412
  Principal payments on long-term debt and
   capital lease obligations.................   (1,078,345)  (270,980)  (96,132)
  Dividends paid.............................     (320,000)   (47,500)      --
                                               -----------  ---------  --------
  Net cash from financing activities.........      898,488    301,505   236,280
                                               -----------  ---------  --------
NET INCREASE IN CASH.........................       51,418     20,314    73,372
CASH, beginning of period....................       83,506    134,924    83,506
                                               -----------  ---------  --------
CASH, end of period..........................  $   134,924  $ 155,238  $156,878
                                               ===========  =========  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMA-
 TION
  Cash paid during the period for interest...  $   532,245  $ 135,866  $110,846
                                               ===========  =========  ========

                            See accompanying notes.

                   WEST MAIN RENTALS AND SALES, INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--DESCRIPTION OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
        POLICIES

  DESCRIPTION OF OPERATIONS--The Company primarily rents heavy equipment to contractors. The Company provides wholesale and retail rental services and sales from four Oregon locations and two in California. The second California location was opened in May 1997. The Company extends credit to all customer types once a credit contract has been completed by the customer. This credit contract includes trade references, which are consulted, and personal guarantees, when deemed necessary. All charges are due in full 30 days from the transaction date. Past due items are assessed a carrying charge. Cash transactions require a deposit for a portion of the rental charge. A minimum of one day's rent is required.

  RESTATEMENT OF FINANCIAL INFORMATION--The Company has restated its 1997 financial statements primarily to capitalize certain equipment leases entered into during 1996 and 1997. In the opinion of management, all material adjustments necessary to correct the financial statements have been recorded. The impact of these adjustments did not have a material effect on beginning retained earnings.

  INTERIM FINANCIAL STATEMENTS--The accompanying financial statements as of March 31, 1998, and for the three months ended March 31, 1997 and 1998 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consists solely of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full year.

  REVENUE RECOGNITION--Revenues from the daily and monthly rental of equipment are accounted for as operating leases. Credit risk associated with accounts receivable is periodically reviewed by management and an allowance for doubtful accounts, if required, is established. The allowance was $20,000 at December 31, 1997 and March 31, 1998 (unaudited).

  INVENTORY FOR RESALE--The inventory for resale consists of equipment parts and supplies and is stated at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) method.

  RENTAL FLEET EXPECTED TO BE SOLD--An estimate of rental fleet equipment expected to be sold in the next year is presented as a current asset.

  PROPERTY AND EQUIPMENT--Property and equipment is stated at cost. Depreciation and amortization is computed using the straight-line method over the following estimated useful lives:

       Rental fleet............................................... 5 to 10 years
       Leasehold improvements..................................... 5 to 31 years
       Equipment.................................................. 3 to 10 years
       Equipment held under capital leases........................  3 to 5 years

  ADVERTISING AND PROMOTION--All costs associated with advertising and promotion are expensed as incurred. Advertising and promotion expense totaled $141,200 in 1997, and was $59,100 (unaudited) and $32,400 (unaudited) for the three month periods ended March 31, 1998 and 1997, respectively.

  INCOME TAXES--The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code, whereby income of the Company is taxable directly to the individual stockholders. Accordingly, no provision for income taxes is included in these financial statements.

                   WEST MAIN RENTALS AND SALES, INCORPORATED

NOTE 1--DESCRIPTION OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  FAIR VALUE OF FINANCIAL INSTRUMENTS--The fair value of financial instruments, consisting of cash, receivables, accounts payable, and debt instruments, is based on interest rates available to the Company and discounted cash flow analysis. The fair value of these financial instruments approximates carrying value.

  USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results will differ from those estimates.

  RECENTLY ISSUED ACCOUNTING STANDARDS--In 1997, the Company implemented Statement of Financial Accounting Standards (SFAS) No. 129, "Disclosure of Information about Capital Structure," that continues the existing requirements to disclose pertinent rights and privileges of all securities other than common stock, but expands the number of companies subject to portions of its requirements. The Company's current capital structure does not require any additional disclosures as a result of this pronouncement.

  In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130 "Reporting Comprehensive Income" which the Company is required to adopt for years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of financial statements. This statement will require that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

  Other issued but not yet required FASB statements are not currently applicable to the Company's operations.

NOTE 2--NOTES RECEIVABLE

  The Company has two unsecured notes receivable from stockholders. These notes require interest only payments with the balance due in 2000. The interest rate is fixed at 8%, requiring monthly payments of $361.

                                                        DECEMBER 31,  MARCH 31,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
Stockholder notes receivable...........................   $54,255      $54,255
Other notes receivable.................................     4,131       21,658
                                                          -------      -------
                                                           58,386       75,913
Less current portion...................................     2,432        6,753
                                                          -------      -------
Long-term portion......................................   $55,954      $69,160
                                                          =======      =======

NOTE 3--NOTES PAYABLE

  The Company has a revolving credit line available totaling $600,000 at prime plus 1% (9.5% at December 31, 1997 and March 31, 1998). Outstanding borrowings under the line of credit are subject to the same collateral and restrictive covenant provisions as the term notes described in Note 4, and totaled $430,000 at December 31, 1997 and $390,000 (unaudited) at March 31, 1998.

  The Company also has a short term note payable to a finance company. The outstanding balance on this note was $48,616 at December 31, 1997 and $38,198 (unaudited) at March 31, 1998.

                   WEST MAIN RENTALS AND SALES, INCORPORATED

NOTE 4--LONG-TERM DEBT

                                                       DECEMBER 31,  MARCH 31,
                                                           1997        1998
                                                       ------------ -----------
                                                                    (UNAUDITED)
Note payable to bank, payable in monthly (excepting
 January and February) installments of $33,334 plus
 interest at prime plus 1.25% (9.75% at December 31,
 1997 and March 31, 1998), due December 1999.........   $  666,640  $  633,306
Note payable to bank, payable in monthly installments
 of $20,934 including interest at 9.36%, due March
 2001................................................      704,108     657,444
Note payable to bank, payable in monthly (excepting
 January and February) installments of $7,000 plus
 interest at prime plus 1.25% (9.75% at December 31,
 1997 and March 31, 1998), due December 1999.........      126,000     105,000
Unsecured notes payable to stockholders, payable in
 monthly interest only installments at 12%, due
 October 2000. Subordinated to the bank debt.........      591,162     591,162
Note payable to bank, payable in monthly installments
 of $5,334 plus interest at 10.7%, due November
 1999................................................      122,642     106,640
Unsecured notes payable to stockholders, all with
 interest at 10% payable annually, due October 2000.
 Subordinated to the bank debt.......................      114,545     114,545
Note payable to bank, payable in monthly installments
 of $16,667 beginning November 1997 plus interest at
 prime plus 1.25% (9.75% at December 31, 1997 and
 March 31, 1998), due October 2002...................      966,667     916,667
Note payable to bank, payable in monthly payments of
 $10,348 plus interest at 8.87%, due April 2002......      427,566     396,523
Note payable to bank, payable in monthly interest
 only payments through March 1998, then in monthly
 installments of $11,231 including interest at prime
 plus 2.00% (10.50% at March 31, 1998), due March
 2006................................................          --      600,000
Other notes payable, due in varying installments
 including interest at various rates, collateral
 provided by equipment and vehicles..................      610,511     628,770
                                                        ----------  ----------
                                                         4,329,841   4,750,057
Less current portion.................................    1,145,640   1,210,636
                                                        ----------  ----------
                                                        $3,184,201  $3,539,421
                                                        ==========  ==========

  Substantially all cash, accounts receivable, inventories, property and equipment, and general intangibles are pledged as collateral for the Company's short and long-term borrowing arrangements. The stockholders have also personally guaranteed outstanding bank borrowings. In addition, the Company's bank loan agreements contain provisions which, among other things, require maintenance of certain financial ratios, restrict dividend payments and property and equipment purchases, and provide for prepayment penalties.

  Annual payments of long-term debt for the years subsequent to December 31, 1997 are due as follows:

   DECEMBER 31,
   ------------
     1998............................................................ $1,145,640
     1999............................................................  1,097,900
     2000............................................................  1,326,200
     2001............................................................    552,500
     2002............................................................    202,600
     2003 and thereafter.............................................      5,001
                                                                      ----------
                                                                      $4,329,841
                                                                      ==========

                   WEST MAIN RENTALS AND SALES, INCORPORATED

NOTE 4--LONG-TERM DEBT (CONTINUED)

  Interest expense to stockholders on notes payable and long-term debt totaled approximately $81,920 during 1997 and $20,600 (unaudited) and $20,500 (unaudited) for the three month periods ended March 31, 1998 and 1997, respectively.

NOTE 5--OBLIGATIONS UNDER CAPITAL LEASES

  The Company leases equipment under long-term leases and has the option to purchase the equipment at the termination of the lease. Included in property and equipment are the following assets held under capital leases:

                                                        DECEMBER 31,  MARCH 31,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
Equipment held under capital leases....................  $1,067,217  $1,067,217
Less accumulated amortization..........................     222,011     282,320
                                                         ----------  ----------
                                                         $  845,206  $  784,897
                                                         ==========  ==========

  Future minimum lease payments for assets under capital leases at December 31, 1997 are as follows:

   DECEMBER 31,
   ------------
     1998........................................................... $  283,500
     1999...........................................................    256,900
     2000...........................................................    205,000
     2001...........................................................    197,600
     2002...........................................................    103,016
                                                                     ----------
   Total minimum lease payments.....................................  1,046,016
   Less amount representing interest................................    191,870
                                                                     ----------
   Present value of net minimum lease payments......................    854,146
   Less current maturities..........................................    206,000
                                                                     ----------
                                                                     $  648,146
                                                                     ==========

NOTE 6--COMMITMENTS

  RELATED PARTY LEASES--The Company leases facilities under five separate agreements from a partnership owned by the Company stockholders. These agreements expire between 1999 and 2011. The lease agreements provide for payment of a minimum amount plus taxes, insurance and other costs. The monthly rental payments can be adjusted annually. Total rents paid for the year ended December 31, 1997 were $220,350, and were $87,600 (unaudited) and $48,450
(unaudited) for the three month periods ended March 31, 1998 and 1997, respectively.

  GRANTS PASS, OREGON LEASE--The Company leased facilities in Grants Pass, Oregon under an agreement which expired in 1997. Rental expense on this lease was $34,930 in 1997, and was $8,700 (unaudited) for the three month period ended March 31, 1997.

  EUREKA, CALIFORNIA LEASE--During 1997, the Company began leasing facilities in Eureka, California under a month-to-month agreement. Monthly rent is $3,850. A long-term agreement at the current location is expected in 1998.

                   WEST MAIN RENTALS AND SALES, INCORPORATED

NOTE 6--COMMITMENTS (CONTINUED)

  Aggregate future minimum lease commitments for real property, substantially all of which are with related parties, are as follows:

   DECEMBER 31,
   ------------
     1998............................................................ $  350,400
     1999............................................................    283,100
     2000............................................................    174,000
     2001............................................................     54,000
     2002............................................................     54,000
   Thereafter........................................................    459,000
                                                                      ----------
                                                                      $1,374,500
                                                                      ==========

  EQUIPMENT LEASES--The Company leases equipment under several operating lease arrangements. Monthly payments on these leases total approximately $130,300, with maturities extending to 2002. Rental expense totaled $982,500 for the year ended December 31, 1997, and was $177,000 (unaudited) and $95,200 (unaudited) for the three months ended March 31, 1998 and 1997, respectively. A significant portion of the leased equipment is returnable to the vendor with thirty days notice without penalty from the lessor. Additionally, the shareholders have guaranteed these lease commitments.

  Aggregate future minimum lease commitments for equipment are as follows:

   DECEMBER 31,
   ------------
     1998............................................................ $1,303,000
     1999............................................................  1,274,100
     2000............................................................  1,256,400
     2001............................................................    942,600
     2002............................................................    293,600
                                                                      ----------
                                                                      $5,069,700
                                                                      ==========

  STOCK REPURCHASE AGREEMENT--The Company and the stockholders have entered into an agreement whereby the Company will purchase the shares of a deceased stockholder at a value to be determined as set forth in the agreement.

NOTE 7--RETIREMENT PLAN

  A defined contribution plan covers all employees who meet age and service requirements. The defined contribution plan is a 401(k) profit-sharing plan. The plan allows employee contributions. The Company, at its discretion, may also contribute to the plan. In 1997, the Company contributed $40,000; $24,400 was allocated to the profit-share portion of the plan and $15,600 was allocated to match employee contributions at 50%. There were no Company contributions for the three month periods ended March 31, 1998 and 1997.

NOTE 8--SUBSEQUENT EVENTS

  DIVIDENDS--On January 2, 1998 the Board of Directors declared a dividend of $475 per share of outstanding common stock, payable to shareholders of record as of January 2, 1998.

  Also, on April 10, 1998 an additional dividend was declared of $750 per share, to shareholders of record on that date.

                   WEST MAIN RENTALS AND SALES, INCORPORATED

NOTE 8--SUBSEQUENT EVENTS (CONTINUED)

  NEW DEBT--On March 4, 1998 the Company obtained additional financing from its bank. This debt is in addition to existing bank liabilities. The new agreement provides for an aggregate commitment of $1,000,000 and expires in 2006. This note has been guaranteed by the stockholders.

  SALE OF COMPANY STOCK--On March 20, 1998 a Letter of Intent was received from United Rentals, Inc. to acquire all outstanding stock of the Company. Under the terms of the agreement, all indebtedness of the Company, including long-term debt and notes payable, but excluding leases, is to be paid in full at closing. The agreement also provided for real estate leases described in
Note 6 to be extended for an additional ten years. This transaction was closed on April 22, 1998.

  Acquisition of the Company stock by United Rentals, Inc. resulted in the termination of the Company's election to be taxed under Subchapter S of the Internal Revenue Code.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Mission Valley Rentals, Inc.

  We have audited the balance sheets of Mission Valley Rentals, Inc. as of June 30, 1996 and 1997 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mission Valley Rentals, Inc. at June 30, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
January 23, 1998

                          MISSION VALLEY RENTALS, INC.

                                 BALANCE SHEETS

                                                    JUNE 30
                                             --------------------- DECEMBER 31,
                                                1996       1997        1997
                                             ---------- ---------- ------------
                                                                   (UNAUDITED)
                   ASSETS
                   ------
Cash........................................ $  144,491 $  527,922  $  505,541
Accounts receivable, net....................    470,736    662,006     721,252
Inventory...................................     37,539     58,949      88,965
Rental equipment, net.......................  3,004,111  5,158,789   5,667,659
Property and equipment, net.................    124,597    155,001     138,343
Prepaid expenses and other assets...........     34,850    180,875     165,599
Intangible assets, net......................               776,003     765,841
                                             ---------- ----------  ----------
    Total assets............................ $3,816,324 $7,519,545  $8,053,200
                                             ========== ==========  ==========
    LIABILITIES AND STOCKHOLDERS' EQUITY
    ------------------------------------
Liabilities:
  Accounts payable, accrued expenses and
   other liabilities........................ $  246,536 $  404,689  $  805,462
  Income taxes payable......................     53,303                (54,283)
  Debt......................................  1,512,074  5,102,143   5,536,280
  Deferred income taxes.....................    188,774    319,869     235,744
                                             ---------- ----------  ----------
    Total liabilities.......................  2,000,687  5,826,701   6,523,203
Commitments and contingencies
Stockholders' equity:
  Common stock, no par value and $1.00
   stated value, 10,000 shares authorized,
   1,000 issued and outstanding at June 30,
   1996 and 1997, and December 31, 1997.....      1,000      1,000       1,000
  Retained earnings.........................  1,814,637  1,691,844   1,528,997
                                             ---------- ----------  ----------
    Total stockholders' equity..............  1,815,637  1,692,844   1,529,997
                                             ---------- ----------  ----------
    Total liabilities and stockholders' eq-
     uity................................... $3,816,324 $7,519,545  $8,053,200
                                             ========== ==========  ==========


                            See accompanying notes.

                          MISSION VALLEY RENTALS, INC.

                            STATEMENTS OF OPERATIONS

                                                          SIX MONTHS ENDED
                                 YEAR ENDED JUNE 30          DECEMBER 31
                                ----------------------  ----------------------
                                   1996        1997        1996        1997
                                ----------  ----------  ----------  ----------
                                                             (UNAUDITED)
Revenues:
  Equipment rentals...........  $4,851,942  $6,798,752  $3,365,276  $4,419,275
  Sales of rental equipment...      96,987     413,481     346,540      74,642
  Sales of parts and sup-
   plies......................     399,156     558,034     264,193     329,496
                                ----------  ----------  ----------  ----------
    Total revenues............   5,348,085   7,770,267   3,976,009   4,823,413
Cost of revenues:
  Cost of equipment rentals,
   excluding depreciation.....   1,893,655   2,876,589   1,392,173   1,952,185
  Depreciation of rental
   equipment..................     738,229   1,599,457     586,675     733,558
  Cost of rental equipment
   sales......................      61,810     413,481     346,540      55,168
  Cost of sales of parts and
   supplies...................     214,802     377,047     153,444     171,949
                                ----------  ----------  ----------  ----------
    Total cost of revenues....   2,908,496   5,266,574   2,478,832   2,912,860
                                ----------  ----------  ----------  ----------
Gross profit..................   2,439,589   2,503,693   1,497,177   1,910,553
Selling, general and adminis-
 trative expenses.............   1,640,442   2,222,524   1,086,303   1,926,386
Non-rental depreciation.......      25,355      30,154      15,117      16,658
                                ----------  ----------  ----------  ----------
Operating income (loss).......     773,792     251,015     395,757     (32,491)
Interest expense..............     139,925     390,047     171,923     215,848
Other (income), net...........     (58,767)    (62,016)    (31,956)    (31,209)
                                ----------  ----------  ----------  ----------
Income (loss) before provision
 (benefit) for income taxes...     692,634     (77,016)    255,790    (217,130)
Provision (benefit) for income
 taxes........................     299,259      45,777      64,295     (54,283)
                                ----------  ----------  ----------  ----------
Net income (loss).............  $  393,375  $ (122,793) $  191,495  $ (162,847)
                                ==========  ==========  ==========  ==========


                            See accompanying notes.

                          MISSION VALLEY RENTALS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                       COMMON STOCK
                                                      --------------  RETAINED
                                                      SHARES AMOUNTS  EARNINGS
                                                      ------ ------- ----------
Balance at July 1, 1995.............................. 1,000  $1,000  $1,421,262
  Net income.........................................                   393,375
                                                      -----  ------  ----------
Balance at June 30, 1996............................. 1,000   1,000   1,814,637
  Net loss...........................................                  (122,793)
                                                      -----  ------  ----------
Balance at June 30, 1997............................. 1,000   1,000   1,691,844
  Net loss (unaudited)...............................                  (162,847)
                                                      -----  ------  ----------
Balance at December 31, 1997 (unaudited)............. 1,000  $1,000  $1,528,997
                                                      =====  ======  ==========



                            See accompanying notes.

                          MISSION VALLEY RENTALS, INC.

                            STATEMENTS OF CASH FLOWS

                                                           SIX MONTHS ENDED
                                   YEAR ENDED JUNE 30         DECEMBER 31
                                 -----------------------  --------------------
                                    1996        1997        1996       1997
                                 ----------  -----------  ---------  ---------
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING AC-
 TIVITIES
Net income (loss)..............  $  393,375  $  (122,793) $ 191,495  $(162,847)
Adjustments to reconcile net
 income (loss) to net cash pro-
 vided by operating activities:
  Depreciation and amortiza-
   tion........................     763,584    1,646,105    611,009    760,378
  Gain on equipment sales......     (35,177)                           (19,474)
  Deferred taxes...............      81,859      131,318     87,014    (84,125)
  Changes in assets and
   liabilities:
  Increase in accounts receiv-
   able........................     (81,581)    (191,270)  (206,289)   (59,246)
  Increase in inventory........     (10,437)     (21,410)   (48,417)   (30,016)
  (Decrease) increase in pre-
   paid expenses and other as-
   sets........................      50,884     (146,248)  (104,458)    15,276
  Increase in accounts payable,
   accrued expenses and other
   liabilities.................     119,054      158,153     65,881    400,773
  (Decrease) increase in income
   taxes payable...............      53,303      (53,303)    10,992    (54,283)
                                 ----------  -----------  ---------  ---------
Total adjustments..............     941,489    1,523,345    415,732    929,283
                                 ----------  -----------  ---------  ---------
  Cash provided by operating
   activities..................   1,334,864    1,400,552    607,227    766,436
CASH FLOWS FROM INVESTING AC-
 TIVITIES
Purchase of rental equipment...    (388,116)
Proceeds from sale of rental
 equipment.....................      96,987      413,481    346,540     74,642
                                 ----------  -----------  ---------  ---------
  Cash provided by (used in)
   investing activities........    (291,129)     413,481    346,540     74,642
CASH FLOWS FROM FINANCING AC-
 TIVITIES
Principal payments on debt.....    (957,424)  (4,567,552)  (741,982)  (863,459)
Principal payments on capital
 lease obligations.............                  (32,258)
Borrowings under credit facili-
 ty............................                3,169,208
                                 ----------  -----------  ---------  ---------
  Cash used in financing activ-
   ities.......................    (957,424)  (1,430,602)  (741,982)  (863,459)
                                 ----------  -----------  ---------  ---------
Increase (decrease) in cash....      86,311      383,431    211,785    (22,381)
  Cash balance at beginning of
   year........................      58,180      144,491    144,491    527,922
                                 ----------  -----------  ---------  ---------
  Cash balance at end of year..  $  144,491  $   527,922  $ 356,276  $ 505,541
                                 ==========  ===========  =========  =========

                            See accompanying notes.

                         MISSION VALLEY RENTALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                            JUNE 30, 1996 AND 1997
           (THE INFORMATION AS OF DECEMBER 31, 1997 AND FOR THE SIX
             MONTHS ENDED DECEMBER 31, 1996 AND 1997 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business Activity

  Mission Valley Rentals, Inc. (the "Company") rents, sells and repairs construction equipment for use by contractor, industrial and homeowner markets. The rentals are on a daily, weekly or monthly basis. The Company has four locations in Northern California and its principal market area is the entire Bay Area and the San Joaquin Valley. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the balance sheets are presented on an unclassified basis.

  On September 1, 1996, the Company acquired for $2,320,000 a substantial amount of rental equipment and fixed assets from Rental World, Inc. and assumed all operations. The Company utilized the funds available under its line of credit to finance the purchase. The acquisition has been accounted for as a purchase and, accordingly, at such date the Company recorded the assets acquired at their estimated fair values.

  The acquired assets have been recorded at their estimated fair value at the date of the acquisition of $1,527,503 with the excess purchase price of $792,497 being recorded as goodwill.

 Interim Financial Statements

  The accompanying balance sheet at December 31, 1997 and the statements of income, stockholders' equity and cash flows for the six-month periods ended December 31, 1996 and 1997 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim period are not necessarily indicative of results for the full year.

 Inventory

  Inventory consists primarily of general replacement parts and fuel for the equipment and are stated at the lower of cost, determined under the first-in, first-out method, or market.

 Rental Equipment

  Rental equipment is recorded at cost. Depreciation for rental equipment is computed using the straight-line method over an estimated five-year useful life with a 10% salvage value.

  Ordinary maintenance and repair costs are charged to operations as incurred. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from sales of equipment and cost of sales of equipment, respectively, in the statements of operations.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation of property and equipment is computed on the straight-line method over estimated useful lives of 5 to 10 years.

                         MISSION VALLEY RENTALS, INC.

  Ordinary maintenance and repair costs are charged to operations as incurred. The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation is eliminated from the accounts and any resulting gain or loss is included in operations.

 Intangible assets

  Intangible assets are recorded at cost and consist of goodwill, which is being amortized by the straight line method over its estimated useful life of forty years. Accumulated amortization at June 30, 1997 and December 31, 1997 is $16,494 and $26,656, respectively.

 Rental Revenue

  Rental revenue is recorded as earned under the operating method.

 Advertising Costs

  The Company advertises primarily through phone directories and the distribution of promotional items. All advertising costs are expensed as incurred. Advertising expenses amounted to approximately $63,800 and $104,500 in the years ended June 30, 1996 and 1997, respectively, and $52,000 and $42,000 for the six months ended December 31, 1996 and 1997, respectively.

 Income Taxes

  The Company uses the "liability method" of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. CONCENTRATIONS OF CREDIT RISK

  The Company maintains cash balances with a quality financial institution and, consequently, management believes funds maintained there are secure. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Company's customer base and its credit policy.

3. RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consisted of the following:

                                                     JUNE 30
                                              --------------------- DECEMBER 31,
                                                 1996       1997        1997
                                              ---------- ---------- ------------
                                                                    (UNAUDITED)
      Rental equipment....................... $6,384,287 $9,793,816 $10,454,616
      Less accumulated depreciation..........  3,380,176  4,635,027   4,786,957
                                              ---------- ---------- -----------
      Rental equipment, net.................. $3,004,111 $5,158,789 $ 5,667,659
                                              ========== ========== ===========

                          MISSION VALLEY RENTALS, INC.

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                       JUNE 30
                                                  ----------------- DECEMBER 31,
                                                    1996     1997       1997
                                                  -------- -------- ------------
                                                                    (UNAUDITED)
      Furniture and fixtures..................... $237,744 $273,686   $273,686
      Leasehold improvements.....................  268,939  293,557    293,557
                                                  -------- --------   --------
                                                   506,683  567,243    567,243
      Less accumulated depreciation..............  382,086  412,242    428,900
                                                  -------- --------   --------
        Total.................................... $124,597 $155,001   $138,343
                                                  ======== ========   ========

5. DEBT AND CAPITAL LEASE OBLIGATIONS

  Debt and capital lease obligations consist of the following:

                                                    JUNE 30
                                             --------------------- DECEMBER 31,
                                                1996       1997        1997
                                             ---------- ---------- ------------
                                                                   (UNAUDITED)
Ingersoll-Rand--Various notes with combined
 monthly payments of $3,514 including
 interest from 7.9% to 10%.................  $   53,296 $  100,980  $  167,744
Clark Equipment Credit Co.--Various notes
 with combined monthly payments of $5,217
 including interest from 7.9% to 9.9%......      35,443    194,304     156,550
Fremont Bank--Various notes with combined
 monthly payments of $52,073 including
 interest from 8.75% to 9.35%..............     784,633  2,874,127   3,017,141
Ford Motor Credit--Various notes with
 combined monthly payments of $1,908
 including interest from 8.75% to 9.25%....      64,948    333,237     374,384
Ford New Holland--Various notes with
 combined monthly payments of $3,849
 including interest 10.5%..................     123,539     79,366      55,493
Orix Credit--Various notes with combined
 monthly payments of $3,864 including
 interest from 6.3% to 9.3%................      10,264     71,764      51,293
Case Credit--Various notes with combined
 monthly payments of $20,216 including
 interest from 7.7% to 7.9%................     209,397    567,827     486,188
Caterpillar Financial Services--Various
 notes with combined monthly payments of
 $3,615 including interest of 6.6%.........         --     150,936     133,994
Country Ford--Various leases with combined
 monthly payments of $6,685 including
 interest of 8.0%..........................         --     351,683     325,197
John Deere--Three notes with combined
 monthly payments of $3,038 including
 interest of 4.9%..........................      14,073     53,471      45,788
Associates--Various notes with combined
 monthly payments of $5,314 including
 interest from 7.5% to 8.98%...............     147,925    182,165     366,594
GMAC--One note with a monthly payment of
 $886 including interest of 9.99%..........         --      20,627      16,254
AEL Lease--Two notes with a combined
 monthly payment of $2,736 including
 interest of 8.25%.........................       3,244     40,705      82,129
M.E.L. Enterprises--One note with a monthly
 payment of $2,595 including interest of
 9.0%......................................      65,312     38,984      24,909
AT&T Finance Corp.--Three notes with a
 combined monthly payment of $4,028
 including interest of 7.35%...............         --         --      194,253
Other......................................         --      41,967      38,369
                                             ---------- ----------  ----------
                                             $1,512,074 $5,102,143  $5,536,280
                                             ========== ==========  ==========

                         MISSION VALLEY RENTALS, INC.

  Substantially all rental equipment collateralize the above notes.

  Subsequent to June 30, 1997, the Company paid $2,766,372 on certain amounts outstanding under the debt and capital lease agreements. The remaining balance of $2,335,771 is scheduled for payment in fiscal year 1998.

6. CAPITAL LEASES

  The Company leases certain rental equipment under leases accounted for as capital leases. The following is an analysis of the leased property.

                                                           JUNE 30  DECEMBER 31,
                                                             1997       1997
                                                           -------- ------------
                                                                    (UNAUDITED)
      Rental equipment.................................... $383,874   $383,874
      Less accumulated amortization.......................   39,688     59,688
                                                           --------   --------
        Net............................................... $344,186   $324,186
                                                           ========   ========

  Total depreciation expense on assets under capital leases was $39,688 and $20,000 in the year ended June 30, 1997 and for the six months ended December 31, 1997, respectively.

  The following is a schedule by years of future lease payments under capital leases together with the present value of the net minimum lease payments as of June 30, 1997:

      Year ended June 30, 1998........................................ $ 80,223
        1999..........................................................   80,233
        2000..........................................................   80,223
        2001..........................................................   80,223
        2002..........................................................   80,223
        Thereafter....................................................   33,426
                                                                       --------
      Net minimum lease payment.......................................  434,541
      Less amount representing interest...............................   82,858
                                                                       --------
      Present value of net minimum lease payments..................... $351,683
                                                                       ========

7. OPERATING LEASES

  The Company leases four store locations on long term leases. The Company is responsible for all operating expenses of the facilities including property taxes, assessments, insurance, repairs and maintenance.

  Rent expense under these leases totaled $216,725 and $334,725 for the years ended June 30, 1996 and 1997 and $166,363 and $169,963 for the six months ended December 31, 1996 and 1997, respectively. Under the lease agreements, aggregate rent is payable in monthly installments of approximately $28,560. Under certain lease agreements, the rent shall be increased annually to reflect the then current fair market rent for the premises, provided that each annual increase shall not exceed a specific percentage, as defined in the agreements, of the previous year's rental rate. Future minimum rent commitments are $342,725 each for years ended June 30, 1998 to June 30, 2004 and $217,563 and $21,000 for fiscal 2005 and 2006 respectively, provided there is no increase in fair market rent for the premises.

                         MISSION VALLEY RENTALS, INC.

8. INCOME TAXES

  The provision (benefit) for income taxes consists of the following:

                                               JUNE 30          DECEMBER 31
                                          -----------------  ------------------
                                            1996     1997      1996      1997
                                          -------- --------  --------  --------
                                                                (UNAUDITED)
Current:
  Federal................................ $184,790 $(85,541) $(22,719) $ 29,842
  State..................................   32,610      --                  --
                                          -------- --------  --------  --------
                                           217,400  (85,541)  (22,719)   29,842
Deferred:
  Federal................................   69,580  111,620    74,407   (71,507)
  State..................................   12,279   19,698    12,607   (12,618)
                                          -------- --------  --------  --------
                                            81,859  131,318    87,014   (84,125)
                                          -------- --------  --------  --------
  Total.................................. $299,259 $ 45,777  $ 64,295  $(54,283)
                                          ======== ========  ========  ========

  Significant components of the Company's deferred tax liability at June 30, 1996 and 1997 and December 31, 1997 (unaudited) are as follows:

                                                   JUNE 30
                                              ------------------  DECEMBER 31,
                                                1996      1997        1997
                                              --------  --------  ------------
                                                                  (UNAUDITED)
Difference in basis of accounting............ $(33,025) $(41,185)   $    --
Cumulative tax depreciation in excess of
 book........................................  188,774   319,869     235,744
                                              --------  --------    --------
Deferred tax liability, net.................. $155,749  $278,684    $235,744
                                              ========  ========    ========

  Deferred tax assets at June 30, 1996 and 1997, are included in prepaid expenses and other assets on the accompanying balance sheet.

9. SUPPLEMENTAL CASH FLOW INFORMATION

  For the years ended June 30, 1996 and 1997 and the six months ended December 31, 1996 and 1997, total interest paid was $139,925 and $367,561 and $171,923 and $238,334, respectively.

  For the years ended June 30, 1996 and 1997 and the six months ended December 31, 1996 and 1997, total taxes paid were $120,000 and $127,611 and $84,358 and
$ -- , respectively.

  For the years ended June 30, 1996 and 1997 and for the six months ended December 31, 1996 and 1997, the Company purchased $857,779, $3,844,300,
$3,156,404 and $1,297,596, respectively, of equipment which was financed.

  For the year ended June 30, 1997 and the six months ended December 31, 1996, the Company entered into capital lease agreements for rental equipment totaling $383,874.

10. EMPLOYEE BENEFIT PLAN

  On January 1, 1996, the Company established a defined contribution 401(k) retirement plan which covers substantially all full time employees. The employees may contribute up to 15% of their weekly gross pay. The

                         MISSION VALLEY RENTALS, INC.

Company matches 20% of the employees contribution. Effective September 1997, the Company's match increased to 70%. Company contributions to the plan were $7,674, $15,211, $7,807 and $33,159 for the years ended June 30, 1996 and 1997 and for the six month periods ended December 31, 1996 and 1997, respectively.

11. SUBSEQUENT EVENT

  On January 13, 1998, the Company entered into a stock purchase agreement with United Rentals, Inc. ("United"). Under the terms of the stock purchase agreement, United purchased all of the issued and outstanding capital stock of the Company.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Pro Rentals, Inc.

  We have audited the accompanying balance sheet of Pro Rentals, Inc. as of December 31, 1997 and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pro Rentals, Inc. at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
April 22, 1998

                               PRO RENTALS, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1997

ASSETS
Cash............................................................... $    2,700
Accounts receivable, net of allowance for doubtful accounts of
 $38,000...........................................................    582,034
Inventory..........................................................    499,826
Rental equipment, net..............................................  4,308,589
Property and equipment, net........................................    210,889
Prepaid expenses and other assets..................................      5,315
Due from stockholder...............................................     60,643
                                                                    ----------
    Total assets................................................... $5,669,996
                                                                    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable.................................................    334,829
  Accrued expenses and other liabilities...........................    182,281
  Debt.............................................................  3,456,278
                                                                    ----------
    Total liabilities..............................................  3,973,388
Commitments and contingencies
Stockholders' equity:
  Common stock, $4.00 par value, 50,000 shares authorized,
   1,000 shares issued and outstanding.............................      4,000
  Retained earnings................................................  1,692,608
                                                                    ----------
    Total stockholders' equity.....................................  1,696,608
                                                                    ----------
    Total liabilities and stockholders' equity..................... $5,669,996
                                                                    ==========


                            See accompanying notes.

                               PRO RENTALS, INC.

                              STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1997

Revenues:
  Equipment rentals................................................. $3,980,013
  Sales of rental equipment.........................................    581,820
  Sales of parts, supplies and new equipment........................  1,309,778
                                                                     ----------
    Total revenues..................................................  5,871,611
Cost of revenues:
  Cost of equipment rentals, excluding equipment rental deprecia-
   tion.............................................................    889,536
  Depreciation, equipment rentals...................................    578,897
  Cost of rental equipment sales....................................    403,475
  Cost of parts, supplies and new equipment sales...................  1,147,579
                                                                     ----------
    Total cost of revenues..........................................  3,019,487
                                                                     ----------
    Gross profit....................................................  2,852,124
Selling, general and administrative expenses........................  2,137,103
Non-rental depreciation.............................................     58,327
                                                                     ----------
Operating income....................................................    656,694
Interest expense....................................................    440,998
                                                                     ----------
    Net income...................................................... $  215,696
                                                                     ==========



                            See accompanying notes.

                               PRO RENTALS, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                        COMMON STOCK
                                                        -------------  RETAINED
                                                        SHARES AMOUNT  EARNINGS
                                                        ------ ------ ----------
Balance at January 1, 1997............................. 1,000  $4,000 $1,476,912
  Net income...........................................                  215,696
                                                        -----  ------ ----------
Balance at December 31, 1997........................... 1,000  $4,000 $1,692,608
                                                        =====  ====== ==========



                            See accompanying notes.

                               PRO RENTALS, INC.

                            STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1997

Cash flows from operating activities
Net income.......................................................  $   215,696
Adjustments to reconcile net income to net cash provided by oper-
 ating activities:
  Depreciation...................................................      637,224
  Gain on rental equipment sales.................................     (178,345)
  Changes in assets and liabilities:
    Increase in accounts receivable..............................     (189,727)
    Decrease in inventory........................................      676,854
    Decrease in prepaid expenses and other assets................      157,506
    Decrease in accounts payable.................................       (4,745)
    Increase in accrued expenses and other liabilities...........       69,357
                                                                   -----------
Cash provided by operating activities............................    1,383,820
Cash flows from investing activities
Proceeds from sale of rental equipment...........................      581,820
Purchase of property and equipment...............................       (2,399)
                                                                   -----------
Cash provided by investing activities............................      579,421
Cash flows from financing activities
Principal payments on debt.......................................   (2,553,206)
Borrowings under credit facility.................................      589,965
                                                                   -----------
Cash used in financing activities................................   (1,963,241)
                                                                   -----------
Increase in cash.................................................          --
Cash at beginning of year........................................        2,700
                                                                   -----------
Cash at end of year..............................................  $     2,700
                                                                   ===========


                            See accompanying notes.

                               PRO RENTALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITY

  The Company rents, sells and repairs construction equipment for use by contractor, industrial and homeowners markets. The rentals are on a daily, weekly or monthly basis. The Company has six locations (East Bremerton, West Bremerton, Port Angeles, Gig Harbor, Port Orchard and Lakewood) and the principal market area is Northern Washington. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the balance sheet is presented on an unclassified basis.

  These financial statements are prepared on a historical cost basis and do not include any adjustments that may result from the acquisition of the Company by United Rentals, Inc. ("United") as more fully described in Note 9.

INVENTORY

  Inventories consists primarily of equipment, general replacement parts and fuel for the equipment and are stated at the lower of cost, determined under the first-in, first-out method, or market.

RENTAL EQUIPMENT

  Rental equipment is recorded at cost. Rental equipment costing less than $1,000 is immediately expensed at the date of purchase. Depreciation for rental equipment is computed using the straight-line method over an estimated seven-year useful life with a 35% salvage value. Ordinary maintenance and repair costs are charged to operations as incurred. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from the sales of rental equipment and cost of sales of rental equipment, respectively, in the statement of income.

PROPERTY AND EQUIPMENT

  Property and equipment is stated at cost. The company capitalizes all property and equipment purchases greater than $1,000. Depreciation of property and equipment is computed on the straight-line method over estimated useful lives of 5 to 10 years with no salvage value. Leasehold improvements are amortized using the straight-line method over the estimated lives of the improvements or the remaining life of the lease, whichever is shorter.

  Ordinary maintenance and repair costs are charged to operations as incurred. The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation is eliminated from the accounts and any resulting gain or loss is included in operations.

RENTAL REVENUE

  Rental revenue is recorded as earned under the operating method.

ADVERTISING COSTS

  The Companies advertise primarily through trade journals, trade associations and phone directories. All advertising costs are expensed as incurred. Advertising expense amounted to $61,405 in the year ended December 31, 1997.

                               PRO RENTALS, INC.

INCOME TAXES

  Pro Rentals has elected, by unanimous consent of its shareholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code for federal purposes. Under those provisions, the Company does not pay federal income taxes; instead, the shareholders are liable for individual income taxes on the Company's profits.

ACCOUNTING ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. CONCENTRATIONS OF CREDIT RISK

  The Companies maintain cash balances with a quality financial institution and, consequently, management believes funds maintained there are secure. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Companies' customer base and their credit policy.

3. RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consisted of the following at December 31, 1997:

   Rental equipment................................................. $6,326,420
   Less accumulated depreciation....................................  2,017,831
                                                                     ----------
   Rental equipment, net............................................ $4,308,589
                                                                     ==========

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at December 31, 1997:

   Furniture and fixtures............................................. $ 30,363
   Office equipment...................................................  237,868
   Vehicles...........................................................  336,457
   Leasehold improvements.............................................   11,218
                                                                       --------
                                                                        615,906
   Less accumulated depreciation .....................................  405,017
                                                                       --------
   Total.............................................................. $210,889
                                                                       ========

                               PRO RENTALS, INC.

5. DEBT

  Debt consists of the following at December 31, 1997:

   Deutsche Financial Services--Various notes with combined monthly payments of $37,489 including interest from 7.9% to 10.25%...... $1,116,338
   John Deere--Various notes with combined monthly payments of
    $10,699 including interest from 6.9% to 10.24%..................    558,677
   American Equipment Leasing (AEL)--Various notes with combined monthly payments of $34,763 including interest from 8% to
    12.25%..........................................................    648,835
   Financial Federal Credit, Inc.--Various notes with combined
    monthly payments of $7,291 including interest of 10.25%.........    183,757
   Associates Commercial Corporation--Various notes with combined monthly payments of $6,436 including interest from 8.3% to
    10.25%..........................................................    166,780
   AEL--$150,000 revolving line of credit due October 14, 1998 with
    monthly interest payments at prime plus 2.17%...................    150,000
   Kitsap Bank--$150,000 revolving line of credit due July 7, 1998 with monthly interest payments at prime plus 2%. This line is
    personally guaranteed by the Company's shareholders.............     75,000
   Other............................................................    556,891
                                                                     ----------
       Total........................................................ $3,456,278
                                                                     ==========

  Substantially all rental equipment and inventory collateralized the above notes. All debt at December 31, 1997 was paid off in connection with the acquisition discussed in Note 9.

6. OPERATING LEASES

  The Company leases six store locations. Three of the locations are on long term leases, while the other three are on a month-to-month basis. The Company is responsible for all operating expenses of the facilities including property taxes, assessments, insurance, repairs and maintenance. These leases have various terms and extend through December 2007 and include scheduled base rent increases over the term of the leases. The total amount of the base rent payments is being charged to expense on the straight-line method over the terms of the leases.

  Total rent expense for 1997 was approximately $294,893.

  At December 31, 1997, minimum lease commitments under all operating leases, with initial or remaining lease terms of more than one year are as follows:

   1998.............................................................. $  318,360
   1999..............................................................    299,037
   2000..............................................................    273,144
   2001..............................................................    223,364
   Thereafter........................................................  1,432,800
                                                                      ----------
   Total............................................................. $2,546,705
                                                                      ==========

7. RELATED PARTIES

  Three of the Company's locations are leased from the Company's shareholders. Total rent paid to the shareholders under these leases amounted to $177,412 in 1997. At December 31, 1997 Pro Rentals has a non-interest bearing amount due from one of the Company's shareholders of $60,643.

                               PRO RENTALS, INC.

8. SUPPLEMENTAL CASH FLOW INFORMATION

  For the year ended December 31, 1997 total interest paid was $440,998.

  During 1997 the Companies purchased $607,902 of rental equipment and $524,333 of inventory which was financed.

9. SUBSEQUENT EVENT

  On January 22, 1998, under the terms of the stock purchase agreement, United purchased all of the issued and outstanding capital stock of the Company.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
ASC Equipment Company, Inc.

  We have audited the accompanying balance sheet of ASC Equipment Company, Inc. as of December 31, 1997 and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ASC Equipment Company, Inc. at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
April 22, 1998

                          ASC EQUIPMENT COMPANY, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1997

ASSETS
Cash............................................................... $   13,365
Accounts receivable, net of allowance for doubtful accounts of
 $51,217...........................................................    623,370
Inventory..........................................................    619,187
Rental equipment, net..............................................  2,721,279
Property and equipment, net........................................    313,827
Prepaid expenses and other assets..................................     33,883
                                                                    ----------
    Total assets................................................... $4,324,911
                                                                    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable, accrued expenses and other liabilities......... $  490,454
  Debt.............................................................  2,436,503
  Deferred compensation............................................     52,615
  Deferred income taxes............................................    206,109
                                                                    ----------
    Total liabilities..............................................  3,185,681
Commitments and contingencies
Stockholders' equity:
  Common stock, $1.00 par value, 100,000 shares authorized, 3,210
   shares issued and outstanding...................................      3,210
  Preferred stock, $1.00 par value, 1,000 shares authorized, 55
   shares issued and outstanding...................................         55
  Additional paid-in capital.......................................     19,595
  Retained earnings................................................  1,188,370
                                                                    ----------
                                                                     1,211,230
  Treasury stock...................................................    (72,000)
                                                                    ----------
    Total stockholders' equity.....................................  1,139,230
                                                                    ----------
    Total liabilities and stockholders' equity..................... $4,324,911
                                                                    ==========


                            See accompanying notes.

                          ASC EQUIPMENT COMPANY, INC.

                              STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1997

Revenues:
  Equipment rentals................................................ $3,209,936
  Rental equipment sales...........................................    291,618
  Sales of parts, supplies and new equipment.......................  1,963,901
                                                                    ----------
    Total revenues.................................................  5,465,455
Cost of revenues:
  Cost of equipment rentals, excluding equipment rental deprecia-
   tion............................................................  1,248,757
  Depreciation, equipment rentals..................................    949,526
  Cost of rental equipment sales...................................    136,712
  Cost of parts, supplies and new equipment sales..................  1,480,339
                                                                    ----------
    Total cost of revenues.........................................  3,815,334
                                                                    ----------
    Gross profit...................................................  1,650,121
Selling, general and administrative expenses.......................  1,328,977
Non-rental depreciation............................................    105,503
                                                                    ----------
Operating income...................................................    215,641
Interest expense...................................................    214,983
Other (income).....................................................   (116,188)
                                                                    ----------
Income before provision for income taxes...........................    116,846
Provision for income taxes.........................................     87,861
                                                                    ----------
Net income......................................................... $   28,985
                                                                    ==========


                            See accompanying notes.

                          ASC EQUIPMENT COMPANY, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                         PREFERRED
                         COMMON STOCK      STOCK     ADDITIONAL
                         ------------- -------------  PAID IN    RETAINED  TREASURY
                         SHARES AMOUNT SHARES AMOUNT  CAPITAL    EARNINGS   STOCK
                         ------ ------ ------ ------ ---------- ---------- --------  ---
Balance at January 1,
 1997................... 3,210  $3,210   55    $55    $19,595   $1,159,385 $(72,000)
  Net income............                                            28,985
                         -----  ------  ---    ---    -------   ---------- --------
Balance at December 31,
 1997................... 3,210  $3,210   55    $55    $19,595   $1,188,370 $(72,000)
                         =====  ======  ===    ===    =======   ========== ========





                            See accompanying notes.

                          ASC EQUIPMENT COMPANY, INC.

                            STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES
Net income.......................................................  $    28,985
Adjustments to reconcile net income to net cash provided by oper-
 ating activities:
  Depreciation...................................................    1,055,029
  Gain on rental equipment sales.................................      (26,631)
  Deferred taxes.................................................       75,333
  Changes in assets and liabilities:
    Increase in accounts receivable..............................     (123,786)
    Increase in inventory........................................      (57,506)
    Decrease in prepaid expenses and other assets................       47,521
    Increase in accounts payable accrued expenses and other lia-
     bilities....................................................      141,880
    Increase in deferred compensation............................        3,895
                                                                   -----------
Cash provided by operating activities............................    1,144,720
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of rental equipment.....................................   (1,597,801)
Proceeds from sale of rental equipment...........................      262,130
Purchases of property and equipment..............................     (190,245)
                                                                   -----------
Cash used in investing activities................................   (1,525,916)
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on debt.......................................   (2,933,065)
Borrowings under credit facilities...............................    3,325,064
                                                                   -----------
Cash provided by financing activities............................      391,999
                                                                   -----------
Increase in cash.................................................       10,803
Cash balance at beginning of year................................        2,562
                                                                   -----------
Cash balance at end of year......................................  $    13,365
                                                                   ===========


                            See accompanying notes.

                          ASC EQUIPMENT COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITY

  ASC Equipment Company, Inc. (the "Company") rents, sells and repairs construction equipment for use by contractor, industrial and homeowners markets. The rentals are on a daily, weekly or monthly basis. The Company has three locations (Fayetteville, Goldsboro and Jacksonville) and their principal market area is eastern North Carolina. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the balance sheet is presented on an unclassified basis.

  These financial statements are prepared on a historical cost basis and do not include any adjustments that may result from the acquisition of the Company by United Rentals, Inc. ("United") as more fully described in Note 10.

INVENTORY

  Inventories consists primarily of general replacement parts and equipment held for resale and are stated at the lower of cost, determined under the first-in, first-out method, or market.

RENTAL EQUIPMENT

  Rental equipment is recorded at cost. Depreciation for rental equipment is computed using the straight-line method over an estimated five-year useful life with no salvage value.

  Ordinary maintenance and repair costs are charged to operations as incurred. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from sales of equipment and cost of sales of equipment, respectively, in the statement of income.

PROPERTY AND EQUIPMENT

  Property and equipment is stated at cost. Depreciation of property and equipment is computed on the straight-line method over an estimated five-year useful life. Leasehold improvements are amortized using the straight-line method over the estimated lives of the improvements or the remaining life of the lease, whichever is shorter.

  Ordinary maintenance and repair costs are charged to operations as incurred. The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation is eliminated from the accounts and any resulting gain or loss is included in operations.

RENTAL REVENUE

  Rental revenue is recorded as earned under the operating method.

ADVERTISING COSTS

  The Companies advertise primarily through trade journals, trade associations and phone directories. All advertising costs are expensed as incurred. Advertising expense amounted to approximately $34,900 in the year ended December 31, 1997.

                          ASC EQUIPMENT COMPANY, INC.

INCOME TAXES

  The Company uses the "liability method" of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which differences are expected to reverse.

ACCOUNTING ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. CONCENTRATIONS OF CREDIT RISK

  The company maintains cash balances with a quality financial institution and, consequently, management believes funds maintained there are secure. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Company's customer base and its credit policy.

3. RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consisted of the following at December 31, 1997:

   Rental equipment............................................... $ 5,640,041
   Less accumulated depreciation..................................  (2,918,762)
                                                                   -----------
   Rental equipment, net.......................................... $ 2,721,279
                                                                   ===========

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at December 31, 1997:

   Transportation equipment.......................................... $ 571,054
   Furniture and fixtures............................................    36,317
   Leasehold improvements............................................    32,622
                                                                      ---------
                                                                        639,993
   Less accumulated depreciation.....................................  (326,166)
                                                                      ---------
   Total............................................................. $ 313,827
                                                                      =========

5. DEBT

  Debt consists of the following at December 31, 1997:

   First Citizens Bank; three notes; payable in monthly install-
    ments of $37,770 including interest at prime 8.5% at December
    31, 1997, collateralized by equipment and real estate.........  $  936,404
   First Citizens Bank; line of credit of $1,550,000; payable in monthly installments of interest only at prime, collateralized
    by equipment and inventory....................................   1,446,292
   Financial Federal; payable in monthly installments of $2,230
    including interest at 6.75%; collateralized by equipment......      53,807
                                                                    ----------
                                                                    $2,436,503
                                                                    ==========

  All debt at December 31, 1997 was paid off in connection with the acquisition discussed in Note 10.

                          ASC EQUIPMENT COMPANY, INC.

6. INCOME TAXES

  The provision for income taxes consists of the following for the year ended December 31, 1997:

   Current:
     Federal............................................................ $10,270
     State..............................................................   2,258
                                                                         -------
                                                                          12,528
   Deferred:
     Federal............................................................  61,773
     State..............................................................  13,560
                                                                         -------
                                                                          75,333
                                                                         -------
                                                                         $87,861
                                                                         =======

  Significant components of the Company's deferred tax liability at December 31, 1997 are as follows:

   Difference in basis of accounting................................. $(20,487)
   Cumulative tax depreciation in excess of book.....................  226,596
                                                                      --------
     Deferred tax liability, net..................................... $206,109
                                                                      ========

7. RELATED PARTY TRANSACTIONS

  The Company leases its three operating facilities from the president and a stockholder of the Company on a month to month basis. The Company is responsible for all operating expenses of the facilities including property taxes, assessments, insurance, repairs and maintenance. Total rent expense for 1997 was approximately $99,100.

  In connection with the acquisition discussed in Note 10, the lease terms have been renegotiated.

  The Company also had a non-interest bearing note receivable from its stockholders totaling $14,971 at December 31, 1997 and is included in prepaid expenses and other assets on the accompanying balance sheet. No repayment schedule has been established.

8. SUPPLEMENTAL CASH FLOW INFORMATION

  For the year ended December 31, 1997 total interest and income taxes paid were $200,457 and $29,000, respectively.

  During 1997, the Company purchased $72,500 of equipment which was financed.

9. EMPLOYEE BENEFIT PLAN

  The Company has a defined contribution 401(k) pension plan which covers substantially all employees. The Company matches 100% up to the first five percent of the employees contribution. Company contributions to the plan were $33,980 for the year ended December 31, 1997.

10. SUBSEQUENT EVENT

  On January 27, 1998, under the terms of the stock purchase agreement, United purchased all of the issued and outstanding capital stock of the Company.

                         INDEPENDENT AUDITOR'S REPORT

MERCER Equipment Company:

  We have audited the accompanying balance sheets of MERCER Equipment Company as of December 31, 1996 and October 24, 1997 and the related statements of income and retained earnings and of cash flows for each of the two years in the period ended December 31, 1996, and for the period from January 1, 1997 to October 24, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MERCER Equipment Company as of December 31, 1996, and October 24, 1997 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 and for the period from January 1, 1997 to October 24, 1997 in conformity with generally accepted accounting principles.

                                          /s/ Webster, Duke & Co. PA

Charlotte, North Carolina
January 21, 1998

                            MERCER EQUIPMENT COMPANY

                                 BALANCE SHEETS

                                                       DECEMBER 31, OCTOBER 24,
                                                       ------------ -----------
                                                           1996        1997
                                                       ------------ -----------
                        ASSETS
CURRENT ASSETS:
  Cash................................................ $   276,639  $    85,384
  Accounts receivable (less allowance for doubtful
   accounts: 1996-$182,425, 1997-$254,073)............   1,819,581    2,398,926
  Inventory (Notes 2, 5 and 8)........................   2,417,425    2,299,512
  Miscellaneous receivables...........................      16,604       29,508
  Prepaid expenses....................................          -        17,965
                                                       -----------  -----------
    Total current assets..............................   4,530,249    4,831,295
                                                       -----------  -----------
RENTAL EQUIPMENT (Notes 2, 5, 8, 9, 10 and 15):
  Rental equipment....................................  14,030,584   15,392,093
  Less accumulated depreciation.......................   3,717,218    4,322,744
                                                       -----------  -----------
    Rental equipment, net.............................  10,313,366   11,069,349
                                                       -----------  -----------
OTHER PROPERTY (Notes 2, 8 and 11):
  Other property......................................   1,003,079    1,091,365
  Less accumulated depreciation.......................     395,658      498,962
                                                       -----------  -----------
    Other property, net...............................     607,421      592,403
                                                       -----------  -----------
OTHER ASSETS (Note 13):
  Deposits and other assets...........................      68,639       42,889
  Notes receivable-officers...........................      69,980       67,453
                                                       -----------  -----------
    Total other assets................................     138,619      110,342
                                                       -----------  -----------
    TOTAL............................................. $15,589,655  $16,603,389
                                                       ===========  ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit (Note 4).............................         --           --
  Note payable-Bank (Note 4).......................... $   494,245  $ 5,017,953
  Short-term equipment notes (Note 5).................     189,528    3,619,830
  Notes payable-individuals (Notes 6 and 13)..........     609,000      142,000
  Current portion of long-term debt...................   2,253,562       56,411
  Current portion of capital leases...................     167,445       86,597
  Accounts payable....................................   2,161,340    3,174,282
  Accrued expenses....................................     140,361      254,444
                                                       -----------  -----------
    Total current liabilities.........................   6,015,481   12,351,517
                                                       -----------  -----------
LONG-TERM DEBT (Non-current Portion):
  Revolving credit note (Note 7)......................   2,430,000          --
  Notes payable to bank (Note 8)......................   1,513,000          --
  Notes payable on rental equipment (Note 9)..........   2,195,238          --
  Capital leases on rental equipment (Note 10)........     119,183      176,047
  Notes payable on other property.....................     138,543       82,208
                                                       -----------  -----------
    Total long-term debt..............................   6,395,964      258,255
                                                       -----------  -----------
STOCKHOLDERS' EQUITY:
  Common stock (Notes 2 and 12).......................     500,001      500,001
  Retained earnings (Note 8)..........................   2,678,209    3,493,616
                                                       -----------  -----------
    Total stockholders' equity........................   3,178,210    3,993,617
                                                       -----------  -----------
    TOTAL............................................. $15,589,655  $16,603,389
                                                       ===========  ===========

                       See notes to financial statements.

                            MERCER EQUIPMENT COMPANY

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                    PERIOD FROM JANUARY 1, 1997
                          YEAR ENDED DECEMBER 31,       TO OCTOBER 24, 1997
                          ------------------------  ---------------------------
                             1995         1996                 1997
                          -----------  -----------  ---------------------------
REVENUE:
  Sales of new
   equipment............. $ 2,479,358  $ 3,415,523          $3,709,356
  Sales of supplies and
   parts.................   1,558,273    2,067,403           1,831,345
                          -----------  -----------          ----------
    Total goods sold.....   4,037,631    5,482,926           5,540,701
  Sales of rental
   equipment.............     872,621    1,102,621           1,876,001
  Rental revenues........   4,950,614    7,380,137           6,891,972
  Service department
   revenues..............     357,039      488,216             764,738
                          -----------  -----------          ----------
    Total revenues.......  10,217,905   14,453,900          15,073,412
                          -----------  -----------          ----------
DIRECT COSTS OF REVENUE:
  Cost of goods sold.....   3,171,168    4,469,790           4,677,328
  Cost of rental
   equipment sold, net...     530,102      702,254           1,218,507
  Rental department
   expenses (including
   depreciation of
   $1,035,352, $1,492,131
   and $1,428,312).......   2,226,420    3,589,936           3,728,374
  Service department
   expenses..............     460,382      648,882             706,958
                          -----------  -----------          ----------
    Total direct costs of
     revenue.............   6,388,072    9,410,862          10,331,167
                          -----------  -----------          ----------
GROSS MARGIN.............   3,829,833    5,043,038           4,742,245
                          -----------  -----------          ----------
OPERATING EXPENSES:
  Sales expenses.........     752,722    1,386,812           1,345,705
  Administrative and
   general expenses......   1,930,124    2,247,556           2,014,205
                          -----------  -----------          ----------
    Total operating
     expenses............   2,682,846    3,634,368           3,359,910
                          -----------  -----------          ----------
MARGIN FROM OPERATIONS...   1,146,987    1,408,670           1,382,335
                          -----------  -----------          ----------
OTHER INCOME (EXPENSE):
  Miscellaneous income...      78,258      110,340             147,362
  Interest expense.......    (486,976)    (813,339)           (686,512)
                          -----------  -----------          ----------
    Total other income
     (expense)...........    (408,718)    (702,999)           (539,150)
                          -----------  -----------          ----------
NET INCOME...............     738,269      705,671             843,185
BEGINNING RETAINED
 EARNINGS................   1,450,936    2,045,871           2,678,209
                          -----------  -----------          ----------
    Total................   2,189,205    2,751,542           3,521,394
LESS DIVIDENDS PAID......     143,334       73,333              27,778
                          -----------  -----------          ----------
ENDING RETAINED
 EARNINGS................ $ 2,045,871  $ 2,678,209          $3,493,616
                          ===========  ===========          ==========

                       See notes to financial statements.

                            MERCER EQUIPMENT COMPANY

                            STATEMENTS OF CASH FLOWS

                                                                    PERIOD FROM
                                                                    JANUARY 1,
                                          YEAR ENDED DECEMBER 31,     1997 TO
                                          ------------------------  OCTOBER 24,
                                             1995         1996         1997
                                          -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................. $   738,269  $   705,671  $  843,185
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Depreciation and amortization........   1,117,783    1,610,918   1,542,966
    Cost of rental equipment sold, net...     530,102      702,254   1,218,507
    Cost of other property sold, net.....                   14,800
    Changes in assets and liabilities:
      Accounts receivable, net...........    (418,132)    (398,900)   (579,345)
      Inventory..........................    (900,532)    (325,339)    117,913
      Miscellaneous receivables..........      (5,437)      (4,065)    (12,904)
      Prepaid expenses...................                              (17,965)
      Other assets.......................     (16,000)     (24,239)     14,400
      Accounts payable...................     651,668      558,903     944,210
      Accrued expenses...................      29,098       24,329     114,083
                                          -----------  -----------  ----------
        Net cash provided by operating
         activities......................   1,726,819    2,864,332   4,185,050
                                          -----------  -----------  ----------
CASH FLOWS (TO) INVESTING ACTIVITIES:
  Purchase of rental equipment...........  (2,466,039)  (2,001,083) (1,601,703)
  Purchase of other property.............    (131,695)    (171,319)    (81,117)
  Increase in other asset................      (1,650)
                                          -----------  -----------  ----------
        Net cash (to) investing
         activities......................  (2,599,384)  (2,172,402) (1,682,820)
                                          -----------  -----------  ----------
CASH FLOWS FROM (TO) FINANCING
 ACTIVITIES:
  Repayments of notes receivable--
   officers..............................       2,264        3,019       2,527
  Repayments by stockholders.............                  220,602
  Loans to stockholders..................    (247,729)
  Repayments under line of credit........    (125,000)                  (8,792)
  Borrowings under line of credit........                                  --
  Repayments of short-term equipment
   notes.................................    (130,301)    (618,854)   (597,500)
  Repayments of notes payable--
   individuals...........................                  (52,500)   (491,000)
  Repayments of long term debt...........  (1,051,070)  (1,950,688) (1,794,942)
  Repayments of capital leases...........     (22,009)    (150,279)
  Net borrowings under note payable--
   bank..................................     465,200       29,045         --
  Borrowings under revolving credit
   note..................................   1,000,000    1,700,000     200,000
  Proceeds from bank loans...............   1,120,588
  Proceeds from notes payable
   individuals...........................     305,000       23,000      24,000
  Dividends paid.........................   (143,334 )     (73,333)    (27,778)
                                          -----------  -----------  ----------
        Net cash from (to) financing
         activities......................   1,173,609     (869,988) (2,693,485)
                                          -----------  -----------  ----------
NET INCREASE (DECREASE) IN CASH..........     301,044     (178,058)   (191,255)
BEGINNING CASH BALANCE...................     153,653      454,697     276,639
                                          -----------  -----------  ----------
ENDING CASH BALANCE...................... $   454,697  $   276,639  $   85,384
                                          ===========  ===========  ==========

                       See notes to financial statements

                           MERCER EQUIPMENT COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                 DECEMBER 31, 1995, 1996 AND OCTOBER 24, 1997

1. ORGANIZATION AND BUSINESS

  Organization--MERCER Equipment Company (MERCER) is a North Carolina corporation. For income tax purposes, it has elected treatment under Subchapter S of the Internal Revenue Code of 1986.

  Business--MERCER sells, rents, and repairs construction equipment, primarily to contractors, industry, utilities, and municipalities. MERCER operates two branches in the Charlotte, North Carolina area and one branch in Greensboro, North Carolina.

2. ACCOUNTING PRINCIPLES

  Basis of Accounting--MERCER prepares its financial statements on the accrual basis of accounting.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

  Inventory--Inventory consists of new equipment and merchandise for resale and of parts for resale or repair of equipment.

  MERCER records inventory using the last-in, first-out (LIFO) cost assumptions. MERCER maintains separate LIFO pools for new equipment, merchandise, and parts; and uses government indices to determine the cost of LIFO layers.

  At December 31, 1996 and October 24, 1997, the difference between LIFO and first-in, first-out cost was $310,346 and $347,936 respectively.

  Rental Equipment--MERCER records rental equipment at cost and depreciates that cost using the straight-line method over 60 months (50 months for rental equipment purchased after December 31, 1995). MERCER estimates the salvage value on rental equipment to be 28% (50% for rental equipment purchased after December 31, 1995). (See Note 15).

  Other Property--MERCER records other property at cost and depreciates that cost using the straight-line method over lives of 5 or 7 years.

  Notes Receivable--Officers--At December 31, 1996, and October 24, 1997 the notes receivable from officers are due in monthly payments of $600, including principal and interest, for 15 years. At December 31, 1995, the notes receivable from officers were due in quarterly installments of $1,264, including principal and interest, for 14 years.

  Common Stock--MERCER has two classes of common stock: Class A common stock which has voting rights and Class B common stock which has no voting rights. The preferences, limitations, and relative rights of classes are the same except the nonvoting stock has no voting rights other than in those cases in which nonvoting stock is expressly granted voting rights under North Carolina law.

                           MERCER EQUIPMENT COMPANY

  At December 31, 1996 and October 24, 1997, the number of shares authorized and outstanding of each class of stock was as follows:

                                                          AUTHORIZED OUTSTANDING
                                                          ---------- -----------
   Class A, voting.......................................   25,000      16,667
   Class B, nonvoting....................................  175,000     150,000

  Rental Revenue--MERCER generally rents equipment under short-term agreements of one month or less and accounts for these agreements as operating leases.

  Lease Expense--MERCER leases its facilities and certain delivery vehicles under leases classified as operating leases. MERCER leases certain rental equipment and new equipment inventory under leases classified as capital leases.

  Income Taxes--MERCER has elected taxation under Subchapter S of the Internal Revenue Code of 1986 and its stockholders report the taxable income or loss of the company on their individual income tax returns. For income tax purposes, MERCER generally uses accelerated depreciation methods (without salvage value) and deducts bad debts as they are written off.

  Statement of Cash Flows--MERCER considers all instruments with a maturity of three months or less to be cash equivalents. MERCER paid interest expense and purchase various assets through incurrence of notes payable as follows:

                                                                    PERIOD FROM
                                                                    JANUARY 1,
                                               YEAR ENDED DECEMBER    1997 TO
                                                       31           OCTOBER 24,
                                                 1995       1996       1997
                                              ---------- ---------- -----------
Interest paid................................ $  464,090 $  807,169 $  683,596
Debt incurred to purchase:
  Inventory..................................    357,306     88,509
  Rental equipment...........................  2,300,291  2,530,234  1,801,029
  Fixed assets...............................    142,174    163,756      7,169

3. PURCHASE OF BUSINESS

  On September 29, 1995, MERCER acquired the branch retail operations of Builders Equipment & Tool Co., Inc. (BETCO) in a transaction accounted for as a purchase. The accompanying financial statements include the results of the Greensboro operation from that date. MERCER purchased substantially all of the resale and rental inventory and the fixed assets at the branch. The purchase price was $600,000. There were no intangible assets purchased nor are there any contingent payments or commitments.

4. NOTE PAYABLE--BANK

  At December 31, 1996, MERCER had a note payable to a bank that is due May 31, 1997. The note provides for monthly payment of interest at the bank's prime rate plus 1/2%. The original amount of the note was $500,000.

  In connection with the purchase of MERCER's common stock (see Note 16), substantially all of the outstanding debt at October 24, 1997 was paid off.

5. SHORT-TERM EQUIPMENT NOTES

  MERCER has purchased rental equipment and inventory with short-term (less than 12 months) notes payable with a nominal interest charge. At December 31, 1996, rental equipment and inventory with a cost of $434,972 and $135,522, respectively, is pledged as collateral.

                           MERCER EQUIPMENT COMPANY

  In connection with the purchase of MERCERs common stock (see Note 16), substantially all of the outstanding debt at October 24, 1997 was paid off.

6. NOTES PAYABLE--INDIVIDUALS

  Notes payable--individuals provide for quarterly interest payments at the Wall Street prime rate plus one percent and allows MERCER to delay payment of principal for up to one year and a day after request. At December 31, 1996 and October 24, 1997, $178,000 and $ -- , respectively, of this amount was due stockholders.

7. REVOLVING CREDIT NOTES

  MERCER has a $3,000,000 revolving credit note with a bank. At December 31, 1996 MERCER had termed the revolver's outstanding balance and will repay the principal over 36 months beginning in June 1997. The repayment provides for monthly payment of $45,000 principal plus interest at the bank's prime rate plus 1/4%. At December 31, 1995 and during 1996, only interest payments were due on the note (see Note 9 for collateral).

  In connection with the purchase of MERCERs common stock (see Note 16), substantially all of the outstanding debt at October 24, 1997 was paid off.

8. NOTES PAYABLE TO BANK

  MERCER's note payable to bank consisted of the following:

                                                                   DECEMBER 31,
                                                                       1996
                                                                   ------------
  Bank note--8.25%, principal of $49,750 plus interest paid
   monthly through November 1998; balance of $635,750 due December
   1998...........................................................  $1,780,000
  Bank note--interest at prime plus 1/2%, principal of $10,000 plus interest paid monthly through August 1998; $250,000 due
   September 30, 1998.............................................     450,000
                                                                    ----------
  Total...........................................................   2,230,000
  Less current portion............................................     717,000
                                                                    ----------
  Noncurrent portion..............................................  $1,513,000
                                                                    ==========

  All accounts receivable and inventory and rental equipment, unless otherwise encumbered, are given as security for the notes payable to bank.

  The loan agreement with the bank provides for maintenance of certain absolute and ratio amounts relating to working capital, net worth, cash flow coverage, and debt/equity and limits amounts that can be paid in dividends. At December 31, 1996, MERCER had obtained a waiver on the cash flow coverage ratio.

  In connection with the purchase of MERCERs common stock (see Note 16), substantially all of the outstanding debt at October 24, 1997 was paid off.

9. NOTES PAYABLE ON RENTAL EQUIPMENT

  MERCER finances purchases of rental equipment and inventory through various arrangements with vendors, their related finance entities, and other lenders. These notes provide for monthly payments of either a fixed principal plus interest or a level payment of principal and interest.

  These note have terms of 36 to 60 months and generally provide for accelerated repayment if the underlying equipment is sold. At December 31, 1995 and 1996, the weighted interest rates were 10.1%, and 8.6%, respectively.

                           MERCER EQUIPMENT COMPANY

  At December 31, 1996, $480,801 of floor plan notes, which have not yet begun to require payments of principal or interest, are included in notes payable on rental equipment. The financial statements assume their conversion upon expiration of the floor plan period.

  At December 31, 1996, rental equipment and inventory of $4,637,033 and $88,509, respectively, were collateral for all of the above notes.

  In connection with the purchase of MERCER's common stock (see Note 16), substantially all of the outstanding debt at October 24, 1997 was paid off.

10. CAPITAL LEASES

  MERCER leases certain rental equipment under leases accounted for as capital leases. The following is an analysis of the leased property:

                                                        DECEMBER 31, OCTOBER 24,
                                                        ------------ -----------
                                                            1996        1997
                                                        ------------ -----------
   Rental equipment....................................   $408,081    $386,153
   Less accumulated amortization.......................     78,561     138,706
                                                          --------    --------
     Net...............................................   $329,520    $247,447
                                                          ========    ========

  The following is a schedule by years of future lease payments under capital leases together with the present value of the net minimum lease payments as of October 24, 1997:

   Year ended December 31, 1997....................................... $106,795
     1998.............................................................   98,730
     1999.............................................................   74,158
     2000.............................................................   23,177
                                                                       --------
   Net minimum lease payments.........................................  302,860
   Less amount representing interest..................................   40,216
                                                                       --------
   Present value of net minimum lease payments........................  262,644
   Less current portion...............................................   86,597
                                                                       --------
   Long-term portion.................................................. $176,047
                                                                       ========

11. NOTES PAYABLE ON OTHER PROPERTY

  The notes payable on other property provide for monthly payment of principal and interest at rates from 9.0% to 10.8%. At December 31, 1996 and October 24, 1997, related assets with a cost of $287,430 and $232,599 are collateral for the notes.

  The annual amounts of principal due for the next five years is as follows:
1997--$56,411; 1998--$50,318; 1999--$25,082; and 2000--$6,808.

12. COMMITMENTS AND CONTINGENCIES

  As of December 31, 1996 and October 24, 1997, MERCER's cash balance had $100,000 of FDIC insurance and is at one bank.

                           MERCER EQUIPMENT COMPANY

  As of October 24, 1997, MERCER leased all of its facilities from a limited liability company (LLC) whose members own 72% of MERCER's outstanding stock. The leases provided for initial terms of five to seven years; two of the leases provide for annual cost of living increases and have renewal options of five years. MERCER is also responsible for the property taxes, insurance, and repairs (see Note 13). In connection with the sale of MERCER's common stock (see Note 16), the leases were rewritten to provide for an initial term of ten years with two five-year options. The leases provide for minimum rentals of $28,000 per month, after five years, minimum rents will be adjusted for changes in the Consumer Price Index. MERCER has also guaranteed debt of approximately $2,000,000 that the LLC has borrowed against the buildings.

  MERCER had a stock repurchase agreement with two stockholders, each owning 30,000 shares of the outstanding Class B common stock. Among other provisions, the stock repurchase agreement allows MERCER first refusal on a sale of such shares at no less than the book value per share of the stock. At December 31, 1996 the minimum purchase price under this plan was $1,121,950. MERCER had a salary continuation agreement with the same two stockholders. MERCER has agreed to pay these stockholders' beneficiaries an amount equal to twice the prior year's wages. This amount is payable over 24 months, and at December 31, 1996, the potential obligation under the salary continuation plan was $672,672. In connection with the Purchase of MERCER's common stock both of these agreements were canceled. (See Note 16)

13. RELATED PARTIES

  At December 31, 1996 and October 24, 1997, other assets includes rental deposits of $42,889 and $42,889, respectively, with the LLC described in Note
12. For the years ended December 31, 1995 and 1996 and for the period from January 1, 1997 to October 24, 1997, MERCER paid building rentals to the LLC of $149,500, $278,000 and $273,000, respectively.

  For the years ended December 31, 1995 and 1996 and for period from January 1, 1997 to October 24, 1997, MERCER paid interest of $17,808, $15,672 and $14,576, respectively to stockholders on the notes payable--individuals.

14. PROFIT-SHARING PLAN

  MERCER has adopted a profit-sharing plan that covers substantially all employees and provides for discretionary employer and voluntary employee contributions. For the years ended December 31, 1995, and 1996, and for the period from January 1, 1997 to October 24, 1997, no profit-sharing contribution was made. For the years ended December 31, 1995, and 1996, and for the period from January 1, 1997 to October 24, 1997, MERCER made matching payments of $21,969, $14,777, and $24,287, respectively under Section 401(k) of the Internal Revenue Code of 1986.

15. CHANGE IN ACCOUNTING ESTIMATE

  In 1996 MERCER changed the depreciable life and estimated salvage value of its rental equipment purchased after December 31, 1995 from 60 months to 50 months and from 28% to 50%. The effect of these changes in estimated life and salvage value was to decrease depreciation on rental equipment by $58,859.

16. SUBSEQUENT EVENT

  On October 24, 1997, United Rentals, Inc. purchased all of MERCER's issued and outstanding common stock.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
A&A Tool Rentals & Sales, Inc.:

  We have audited the accompanying consolidated balance sheets of A&A Tool Rentals & Sales, Inc. and subsidiary as of October 31, 1996 and October 19, 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended October 31, 1995 and 1996, and the period from November 1, 1996 to October 19, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of A&A Tool Rentals & Sales, Inc. and subsidiary as of October 31, 1996 and October 19, 1997 and the results of their operations and their cash flows for the years ended October 31, 1995 and 1996, and the period from November 1, 1996 to October 19, 1997, in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

Sacramento, California
November 20, 1997

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                            OCTOBER 31, OCTOBER 19,  JULY 31,
                                               1996        1997        1997
                                            ----------- ----------- -----------
                                                                    (UNAUDITED)
                  ASSETS
Cash....................................... $  308,331  $  108,327  $  187,082
Trade accounts receivable, less allowance
 for doubtful accounts of $80,000 at
 October 31, 1996 and at October 19, 1997,
 and $94,608 at July 31, 1997
 (notes 2 and 3)...........................  1,416,142   1,415,775   1,324,684
Merchandise inventory......................    847,035     862,200     906,969
Rental equipment, primarily machinery, at
 cost, net of accumulated depreciation and
 amortization of $5,909,751 at October 31,
 1996, $6,822,441 at October 19, 1997, and
 $6,727,264 at July 31, 1997
 (notes 2 and 3)...........................  3,190,093   2,780,854   3,133,863
Operating property and equipment, net of
 accumulated depreciation and amortization
 of $912,230 at October 31, 1996, $955,007
 at October 19, 1997, and $975,498 at July
 31, 1997 (notes 2 and 3)..................    384,759     281,593     306,415
Due from related party (note 5)............    228,737     332,613     316,364
Prepaid expenses and other assets..........    234,976     303,553     152,251
                                            ----------  ----------  ----------
    Total assets........................... $6,610,073  $6,084,915  $6,327,628
                                            ==========  ==========  ==========
   LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt (note 2)................... $   90,400  $  449,670  $  484,700
Accounts payable...........................    766,465   1,040,494     703,583
Accrued liabilities........................    244,938     203,709     221,763
Income tax payable.........................      6,019      12,262       2,992
Long-term debt and capital lease
 obligations (note 3)......................  4,351,394   3,463,807   3,868,069
                                            ----------  ----------  ----------
    Total liabilities......................  5,459,216   5,169,942   5,281,107
                                            ----------  ----------  ----------
Commitments (notes 6 and 9)................
Stockholders' equity:
  Common stock, Class A--voting par value
   $.10. Authorized 2,000,000 shares;
   issued and outstanding 720,000 shares...     72,000      72,000      72,000
  Common stock, Class B--nonvoting.
   Authorized 5,000,000 shares; issued and
   outstanding 277,172 shares at October
   31, 1996, 272,491 shares at October 19,
   1997, and 275,242 shares at July 31,
   1997....................................    395,201     378,714     393,058
  Retained earnings........................    683,656     464,259     581,463
                                            ----------  ----------  ----------
    Total stockholders' equity.............  1,150,857     914,973   1,046,521
                                            ----------  ----------  ----------
    Total liabilities and stockholders'
     equity................................ $6,610,073  $6,084,915  $6,327,628
                                            ==========  ==========  ==========

          See accompanying notes to consolidated financial statements.

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   PERIOD FROM
                                                   NOVEMBER 1,       NINE MONTHS
                          YEAR ENDED OCTOBER 31,     1996 TO       ENDED JULY 31,
                          -----------------------  OCTOBER 19,  ----------------------
                             1995         1996        1997         1996        1997
                          -----------  ----------  -----------  ----------  ----------
                                                                     (UNAUDITED)
Revenues:
  Equipment rentals.....  $ 4,800,767  $5,918,148  $6,022,196   $4,165,881  $4,501,537
  New equipment sales...    4,283,294   4,463,117   4,355,965    3,310,409   3,228,472
  Sales of parts,
   supplies and
   rental equipment.....      848,193   1,027,943     778,141      824,910     657,572
  Other.................      237,205     296,926     290,140      198,144     215,542
                          -----------  ----------  ----------   ----------  ----------
Total revenues..........   10,169,459  11,706,134  11,446,442    8,499,344   8,603,123
                          -----------  ----------  ----------   ----------  ----------
Costs of Revenues:
  Cost of equipment
   rentals, excluding
   equipment rental
   depreciation and
   amortization.........    2,049,172   2,542,965   2,583,884    1,976,183   2,097,280
  Depreciation and amor-
   tization, equipment
   rentals..............    1,040,233   1,382,048   1,465,586      902,347   1,193,986
  Cost of new equipment
   sales................    4,054,467   4,304,301   4,148,874    3,234,457   3,016,957
  Cost of sales of
   parts, supplies, and
   equipment............      598,545     622,956     595,424      330,714     296,725
  Other.................       38,358      32,582      31,339       24,337      33,115
                          -----------  ----------  ----------   ----------  ----------
Total costs of
 revenues...............    7,780,775   8,884,852   8,825,107    6,468,038   6,638,063
                          -----------  ----------  ----------   ----------  ----------
Gross Profit............    2,388,684   2,821,282   2,621,335    2,031,306   1,965,060
  Selling, general and
   administration.......    2,063,730   2,215,936   2,178,383    1,614,263   1,696,104
  Non-rental
   depreciation and
   amortization.........      107,390     120,757     124,648       88,896      95,171
                          -----------  ----------  ----------   ----------  ----------
Operating income
 (loss).................      217,564     484,589     318,304      328,147     173,785
  Other income
   (expense)............       50,090     116,539      80,080       61,119     105,777
                          -----------  ----------  ----------   ----------  ----------
Income before interest
 and taxes..............      267,654     601,128     398,384      389,266     279,562
                          -----------  ----------  ----------   ----------  ----------
  Interest income.......       56,053      54,993      39,967       51,898      34,590
  Interest expense......     (324,957)   (401,204)   (642,478)    (264,613)   (410,345)
                          -----------  ----------  ----------   ----------  ----------
    Net interest
     expense............     (268,904)   (346,211)   (602,511)    (212,715)   (375,755)
                          -----------  ----------  ----------   ----------  ----------
Income (loss) before
 income taxes...........       (1,250)    254,917    (204,127)     176,551     (96,193)
  Income tax expense
   (note 4).............       (1,600)     (7,619)    (15,270)      (1,600)     (6,000)
                          -----------  ----------  ----------   ----------  ----------
Income (loss) from
 continuing operations..       (2,850)    247,298    (219,397)     174,951    (102,193)
  Loss from operation of
   discontinued
   subsidiary (note 1)..      (55,929)        --          --           --          --
  Loss from disposal of
   discontinued
   subsidiary (note 1)..          --      (44,269)        --       (16,318)        --
                          -----------  ----------  ----------   ----------  ----------
Net income (loss).......  $   (58,779) $  203,029  $ (219,397)  $  158,633  $ (102,193)
                          ===========  ==========  ==========   ==========  ==========

          See accompanying notes to consolidated financial statements.

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             COMMON           COMMON
                              STOCK           STOCK
                             CLASS A         CLASS B
                         --------------- -----------------  RETAINED
                         SHARES  AMOUNT  SHARES    AMOUNT   EARNINGS    TOTAL
                         ------- ------- -------  --------  --------  ----------
Balances at October 31,
 1994................... 720,000 $72,000 363,433  $487,609  $539,406  $1,099,015
Purchase Class B common
 stock from ESOP........     --      --  (27,847)  (29,796)      --      (29,796)
Net loss................     --      --      --        --    (58,779)    (58,779)
                         ------- ------- -------  --------  --------  ----------
Balances at October 31,
 1995................... 720,000  72,000 335,586   457,813   480,627   1,010,440
Purchase Class B common
 stock from ESOP........     --      --  (58,414)  (62,612)      --      (62,612)
Net income..............     --      --      --        --    203,029     203,029
                         ------- ------- -------  --------  --------  ----------
Balances at October 31,
 1996................... 720,000  72,000 277,172   395,201   683,656   1,150,857
Purchase Class B common
 stock from ESOP........     --      --   (4,681)  (16,487)      --      (16,487)
Net loss................     --      --      --        --   (219,397)   (219,397)
                         ------- ------- -------  --------  --------  ----------
Balances at October 19,
 1997................... 720,000 $72,000 272,491  $378,714  $464,259  $  914,973
                         ======= ======= =======  ========  ========  ==========


          See accompanying notes to consolidated financial statements.

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     PERIOD FROM
                          YEAR ENDED OCTOBER 31,   NOVEMBER 1, 1996 NINE MONTHS ENDED JULY 31,
                          -----------------------   TO OCTOBER 19,  ----------------------------
                             1995        1996            1997          1996         1997
                          ----------  -----------  ---------------- -----------  ----------
                                                                         (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income (loss)......  $  (58,779) $   203,029     $ (219,397)   $   158,633  $ (102,193)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by operating
  activities:
 Depreciation and
  amortization..........   1,147,623    1,502,805      1,590,234        991,243   1,289,157
 Provision for bad
  debts.................      71,600       96,216         73,894         52,515      59,985
 Provision for write-
  down of inventory.....      31,709          --          35,403            --       35,403
 Gain on sale of equip-
  ment..................    (213,049)    (364,504)      (220,017)      (196,325)   (167,944)
 Changes in operating
  assets:
  (Increase) decrease
   in trade accounts
   receivable...........    (282,115)    (151,882)       (73,527)      (190,069)     31,473
  (Increase) decrease
   in related party
   receivables..........     (54,741)         748       (103,876)       (30,385)    (87,627)
  (Increase) decrease
   in merchandise
   inventory............      38,955      (96,479)       (50,568)      (348,187)    (95,337)
  (Increase) decrease
   in prepaid expenses
   and other assets.....     (29,102)      10,934       (174,821)       (42,445)    (50,309)
  Increase (decrease)
   in accounts payable,
   trade................      18,196       61,005        274,029        114,982     (62,882)
  Increase (decrease)
   in accrued liabili-
   ties.................      52,801        9,680        (41,229)       (39,228)    (23,175)
  Decrease in deferred
   revenue..............      (4,440)         --             --             --          --
  Increase (decrease)
   in income tax pay-
   able.................         --         6,019          6,243            --       (3,027)
                          ----------  -----------     ----------    -----------  ----------
   Net cash provided by
    operating
    activities..........     718,658    1,277,571      1,096,368        470,734     823,524
                          ----------  -----------     ----------    -----------  ----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Proceeds from the sale
  of rental equipment
  and operating property
  and equipment.........     277,390      469,489        348,374        245,232     213,013
 Purchases of rental
  equipment and
  operating property
  and equipment.........  (1,620,011)  (2,689,358)    (1,206,186)    (2,042,083) (1,199,652)
 Proceeds from sale of
  marketable securi-
  ties..................       4,954        2,514            --           2,514         --
                          ----------  -----------     ----------    -----------  ----------
   Net cash used in
    investing
    activities..........  (1,337,667)  (2,217,355)      (857,812)    (1,794,337)   (986,639)
                          ----------  -----------     ----------    -----------  ----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Borrowings on long-term
  debt..................     788,967    3,062,482        855,435      3,224,342     828,345
 Payments on long-term
  debt..................    (574,595)  (1,121,435)    (1,743,022)      (572,655) (1,311,670)
 Net borrowings (pay-
  ments) on short-term
  debt..................     513,771     (901,881)       359,270     (1,553,999)    394,300
 Premiums paid for offi-
  cers' life insurance..     (60,042)     (64,743)       (93,756)       (50,799)    (66,966)
 Drawings on cash
  surrender value of
  officers' life
  insurance.............         --           --         200,000            --      200,000
 Purchase of Class B
  common stock..........     (29,796)     (62,612)       (16,487)       (59,590)     (2,143)
                          ----------  -----------     ----------    -----------  ----------
   Net cash provided by
    (used in) financing
    activities..........     638,305      911,811       (438,560)       987,299      41,866
                          ----------  -----------     ----------    -----------  ----------
   Net increase (de-
    crease) in cash.....      19,296      (27,973)      (200,004)      (336,304)   (121,249)
Cash at beginning of
 period.................     317,008      336,304        308,331        336,304     308,331
                          ----------  -----------     ----------    -----------  ----------
Cash at end of period...  $  363,304  $   308,331     $  108,327    $       --   $  187,082
                          ==========  ===========     ==========    ===========  ==========
SUPPLEMENTAL SCHEDULE OF
 CASH FLOW INFORMATION:
 Cash paid during the
  period for:
 Interest...............  $  324,957  $   401,204     $  516,307    $   264,613  $  410,345
                          ==========  ===========     ==========    ===========  ==========
 Income taxes...........  $    1,600  $     1,600     $    4,606    $     1,600  $   10,627
                          ==========  ===========     ==========    ===========  ==========
NONCASH INVESTING AND
 FINANCING ACTIVITIES:
 Sale of property and
  equipment for
  promissory note.......  $   10,000  $       --      $      --     $       --   $      --
                          ==========  ===========     ==========    ===========  ==========
 Conversion of short-
  term debt to long-term
  debt..................  $      --   $   686,963     $      --     $       --   $      --
                          ==========  ===========     ==========    ===========  ==========

          See accompanying notes to consolidated financial statements.

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 1995 AND 1996 AND PERIOD FROM NOVEMBER 1, 1996 TO OCTOBER 19, 1997
  (THE INFORMATION AS OF JULY 31, 1997 AND FOR THE NINE MONTHS ENDED JULY 31,
                          1997 AND 1996 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Organization and Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Operations Management Systems, Inc. (OMS). The Company rents and sells construction and industrial supplies and power equipment in Northern California. OMS marketed and sold computer hardware and software to construction related businesses. All significant intercompany accounts and transactions were eliminated in consolidation. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying consolidated balance sheets are presented on an unclassified basis.

  As of October 31, 1995, the Company decided to discontinue the operations of its subsidiary, OMS. Certain assets of OMS were sold as of October 31, 1995. The Company disposed of the remaining assets and liabilities of OMS, which included cash, accounts receivable, inventory, property and equipment, accounts payable and accrued liabilities, during fiscal year 1996. The Company recognized a loss on disposal of the remaining assets. The loss from the disposal of OMS assets was $44,269 for the year ended October 31, 1996 and $16,318 for the nine months ended July 31, 1996. The loss from operations of OMS was $55,929 for the year ending October 31, 1995.

 (b) Interim Financial Statements

  The accompanying consolidated balance sheet at July 31, 1997 and the consolidated statements of operations and cash flows for the nine month periods ended July 31, 1996 and 1997 are unaudited and have been prepared on the same basis as the audited consolidated financial statements included herein. In the opinion of management, such unaudited consolidated financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full year.

 (c) Merchandise Inventory

  Merchandise inventory is stated at the lower of cost or market. Cost is determined using the weighted-average method.

 (d) Revenue Recognition

  Revenue related to the sale of construction and industrial supplies and power equipment is recognized at the point of sale. Revenue related to the rental of construction and industrial power equipment is recognized at the time of return for rentals of twenty-eight days or less, and ratably over the contract term for rentals in excess of twenty-eight days.

 (e) Property and Equipment

  Property and equipment are stated at cost and consist of rental equipment and operating property and equipment. Property and equipment under capital leases are stated at the present value of minimum lease payments.

  Depreciation on property and equipment is calculated using an accelerated method.

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

  Depreciation for property and equipment is taken over the asset's useful life of 5 years, except for leasehold improvements which are amortized over 10 to 20 years.

 (f) Other Assets

  Other assets consist primarily of the cash surrender value of officers' life insurance net of loans against the cash surrender value of the policies and unbilled rental revenue. The loans outstanding were $410,000 at October 31, 1996, and $610,000 at October 19, 1997 and July 31, 1997. The Company is named beneficiary under the life insurance policy. Unbilled rental revenue represents the revenue recognized on contracts over twenty-eight days, but not billed. At October 19, 1997 unbilled rental revenue was $180,178.

 (g) Income Taxes

  The Company accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the asset and liability method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (h) Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (i) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

  The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on November 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

 (j) Reclassifications

  Certain amounts in the 1995 and 1996 consolidated financial statements have been reclassified to conform to the 1997 consolidated financial statement presentation.

(2) SHORT-TERM DEBT

  As of October 31, 1996, the Company had borrowed $90,400, on a credit facility that allows the Company to borrow up to $500,000 at the bank's prime rate (8.25% at October 31, 1996) plus 2%. Borrowings under this facility are collateralized by trade accounts receivable.

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

  In 1997, the Company had borrowed on a credit facility that allows the Company to borrow up to $500,000 at the bank's prime rate (8.5% at October 19, 1997 and July 31, 1997) plus 2%. At October 19, 1997 and July 31, 1997, the amounts outstanding were $449,670 and $484,700, respectively.

(3) LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

  Long-term debt and capital lease obligations consist of the following:

                                            OCTOBER 31, OCTOBER 19,  JULY 31,
                                               1996        1997        1997
                                            ----------- ----------- -----------
                                                                    (UNAUDITED)
   CURRENT PAYOR AND TERMS
   Union Safe Deposit Bank--Various notes
    with combined monthly payments of
    $54,592 including interest at prime
    plus 2%, due from 1996 through 1999.
    Collateralized by equipment and
    accounts receivable...................  $1,382,482   $851,741    $989,334
   American Equipment Leasing--Various
    leases with combined monthly payments
    of $24,149 including interest ranging
    from 11.5% to 12%, due from 1997
    through 1998. Collateralized by
    equipment.............................     510,567    377,619     381,122
   Atlas Copco, Inc.--Various notes with a
    combined monthly payment of $22,212
    including interest ranging from 8.5%
    to 12.36%, due from 1996 through 1998.
    Collateralized by equipment...........     352,446    257,875     323,727
   Clark Equipment Credit Co.--Various
    notes with a combined monthly payment
    of $3,546 including interest ranging
    from 8.7% to 12.39%, due from 1996
    through 1999. Collateralized by
    equipment.............................     105,889     39,083      45,433
   Ingersoll-Rand--One note with a monthly
    payment of $3,254 including interest
    at 9.75%, due in 1999. Collateralized
    by equipment..........................      91,121     52,069      61,832
   Prospect Leasing--Two leases with a
    combined monthly payment of $1,798
    including interest at 10%, due in
    1998. Collateralized by equipment.....      36,364     18,712      24,106

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

                                             OCTOBER 31, OCTOBER 19,  JULY 31,
                                                1996        1997        1997
                                             ----------- ----------- -----------
                                                                     (UNAUDITED)
   CURRENT PAYOR AND TERMS--(CONTINUED)
   Miller Electric Finance--Two notes with
    a combined monthly payment of $3,964
    including interest ranging from 10.25%
    to 11.3%, due in 1999. Collateralized
    by equipment...........................      72,746      89,813     101,704
   The Associates--Various notes and leases
    with a combined monthly payment of
    $35,365 including interest ranging from
    9% to 13.5%, due from 1996 through
    2000. Collateralized by equipment......     924,064   1,002,327   1,175,627
   JI Case Credit Corporation--Three notes
    with combined monthly payments of
    $14,428 including interest ranging from
    6.9% to 8.2%, due from 1997 through
    2000. Collateralized by equipment......     515,184     349,235     346,540
   John Deere--One note with a monthly
    payment of $885 including interest at
    8.75%, due in 1998. Collateralized by
    equipment..............................      14,159       3,540       6,195
   Caterpillar Financial Services--Various
    notes with a combined monthly payment
    of $12,279 including interest ranging
    from 9.4% to 11.3%, due from 1998
    through 2001. Collateralized by
    equipment..............................     546,420     458,438     493,833
   Colonial Pacific Leasing--One note with
    a monthly payment of $1,323 including
    interest at 10%, due in 1997.
    Collateralized by equipment............       5,293         --          --
   Newcourt Financial--Two notes with a
    combined monthly payment of $4,207
    including interest ranging from 10% to
    11%, due in 1998 and 2001.
    Collateralized by equipment............     196,194     148,508     158,329
   Other...................................      80,773      62,181     105,030
                                             ----------  ----------  ----------
   Total long-term debt....................   4,833,702   3,711,141   4,212,812
   Less amounts representing interest......     482,308     247,334     344,743
                                             ----------  ----------  ----------
   Long-term debt, net of interest.........  $4,351,394  $3,463,807  $3,868,069
                                             ==========  ==========  ==========

  Subsequent to October 19, 1997, all amounts outstanding under the long-term debt agreements and capital lease agreements were paid except for $18,546 which is scheduled for payment in fiscal year 1998.

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

(4) INCOME TAXES

  Income tax expense consists of the following:

                                                     PERIOD FROM
                                        YEAR ENDED   NOVEMBER 1,   NINE MONTHS
                                        OCTOBER 31,    1996 TO   ENDED JULY 31,
                                       ------------- OCTOBER 19, ---------------
                                        1995   1996     1997      1996    1997
                                       ------ ------ ----------- ------- -------
                                                                   (UNAUDITED)
   Current............................ $1,600 $7,619   $15,270   $ 1,600 $ 6,000
   Deferred...........................    --     --        --        --      --
                                       ------ ------   -------   ------- -------
                                       $1,600 $7,619   $15,270   $ 1,600 $ 6,000
                                       ====== ======   =======   ======= =======

  Deferred tax assets and deferred tax liabilities are comprised of the following:

                                           OCTOBER 31, OCTOBER 19,  JULY 31,
                                              1996        1997        1997
                                           ----------- ----------- -----------
                                                                   (UNAUDITED)
   Current deferred tax assets:
     Allowance for bad debts..............  $  34,600   $  34,600   $  41,000
     Inventory reserve....................        --        6,600         --
   Noncurrent deferred tax assets:
     Depreciation and amortization
      expense.............................     12,000      14,000      11,300
     Net operating loss...................    188,300     236,800     198,800
     Alternative minimum taxes............     25,500      39,000      29,900
                                            ---------   ---------   ---------
     Total deferred tax assets............    260,400     331,000     281,000
     Less: Valuation allowance............   (260,400)   (331,000)   (281,000)
                                            ---------   ---------   ---------
     Total deferred tax assets............        --          --          --
     Total deferred tax liabilities.......        --          --          --
                                            ---------   ---------   ---------
       Net deferred tax asset/liability...  $     --    $     --    $     --
                                            =========   =========   =========

  The effective rate for income tax expense differs from the statutory tax rate of 34% when applied to income (loss) from continuing operations before income taxes as a result of the following:

                                            OCTOBER
                                              31,
                                           -----------   OCTOBER 19,  JULY 31,
                                           1995   1996      1997        1997
                                           ----   ----   ----------- -----------
                                                                     (UNAUDITED)
   Expected U.S. Federal income tax....... (34%)   34%       (34%)       (34%)
   State franchise tax, net............... 128%     1%       --            2%
   Net operating loss carryforward........ --     (34%)      --          --
   Effect of valuation allowance..........  34%   --          34%         34%
   Alternative minimum tax................ --       2%         7%          4%
                                           ---    ---        ---         ---
       Total.............................. 128%     3%         7%          6%
                                           ===    ===        ===         ===

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

  The net change in the total valuation allowance for the year ended October 31, 1995 and 1996 and the period from November 1, 1996 to October 19, 1997 was an increase of $8,000, a decrease of $100,600 and an increase of $70,600, respectively.

(5) RELATED PARTY TRANSACTIONS

 Building

  The Company leased its Stockton, California premises from officers and stockholders of the Company. The Company executed a new five year lease on June 1, 1993 with monthly rent of $21,500. On October 20, 1997, this lease was amended for an additional five years with monthly rent of $17,000. In addition, the Company as lessee is to pay all taxes and insurance relating to the property. At October 19, 1997, the remaining commitment under this lease, as amended, is $1,020,000 plus property taxes and insurance.

 Due From Related Party

  Due from related party comprise the following:

                                             OCTOBER 31, OCTOBER 19,  JULY 31,
                                                1996        1997        1997
                                             ----------- ----------- -----------
                                                                     (UNAUDITED)
   President and shareholder................  $228,737    $317,613    $316,364
   Vice president and shareholder...........       --       15,000         --
                                              --------    --------    --------
                                              $228,737    $332,613    $316,364
                                              ========    ========    ========

  The amounts due from related parties were paid subsequent to October 19, 1997.

(6) OPERATING LEASES

  The Company leases vehicles from various unrelated companies through 1999. The vehicle leases, as well as the lease for the Company's business premises, are classified as operating leases. At October 19, 1997, future minimum lease payments under the operating leases including amounts amended as discussed in note (5) are:

   YEAR ENDING OCTOBER 31
   ----------------------
     1998............................................................ $  442,636
     1999............................................................    305,036
     2000............................................................    204,000
     2001............................................................    204,000
     2002............................................................    204,000
                                                                      ----------
                                                                      $1,359,672
                                                                      ==========

  Operating lease expense aggregated $520,210, $533,619 and $501,473 in 1995, 1996 and for the period from November 1, 1996 to October 19, 1997, respectively, and $167,032 and $359,378 for the nine months ended July 31, 1996 and 1997, respectively.

(7) EMPLOYEE STOCK OWNERSHIP PLAN

  Effective October 31, 1972, the Company established an Employee Stock Ownership Plan (ESOP) for the benefit of its eligible employees. The ESOP is designed to invest primarily in the stock of the Company. Contributions to the ESOP are determined annually by the Board of Directors, however, in no case may the

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY contribution exceed the lesser of (a) fifteen percent (15%) of the compensation of eligible employees, or (b) $30,000 for each participant. No contributions were made in the years ended October 31, 1995 and 1996 or the period from November 1, 1996 to October 19, 1997.

  The ESOP measures compensation for Plan purposes as the Company's contribution to the Plan. No compensation cost was recognized by the Plan for the years ended October 31, 1995 and 1996, or the period from November 1, 1996 to October 19, 1997.

  The ESOP held 277,172, 272,491 and 275,242 allocated shares at October 31, 1996, October 19, 1997, and July 31, 1997, respectively. No committed-to-be-released or suspense shares were held by the ESOP at October 31, 1996, October 19, 1997, or at July 31, 1997.

  Following termination of employment, participants receive a distribution of their vested ESOP account balance in the form of cash or Company shares in accordance with the provisions of the ESOP. If shares are distributed to the participant, the participant has the right to sell the shares back to the Company, for a limited period of time, at the fair market value of the shares.

(8) PROFIT SHARING PLAN

  In August 1995, the Company established a Profit Sharing/401(k) Savings Plan
(Plan) under Section 401 and 501 of the Internal Revenue Code. Substantially all employees are eligible for the Plan. Yearly employer contributions to the Plan are discretionary. Employees may also elect to contribute to the Plan. For the years ended October 31, 1995 and 1996, and the period from November 1, 1996 to October 19, 1997, the Company contributed, $8,245, $27,422, and $27,064, respectively to the Plan and $19,780 and $19,779 for the nine months ended July 31, 1996 and 1997.

(9) COMMITMENTS

  Litigation, contingent liabilities, and claims, all arising in the ordinary course of business, are not expected to involve any amounts that could be material to the Company's financial position or results of operations.

(10) SUBSEQUENT EVENT

  On October 17, 1997, the Company entered into a stock purchase agreement with United Rentals, Inc. (United). The transaction closed on October 20, 1997 and under the terms of the stock purchase agreement, United purchased all of the issued and outstanding common stock of the Company.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
J & J Rental Services, Inc.

  We have audited the balance sheets of the predecessor companies to J & J Rental Services, Inc. (see Note 1) as of December 31, 1996 and for J&J Rental Services, Inc. as of October 22, 1997 and the related statements of income, stockholders' equity and partners' capital and cash flows for each of the two years in the period ended December 31, 1996, the six months ended June 30, 1997 and for the period from July 1, 1997 to October 22, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the predecessor companies to J & J Rental Services, Inc. at December 31, 1996, and for J&J Rental Services, Inc. as of October 22, 1997 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, the six months ended June 30, 1997 and for the period from July 1, 1997 to October 22, 1997 in conformity with generally accepted accounting principles.

                                                  /s/ Ernst & Young LLP

MetroPark, New Jersey
January 23, 1998

                          J & J RENTAL SERVICES, INC.

                                 BALANCE SHEETS
                                    (NOTE 1)

                                                       PREDECESSORS   COMPANY
                                                       ------------ -----------
                                                       DECEMBER 31, OCTOBER 22,
                                                           1996        1997
                                                       ------------ -----------
                       ASSETS
Cash.................................................   $  666,153  $ 1,431,287
Accounts receivable, net of allowance for doubtful
 accounts of $428,270, and $226,273 at 1996 and 1997,
 respectively........................................    1,502,119    1,470,608
Trade notes receivable, net of allowance for doubtful
 accounts of $93,337 at 1996.........................       37,081
Rental equipment, net................................    6,669,365    7,961,850
Property and equipment, net..........................      467,460      319,219
Investments in marketable equity securities..........       81,175
Due from Predecessor Stockholder.....................      120,000
Due from Related Party...............................                   354,388
Prepaid expenses and other assets....................      126,221        4,006
Intangible assets, net...............................                 3,270,614
                                                        ----------  -----------
      Total assets...................................   $9,669,574  $14,811,972
                                                        ==========  ===========
 LIABILITIES AND STOCKHOLDERS' EQUITY AND PARTNERS'
                       CAPITAL
Liabilities:
  Accounts payable...................................   $  628,252  $   936,725
  Accrued expenses...................................      336,884      360,990
  Income tax payable.................................       24,814
  Deferred tax liability.............................      430,000
  Debt...............................................    5,766,651   14,078,932
  Due to Predecessor Stockholder.....................      336,498
                                                        ----------  -----------
      Total liabilities..............................    7,523,099   15,376,647
Commitments and contingencies
Stockholders' equity and partners' capital:
  Stockholder's equity--J & J Equipment, Inc.
    Common stock, $1.00 par value, 50,000 shares
     authorized, issued and outstanding..............       50,000
    Unrealized gain on marketable equity securities..        1,165
    Retained earnings................................      981,955
                                                        ----------
                                                         1,033,120
  Partners' capital--Tri-Star Rentals, Ltd...........    1,113,355
                                                        ----------
  Stockholders' equity--J & J Rental Services, Inc.
    Common stock, no par value, 1,000,000 shares
     authorized, 77,500 shares issued and
     outstanding.....................................                     1,000
    Accumulated deficit..............................                  (565,675)
                                                                    -----------
Total stockholders' equity (deficit) and partners'
 capital.............................................    2,146,475     (564,675)
                                                        ----------  -----------
    Total liabilities and stockholders' equity and
     partners' capital...............................   $9,669,574  $14,811,972
                                                        ==========  ===========

                            See accompanying notes.

                          J & J RENTAL SERVICES, INC.

                              STATEMENTS OF INCOME
                                    (NOTE 1)

                                                                                   PREDECESSORS                     COMPANY
                                                                     ------------------------------------------ ---------------
                                                                                                                THE PERIOD FROM
                                                                     YEAR ENDED DECEMBER 31,   SIX MONTHS ENDED   JULY 1, TO
                                                                     ------------------------      JUNE 30,       OCTOBER 22,
                                                                        1995         1996            1997            1997
                                                                     -----------  -----------  ---------------- ---------------
Revenues:
  Equipment rentals.................................................  $7,573,784   $7,769,716     $3,823,790      $2,544,233
  Sales of equipment and parts......................................   1,810,400    1,243,297        573,450         129,963
                                                                     -----------  -----------     ----------      ----------
    Total revenues..................................................   9,384,184    9,013,013      4,397,240       2,674,196
Cost of revenues:
  Cost of revenues, excluding depreciation..........................   3,906,336    3,544,040      1,629,299       1,363,085
  Depreciation, equipment rentals...................................   2,048,619    2,389,929      1,171,685         359,672
  Cost of revenues of equipment and parts...........................     898,190      452,522        326,847          46,653
                                                                     -----------  -----------     ----------      ----------
    Total cost of revenues..........................................   6,853,145    6,386,491      3,127,831       1,769,410
                                                                     -----------  -----------     ----------      ----------
Gross profit........................................................   2,531,039    2,626,522      1,269,409         904,786
Selling, general and administrative expenses........................   1,840,973    1,521,562        713,488         786,907
Non-rental depreciation.............................................     125,004      123,971         78,643           7,629
                                                                     -----------  -----------     ----------      ----------
    Operating income................................................     565,062      980,989        477,278         110,250
Interest expense....................................................     411,731      478,341        180,769         378,231
Other (income), net.................................................     (45,103)     (27,523)       (11,418)        (26,306)
                                                                     -----------  -----------     ----------      ----------
    Income (loss) before provision for income taxes.................     198,434      530,171        307,927        (241,675)
Provision for income taxes..........................................      35,678       49,685         98,000             --
                                                                     -----------  -----------     ----------      ----------
    Net income (loss)............................................... $   162,756  $   480,486     $  209,927      $ (241,675)
--------------------------------------------------
                                                                     ===========  ===========     ==========      ==========


                            See accompanying notes.

                          J & J RENTAL SERVICES, INC.

            STATEMENTS OF STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL
                                    (NOTE 1)

                                           UNREALIZED
                                         (LOSS) GAIN ON
                           COMMON STOCK    MARKETABLE    RETAINED   PARTNERS'
                          SHARES AMOUNT    SECURITIES    EARNINGS    CAPITAL
                          ------ ------- -------------- ----------  ----------
Predecessors:
  Balance at January 1,
   1995.................. 50,000 $50,000    $(6,500)    $  796,096  $  927,272
  Net income.............                                   75,762      86,994
  Distributions paid to
   partners..............                                             (169,741)
  Unrealized gain on
   marketable
   securities............                     9,250
                          ------ -------    -------     ----------  ----------
  Balance at December 31,
   1995.................. 50,000  50,000      2,750        871,858     844,525
  Net income.............                                  110,097     370,389
  Distributions paid to
   partners..............                                             (101,559)
  Unrealized loss on
   marketable
   securities............                    (1,585)
                          ------ -------    -------     ----------  ----------
  Balance at December 31,
   1996.................. 50,000  50,000      1,165        981,955   1,113,355
  Net income (loss) from
   January 1, 1997 to
   June 30, 1997.........                                  311,262    (101,335)
  Distributions paid to
   partners..............                                              (50,500)
                          ------ -------    -------     ----------  ----------
  Balance at June 30,
   1997.................. 50,000 $50,000    $ 1,165     $1,293,217  $  961,520
                          ====== =======    =======     ==========  ==========
Company:
  Issuance of common
   stock................. 77,500 $ 1,000
  Net loss from July 1,
   1997 to October 22,
   1997..................                               $ (241,675)
  Basis adjustment.......                                 (324,000)
                          ------ -------    -------     ----------  ----------
  Balance at October 22,
   1997.................. 77,500 $ 1,000                $ (565,675)
                          ====== =======    =======     ==========  ==========


                            See accompanying notes.

                          J & J RENTAL SERVICES, INC.

                            STATEMENTS OF CASH FLOWS
                                    (NOTE 1)

                                                                                     PREDECESSORS                  COMPANY
                                                                          -------------------------------------  -----------
                                                                                                                 THE PERIOD
                                                                                                    SIX MONTHS   FROM JULY 1
                                                                          YEAR ENDED DECEMBER 31,      ENDED         TO
                                                                          ------------------------   JUNE 30,    OCTOBER 22,
                                                                             1995         1996         1997         1997
                                                                          -----------  -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income (loss)....................................................... $   162,756  $   480,486  $   209,927  $  (241,675)
 Adjustments to reconcile net income to net cash provided by (used in)
  operating activities:
 Depreciation and amortization...........................................   2,173,623    2,513,900    1,250,328      396,823
 Bad debt expense (recovery).............................................     128,092      (57,621)       7,214      226,273
 Gain on sale of rental equipment........................................    (396,704)    (369,379)    (210,390)     (43,878)
 Gain on sale of property and equipment..................................      (2,809)      (6,591)         --           --
 Deferred taxes..........................................................      23,000       12,000          --           --
 Changes in assets and liabilities:
  Increase in accounts receivable........................................     (64,895)     (10,430)    (512,942)  (1,696,881)
  (Increase) decrease in trade notes receivable..........................    (170,337)      39,859       37,081          --
  Increase in prepaid expenses and other assets..........................     (31,561)     (84,918)     (26,028)      (4,006)
  Increase (decrease) in accounts payable................................      46,476      (41,052)     372,230      936,725
  Increase in accrued expenses...........................................      53,632        1,919      123,765      360,990
  Increase in income tax payable.........................................       7,613       17,201       73,186          --
  Increase in Related Party receivable...................................                                           (354,388)
                                                                          -----------  -----------  -----------  -----------
   Cash provided by (used in) operating activities.......................   1,928,886    2,495,374    1,324,371     (420,017)
CASH FLOWS FROM INVESTING ACTIVITIES
 Acquisition of property and equipment...................................    (270,369)    (195,823)    (614,414)    (548,346)
 Proceeds from sale of rental equipment..................................     930,860      755,122    1,227,501      232,148
 Proceeds from sale of property and equipment............................      24,634       74,585          --           --
 Purchase of other company, net of cash acquired.........................                                         (7,238,924)
 Unrealized gain/(loss) on marketable securities.........................       9,250       (1,585)         --           --
 Purchase of marketable securities.......................................      (9,250)     (28,425)         --           --
 Payments on loans to Predecessor Stockholder............................     (21,573)     (73,724)     (79,254)         --
 Proceeds received on Predecessor Stockholder loans......................      94,857          --         6,884          --
 Loan to Predecessor Stockholder.........................................    (120,000)         --           --           --
                                                                          -----------  -----------  -----------  -----------
   Cash provided by (used in) investing activities.......................     638,409      530,150      540,717   (7,555,122)
CASH FLOWS FROM FINANCING ACTIVITIES
 Borrowing under credit facilities.......................................     871,496      351,958          --    10,000,000
 Principal payments on debt..............................................  (3,117,926)  (3,171,213)  (1,920,472)    (593,574)
 Distributions paid......................................................    (169,741)    (101,559)     (50,500)         --
                                                                          -----------  -----------  -----------  -----------
   Cash provided by (used in) financing activities.......................  (2,416,171)  (2,920,814)  (1,970,972)   9,406,426
                                                                          -----------  -----------  -----------  -----------
Increase (decrease) in cash .............................................     151,124      104,710     (105,884)   1,431,287
Cash at beginning of year................................................     410,319      561,443      666,153          --
                                                                          -----------  -----------  -----------  -----------
   Cash at end of year................................................... $   561,443  $   666,153  $   560,269  $ 1,431,287
--------------------------------------------------
                                                                          ===========  ===========  ===========  ===========

                            See accompanying notes.

                          J & J RENTAL SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1995 AND 1996
                             AND OCTOBER 22, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  J & J Rental Services, Inc. (the "Company") was formed in May 1997, and pursuant to the terms of an Asset Purchase Agreement (the "Agreement"), on June 30, 1997 acquired all of the rental equipment and property and equipment from J & J Equipment, Inc. ("J & J"), and Tri-Star Rentals, Ltd. ("Tri-Star") (collectively, the "Predecessors") and assumed all operations of the Predecessors (the "Acquisition"). The purchase price of $10,700,000 consisted of cash of $7,200,000 and a promissory note payable for $3,500,000. The sole stockholder and partner of J & J and Tri-Star, respectively, (the "Predecessor Stockholder") has, on a fully-diluted basis, a 9% ownership interest in the outstanding common stock of the Company, and has continued in a management role as chief operating officer.

  The accompanying financial statements as of December 31, 1996 and for the years ended December 31, 1995 and 1996, and for the six month period ended June 30, 1997 present the accounts and results of operations of the Predecessors on a combined, historical cost basis. Although the financial statements of the Predecessors have been combined, the balance sheets and statements of income and cash flows do not represent those of a single legal entity. All significant intercompany accounts and transactions have been eliminated in combination.

  The financial statements as of October 22, 1997 and for the period from July 1 to October 22, 1997 present the accounts and results of operations of the Company since the Acquisition.

  The Acquisition has been accounted for as a purchase effective July 1, 1997 and, accordingly, at such date the Company recorded the assets acquired at their estimated fair values, adjusted for the impact of the Predecessor Stockholder's continuing residual interest as described below. The assets acquired have been reduced by $324,000 representing the Predecessor Stockholder's continuing residual interest in the Company with a corresponding charge against the Company's retained earnings.

  The adjusted purchase price and the preliminary allocation of the adjusted purchase price to the historical assets of the Company as of July 1, 1997 are as follows:

   Purchase price................................................. $10,739,000
   Adjustment necessary to value Predecessor Stockholder's
    continuing residual interest at Predecessor's basis...........     324,000
                                                                   -----------
   Adjusted purchase price........................................ $10,415,000
                                                                   ===========
   Allocation of adjusted purchase price:
     Net assets acquired, at fair values.......................... $ 7,115,000
     Covenant not to compete......................................      50,000
     Goodwill.....................................................   3,250,000
                                                                   -----------
       Total adjusted purchase price allocation................... $10,415,000
                                                                   ===========

 Business Activity

  The Company rents and sells light weight and heavy off-road construction equipment for use by construction and maintenance companies, and has ancillary sales of parts and supplies. The rentals are on a daily, weekly or monthly basis. The Company has two locations in Houston, Texas and its principal market area is the

                          J & J RENTAL SERVICES, INC.

state of Texas. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the balance sheets are presented on an unclassified basis.

 Rental Equipment

  Rental equipment is recorded at cost. Depreciation for rental equipment is computed using the straight-line method over estimated useful lives of three to five years through June 30, 1997 and two to ten years subsequent to June 30, 1997 with no salvage value. Rental equipment costing less than $500 is immediately expensed at the date of purchase. Equipment rental revenue is recorded as earned under the operating method. Equipment rental revenue in the statements of operations includes revenues earned on equipment rentals, and related fuel sales and rental equipment delivery fees. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales in the statements of operations. Ordinary maintenance and repair costs are charged to operations as incurred.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation of property and equipment is computed on the straight-line method over estimated useful lives of 5 to 10 years.

  The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation is eliminated from the accounts and any resulting gain or loss is included in operations. Ordinary maintenance and repair costs are charged to operations as incurred.

 Advertising Costs

  The Company advertises primarily through trade journals, phone directories and the distribution of promotional items. All advertising costs are expensed as incurred. Advertising expenses amounted to approximately $40,095 and $52,483 in the years ended December 31, 1995 and 1996, respectively, $1,297 in the six months ended June 30, 1997, and $9,433 from July 1 to October 22, 1997.

 Income Taxes

  J & J applied an asset and liability approach to accounting for income taxes. Deferred income tax assets and liabilities arise from differences between the tax basis of an asset or liability and its reported amount in the financial statements. Deferred tax balances are determined by using tax rates expected to be in effect when the taxes will actually be paid or refunds received. Under federal and state income tax law, Tri-Star, a partnership, is not a taxable entity and, therefore, incurs no income tax liability. Any profits and losses of Tri-Star flow through to the individual partners.

 Investments

  The Company's investments consist of marketable equity securities and are classified as available for sale. Any unrealized gains or losses are excluded from income and are presented as a component of stockholders' equity.

 Intangible assets

  Intangible assets are recorded at cost and consist of goodwill of $3,250,134 and covenant not to compete of $50,000. Goodwill is being amortized by the straight-line method over its estimated useful life of forty years. The covenant not to compete reflects an agreement made regarding confidentiality and restricting competitive activity and is being amortized by the straight-line method over the period of the agreement, which is 5 years. Amortization expense was $29,520 for the period from July 1 to October 22, 1997.

                          J & J RENTAL SERVICES, INC.

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. CONCENTRATIONS OF CREDIT RISK

  The Company maintains cash balances with a quality financial institution and, accordingly, management believes this mitigates the amount of credit risk. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Company's customer base and its credit policy.

3. RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consists of the following:

                                                        DECEMBER 31, OCTOBER 22,
                                                            1996        1997
                                                        ------------ -----------
   Rental equipment.................................... $12,520,482  $8,313,840
   Less accumulated depreciation.......................   5,851,117     351,990
                                                        -----------  ----------
   Rental equipment, net............................... $ 6,669,365  $7,961,850
                                                        ===========  ==========

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                        DECEMBER 31, OCTOBER 22,
                                                            1996        1997
                                                        ------------ -----------
   Transportation equipment............................   $763,402    $166,003
   Furniture, fixtures and office equipment............     92,082      59,760
   Shop equipment......................................     39,356
   Leasehold improvements..............................     38,386
   Construction in progress............................                101,085
                                                          --------    --------
                                                           933,226     326,848
   Less accumulated depreciation.......................    465,766       7,629
                                                          --------    --------
   Total...............................................   $467,460    $319,219
                                                          ========    ========

                          J & J RENTAL SERVICES, INC.

5. DEBT

  Debt consists of the following:

                                                       DECEMBER 31, OCTOBER 22,
                                                           1996        1997
                                                       ------------ -----------
CIT Group--Various notes dated from September 21,
 1995 through August 5, 1997, with annual interest
 rates ranging from 8% to 9.4% due in monthly
 payments ranging from $867 to $43,987. .............   $1,246,231   $637,956
The Associates--Note dated April 1, 1996, with annual
 interest of 8.8% due in monthly payments of
 $3,609. ............................................      110,450
Case Power & Equipment--Various notes dated from
 January 1, 1992 through December 30, 1996, with
 annual interest rates ranging from 5.5% to 7.9% due
 in monthly payments ranging from $408 to $7,747. ...      795,344
Sterling Bank--Various notes dated from January 26,
 1994 through December 20, 1996, with annual interest
 rates ranging from 8% to 11% due in monthly payments
 ranging from $582 to $2,084. .......................      306,708
KDC Financial--Various notes dated from June 14, 1993
 through December 31, 1996, with annual interest
 rates ranging from 4.5% to 9.5% due in monthly
 payments ranging from $840 to $4,691. ..............    1,443,971
John Deere Financial--Notes dated December 31, 1995
 and September 10, 1996, with annual interest rates
 of 7.9% and 6.9% due in monthly payments of $807 and
 $1,083. ............................................       69,247
Frost National Bank--Various notes dated from January
 25, 1995 through August 15, 1995, with annual
 interest rates ranging from 8.75% to 9.5% due in
 monthly principal payments ranging from $582 to
 $8,492. ............................................      101,771
Citicorp--Note dated June 15, 1993, with an annual
 interest rate of 5.9% due in monthly payments of
 $921. ..............................................        5,433
First Prosperity Bank--Various notes dated from
 September 8, 1994 through December 13, 1996, with
 annual interest ranging from 7.25% through 9.9% due
 in monthly payments ranging from $354 to $1,039. ...       55,139
CAT Financial--Notes dated June 2, 1995 and December
 31, 1994, with annual interest rates of 9.69% and
 9.5% due in monthly payments of $4,227 and
 $3,036. ............................................      152,293
CAT Financial--Notes dated October 11, 1996 and
 November 25, 1996, non-interest bearing, with
 monthly payments of $1,205 and $3,522. .............      161,102
Chase/Clark Credit--Various notes dated from March
 17, 1994 through September 28, 1994, with annual
 interest rates ranging from 9.75% to 12.765% due in
 monthly installments ranging from $194 to $1,430. ..       30,232
First Prosperity--Various notes dated from August 16,
 1993 through December 13, 1996, with annual interest
 rates ranging from 6.4% to 11% due in monthly
 installments ranging from $423 to $4,205............      171,518
Associates Commercial Credit Corp.--Various notes
 dated from May 16, 1994 through July 8, 1996, with
 annual interest rates ranging from 7.75% to 11.25%
 due in monthly installments ranging from $912 to
 $6,656..............................................      246,570

                          J & J RENTAL SERVICES, INC.

                                                       DECEMBER 31, OCTOBER 22,
                                                           1996        1997
                                                       ------------ -----------
Ingersoll-Rand Company--Various notes dated from June
 30, 1992 through September 8, 1996 with annual
 interest rates ranging from 7% to 9.5% due in
 monthly installments ranging from $301 to $7,794....      316,003
Wacker Corporation--Various notes dated from January
 7, 1994 through May 25, 1996, with annual interest
 rates ranging from 6.25% to 10.25% due in monthly
 installments ranging from $854 to $2,889............       99,666
AEL Leasing Co., Inc.--Various notes dated from April
 21, 1994 through May 20, 1996, with annual interest
 rates ranging from 8.72% to 12.93% due in monthly
 installments ranging from $371 to $4,883............      261,043
AEL Leasing Co., Inc.--Various non-interest bearing
 notes dated from April 21, 1994 through February 26,
 1996, due in 12 principal installments ranging from
 $8,022 to $18,249...................................       36,498
Shandee--Note dated August 31, 1995, with an annual
 interest rate of 11.25% due in monthly installments
 of $2,803...........................................       21,510
Sterling Bank--Note dated January 2, 1996, with an
 annual interest rate of 9.5% due in 24 principal
 installments of $4,118..............................       53,538
Miller Financing--Various notes dated from February
 15, 1996 through June 1, 1996, with annual interest
 rates ranging from 9.25 % to 10.25% due in monthly
 installments ranging from $375 to $2,922............       82,384
Toyota Motor Credit Corp.--Notes dated July 12 and
 August 28, 1997, with annual interest rates of 5.4%
 and 6.9%, respectively, due in monthly installments
 of $543 and $ 561, respectively.....................                    47,460
AEL Leasing Co., Inc.--Note dated October 10, 1997
 with annual interest of 9.33% due in monthly
 payments of $3,345..................................                   157,807
Case Credit--Various notes dated June 30, 1997 with
 an annual interest rate of 7.9% due in monthly
 installments ranging from $1,685 to $2,254..........                   290,260
Case Credit--Term note dated June 30, 1997, with
 interest due monthly at prime plus .75% (9.25% at
 September 30, 1997). Principal is due June 30, 2002.
 This note is secured by all of the Company's rental
 assets and property, plant and equipment, and is
 personally guaranteed by the majority owners of the
 Company.............................................                 7,445,449
J & J and Tri-Star--Promissory note dated June 30,
 1997 with an annual interest rate of 7.5%. Principal
 payments of $175,000 are due quarterly beginning
 October 1, 2000.....................................                 3,500,000
Equus II Incorporated--Senior subordinated note dated
 June 30, 1997, with interest to be paid monthly on
 the unpaid principal balance at a variable rate not
 to exceed 10% (10% at September 30, 1997). Principal
 is to be paid in four annual installments of
 $500,000 beginning June 30, 2001....................                 2,000,000
                                                        ----------  -----------
                                                        $5,766,651  $14,078,932
                                                        ==========  ===========

  Substantially all rental equipment collateralize the above notes.

                          J & J RENTAL SERVICES, INC.

  All debt at October 22, 1997, except for $200,000 of the J & J and Tri-Star note, were paid off by October 31, 1997 as a result of the acquisition discussed in Note 10.

6. INCOME TAXES

  The provision for income taxes relates to the operating results of J & J before July 1, 1997 and consists of the following:

                                                        YEAR ENDED    SIX MONTHS
                                                       DECEMBER 31,   ENDED JUNE
                                                      ---------------    30,
                                                       1995    1996      1997
                                                      ------- ------- ----------
Current:
  Federal............................................ $ 7,216 $32,054  $86,500
  State..............................................   5,462   5,631   11,500
                                                      ------- -------  -------
                                                       12,678  37,685   98,000
Deferred:
  Federal............................................  20,300  10,600      --
  State..............................................   2,700   1,400      --
                                                      ------- -------  -------
                                                       23,000  12,000      --
                                                      ------- -------  -------
    Total............................................ $35,678 $49,685  $98,000
                                                      ======= =======  =======

  Tri-Star is a pass-through entity and, therefore incurs no tax liability. Significant components of J & J's deferred tax liability at December 31, 1996 is as follows:

                                                                  DECEMBER 31,
                                                                      1996
                                                                  ------------
       Difference in basis of accounting......................... $221,000
       Cumulative tax depreciation in excess of book.............  209,000
                                                                  --------
       Deferred tax liability                                     $430,000
                                                                  ========

  Effective July 1, 1997, the Company and its shareholders have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code for federal tax purposes. Under those provisions the Company does not pay federal income taxes; instead, the shareholders are liable for individual income taxes on the Company's profit. Therefore, no provision for federal income taxes is included in the Company's financial statements for the period from July 1 to October 22, 1997.

7. SUPPLEMENTAL CASH FLOW INFORMATION

  For the years ended December 31, 1995 and 1996; the six months ended June 30, 1997; and the period from July 1 to October 22, 1997, total interest paid was $411,731 and $478,341; $180,769; and $259,705, respectively.

  For the years ended December 31, 1995 and 1996; the six months ended June 30, 1997; and the period from July 1 to October 22, 1997, total income taxes paid was $ -- and $ --; $24,814; and $ --, respectively.

  During the years ended December 31, 1995 and 1996, and the six months ended June 30, 1997, and for the period from July 1 to October 22, 1997 the Company purchased $3,738,807, and $3,160,914; $1,172,917; and $1,172,506,
respectively, of equipment which was financed.

                          J & J RENTAL SERVICES, INC.

8. EMPLOYEE BENEFIT PLAN

  The Predecessor sponsored a defined contribution 401(k) retirement plan, which was implemented during 1995 and covers substantially all full time employees. The Predecessor matched a portion of the participants' contributions. Predecessor contributions to the plan were $9,272, $6,395, $--, and $ -- for the years ended December 31, 1995, and 1996, for the six month period ended June 30, 1997 and for the period from July 1 to October 22, 1997, respectively.

9. RELATED PARTY TRANSACTIONS

  On November 27, 1995, Tri-Star loaned $120,000 to the Predecessor Stockholder. This non-interest bearing note is unsecured, and is due on demand. The outstanding balance on this note receivable at December 31, 1996 was $120,000.

  On November 30, 1995, Tri-Star issued a $100,000 note payable to the Predecessor Stockholder, which bears interest at 11.4% per annum, requires monthly principal and interest payments of $6,097, and is unsecured. The outstanding balance on this note at December 31, 1996 was $79,254.

  J & J has a note payable outstanding to the Predecessor Stockholder, which required interest to be paid quarterly at 6.5% per annum, and is due on January 1, 1998. The outstanding balance on this note payable at December 31, 1996 was $257,244.

  During the period from July 1 to October 22, 1997 the Company made payments of $354,388 on behalf of another Company owned by the Company's Stockholder.

  The Company leases its operating facilities from the Predecessor Stockholder, and paid monthly rent of $8,600 through June 30, 1997. These leases are month-to-month and can be canceled by either party.

10. SUBSEQUENT EVENT

  On October 23, 1997, the Company entered into a stock purchase agreement with United Rentals, Inc. ("United"). Under the terms of the stock purchase agreement, United purchased all of the issued and outstanding capital stock of the Company.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Coran Enterprises, Inc.
and
Monterey Bay Equipment Rental, Inc.

  We have audited the accompanying combined statements of earnings, stockholders' equity, and cash flows of Coran Enterprises, Inc., dba A-1 Rents, and Monterey Bay Equipment Rental, Inc. for the years ended
December 31, 1995 and 1996. We have also audited the combined statements of earnings, stockholders' equity, and cash flows for the period from January 1, 1997 through October 24, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined results of operations and combined cash flows of Coran Enterprises, Inc. dba A-1 Rents, and Monterey Bay Equipment Rental, Inc. for the years ended December 31, 1995 and 1996, and also for the period from January 1, 1997 through October 24, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Grant Thornton LLP

San Jose, California
January 21, 1998

                            CORAN ENTERPRISES, INC.
                               DBA A-1 RENTS AND
                      MONTEREY BAY EQUIPMENT RENTAL, INC.

                        COMBINED STATEMENTS OF EARNINGS

                                                                    PERIOD FROM
                                                                    JANUARY 1,
                                                                       1997
                                            YEAR ENDED DECEMBER 31,   THROUGH
                                            ----------------------- OCTOBER 24,
                                               1995        1996        1997
                                            ----------- ----------- -----------
Revenues:
  Equipment rentals........................ $ 6,962,130 $ 7,679,713 $6,743,497
  Sales of parts, supplies and rental
   equipment...............................     565,586     738,330    974,713
                                            ----------- ----------- ----------
    Total revenues.........................   7,527,716   8,418,043  7,718,210
Costs:
  Cost of equipment rentals................   3,835,982   4,254,243  3,764,346
  Rental equipment depreciation............     611,577   1,304,847  1,328,193
  Cost of sales of supplies................     200,746     257,500    204,248
  Other....................................      49,523     115,758     53,590
                                            ----------- ----------- ----------
    Total costs............................   4,697,828   5,932,348  5,350,377
                                            ----------- ----------- ----------
    Gross margin...........................   2,829,888   2,485,695  2,367,833
Selling, general and administrative........   1,786,650   2,062,246  1,768,439
Non-rental depreciation....................      28,435      17,202     15,370
                                            ----------- ----------- ----------
    Operating Income.......................   1,014,803     406,247    584,024
Interest expense...........................      21,120      96,464    170,183
                                            ----------- ----------- ----------
    Earnings before income taxes...........     993,683     309,783    413,841
Provision for income taxes.................      12,275       8,221    276,383
                                            ----------- ----------- ----------
  Net earnings............................. $   981,408 $   301,562 $  137,458
                                            =========== =========== ==========



        The accompanying notes are an integral part of these statements.

                            CORAN ENTERPRISES, INC.
                               DBA A-1 RENTS AND
                      MONTEREY BAY EQUIPMENT RENTAL, INC.

                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY

                         SHARES ISSUED
                         -------------
                          CEI   MBERI
                         ------ ------            ADDITIONAL
                         $1 PAR NO PAR   COMMON    PAID-IN    RETAINED
                         VALUE  VALUE    STOCK     CAPITAL    EARNINGS     TOTAL
                         ------ ------  --------  ---------- ----------  ----------
Balance at January 1,
 1995................... 75,000 10,000  $275,000   $37,920   $1,691,541  $2,004,461
  Net earnings..........    --     --        --        --       981,408     981,408
                         ------ ------  --------   -------   ----------  ----------
Balance at December 31,
 1995................... 75,000 10,000   275,000    37,920    2,672,949   2,985,869
  Net earnings..........    --     --        --        --       301,562     301,562
  Dividends paid to
   stockholders.........    --     --        --        --      (750,000)   (750,000)
                         ------ ------  --------   -------   ----------  ----------
Balance at December 31,
 1996................... 75,000 10,000   275,000    37,920    2,224,511   2,537,431
  Net earnings January
   1, 1997 through Octo-
   ber 24, 1997.........    --     --        --        --       137,458     137,458
  Dividends paid to
   stockholders.........    --     --        --        --      (781,852)   (781,852)
  Stock redemption......    --  (2,500)  (50,000)      --      (200,000)   (250,000)
                         ------ ------  --------   -------   ----------  ----------
Balance at October 24,
 1997................... 75,000  7,500  $225,000   $37,920   $1,380,117  $1,643,037
                         ====== ======  ========   =======   ==========  ==========


         The accompanying notes are an integral part of this statement.

                            CORAN ENTERPRISES, INC.
             DBA A-1 RENTS AND MONTEREY BAY EQUIPMENT RENTAL, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                      PERIOD
                                                                    JANUARY 1,
                                                 YEAR ENDED            1997
                                                DECEMBER 31,          THROUGH
                                            ----------------------  OCTOBER 24,
                                              1995        1996         1997
                                            ---------  -----------  -----------
Cash flows from operating activities:
  Net earnings............................  $ 981,408  $   301,562  $   137,458
  Adjustments to reconcile net earnings to
   net cash provided by operating activi-
   ties:
    Depreciation and amortization.........    640,012    1,322,049    1,343,563
    Gain on sale of equipment.............    (85,747)    (163,753)    (446,621)
    Change in assets and liabilities:
      Accounts receivable.................   (210,091)      60,246      (61,976)
      Other assets........................      5,220       (3,108)      59,276
      Accounts payable and accrued liabil-
       ities..............................     36,638       32,355      625,287
                                            ---------  -----------  -----------
        Net cash provided by operating ac-
         tivities.........................  1,367,440    1,549,351    1,656,987
Cash flows from investing activities:
  Purchases of rental equipment...........   (633,519)  (4,017,946)    (315,346)
  Proceeds from sale of equipment.........    110,273      205,639      492,977
                                            ---------  -----------  -----------
        Net cash provided by (used in) in-
         vesting activities...............   (523,246)  (3,812,307)     177,631
Cash flows from financing activities:
  Change in bank overdraft................    (15,760)         --           --
  Borrowings on equipment loans...........    244,235    1,096,820          --
  Payments on equipment loans.............    (46,853)    (158,893)     (42,649)
  Payment of dividends....................        --     (750,000)     (781,853)
  Stock redemption........................        --           --      (250,000)
  Borrowings on notes payable--stockhold-
   ers....................................        --     1,249,988          --
  Payments on notes payable--stockhold-
   ers....................................    (95,888)         --      (538,156)
                                            ---------  -----------  -----------
        Net cash provided by (used in) fi-
         nancing activities...............     85,734    1,437,915   (1,612,658)
                                            ---------  -----------  -----------
        NET INCREASE (DECREASE) IN CASH
         AND CASH EQUIVALENTS.............    929,928     (825,041)     221,960
Cash and cash equivalents--beginning of
 period...................................     35,259      965,187      140,146
                                            ---------  -----------  -----------
Cash and cash equivalents--end of period..  $ 965,187  $   140,146  $   362,106
                                            =========  ===========  ===========
Supplementary disclosures of cash flow in-
 formation:
  Cash paid during the period for:
    Interest..............................  $  21,120  $    95,958  $   151,792
                                            =========  ===========  ===========
    Income taxes..........................  $   1,600  $    23,047  $       800
                                            =========  ===========  ===========

        The accompanying notes are an integral part of these statements.

                            CORAN ENTERPRISES, INC.
             DBA A-1 RENTS ANDMONTEREY BAY EQUIPMENT RENTAL, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1995 AND 1996
         AND THE PERIOD FROM JANUARY 1, 1997 THROUGH OCTOBER 24, 1997

NOTE A--SUMMARY OF ACCOUNTING POLICIES

 1. Nature of Business and Basis of Presentation

  The combined financial statements include the accounts of Coran Enterprises, Inc. and Monterey Bay Equipment Rental, Inc. (collectively the "Company"). Coran Enterprises, Inc. ("CEI") and Monterey Bay Equipment Rental, Inc. ("MBERI") are combined due to common ownership and operations which are complimentary. All significant intercompany balances and transactions have been eliminated in combination.

  The Company leases equipment for home and contractors' use under short-term rental agreements principally in the Northern California area.

 2. Property and Equipment

  The Company provides for depreciation in amounts sufficient to relate the costs of depreciable assets to operations over their estimated service lives using the double-declining balance method. Leasehold improvements are amortized on a straight-line basis over the lives of the improvements or the term of the lease, whichever is shorter. Maintenance and repairs costs are expensed as incurred. Supplies and replacement parts are expensed when purchased.

 3. Cash and Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

 4. Use of estimates

  In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B--RELATED PARTY TRANSACTIONS

  The Company leases facilities from its stockholders on a month-to-month basis. Total rent expense on the facilities was $662,880 and $667,638 for the years ended December 31, 1995 and 1996. Total rent expense for the period from January 1, 1997 through October 24, 1997 was $545,702.

  The Company incurred interest expense of $17,755 and $27,627, respectively, for the years ended December 31, 1995 and 1996, related to notes payable to stockholders. For the period from January 1, 1997 through October 24, 1997 the interest expense related to the stockholder notes was $80,693.

NOTE C--INCOME TAXES

  The stockholders of the Company have elected "S" Corporation status for income tax purposes. Therefore, income or loss for federal and California state income tax purposes is reported on the shareholders' individual income tax returns. Although the "S" Corporation tax treatment is recognized by the State of California, the net corporate income is subject to a 1.5% corporate surtax. (See Note E)

                            CORAN ENTERPRISES, INC.
                               DBA A-1 RENTS AND
                      MONTEREY BAY EQUIPMENT RENTAL, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                    YEARS ENDED DECEMBER 31, 1995 AND 1996
         AND THE PERIOD FROM JANUARY 1, 1997 THROUGH OCTOBER 24, 1997

NOTE D -- EQUIPMENT LOANS

  Equipment loans consist of notes payable, collateralized by equipment, due in monthly installments ranging from $1,095 to $5,375 with interest rates from 5.75% to 8.75%. These loans were paid in full as of October 31, 1997. Interest expense on the equipment loans aggregated $3,365 and $68,837, respectively, for the years ended December 31, 1995 and 1996. Interest expense on the equipment loans was $89,455 for the period January 1, 1997 through October 24, 1997.

NOTE E--CHANGE IN OWNERSHIP

  Effective October 24, 1997, the stockholders of CEI and MBERI sold 100% of the outstanding shares of each company to United Rentals, Inc. The Company provided $270,000 for state income taxes resulting from the stock sale.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Bronco Hi-Lift, Inc.

  We have audited the balance sheets of Bronco Hi-Lift, Inc. as of December 31, 1996 and October 24, 1997 and the related statements of income, stockholders' equity and cash flows for the years ended December 31, 1995 and 1996, and the period from January 1, 1997 to October 24, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bronco Hi-Lift, Inc. at December 31, 1996 and October 24, 1997, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996, and the period from January 1, 1997 to October 24, 1997 in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
January 19, 1998

                              BRONCO HI-LIFT, INC.

                                 BALANCE SHEETS

                                                        DECEMBER 31,  OCTOBER
                                                            1996      24, 1997
                                                        ------------ ----------
                        ASSETS
Cash...................................................  $  305,506  $  180,745
Accounts receivable, net...............................     826,849     998,467
Unbilled receivables...................................      40,722     283,865
Inventory..............................................      67,825     273,119
Rental equipment, net..................................   1,972,910   2,725,464
Property and equipment, net............................     234,914     423,918
Due from related party.................................         --          --
Prepaid expenses and other assets......................      13,530      44,273
                                                         ----------  ----------
    Total assets.......................................  $3,462,256  $4,929,851
                                                         ==========  ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable, accrued expenses and other
   liabilities.........................................  $   90,584  $  277,651
  Debt.................................................   3,051,711   3,473,516
                                                         ----------  ----------
    Total liabilities..................................   3,142,295   3,751,167
Commitments and contingencies
Stockholders' equity:
  Common stock, $.01 par value and $1.00 stated value,
   100,000 shares authorized, 10,000 issued and
   outstanding at December 31, 1996, and October 24,
   1997................................................      10,000      10,000
  Additional paid-in capital...........................     598,000     598,000
  Notes receivable from stockholders...................    (300,000)        --
  Retained earnings....................................      11,961     570,684
                                                         ----------  ----------
    Total stockholders' equity.........................     319,961   1,178,684
                                                         ----------  ----------
    Total liabilities and stockholders' equity.........  $3,462,256  $4,929,851
                                                         ==========  ==========


                            See accompanying notes.

                              BRONCO HI-LIFT, INC.

                              STATEMENTS OF INCOME

                                                                      PERIOD
                                                                       FROM
                                                                    JANUARY 1,
                                          YEAR ENDED DECEMBER 31     1997 TO
                                          ------------------------   OCTOBER
                                             1995         1996       24, 1997
                                          -----------  -----------  ----------
Revenues:
  Equipment rentals...................... $ 3,427,596  $ 4,313,855  $4,330,000
  New equipment sales....................     266,308      611,033     533,370
  Sales of parts, supplies and rental
   equipment.............................     155,331      410,957     375,451
  Other..................................     147,214      194,469     182,355
                                          -----------  -----------  ----------
    Total revenues.......................   3,996,449    5,530,314   5,421,176
Cost of revenues:
  Cost of equipment rentals, excluding
   depreciation..........................     335,028      699,455     374,845
  Depreciation, equipment rentals........     637,766      736,525     660,598
  Cost of new equipment sales............     206,268      479,920     412,592
  Cost of sales of parts, supplies and
   equipment.............................     107,989      293,987     148,464
  Other..................................      32,418      119,315     112,107
                                          -----------  -----------  ----------
    Total cost of revenues...............   1,319,469    2,329,202   1,708,606
                                          -----------  -----------  ----------
Gross profit.............................   2,676,980    3,201,112   3,712,570
Selling, general and administrative
 expenses................................   2,540,699    2,359,326   2,353,924
Non-rental depreciation..................      84,463       99,669      85,707
                                          -----------  -----------  ----------
    Operating income.....................      51,818      742,117   1,272,939
Interest expense.........................     171,305      334,035     229,154
Other (income), net......................     (26,575)     (46,175)    (29,938)
                                          -----------  -----------  ----------
    Net income (loss).................... $   (92,912) $   454,257  $1,073,723
                                          ===========  ===========  ==========


                            See accompanying notes.

                              BRONCO HI-LIFT, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                           COMMON STOCK                NOTES RECEIVABLE  RETAINED
                         -----------------   PAID-IN         FROM        EARNINGS
                         SHARES    AMOUNT    CAPITAL     STOCKHOLDERS    (DEFICIT)
                         -------  --------  ---------  ---------------- -----------
Balance at January 1,
 1995...................  20,000  $ 20,000  $ 345,020     $     --      $   693,596
  Purchase and
   retirement of common
   stock................ (12,000)  (12,000)  (345,020)                   (1,042,980)
  Issuance of common
   stock................   2,000     2,000    598,000      (500,000)
  Net loss..............                                                    (92,912)
                         -------  --------  ---------     ---------     -----------
Balance at December 31,
 1995...................  10,000    10,000    598,000      (500,000)       (442,296)
  Payment on notes
   receivable from
   stockholders.........                                    200,000
  Net income............                                                    454,257
                         -------  --------  ---------     ---------     -----------
Balance at December 31,
 1996...................  10,000    10,000    598,000      (300,000)         11,961
  Payments on notes
   receivable from
   stockholders.........                                    300,000
  Net income............                                                  1,073,723
  Dividends paid........                                                   (515,000)
                         -------  --------  ---------     ---------     -----------
Balance at October 24,
 1997...................  10,000  $ 10,000  $ 598,000     $     --      $   570,684
                         =======  ========  =========     =========     ===========


                            See accompanying notes.

                              BRONCO HI-LIFT, INC.

                            STATEMENTS OF CASH FLOWS

                                                                   PERIOD FROM
                                                                   JANUARY 1,
                                         YEAR ENDED DECEMBER 31      1997 TO
                                         ------------------------  OCTOBER 24,
                                            1995         1996         1997
                                         ----------- ------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)..................... $  (92,912) $    454,257  $ 1,073,723
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Depreciation........................    722,229       836,194      746,305
    Gain on equipment sales.............   (317,871)     (302,777)    (355,159)
    Interest expense not requiring
     cash...............................                   17,500
    Changes in assets and liabilities:
      Increase in accounts receivable...   (132,976)     (235,655)    (171,618)
      Decrease (increase) in unbilled
       receivables......................      5,646        27,632     (243,143)
      (Increase) decrease in inventory..   (102,542)       89,645     (205,294)
      Decrease (increase) in prepaid
       expenses and other assets........     30,774        20,171      (30,743)
      (Decrease) increase in accounts
       payable, accrued expenses and
       other liabilities................    (60,113)      (14,377)     187,067
                                         ----------  ------------  -----------
        Total adjustments...............    145,147       438,333      (72,585)
                                         ----------  ------------  -----------
        Cash provided by operating
         activities.....................     52,235       892,590    1,001,138
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of rental equipment..........    (92,727)   (1,368,253)  (1,631,309)
  Proceeds from sale of rental
   equipment............................    350,739       745,687      573,316
  Purchases of property and equipment,
   net..................................   (101,985)      (90,932)    (304,711)
                                         ----------  ------------  -----------
        Cash provided by (used in)
         investing activities...........    156,027      (713,498)  (1,362,704)
CASH FLOWS FROM FINANCING ACTIVITIES
  Cash dividends paid...................                              (485,000)
  Issuance of stock.....................    100,000
  Re-payments on notes due from
   stockholders.........................                  200,000      300,000
  Principal payments on debt............   (742,891)     (802,358)    (278,195)
  Principal payments on capital lease
   obligations..........................    (32,711)
  Advances to related party.............   (412,113)
  Borrowings under credit facility......    900,000       500,000      700,000
                                         ----------  ------------  -----------
        Cash provided by (used) in
         financing activities...........   (187,715)     (102,358)     236,805
                                         ----------  ------------  -----------
  Increase (decrease) in cash...........     20,547        76,734     (124,761)
        Cash balance at beginning
         period.........................    208,225       228,772      305,506
                                         ----------  ------------  -----------
        Cash balance at end of period... $  228,772  $    305,506  $   180,745
                                         ==========  ============  ===========

                            See accompanying notes.

                             BRONCO HI-LIFT, INC.

                         NOTES TO FINANCIAL STATEMENTS

                DECEMBER 31, 1995 AND 1996 AND OCTOBER 24, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business Activity

  Bronco Hi-Lift, Inc. (the "Company") rents, sells and repairs aerial lift equipment for use by construction companies and maintenance and media crews. The rentals are on a daily, weekly or monthly basis. The Company is located in Denver, Colorado and its principal market area is the state of Colorado. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the balance sheets are presented on an unclassified basis.

 Inventory

  Inventories consists primarily of general replacement parts and fuel for the equipment and are stated at the lower of cost, determined under the first-in, first-out method, or market.

 Rental Equipment

  Rental equipment is recorded at cost. Depreciation for rental equipment is computed using the straight-line method over an estimated five-year useful life with no salvage value.

  Ordinary maintenance and repair costs are charged to operations as incurred. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from sales of equipment and cost of sales of equipment, respectively, in the statements of operations.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation of property and equipment is computed on the straight-line method over estimated useful lives of 5 to 10 years.

  Ordinary maintenance and repair costs are charged to operations as incurred. The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation is eliminated from the accounts and any resulting gain or loss is included in operations.

 Rental Revenue

  Rental revenue is recorded as earned under the operating method.

 Advertising Costs

  The Company advertises primarily through trade journals, trade associations and phone directories. All advertising costs are expensed as incurred. Advertising expenses amounted to approximately $74,400 and $43,000 in the years ended December 31, 1995 and 1996, respectively, and $49,500 in the period from January 1, 1997 to October 24, 1997.

 Income Taxes

  The Company has elected, by unanimous consent of its shareholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code for both federal and state purposes. Under those provisions the Company does not pay federal or state income taxes; instead, the shareholders are liable for individual income taxes on the Company's profits. Therefore, no provision for federal or state income taxes is included in the accompanying financial statements.

                             BRONCO HI-LIFT, INC.

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. CONCENTRATIONS OF CREDIT RISK

  The Company maintains cash balances with a quality financial institution and, accordingly, management believes this mitigates the amount of credit risk. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Company's customer base and its credit policy.

3. RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consisted of the following:

                                                                      OCTOBER
                                                        DECEMBER 31,    24,
                                                            1996        1997
                                                        ------------ ----------
   Rental equipment....................................  $5,176,658  $5,943,569
   Less accumulated depreciation.......................   3,203,748   3,218,105
                                                         ----------  ----------
   Rental equipment, net...............................  $1,972,910  $2,725,464
                                                         ==========  ==========

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                        DECEMBER 31, OCTOBER 24,
                                                            1996        1997
                                                        ------------ -----------
   Furniture and fixtures..............................   $ 59,572    $172,839
   Transportation equipment............................    520,356     664,543
   Shop equipment......................................     37,591      37,591
                                                          --------    --------
                                                           617,519     874,973
   Less accumulated depreciation.......................    382,605     451,055
                                                          --------    --------
     Total.............................................   $234,914    $423,918
                                                          ========    ========

                             BRONCO HI-LIFT, INC.

5. DEBT

  Debt consists of the following:

                                                                      OCTOBER
                                                         DECEMBER 31    24,
                                                            1996        1997
                                                         ----------- ----------
   Citicorp Dealer Finance Agreement.................... $1,585,000  $2,135,000
   GMAC note dated October 27, 1994 paid in full in
    August 1997.........................................     17,564          --
   Kenworth/Trial-EZE dated July 11, 1994 paid in full
    in September 1997...................................     49,147          --
   Notes payable to a former shareholder for $900,000
    and $500,000 at an annual interest rate of 9%. The
    $900,000 note requires monthly interest payments
    through January 31, 1998 at which time the note is
    due in full. The $500,000 note requires monthly
    interest payments through January 31, 1997.
    Beginning February 1, 1997, the note is payable in
    60 monthly installments of principal and interest of
    $10,379 through December 31, 2001. The above
    $500,000 note is subordinated to the Citicorp Dealer
    Finance Agreement...................................  1,400,000   1,338,516
                                                         ----------  ----------
                                                         $3,051,711  $3,473,516
                                                         ==========  ==========

  Substantially all of the Company's assets collateralize the debt outstanding under the Financing Agreement. All debt at October 24, 1997 was paid off in connection with the acquisition discussed in Note 10.

6. OPERATING LEASES

  During 1994, the Company leased 7,000 square feet of office and shop space on a twelve month lease, renewable annually. For the period from January 1, 1995 to April 30, 1995, the Company leased approximately 7,000 square feet of office and shop space under a new month to month lease. Effective May 1, 1995, the Company moved to a new location and entered into a lease agreement with a related party, Coyote Investments, LLC ("Coyote") (see Note 9). The facility consists of 17,000 square feet of office and shop area located on 1.8 acres. The 15 year lease expires April 30, 2010. The Company is responsible for all operating expenses of the facility including property taxes, assessments, insurance, repairs and maintenance.

  Rent expense under these leases totaled $52,000 and $78,000 for the years ended December 31, 1995 and 1996 and $65,000 for the period from January 1, 1997 to October 24, 1997. Under the lease agreement with Coyote, rent is payable in monthly installments of $6,500 for the first two years of the lease. Thereafter the rent shall be increased annually to reflect the then current fair market rent for the premises, provided that each annual increase shall not exceed 10% of the previous year's rental rate. Future minimum rent commitments are $78,000 each for years ended December 31, 1998 to December 31, 2009 and $26,000 for January 1, 2010 to April 30, 2010, provided there is no increase in fair market rent for the premises.

7. COMMITMENTS

  The Company has employment agreements, which expire in 1998, with three officers which grant certain severance pay rights to these officers provided that certain conditions of employment are met. Under terms of the employment agreements, the officers received approximately $253,000, $703,000, and $521,000 for the years ended December 31, 1995 and 1996 and for the period from January 1, 1997 to October 24, 1997, respectively. Additional compensation to be paid to the officers, until the agreements expire, amounts to approximately $100,000 for the two months ended December 31, 1997 and $270,000 during 1998.

  The Company guarantees Coyote's debt on the building leased by the Company (see Note 9).

                             BRONCO HI-LIFT, INC.

8. SUPPLEMENTAL CASH FLOW INFORMATION

  For the years ended December 31, 1995 and 1996 and for the period from January 1, 1997 to October 24, 1997, total interest paid was $171,305, $335,686 and $224,016, respectively.

  During 1995, the Company purchased $726,355, of equipment which was financed. There were no purchases in 1996 or for the period from January 1, 1997 to October 24, 1997.

  On December 20, 1995, the Company purchased and retired 12,000 shares of its stock for two notes totaling $1,400,000. On December 21, 1995, the Company issued 2,000 shares of its stock to two officers of the Company in exchange for $100,000 cash and $500,000 of notes receivable from these officers. During 1996, the officers repaid $200,000 in accordance with the note agreements. In October of 1997, the notes were repaid in full.

  During 1997, the Company paid dividends of $515,000, of which $30,000 represented a non-cash transfer of a fixed asset.

9. RELATED PARTY TRANSACTIONS

  Coyote is owned by the shareholders of the Company. The Company leases its office and shop facility from Coyote (see Note 6). All stockholders and the Company have guaranteed Coyote's debt on the facility. The amount of debt principal on the facility was $555,080 at December 31, 1996 and $540,200 at October 24, 1997.

  Advances to Coyote were $412,113 at December 31, 1995. Coyote paid $3,434 of interest to the Company during 1996. As part of the Citicorp Amendment No. 1 Refinancing Agreement, the Company owed Coyote $152,187, which it paid with interest of $7,990 during August 1996. These obligations were fulfilled with a non-cash transaction in connection with the above mentioned amended agreement.

  On December 21, 1995 the Company issued 2,000 shares to two officers of the Company in exchange for $100,000 cash and two notes for $250,000 each. The notes bear interest at 9% per annum and are payable bi-annually. Principal on each note is payable $100,000 in 1996, $100,000 in 1997 and $50,000 in 1998.
Interest paid to the Company during 1996 by these stockholders was $42,400. In October of 1997, the notes were repaid in full.

10. SUBSEQUENT EVENT

  On October 24, 1997, the Company entered into a stock purchase agreement with United Rentals, Inc. ("United"). Under the terms of the stock purchase agreement, United purchased all of the issued and outstanding capital stock of the Company.

                                                                      EXHIBIT J

                             UNITED RENTALS, INC.

                            1998 STOCK OPTION PLAN

  There is hereby established a 1998 Stock Option Plan (the "Plan"). The Plan provides for the grant to directors and officers of United Rentals, Inc. (the "Company") or its subsidiaries of options ("Options") to purchase shares of common stock of the Company ("Common Stock").

  1. Purpose. The purpose of the Plan is to provide additional incentive to the officers and directors who render services to the Company, who are responsible for the management and growth of the Company, or otherwise contribute to the conduct and direction of its business, operations and affairs. It is intended that Options granted under the Plan strengthen the desire of such persons to join and remain in the employ (or as directors) of the Company and stimulate their efforts on behalf of the Company.

  2. The Stock. The aggregate number of shares of Common Stock which may be subject to Options shall not exceed 4,000,000. Such shares may be either authorized and unissued shares, or treasury shares. If any Option granted under the Plan shall expire, terminate or be cancelled for any reason without having been exercised in full, the corresponding number of unpurchased shares shall again be available for the purposes of the Plan. The preceding sentence shall apply only for purposes of determining the aggregate number of shares of Common Stock subject to options, but shall not apply for purposes of determining the maximum number of shares of Common Stock with respect to which Options that may be granted to any person participating in the Plan.

  3. Administration of the Plan.

  (a) The Plan shall be administered by a committee (the "Committee") which shall be appointed by the Board of Directors of the Company (the "Board") from among its members, and shall be comprised solely of not less than two members who shall be (i) "Non-Employee Directors" within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) unless otherwise determined by the Board, "outside directors" within the meaning of Treasury Regulation
Section 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine the individuals to receive Options, the times when they shall receive them and the number of shares of Common Stock to be subject to each Option, and other terms relating to the grant of Options.

  (b) Subject to the express provisions of the Plan, the Committee shall have authority to construe the respective option agreements and the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective option agreements (which need not be identical) and, as specified in this Plan, the fair market value of the Common Stock, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option agreement in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The determinations of the Committee on the matters referred to in this Section 3 shall be conclusive.

  (c) The Committee may, in its sole discretion, and subject to such terms and conditions as it may adopt, accelerate the date or dates on which some or all outstanding Options may be exercised.

  (d) The Committee may require that any Option Shares issued be legended as necessary to comply with applicable federal and state securities laws.

  4. Types of Options. Options granted under the Plan shall be in the form of
(i) incentive stock options ("ISOs"), as defined in Section 422 of the Code, or (ii) non-statutory options which do not qualify under such Section ("NSOs"), or both, in the discretion of the Committee. The status of each Option shall be identified in the option agreement.

  5. Eligibility.

  (a) ISOs may be granted to such officers and directors who are employees of the Company as the Committee shall select from time to time.

  (b) NSOs may be granted to such officers and directors of the Company as the Committee shall select from time to time.

  (c) In no event shall the number of shares which are subject to Options awarded under the Plan to any one person (including any Options which have been exercised, expired, terminated or canceled for any reason without having been exercised in full) exceed 3,000,000.

  6. Option Price.

  (a) The price or prices per share of Common Stock to be sold pursuant to an Option (the "Exercise Price") shall be such as shall be fixed by the Committee but shall in any case not be less than:

    (i) the fair market value per share for such Common Stock on the date of grant in the case of ISOs other than to a 10% Shareholder,

    (ii) 110% of the fair market value per share for such Common Stock on the date of grant in the case of ISOs to a 10% Shareholder, and

    (iii) the fair market value per share for such Common Stock on the date of grant in the case of NSOs.

  (b) A "10% Shareholder" means an individual who within the meaning of
Section 422(b)(6) of the Code owns stock possessing more than 10 percent of the total combined voting power to all classes of stock of the Company or of its parent or any subsidiary corporation.

  7. Period of Option Vesting.

  (a) The Committee shall determine for each Option the period during which such Option shall be exercisable in whole or in part, provided, however, that an ISO shall not be exercisable after the expiration of ten years from the date of grant of such ISO and provided further that an ISO granted to a 10% Shareholder shall not be exercisable after the expiration of five years from the date of grant of such ISO.

  (b) Special Rule for ISOs. The aggregate fair market value (determined at the time the ISO is granted and ISOs will be taken into account in the order in which they were granted) of the stock with respect to which ISOs are exercisable for the first time by an Optionee (as defined below) during any calendar year (under all such plans of the Company, its parent or subsidiaries) shall not exceed $100,000, and any excess shall be considered an NSO.

  8. Effect of Termination of Employment.

  (a) The Committee shall determine for each Option the extent, if any, to which such Option shall be exercisable in the event of the termination of the person to whom such Option was granted ("Optionee") from employment with or rendering of other services to the Company.

  (b) However, any such Option which is an ISO shall in all events lapse unless exercised by the Optionee:

    (i) prior to the 89th day after the date on which employment terminated, if termination was other than by reason of death; and

    (ii) within the twelve-month period next succeeding the death of the Optionee, if termination is by reason of death.

  (c) The Committee shall have the right, at any time, and from time to time, with the consent of the Optionee, to modify the lapse date of an Option and to convert an ISO into an NSO to the extent that such modification in lapse date increases the life of the ISO beyond the dates set forth above or beyond dates otherwise permissible for an ISO.

  9. Payment for Shares of Common Stock. Upon exercise of an Option, the Optionee shall make full payment of the Option Price in cash, or, with the consent of the Committee and to the extent permitted by it:

  (a) with Common Stock of the Company valued at fair market value on date of exercise, but only if held by the Optionee for a period of time sufficient to prevent a pyramid exercise that would create a charge to the Company's earnings;

  (b) with a full recourse interest bearing promissory note of the Optionee, secured by a pledge of the shares of Common Stock received upon exercise of such Option, and having such other terms and conditions as determined by the Committee;

  (c) by delivering a properly executed exercise notice together with irrevocable instructions to a broker to sell shares acquired upon exercise of the Option and promptly to deliver to the Company a portion of the proceeds thereof equal to the exercise price; or

  (d) any combination of any of the foregoing.

  10. Option Exercises. Options shall be exercised by submitting to the Company a signed copy of notice of exercise in a form to be supplied by the Company. The exercise of an Option shall be effective on the date on which the Company receives such notice at its principal corporate offices. The Company may cancel such exercise in the event that payment is not effected in full, subject to the other terms of this Plan.

  11. Limited Transferability of Option. No Option shall be assignable or transferable by the Optionee to whom it is granted, other than by will or laws of descent and distribution, except that, upon approval by the Committee, the Optionee may transfer an Option that is not intended to constitute an ISO (a) pursuant to a qualified domestic relations order as defined for purposes of the Employee Retirement Income Security Act of 1974, as amended, or (b) by gift: to a member of the "Family" (as defined below) of the Optionee, to or for the benefit of one or more organizations qualifying under Code Sec. 501(c)(3) and 170(c)(2) (a "Charitable Organization") or to a trust for the exclusive benefit of the Optionee, one or more members of the Optionee's Family, one or more Charitable Organizations, or any combination of the foregoing, provided that any such transferee shall enter into a written agreement to be bound by the terms of this Plan and the option agreement. For this purpose, "Family" shall mean the ancestors, spouse, siblings, spouses of siblings, lineal descendants and spouses of lineal descendants of the Optionee. During the lifetime of an Optionee to whom an ISO is granted, only such Optionee (or, in the event of legal incapacity or incompetence, the Optionee's guardian or legal representative) may exercise the ISO.

  12. Other Plan Terms.

  (a) The Committee may grant more than one Option to an individual, and, subject to the requirements of Section 422 of the Code with respect to ISOs, such Option may be in addition to, in tandem with, or in substitution for, Options previously granted under the Plan or of another corporation and assumed by the Company.

  (b) The Committee may permit the voluntary surrender of all or a portion of any Option granted under the Plan or otherwise to be conditioned upon the granting to the employee of a new Option for the same or a different number of shares of Common Stock as the Option surrendered, or may require such voluntary surrender as a condition precedent to a grant of a new Option to such employee. Such new Option shall be exercisable at the price, during the period, and in accordance with any other terms or conditions specified by the Committee at the time the new Option is granted, all determined in accordance with the provisions of the Plan without regard to the price, period of exercise, or any other terms or conditions of the Option surrendered.

  (c) Options under the Plan may be granted at any time after the Plan has been approved by the shareholders of the Company. However, no Option shall be granted under the Plan after August 20, 2008.

  (d) In the event of a reorganization, recapitalization, liquidation, stock split, stock dividend, combination of shares, merger or consolidation, or the sale, conveyance, lease or other transfer by the Company of all or substantially all of its property, or any change in the corporate structure or shares of common stock of the Company, pursuant to any of which events the then outstanding shares of the common stock are split up or combined or changed into, become exchangeable at the holder's election for, or entitle the holder thereof to other shares of common stock, or in the case of any other transaction described in Section 424(a) of the Code, the Committee may change the number and kind of shares of Common Stock available under the Plan and any outstanding Option (including substitution of shares of common stock of another corporation) and the price of any Option and the fair market value determined under this Plan in such manner as it shall deem equitable in its sole discretion.

  (e) An Optionee or a legal representative thereof shall have none of the rights of a stockholder with respect to shares of Common Stock subject to Options until such shares shall be issued or transferred upon exercise of the Option.

  (f) The Company shall effect the grant of Options under the Plan, in accordance with determinations made by the Committee, by execution of instruments in writing in a form approved by the Committee. Each Option shall contain such terms and conditions (which need not be the same for all Options, whether granted at the time or at different times) as the Committee shall deem to be appropriate and not inconsistent with the provisions of the Plan, and such terms and conditions shall be agreed to in writing by the Optionee.

  13. Certain Definitions.

  (a) Fair Market Value. As used in the Plan, the term "fair market value" shall mean as of any date:

    (i) if the Common Stock is not traded on any over-the-counter market or on a national securities exchange, the value determined by the Committee using the best available facts and circumstances;

    (ii) if the Common Stock is traded in the over-the-counter market, based on most recent closing prices for the Common Stock on the date the calculation thereof shall be made; or

    (iii) if the Common Stock is listed on a national securities exchange, based on the most recent closing prices for the Common Stock of the Company on such exchange.

  (b) Subsidiary and Parent. The term "subsidiary" and "parent" as used in the Plan shall have the respective meanings set forth in Sections 424(f) and (e) of the Code.

  14. Not an Employment Contract. Nothing in the Plan or in any Option or stock option agreement shall confer on any Optionee any right to continue in the service of the Company or any parent or subsidiary of the Company or interfere with the right of the Company to terminate such Optionee's employment or other services at any time.

  15. Withholding Taxes.

  (a) Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Alternatively, the Company may, in its sole discretion from time to time, issue or transfer such shares of Common Stock net of the number of shares sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the shares of Common Stock shall be valued on the date the withholding obligation is incurred.

  (b) In the case of shares of Common Stock that an Optionee receives pursuant to his exercise of an Option which is an ISO, if such Optionee disposes of such shares of Common Stock within two years from the date of the granting of the ISO or within one year after the transfer of such shares of Common Stock to him, the Company shall have the right to withhold from any salary, wages, or other compensation for services payable by the Company to such Optionee, amounts sufficient to satisfy any withholding tax obligation attributable to such disposition.

  (c) In the case of a disposition described in paragraph (b), the Optionee shall give written notice to the Company of such disposition within 30 days following the disposition, which notice shall include such information as the Company may reasonably request to effectuate the provisions hereof.

  16. Agreements and Representations of Optionees. As a condition to the exercise of an Option, unless counsel to the Company opines that it is not necessary under the Securities Act of 1933, as amended (the "Securities Act"), and the pertinent rules thereunder, as the same are then in effect, the Optionee shall represent in writing that the shares of Common Stock being purchased are being purchased only for investment and without any present intent at the time of the acquisition of such shares of Common Stock to sell or otherwise dispose of the same.

  17. Amendment and Discontinuance of the Plan. The Board may at any time alter, suspend or terminate the Plan, but no change shall be made which will have a materially adverse effect upon any Option previously granted, unless the consent of the Optionee is obtained; provided, however, that the Board may not without further approval of the shareholders, (i) increase the maximum number of shares of Common Stock for which Options may be granted under the Plan or which may be purchased by an individual Optionee, (ii) decrease the minimum option price provided in the Plan, or (iii) change the class of persons eligible to receive Options.

  18. Other Conditions.

  (a) If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Option granted under the Plan is or may in the circumstances be unlawful under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, and the Company shall not be required to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise with respect to shares of Common Stock or Options under the Plan, and the right to exercise any such Option may be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful.

  (b) At the time of any grant or exercise of any Option, the Company may, if it shall deem it necessary or desirable for any reason connected with any law or regulation of any governmental authority relative to the regulation of securities, condition the grant and/or exercise of such Option upon the Optionee making certain representations to the Company and the satisfaction of the Company with the correctness of such representations.

  19. Approval; Effective Date; Governing Law. This Plan shall become effective upon the approval by the stockholders of the Company at an annual meeting or any special meeting of the stockholders of the Company. This Plan shall be interpreted in accordance with the internal laws of the State of Connecticut.

                                                                      EXHIBIT K

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                              AMENDMENT NO. 1 TO
                                   FORM 10-K

[X]ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
   ACT OF 1934

  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997

[_]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
   EXCHANGE ACT OF THE 1934

                        COMMISSION FILE NUMBER: 0-14338

                               ----------------

                              U.S. RENTALS, INC.

                  DELAWARE                                       94-3061974
        (STATE OR OTHER JURISDICTION                          (I.R.S. EMPLOYER
      OF INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)

             1581 CUMMINS DR. SUITE 155, MODESTO CALIFORNIA 95358
                                (209) 544-9000

                               ----------------

          SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:
                         COMMON STOCK, $0.01 PAR VALUE
                               (TITLE OF CLASS)

       SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT: NONE

                               ----------------

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [_]

  The aggregate market value of the voting stock held by non-affiliates of the Registrant, based upon the closing sale price of the Common Stock on March 19, 1998 as reported on the New York Stock Exchange, was approximately $260,218,425. Shares of Common Stock held by each officer and director and by each person who 5% or more of the outstanding Common Stock have been excluded in that such persons may be deemed affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

  As of March 19, 1998, Registrant had outstanding 30,759,975 shares of Common Stock.

                      DOCUMENTS INCORPORATED BY REFERENCE

  Portions of the Proxy Statement for Registrant's 1998 Annual Meeting of Stockholders to be held May 7, 1998 are incorporated by reference in Part III.

-------------------------------------------------------------------------------
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                                      K-1

                               EXPLANATORY NOTE

  This amendment no. 1 to the Company's report on Form 10-K for its fiscal year ended December 31, 1997, is being filed to delete certain proforma information presented in item 6 for prior years, Selected Financial Data, on page 9 of the report, to provide additional information on tax rates and year 2000 issues under Management's Discussion and Analysis of Financial Condition and Results of Operations and delete certain financial data presented in Part IV.

  The information presented in item 6, Selected Financial Data, under the 1996 column for proforma data has been removed. Additional information to the Income Taxes narrative under the 1997 compared to 1996 information within Management's Discussion and Analysis of Financial Condition and Results of Operations was added to describe the actual effective income tax rate of 82.3% for 1997. Information concerning year 2000 issues was also added under the 1997 compared to 1996 information within Management's Discussion and Analysis of Financial Condition and Results of Operations. In addition to the above, selected proforma income and income per share data in Part IV has been removed.

                               TABLE OF CONTENTS

                               ITEM OF FORM 10-K

                                                                           PAGE
                                                                           ----

                                     PART I

 ITEM 1.  BUSINESS......................................................    K-4
 ITEM 2.  LOCATIONS AND PROPERTIES......................................   K-10
 ITEM 3.  LEGAL PROCEEDINGS.............................................   K-11
 ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS...........   K-11

                                    PART II

 ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED
           STOCKHOLDER MATTERS..........................................   K-11
 ITEM 6.  SELECTED FINANCIAL DATA.......................................   K-12
 ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
           AND RESULTS OF OPERATIONS....................................   K-13
 ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA...................   K-16
 ITEM 9.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
           AND FINANCIAL DISCLOSURE.....................................   K-16

                                    PART III

 ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT............   K-17
 ITEM 11. EXECUTIVE COMPENSATION........................................   K-18
 ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
           MANAGEMENT...................................................   K-18
 ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................   K-18

                                    PART IV

 ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS FORM 8-K..   K-18
 SIGNATURES..............................................................  K-20

ITEM 1. BUSINESS

GENERAL

  U.S. Rentals, Inc., a Delaware corporation ("U.S. Rentals" or the "Company"), is the second largest equipment rental company in the United States and the largest in the West based on 1997 rental revenues. The Company currently operates 124 Profit Centers in 22 states and in 1997 generated an average of approximately 130,000 rental contracts per month from a diverse base of customers including commercial and residential construction, industrial, and homeowner customers. More than 280,000 customers did business with the Company in 1997. U.S. Rentals owns more than 90,000 pieces of rental equipment, comprised of over 600 equipment categories, including aerial work platforms, forklifts, paving and concrete equipment, compaction equipment, air compressors, hand tools, plumbing, landscaping and gardening equipment. Management believes that the Company's fleet, which had a weighted average age of approximately 23 months and an original equipment cost of approximately $580 million at December 31, 1997, is one of the most comprehensive and well-maintained equipment rental fleets in the industry. U.S. Rentals also sells new equipment manufactured by nationally known companies, used equipment from its rental fleet, and rental-related merchandise, parts and supplies.

  The Company's strategic objective is to continue to grow profitably in both existing and new markets by acquiring rental yards, opening start-up rental yards, and expanding its equipment fleet at existing locations. U.S. Rentals routinely evaluates attractive markets for expansion where a leading position can be created by acquiring an existing business or opening a new rental yard. The Company has grown internally through the expansion of its equipment fleet at existing locations and through the integration of 44 start-up and acquired equipment rental yards since January 1997. As a result of the Company's strategy, total revenues increased to $424.7 million in 1997 from $305.8 million in 1996. During the same period, operating income before depreciation and amortization and a one-time charge for the termination cost of deferred compensation agreements with certain employees increased to $144.3 million from $102.8 million in 1996.

  Certain statements identified by words such as "will," "may," "should," "expect," "anticipate," "estimates," or "continue," contained in this Report under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contain forward-looking statements concerning the Company's operations, economic performance and financial condition. See Risk Factors in "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of how actual results might differ from the forward-looking statements.

INDUSTRY

  The equipment rental industry serves a wide variety of commercial and residential construction, industrial and homeowner customers. Equipment available for rent ranges from small hand tools costing less than $100 to large earth-moving equipment costing over $200,000. Management believes that the continued growth in the rental industry reflects, in part, increased outsourcing trends by commercial and industrial construction customers that increasingly seek to reduce their capital invested in equipment, and to reduce the costs associated with maintaining and servicing such equipment. While equipment users traditionally have rented equipment for specific purposes, such as supplementing capacity during peak periods and in connection with special projects, the convenience and cost-saving factors of utilizing rental equipment have encouraged customers to look to suppliers such as USRentals as ongoing, comprehensive sources of equipment. Management believes that demand for rental equipment by the commercial and industrial segments will continue to increase as these customers continue to outsource non-core operations.

  The equipment rental industry is highly fragmented and primarily consists of a large number of relatively small, independent businesses serving discrete local markets and a small number of multi-yard regional and multi-regional operators. Management believes that an estimated 85% of the approximately 12,000 equipment rental operators in the United States have fewer than five locations and, therefore, believes the equipment rental industry offers substantial consolidation opportunities for large, well-capitalized rental companies such as

U.S. Rentals. Relative to smaller competitors, multi-regional operators such as the Company benefit from several competitive advantages, including access to capital, the ability to offer a broad range of modern equipment, purchasing power with equipment suppliers, sophisticated management information systems, national brand identity and the ability to service national accounts. In addition, management believes multi-regional operators such as the Company are less sensitive to local economic downturns.

  The growth of the industry is, in fact, one of the prime reasons for its consolidation. Industry observers estimate there are over 12,000 equipment rental business in the U.S. However, only an estimated 8% of total industry revenues are generated by the 10 largest companies (U.S. Rentals ranks second) and the 100 largest generate just 16% of the $20 billion total. Yet, as the demand for more and newer equipment increases, the remaining firms face mounting pressure to invest in bigger, newer, and more expensive fleets. At the same time, they lack the purchasing power that the big firms are able to garner through volume discounts. Many are family businesses whose owners' only exit strategy is to sell their businesses or watch them disappear. The end result has been a consolidation that has typified many other industries.

CUSTOMERS

  In 1997, U.S. Rentals had more than 280,000 active customers while generating an average of 130,000 rental contracts per month from a diverse customer base ranging from Fortune 500 companies to small contractors and homeowners. During 1997, no one customer accounted for more than 1% of the Company's total revenues, and the top 10 customers represented less than 4.5% of total revenues. Customers look to U.S. Rentals as an ongoing, comprehensive source of rental equipment because of the economic advantages and convenience of renting, as well as the high costs associated with equipment ownership. The Company classifies its customer base into the following categories: (i) commercial and residential construction, including contractors; (ii) industrial, including manufacturers, petrochemical facilities, chemical companies, paper mills, and public utilities; and (iii) homeowners and others. In addition to maintaining its historically strong relationships with small and medium-sized customers, the Company is increasing its emphasis on larger national and multi-regional accounts. Management estimates that in 1997, commercial and residential construction, industrial and homeowner and other customers accounted for approximately 56%, 28% and 16%, respectively, of the Company's total revenues. Further, U.S. Rentals offers its customers "one-stop shopping" through the sale of rental-related merchandise, parts and supplies, sales of new and used equipment and maintenance and delivery services.

  Commercial and Residential Construction. U.S. Rentals' commercial and residential construction customers include national and regional contractors and subcontractors involved in commercial and residential construction projects such as residential developments, apartment buildings, schools, hospitals, airports, roads, bridges and highways, chemical plants and other manufacturing facilities. U.S. Rentals' commercial construction customers range from Fortune 500 companies to small businesses.

  Industrial. The Company's industrial customers, many of which operate 24 hours per day, utilize U.S. Rentals to outsource equipment requirements to reduce their capital investment and minimize the ongoing maintenance, repair and storage costs associated with equipment ownership. Management believes that the Company is well-positioned to take advantage of the increasing trend among customers to outsource equipment needs. Generally, U.S. Rentals' industrial customers tend to rent for longer periods of time than commercial and residential construction customers, contractors or homeowners. While historically not a primary focus, the Company recently increased emphasis on national and multi-regional accounts that should enhance its ability to provide an ongoing, comprehensive supply of equipment to industrial customers.

  Homeowners and Others. U.S. Rentals rents landscaping, plumbing, remodeling and home improvement equipment and tools to homeowners and other customers. These customers value the convenience of U.S. Rentals' seven-days-a-week operating hours, pick up and delivery service and flexible rental terms. Rentals to homeowners are often for periods as short as two hours and provide higher gross margins relative to other customer segments. Generally, the Company's operating locations are highly visible and well-located. The

Company believes that its comprehensive and well-maintained rental fleet and the Company's brand name recognition provide a significant competitive advantage in attracting the homeowner segment of the market.

PRODUCTS AND SERVICES

  In 1997, equipment rental revenue together with rental-related revenue such as repair services, delivery and damage waiver income accounted for approximately 80.2% of the Company's total revenues. U.S. Rentals also acts as a distributor of new equipment on behalf of certain nationally known equipment manufacturers. Revenues from the sale of parts, merchandise and new equipment accounted for approximately 10.7% of U.S. Rentals' total revenues in 1997. Approximately 9.1% of U.S. Rentals' 1997 total revenues was from the sale of used rental equipment.

  Rental Equipment. U.S. Rentals rents over 600 different types of equipment, and management believes that the Company's rental fleet, which consists of more than 90,000 pieces of equipment, is one of the most comprehensive and well-maintained fleets in the equipment rental industry. The original equipment cost of the Company's rental fleet was approximately $580 million as of December 31, 1997.

  Five categories of equipment represented approximately 78.9% of U.S. Rentals' total rental equipment fleet (based on original equipment cost) as of December 31, 1997: (i) earth-moving equipment (22.3%), (ii) aerial work platforms (21.8%), (iii) forklifts (16.4%), (iv) trucks (11.8%), and (v) compaction rollers (6.6%). The mix of rental equipment at each of U.S. Rentals' Profit Centers is tailored to meet the demands of the local customer base.

  U.S. Rentals seeks to maintain a modern, efficient rental fleet through regular sales of used rental equipment and ongoing capital investment in new rental equipment. As of December 31, 1997, the weighted average age of the Company's rental equipment fleet was approximately 23 months. In addition, management believes U.S. Rentals has one of the most advanced preventive maintenance programs in the equipment rental industry. This program extends the useful life of the Company's rental equipment, typically resulting in higher resale prices. U.S. Rentals also generates revenues from maintenance service for its customers that own equipment and from delivery charges, particularly for larger pieces of equipment.

  Sales of Used Equipment. U.S. Rentals routinely sells used rental equipment to adjust the size and composition of its rental fleet to changing market conditions and as part of its ongoing commitment to maintain a new, top quality fleet. The Company achieves favorable sales prices for its used equipment due to its strong preventive maintenance program and its practice of selling used equipment before it becomes irreparable or obsolete. The incentives created by the Company's profit sharing program motivate Profit Center managers to optimize the timing of sales of used rental equipment by taking into account maintenance costs, rental demand patterns and resale prices. The Company sells used equipment to its existing rental customers, as well as to domestic and international buyers of used equipment.

  Sales of Parts and Merchandise. During the course of 1997, many of the Company's facilities were expanded and remodeled to enhance the sale of merchandise and new equipment. Improved showrooms, averaging 2,500 square feet in size, now include as many as 500 different types of products--ranging from work gloves and hardhats, to diesel air compressors and portable generators. As a result, the Company's customers are now able to buy more supplies while renting their equipment, thereby saving time and increasing their productivity. This sales activity allows the Company to attract and retain customers by offering the convenience of "one-stop shopping."

  Sales of New Equipment. During the year, the Company also expanded its new equipment distribution activities. The Company is a dealer for certain equipment manufacturers, including Genie Industries, Snorkel and Sky Jack (aerial work platforms), Gehl (rough terrain forklifts and skid-steer loaders), LeRoi and Sullair (air compressors), and Multiquip and Ingersoll Rand (earth compaction equipment and portable generators). U.S. Rentals is also the exclusive distributor for certain manufacturers in several of its markets. The Company believes that the volume of its equipment purchases creates significant purchasing power with suppliers, which leads to favorable prices and terms on equipment purchased for its rental fleet and for sale as new equipment. The Company's ability to sell new equipment offers flexibility to its customers while enhancing U.S. Rentals' customer relations.

OPERATIONS

  The Company's equipment rental yards occupy an average of approximately 2.4 acres and include: (i) a customer service center and showroom displaying selected rental equipment, new equipment offered for sale and related merchandise; (ii) an equipment service area; and (iii) storage facilities for equipment requiring protection from inclement weather. Each Profit Center is staffed by an average of approximately 22 full-time employees and two part-time employees, including a manager, assistant manager, sales assistants, back office clerks, truck drivers, mechanics and yard personnel. Each equipment rental yard offers a broad range of equipment for rent, with the actual equipment mix tailored to meet the anticipated needs of the customers in each location. The rental yard employees' knowledge of the equipment enables them to recommend the best equipment for a customer's particular application. The Company's yards are open seven days a week and provide customers with 24-hour maintenance, repair and support services, including service at the customer's job site. Each Profit Center Manager is responsible for every aspect of the yard's operation, including establishing rental rates, selecting equipment, and determining employee compensation at such location. The Company's Profit Center Managers have an average of 16 years of rental experience in the industry.

  The Company operates all of its Profit Centers under the name "U.S. Rentals", other than two Profit Centers that are operated under the name Contractors Equipment Rental and one Profit Center that is operated under the name U.S. HiReach.

SALES, MARKETING AND ADVERTISING

  U.S. Rentals strives to create a partnership with each customer in order to satisfy all the customer's equipment needs. As a result of the Company's innovative profit sharing program, employees are motivated to know the customers in their markets and tailor the equipment fleet to local demand patterns. Since U.S. Rentals believes that many customers choose to rent in order to reduce their capital investment and maintenance costs and to maximize flexibility, the Company offers flexible rental terms to its customers. Customers may rent equipment by the hour, day, week or month, with the periodic cost declining as the duration of the rental term increases. The Company, through its eleven regional credit offices, offers credit to its commercial and residential construction and industrial customers.

  The Company markets its products and value-added services locally primarily through its sales force that consisted of approximately 375 field-based salespersons and approximately 1,590 store-based customer service representatives as of December 31, 1997. The Company's sales force is knowledgeable about all of U.S. Rentals' services and products, including the rental of equipment, sales of new and used equipment, sales of parts and merchandise, and U.S. Rentals' value-added services, including equipment training, delivery and maintenance. The field-based sales force calls on contractors' offices and job sites and industrial facilities, assisting customers in planning for their equipment requirements. U.S. Rentals also provides its sales force with extensive training, including frequent in-house training by supplier representatives about the operating features and maintenance requirements of new equipment. The Company's sales force does not earn commissions on equipment rentals; instead, they participate in the Company's profit sharing program along with employees at all levels of the Company. Management believes that the Company's sales personnel, through the Company's innovative profit sharing program, are among the most highly compensated in the industry.

  U.S. Rentals' National Accounts Program is dedicated to marketing to customers with a multi-regional or national presence. The National Accounts Program supplements the efforts of the Profit Centers, which deal directly with management of the local facilities of multi-regional and national firms. National Accounts sales personnel call on the corporate headquarters of U.S. Rentals' large commercial construction and industrial customers in order to expand existing business relationships to include additional facilities and construction sites. The National Accounts Program simplifies billing and pricing for large customers while allowing their local representatives to continue to deal primarily with local Profit Centers.

  The Company promotes its services primarily in the telephone directories in the markets it serves, as well as by direct mail, and advertising in newspapers and on local television and radio. Each Profit Center Manager determines the frequency and type of advertising in the local market. Profit Centers also host open houses, customer appreciation events and other special promotional events. The Company also selectively advertises in national industry publications and trade journals, and provides a toll-free telephone number (1-800-US-RENTS) that automatically connects each caller to the Company's closest equipment rental yard. In addition to its principal marketing methods, the Company has an Internet web page (www.usrentals.com) that describes the Company's locations, product lines and used equipment available for sale.

PURCHASING AND SUPPLIERS

  The Company's size and stature in the equipment rental industry, as well as its strong and long-standing vendor relationships, enable it to purchase equipment directly from manufacturers at what management believes are among the best prices and terms in the industry. The Company employs a Director of Vendor Relations to negotiate favorable terms with preferred vendors. However, individual Profit Center Managers operate independently in evaluating and selecting additional fleet based on local demand. U.S. Rentals has developed strong relationships with many leading equipment manufacturers, which has led to exclusive distribution rights for certain lines of equipment in several of its markets. Management believes that the favorable pricing, service, training and information that U.S. Rentals receives from its suppliers represent a significant competitive advantage for the Company. During 1997, the Company purchased approximately $246.6 million of rental equipment, of which approximately 51.9% was obtained from its top 10 suppliers. No single supplier accounted for more than 13.8% of the Company's total purchases. U.S. Rentals believes it could readily replace any of its existing suppliers if it were to lose its ability to purchase equipment from such supplier.

INFORMATION SYSTEMS

  U.S. Rentals' proprietary POS is used for the day-to-day management of its more than 90,000 pieces of rental equipment. The data generated from each Profit Center's POS system is uploaded daily to the Company's mainframe computer at its headquarters. The Company's proprietary management information systems, including the Company's POS system, allow management and Profit Center managers to review all aspects of each Profit Center's business, including profitability, equipment utilization rates, rental rates, number of contracts generated and collection of receivables. Management at all levels use these systems to generate rental contracts, track equipment usage, report customer credit histories, compile accounts receivable aging reports and monitor monthly profitability. Access to such data assists management in closely monitoring and quickly reacting to the ongoing operations at each Profit Center. Additionally, the statements generated by the Company's management information systems are consistently reviewed by corporate, regional and divisional managers, as well as by each Profit Center manager, to monitor profit sharing earnings and detect areas for improvement at each location. This type of decentralized processing, with centralized management information system reporting, provides for timely and effective reporting of information for auditing and control purposes. U.S. Rentals' data processing center, located at its headquarters in Modesto, California, utilizes a Hewlett Packard mainframe computer for its flexibility and capacity to accommodate the Company's future systems needs. The Company's computer system is updated and maintained by in-house staff of systems development professionals, who also developed U.S. Rentals' customized and proprietary management information systems software. The Company's computer systems are Year 2000 compliant and should enable the Company to absorb a doubling of the network in the years ahead.

COMPETITION

  The equipment rental industry is highly fragmented and competitive. Industry observers estimate there are over 12,000 equipment rental businesses in the U.S. However, only approximately 8% of total estimated industry revenues of $20 billion are generated by the 10 largest companies and the 100 largest generate just 16%. Each market in which U.S. Rentals operates is served by numerous competitors, ranging from national and multi-regional companies such as Hertz Equipment Rental Corporation, Prime Service, Inc., Rental Service Corporation and United Rentals, Inc., to small, independent businesses with a limited number of locations. Management believes that participants in the equipment rental industry compete on the basis of customer relationships, customer service, breadth and quality of product line and price. In general, the Company believes that national and multi-regional operators, especially larger operators such as U.S. Rentals, enjoy substantial competitive advantages over small, independent rental businesses that cannot afford to maintain the comprehensive rental equipment fleet and high level of maintenance and service that U.S. Rentals offers. The Company believes that its commitment to personalized customer service, highly motivated and experienced employees, decentralized management structure, proprietary information systems and the breadth and the quality of its rental fleet enable it to compete successfully.

  As the equipment rental industry consolidates, the Company faces competition from other large well-financed national and multiregional companies for acquisition candidates in more markets. The competition makes it more difficult to find undervalued companies to acquire. The Company intends to continue its selective approach to acquisitions of essentially solid businesses at reasonable costs.

EMPLOYEES

  As of December 31, 1997, U.S. Rentals had a total of 2,817 employees, of which 552 were salaried and 2,265 were hourly personnel. U.S. Rentals' work force at 123 of its 124 Profit Centers is not unionized and management believes that its relationship with both its unionized and non-unionized employees is excellent. The Company is committed to, and has realized significant benefits from, its formal employee training programs. Management believes that this investment in training and safety awareness programs for employees is a competitive advantage that positions U.S. Rentals to be responsive to customer needs.

MATERIAL PATENTS, LICENSES, FRANCHISES AND CONCESSIONS

  The Company does not hold or depend upon any material patent, government license, franchise or concession, except for the "U.S. Rentals(R)" service mark, which is registered with the U.S. Patent and Trademark Office.

GOVERNMENTAL AND ENVIRONMENTAL REGULATION

  The Company's operations are subject to a variety of federal, state and local laws and regulations governing, among other things, worker safety, air emissions, water discharge and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. Such laws often impose such liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of such hazardous or toxic substances. There can be no assurance that the Company's locations have been operated in compliance with environmental laws and regulations or that future uses of conditions will not result in the imposition of environmental liability upon the Company or expose the Company to liability to third parties even if the Company has been indemnified by third parties against such liabilities. There also can be no assurance that environmental contamination does not currently exist at any of the Company's locations from prior activities at such locations or from neighboring properties. Phase I environmental assessments on some recently acquired facilities indicated the possibility of releases of hazardous or toxic substances at those facilities, but the Company has not determined whether releases actually have occurred or whether remediation will be required. Moreover, there can be no assurance that a Phase I environmental assessment will disclose all environmental contamination located at that site. The remaining owned and leased facilities were acquired without first obtaining a Phase I environmental assessment. Environmental contamination has been found at certain of those facilities, principally in connection with the removal of underground storage tanks. No assurance can be given that environmental contamination is not present at the other locations.

  The Company dispenses petroleum products from above-ground storage tanks at a majority of its Profit Centers. The remainder of its Profit Centers dispense petroleum products from underground storage tanks. The Company maintains an environmental compliance program that includes the implementation of required technical and operational activities designed to minimize the potential for leaks and spills, maintenance of records and the regular testing and monitoring of tank systems for tightness. There can be no assurance, however, that these tank systems have been or will at all times remain free from leaks or that the use of these tanks has not or will not result in spills or other releases. The Company incurs ongoing expenses associated with the removal of older underground storage tanks and the performance of appropriate remediation at certain of its locations. The actual cost of remediating environmental conditions may be different from that anticipated by the Company due to the difficulty in estimating such cost and due to potential changes in the status of legislation and state reimbursement programs. The Company also uses other hazardous materials in the ordinary course of its business. In addition, the Company generates and disposes of hazardous waste such as used motor oil, radiator fluid and solvents, and may be liable under various federal, state and local laws for environmental contamination at facilities where its waste is or has been disposed. The Company believes that hazardous substances currently requiring remediation are present at eight of its facilities. The Company has applied or is applying for governmental determinations that remediation has been completed at two locations and is undertaking or anticipates undertaking remediation at the six other facilities. Management believes that the Company is also responsible (pursuant to the terms of certain of its leases) for any required remediation of seven double-walled underground storage tanks. The Company has reserved approximately $1.1 million for such remediation and removal of additional underground storage tanks and associated potential liability. The Company does not believe that costs associated with such remediation and potential liability will have a material adverse effect on the Company's results of operations or financial condition.

ITEM 2. LOCATIONS AND PROPERTIES.

  As of March 20, 1998 the Company operated 124 Profit Centers in the following 22 states: Alabama (5), Arizona (2), Arkansas (3), California (49), Florida (15), Georgia (1), Idaho (1), Kansas (2), Louisiana (3), Michigan (1), Missouri (2), Nebraska (1), Nevada (5), New Mexico (2), North Carolina (1), Oklahoma (2), Oregon (2),South Carolina (5), Texas (16), Utah (1), Virginia
(4) and Washington (1). U.S. Rentals owns 45 of its Profit Centers and leases the other 79, as well as its approximately 18,000 square foot headquarters office in Modesto, California. The Company's leases have terms expiring from 1998 to 2012, with the majority of its leases having multiple five-year renewal options. The Company also maintains ten credit and other offices which are leased. The net book value of owned facilities was approximately $19 million at December 31, 1997, and the average annual lease expense on each leased facility was approximately $61,000 in 1997. Management believes that none of U.S. Rentals' leased facilities, individually, is material to the Company's operations. In addition, as of December 31, 1997, U.S. Rentals owned a fleet of approximately 1,282 non-rental delivery, fleet service and sales personnel vehicles.

ITEM 3. LEGAL PROCEEDINGS.

  The Company is involved in numerous claims and potential claims that have arisen in the ordinary course of the Company's business. Claims (including litigation) for property damage, personal injury and death from users of its equipment and the estates of such users, as well as employee claims relating to workers' compensation and other employee-related issues, are inherent in the nature of the Company's business. The Company cannot predict the ultimate outcome of any of its current claims; however, due to the amount of the Company's self-insurance reserves and the existence of insurance coverage for claims between $1 million and $100 million, management does not believe that any of such claims, either alone or in the aggregate, will have a material adverse effect on the Company's results of operations or financial condition.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

  No matters were submitted to a vote of security holders during the fourth quarter of fiscal year 1997.

                                    PART II

ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDERS
        MATTERS

  The Company's Common Stock is traded on the New York Stock Exchange (NYSE) under the symbol USR. The following table provides the high and low closing sales prices of the Common Stock as reported by the NYSE for each quarter of 1997.

                                                FIRST    SECOND   THIRD  FOURTH
                                              QUARTER(1) QUARTER QUARTER QUARTER
                                              ---------- ------- ------- -------
     High....................................   $20.13   $27.50  $29.31  $27.38
     Low.....................................   $17.00   $15.38  $24.25  $23.13

--------
(1) Trading commenced February 21, 1997.

  The Company has not paid any cash dividends on the Common Stock since its formation and does not currently intend to declare or pay cash dividends in the foreseeable future. Future dividend policy will depend on the Company's earnings, capital requirements, financial condition covenants under the Company's Credit Facility and other factors considered relevant by the Board of Directors.

ITEM 6. SELECTED FINANCIAL DATA

                                         YEARS ENDED DECEMBER 31,
                          ------------------------------------------------------
                             1993       1994       1995       1996       1997
                          ---------- ---------- ---------- ---------- ----------
                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENT OF INCOME
 DATA:
Revenues................  $  143,582 $  187,758 $  242,847 $  305,837 $  424,693
Income from operations..      12,686     23,786     38,022     42,154     43,591
Income before income
 taxes and extraordinary
 item...................      13,891     22,484     31,092     33,458     35,748
Income tax expense (b)..         405        499        468        374     29,407
                          ---------- ---------- ---------- ---------- ----------
Net income before
 extraordinary item.....      13,486     21,985     30,624     33,084      6,341
Extraordinary item, net
 of tax benefit of
 $995...................         --         --         --         --       1,511
                          ---------- ---------- ---------- ---------- ----------
Net income..............  $   13,486 $   21,985 $   30,624 $   33,084 $    4,830
                          ========== ========== ========== ========== ==========
Basic net income per
 share..................  $     0.65 $     1.06 $     1.48 $     1.59 $     0.17
Diluted net income per
 share..................  $     0.65 $     1.06 $     1.48 $     1.59 $     0.16
Basic weighted average
 shares outstanding.....  20,748,975 20,748,975 20,748,975 20,748,975 29,351,715
Diluted weighted average
 shares outstanding.....  20,748,975 20,748,975 20,748,975 20,748,975 29,843,752
PRO FORMA FOR THE
 RECAPITALIZATION AND
 THE IPO (A):
Pro forma income before
 income taxes...........                                              $   57,935
Pro forma income tax
 expense (b)............                                                  23,290
                                                                      ----------
Pro forma net income....                                              $   34,645
                                                                      ==========
Pro forma net income per
 share..................                                              $     1.13
Shares used in computing
 pro forma net income
 per share..............                                              30,748,975
PRO FORMA TRANSACTIONS:
Termination of deferred
 compensation
 agreements.............                                              $   20,290
Interest expense........                                                   1,897
Non-recurring expenses
 of the Predecessor not
 transferred to the
 Company................                                                     --
                                                                      ----------
                                                                      $   22,187
                                                                      ==========
BALANCE SHEET DATA (AT
 END OF YEAR):
Rental equipment, net...  $   65,606 $  112,563 $  152,848 $  205,982 $  390,598
Total assets............     125,390    187,525    245,184    324,448    585,811
Total debt..............      48,419     84,751    105,696    186,710    220,300

--------
(a) The pro forma results of operations assume the Recapitalization (as defined under Management's Discussion and Analysis of Results of Operations and Financial Conditions) and the subsequent initial public offering (IPO) occurred on January 1, 1997, along with the following items: (i) one-time charge relating to termination of deferred compensation agreements with certain employees, (ii) interest expense as a result of reductions indebtedness, and (iii) income and expenses from non-operating assets of the Predecessor not transferred to the Company. The pro forma operations data had been prepared for comparative purposes only and does not purport to represent what the Company's actual results of operations would have been had the Recapitalization and the subsequent IPO in fact occurred on January 1, 1997.

(b) Prior to the IPO and Recapitalization, the Company was an S corporation, and accordingly, federal and state taxes were generally paid at the shareholder level only. Subsequent to February 26, 1997, the Company is subject to federal and state income taxes as a C corporation. Pro forma income tax expense is computed as if the Company were taxed as a C corporation for all periods presented.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The Company's initial public offering ("IPO") was declared effective on February 20, 1997. Prior to the IPO, the equipment rental business was operated by Ayr, Inc. (formerly known as USR Holdings, Inc.), a California corporation (the "Predecessor") that was treated as an S corporation under the Internal Revenue Code. The Company (as de?ned in the Notes to Financial Statements) did not have any operations prior to its IPO. Prior to the closing of the IPO, the Predecessor transferred substantially all of its operating assets and associated liabilities to the Company in exchange for 20,748,975 shares of common stock of the Company, representing all of the Company's outstanding capital stock prior to the IPO. The Predecessor retained only non-operating assets and liabilities, including approximately $25.7 million of notes receivable from related parties and approximately $24.4 million of notes payable to related parties. These transactions are referred to as the "Recapitalization" in this report.

  Because the Predecessor elected to be treated as an S corporation, the Predecessor's sole shareholder paid federal and state taxes on the Predecessor's taxable income. Therefore, the provision for income taxes prior to February 26, 1997, reflects only certain state income taxes the Predecessor was required to pay. Upon the transfer of the assets and liabilities from the Predecessor to the Company, which is a C corporation, all income generated by the Company became subject to federal income taxes and applicable state income taxes, as reflected in the financial information included in this report.

RESULTS OF OPERATIONS

 1997 Compared to 1996

  Revenues. Total revenues for 1997 increased 38.9% to $424.7 million compared to $305.8 million in 1996. Rental revenue increased 32.2% to $340.5 million or 80.2% of total revenues for 1997, as compared to rental revenue of $257.5 million or 84.2% of total revenues in 1996. Of the $83.0 million increase in rental revenue, $59.7 million was due primarily to increased demand for equipment at existing locations. The remaining increase of approximately $23.3 million was the result of adding 43 new operating locations in 1997. Since the majority of these locations were added in the later part of the year, the increase in revenue from such locations is expected to be substantially greater in 1998 than in 1997. Rental revenue as a percentage of total revenue continues to decrease due to the Company's efforts to take advantage of used equipment sales opportunities and to enhance its focus on merchandise and new equipment sales markets. Rental equipment sales increased 57.7% to $38.8 million or 9.1% of total revenues for 1997 from $24.6 million or 8.1% of total revenues in 1996 due to increased customer demand, increased sales effort, and an increase in equipment available for sale. Merchandise and new equipment sales increased 91.2% for 1997 to $45.3 million or 10.7% of total revenues as compared to $23.7 million or 7.8% of total revenues in 1996, primarily due to the increase in the related rental revenue, expansion of product lines within resale showrooms, as well as a 54% increase in the number of operating locations during the year.

  Gross Profit. Gross profit for 1997 increased 37.5% to $117.7 million from $85.6 million in 1996. Gross profit from rentals increased 35.1% to $184.1 million for 1997 from $136.3 million in 1996 as a result of higher revenue volume as described above. Rental gross profit as a percent of rental revenue increased to 54.1% for 1997 from 52.9% in 1996. This increase as a percentage of rental revenue was attributable to lower maintenance and depreciation costs associated with newer equipment acquired to expand the rental fleet. Gross profit from sales of used rental equipment increased 36.2% to $19.8 million for 1997 from $14.5 million in 1996 due to increased demand for used equipment, but decreased as a percent of such revenue due to the mix of sales toward later model equipment. Gross profit from sales of merchandise and new equipment increased 89.3% to $11.9 million for 1997 compared to $6.3 million for 1996 due to the impact of increased rental volume on the sale of merchandise, a concerted effort to continue to expand product lines and resale showrooms, and an increase in new equipment sales and customer volume. Gross profit was also impacted by an increase in direct operating expenses for 1997 which increased 37.2% to $98.1 million as compared to $71.5 million in 1996. The increase reflects staffing and facilities costs resulting from an increased number of rental yards and other associated costs necessary to support the increased size of the rental fleet and volume.

  Selling, General and Administrative Expense. Selling, general and administrative expense for 1997 increased 18.5% to $42.6 million compared to $35.9 million in 1996. The increase was primarily due to higher profit sharing expense and to a lesser extent advertising, bad debt and liability insurance costs. As a percentage of total revenue, selling, general and administrative expenses decreased from 11.7% in 1996 to 10.0% in 1997. This decrease is a result of efficiencies in operations and realizing certain economies of scale related to the increase in revenue as described above.

  Termination Cost of Deferred Compensation Agreements. This is a one-time compensation expense related to the termination of the Predecessor's deferred incentive compensation agreements prior to the IPO in February 1997.

  Interest Expense. Interest expense decreased 20.2% to $6.7 million for 1997 from $8.4 million in 1996. The decrease was primarily the result of lower average debt outstanding during 1997 as compared to 1996 as a result of repayment of debt from the proceeds of the IPO.

  Other Expense, Net. Substantially all other income and expense items for 1997 and 1996 are related to investments and charitable contributions made by the Predecessor prior to the IPO and are not expected to be incurred by the Company in the future as a result of the Recapitalization.

  Income Taxes. Prior to the Recapitalization, the Company was taxed as an S corporation for federal and state purposes. Income tax expense (benefit) was approximately 1.5% of pre-tax income (loss) for 1996 and the period prior to the Recapitalization in 1997. In connection with the Recapitalization in February 1997, the Company recorded a one-time $7.5 million charge to reflect the deferred tax liability of the Company based on statutory federal and state rates for a C corporation. This charge represented 21.0% of pre-tax income for 1997. In addition, the benefit with respect to losses incurred prior to the Recapitalization were computed as the S corporation tax rates rather than the C corporation rates. This differential in tax benefit computed using the S corporation rates rather than the C corporation rates represented 21.1% of pre-tax income for 1997. Subsequent to the Recapitalization, the Company was taxed as a C corporation resulting in an effective rate of 40.2%.

 1996 Compared to 1995

  Revenues. Total revenues in 1996 increased 25.9% to $305.8 million from $242.8 million in 1995. Rental revenue in 1996 increased 19.8% to $257.5 million or 84.2% of total revenues, as compared to rental revenue of $214.8 million or 88.5% of total revenues in 1995. Of the $42.6 million increase in rental revenue in 1996, $33.6 million was due primarily to increased demand for equipment at existing locations. The remaining increase of approximately $9.0 million was primarily due to nine new locations which were added in 1996. Rental equipment sales increased 127.4% to $24.6 million or 8.0% of total revenues in 1996 from $10.8 million or 4.5% of total revenues in 1995 due to increased customer demand and increased sales efforts. Merchandise and new equipment sales increased 38.2% in 1996 to $23.7 million or 7.8% of total revenues as compared to $17.2 million or 7.0% of total revenues in 1995, primarily due to increased rental revenue and demand for new equipment.

  Gross Profit. Gross profit in 1996 increased 14.2% to $85.6 million from $75.0 million in 1995 primarily due to increased rental revenue. Gross profit decreased to 28.0% of total revenues in 1996 from 30.9% in 1995. The decrease was partially due to a 27.8% increase in rental equipment depreciation resulting from the increase in rental fleet offset in part by a change in depreciation method for equipment purchases subsequent to January 1, 1996 (see
Note 1 of the Notes to Financial Statements). In addition, rental equipment expense increased 26.7% due to the impact of increased rental volume. Gross profit was also impacted by an increase in direct operating expenses in 1996 which increased 26.5% to $71.5 million as compared to $56.5 million in 1995. The increase reflects staffing costs resulting from an increased number of rental yards and higher maintenance costs necessary to support the increased size of the rental fleet. Gross profit from sales of merchandise and new equipment increased 9.6% in 1996 as compared to 1995 due to the impact of increased rental volume on the sale of merchandise and an increase in new equipment sales. However, gross profit on sale of merchandise and new equipment as a percentage of total revenues declined due to a shift in sales mix toward lower margin items.

  Selling, General and Administrative Expense. Selling, general and administrative expense in 1996 increased 14.3% to $35.9 million or 11.7% of total revenues compared to $31.4 million or 12.9% of total revenues in 1995. The increase was primarily due to higher advertising, bad debt and liability insurance expenses, the total of which was partially offset by lower profit sharing expense in 1996 as compared to 1995. Selling, general and administrative expense includes $1.5 million and $0.6 million in 1996 and 1995, respectively, of non-recurring compensation expense related to the Predecessor's deferred incentive compensation agreements that were terminated in February 1997.

  Interest Expense. Interest expense increased 51.2% to $8.0 million in 1996 from $5.3 million in 1995. The increase was primarily the result of higher average borrowings under the credit facility and other debt outstanding of $122.6 million in 1996 as compared to $72.5 million in 1995. However, this increase was partially offset by a decrease in the average interest rate to 6.1% in 1996 as compared to 7.2% in 1995.

  Other Expense, Net. Other expense decreased 59.0% to $0.7 million in 1996 from $1.6 million in 1995 as a result of a reduction in the level of charitable contributions by the Predecessor offset in part by a non-recurring write-off of $1.3 million on a non-operating investment. Substantially all other expense items for 1996 are not expected to be incurred by the Company in the future as a result of the Recapitalization.

  Income Taxes. Under the Predecessor's election to be taxed as an S corporation for federal and state purposes, income tax expense was approximately 1.1% of pre-tax income in 1996 as compared to 1.5% of pre-tax income in 1995. On a pro forma C corporation basis, the Predecessor's effective tax rate would have been 40.2% in 1996 as compared to 41.1% in 1995.

LIQUIDITY AND CAPITAL RESOURCES

  The Company received net proceeds of $186 million from the IPO of 10,000,000 shares of its common stock on February 26, 1997. A portion of the net proceeds from the IPO was used to repay all of the then outstanding senior notes and borrowings under the Company's old credit facility. In conjunction with the IPO, the Company entered into a new credit facility which provides availability of up to $300 million (the "Credit Facility").

  The Company has primarily used cash to purchase rental equipment and acquire new rental yards. The Company historically has met its cash requirements primarily through net cash provided by operating activities and borrowings under its Credit Facility. In addition to the Company's Credit Facility, the Company expects to complete a $250 million private placement of senior unsecured notes during the first six months of 1998. The Company believes that cash flow from operations, availability under the Credit Facility and the debt offering will be sufficient to support its operations, expansion and liquidity requirements for at least the next 12 months.

  During 1997, the Company's operating activities before changes in operating assets and liabilities provided net cash flow of $100 million as compared to $85.3 million in 1996. This $14.7 million increase was substantially due to increased operating income (exclusive of depreciation and amortization expenses, gains on sale of rental equipment and the deferred compensation agreement termination cost) of $33.3 million, offset in part by the one-time $20.3 million deferred compensation agreement termination cost. The $33.3 million increase in cash flows was due to higher revenues associated with increased investment in rental equipment, increases in the number of operating locations, and enhanced focus on merchandise and new equipment sales, offset by a slight decrease in operating margins as a percentage of revenue. The slight decrease in operating margins as a percentage of revenue is due to the start-up costs of new locations.

  Net cash used in investing activities was $317.7 million for 1997 as compared to $117.4 million in 1996. The principal causes for the variation in cash flow between the periods were increased purchases of rental equipment, acquisition of rental operations, and investment in property and equipment, partially offset by increased sales of rental equipment. The increase in rental fleet relates to newly opened or acquired yards and the continued expansion and replacement of rental fleet at existing locations. Rental equipment purchases for 1997 were $246.6 million as compared to $106.5 million in 1996.

  Net cash provided by financing activities was $238.1 million for 1997 as compared to $43.9 million in 1996. The increase was due to receipt of the net proceeds of $186 million from the IPO in February 1997, which were used to repay all of the then existing senior notes and borrowings under the Company's old credit facility, proceeds from a note payable to a related party, subsequent borrowings under the Credit Facility and a reduction in dividends paid.

  U.S. Rentals believes that its management information systems are year 2000 compliant. At minimal cost over the past two years the Company has upgraded its proprietary systems and the Company's software vendors have advised the Company that the systems provided by them are year 2000 compliant. U.S.Rentals does not believe that year 2000 will have a material adverse effect on its business relationships with its suppliers or customers, or have a material adverse effect on its business, results of operations or financial condition.

CERTAIN RISK FACTORS WHICH MAY IMPACT FUTURE OPERATING RESULTS

  Statements in this section and throughout this Report contain forward-looking statements that represent the Company's expectations or beliefs concerning future events, including but not limited to the following: (i) the Company's ability to continue acquiring and opening rental yards and grow profitably, (ii) the Company's ability to maintain its market leadership and competitive advantage, (iii) customers continuing to outsource,
(iv) multiregional operators', such as the Company, sensitivity to economic downturns, (v) the Company's continued emphasis on larger accounts, (vi) the Company's ability to complete a debt offering in the first half of 1998, if at all, and (vii) the sufficiency of the Company's cash to meet expected capital expenditures and interest expense.

  The Company cautions that these statements are qualified by important factors that could cause actual results to differ from those in the forward-looking statements: the Company's ability to acquire or open additional rental yards and the timing, pricing and related costs of the acquisitions, the effective integration of the acquired businesses, variations in seasonal rental patterns principally due to the effect of weather on construction activity, increased competition due to larger companies expanding into previously less competitive markets, the cyclical nature of the equipment rental industry, the timing and financing of capital expenditures for fleet expansions, and general economic conditions in the Company's markets including the possible impact of interest rate fluctuations. See also "Business-- Governmental and Environmental Regulation" section for other factors that could affect the Company's actual results. In addition, the market price of the Company's common stock could be subject to significant variation due to fluctuations in the Company's operating results, changes in earnings estimates by securities analysts and other factors.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

  The Company's revenue and operating results historically have fluctuated from quarter to quarter, and the Company expects that they will continue to do so in the future. These fluctuations have been caused by a number of factors, including seasonal rental patterns of the Company's customers (principally due to the effect of weather, such as the impact of El Nino, on construction activity), general economic conditions in the Company's markets, the timing of acquisitions and the development of start-up locations and related costs, the effectiveness of integrating acquired businesses and start-up locations, and timing of capital expenditures for fleet expansion. The Company incurs substantial costs in establishing or integrating newly acquired and start-up locations. Historically, the Company's acquired businesses and start-up locations generally have not been profitable until after their first year of operations. The operating results for any historic quarter are not necessarily indicative of results for any future period. Any revenue shortfall below expectations could have an immediate and significant adverse effect on results of operations.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

  The financial statements and supplementary data required by this Item 8 are set forth as indicated in Item 14, "Exhibits, Financial Statement Schedule and Reports on Form 8-K."

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

  Not applicable.

                                   PART III

  Certain information required by Part III is omitted from this Report in that the Registrant will file a definitive proxy statement pursuant to Regulation 14A (the "Proxy Statement") not later than 120 days after the end of the fiscal year covered by this Report and certain information included therein is incorporated herein by reference. Only those sections of the Proxy Statement that specifically address the items set forth herein are incorporated by reference. Such incorporation does not include the Compensation Committee Report or the Performance Graph included in the Proxy Statement.

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

  The information relating to directors required by this item will be contained under the captions "Board of Directors" and "Election of Directors" in a definitive Proxy Statement.

  Executive Officers

  The following table sets forth the executive officers of the Company:

   NAME                                AGE               POSITION
   ----                                ---               --------
   William F. Berry...................  45 President and Chief Executive Officer
   John S. McKinney...................  43 Vice President-Finance and Chief
                                           Financial Officer
   Grace M. Crickette.................  36 Vice President-Risk Management
   William F. Locklin.................  45 Vice President and Region Manager
   Steve Nadelman.....................  35 Vice President and Region Manager

  William F. Berry has been an employee of the Company and one of its predecessors since 1966, became the Company's President and Chief Executive Officer in January 1987 and became a Director in 1996. In his more than 30 years with the Company and its predecessor, Mr. Berry has held numerous operational and managerial positions, including Profit Center Manager, Division Manager and Regional Vice President.

  John S. McKinney has been the Vice President-Finance and Chief Financial Officer of the Company since 1990 and became a Director in 1996. Mr. McKinney joined the Company in 1988 as Controller, held that position until being promoted to his current positions. Prior to joining the Company, Mr. McKinney served as the controller of an electrical wholesale company, held various financial positions with Iomega Corporation and spent several years as a certified public accountant with Arthur Andersen & Co.

  Grace M. Crickette has been the Company's Vice President-Risk Management since March 1996. Ms. Crickette served as a Risk Management Director from 1994 until March 1996 and Risk Management Analyst from 1991 to 1994. Prior to joining the Company, Ms. Crickette was a legal assistant for five years at a Southern California law firm that specializes in insurance defense.

  William F. Locklin has been a Vice President and Region Manager since joining the Company in 1987. Mr. Locklin has more than 19 years of experience in the equipment rental business. Prior to joining the Company, Mr. Locklin held numerous management positions in the equipment rental industry over a seven-year period with Hertz Equipment Rental Corporation.

  Steve E. Nadelman has been a Vice President and Region Manager since 1993. Mr. Nadelman joined the Company in 1991 and served as a Profit Center Manager before being promoted to his current position. Mr. Nadelman has more than 17 years of experience in the equipment rental business. Prior to joining the Company, Mr. Nadelman held numerous service, sales and management positions in the equipment rental industry, including several years with Hertz Equipment Rental Corporation.

  The information required pursuant to Item 405 of Regulation S-K will be contained under the caption Section 16 (a) of the Securities Exchange Act of 1934 in the Company's Proxy Statement.

ITEM 11. EXECUTIVE COMPENSATION

  The information required by this Item will be contained under the caption "Compensation of Executive Officers" in the Company's Proxy Statement.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The information required by this Item will be contained under the caption "Security Ownership of Certain Beneficial Owners and Management" in the Company's Proxy Statement.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The information required by this Item will be contained under the caption "Certain Transactions" in the Company's Proxy Statement.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENTS SCHEDULES, AND REPORTS ON FORM 8-K

  (a) (1)FINANCIAL STATEMENT SCHEDULES

Report of Independent Auditors............................................ F-1
Balance Sheets--December 31, 1996 and 1997................................ F-2
Statements of Operations--Years ended December 31, 1995, 1996 and 1997.... F-3
Statements of Stockholders' Equity--Years ended December 31, 1995, 1996 and 1997................................................................. F-4
Statements of Cash Flows--Years ended December 31, 1995, 1996 and 1997.... F-5
Notes to Financial Statements............................................. F-6

  (b) (2)REPORTS OF FORM 8-K

      Not applicable.

  (c) EXHIBITS

  EXHIBIT
  NUMBER                      DESCRIPTION OF EXHIBITS                      PAGE
  -------                     -----------------------                      ----
   2.1*   Asset Contribution Agreement
   3.1*   Restated Certificate of Incorporation of the Company
   3.2*   Amended and Restated Bylaws of the Company
   4.1*   Specimen Common Stock certificate
  10.1*   Form of Indemnification Agreement between the Company and each of its executive officers and directors
  10.2*   Form of Employment Agreement between the Company and John S.
          McKinney
  10.3*   Form of Registration Rights Agreement
  10.4*   1997 Performance Award Plan
  10.5*   Form of Employment Agreement between the Company and William
          F. Berry
  10.6*   Second Amended and Restated Credit Agreement by and among the
          Predecessor, Bank of America NT&SA as agent, and the banks named therein dated as of February 26, 1997
  10.11*  Cancellation of Deferred Compensation Agreement between the
          Predecessor and William F. Berry dated as of January 27,1997
  10.12*  Cancellation of Deferred Compensation Agreement between the
          Predecessor and John. S. McKinney dated as of January 27, 1997
  10.13** Demand Revolving Note Payable to Richard D. Colburn
  23.1*** Consents of Price Waterhouse LLP
  24.1*** Power of Attorney (contained of signature page to this report)
  27.1*** Financial Data Schedule
  27.2*** Financial Data Schedule
  27.3*** Financial Data Schedule

--------
  * Incorporated by reference from the Company's Registration Statement on Form S-1 (333-17783) in February 1997.

 ** Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

*** Previously filed under 10-K (0-14338) for the year ended December 31, 1997.

                                  SIGNATURES

  Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          U.S. Rentals, Inc.

Date: August 21, 1998                     By:     /s/ John S. McKinney
                                          _____________________________________
                                                    John S. McKinney
                                                 Chief Financial Officer

  Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this Amendment No. 1 has been signed below by the following persons on behalf of the registrant and in the capacities indicated below.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
                 *                   Chief Executive Officer,       August 21, 1998
____________________________________ President and Director
         (William F. Berry)

       /s/ John S. McKinney          Chief Financial Officer and    August 21, 1998
____________________________________ Director, in his capacities
         (John S. McKinney)          as Chief Financial Officer
                                     and Principal Accounting
                                     Officer

                 *                   Chairman of the Board          August 21, 1998
____________________________________
        (Richard D. Colburn)
                 *                   Director                       August 21, 1998
____________________________________
         (James P. Miscoll)
                 *                   Director                       August 21, 1998
____________________________________
        (Robert D. Paulson)
                 *                   Director                       August 21, 1998
____________________________________
         (Keith W. Renken)

      */s/ John S. McKinney
____________________________________
          John S. McKinney
          Attorney-in-fact

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of U.S. Rentals, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of U.S. Rentals, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of management of U.S. Rentals, Inc.; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Sacramento, California
January 28, 1998

                               U.S. RENTALS, INC.

                                 BALANCE SHEETS

                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1997
                                                              -------- --------
                                                               (IN THOUSANDS,
                                                                EXCEPT SHARE
                                                                    DATA)
                           ASSETS
Cash and cash equivalents.................................... $  2,906 $  3,104
Accounts receivable, net.....................................   35,653   60,906
Notes receivable from affiliate..............................   25,365      --
Notes receivable, other......................................      563      501
Inventories..................................................    5,841   17,379
Rental equipment, net........................................  205,982  390,598
Property and equipment, net..................................   42,345   78,014
Goodwill, net................................................    1,035   23,114
Prepaid expenses and other assets............................    4,758   12,195
                                                              -------- --------
Total assets................................................. $324,448 $585,811
                                                              ======== ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and other liabilities....................... $ 57,008 $ 75,048
Notes payable to related parties.............................   23,943   17,000
Notes payable, other.........................................  162,767  203,300
Deferred taxes...............................................      --    25,077
                                                              -------- --------
Total liabilities............................................  243,718  320,425
                                                              -------- --------
Commitments and contingencies (Note 8)
Stockholders' equity:
  Common stock, $.01 par value;
    100,000,000 shares authorized,
    30,748,975 shares issued and outstanding.................      --       307
  Common stock at stated value;
    2,500 shares authorized,
    900 shares issued and outstanding........................      699      --
  Paid-in capital............................................   13,186  244,211
  Retained earnaings.........................................   66,845   20,868
                                                              -------- --------
Total stockholders' equity...................................   80,730  265,386
                                                              -------- --------
Total liabilities and stockholders' equity................... $324,448 $585,811
                                                              ======== ========

             Please see accompanying notes to financial statements.

                               U.S. RENTALS, INC.

                            STATEMENTS OF OPERATIONS

                                                YEARS ENDED DECEMBER 31,
                                            ----------------------------------
                                               1995        1996        1997
                                            ----------  ----------  ----------
                                            (IN THOUSANDS, EXCEPT SHARE AND
                                                   PER SHARE AMOUNTS)
REVENUES:
 Rental revenue............................ $  214,849  $  257,486  $  340,507
 Rental equipment sales....................     10,832      24,629      38,839
 Merchandise and new equipment sales.......     17,166      23,722      45,347
                                            ----------  ----------  ----------
   Total revenues..........................    242,847     305,837     424,693
                                            ----------  ----------  ----------
COST OF REVENUES:
 Rental equipment expense..................     51,370      65,102      87,209
 Rental equipment depreciation.............     43,885      56,105      69,231
 Cost of rental equipment sales............      4,693      10,109      19,065
 Cost of merchandise and new equipment
  sales....................................     11,418      17,423      33,420
 Direct operating expense..................     56,506      71,482      98,068
                                            ----------  ----------  ----------
   Total cost of revenues..................    167,872     220,221     306,993
                                            ----------  ----------  ----------
   Gross profit............................     74,975      85,616     117,700
 Selling, general and administrative ex-
  pense....................................     31,440      35,934      42,597
 Non-rental depreciation and amortiza-
  tion.....................................      5,513       7,528      11,222
 Termination cost of deferred compensation
  agreements...............................         --          --      20,290
                                            ----------  ----------  ----------
   Operating income........................     38,022      42,154      43,591
 Interest expense..........................     (4,575)     (8,373)     (6,680)
 Related party interest (expense) income,
  net......................................       (735)        342        (690)
 Other expense, net........................     (1,620)       (665)       (473)
                                            ----------  ----------  ----------
   Income before income taxes and extraor-
    dinary item............................     31,092      33,458      35,748
   Income tax expense......................        468         374      29,407
                                            ----------  ----------  ----------
   Net income before extraordinary item....     30,624      33,084       6,341
 Extraordinary item, net of tax benefit of
  $995.....................................         --          --       1,511
                                            ----------  ----------  ----------
 Net income................................ $   30,624  $   33,084  $    4,830
                                            ==========  ==========  ==========
 Basic net income before extraordinary
  item per share........................... $     1.48  $     1.59  $      .22
                                            ==========  ==========  ==========
 Diluted net income before extraordinary
  item per share........................... $     1.48  $     1.59  $      .21
                                            ==========  ==========  ==========
 Basic net income per share................ $     1.48  $     1.59  $      .17
                                            ==========  ==========  ==========
 Diluted net income per share.............. $     1.48  $     1.59  $      .16
                                            ==========  ==========  ==========
 Basic weighted average shares outstand-
  ing...................................... 20,748,975  20,748,975  29,351,715
                                            ==========  ==========  ==========
 Diluted weighted average shares outstand-
  ing...................................... 20,748,975  20,748,975  29,843,752
                                            ==========  ==========  ==========
UNAUDITED PRO FORMA DATA (NOTE 7):
 Historical income before income taxes and
  extraordinary item....................... $   31,092  $   33,458  $   35,748
 Pro forma income tax expense..............     12,780      13,456      14,371
                                            ----------  ----------  ----------
   Pro forma net income before extraordi-
    nary item.............................. $   18,312  $   20,002  $   21,377
                                            ==========  ==========  ==========
 Pro forma basic net income before ex-
  traordinary item per share............... $      .88  $      .96  $      .73
                                            ==========  ==========  ==========
 Pro forma diluted net income before ex-
  traordinary item per share............... $      .88  $      .96  $      .72
                                            ==========  ==========  ==========

             Please see accompanying notes to financial statements.

                               U.S. RENTALS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                               TOTAL
                                                       PAID-IN   RETAINED  STOCKHOLDERS'
                            SHARES    STATED/PAR VALUE CAPITAL   EARNINGS     EQUITY
                          ----------  ---------------- --------  --------  -------------
                                                (IN THOUSANDS)
Balance at December 31,
 1994...................         900       $ 699       $ 13,186  $ 44,066    $ 57,951
  Net income............         --          --             --     30,624      30,624
  Dividends.............         --          --             --     (5,498)     (5,498)
                          ----------       -----       --------  --------    --------
Balance at December 31,
 1995...................         900         699         13,186    69,192      83,077
  Net income............         --          --             --     33,084      33,084
  Dividends.............         --          --             --    (35,431)    (35,431)
                          ----------       -----       --------  --------    --------
Balance at December 31,
 1996...................         900         699         13,186    66,845      80,730
  Net income............         --          --             --      4,830       4,830
  Recapitalization......        (900)       (699)           699       --          --
Distribution of non-
 operating assets, net..         --          --          (4,219)      --       (4,219)
Dividends paid prior to
 initial public
 offering...............         --          --             --     (1,905)     (1,905)
Contribution of earnings
 to paid-in capital.....         --          --          48,902   (48,902)        --
Recapitalization due to
 initial public
 offering...............  20,748,975         207           (207)      --          --
Initial public offering
 proceeds, net of
 issuance cost of
 $1,550.................  10,000,000         100        185,850       --      185,950
                          ----------       -----       --------  --------    --------
Balance at December 31,
 1997...................  30,748,975       $ 307       $244,211  $ 20,868    $265,386
                          ==========       =====       ========  ========    ========



             Please see accompanying notes to financial statements.

                               U.S. RENTALS, INC.

                            STATEMENTS OF CASH FLOWS

                                                  YEARS ENDED DECEMBER 31,
                                                ------------------------------
                                                  1995      1996       1997
                                                --------  ---------  ---------
                                                       (IN THOUSANDS)
OPERATING ACTIVITIES:
Net income....................................  $ 30,624  $  33,084  $   4,830
Adjustments to reconcile net income to net
 cash provided
 by operating activities:
  Depreciation and amortization...............    49,398     63,633     80,453
  Gain on sale of equipment...................    (6,342)   (14,955)   (20,692)
  Principal adjustment on notes receivable....      (220)      (572)      (146)
  Provision for doubtful accounts.............     3,441      4,075      7,773
  Deferred income taxes.......................       --         --      25,077
  Interest income not collected...............       --         --        (294)
  Interest expense not paid...................       --         --         495
  Loss on early extinguishment of debt........       --         --       2,506
CHANGES IN OPERATING ASSETS AND LIABILITIES:
  Accounts receivable.........................   (10,526)    (9,799)   (26,505)
  Inventories.................................    (1,413)    (1,665)    (4,989)
  Prepaid expenses and other assets...........    (1,515)    (1,466)    (8,247)
  Accounts payable and other liabilities......    11,588        597     19,518
                                                --------  ---------  ---------
Net cash provided by operating activities.....    75,035     72,932     79,779
                                                --------  ---------  ---------
INVESTING ACTIVITIES:
Acquisitions of rental operations.............       --     (15,033)   (64,076)
Purchases of rental equipment.................   (88,861)  (106,501)  (246,631)
Proceeds from sale of rental equipment........    10,832     24,629     38,839
Purchases of property and equipment, net......   (10,764)   (23,068)   (45,971)
(Funding) collection of notes receivable,
 net..........................................    (1,061)     2,537        122
                                                --------  ---------  ---------
Net cash used in investing activities.........   (89,854)  (117,436)  (317,717)
                                                --------  ---------  ---------
FINANCING ACTIVITIES:
(Payments on) proceeds from line of credit,
 net..........................................   (28,200)    39,553    130,733
Proceeds from (payments on) senior notes......    50,000     40,000    (92,506)
Payments on other obligations, net............      (718)      (191)      (138)
Proceeds from related party note payable......       --         --      17,000
Proceeds from issuance of common stock, net of
 issuance costs...............................       --         --     185,950
Cash retained by the Predecessor in connection
 with Recapitalization........................       --         --        (998)
Dividends paid................................    (5,498)   (35,431)    (1,905)
                                                --------  ---------  ---------
Net cash provided by financing activities.....    15,584     43,931    238,136
                                                --------  ---------  ---------
Net increase (decrease) in cash and cash
 equivalents..................................       765       (573)       198
Cash and cash equivalents at beginning of
 year.........................................     2,714      3,479      2,906
                                                --------  ---------  ---------
Cash and cash equivalents at end of year......  $  3,479  $   2,906  $   3,104
                                                ========  =========  =========
SUPPLEMENTAL NON-CASH FLOW INFORMATION:
Net assets retained by the Predecessor in con-
 nection
 with Recapitalization........................                       $   3,221
                                                                     =========

             Please see accompanying notes to financial statements.

                              U.S. RENTALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  U.S. Rentals, Inc. (the "Company") is a Delaware corporation primarily involved in the short-term rental of general purpose construction equipment, and to a lesser extent, selling complementary parts, merchandise, new and used equipment to commercial and residential construction, industrial and homeowner customers. At December 31, 1997, the Company operated 123 equipment rental yards located in 21 states across the United States.

 Initial public offering

  The Company's initial public offering ("IPO") was declared effective on February 20, 1997. Prior to the IPO, the equipment rental business was operated by Ayr, Inc. (formerly known as USR Holdings, Inc.), a California corporation (the "Predecessor"). The Company did not have any operations prior to the IPO. Prior to closing of the IPO, the Predecessor transferred substantially all of its operating assets and associated liabilities to the Company for 20,748,975 shares of common stock of the Company, representing all of the outstanding capital stock prior to the IPO. The Predecessor retained only non-operating assets and liabilities, including approximately $25.7 million of notes receivable from an affiliate and $24.4 million of notes payable to related parties. These transactions are referred to as the "Recapitalization" in these financial statements. In conjunction with the Recapitalization, the Predecessor entered into an agreement to terminate deferred compensation agreements with certain executives. The Predecessor borrowed approximately $20.3 million under its bank line of credit to fund the cost of termination. The Company assumed the liability for the indebtedness under the bank line of credit as part of the Recapitalization. The non-recurring cost of the termination was expensed in 1997. Unless otherwise indicated, the Company also refers to the Predecessor prior to the IPO.

 Related party transactions

  As disclosed in these financial statements, the Company has participated in certain transactions with related parties during the current and previous years. In the opinion of management, all transactions with related parties have been conducted on terms which are fair and equitable; however, the transactions are not necessarily on the same terms as those which would have been made between wholly unrelated parties.

 Financial statement presentation

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Rental revenue

  Rental revenue is recognized upon the earliest occurrence of either the return of the equipment or the end of one month's rental term.

 Rental equipment

  Rental equipment is recorded at cost. Depreciation for rental equipment acquired prior to January 1, 1996, is computed using the straight-line method over an estimated five-year useful life with no salvage value. Rental equipment acquired subsequent to January 1, 1996, is depreciated using the straight-line method over an

                              U.S. RENTALS, INC.

estimated seven-year useful life, after giving effect to an estimated salvage value of 10%. Included in purchases of rental equipment are the costs of minor equipment which are fully depreciated in the month of acquisition. Accumulated depreciation on rental equipment was $161,765,000 and $190,213,000 at December 31, 1996 and 1997, respectively.

  Ordinary maintenance and repair costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of rental equipment sales in the statement of operations.

 Property and equipment

  Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

  The estimated useful lives for property and equipment range from 10 to 39 years for buildings; 1 to 8 years for vehicles, delivery and yard equipment; and 5 to 10 years for fixtures and leasehold improvements.

  Ordinary maintenance and repairs costs are charged to operations as incurred. When property and equipment are disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

 Inventories

  The Company's inventories primarily consist of items such as hand tools and accessories held for resale. Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market.

 Self-insurance

  The Company is self-insured for general liability, workers' compensation, and group medical claims up to specified per claim and aggregate amounts. Self-insurance costs are accrued based upon the aggregate liability for reported claims incurred and an estimated liability for claims incurred but not reported. These liabilities are not discounted.

 Earnings per share

  Historical earnings per share is presented based on the weighted average number of outstanding common shares, after giving effect to the Recapitalization retroactively for all periods. Pro forma earnings per share is based on the weighted average number of outstanding common shares, after giving effect to the Recapitalization and the pro forma income tax expense as if the Company were a C corporation for all periods presented. Diluted weighted average shares outstanding were calculated using the treasury stock method and exceed basic weighted average shares outstanding by 492,037 due to 3,907,887 dilutive options outstanding at December 31, 1997. Basic and diluted earnings per share attributable to the extraordinary item totaled $.05 for the year ended December 31, 1997.

 Cash and cash equivalents

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                              U.S. RENTALS, INC.

 Fair value of financial instruments

  The carrying amounts reported in the balance sheets for cash and cash equivalents, trade accounts receivable, and accounts payable and other liabilities approximated fair value due to the immediate to short-term maturity of these financial instruments. The fair value of notes receivable and notes payable is determined using current interest rates for similar instruments as of December 31, 1997, and approximates the carrying value of these notes due to the fact that the underlying instruments include provisions to adjust note balances and interest rates to approximate fair market value.

 Concentrations of credit risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable from construction and industrial customers. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and the Company's geographic dispersion. The Company performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. The Company maintains an allowance for doubtful accounts on its receivables based upon expected collectability. The allowance for doubtful accounts was $6,991,000 and $9,495,000 at December 31, 1996 and 1997, respectively.

 Advertising costs

  The Company advertises primarily through trade journals and the media. Advertising costs are expensed as incurred and totaled $3,094,000, $4,200,000, and $6,453,000 for each of the three years in the period ended December 31, 1997.

 Goodwill

  Amortization of goodwill is provided on a straight-line basis over forty years. Goodwill is presented net of accumulated amortization of $207,000 and $371,000 at December 31, 1996 and 1997.

 Long-lived assets

  Long-lived assets are recorded at the lower of amortized cost or fair value. As part of an ongoing review of the valuation of long-lived assets, management assesses the carrying value of such assets if facts and circumstances suggest they may be impaired. If this review indicates that the carrying value of these assets may not be recoverable, as determined by a nondiscounted cash flow analysis over the remaining useful life, the carrying value would be reduced to its estimated fair value. There have been no material impairments recognized in these financial statements.

 Income taxes

  Subsequent to the IPO and Recapitalization, the Company is assessed corporate income taxes for federal and state purposes. Income taxes are recorded under the liability approach; a current or deferred liability or asset is recognized for the current or deferred income tax consequences of all events that have been recorded in the financial statements.

  Prior to the IPO, the Predecessor had elected S corporation status under the U.S. Internal Revenue Code. Pursuant to this election (and similar elections in California and certain other states), the Predecessor's income, deductions, and credits are reported on the income tax return of the Predecessor's stockholder for federal purposes and, accordingly, no provision for federal income taxes has been made.

                              U.S. RENTALS, INC.

  California assesses a corporate level income tax on S corporations, and certain states in which the Predecessor does business do not recognize S corporation status. Therefore, the Predecessor remains subject to, and has made provision for, taxes in those states.

  Because of the Recapitalization, historical results of operations, including income taxes, are not, in all cases, indicative of future results. The unaudited pro forma income tax provision is computed using the liability approach as if the Company had been a C corporation for all periods presented. Pro forma income tax expense is lower than actual income tax expense in 1997 due to the recognition of a $7,520,000 deferred tax liability upon the Recapitalization and the pro forma benefit from the inclusion in pro forma taxable income of the net loss from January 1, 1997, to the closing date of the IPO attributable to the nonrecurring cost to terminate deferred compensation agreements.

 Stock Options

  The Company accounts for its stock option plan in accordance with the intrinsic value method, under which no compensation expense is recognized in the financial statements except where the fair market value of the stock exceeds the exercise price of the options granted on the date of grant. The Company has presented the pro forma disclosures of the compensation expense under the fair value method of Statement of Financial Accounting Standards Number 123 ("SFAS 123") in Note 9.

 Adoption of new accounting pronouncements

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards Number 128, Earnings per Share ("SFAS 128"), which changed the basis upon which earnings (or loss) per share is calculated. As required by this statement, the Company adopted the provisions of SFAS 128 for the year ended December 31, 1997, and retroactively for each of the preceding years presented in the financial statements.

 Reclassifications

  Certain prior year balances have been reclassified to conform to the 1997 presentation.

2. ACQUISITIONS

  During 1997, the Company acquired the assets of 9 businesses operating 33 rental locations throughout the United States. The acquisitions were financed through borrowings under the Company's line of credit and have been recorded using the purchase method of accounting. The results of operations for each location acquired have been included in the Company's results of operations from their respective acquisition dates. A summary of the purchase price and assets acquired is as follows (in thousands):

   Rental equipment.................................................... $ 26,877
   Inventories.........................................................    6,549
   Accounts receivable.................................................    6,521
   Other assets........................................................    2,704
   Goodwill............................................................   21,425
                                                                        --------
                                                                        $ 64,076
                                                                        ========

                              U.S. RENTALS, INC.

  The following unaudited pro forma data (in thousands) summarizes the results of operations of the periods indicated as if the acquisitions had been completed on January 1, 1996. The pro forma data gives effect to the actual operating results prior to acquisition and adjustments to goodwill. The pro forma results do not purport to be indicative of the results that would have actually been achieved if the acquisitions had occurred on January 1, 1996, or that may be achieved in the future.

                                                                 1996     1997
                                                               -------- --------
                                                                  (UNAUDITED)
   Total revenues............................................. $363,848 $459,649
   Net income................................................. $ 22,288 $ 23,073

3. NOTES RECEIVABLE FROM AFFILIATE

  Prior to the Recapitalization, the Predecessor had notes receivable from an affiliate. As discussed in Note l, these notes were retained by the Predecessor. The Company earned interest income from the affiliate of $3,343,000, $3,420,000, and $555,000 for each of the three years in the period ended December 31, 1997, respectively. The notes provide for positive or negative annual adjustments of principal based on the change in the Consumer Price Index, limited to certain percentages of the affiliated entity's cumulative net income from December 31, 1984. The accompanying financial statements include principal adjustments in notes receivable and other income in the amounts of $220,000, $572,000, and $146,000 for each of the three years in the period ended December 31, 1997, respectively.

4. PROPERTY AND EQUIPMENT

  Property and equipment, net, consists of the following (in thousands):

                                                               DECEMBER 31,
                                                             ------------------
                                                               1996      1997
                                                             --------  --------
   Land..................................................... $ 14,099  $ 21,543
   Buildings................................................   12,806    21,600
   Vehicles and delivery equipment..........................   28,000    45,234
   Yard equipment...........................................    3,000     3,674
   Furniture and fixtures...................................    4,626     7,227
   Leaseholds...............................................    8,942    15,666
                                                             --------  --------
                                                               71,473   114,944
   Less accumulated depreciation............................  (29,128)  (36,930)
                                                             --------  --------
                                                             $ 42,345  $ 78,014
                                                             ========  ========

5. ACCOUNTS PAYABLE AND OTHER LIABILITIES

  Accounts payable and other liabilities consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1997
                                                                ------- -------
   Trade payables and other accruals........................... $34,264 $50,716
   Profit sharing accrual......................................   8,742  12,667
   Self-insurance reserve......................................  14,002  11,665
                                                                ------- -------
                                                                $57,008 $75,048
                                                                ======= =======

                              U.S. RENTALS, INC.

6. NOTES PAYABLE

  Notes payable consist of the following (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1997
                                                              -------- --------
Notes payable to related parties:
  Subordinated note payable to The Colburn School of Perform-
   ing Arts, interest payable quarterly at prime rate plus
   5%........................................................ $ 20,000 $    --
  Demand notes payable to related parties, interest at vari-
   ous rates tied to the Predecessor's average bank borrowing
   rate......................................................    3,943      --
  Demand note to majority stockholder, interest payable
   monthly at a rate tied to the Company's revolving line of
   credit (5.90% at December 31, 1997).......................      --    17,000
                                                              -------- --------
                                                                23,943   17,000
                                                              -------- --------
Notes payable, other:
  Senior notes payable to various parties, interest payable
   semiannually ranging from 6.82% to 7.76%..................   90,000      --
  Revolving line of credit, interest payable monthly at ref-
   erence rate plus .125% (8.25% at December 31, 1996).......   26,300      --
  Revolving line of credit, interest payable monthly at money market rate (ranging from 6.03% to 6.34% at December 31,
   1997).....................................................   43,000  203,000
  Notes payable to a bank, interest and principal payable
   monthly at rates ranging from 5.74% to 9.51%..............    2,967      --
  Notes payable related to the purchase of certain business-
   es, imputed interest averaging 7%, due through 1999.......      500      300
                                                              -------- --------
                                                               162,767  203,300
                                                              -------- --------
                                                              $186,710 $220,300
                                                              ======== ========

  The Company's agreement with the banks provides for an unsecured line of credit of $300,000,000 maturing no later than 2002. The revolving line of credit is unsecured and includes restrictions as to limitations upon certain ratios of liabilities to net worth and upon the minimum net worth of the Company. The Company is in compliance with covenants in all agreements. The Company pays a commitment fee ranging from .175% to .25% on the unused portion of the outstanding line of credit balance less outstanding letters of credit calculated quarterly based on the average daily balance. The senior and bank note agreements existing at December 31, 1996, were paid down with the proceeds from the IPO.

  Cash paid for interest was $7,545,000, $11,185,000, and $9,608,000 for each of the three years in the period ended December 31, 1997, respectively.

  Maturities of notes payable are as follows at December 31, 1997 (in thousands):

            1998................................ $220,000
            1999................................      300
                                                 --------
                                                 $220,300
                                                 ========

                              U.S. RENTALS, INC.

7. INCOME TAXES

  As discussed in Note 1, the Company was taxed as an S corporation prior to the Recapitalization. As such, the income tax provision was comprised of current state income tax expense of $468,000 and $374,000 for 1995 and 1996, respectively. Deferred taxes for such periods were immaterial. Cash payments for state income taxes made by the Company were $597,000 and $353,000 for 1995 and 1996, respectively. Cash payments for federal and state income taxes made by the Company were $11,407,000 in 1997.

  The following provision for income taxes for 1997 includes all state taxes recognized by the Predecessor as an S corporation prior to the Recapitalization and federal and state taxes recognized by the Company subsequent to the Recapitalization (in thousands).

                                                                         1997
                                                                        -------
   Federal:
     Current........................................................... $ 3,765
     Deferred..........................................................  14,281
     Deferred tax recorded upon Recapitalization.......................   6,141
                                                                        -------
                                                                         24,187
                                                                        -------
   State:
     Current...........................................................     565
     Deferred..........................................................   3,276
     Deferred tax recorded upon Recapitalization.......................   1,379
                                                                        -------
                                                                          5,220
                                                                        -------
                                                                        $29,407
                                                                        =======

  The 1997 provision for income taxes differs from the amount as determined by applying the U.S. statutory federal tax rate of 35% to income before income taxes as a result of the following:

   Federal income taxes................................................... 35.0%
   State income taxes, net of federal benefit.............................  4.8%
   Cumulative deferred taxes recorded upon Recapitalization............... 21.0%
   Loss prior to Recapitalization excluded from taxable income............ 21.1%
   Other..................................................................  0.4%
                                                                           ----
                                                                           82.3%
                                                                           ====

  The unaudited pro forma provision for income taxes differs from the amount of income tax determined by applying the U.S. statutory federal income tax rate of 35% to income before income taxes as a result of the following:

                                                                YEARS ENDED
                                                                DECEMBER 31,
                                                               ----------------
                                                               1995  1996  1997
                                                               ----  ----  ----
   Federal income taxes....................................... 35.0% 35.0% 35.0%
   State income taxes, net of federal benefit.................  5.3%  4.9%  4.8%
   Other......................................................  0.8%  0.3%  0.4%
                                                               ----  ----  ----
                                                               41.1% 40.2% 40.2%
                                                               ====  ====  ====

                              U.S. RENTALS, INC.

  Deferred income tax assets and liabilities are computed based on temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period.

  Deferred tax assets (liabilities) are as follows (in thousands):

                                                                    DECEMBER 31,
                                                                        1997
                                                                    ------------
   Self-insurance reserves.........................................   $  4,944
   Compensation related accruals...................................      1,674
   Allowances for doubtful accounts................................      2,079
   State income taxes..............................................      1,636
   Others, net.....................................................        924
                                                                      --------
                                                                        11,257
   Depreciation....................................................    (36,334)
                                                                      --------
                                                                      $(25,077)
                                                                      ========

8. COMMITMENTS AND CONTINGENCIES

  Operating leases

  The Company leases certain facilities under operating leases which contain renewal options and provide for periodic cost of living adjustments. Rental expense was $3,365,000, $3,681,000, and $5,374,000 for each of the three years in the period ended December 31, 1997, respectively.

  Future minimum rental commitments as of December 31, 1997, under noncancelable operating leases are (in thousands):

   1998................................................................. $ 6,445
   1999.................................................................   5,353
   2000.................................................................   4,439
   2001.................................................................   3,678
   2002.................................................................   2,545
   Thereafter...........................................................   8,237
                                                                         -------
                                                                         $30,697
                                                                         =======

 Legal matters

  The Company is party to legal proceedings and potential claims arising in the ordinary course of its business. In the opinion of management, the Company has adequate legal defense, reserves, or insurance coverage with respect to these matters so that the ultimate resolution will not have a material adverse effect on the Company's financial position, results of operations, or cash flows. The Company has accrued $12,011,000 and $9,563,000 at December 31, 1996 and 1997, respectively, to cover the uninsured portion of possible costs arising from these pending claims and other potential unasserted claims.

                              U.S. RENTALS, INC.

 Environmental matters

  The Company and its operations are subject to various laws and related regulations governing environmental matters. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as investigation of property damage. The Company incurs ongoing expenses associated with the removal of underground storage tanks and the performance of appropriate remediation at certain of its locations. The Company believes that such removal and remediation will not have a material adverse effect on the Company's financial position, results of operations, or cash flows.

9. STOCK OPTION PLAN

  Effective February 20, 1997, the Board of Directors of the Company adopted the 1997 Performance Award Plan under which stock options and other awards can be granted to key employees and directors at prices and terms established by the Board of Directors at the date of grant. The exercise price of all options issued during 1997 equaled the fair value of the stock on the grant date which ranged from $17.88 to $26.88. Accordingly, no compensation expense has been recognized. Options outstanding at December 31, 1997, vest ratably over periods ranging from five to ten years and expire in 2007.

  The following table summarizes the activity under the stock option plan:

                                                                     WEIGHTED
                                                         NUMBER      AVERAGE
                                                        OF SHARES EXERCISE PRICE
                                                        --------- --------------
   Shares under option:
     Outstanding at December 31, 1996..................       --      $  --
      Granted: ($17.88-$20.00)......................... 3,867,387     $19.99
      ($23.44-$26.88)..................................   206,500     $25.78
                                                        ---------
   Outstanding at December 31, 1997.................... 4,073,887     $20.29
                                                        =========

  There were no vested options outstanding and 526,113 shares were available for future grants under the stock option plan at December 31, 1997.

  For purposes of the pro forma disclosures required by SAFS 123, the estimated fair value of options is amortized to expense over the options' vesting period. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly sensitive assumptions, including the expected stock price volatility, which are subject to change from time to time. For this reason, the resulting pro forma compensation costs are not necessarily indicative of costs to be expected in future years.

  Pro forma unaudited net income, pro forma basic unaudited net income per share, and pro forma diluted unaudited net income per share in 1997, after giving effect to the Recapitalization would be $18,065,000, $.62, and $.60, respectively, if the Company had accounted for its stock options using the fair value based method of accounting established by SFAS 123. The following weighted average assumptions were used in the option pricing model to determine the fair value of the options: dividend yield of 0%, expected volatility of 32%, risk-free interest rate ranging from 5.84% to 6.61%, and expected lives ranging from 3 to 5.25 years.

                              U.S. RENTALS, INC.

10. EMPLOYEE BENEFIT PLANS

  The Company sponsors a defined contribution 401(k) retirement plan (the
Plan) which is subject to the provisions of ERISA. Under the Plan, which was implemented in 1994, the Company matches a minimum of 50% of the participants' contributions up to a specified amount as determined by the Board of Directors. Company contributions to the Plan were $246,000, $122,000, and $136,000 for each of the three years in the period ended December 31, 1997, respectively.

11. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

 Selected financial data

  The following table of quarterly financial information has been prepared from unaudited financial statements of the Company, and reflects adjustments which are, in the opinion of management, necessary for a fair presentation of the interim periods presented. The Company has determined that the one-time charge to establish the cumulative deferred tax liability as of the date of the Company's IPO associated with becoming subject to C corporation taxes should have been $7.5 million instead of $9.3 million as previously reported in Form 10-Q for the third quarter of 1997. The loss before extraordinary item and net loss presented below reflect this change.

                                               FIRST   SECOND   THIRD    FOURTH
                                              QUARTER  QUARTER QUARTER  QUARTER
                                              -------  ------- -------- --------
Year ended December 31, 1997
  Total revenues............................. $80,981  $96,434 $114,026 $133,252
  Gross profit...............................  18,108   27,277   34,915   37,400
  Income (loss) before extraordinary item.... (22,750)   8,015   10,857   10,219
  Extraordinary item.........................   1,511       --       --       --
  Net income (loss).......................... (24,261)   8,015   10,857   10,219
Year ended December 31, 1996
  Total revenues............................. $58,643  $71,172 $ 86,647 $ 89,375
  Gross profit...............................  14,262   18,292   25,244   27,818
  Net income.................................   4,205    6,835   11,596   10,448

 Price range of common stock

  The Company's common stock is traded on the New York Stock Exchange (NYSE) under the symbol USR. The following table provides the high and low closing sales prices of the common stock as reported by the NYSE for each quarter of 1997.

                                                  FIRST  SECOND   THIRD  FOURTH
                                                 QUARTER QUARTER QUARTER QUARTER
                                                 ------- ------- ------- -------
   High......................................... $20.13  $27.50  $29.31  $27.38
   Low.......................................... $17.00  $15.38  $24.25  $23.13

                                                                      EXHIBIT L

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 10-Q

(Mark One)

[X]QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES
   EXCHANGE ACT OF 1934

  For the quarterly period ended March 31, 1998

                                      or

[_]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES
   EXCHANGE ACT OF 1934

  For the transition period from       to

Commission file number 1-12623

                              U.S. RENTALS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                 94-3061974
   (STATE OF OTHER JURISDICTION OF        (I.R.S. EMPLOYER IDENTIFICATION NO.)
   INCORPORATION OR ORGANIZATION)

1581 CUMMINS DRIVE, STE. 155, MODESTO,                    95358
              CALIFORNIA                               (ZIP CODE)
    (ADDRESS OF PRINCIPAL EXECUTIVE
               OFFICES)

                                (209) 544-9000
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 month (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirement for the past 90 days.

                               Yes [X]   No [_]

  There were 30,759,975 shares of common stock, $.01 per value, outstanding at April 27, 1998.

                               U.S. RENTALS, INC.

                               TABLE OF CONTENTS

PART I: Financial Information
 Item 1. Financial Statements
  Balance Sheets--
   March 31, 1998 and December 31, 1997....................................  L-3
  Statements of Operations--
   Three months ended March 31, 1998 and 1997..............................  L-4
  Statements of Cash Flows--
   Three months ended March 31, 1998 and 1997..............................  L-5
  Statement of Changes in Stockholders' Equity--
   Three months ended March 31, 1998.......................................  L-6
  Notes to Financial Statements--
   March 31, 1998..........................................................  L-7
 Item 2. Management's Discussion and Analysis of Financial Condition and
  Results of Operations....................................................  L-9
PART II: Other Information
 Item 1. Legal Proceedings................................................. L-12
 Item 2. Changes in Securities............................................. L-12
 Item 3. Defaults Upon Senior Securities................................... L-12
 Item 4. Submission of Matters to a Vote of Security Holders............... L-12
 Item 5. Other Information................................................. L-12
 Item 6. Exhibits and Reports on Form 8-K.................................. L-12
Signatures................................................................. L-13

                               U.S. RENTALS, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                       MARCH 31,   DECEMBER 31,
                                                          1998         1997
                                                       ----------  ------------
                                                       (UNAUDITED)
                        ASSETS
Cash and cash equivalents.............................  $  6,344     $  3,104
Accounts receivable, net..............................    61,533       60,906
Inventories...........................................    17,234       17,379
Rental equipment, net.................................   441,202      390,598
Property and equipment, net...........................    83,575       78,014
Goodwill, net.........................................    25,378       23,114
Prepaid expenses and other assets.....................    14,656       12,696
                                                        --------     --------
  Total assets........................................  $649,922     $585,811
                                                        ========     ========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and other liabilities................  $ 74,744     $ 75,048
Note payable to related party.........................    21,000       17,000
Notes payable, other..................................   259,200      203,300
Deferred taxes........................................    24,769       25,077
                                                        --------     --------
  Total liabilities...................................   379,713      320,425
                                                        --------     --------
Stockholders' equity:
  Common stock, $.01 par value--authorized 100,000,000
   shares; issued and outstanding 30,759,975 shares as
   of March 31, 1998 and 30,748,975 as of December 31,
   1997...............................................       308          307
  Paid-in capital.....................................   244,461      244,211
  Retained earnings...................................    25,440       20,868
                                                        --------     --------
Total stockholders' equity............................   270,209      265,386
                                                        --------     --------
Total liabilities and stockholders' equity............  $649,922     $585,811
                                                        ========     ========

                               U.S. RENTALS, INC.

                            STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                        ----------------------
                                                           1998        1997
                                                        ----------  ----------
Revenues:
  Rental revenue......................................  $   92,641  $   65,330
  Rental equipment sales..............................      13,066       7,201
  Merchandise and new equipment sales.................      14,811       8,450
                                                        ----------  ----------
    Total revenues....................................     120,518      80,981
                                                        ----------  ----------
Cost of revenues:
  Rental equipment expense............................      22,000      17,498
  Rental equipment depreciation.......................      21,445      14,313
  Cost of rental equipment sales......................       6,288       3,385
  Cost of merchandise and new equipment sales.........      10,851       6,494
  Direct operating expense............................      33,377      21,183
                                                        ----------  ----------
    Total cost of revenues............................      93,961      62,873
                                                        ----------  ----------
    Gross profit......................................      26,557      18,108
Selling, general and administrative expense...........      11,426       7,550
Non-rental depreciation...............................       3,725       1,929
Amortization of goodwill..............................          75           3
Termination cost of deferred compensation agreements..         --       20,290
                                                        ----------  ----------
    Operating income..................................      11,331     (11,664)
Other expense, net....................................         --         (473)
Interest expense, net.................................      (3,402)     (1,553)
Related party interest (expense) income, net..........        (284)         52
                                                        ----------  ----------
    Income before income taxes and extraordinary
     item.............................................       7,645     (13,638)
Income tax expense....................................       3,073       9,112
                                                        ----------  ----------
    Income (loss) before extraordinary item...........       4,572     (22,750)
Extraordinary item, net of tax benefit of $995........         --        1,511
                                                        ----------  ----------
    Net income (loss).................................  $    4,572  $  (24,261)
                                                        ==========  ==========
Basic and diluted net income (loss) before
 extraordinary item per share.........................  $     0.15  $    (0.90)
                                                        ----------  ----------
Basic and diluted extraordinary item per share........  $      --   $    (0.06)
                                                        ----------  ----------
Basic and diluted net income (loss) per share.........  $     0.15  $    (0.96)
                                                        ----------  ----------
Basic weighted average shares outstanding.............  30,751,868  25,144,579
                                                        ==========  ==========
Diluted weighted average shares outstanding...........  31,526,109  25,144,579
                                                        ==========  ==========

                               U.S. RENTALS, INC.

                            STATEMENTS OF CASH FLOW
                                 (IN THOUSANDS)

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                          --------------------
                                                            1998       1997
                                                          ---------  ---------
                                                              (UNAUDITED)
Operating activities:
  Net income (loss)...................................... $   4,572  $ (24,261)
  Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
    Depreciation and amortization........................    25,245     16,465
    Gain on sale of equipment............................    (7,032)    (3,902)
    Principal adjustment on notes receivable.............       --        (146)
    Provision for doubtful accounts......................     2,127      1,472
    Deferred taxes.......................................      (308)     7,638
    Interest income not collected........................       --        (294)
    Interest expense not paid............................       --         495
    Loss on early extinguishment of debt.................       --       2,506
  Changes in operating assets and liabilities
    Accounts receivable..................................    (2,409)    (5,695)
    Inventories..........................................       585        147
    Prepaid expenses and other assets....................        75       (516)
    Accounts payable and other liabilities...............      (304)      (160)
                                                          ---------  ---------
Net cash provided by (used in) operating activities......    22,551     (6,251)
                                                          ---------  ---------
Investing activities:
  Acquisition of rental operations.......................    (8,070)    (1,757)
  Purchases of rental equipment..........................   (75,426)   (28,253)
  Proceeds from sale of rental equipment.................    13,066      7,201
  Purchases of property and equipment, net...............    (9,032)    (6,046)
  Funding of notes receivable, net.......................       --         221
                                                          ---------  ---------
Net cash used in investing activities....................   (79,462)   (28,634)
                                                          ---------  ---------
Financing activities:
  Proceeds from (payments on) line of credit, net........    56,000    (58,267)
  Payments on senior notes...............................       --     (92,506)
  Payments on other obligations, net.....................      (100)      (100)
  Proceeds from related party note payable...............     4,000        --
  Proceeds from issuance of common stock, net of issuance
   costs.................................................       251    185,950
  Cash retained by the Predecessor in connection with
   Recapitalization......................................       --        (998)
  Dividends paid.........................................       --      (1,905)
                                                          ---------  ---------
Net cash provided by financing activities................    60,151     32,174
                                                          ---------  ---------
Net increase (decrease) in cash..........................     3,240     (2,711)
Cash at beginning of period..............................     3,104      2,906
                                                          ---------  ---------
Cash at end of period.................................... $   6,344  $     195
                                                          =========  =========
Supplemental non-cash flow information:
  Distribution of net assets to stockholder..............            $   3,221
                                                                     =========

                               U.S. RENTALS, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                              ADDITIONAL              TOTAL
                                       COMMON  PAID-IN   RETAINED STOCKHOLDERS'
                              SHARES   STOCK   CAPITAL   EARNINGS    EQUITY
                            ---------- ------ ---------- -------- -------------
                                                (UNAUDITED)
Balance at December 31,
 1997.....................  30,748,975  $307   $244,211  $20,868    $265,386
Net income................               --         --     4,572       4,572
Stock options exercised...      11,000     1        219      --          220
Income tax benefit from
 stock options exercised..               --          31      --           31
                            ----------  ----   --------  -------    --------
Balance at March 31,
 1998.....................  30,759,975  $308   $244,461  $25,440    $270,209
                            ==========  ====   ========  =======    ========

                              U.S. RENTALS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                   (TABLES IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

1. INTRODUCTION

  The Registrant's initial public offering ("IPO") was declared effective on February 20, 1997. Prior to the IPO, the equipment rental business was operated by Ayr, Inc., a California corporation (the "Predecessor") that was treated as an S corporation under the Internal Revenue Code. The Registrant did not have any operations prior to its IPO. Prior to the closing of the IPO, the Predecessor transferred substantially all of its operating assets and associated liabilities to the Registrant in exchange for 20,748,975 shares of Common Stock of the Registrant, representing all of the Registrant's outstanding capital stock prior to the IPO. The Predecessor retained only non-operating assets and liabilities, including approximately $25.7 million of notes receivable from related parties and approximately $24.4 million of notes payable to related parties. These transactions are referred to as the "Recapitalization" in this report.

  Unless otherwise indicated, the "Company" means the Predecessor prior to the IPO and the Registrant on or after the IPO.

2. BASIS OF PRESENTATION

  The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Results of operations for the interim periods are not necessarily indicative of the results that may be expected for a full year.

3. BANK DEBT AND LONG-TERM OBLIGATIONS

  Bank debt and long-term obligations consist of the following:

                                                         MARCH 31, DECEMBER 31,
                                                           1998        1997
                                                         --------- ------------
   Notes payable:
     Revolving line of credit, interest payable monthly
      at money market rates (6.09% at March 31, 1998
      and 6.03% to 6.34% at December 31, 1997).........  $259,000    $203,000
     Notes payable related to the purchase of certain
      businesses, imputed interest averaging 7%, due
      through 1999.....................................       200         300
                                                         --------    --------
                                                          259,200     203,300
   Note payable to related party:
     Demand note payable to the majority stockholder of
      Predecessor interest at a variable rate, payable
      monthly. 5.90% at March 31, 1998 and December 31,
      1997.............................................    21,000      17,000
                                                         --------    --------
                                                         $280,200    $220,300
                                                         ========    ========

  On February 26, 1997, the Company repaid the bank notes, revolving line of credit and senior notes utilizing proceeds from its IPO. The early extinguishment of debt generated an extraordinary loss of $1,511,000 (net of income tax benefit of $995,000).

                              U.S. RENTALS, INC.

  On February 26, 1997, the Company entered into a $300,000,000 unsecured line of credit with a bank maturing no later than February 25, 2002. The Company believes it is in compliance with all covenants in the credit agreement.

4. INCOME TAXES

  Income tax expense consists of the following:

                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                            -------------------
                                                              1998      1997
                                                            --------- ---------
   One-time charge for cumulative deferred taxes as of the
    date of the IPO as if the Company had always been sub-
    ject to taxes as a C corporation....................... $     --  $   7,520
   Income tax provision for the period subsequent to the
    IPO....................................................     3,073     1,592
                                                            --------- ---------
                                                               $3,073 $   9,112
                                                            ========= =========

5. SUBSEQUENT EVENT

  On April 28, 1998, the Company completed a $252 million private placement of senior unsecured notes. The notes accrue interest at rates ranging from 6.71% to 6.93%. Interest is payable semi-annually on October 28th and April 28th.

                              U.S. RENTALS, INC.

                                MARCH 31, 1997

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FIRST QUARTER 1998 VS. FIRST QUARTER 1997

RESULTS OF OPERATIONS

  Revenues. Total revenues for the three months ended March 31, 1998 increased 48.8% to $120.5 million from $81.0 million for the same period in 1997. Rental revenue increased 41.8% to $92.6 million or 76.9% of total revenues for the three months ended March 31, 1998, as compared to $65.3 million or 80.7% of total revenues for the same period in 1997. Of the $27.3 million increase in rental revenue, $18.2 million was due primarily to 44 new locations which were added subsequent to December 31, 1996. The remaining increase of approximately $9.1 million was due to increased equipment rental fleet at existing locations. Rental revenue as a percentage of total revenue decreased due to the Company's efforts to take advantage of opportunities in the used equipment sales and merchandise and new equipment sales markets. In addition to the above, severe weather conditions along the West Coast related to El Nino have slowed construction activity which caused a less than expected rental volume. Used rental equipment sales increased 81.4% to $13.1 million or 10.8% of total revenues for the three months ended March 31, 1998 from $7.2 million or 8.9% of total revenues for the same period in 1997 due to increased customer demand, increased sales efforts across the nation and alternative financing sources for customers such as various leasing programs. Merchandise and new equipment sales increased 75.3% for the first three months ended March 31, 1998 to $14.8 million or 12.3% of total revenues as compared to $8.5 million or 10.4% of total revenues for the same period in 1997. This increase was primarily due to the increase in the related rental revenue, expansion of product line within resale showrooms, as well as a 55% increase in the number of operating locations since December 31, 1996.

  Gross Profit. Gross profit for the three months ended March 31, 1998 increased 46.7% to $26.6 million from $18.1 million for the same period in 1997 primarily due to increased rental revenue and certain economies achieved through the Company's continued investment in new equipment. Gross profit from rentals increased 46.8% to $49.2 million for the three month ended March 31, 1998 from $33.5 million for the same period in 1997 as a result of higher rental volume. Rental gross profit as a percent of rental revenue increased to 53.1% for the three months ended March 31, 1998 from 51.3% for the same period in 1997. This increase was due primarily to a 41.8% increase in rental revenue partially offset by an increase in rental equipment expense of 25.7% due to the impact of increased rental volume. Gross profit from sales of used rental equipment increased 77.6% to $6.8 million from $3.8 million for the same period in 1997 due to increased demand for used equipment, but decreased as a percent of such sales due to the mix of sales toward later model equipment. Gross profit from sales of merchandise and new equipment increased 102.5% for the three months ended March 31, 1998 as compared to the same period in 1997 due to the impact of increased rental volume on the sale of merchandise, a concerted effort to expand the product line and resale showrooms, and an increase in new equipment sales and customer volume. Gross profit on the sale of merchandise and new equipment also increased as a percentage of total revenue. Gross profit was negatively impacted by an increase in direct operating expenses for the three months ended March 31, 1998 which increased 57.6% to $33.4 million as compared to $21.2 million for the same period in 1997. The increase reflects staffing and facilities costs resulting from an increased number of rental yards and higher maintenance costs necessary to support the increased size of the rental fleet.

  Selling, General and Administrative Expense. Selling, general and administrative expense for the three months ended March 31, 1998 increased 51.3% to $11.4 million compared to $7.6 million for the same period in 1997. The increase was primarily due to higher advertising, bad debt and profit sharing expense for the three months ended March 31, 1998 as compared to the same period in 1997. As a percentage of total revenue, selling, general and administrative expense increased slightly to 9.4% for the three months ended March 31, 1998 from 9.3% for the same period in 1997. The small increase relates to efficiencies in operations and realizing certain economies of scale related to the increase in the number of locations as described above.

                              U.S. RENTALS, INC.

  Termination cost of deferred compensation agreements. Other operating expense for the three months ended March 31, 1997 consists of a one-time compensation expense related to the termination of the Predecessor's deferred incentive compensation agreements just prior to the Initial Public Offering
(IPO) in February 1997.

  Other Expense, net. Substantially all other income and expense items for the three months ended March 31, 1997 are related to investments and charitable contributions made at the direction of the majority stockholder of the Predecessor prior to the IPO. No such expense was incurred by the Company in the current quarter.

  Interest Expense, net. Interest expense increased 119.1% to $3.4 million for the three months ended March 31, 1998 from $1.6 million for the same period in 1997. The increase was primarily the result of higher average debt outstanding under the credit facility during the three months ended March 31, 1998 as compared to same period of 1997. The increase in average debt outstanding was the result of the Company's significant investment in capital expenditures.

  Income Taxes. Prior to its IPO, the Company was taxed as an S corporation for federal and state purposes. In February 1997, the Company incurred a one-time $7.5 million deferred tax charge to reflect the recognition of a deferred tax liability relating to federal and state income taxes as if the Company had been taxed as a C corporation rather than as an S corporation since inception. Subsequent to February 26, 1997, the Company's income was taxed as a C corporation at an effective rate from 40.0 TO 40.2%.

LIQUIDITY AND CAPITAL RESOURCES

  The Company received net proceeds of $186.0 million from the sale of 10,000,000 shares of its common stock on February 26, 1997. A portion of the net proceeds from the IPO was used to repay all of the senior notes and borrowings under the Company's prior credit facility. In conjunction with the IPO, the Company entered into a new credit facility which provides availability of up to $300.0 million with its existing lenders (the "Credit Facility").

  The Company has primarily used cash to purchase rental equipment and acquire and start-up rental yards. The Company historically has financed its cash requirements primarily through net cash provided by operating activities and borrowings under its Credit Facility. In addition to the Company's Credit Facility, the Company completed a $252.0 million private placement of senior unsecured notes on April 28, 1998. The Company believes that cash flow from operations, availability under its Credit Facility and the debt offering will be sufficient to support its operations, expansion and liquidity requirements for at least the next 12 months.

  For the first quarter of 1998, the Company's operating activities before changes in operating assets and liabilities provided net cash flow of $24.6 million for the three months ended March 31, 1998 as compared to $.1 million for the same period in 1997. The $24.5 million increase was primarily due to the absence of the termination cost of deferred compensation agreements which were paid during the first quarter of 1997.

  Net cash used in investing activities was $79.5 million for the three months ended March 31, 1998 as compared to $29.4 million for the same period in 1997 due to increased purchases of rental equipment, acquisition of one rental operation, and investment in property and equipment, partially offset by increased sales of used rental equipment. The increase in rental fleet relates to newly opened or acquired yards and the continued expansion of rental fleet at existing locations. Rental equipment purchases for the three months ended March 31, 1998 were $75.4 million as compared to $28.3 million for the same period in 1997.

  Net cash provided by financing activities was $60.1 million for the three months ended March 31, 1998 as compared to $32.2 million for the same period in 1997. The principal causes for the variation between periods

                              U.S. RENTALS, INC.

was the receipt of the net proceeds on borrowings under the Company's Credit Facility and proceeds from a note payable to a related party.

 Certain Risk Factors That May Impact Future Operating Results

  Statements in this report may contain forward-looking statements that represent the Company's expectations or beliefs concerning future events, including but not limited to the sufficiency of the Company's cash to meet expected capital expenditures and interest expense.

  The Company cautions that these statements are qualified by important factors that could cause actual results to differ from those in the forward-looking statements: The Company's ability to acquire or start more rental yards and the timing, pricing and related costs of the acquisitions and openings, the effective integration of the acquired business and new yards, variations in seasonal rental patterns principally due to the effect of weather on construction activity, increased competition due to larger companies expanding into previously less competitive markets, the cyclical nature of the equipment rental industry, the timing and financing of capital expenditures for fleet expansions, and general economic conditions in the Company's markets including the possible impact of interest rate fluctuations. In addition, the market price of the Company's common stock could be subject to significant variation due to fluctuations in the Company's operating results, changes in earnings estimates by securities analysts and other factors.

  Fluctuations in Quarterly Operating Results. The Company has experienced fluctuations in operating results in interim periods in certain geographic regions due to seasonality. Weather conditions, such as El Nino, sometimes affect quarterly revenues. As a result, the Company may not learn of revenue shortfalls until late in the quarter. The Company's operating expenses are based in part on its expectations for future revenues and are relatively fixed in the short term. Any revenue shortfall below expectations could have an immediate and significant adverse effect on results of operations.

                               U.S. RENTALS, INC.

                                 MARCH 31, 1998

                           PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

  None.

ITEM 2. CHANGES IN SECURITIES

  None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

  None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

  None.

ITEM 5. OTHER INFORMATION

  None.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

  The Company did not file any reports on Form 8-K during the quarter ended March 31, 1998.

 10.1 Amended revolving note payable to Richard D. Colburn.
 10.2 Private placement of senior unsecured notes.
 27.1 Financial data schedule.

                               U.S. RENTALS, INC.

                                 MARCH 31, 1998

                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                   U.S. Rentals, Inc.
                                                      (Registrant)

Date: April 30 , 1998

                                                  /s/ John S. McKinney
                                          By: _________________________________
                                                    John S. McKinney
                                                     Vice President
                                                 Chief Financial Officer

                                                                      EXHIBIT M

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                AMENDMENT NO. 1

                                      TO

                                   FORM 10-Q
(MARK ONE)
[X]QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
   ACT OF 1934

  FOR THE FISCAL YEAR ENDED JUNE 30, 1998

                                      OR

[_]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
   EXCHANGE ACT OF 1934

  FOR THE TRANSITION PERIOD FROM         TO

                        COMMISSION FILE NUMBER: 1-12623

                               ----------------

                              U.S. RENTALS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         DELAWARE                              94-3061974
               (STATE OR OTHER JURISDICTION                 (I.R.S. EMPLOYER
             OF INCORPORATION OR ORGANIZATION)            IDENTIFICATION NO.)
     1501 CUMMINS DRIVE, STE. 155, MODESTO, CALIFORNIA           95358
         (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)              (ZIP CODE)

                                (209) 544-9000
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE )

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 month (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirement for the past 90 days. Yes [X] No [_]

  There were 30,774,975 shares of common stock, $.01 par value, outstanding at August 1, 1998.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               TABLE OF CONTENTS

PART I: Financial Information

    ITEM 1. Financial Statements
            Balance Sheets--June 30, 1998 and December 31, 1997.........   M-3
            Statements of Operations--Three and six months ended June
            30, 1998 and 1997...........................................   M-4
            Statements of Cash Flows--Three and six months ended June
            30, 1998 and 1997...........................................   M-5
            Statement of Changes in Stockholders' Equity--Three and six
             months ended June 30, 1998.................................   M-6
            Notes to Financial Statements--June 30, 1998................   M-7
    ITEM 2. Management's Discussion and Analysis of Financial Condition
             and Results of Operations..................................   M-9

PART II: Other Information

    ITEM 1. Legal Proceedings...........................................  M-13
    ITEM 2. Changes in Securities.......................................  M-13
    ITEM 3. Defaults Upon Senior Securities.............................  M-13
    ITEM 4. Submission of Matters to a Vote of Security Holders.........  M-13
    ITEM 5. Other Information...........................................  M-13
    ITEM 6. Exhibits and Reports on Form 8-K............................  M-13
 Signatures.............................................................. M-14

                               U.S. RENTALS, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                        JUNE 30,   DECEMBER 31,
                                                          1998         1997
                                                       ----------- ------------
                                                       (UNAUDITED)
                        ASSETS
                        ------
Cash and cash equivalents.............................  $ 22,510     $  3,104
Accounts receivable, net..............................    74,124       60,906
Inventories...........................................    19,040       17,379
Rental equipment, net.................................   521,696      390,598
Property and equipment, net...........................    93,130       78,014
Goodwill, net.........................................    26,398       23,114
Prepaid expenses and other assets.....................    12,167       12,696
                                                        --------     --------
    Total assets......................................  $769,065     $585,811
                                                        ========     ========
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
Accounts payable and other liabilities................  $ 78,264     $ 75,048
Note payable to related party.........................    21,500       17,000
Notes payable, other..................................   357,100      203,300
Deferred taxes........................................    29,732       25,077
                                                        --------     --------
    Total liabilities.................................   486,596      320,425
                                                        --------     --------
Stockholders' equity:
  Common stock, $.01 par value--authorized 100,000,000
   shares; issued and
   outstanding 30,774,975 shares as of June 30, 1998
   and 30,748,975 as of
   December 31, 1997..................................       308          307
  Paid-in capital.....................................   244,830      244,211
  Retained earnings...................................    37,331       20,868
                                                        --------     --------
    Total stockholders' equity........................   282,469      265,386
                                                        --------     --------
    Total liabilities and stockholders' equity........  $769,065     $585,811
                                                        ========     ========

                               U.S. RENTALS, INC.

                            STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

                                 THREE MONTHS ENDED       SIX MONTHS ENDED
                                      JUNE 30,                JUNE 30,
                                ----------------------  ----------------------
                                   1998        1997        1998        1997
                                ----------  ----------  ----------  ----------
Revenues:
  Rental revenue..............  $  114,806  $   77,109  $  207,447  $  142,439
  Rental equipment sales......      18,489       9,274      31,555      16,475
  Merchandise and new equip-
   ment sales.................      17,547      10,051      32,358      18,501
                                ----------  ----------  ----------  ----------
    Total revenues............     150,842      96,434     271,360     177,415
                                ----------  ----------  ----------  ----------
Cost of revenues:
  Rental equipment expense....      24,016      18,678      46,016      36,176
  Rental equipment deprecia-
   tion.......................      24,534      15,708      45,979      30,021
  Cost of rental equipment
   sales......................       9,610       4,631      15,898       8,016
  Cost of merchandise and new
   equipment sales............      12,080       7,442      22,931      13,936
  Direct operating expense....      31,517      22,698      64,894      43,881
                                ----------  ----------  ----------  ----------
    Total cost of revenues....     101,757      69,157     195,718     132,030
                                ----------  ----------  ----------  ----------
    Gross profit..............      49,085      27,277      75,642      45,385
Selling, general and adminis-
 trative expense..............      20,124      10,427      31,550      17,977
Non-rental depreciation.......       3,766       2,724       7,491       4,654
Amortization of goodwill......         109          41         184          44
Termination cost of deferred
 compensation agreements......         --          --          --       20,290
                                ----------  ----------  ----------  ----------
    Operating income..........      25,086      14,085      36,417       2,420
Other expense, net............         --          --          --         (473)
Related party interest ex-
 pense, net...................        (310)       (223)       (594)       (171)
Interest expense, net.........      (4,891)       (504)     (8,293)     (2,057)
                                ----------  ----------  ----------  ----------
    Income (loss) before in-
     come taxes and
     extraordinary item.......      19,885      13,358      27,530        (281)
Income tax expense............       7,994       5,343      11,067      14,455
                                ----------  ----------  ----------  ----------
    Income (loss) before ex-
     traordinary item.........      11,891       8,015      16,463     (14,736)
Extraordinary item, net of tax
 benefit of $995..............         --          --          --        1,511
                                ----------  ----------  ----------  ----------
    Net income (loss).........  $   11,891  $    8,015  $   16,463  $  (16,247)
                                ==========  ==========  ==========  ==========
Basic net income (loss) before
 extraordinary item per
 share........................  $     0.39  $     0.26  $     0.54  $    (0.53)
                                ----------  ----------  ----------  ----------
Diluted net income (loss) be-
 fore extraordinary item per
 share........................  $     0.37  $     0.26  $     0.52  $    (0.52)
                                ----------  ----------  ----------  ----------
Basic and diluted extraordi-
 nary item per share..........  $      --   $      --   $      --   $    (0.05)
                                ----------  ----------  ----------  ----------
Basic net income (loss) per
 share........................  $     0.39  $     0.26  $     0.54  $    (0.58)
                                ----------  ----------  ----------  ----------
Diluted net income (loss) per
 share........................  $     0.37  $     0.26  $     0.52  $    (0.57)
                                ----------  ----------  ----------  ----------
Basic weighted average shares
 outstanding..................  30,768,502  30,748,975  30,760,301  27,946,777
                                ==========  ==========  ==========  ==========
Diluted weighted average
 shares outstanding...........  32,245,254  30,975,435  31,920,944  28,537,859
                                ==========  ==========  ==========  ==========

                               U.S. RENTALS, INC.

                            STATEMENTS OF CASH FLOW
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                     THREE MONTHS ENDED    SIX MONTHS ENDED
                                          JUNE 30,             JUNE 30,
                                     -------------------  --------------------
                                       1998       1997      1998       1997
                                     ---------  --------  ---------  ---------
Operating activities:
  Net income (loss)................. $  11,891  $  8,015  $  16,463  $ (16,247)
  Adjustments to reconcile net in-
   come (loss) to net cash
   provided by operating activities:
    Depreciation and amortization...    28,409    18,082     53,654     34,547
    Gain on sale of equipment.......    (9,249)   (5,104)   (16,281)    (9,006)
    Principal adjustment on notes
     receivable.....................       --        --         --        (146)
    Provision for doubtful ac-
     counts.........................     3,015     1,764      5,142      3,236
    Deferred taxes..................     4,963     1,742      4,655      9,380
    Interest income not collected...       --        --         --        (294)
    Interest expense not paid.......       --        --         --         495
    Loss on early extinguishment of
     debt...........................       --        --         --       2,506
  Changes in operating assets and
   liabilities accounts
   receivable.......................   (15,561)   (9,117)   (17,970)   (14,812)
    Inventories.....................    (1,782)   (1,546)    (1,197)    (1,399)
    Prepaid expenses and other as-
     sets...........................     3,027     1,068      3,102        552
    Accounts payable and other lia-
     bilities.......................     1,446     9,286      1,142      9,127
                                     ---------  --------  ---------  ---------
Net cash provided by operating
 activities.........................    26,159    24,190     48,710     17,939
                                     ---------  --------  ---------  ---------
Investing activities:
  Acquisition of rental operations..    (1,274)  (20,919)    (9,344)   (22,676)
  Purchases of rental equipment.....  (114,387)  (64,258)  (189,813)   (92,511)
  Proceeds from sale of rental
   equipment........................    18,489     9,274     31,555     16,475
  Purchases of property and
   equipment, net...................   (11,590)  (11,127)   (20,622)   (17,173)
  Funding of notes receivable, net..       --         32        --         253
                                     ---------  --------  ---------  ---------
  Net cash used in investing activi-
   ties.............................  (108,762)  (86,998)  (188,224)  (115,632)
                                     ---------  --------  ---------  ---------
Financing activities:
  Proceeds from (payments on) line
   of credit, net...................  (154,000)   45,000    (98,000)   (13,267)
  Proceeds from (payments) on senior
   notes............................   252,000       --     252,000    (92,506)
  Payments on other obligations.....      (100)     (100)      (200)      (200)
  Proceeds from related party note..       500    18,000      4,500     18,000
  Proceeds from issuance of common
   stock, net of issuance costs.....       369       --         620    185,950
  Cash retained by the predecessor
   in connection with
   Recapitalization.................       --        --         --        (998)
  Dividends paid....................       --        --         --      (1,905)
                                     ---------  --------  ---------  ---------
Net cash provided by financing
 activities.........................    98,769    62,900    158,920     95,074
                                     ---------  --------  ---------  ---------
Net increase (decrease) in cash.....    16,166        92     19,406     (2,619)
Cash at beginning of period.........     6,344       195      3,104      2,906
                                     ---------  --------  ---------  ---------
Cash at end of period............... $  22,510  $    287  $  22,510  $     287
                                     =========  ========  =========  =========
Supplemental non-cash flow
 information:
  Distribution of net assets to
   stockholder in connection with
   the IPO..........................                                 $   3,221
                                                                     =========

                               U.S. RENTALS, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                              ADDITIONAL              TOTAL
                                       COMMON  PAID-IN   RETAINED STOCKHOLDERS'
                              SHARES   STOCK   CAPITAL   EARNINGS    EQUITY
                            ---------- ------ ---------- -------- -------------
Balance at December 31,
 1997.....................  30,748,975  $307   $244,211  $20,868    $265,386
Net income................         --    --         --    16,463      16,463
Stock options exercised...      26,000     1        520      --          521
Income tax benefit from
 stock options exercised..         --    --          99      --           99
                            ----------  ----   --------  -------    --------
Balance at June 30, 1998..  30,774,975  $308   $244,830  $37,331    $282,469
                            ==========  ====   ========  =======    ========

                              U.S. RENTALS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                             (TABLES IN THOUSANDS)
                                  (UNAUDITED)

1. INTRODUCTION

  The Registrant's initial public offering ("IPO") was declared effective on February 20, 1997. Prior to the IPO, the equipment rental business was operated by Ayr, Inc., a California corporation (the "Predecessor") that was treated as an S corporation under the Internal Revenue Code. The Registrant did not have any operations prior to its IPO. Prior to the closing of the IPO, the Predecessor transferred substantially all of its operating assets and associated liabilities to the Registrant in exchange for 20,748,975 shares of Common Stock of the Registrant, representing all of the Registrant's outstanding capital stock prior to the IPO. The Predecessor retained only non-operating assets and liabilities, including approximately $25.7 million of notes receivable from related parties and approximately $24.4 million of notes payable to related parties. These transactions are referred to as the "Recapitalization" in this report.

  Unless otherwise indicated, the "Company" means the Predecessor prior to the IPO and the Registrant on or after the IPO.

2. BASIS OF PRESENTATION

  The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Results of operations for the interim periods are not necessarily indicative of the results that may be expected for a full year.

3. BANK DEBT AND LONG-TERM OBLIGATIONS

  Bank debt and long-term obligations consist of the following:

                                                         JUNE 30, DECEMBER 31,
                                                           1998       1997
                                                         -------- ------------
Notes payable:
  Senior notes payable to various parties, interest pay-
   able semi-annually ranging from 6.71% to 6.93%, due
   2006 to 2010......................................... $252,000   $    --
  Revolving line of credit, interest payable monthly at
   money market rates (6.08% to 6.14% at June 30, 1998
   and 6.03% to 6.34% at December 31, 1997).............  105,000    203,000
  Notes payable related to the purchase of certain busi-
   nesses, imputed interest
   averaging 7%, due through 1999.......................      100        300
                                                         --------   --------
                                                          357,100    203,300
Note payable to related party:
  Demand note payable to majority stockholder of Prede-
   cessor interest at a
   variable rate, payable monthly, 5.9% at June 30, 1998
   and December 31,
   1997.................................................   21,500     17,000
                                                         --------   --------
                                                         $378,600   $220,300
                                                         ========   ========

  On February 26, 1997, the Company repaid the bank notes, the old revolving line of credit and senior notes utilizing proceeds from its IPO. The early extinguishment of debt generated an extraordinary loss of $1.5 million (net of income tax benefit of $995,000).

                              U.S. RENTALS, INC.

  On February 26, 1997, the Company entered into a $300.0 million unsecured line of credit with a bank maturing no later than February 25, 2002. The Company believes it is in compliance with all covenants in the credit agreement.

  On April 28, 1998, the Company completed a $252.0 million private placement of senior unsecured notes. The Company believes it is in compliance with all covenants in the senior note agreement.

4. INCOME TAXES

  Income tax expense consists of the following:

                                                                  SIX MONTHS
                                                                ENDED JUNE 30,
                                                                ---------------
                                                                 1998    1997
                                                                ------- -------
One-time charge for cumulative deferred taxes as of the date of the IPO as if the Company had always been subject to taxes
 as a C corporation...........................................  $   --  $ 7,520
Income tax provision for the period subsequent to the IPO.....   11,067   6,935
                                                                ------- -------
                                                                $11,067 $14,455
                                                                ======= =======

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SECOND QUARTER 1998 VS. SECOND QUARTER 1997

 Results Of Operations

  Revenues. Total revenues for the three months ended June 30, 1998 increased 56.4% to $150.8 million from $96.4 million for the same period in 1997. Rental revenue increased 48.9% to $114.8 million or 76.1% of total revenues for the three months ended June 30, 1998, as compared to $77.1 million or 80.0% of total revenues for the same period in 1997. Of the $37.7 million increase in rental revenue, $24.7 million was due primarily to 46 new locations that were added subsequent to March 31, 1997. The remaining increase of approximately $13.0 million was due to increased equipment rental fleet at existing locations and rental volume. Rental revenue as a percentage of total revenue decreased due to the Company's efforts to take advantage of opportunities in the used equipment sales and merchandise and new equipment sales markets. Used rental equipment sales increased 99.4% to $18.5 million or 12.3% of total revenues for the three months ended June 30, 1998 from $9.3 million or 9.6% of total revenues for the same period in 1997 due to increased customer demand, increased sales efforts across the nation, alternative financing sources for customers and additional locations. Merchandise and new equipment sales increased 74.6% for the three months ended June 30, 1998 to $17.5 million or 11.6% of total revenues as compared to $10.1 million or 10.4% of total revenues for the same period in 1997. This increase was primarily due to the increase in the related rental revenue, expansion of product lines within resale showrooms, as well as a 57% increase in the number of operating locations since March 31, 1997.

  Gross Profit. Gross profit for the three months ended June 30, 1998 increased 80.0% to $49.1 million from $27.3 million for the same period in 1997 primarily due to increased rental revenue and certain economies achieved through the Company's continued investment in new equipment. Gross profit from rentals increased 55.1% to $66.3 million for the three months ended June 30, 1998 from $42.7 million for the same period in 1997 as a result of higher rental volume. Rental gross profit as a percent of rental revenue increased to 57.7% for the three months ended June 30, 1998 from 55.4% for the same period in 1997. This increase was due primarily to a 48.9% increase in rental revenue partially offset by an increase in rental equipment expense of 28.6% due to the impact of increased rental volume. Gross profit from sales of used rental equipment increased 91.2% to $8.9 million from $4.6 million for the same period in 1997 due to increased demand for used equipment, but continued to decrease as a percent of such sales due to the mix of sales toward later model equipment. Gross profit from sales of merchandise and new equipment increased 109.5% for the three months ended June 30, 1998 as compared to the same period in 1997 due to the impact of increased rental volume on the sale of merchandise, a concerted effort to expand product lines and an increase in new equipment sales and customer volume. Gross profit on the sale of merchandise and new equipment also increased as a percentage of total revenue. Direct operating expenses for the three months ended June 30, 1998 increased 38.9% to $31.5 million as compared to $22.7 million for the same period in 1997. However, as a percentage of total revenue, direct operating expenses for the three month period decreased to 20.9% compared to 23.5% for the same period in 1997. The decrease reflects certain economies achieved as a result of higher rental volume and increased utilization.

  Selling, General and Administrative Expense. Selling, general and administrative expense for the three months ended June 30, 1998 increased 93.0% to $20.1 million compared to $10.4 million for the same period in 1997. The increase was primarily due to higher profit sharing expense, and to a lessor extent, higher bad debt and credit and collection expenses for the three months ended June 30, 1998 as compared to the same period in 1997. These expenses are directly related to the increase in profitability and revenue volume.

  Interest Expense, net. Interest expense increased 870.4% to $4.9 million for the three months ended June 30, 1998 from $.5 million for the same period in 1997. The increase was primarily due to a $252.0 million private placement of senior unsecured notes in April 1998 and higher average debt outstanding under the credit facility during the three months ended June 30, 1998 as compared to same period of 1997. The increase in average debt outstanding was the result of the Company's significant capital expenditures.

  Income Taxes. For the three months ended June 30, 1998 the Company's income was taxed at an effective rate of 40.2% compared to 40.0% for the same period in 1997.

SIX MONTHS 1998 VS. SIX MONTHS 1997

 Results Of Operations

  Revenues. Total revenues for the first six months of 1998 increased 53.0% to $271.4 million from $177.4 million for the same period in 1997. Rental revenue increased 45.6% to $207.4 million or 76.4% of total revenues for the first six months of 1998, as compared to $142.4 million or 80.3% of total revenues for the same period in 1997. Of the $65.0 million increase in rental revenue, $47.6 million was due primarily to 39 new locations that were added subsequent to June 30, 1997. The remaining increase of approximately $17.4 million was due to increased equipment rental fleet at existing locations and rental volume. Rental revenue as a percentage of total revenue decreased due to the Company's efforts to take advantage of opportunities in the used equipment sales and merchandise and new equipment sales markets. In addition to the above, severe weather conditions along the West Coast related to El Nino, slowed construction activity resulting in lower than expected rental volume during the first quarter of 1998. Used rental equipment sales increased 91.5% to $31.6 million or 11.6% of total revenues for the first six months of 1998 from $16.5 million or 9.3% of total revenues for the same period in 1997. This increase was due to continued customer demand, increased sales efforts across the nation and alternative financing sources for customers. Merchandise and new equipment sales increased 74.9% for the first six months of 1998 to $32.4 million or 11.9% of total revenues as compared to $18.5 million or 10.4% of total revenues for the same period in 1997. This increase was primarily due to the increase in the related rental revenue, expansion of product lines within resale showrooms, as well as a 44% increase in the number of operating locations since June 30, 1997.

  Gross Profit. Gross profit for the first six months of 1998 increased 66.7% to $75.6 million from $45.4 million for the same period in 1997 primarily due to increased rental revenue and certain economies achieved through the Company's continued investment in new equipment. Gross profit from rentals increased 51.4% to $115.5 million for the first six months of 1998 from $76.2 million for the same period in 1997 as a result of higher rental volume. Rental gross profit as a percent of rental revenue increased to 55.7% for the first six months of 1998 from 53.5% for the same period in 1997. This increase was due primarily to a 45.6% increase in rental revenue partially offset by an increase in rental equipment expense of 27.2% due to the impact of increased rental volume. Gross profit from sales of used rental equipment increased 85.1% to $15.7 million from $8.5 million for the same period in 1997 due to increased demand for used equipment, but continued to decrease as a percent of such sales due to the mix of sales toward later model equipment. Gross profit from sales of merchandise and new equipment increased 106.5% for the first six months of 1998 as compared to the same period in 1997 due to the impact of increased rental volume on the sale of merchandise, a concerted effort to expand product lines and an increase in new equipment sales and customer volume. Gross profit on the sale of merchandise and new equipment also increased as a percentage of total revenue. Total gross profit was negatively impacted by an increase in direct operating expenses for the first six months of 1998 of 47.9% to $64.9 million as compared to $43.9 million for the same period in 1997. The increase reflects staffing and facilities costs resulting from an increased number of rental yards and higher maintenance costs necessary to support the increased size of the rental fleet and an increase in rental volume. As a percentage of total revenue, direct operating expenses decreased slightly to 23.9% in the first six months of 1998 from 24.7% for the same period in 1997. The decrease was primarily due to the maturation of new locations and the related rise in revenues.

  Selling, General and Administrative Expense. Selling, general and administrative expense for the first six months of 1998 increased 75.5% to $31.6 million compared to $18.0 million for the same period in 1997. The increase was primarily due to higher profit sharing expense, bad debt and credit and collection expenses for the first six months of 1998 as compared to the same period in 1997. These expenses are directly related to the increase in profitability and revenue volume.

  Termination Cost of Deferred Compensation Agreements. Other operating expense for the first six months of 1997 consists of a one-time compensation expense related to the termination of the Predecessor's deferred incentive compensation agreements just prior to the IPO in February 1997.

  Interest Expense, net. Interest expense increased 303.2% to $8.3 million for the first six months of 1998 from $2.1 million for the same period in 1997. The increase was primarily due to a $252.0 million private placement of senior unsecured notes in April 1998 and higher average debt outstanding under the credit facility during the first six months of 1998 as compared to the same period of 1997. The increase in average debt outstanding was the result of the Company's significant investment in capital expenditures.

  Income Taxes. Prior to its IPO, the Company was taxed as an S corporation for federal and state purposes. Upon the IPO, the Company recorded a $7.5 million one-time charge for cumulative deferred tax liabilities. For the first six months of 1998 the Company's income was taxed at an effective rate of 40.2% compared to 40.0% for the period from February 26, 1997 to June 30, 1997.

LIQUIDITY AND CAPITAL RESOURCES

  In conjunction with the IPO, the Company entered into a new credit facility that provides availability of up to $300.0 million with its existing lenders (the "Credit Facility") of which $195.0 million was available at June 30, 1998.

  The Company has primarily used cash to purchase rental equipment as well as acquire and start up new rental yards. The Company historically has financed its cash requirements primarily through net cash provided by operating activities and borrowings under its Credit Facility. In addition to the Company's Credit Facility, the Company completed a $252.0 million private placement of senior unsecured notes on April 28, 1998. The Company believes that cash flow from operations and availability under its Credit Facility will be sufficient to support its operations, expansion and liquidity requirements for at least the next 12 months.

  For the first six months of 1998, the Company's operating activities before changes in operating assets and liabilities provided net cash flow of $63.6 million as compared to $24.5 million for the same period in 1997. The $39.1 million increase was primarily due to increased operating income (exclusive of depreciation and amortization expenses, gains on sale of rental equipment and the deferred compensation agreement termination costs) of $25.4 million. The $25.4 million increase in operating income was due to higher revenues associated with increased investment in rental equipment, increases in the number of locations, and enhanced focus on merchandise and new equipment sales.

  Net cash used in investing activities was $188.2 million for the first six months of 1998 as compared to $115.6 million for the same period in 1997. This increase was primarily due to the continued investment in rental equipment, purchase of non-rental property and equipment, partially offset by increased sales of used rental equipment. The increase in rental fleet relates to newly opened or acquired yards and the continued expansion of rental fleet at existing locations. Rental equipment purchases for the first six months of 1998 were $189.8 million as compared to $92.5 million for the same period in 1997.

  Net cash provided by financing activities was $158.9 million for the first six months of June 1998 as compared to $95.1 million for the same period in 1997. The principal cause for the variation between periods was the receipt of the net proceeds from the $252.0 million private placement of Senior unsecured notes which were then used in part to pay borrowings under the Credit Facility.

  U.S. Rentals believes that its management information systems are year 2000 compliant. At minimal cost over the past two years the Company has upgraded its proprietary systems and the Company's software vendors have advised the Company that the systems provided by them are year 2000 compliant. U.S. Rentals does not believe that year 2000 will have a material adverse effect on its business relationships with its suppliers or customers, or have a material adverse effect on its business, results of operations or financial condition.

CERTAIN RISK FACTORS THAT MAY IMPACT FUTURE OPERATING RESULTS

  Statements in this report may contain forward-looking statements that represent the Company's expectations or beliefs concerning the continued sufficiency of the Company's cash to meet expected capital expenditures and interest expense and the likelihood of completing the previously announced agreement to merge with United Rentals, Inc.

  The Company cautions that these statements are qualified by important factors that could cause actual results to differ from those in the forward-looking statements: the Company's ability to acquire or start more rental yards and the timing, pricing and related costs of the acquisitions and openings, the effective integration of the acquired businesses and new yards, variations in seasonal rental patterns principally due to the effect of weather on construction activity, increased competition due to larger companies expanding into previously less competitive markets, the cyclical nature of the equipment rental industry, the timing and financing of capital expenditures for fleet expansions, and general economic conditions in the Company's markets including the possible impact of interest rate fluctuations. In addition, the market price of the Company's common stock could be subject to significant variation due to fluctuations in the Company's operating results, changes in earnings estimates by securities analysts and other factors, including the announcement of an agreement by the Company to merge with United Rentals, Inc. Although the Company expects the merger will be completed in the third quarter of 1998, there can be no assurance the merger will be completed in the third quarter or at all.

  Fluctuations in Quarterly Operating Results. The Company has experienced fluctuations in operating results in interim periods in certain geographic regions due to seasonality. Weather conditions, such as El Nino, sometimes affect quarterly revenues. As a result, the Company may not learn of revenue shortfalls until late in the quarter. The Company's operating expenses are based in part on its expectations for future revenues and are relatively fixed in the short term. Any revenue shortfall below expectations could have an immediate and significant adverse effect on results of operations.

                          PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

  None.

ITEM 2. CHANGES IN SECURITIES

  None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

  None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

  The Annual Meeting of Stockholders was held on May 7, 1998, at which all six Directors were re-elected to the Board, one new Director was elected to the Board, and the appointment of Price Waterhouse LLP as the Company's independent accountants for the fiscal year 1998 was ratified. No other matters were presented at the meeting. The number of shares of the Company's Common Stock present at the meeting, by proxy or in person, collectively represented 94.7% of the voting interest of all shares of stock outstanding and eligible to vote at the Annual Meeting.

  The holders of the Common Stock elected all Directors as follows:

                                                                         VOTES
     NOMINEES                                               VOTES FOR  WITHHELD
     --------                                               ---------- ---------
     Richard D. Colburn.................................... 27,792,973 2,967,002
     William F. Berry...................................... 28,459,405 2,300,570
     John S. McKinney...................................... 28,459,405 2,300,570
     James P. Miscoll...................................... 28,459,405 2,300,570
     Robert D. Paulson..................................... 28,459,405 2,300,570
     Keith W. Renken....................................... 28,459,405 2,300,570
     Jeremiah H. B. Kean................................... 28,459,405 2,300,570

  The votes cast for the ratification of the appointment of Price Waterhouse LLP as the Company's accountants were as follows: 29,127,460 for, 4,825 withheld and 4,045 abstained.

ITEM 5. OTHER INFORMATION

  None.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

  (a) Exhibits

     10.1* Amended revolving note payable to Richard D. Colburn.
     27.1* Financial data schedule.

--------
* Previously filed under 10Q (1-12623) for the quarter ended June 30, 1998.

  (b) Reports on 8-K

  1) The Company filed a Current Report on Form 8-K, dated June 15, 1998, announcing the signing of an Agreement and Plan of Merger to merge U.S. Rentals, Inc. with United Rentals, Inc. In connection with the merger, each outstanding share of common stock of U.S. Rentals, Inc. will be converted into the right to receive 0.9625 of a share of common stock of United Rentals, Inc.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned thereunto duly authorized.

                                          U.S. RENTALS, INC.
                                          (Registrant)

Date: August 24, 1998                             /s/ John S. McKinney
                                          By: _________________________________
                                                      John S. McKinney
                                                       Vice President
                                                  Chief Financial Officer

                                EXPLANATORY NOTE

  This amendment no. 1 to the Company's report on Form 10-Q for its quarter ended June 30, 1998, is being filed to add information with regards to Year 2000 issues under Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Certificate of Incorporation (the "Certificate") of United Rentals, Inc. (the "Company" or the "Registrant") provides that a director will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the "Delaware Law"), which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Law is subsequently amended to permit further limitation of the personal liability of directors, the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the Delaware Law as amended.

  The Registrant, as a Delaware corporation, is empowered by Section 145 of the Delaware Law, subject to the procedures and limitation stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Company has entered into indemnification agreements with each of its directors and officers. In general, these agreements require the Company to indemnify each of such persons against expenses, judgments, fines, settlements and other liabilities incurred in connection with any proceeding (including a derivative action) to which such person may be made a party by reason of the fact that such person is or was a director, officer or employee of the Company or guaranteed any obligations of the Company, provided that the right of an indemnitee to receive indemnification is subject to the following limitations: (i) an indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful and (ii) in the case of a derivative action, an indemnitee is not entitled to indemnification in the event that he is judged in a final non-appealable decision of a court of competent jurisdiction to be liable to the Company due to willful misconduct in the performance of his duties to the Company (unless and only to the extent that the court determines that the indemnitee is fairly and reasonably entitled to indemnification).

  Pursuant to Section 145 of the Delaware Law, the Registrant has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such. The Registrant has entered into indemnification agreements with certain members of its management in the form filed as an exhibit to this registration statement.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
 2*      Amended and Restated Agreement and Plan of Merger, dated as of August
         31, 1998, among U.S. Rentals, Inc., United Rentals, Inc. and UR
         Acquisition Corporation (included as Exhibit A to the Joint Proxy
         Statement/Prospectus forming part of this Registration Statement)
 3.1     Amended and Restated Certificate of Incorporation of United Rentals,
         Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 1998)
 3.2     By-laws of United Rentals, Inc. (incorporated by reference to Exhibit
         3.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998)
 4       Form of certificate representing United Rentals Common Stock
         (incorporated by reference to Exhibit 4 to the Registrant's
         Registration Statement on Form S-1 (No. 333-39117))
 5*      Opinion of Weil, Gotshal & Manges LLP with respect to the legality of the United Rentals Common Stock being registered
 8.1*    Opinion of Weil, Gotshal & Manges LLP with respect to certain United
         States federal income tax matters
 8.2*    Opinion of O'Melveny & Meyers LLP with respect to certain United
         States federal income tax matters
 9.1*    Voting Agreement dated June 15, 1998 among U.S. Rentals, Inc., Bradley
         S. Jacobs, Bradley Jacobs LLC and Bradley Jacobs (1997) LLC (included as Exhibit C to the Joint Proxy Statement/Prospectus forming part of this Registration Statement)
 9.2*    Voting Agreement dated June 15, 1988 between United Rentals, Inc. and
         Richard D. Colburn (included as Exhibit B to the Joint Proxy
         Statement/Prospectus forming part of this Registration Statement)

 10(a)   The following agreements (i) Second Amended and Restated Credit
         Agreement dated as of March 30, 1998, between United Rentals (North
         America), Inc., various financial institutions, Bank of America
         Canada, as Canadian agent, and Bank of America National Trust and
         Savings Association, as U.S. agent (incorporated by reference to Exhibit 10.1 to the Registrant's Report on Form 10-Q for the quarterly period ended March 31, 1998), (ii) Third Amended and Restated Credit
         Agreement dated as of May 12, 1998, between United Rentals (North
         America), Inc., various financial institutions, Bank of America
         Canada, as Canadian agent, and Bank of America National Trust and
         Savings Association, as U.S. agent (incorporated by reference to United Rentals (North America), Inc.'s Registration Statement on Form
         S-4 (No. 333-60467)) and (iii) First Amendment to Third Amended and
         Restated Credit Agreement dated as of July 10, 1998 (incorporated by reference to United Rentals (North America), Inc.'s Registration
         Statement on Form S-4 (No. 333-60467))
 10(b) 1997 Stock Option Plan (incorporated by reference to the correspondingly numbered exhibit of the Registrant's Registration
         Statement on Form S-1, Registration No. 333-39117)
 10(c) Form of Warrant Agreement (incorporated by reference to the correspondingly numbered exhibit of the Registrant's Registration
         Statement on Form S-1, Registration No. 333-39117)
 10(d) Form of Private Placement Purchase Agreement entered into by certain officers in connection with purchasing shares and warrants from the Registrant, together with the form of Amendment No. 1 thereto (the
         Private Placement Purchase Agreement is incorporated by reference to the correspondingly numbered exhibit of the Registrant's Registration
         Statement on Form S-1, Registration No. 333-39117; and Amendment No. 1 is incorporated by reference to Exhibit 10.2 to the Registrant's
         Report on Form 10-Q for the quarterly period ended March 31, 1998)
 10(e)   Form of Subscription Agreement for September 1997 Private Placement
         (incorporated by reference to the correspondingly numbered exhibit of the Registrant's Registration Statement on Form S-1, Registration No.
         333-39117)

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
 10(f)   Form of Indemnification Agreement for Officers and Directors
         (incorporated by reference to the correspondingly numbered exhibit of the Registrant's Registration Statement on Form S-1, Registration No.
         333-39117)
 10(g)   Employment Agreement with Bradley S. Jacobs, dated as of September 19,
         1997 (incorporated by reference to the correspondingly numbered exhibit of the Registrant's Registration Statement on Form S-1,
         Registration No. 333-39117)
 10(h)   Employment Agreement with John N. Milne, dated as of September 19,
         1997 (incorporated by reference to the correspondingly numbered exhibit of the Registrant's Registration Statement on Form S-1,
         Registration No. 333-39117)
 10(i)   Employment Agreement with Michael J. Nolan, dated as of October 14,
         1997 (incorporated by reference to the correspondingly numbered exhibit of the Registrant's Registration Statement on Form S-1,
         Registration No. 333-39117)
 10(j)   Employment Agreement with Robert P. Miner, dated as of October 10,
         1997 (incorporated by reference to the correspondingly numbered exhibit of the Registrant's Registration Statement on Form S-1,
         Registration No. 333-39117)
 10(k)   Stock Purchase Agreement, dated as of October 24, 1997, with the shareholders of Mercer Equipment Company (incorporated by reference to the correspondingly numbered exhibit of the Registrant's Registration
         Statement on Form S-1, Registration No. 333-39117)
 10(l)   Stock Purchase Agreement, dated as of October 24, 1997, with the shareholders of Bronco Hi-Lift Inc. (incorporated by reference to the correspondingly numbered exhibit of the Registrant's Registration
         Statement on Form S-1, Registration No. 333-39117)
 10(m)   Stock Purchase Agreement, dated as of October 24, 1997, with Coran
         Enterprises, Inc., Monterey Bay Equipment Rentals, Inc., James M.
         Shade, Carol A. Shade, James M. Shade and Carol Anne Shade, Trustees
         under the James M. Shade and Carol A Shade Trust Agreement dated
         September 14, 1982, Randall Shade and Corey Shade (incorporated by reference to the correspondingly numbered exhibit of the Registrant's
         Registration Statement on Form S-1, Registration No. 333-39117)
 10(n)   Stock Purchase Agreement, dated as of October 24, 1997, with the shareholders of Rent-It Center, Inc. (incorporated by reference to the correspondingly numbered exhibit of the Registrant's Registration
         Statement on Form S-1, Registration No. 333-39117)
 10(o)   Stock Purchase Agreement, dated as of October 20, 1997, with A&A Tool
         Rentals & Sales, Inc., Joseph E. Doran, Patrick J. Doran, and A&A Tool
         Rentals & Sales, Inc. Employee Stock Ownership Plan (incorporated by reference to the correspondingly numbered exhibit of the Registrant's
         Registration Statement on Form S-1, Registration No. 333-39117)
 10(p)   Agreement and Plan of Merger, dated as of October 23, 1997, with UR
         Acquisition Subsidiary, Inc. and J&J Rental Services, Inc.
         (incorporated by reference to the correspondingly numbered exhibit of the Registrant's Registration Statement on Form S-1, Registration No.
         333-39117)
 10(q)   Convertible Note dated October 24, 1997 (incorporated by reference to the correspondingly numbered exhibit of the Registrant's Registration
         Statement on Form S-1, Registration No. 333-39117)
 10(r)   Subscription Agreement dated November 14, 1997, from Wayland R. Hicks
         (incorporated by reference to the correspondingly numbered exhibit of the Registrant's Registration Statement on Form S-1, Registration No.
         333-39117)
 10(s)   Agreement dated November 14, 1997, with Wayland R. Hicks (incorporated by reference to the correspondingly numbered exhibit of the
         Registrant's Registration Statement on Form S-1, Registration No. 333-
         39117)
 10(t)   Purchase Agreement, dated as of January 22, 1998, with United Rentals of Canada, Inc., Access Rentals, Inc., Reinhart Leasing, LLC and the
         Stockholders of Access Rentals, Inc., (incorporated by reference to
         Exhibit 10(t) to the Registrant's Registration Statement on Form S-1,
         Registration No. 333-45605)

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
 10(u)   Stock Purchase Agreement, dated as of January 13, 1998, with Mission
         Valley Rentals, Inc., Charles F. Journey and Connie J. Journey
         (incorporated by reference to Exhibit 10(u) to the Registrant's
         Registration Statement on Form S-1, Registration No. 333-45605)
 10(v)   Stock Purchase Agreement, dated as of January 22, 1998, with United
         Rentals of Canada, Inc. and BNR Equipment Limited and Affiliates
         (incorporated by reference to Exhibit 10(v) to the Registrant's
         Registration Statement on Form S-1, Registration No. 333-45605)
 10(w)   Stock Purchase Agreement, dated as of June 9, 1998, with the shareholders of Power Rental Co., Inc. (incorporated by reference to
         Exhibit 10 to the Registrant's Report on Form 8-K dated June 18, 1998)
 10(x)   Term Loan Agreement dated as of July 10, 1998 among United Rentals
         (North America), Inc., various financial institutions and Bank of
         America National Trust and Savings Association, as Agent (incorporated by reference to Exhibit 10 to the Registrant's Report on Form 8-K
         dated June 18, 1998)
 10(y)   Agreement with United Rentals of New Jersey, Inc., HR Merger Corp.,
         SMSV Acquisition Corp., Equipment Supply Company, Inc., High Reach
         Co., Inc., Space Maker of Va., Inc. and the Stockholders of Rylan,
         Inc., High Reach Co., Inc. and Space Maker Systems of Va., Inc., dated as of June 30, 1998 (incorporated by reference to Exhibit 10(dd) to
         United Rentals (North America), Inc.'s Registration Statement on Form
         S-4 (No. 333-60467))
 10(z)   Indenture dated May 22, 1998, among United Rentals (North America),
         Inc., the Guarantors named therein and State Street Bank and Trust
         Company, as trustee (incorporated by reference to exhibit 4(b) to
         United Rentals (North America), Inc.'s Registration Statement on Form
         S-4, Registration No. 333-60467))
 10(aa)  Notes Registration Rights Agreement dated as of May 22, 1998, among
         United Rentals (North America), Inc., Merrill Lynch & Co. and the
         other initial purchasers named therein (incorporated by reference to
         Exhibit 4(c) to United Rentals (North America), Inc.'s Registration
         Statement on Form
         S-4, Registration No. 333-60467))
 10(bb)* Indenture dated August 12, 1998 among United Rentals (North America),
         Inc., the Guarantors named therein and State Street Bank and Trust
         Company
 10(cc)* Notes Registration Rights Agreement dated August 12, 1998 among United
         Rentals (North America), Inc. and Merrill Lynch & Co.
 10(dd)* Share Purchase Agreement dated July 30, 1998 among United Rentals
         (North America), Inc. and the Parties listed therein for all of the outstanding shares of McClinch, Inc.
 10(ee)* Form of Employment Agreement with William Berry (included as Exhibit D to the Joint Proxy Statement/Prospectus forming part of this
         Registration Statement)
 10(ff)* Form of Employment Agreement with John McKinney (included as Exhibit E to the Joint Proxy Statement/Prospectus forming part of this
         Registration Statement)
 10(gg)* Form of Registration Rights Agreement with certain affiliates of U.S.
         Rentals (included as Exhibit F to the Joint Proxy Statement/Prospectus
         forming part of this Registration Statement)
 10(hh)* Indenture dated August 5, 1998 by and between the Registrant and The
         Bank of New York, as Trustee
 10(ii)* Amended and Restated Trust Agreement dated August 5, 1998 among the
         Registrant, The Bank of New York, as Property Trustee, The Bank of New
         York (Delaware), as Delaware Trustee, and the Administrative Trustees
         named therein
 10(jj)* Guarantee Agreement dated August 5, 1998 between the Registrant and
         The Bank of New York
 10(kk)* Registration Rights Agreement dated August 5, 1998 between the
         Registrant, United Rentals (North America), Inc., United Rentals Trust
         I, Goldman, Sachs & Co. and the other Purchasers named therein

 EXHIBIT
 NUMBER                           DESCRIPTION OF EXHIBIT
 -------                          ----------------------
 10(ll)*  Share Purchase Agreement dated July 30, 1998 among United Rentals
          (North America), Inc. and the Parties listed therein for all of the outstanding shares of McClinch Equipment Services, Inc.
 10(mm)*  Share Purchase Agreement dated July 30, 1998 among United Rentals
          (North America), Inc. and the Parties listed therein for all of the outstanding shares of Grey Fox Equipment, Inc.
 21*      Subsidiaries of United Rentals, Inc.
 23.1(a)* Consent of Ernst & Young LLP
 23.1(b)* Consent of Ernst & Young LLP
 23.1(c)* Consent of Ernst & Young LLP
 23.1(d)* Consent of Ernst & Young LLP
 23.1(e)* Consent of Ernst & Young LLP
 23.1(f)* Consent of Ernst & Young LLP
 23.1(g)* Consent of Ernst & Young LLP
 23.1(h)* Consent of Ernst & Young LLP
 23.1(i)* Consent of Ernst & Young LLP
 23.1(j)* Consent of Ernst & Young LLP
 23.1(k)* Consent of Ernst & Young LLP
 23.2*    Consent of KPMG LLP
 23.3*    Consent of Webster Duke & Co.
 23.4*    Consent of Grant Thornton LLP
 23.5(a)* Consent of KPMG
 23.5(b)* Consent of KPMG
 23.6*    Consent of Battaglia, Andrews, & Moag, P.C.
 23.7*    Consent of Moss Adams LLP
 23.8*    Consent of PricewaterhouseCoopers LLP
 23.8(a)* Consent of PricewaterhouseCoopers LLP
 23.8(b)* Consent of PricewaterhouseCoopers LLP
 23.9*    Consent of BDO Seidman, LLP
 23.10*   Consent of PricewaterhouseCoopers
 23.11*   Consent of Altschuler, Melvoin and Glasser LLP
 23.12*   Consent of Beene Garter LLP
 23.13*   Consent of McGladrey & Pullen LLP
 23.14*   Consent of Schalleur & Surgent, LLC
 23.15*   Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5)
 23.16*   Consent of O'Melveny & Myers LLP (included in Exhibit 8.2)
 23.17*   Consent of Goldman, Sachs & Co.
 23.18*   Consent of Donaldson, Lufkin & Jenrette Securities Corporation
 24*      Power of Attorney (included in the signature page to this
          Registration Statement)
 99.1*    United Rentals, Inc. 1998 Stock Option Plan (included as Exhibit J to the Joint Proxy Statement/Prospectus forming part of this
          Registration Statement)
 99.2*    Form of Proxy (United Rentals, Inc.)
 99.3*    Form of Proxy (U.S. Rentals, Inc.)
 99.4*    Opinion of Goldman, Sachs & Co. (included as Exhibit G to the Joint
          Proxy Statement/Prospectus forming part of this Registration
          Statement)
 99.5*    Opinion of Donaldson, Lufkin & Jenrette Securities Corporation
          (included as Exhibit H to the Joint Proxy Statement/Prospectus
          forming part of this Registration Statement)

--------
* Filed herewith

ITEM 22. UNDERTAKINGS

  A. The registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  B. (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  D. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  E. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 9, 1998.
                                          United Rentals, Inc.

                                                   /s/ Michael J. Nolan
                                          By: _________________________________
                                                     MICHAEL J. NOLAN
                                                  CHIEF FINANCIAL OFFICER

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates set forth opposite their names. Each person whose signature appears below hereby authorizes each of Bradley S. Jacobs, John N. Milne and Michael J. Nolan and each with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of Bradley S. Jacobs, John N. Milne and Michael J. Nolan, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

             SIGNATURES                        TITLE                 DATE

        /s/ Bradley S. Jacobs          Chairman, Chief           September 9,
-------------------------------------   Executive Officer            1998
          BRADLEY S. JACOBS             and Director
                                        (Principal
                                        Executive Officer)

          /s/ John N. Milne            Director                  September 9,
-------------------------------------                                1998
            JOHN N. MILNE

        /s/ Wayland R. Hicks           Director                  September 9,
-------------------------------------                                1998
          WAYLAND R. HICKS

         /s/ Ronald M. DeFeo           Director                  September 9,
-------------------------------------                                1998
           RONALD M. DEFEO

       /s/ Richard J. Heckmann         Director                  September 9,
-------------------------------------                                1998
         RICHARD J. HECKMANN

             SIGNATURES                         TITLE                DATE

        /s/ Gerald Tsai, Jr.            Director                 September 9,
-------------------------------------                                1998
          GERALD TSAI, JR.

        /s/ Michael J. Nolan            Chief Financial          September 9,
-------------------------------------    Officer (Principal          1998
          MICHAEL J. NOLAN               Financial Officer)

        /s/ Sandra E. Welwood           Vice President,          September 9,
-------------------------------------    Corporate                   1998
          SANDRA E. WELWOOD              Controller
                                         (Principal
                                         Accounting Officer)